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INDEX TO FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-227090

JOINT PROXY STATEMENT/PROSPECTUS FOR EXTRAORDINARY GENERAL MEETING OF AVISTA HEALTHCARE PUBLIC ACQUISITION CORP. AND SPECIAL MEETING OF ORGANOGENESIS INC.

PROSPECTUS FOR

82,477,912 SHARES OF CLASS A COMMON STOCK AND 31,000,000 WARRANTS TO PURCHASE ONE-HALF OF ONE SHARE OF CLASS A COMMON STOCK

          The board of directors of Avista Healthcare Public Acquisition Corp., (the "AHPAC Board"), a Cayman Islands exempted company ("AHPAC") has unanimously approved the domestication of AHPAC as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Law (2018 Revision) (the "domestication"), the merger of a subsidiary of AHPAC ("Merger Sub") with and into Organogenesis Inc., a Delaware corporation ("Organogenesis") with Organogenesis surviving the merger as a wholly owned direct subsidiary of AHPAC (the "merger") and the other transactions contemplated by the Agreement and Plan of Merger, dated as of August 17, 2018, (the "Merger Agreement") by and among AHPAC, Merger Sub and Organogenesis, a copy of which is attached to this joint proxy statement/prospectus as Annex A. The board of directors of Organogenesis has unanimously approved the merger and the transactions contemplated by the Merger Agreement. After the domestication, AHPAC will change its name to "Organogenesis Holdings Inc." We refer to AHPAC following the effectiveness of the domestication as "ORGO".

          Upon effectiveness of the domestication and the merger, ORGO's issued and outstanding share capital will consist of: (A) 74,323,676 shares of Class A common stock, par value $0.0001 per share ("ORGO Class A common stock") issued in exchange for outstanding shares of common stock, par value $0.001 per share, of Organogenesis ("Organogenesis common stock") in the merger at an exchange ratio of 2.03 shares of ORGO Class A common stock for each share of Organogenesis common stock, (B) 5,312,500 shares of Class B common stock, par value $0.0001 per share ("ORGO Class B common stock"), which shares shall convert into shares of ORGO Class A common stock in accordance with the terms of ORGO's charter, the form of which is attached to this joint proxy statement/prospectus as Annex M, and 500,000 shares of Class A common stock, par value $0.0001 per share ("ORGO Class A common stock"), issued in exchange for 500,000 AHPAC Class A ordinary shares in the domestication, (C) 9,022,741 shares of ORGO Class A common stock and 4,100,000 warrants to purchase one-half of one share of ORGO Class A common stock (the "PIPE warrants") issued immediately following the domestication through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "equity financing") pursuant to the Subscription Agreement, dated as of August 17, 2018, by and among Avista Capital Partners IV, L.P., a Delaware limited partnership and Avista Capital Partners IV (Offshore), L.P., a limited partnership organized under the laws of Bermuda (the "PIPE Investors"), (D) 6,502,679 shares of ORGO Class A common stock issued in connection with the conversion of a portion of the outstanding obligations of Organogenesis owed to creditors who are insiders of Organogenesis into ORGO Class A common stock, (E) 31,000,000 warrants to purchase one-half of one share of ORGO Class A common stock ("ORGO public warrants") issued in the domestication in exchange for 31,000,000 outstanding warrants to purchase one-half of one share of AHPAC Class A ordinary shares, (F) warrants to purchase an aggregate of 1,561,483 shares of ORGO Class A common stock issued in exchange for warrants to purchase shares of Organogenesis common stock in the merger and (G) options to purchase an aggregate of 6,502,422 shares of ORGO Class A common stock issued in exchange for options to purchase shares of Organogenesis common stock in the merger.

          The AHPAC units (consisting of one AHPAC Class A ordinary share and one warrant to purchase one-half of one AHPAC Class A ordinary share), AHPAC Class A ordinary shares and warrants to purchase AHPAC Class A ordinary shares are currently listed on the NASDAQ Capital Market ("NASDAQ") under the symbols "AHPAU", "AHPA" and "AHPAW", respectively. AHPAC has applied to continue the listing of ORGO Class A common stock and ORGO public warrants, to be effective upon the consummation of the business combination, on NASDAQ under the proposed symbols "ORGO" and "ORGOW", respectively.

          As of October 31, 2018, all of AHPAC's outstanding Class A ordinary shares issued in AHPAC's initial public offering (the "public shares") were redeemed as required by AHPAC's memorandum and articles. On November 2, 2018, as a result of the redemption of the public shares, NASDAQ issued a delisting notice in respect of the AHPAC units, AHPAC Class A ordinary shares and AHPAC warrants to purchase Class A ordinary shares to AHPAC. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018.

          As described in this joint proxy statement/prospectus, (i) AHPAC's shareholders are being asked to consider and vote upon (among other things) the proposed business combination with Organogenesis, and (ii) Organogenesis' stockholders are being asked to consider and vote upon the proposed business combination with AHPAC.

          Proposals to approve the merger agreement and other matters discussed in this joint proxy statement/prospectus will be presented at the extraordinary general meeting of the shareholders of AHPAC (the "general meeting") scheduled to be held on December 10, 2018.

          Proposals to approve the merger agreement or adjourn as discussed in this joint proxy statement/prospectus will be presented at the special meeting of the stockholders of Organogenesis (the "special meeting") scheduled to be held on December 10, 2018.

          This joint proxy statement/prospectus provides the shareholders of AHPAC with detailed information about the business combination and other matters to be considered at the extraordinary general meeting. This joint proxy statement/prospectus provides stockholders of Organogenesis with detailed information about the business combination and other matters to be considered at the special meeting. We encourage you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in "Risk Factors" beginning on page 38 of this joint proxy statement/prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this joint proxy statement/prospectus, passed upon the fairness of the Merger Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          This joint proxy statement/prospectus is dated November 30, 2018, and is first being mailed to AHPAC's shareholders and Organogenesis' stockholders on or about November 30, 2018.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 306402)
65 East 55th Street
18th Floor
New York, NY 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON DECEMBER 10, 2018

TO THE SHAREHOLDERS OF AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.:

        NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("AHPAC"), will be held on December 10, 2018 at 9:00 a.m. Eastern Time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153 (the "general meeting"). You are cordially invited to attend the general meeting to conduct the following items of business:

  1.
  Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated August 17, 2018, (as it may be amended from time to time, the "Merger Agreement"), by and among AHPAC, Avista Healthcare Merger Sub, Inc., AHPAC's direct wholly owned subsidiary ("Merger Sub") and Organogenesis Inc., a Delaware corporation ("Organogenesis"), a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into Organogenesis, with Organogenesis surviving the merger (the "merger"), which we refer to as the "Business Combination Proposal";

  2.
  Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the "domestication," and together with the merger, the "business combination"), which we refer to as the "Domestication Proposal";

    The Charter Proposals—To consider and vote upon eight separate proposals to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed new certificate of incorporation and bylaws of AHPAC (which will be renamed "Organogenesis Holdings Inc." after consummation of the domestication and which is referred to herein as "ORGO" following the domestication) the "proposed certificate" and the "proposed bylaws", respectively.

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board of Directors of ORGO, a chairperson of the board of directors or chief executive officer may call a meeting of stockholders;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ORGO's then issued and outstanding shares of stock entitled to vote thereon to amend the proposed certificate;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ORGO to permit the sponsor and the PIPE Investors and their respective affiliates (the "ORGO Sponsors") to engage in competitive businesses and renounce certain corporate opportunities offered to the ORGO Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ORGO and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ORGO;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ORGO common stock contained in the proposed certificate; and

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to the organizational documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Organogenesis Holdings Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination.

    Proposals No. 3-10 are collectively referred to as the "Charter Proposals";

  11.
  Proposal No. 11—The Cayman Charter Amendment Proposal—To consider and vote upon amendments to AHPAC's existing organizational documents to eliminate the limited period of time that AHPAC had to consummate the business combination, to eliminate any requirement to take certain actions as a result of the failure to complete a business combination in such limited period of time, and to ratify the actions of AHPAC and its directors in connection therewith;

  12.
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect eight directors to serve on the board of directors of ORGO (the "ORGO Board") until the 2019 annual meeting of shareholders, or until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  13.
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the Organogenesis 2018 Equity and Incentive Plan (the "2018 Equity Incentive Plan") and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex J;

  14.
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the stockholders of Organogenesis (the "Organogenesis Stockholders") in connection with the business combination and to participants in the equity financing (as described herein) and the exchange (as described herein) and the related change of control, which we refer to as the "NASDAQ Proposal"; and

  15.
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

        The above matters are more fully described in the accompanying joint proxy statement/prospectus, which also includes as Annex A a copy of the Merger Agreement. We urge you to read carefully the accompanying joint proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of AHPAC and Organogenesis.

        The record date for the general meeting is November 13, 2018. Only shareholders of record at the close of business on that date may vote at the general meeting or any adjournment thereof.

        We are providing the accompanying joint proxy statement/prospectus and accompanying proxy card to AHPAC's shareholders in connection with the solicitation of proxies to be voted at the general meeting and at any adjournments of the general meeting. Information about the general meeting, the business combination and other related business to be considered by AHPAC's shareholders at the general meeting is included in this joint proxy statement/prospectus. Whether or not you plan to attend the general meeting, we urge all of AHPAC's shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the accompanying financial statements of AHPAC and Organogenesis, carefully and in their entirety.

        IN PARTICULAR, WE URGE YOU TO READ CAREFULLY THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 38 OF THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

        After careful consideration, the AHPAC Board has unanimously approved the business combination and unanimously recommends that shareholders vote "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the business combination, and "FOR" all other proposals presented to AHPAC's shareholders in the accompanying joint proxy statement/prospectus. When you consider the AHPAC Board's recommendation of these proposals, you should keep in mind that AHPAC's directors and officers have interests in the business combination that may conflict with your interests as a shareholder. Please see the section entitled "The Business Combination—Interests of Certain Persons in the Business Combination" for additional information.

        On the effective date of the domestication, each currently issued and outstanding Class A ordinary share, par value $0.0001 per share, of AHPAC, which we refer to as "AHPAC Class A ordinary shares", will be exchanged, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of ORGO, which we refer to as "ORGO Class A common stock". Similarly, each currently issued and outstanding Class B ordinary share, par value $0.0001 per share, of AHPAC, which we refer to as "AHPAC Class B ordinary shares", will be exchanged, on a one-for-one basis, into a share of Class B common stock, par value $0.0001 per share, of ORGO, which we refer to as "ORGO Class B common stock". In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will be exchanged for warrants to acquire a corresponding number of shares of ORGO Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

        As a result of the business combination, AHPAC will acquire Organogenesis. Subject to the terms of the Merger Agreement, Organogenesis Stockholders immediately prior to the effective time of the merger will be entitled to receive 2.03 fully paid and non-assessable shares of ORGO Class A common stock for each share of Organogenesis common stock held by them. In addition, each warrant to acquire shares of Organogenesis common stock (the "Organogenesis warrants") outstanding and unexercised immediately prior to the effective time (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement) shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Organogenesis common stock, and each holder thereof shall instead have the right to receive from ORGO a new warrant for shares of ORGO Class A common stock. Subject to the terms and conditions of the Merger Agreement, each option to purchase shares of Organogenesis common stock ("Organogenesis option") outstanding and unexercised immediately prior to the effective time shall be assumed by ORGO and automatically converted into an option to purchase shares of ORGO Class A common stock. See the section titled "The Business Combination—Consideration to Organogenesis Stockholders in the Business Combination" beginning on page 122 for further details. A copy of the Merger Agreement is attached to the accompanying joint proxy statement/prospectus as Annex A.

        In connection with AHPAC's initial public offering (the "IPO"), the initial shareholders agreed to vote all AHPAC Class B ordinary shares (and any Class A ordinary shares converted from such Class B ordinary shares) and any AHPAC Class A ordinary shares purchased during or after the IPO in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the AHPAC Class A ordinary shares and Class B ordinary shares.

        AHPAC has entered into a subscription agreement with Avista Capital Partners IV, L.P. and Avista Capital Partners IV (Offshore), L.P. (the "PIPE Investors") for the purchase and sale of 9,022,741 shares of ORGO's Class A common stock and 4,100,000 warrants to purchase one-half of one share of ORGO Class A common stock for an aggregate purchase price of $46 million immediately following the domestication through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "equity financing"). The purpose of the equity financing is to fund the business combination and related transactions and for general corporate purposes. On August 17, 2018, the PIPE Investors purchased 3,221,050 shares of Organogenesis common stock through a private placement as a result of which the PIPE Investors are, in the aggregate, holders of 8.8% of Organogenesis' outstanding common stock (the "subscription"). Concurrently with the signing of the Merger Agreement, the Insider Lenders executed and delivered to AHPAC the Exchange Agreement relating to outstanding obligations of Organogenesis owed to creditors who are insiders of Organogenesis (the "Organogenesis Insider Debt") whereby such creditors and AHPAC agreed that, concurrently with the consummation of the business combination, a portion of the Organogenesis Insider Debt will be converted into ORGO Class A common stock, and AHPAC will make a cash payment to such creditors in satisfaction of the remaining portion of the Organogenesis Insider Debt, including the accrued and unpaid interest and any fees with respect to the Organogenesis Insider Debt (the "exchange"). Following the consummation of the transactions contemplated by the Exchange Agreement, the Organogenesis Insider Debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

        At the closing of the business combination, ORGO, the sponsor, certain current directors of AHPAC, certain Organogenesis Stockholders, the Insider Lenders and the PIPE Investors that receive ORGO Class A common stock in the merger, the exchange or the equity financing (such directors and Organogenesis Stockholders, Insider Lenders, PIPE Investors and the sponsor, collectively the "restricted stockholders") will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached to the accompanying joint proxy statement/prospectus as Annex E, in respect of the shares of ORGO Class A common stock issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. See the section titled "The Merger Agreement—Related Agreements—Amended and Restated Registration Rights Agreement" in the accompanying joint proxy statement/prospectus for more information.

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, AHPAC was obligated to redeem all of AHPAC's public shares ("public shares") if the business combination was not consummated prior to October 14, 2018. AHPAC did not consummate a business combination prior to October 14, 2018, and as of October 31, 2018, all of AHPAC's outstanding public shares were redeemed.

        The initial shareholders agreed to waive their redemption rights with respect to AHPAC Class A ordinary shares and Class B ordinary shares, and with respect to any public shares they may have held in connection with the consummation of the business combination. The AHPAC Class B ordinary shares were excluded from the pro rata calculation used to determine the per-share redemption price at the time of the redemptions.

        The initial shareholders also have agreed to waive any adjustment to the ratio in which the AHPAC Class B ordinary shares will automatically convert into a number of shares of ORGO Class A common stock on the business day following the consummation of the business combination. As a result, each share of ORGO Class B common stock will automatically convert into one share of ORGO Class A common stock on the business day following the consummation of the business combination.

        The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. The Business Combination Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. The approval of the Cayman Charter Amendment Proposal requires the affirmative vote of holders of one hundred percent (100%) of the ordinary shares entitled to vote thereon at the general meeting.

        Your vote is very important.    Whether or not you plan to attend the general meeting, please vote as soon as possible by following the instructions in this joint proxy statement/prospectus to make sure that your shares are represented at the general meeting. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals, the Management Incentive Plan Proposal and the NASDAQ Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal, other than the Adjournment Proposal and the Cayman Charter Amendment Proposal, which are not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the general meeting. If you are a shareholder of record and you attend the general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        Your attention is directed to the joint proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We encourage you to read the accompanying joint proxy statement/prospectus carefully. If you have any questions or need assistance voting your ordinary shares, please contact MacKenzie Partners, AHPAC's proxy solicitor, by calling 1-800-322-2885 (toll free), or 1-212-929-5500 (call collect), or by emailing proxy@mackenziepartners.com.

        Thank you for your participation. We look forward to your continued support.

By Order of the AHPAC Board,
Thompson Dean Executive Chairman of the AHPAC Board

ORGANOGENESIS INC.

A Delaware Corporation
85 Dan Road
Canton, MA 02021

NOTICE OF SPECIAL MEETING
TO BE HELD ON DECEMBER 10, 2018

TO THE STOCKHOLDERS OF ORGANOGENSIS INC.:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "special meeting") of Organogenesis Inc. ("Organogenesis"), will be held on December 10, 2018 at 9:00 a.m. Eastern Time at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston MA 02210. You are cordially invited to attend the special meeting to conduct the following items of business:

  1.
  Proposal No. 1—The Organogenesis Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated August 17, 2018, (as it may be amended from time to time, the "Merger Agreement"), by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("AHPAC"), Avista Healthcare Merger Sub, Inc., AHPAC's direct wholly owned subsidiary ("Merger Sub") and Organogenesis, a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into Organogenesis, with Organogenesis surviving the merger (the "merger"), which we refer to as the "Organogenesis Business Combination Proposal"; and

  2.
  Proposal No. 2—Organogenesis Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Organogenesis Business Combination Proposal to be submitted for stockholder approval at the special meeting, which we refer to as the "Organogenesis Adjournment Proposal."

        The above matters are more fully described in the accompanying joint proxy statement/prospectus, which also includes as Annex A a copy of the Merger Agreement. We urge you to read carefully the accompanying joint proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of AHPAC and Organogenesis.

        The record date for the special meeting is November 19, 2018 (the "Organogenesis record date"). Only stockholders of record at the close of business on that date may vote at the special meeting or any adjournment thereof.

        We are providing the accompanying joint proxy statement/prospectus and accompanying proxy card to Organogenesis' stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments of the special meeting. Information about the special meeting, the business combination and other related business to be considered by Organogenesis' stockholders at the special meeting is included in this joint proxy statement/prospectus. Whether or not you plan to attend the special meeting, we urge all of Organogenesis' stockholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the accompanying financial statements of AHPAC and Organogenesis, carefully and in their entirety.

        IN PARTICULAR, WE URGE YOU TO READ CAREFULLY THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 38 OF THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

        After careful consideration, the Organogenesis Board has unanimously approved the business combination and unanimously recommends that shareholders vote "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the business combination. When you consider the Organogenesis Board's recommendation of these proposals, you should keep in mind that Organogenesis' directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled "Organogenesis Special Meeting—Recommendation to Organogenesis' Stockholders" for additional information.

        In connection with the business combination, Organogenesis stockholders representing a sufficient number of shares of Organogenesis' outstanding common stock necessary to approve the Organogenesis Business Combination Approval have entered into the Company Support Agreement with AHPAC, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the Merger Agreement and the Business Combination, subject to the terms of such Company Support Agreement.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in this joint proxy statement/prospectus to make sure that your shares are represented at the special meeting. You may submit a proxy for your shares by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-prepaid envelope.

        You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote your shares in person even if you have previously submitted a proxy.

        You are entitled to appraisal rights in connection with the business combination in accordance with Delaware law. See the discussion under "Appraisal Rights" of the accompanying joint proxy statement/prospectus for more information.

By Order of the Organogenesis Board,
William R. Kolb, Secretary

i

FREQUENTLY USED TERMS

        In this joint proxy statement/prospectus:

        "AHPAC," "we," "us," "company," or "our company" means Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company, except in the sections entitled "Information About Organogenesis," "Organogenesis Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risks Related to Regulation of Our Products and Other Government Regulations," "Risks Related to Reimbursement for our Products," "Risks Related to Our Intellectual Property," "Risks Related to Our Indebtedness," and "Non-GAAP Financial Measures," where, in each case, "we," "us," "company," or "our company" means Organogenesis (as defined below); the term "ORGO" refers to AHPAC as it will continue to exist under the DGCL following effectiveness of the domestication.

        "AHPAC Board" means the board of directors of AHPAC.

        "AHPAC Class A ordinary share" means the Class A ordinary shares, par value $0.0001 per share, of AHPAC.

        "AHPAC Class B ordinary share" means the Class B ordinary shares, par value $0.0001 per share, of AHPAC.

        "AHPAC ordinary shares" means AHPAC Class A ordinary shares and AHPAC Class B ordinary shares.

        "Alternative Transaction" means any sale of any material assets of Organogenesis or its subsidiaries or any of the outstanding equity interests in Organogenesis or its subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving Organogenesis or its subsidiaries, other than with AHPAC and its Representatives.

        "Amended and Restated Registration Rights Agreement" means that certain Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Annex E, to be entered into at the closing of the business combination, by and among AHPAC, the sponsor and the restricted stockholders.

        "Avista" means Avista Capital Holdings, L.P., a Delaware limited partnership, and its affiliates.

        "business combination" means the transactions contemplated by the Merger Agreement, including: (i) the domestication and (ii) the merger of Merger Sub with and into Organogenesis, with Organogenesis surviving the merger as a wholly owned direct subsidiary of AHPAC.

        "business day" means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable laws to close.

        "Class B Holders" means the sponsor and the initial shareholders, solely in their capacity as holders of Class B ordinary shares.

        "closing" means the closing of the transactions contemplated by the Merger Agreement.

        "closing date" means the date on which the closing of the transactions contemplated by the Merger Agreement occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Controlling Entities" means Alan A. Ades, Albert Erani and Glenn H. Nussdorf, members of the Organogenesis board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Debt Consents" means the consents of: (i) Silicon Valley Bank pursuant to that certain Credit Agreement dated as of March 21, 2017 by and among Organogenesis, the Lenders party thereto and Silicon Valley Bank, as Administrative Agent, Issuing Lender and Swingline Lender, as amended, and (ii) Eastward Fund Management, LLC pursuant to that certain Master Lease Agreement dated as of April 28, 2017 by and among the Company, Prime Merger Sub, LLC and Eastward Fund Management, LLC, as amended, in each case, delivered in connection with the business combination.

        "domestication" means the intended deregistration of AHPAC as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2018 Revision), and domestication as a corporation incorporated under the laws of the State of Delaware under Section 388 of the Delaware General Corporation Law, pursuant to which AHPAC's jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.

        "Employee Benefit Plan" means any material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

        "equity financing" means equity financing through a private placement of equity securities in ORGO pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to ORGO in an aggregate amount of $46 million pursuant to the Subscription Agreement between the PIPE Investors and AHPAC, dated August 17, 2018.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "exchange ratio" means 2.03.

        "excluded shares" means each share of Organogenesis common stock that is owned by AHPAC, Merger Sub or Organogenesis (as treasury stock or otherwise), or any of AHPAC's direct or indirect wholly owned subsidiaries.

        "effective time" means the time specified in the certificate of merger with respect to the Merger.

        "exchange" means the conversion of a portion of the outstanding obligations of Organogenesis owed to Insider Lenders into ORGO Class A Common Stock and ORGO's cash payment to such creditors in satisfaction of the remaining portion of the obligations under the Organogenesis Insider Debt, including the accrued and unpaid interest and any fees with respect to the Organogenesis Insider Debt.

        "Exchange Agreement" means that certain Exchange Agreement, dated as of August 17, 2018, by and among AHPAC and the lenders listed on Schedule A thereto.

        "founder shares" means AHPAC Class B ordinary shares initially purchased by the sponsor and certain other accredited investors whether or not converted into AHPAC Class A ordinary shares.

        "GAAP" means generally accepted accounting principles in the United States.

        "general meeting" means the extraordinary general meeting of AHPAC that is the subject of this joint proxy statement/prospectus.

        "governmental entity" means (i) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body, (ii) any self-regulatory organization or (iii) any political subdivision of any of the foregoing.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "initial shareholders" means holders of founder shares prior to the IPO.

        "Insider Lenders" means those lenders that are party to the Exchange Agreement.

        "IPO" means AHPAC's initial public offering, consummated on October 14, 2016, through the sale of 31,000,000 public units (including 1,000,000 units sold pursuant to the underwriters' partial exercise of their over-allotment option) at $10.00 per unit.

        "Law" means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code, directive or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable governmental entity.

        "memorandum and articles of association" means AHPAC's amended and restated memorandum and articles of association in effect prior to the closing of the business combination.

        "merger" means the merger of Merger Sub with and into Organogenesis, with Organogenesis surviving the merger.

        "Merger Agreement" means that certain Agreement and Plan of Merger, dated August 17, 2018, (as it may be amended from time to time), by and among AHPAC, Merger Sub and Organogenesis, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations Capital Market.

        "ordinary shares" means the AHPAC Class A ordinary shares and AHPAC Class B ordinary shares.

        "Organogenesis Board" means the board of directors of Organogenesis.

        "Organogenesis common stock" means Organogenesis's common stock, par value $0.001 per share.

        "Organogenesis Insider Debt" means the outstanding obligations of Organogenesis owed to the Insider Lenders.

        "Organogenesis Option" means an option to purchase shares of Organogenesis common stock.

        "Organogenesis Stockholders" means the holders of Organogenesis common stock immediately prior to the effective time of the merger.

        "Organogenesis warrant" means a warrant to purchase shares of Organogenesis common stock.

        "ORGO Board" means the board of directors of ORGO.

        "ORGO Class A common stock" means the Class A common stock, par value $0.0001 per share, of ORGO.

        "ORGO common stock" means the ORGO Class A common stock and the ORGO Class B common stock.

        "ORGO Sponsors" means the sponsor, the PIPE Investors and their respective affiliates.

        "Parent Sponsor Letter Agreement" means that certain letter agreement by and between AHPAC and the Class B Holders as amended from time to time.

        "PIPE Investors" means Avista Capital Partners IV, L.P., a Delaware limited partnership and Avista Capital Partners IV (Offshore), L.P., a limited partnership organized under the laws of Bermuda.

        "PIPE warrants" means the warrants issued to the PIPE Investors in the equity financing in connection with the closing of the business combination.

        "private placement warrants" means the warrants issued to the initial shareholders in a private placement simultaneously with the closing of the IPO.

        "proposed certificate of incorporation" or "proposed certificate" means the proposed certificate of incorporation of AHPAC, a form of which is attached hereto as Annex M, which will become ORGO's certificate of incorporation subject to the approval of the Charter Proposals, assuming the consummation of the domestication and business combination.

        "proposed bylaws" means the proposed bylaws of AHPAC, a form of which is attached hereto as Annex N, which will become ORGO's bylaws subject to the approval of the Charter Proposals, assuming the consummation of the domestication and business combination.

        "public shareholders" means the holders of AHPAC public shares, all of which had been redeemed as required by the memorandum and articles of association as of October 31, 2018.

        "public shares" means AHPAC Class A ordinary shares sold as part of the units in the IPO.

        "public units" or "AHPAC units" means one AHPAC Class A ordinary share and one redeemable public warrant of AHPAC, whereby each public warrant entitles the holder thereof to purchase one-half of one AHPAC Class A ordinary share, where two warrants must be exercised for one whole Class A share at an exercise price of $11.50 per AHPAC Class A ordinary share, sold in the IPO.

        "public warrants" means the warrants included in the units issued in AHPAC's IPO, where two warrants must be exercised for one whole share of ORGO common stock in accordance with the terms of the warrant agreements governing the warrants.

        "Real Estate Entities" means the accounts of Dan Road Associates, 85 Dan Road Associates, and 65 Dan Road Associates consolidated as variable interest entities.

        "Related Agreements" means the Company Support Agreement, the Parent Support Agreement, the Trust Termination Letter, the Amended and Restated Registration Rights Agreement, the Exchange Agreement, the Subscription Agreements, the Stockholders Agreement, the Controlling Stockholders Agreement and the Parent Sponsor Letter Agreement.

        "replacement warrants" means the new warrant for shares of AHPAC Common Stock received in exchange for each Organogenesis warrant outstanding and unexercised immediately prior to the effective time which shall be cancelled, retired and terminated.

        "representatives" means a Person's officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives.

        "restricted stockholders" means, collectively, the sponsor, certain directors of AHPAC (as set forth in the Amended and Restated Registration Rights Agreement), the Insider Lenders, the PIPE Investors, and certain Organogenesis Stockholders that receive ORGO common stock in the business combination.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "special meeting" means the special meeting of Organogenesis' stockholders that is the subject of this joint proxy statement/prospectus.

        "sponsor" means Avista Acquisition Corp., a Cayman Islands exempted company and an affiliate of Avista Capital Holdings, L.P., a Delaware limited partnership.

        "transfer agent" means Continental Stock Transfer & Trust Company.

        "trust account" means the trust account of AHPAC that holds the proceeds from the IPO.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR AHPAC SHAREHOLDERS

        The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the general meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to AHPAC's shareholders. We urge shareholders to read carefully this entire joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the general meeting, which will be held on December 10, 2018 at 9:00 a.m. Eastern Time at the offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York, 10153.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
AHPAC's shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the business combination. As a result of the business combination, AHPAC will acquire Organogenesis. Subject to the terms of the Merger Agreement, holders of Organogenesis common stock immediately prior to the effective time of the merger will be entitled to receive 2.03 fully paid and non-assessable shares of ORGO Class A common stock for each share of Organogenesis common stock held by them. A copy of the Merger Agreement, including each amendment thereto through the date hereof is attached to this joint proxy statement/prospectus as Annex A.

  This joint proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the general meeting. You should read this joint proxy statement/prospectus and its Annexes carefully and in their entirety.

  Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this joint proxy statement/prospectus and its Annexes.

Q:
When and where is the general meeting?

A:
The general meeting will be held on December 10, 2018 at 9:00 a.m. Eastern Time at the offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York, 10153.

Q:
What are the specific proposals on which I am being asked to vote at the general meeting?

A:
AHPAC's shareholders are being asked to approve the following proposals:

1.
Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Merger Agreement, and the transactions contemplated thereby, which we refer to as the "Business Combination Proposal";

2.
Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the domestication, which we refer to as the "Domestication Proposal";

The Charter Proposals—To consider and vote upon eight separate proposals to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between AHPAC's current amended and restated memorandum and articles of association and the proposed certificate and proposed bylaws.

3.
Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board, chairperson of the Board or chief executive offer may call a meeting of stockholders;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ORGO's then issued and outstanding shares of stock entitled to amend the proposed certificate;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ORGO to permit the ORGO Sponsors to engage in competitive businesses and renounce certain corporate opportunities offered to the ORGO Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ORGO and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ORGO;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ORGO common stock contained in the proposed certificate; and

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to the Organizational Documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Organogenesis Holdings Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination.

    We refer to Proposals No. 3-10 collectively as the "Charter Proposals";

  11.
  Proposal No. 11—The Cayman Charter Amendment Proposal—To consider and vote upon amendments to AHPAC's existing organizational documents to eliminate the limited period of time that AHPAC had to consummate the business combination, to eliminate any requirement to take certain actions as a result of the failure to complete a business combination in such limited period of time, and to ratify the actions of AHPAC and its directors in connection therewith;

  12.
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect eight directors to serve on the ORGO Board until the 2019 annual meeting of shareholders, or until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  13.
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the 2018 Equity Incentive Plan and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex J;

  14.
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Organogenesis Stockholders in connection with the business combination and to participants in the equity financing and the exchange and the related change of control, which we refer to as the "NASDAQ Proposal"; and

  15.
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

Q:
Why is AHPAC providing shareholders with the opportunity to vote on the business combination?

A:
Approval of the Merger Agreement and the business combination are required under AHPAC's amended and restated memorandum and articles of association, and such approval is a condition to the consummation of the business combination under the Merger Agreement.

Q:
When is the business combination expected to be completed?

A:
The consummation of the business combination is expected to take place on or prior to the second business day following the satisfaction or waiver of the conditions set forth in the Merger Agreement and described below in the subsection entitled "The Merger Agreement—Conditions to Closing of the Business Combination." The closing of the business combination, which is expected before the end of the year, is subject to customary and other closing conditions, including regulatory approvals and receipt of approvals from AHPAC's shareholders and Organogenesis' stockholders. The Merger Agreement may be terminated by AHPAC or Organogenesis if the consummation of the business combination has not occurred by October 14, 2018 (the "outside date"). On October 4, 2018, at an extraordinary general meeting of shareholders called for such purpose, AHPAC failed to receive the approval of its shareholders to extend the deadline for AHPAC to consummate its initial business combination and as a result, was required to redeem all of its outstanding public shares for their pro rata portion of the trust account.

  For a description of the conditions to the completion of the business combination, see the section entitled "The Merger Agreement—Conditions to Closing of the Business Combination."

Q:
Following the business combination, will AHPAC's securities continue to trade on a stock exchange?

A:
It is not clear at this time. On November 2, 2018, as a result of the redemption of the public shares, NASDAQ issued a delisting notice in respect of the AHPAC units, AHPAC Class A ordinary shares and AHPAC warrants to purchase Class A ordinary shares to AHPAC. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018.

It is a condition to the obligations of each of AHPAC and Organogenesis to consummate the transactions contemplated by the Merger Agreement that the shares of ORGO Class A common stock issued in connection with the merger be listed on NASDAQ upon the closing, subject to any compliance extension or ability to remedy non-compliance, in each case as permitted by the

  NASDAQ continued listing rules. This condition may only be waived by mutual agreement of AHPAC and Organogenesis.

Q:
What vote is required to approve the proposals presented at the general meeting?

A:
The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal or any of the Charter Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Domestication Proposal and the Charter Proposals.

  The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Business Combination Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares.

  The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the NASDAQ Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal. The approval of the Cayman Charter Amendment Proposal requires that one hundred percent (100%) of AHPAC's shareholders entitled to vote thereon at the general meeting vote "FOR" the Cayman Charter Amendment Proposal. Failure to vote by proxy or in person at the general meeting and abstentions will have the same effect as a vote "AGAINST" this proposal.

Q:
How many votes do I have at the general meeting?

A:
AHPAC's shareholders are entitled to one vote on each proposal presented at the general meeting for each ordinary share held of record as of November 13, 2018, the record date for the general meeting. As of the close of business on the record date, there were 5,812,500 outstanding ordinary shares.

Q:
What constitutes a quorum at the general meeting?

A:
A majority of the issued and outstanding AHPAC ordinary shares entitled to vote as of the record date at the general meeting must be present, in person or represented by proxy, at the general meeting to constitute a quorum and in order to conduct business at the general meeting. Abstentions will be counted as present for the purpose of determining a quorum. The initial shareholders, who currently own 100% of AHPAC's issued and outstanding ordinary shares, will count towards this quorum. In the absence of a quorum, the chairman of the general meeting has power to adjourn the general meeting. As of the record date for the general meeting, 2,906,251 AHPAC ordinary shares would be required to achieve a quorum.

  At the general meeting, we will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present.

Q:
How will the sponsor, directors and officers vote?

A:
In connection with the IPO, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. None of the sponsor, directors or officers has purchased any AHPAC ordinary shares during or after the IPO and, as of the date of this joint proxy statement/prospectus, neither we nor the sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the business combination. As a result, approval of all the proposals is expected.

Q:
What happens if I vote against the Business Combination Proposal?

A:
If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals and the satisfaction or waiver of the other conditions to closing, the business combination will be consummated in accordance with the terms of the Merger Agreement.

  If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting, then the Business Combination Proposal will fail and we will not consummate the business combination.

Q:
Do I have redemption rights?

A:
No. Pursuant to AHPAC's existing amended and restated memorandum and articles of association, AHPAC was obligated to redeem all of AHPAC's public shares if the business combination was not consummated prior to October 14, 2018. AHPAC did not consummate a business combination prior to October 14, 2018, and as of October 31, 2018, all of AHPAC's outstanding public shares were redeemed. In either a redemption in connection with the business combination or a redemption in respect of a liquidation, the initial shareholders have waived their redemption rights or participation rights, respectively, in respect of their founder shares. The initial shareholders have also agreed not to seek redemption of any other AHPAC ordinary shares held by them in connection with a business combination.

Q:
If I am a Company warrant holder, can I exercise redemption rights with respect to my public warrants?

A:
No. The holders of public warrants have no redemption rights with respect to the public warrants.

Q:
Do I have appraisal rights if I object to the proposed business combination?

A:
No. Appraisal rights are not available to holders of AHPAC shares in connection with the business combination.

Q:
What happens if the business combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled "The Merger Agreement—Termination" for information regarding the parties' specific termination rights.

  Following the final redemption of our public shares in October 2018, our directors and the Class B Holders unanimously agreed that rather than commence the winding-up of AHPAC, AHPAC should instead continue in existence with the intent that it consummate the business combination with Organogenesis. If the business combination is not consummated, our directors and the Class B Holders will have to consider whether AHPAC will, at some future time, embark upon a new purpose as approved by the then shareholders and directors.

Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this joint proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of AHPAC ordinary shares on November 13, 2018, the record date for the general meeting, you may vote with respect to the proposals in person at the general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

  Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the general meeting so that your shares will be voted if you are unable to attend the general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on December 8, 2018.

  Voting in Person at the Meeting.    If you attend the general meeting and plan to vote in person, we will provide you with a ballot at the general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the general meeting. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, you will need to bring to the general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled "Extraordinary General Meeting of AHPAC Shareholders" beginning on page 88 of this joint proxy statement/prospectus.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted "FOR" each proposal presented to the shareholders. The proxy holders may use their discretion to vote on any other matters which properly come before the general meeting.

Q:
If I am not going to attend the general meeting in person, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the general meeting or not, please read the enclosed joint proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. AHPAC believes the proposals presented to the shareholders at this general meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the general meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a "broker non-vote." Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the general meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to AHPAC's Secretary at the address listed below so that it is received by AHPAC's Secretary prior to the general meeting or attend the general meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to AHPAC's Secretary, which must be received by AHPAC's Secretary prior to the general meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

  Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the general meeting?

A:
AHPAC will pay the cost of soliciting proxies for the general meeting. AHPAC has engaged MacKenzie Partners, Inc. ("MacKenzie Partners") to assist in the solicitation of proxies for the general meeting. AHPAC has agreed to pay MacKenzie Partners a fee of $15,000, plus disbursements, and will reimburse MacKenzie Partners for its reasonable out-of-pocket expenses and indemnify MacKenzie Partners and its affiliates against certain claims, liabilities, losses, damages and expenses. AHPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of AHPAC's ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of AHPAC's ordinary shares and in obtaining voting instructions from those owners. AHPAC's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card you should contact AHPAC's Secretary:

    Avista Healthcare Public Acquisition Corp.
    65 East 55th Street
    18th Floor
    New York, NY 10022
    (212) 593-6900
    Attention: Benjamin Silbert
    Email: silbert@avistacap.com

  You may also contact AHPAC's proxy solicitor at:

    MacKenzie Partners
    1407 Broadway, 27th Floor
    New York, New York 10018
    1-800-322-2885 (Toll-Free)
    or
    1-212-929-5500 (call collect)
    Email: proxy@mackenziepartners.com

  To obtain timely delivery, AHPAC's shareholders must request the materials no later than five business days prior to the general meeting.

  You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

QUESTIONS AND ANSWERS FOR ORGANOGENESIS STOCKHOLDERS

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Organogenesis stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the business combination). As a result of the business combination, AHPAC will acquire Organogenesis. Subject to the terms of the Merger Agreement, holders of Organogenesis common stock immediately prior to the effective time of the merger will be entitled to receive 2.03 fully paid and non-assessable shares of ORGO Class A common stock for each share of Organogenesis common stock held by them. A copy of the Merger Agreement, including each amendment thereto through the date hereof is attached to this joint proxy statement/prospectus as Annex A.

  This joint proxy statement/prospectus and its Annexes contain important information about the Merger Agreement and the transactions contemplated by the Merger (including the proposed business combination). Organogenesis stockholders should read this joint proxy statement/prospectus and its Annexes carefully and in their entirety.

  Organogenesis stockholders are encouraged to return their proxy card as soon as possible after carefully reviewing this joint proxy statement/prospectus and its Annexes.

Q:
When and where will the special meeting be held?

A:
The special meeting will be held at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210 on December 10, 2018, at 9:00 a.m., Eastern Time, unless the special meeting is adjourned.

Q:    What am I being asked to approve?

A:
Organogenesis stockholders are being asked to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Q:
Who is entitled to vote?

A:
The holders of Organogenesis common stock as of the Organogenesis record date (November 19, 2018) are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q:
How can I vote?

A:
If you are a holder of record of Organogenesis common stock on the record date, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card to Organogenesis' secretary by mail to Organogenesis Inc. c/o Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, Attention: William R. Kolb or by e-mail to William R. Kolb at wkolb@foleyhoag.com, so that it is received by Organogenesis' secretary prior to the vote at the special meeting (which is scheduled to take place on December 10, 2018).

Q:
How many votes do I have?

A:
Each share of Organogenesis common stock is entitled to one vote per share at the special meeting. As of the close of business on the Organogenesis record date, there were 36,612,633 shares of Organogenesis common stock outstanding and entitled to vote.

Q:
What constitutes a quorum?

A:
A quorum of Organogenesis stockholders is necessary to hold a valid meeting. A quorum will be present at the Organogenesis special meeting if a majority of the capital stock issued and outstanding and entitled to vote is represented in person or by proxy. As of the Organogenesis record date for the special meeting, 18,306,317 shares of Organogenesis common stock would be required to achieve a quorum.

Q:
What vote is required to approve the Organogenesis Business Combination Proposal at the special meeting?

A:
The approval of the Organogenesis Business Combination Proposal requires the affirmative vote for the proposal by the holders of a majority of the capital stock issued and outstanding and entitled to vote at the Organogenesis special meeting.

Q:
What are the recommendations of Organogenesis' board of directors?

A:
Organogenesis' board of directors believes that the Organogenesis Business Combination Proposal is in the best interest of Organogenesis' stockholders and recommends that its stockholders vote "FOR" the Organogenesis Business Combination Proposal.

  The existence of financial and personal interests of one or more of Organogenesis' directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Organogenesis and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled "Organogenesis Special Meeting—Recommendation to Organogenesis' Stockholders" for a further discussion of this.

Q:
How do other Organogenesis stockholders intend to vote?

A:
In connection with the Business Combination, Controlling Entities (other than Starr Wisdom) have entered into a support agreement pursuant to which they have agreed to support and vote all of their shares of Organogenesis common stock in favor of such proposal.

Q:
What happens if the business combination is not consummated?

A:
If the Merger Agreement is not adopted by Organogenesis stockholders or if the business combination is not completed for any other reason, Organogenesis will remain an independent private company.

Q:
Do Organogenesis stockholders have appraisal rights in connection with the proposed Business Combination?

A:
Yes. Pursuant to Section 262 of the DGCL, holders of Organogenesis common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Organogenesis common stock, as determined by the Delaware Court of Chancery, if the business combination is completed. The "fair value" of your shares of Organogenesis common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Holders of Organogenesis common stock who do not vote in favor of the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Organogenesis by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Organogenesis or the combined company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by

  Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Organogenesis common stock holders who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section titled "Appraisal Rights" beginning on page 277 of this joint proxy statement/prospectus.

Q:
What do I need to do now?

A:
Organogenesis urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the business combination will affect you as a stockholder of Organogenesis. Stockholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q:
What happens if I sell my shares of Organogenesis common stock before the special meeting?

A:
The Organogenesis record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Organogenesis common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting.

Q:
May I change my vote after I have returned my signed proxy card?

A:
Yes. Stockholders may send a later-dated, signed proxy card to Organogenesis' secretary by mailing it to Organogenesis Inc. c/o Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, Attention: William R. Kolb or by e-mail to William R. Kolb at wkolb@foleyhoag.com, so that it is received by Organogenesis' secretary prior to the vote at the special meeting (which is scheduled to take place on December 10, 2018) or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Organogenesis' secretary, which must be received by Organogenesis' secretary prior to the vote at the special meeting. Stockholders may send a notice of revocation by emailing it to Organogenesis, Attention: William R. Kolb at wkolb@foleyhoag.com.

Q:
What happens if I fail to take any action with respect to the special meeting?

A:
If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of ORGO. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will remain a stockholder of Organogenesis.

Q:
What should I do with my stock certificates?

A:
Upon the closing of the Business Combination, holders of Organogenesis common stock will receive shares of ORGO Class A common stock without needing to take any action and accordingly such holders should not submit the certificates relating to their shares of Organogenesis common stock.

Q:
What should I do if I receive more than one set of voting materials?

A:
Organogenesis stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Organogenesis common stock.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or how to return your proxy card, or if you need additional copies of this joint proxy statement/prospectus, you should contact Lori Freedman by phone at (781) 830-2338 or by email to lfreedman@organo.com or by mailing your request to 85 Dan Road, Canton, MA 02021.

SUMMARY TERM SHEET

        This summary term sheet, together with the sections entitled "Questions and Answers About the Proposals for AHPAC Shareholders" "Questions and Answers for Organogenesis Stockholders" and "Summary of the Joint Proxy Statement/Prospectus," summarizes certain information contained in this joint proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the general meeting. In addition, for definitions used commonly throughout this joint proxy statement/prospectus, including this summary term sheet, please see the section entitled "Frequently Used Terms."

  •
  Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company, or AHPAC, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

  •
  On August 17, 2018, AHPAC, Merger Sub and Organogenesis entered into the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Organogenesis, with Organogenesis surviving the merger (the "merger"). Prior to the merger, AHPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2018 Revision), and domesticating as a corporation incorporated under the laws of the State of Delaware under Section 388 of the Delaware General Corporation Law.

  •
  In connection with the execution and delivery of the Merger Agreement, sponsor and certain directors of AHPAC, who together own all of AHPAC's founder shares entered into a letter agreement (the "Parent Sponsor Letter Agreement") pursuant to which, (i) such holders surrendered to AHPAC at the execution of the Merger Agreement, an aggregate of 1,937,500 founder shares and (ii) such holders agreed to surrender an aggregate of 4,421,507 founder shares and 16,400,000 private placement warrants at the consummation of the business combination. All such founder shares and private placement warrants shall be cancelled.

  •
  Concurrently with the signing of the Merger Agreement, AHPAC entered into a subscription agreement (the "Subscription Agreement") with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 PIPE warrants (the "equity financing") for an aggregate purchase price of $46 million, to be consummated concurrently with the consummation of the business combination. The effective price to the PIPE Investors of the equity financing is approximately $5.10 per share of ORGO Class A common stock. The PIPE Investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million, or approximately $14.28 per share of Organogenesis common stock (such subscription, collectively with the equity financing, the "private investment"). The purpose of the private investment is to fund the business combination and related transactions and for general corporate purposes. The effective price of the private investment to the PIPE Investors is approximately $5.91 per share of ORGO Class A common stock across their aggregate $92 million investment. As a result of the incremental surrender of founder shares agreed to by the Class B Holders in connection with the equity financing pursuant to the terms of the Parent Sponsor Letter Agreement, the effective price of the equity financing to ORGO is approximately $7.035 per share of ORGO Class A common stock. The warrants surrendered by the Class B Holders do not impact these calculations, as no purchase price was allocated to the warrants in light of the exercise price of the warrants.

  •
  Concurrently with the signing of the Merger Agreement, the Insider Lenders executed and delivered to AHPAC the Exchange Agreement relating to outstanding obligations of Organogenesis owed to creditors who are insiders of Organogenesis (the "Organogenesis Insider Debt") whereby such creditors and AHPAC agreed that, concurrently with the consummation of the business combination, a portion of the Organogenesis Insider Debt will be converted into ORGO Class A common stock, and AHPAC will make a cash payment to such creditors in satisfaction of the remaining portion of the Organogenesis Insider Debt, including the accrued and unpaid interest and any fees with respect to the Organogenesis Insider Debt (the "exchange"). Following the consummation of the transactions contemplated by the Exchange Agreement, the Organogenesis Insider Debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

  •
  There are currently 5,812,500 AHPAC ordinary shares issued and outstanding, consisting of (i) no AHPAC Class A ordinary shares originally issued in the IPO, (ii) 5,312,500 AHPAC Class B ordinary shares that were initially issued to the sponsor, a portion of which was transferred to certain independent directors following the IPO and (iii) 500,000 AHPAC Class A ordinary shares that were initially issued to the sponsor as Class B ordinary shares and were converted to Class A ordinary shares by the sponsor on November 15, 2018. There are currently no shares of AHPAC preferred stock issued and outstanding. In addition, AHPAC issued 31,000,000 public warrants to purchase AHPAC Class A ordinary shares as part of the units sold in the IPO and 16,400,000 private placement warrants to the sponsor in a private placement concurrently with the IPO. Each warrant entitles its holder to purchase one-half of one AHPAC Class A ordinary share where two warrants must be exercised for one whole AHPAC Class A ordinary share at an exercise price of $11.50 per share, and can be exercised only for a whole number of AHPAC Class A ordinary shares. The warrants will become exercisable 30 days after the completion of the business combination and they expire five years after the completion of the business combination or earlier upon their redemption or liquidation. Once the warrants become exercisable, the public warrants may be redeemed, at a price of $0.01 per warrant, if the last sale price of the AHPAC Class A ordinary shares equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the notice of redemption is sent to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by the sponsor or its permitted transferees. For more information regarding the warrants, please see the section entitled "Description of Securities."

  •
  On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will be exchanged, on a one-for-one basis, for a share of ORGO Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will be exchanged, on a one-for-one basis, for a share of ORGO Class B common stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ORGO Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

  •
  Organogenesis is a leading regenerative medicine company focused on the development, manufacture and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. Its products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. Organogenesis is advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. Its solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking. Organogenesis offers its differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ASCs and physician offices. Its mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

        For more information about Organogenesis, please see the sections entitled "Information about Organogenesis," "Organogenesis Management's Discussion and Analysis of Financial Condition and Results of Operations", "Organogenesis Management" and "Management after the Business Combination."

  •
  Subject to the terms of the Merger Agreement and customary adjustments set forth therein, each share of Organogenesis common stock issued and outstanding immediately prior to the effective time of the merger shall be automatically cancelled, extinguished and converted, into the right to receive 2.03 shares (the "exchange ratio") of validly issued, fully paid and nonassessable shares of ORGO Class A common stock. Each Organogenesis warrant (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement) will be converted into a new warrant for shares of ORGO Class A common stock (a "replacement warrant"). Each replacement warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Organogenesis warrants, except that: (i) the number of shares of ORGO Class A common stock which can be purchased with each replacement warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock (on an as-converted to Organogenesis common stock basis) that the Organogenesis warrant entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; and (ii) the exercise price for each replacement warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis warrant (in U.S. Dollars), divided by (B) the exchange ratio. Each option to purchase shares of Organogenesis common stock ("Organogenesis option") will be exchanged for an option to purchase a number of shares of ORGO Class A common stock equal to the number of shares underlying the Organogenesis option multiplied by the exchange ratio (rounded down to the nearest whole number) at an exercise price equal to the exercise price of the Organogenesis option divided by the exchange ratio (as rounded up to the nearest cent). For more information about the Merger Agreement, please see the section entitled "The Merger Agreement."

  •
  It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain no ownership in ORGO; (ii) the sponsor will own approximately 1.4% of ORGO; (iii) the Organogenesis Stockholders will own approximately 82.5% of ORGO (including the shares issued to the Insider Lenders in connection with the exchange and excluding shares held by the PIPE Investors); and (iv) the PIPE Investors will own approximately 16.1% of ORGO. The ownership percentages of ORGO following the business combination exclude the AHPAC Class A ordinary shares issuable upon the exercise of the AHPAC warrants and the shares issuable upon exercise of the warrants for ORGO common stock that will be issued in connection with and remain outstanding following the business combination, other than the replacement warrants, and assume (i) the consummation of the equity financing and the exchange and (ii) that approximately 96.8 million shares of ORGO common stock are outstanding (including shares of ORGO common stock issuable upon the exercise of outstanding options and replacement warrants, calculated on a treasury stock method basis at a price per share of $7.035). For more information, please see the sections entitled "Summary of the Joint Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information." See the section titled "The Merger Agreement—Related

    Agreements—PIPE Subscription Agreement" beginning on page 12 of this joint proxy statement/prospectus for further details regarding the equity financing.

  •
  AHPAC's management and the AHPAC Board considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby, including the business combination. See the section entitled "The Business Combination—The AHPAC Board's Reasons for the Approval of the Business Combination" on page 106 of this joint proxy statement/prospectus.

  •
  In addition to voting on the proposals to approve the business combination and the domestication, at the general meeting, the shareholders of AHPAC will be asked to vote on:

  •
  The Charter Proposals—To consider and vote upon eight separate proposals to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, certain material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed certificate and proposed bylaws of ORGO following the domestication, which we refer to collectively as the "Charter Proposals";

  •
  Proposal No. 11—The Cayman Charter Amendment Proposal—To consider and vote upon amendments to AHPAC's existing organizational documents to eliminate the limited period of time that AHPAC had to consummate the business combination, to eliminate any requirement to take certain actions as a result of the failure to complete a business combination in such limited period of time, and to ratify the actions of AHPAC and its directors in connection therewith;

  •
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect eight directors to serve on the ORGO Board until the 2019 annual meeting of shareholders, or until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  •
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the Organogenesis 2018 Equity and Incentive Plan (the "2018 Equity Incentive Plan") and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex J;

  •
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Organogenesis Stockholders in connection with the business combination and to participants in the equity financing and the exchange and the related change of control, which we refer to as the "NASDAQ Proposal"; and

  •
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

  Please see the sections entitled "Proposal No. 1—The Business Combination Proposal," "Proposal No. 2—The Domestication Proposal," "The Charter Proposals," "Proposal No. 11—The Cayman Charter Amendment Proposal," "Proposal No. 12—The Director Election Proposal," "Proposal No. 13—The Management Incentive Plan Proposal," "Proposal No. 14—The NASDAQ Proposal" and "Proposal No. 15—The Adjournment Proposal." The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals are approved at the general meeting. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals, the Management Incentive Plan Proposal and the NASDAQ Proposal, other than the Adjournment Proposal and the Cayman Charter Amendment Proposal, which are not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.

  •
  The Organogenesis Stockholders will be asked to approve the Merger Agreement and the transactions contemplated by the Merger Agreement at a special meeting of Organogenesis' stockholders to be held at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210 on December 10, 2018, at 9:00 a.m., Eastern Time (the "Organogenesis special meeting") For more information about the Organogenesis special meeting, please see the section entitled "Questions and Answers for Organogenesis Stockholders."

  •
  Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Merger Agreement including, among others, termination of the waiting period under the HSR Act and receipt of certain shareholder approvals contemplated by this joint proxy statement/prospectus. For more information about the closing conditions to the business combination, please see the section entitled "The Merger Agreement—Conditions to Closing of the Business Combination."

  •
  The Merger Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of AHPAC and Organogenesis. For more information about the termination rights under the Merger Agreement, please see the section entitled "The Merger Agreement—Termination."

  •
  The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled "Risk Factors."

  •
  In considering the recommendation of the AHPAC Board to vote for the proposals presented at the general meeting, including the Business Combination Proposal, you should be aware that aside from their interests as shareholders, the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from, or in addition to, the interests of AHPAC's shareholders generally. The AHPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to AHPAC's shareholders that they vote in favor of the proposals presented at the general meeting, including the Business Combination Proposal. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the general meeting, including the Business Combination Proposal. See the sections "The Business Combination—Interests of Certain Persons in the Business Combination" and "—The AHPAC Board's Reasons for the Approval of the Business Combination" for more information.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes and accompanying financial statements of AHPAC and Organogenesis, to fully understand the proposed business combination (as described below) before voting on the proposals to be considered at the general meeting (as described below). Please see the section entitled "Where You Can Find More Information" beginning on page 300 of this joint proxy statement/prospectus.

        Unless otherwise specified, all share calculations exclude the AHPAC Class A ordinary shares issuable upon the exercise of the AHPAC warrants and the warrants for ORGO common stock that will be issued in connection with and remain outstanding following the business combination and assume the consummation of the equity financing and the exchange.

Parties to the Business Combination

  AHPAC

        AHPAC is a blank check company incorporated on December 4, 2015 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

        AHPAC's publicly traded ordinary shares, units and warrants are currently listed on the NASDAQ Capital Market under the symbols "AHPA," "AHPAU" and "AHPAW," respectively. AHPAC intends to apply to continue the listing of our publicly traded ORGO common stock and warrants on NASDAQ under the symbols "ORGO" and "ORGOW," respectively, upon the closing of the business combination. As a result, AHPAC's publicly traded units may separate into the component securities upon consummation of the business combination and, as a result, may no longer trade as a separate security. As of the close of business on October 30, 2018, trading has been suspended on AHPAC's ordinary shares, units and warrants as a result of the redemption on October 31, 2018 of all of AHPAC's public shares. On November 2, 2018, as a result of the redemption of the public shares, NASDAQ issued a delisting notice in respect of the AHPAC units, AHPAC Class A ordinary shares and AHPAC warrants to purchase Class A ordinary shares to AHPAC. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018.

        The mailing address of AHPAC's principal executive office is 65 East 55th Street, 18th Floor, New York, New York. The telephone number of AHPAC is (212) 593-6900.

  Merger Sub

        Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of AHPAC, formed by AHPAC on August 17, 2017, to consummate the business combination. In the business combination, Merger Sub will merge with and into Organogenesis, with Organogenesis continuing as the surviving entity.

        The mailing address of AHPAC's principal executive office is 65 East 55th Street, 18th Floor, New York, New York. The telephone number of AHPAC is (212) 593-6900.

  Organogenesis

        Organogenesis is a leading regenerative medicine company focused on the development, manufacture and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. Its products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. Organogenesis is advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. Its solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking. Organogenesis offers its differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ASCs and physician offices. Its mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

        Organogenesis offers a comprehensive portfolio of products in the markets it serves that address patient needs across the continuum of care. Organogenesis has and intends to continue to generate data from clinical trials, real world outcomes and health economics research that validate the clinical efficacy and value proposition offered by its products. The majority of the existing and pipeline products in its portfolio have premarket approval applications ("PMA") approval, biologics license applications ("BLA") approval or 510(k) clearance from the United States Food and Drug Administration (the "FDA"). Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, Organogenesis believes that its data and regulatory approvals provide it a strong competitive advantage. Organogenesis' product development expertise and multiple technology platforms provide a robust product pipeline, which it believes will drive future growth.

        Historically Organogenesis has concentrated its efforts in the Advanced Wound Care market. In 2017, Organogenesis acquired NuTech Medical which further expanded its wound care portfolio and broadened its addressable market to include the Surgical & Sports Medicine market. Organogenesis believes the expanded product portfolio facilitated by this acquisition is enhancing the ability of its sales representatives to reach and penetrate customer accounts, contributing to strong growth over time.

        In the Advanced Wound Care market, Organogenesis focuses on the development and commercialization of advanced wound care products for the treatment of chronic and acute wounds, primarily in the outpatient setting. Organogenesis has a comprehensive portfolio of regenerative medicine products, capable of supporting patients from early in the wound healing process through to wound closure regardless of wound type. Organogenesis' Advanced Wound Care products include Apligraf for the treatment of venous leg ulcers ("VLUs") and diabetic foot ulcers ("DFUs"); Dermagraft for the treatment of DFUs; PuraPly AM to address biofilm (densely packed communities of microbial cells that grow on living or inert surfaces and surround themselves with polymers) across a broad variety of wound types; and Affinity and NuShield to address a variety of wound sizes and types. Organogenesis has a highly trained and specialized direct wound care sales force paired with exceptional customer support services.

        In the Surgical & Sports Medicine market, Organogenesis focuses on products that support the healing of musculoskeletal injuries, including degenerative conditions such as OA and tendonitis. Organogenesis is leveraging its regenerative medicine capabilities in this attractive, adjacent market. Organogenesis' Surgical & Sports Medicine products include ReNu for in-office joint and tendon applications; NuCel for bony fusion in the spine and extremities; NuShield and Affinity for surgical application in targeted soft tissue repairs; and PuraPly AM for surgical treatment of open wounds. Organogenesis currently sells these products through independent agencies and our growing direct sales force.

        As of September 30, 2018, Organogenesis had approximately 675 employees worldwide. For the nine months ended September 30, 2018, Organogenesis generated revenue of $129.9 million, which represents an 11% decrease over the same period in 2017. For the nine months ended September 30, 2018, Organogenesis incurred operating expenses of $125.6 million, which represents a 21% increase over the same period in 2017. For the year ended December 31, 2017, Organogenesis generated revenue of $198.5 million, which represented a 43% increase over 2016 and a 100% increase over 2015. For the year ended December 31, 2017, Organogenesis incurred operating expenses of $142.8 million, which represented a 44% increase over 2016 and a 98% increase over 2015.

        The mailing address of Organogenesis' principal executive office is 85 Dan Road, Canton, MA 02021, c/o Lori Freedman, General Counsel. The telephone number of Organogenesis is (781) 575-0775. For more information about Organogenesis, please see the sections entitled

"Information About Organogenesis," "Organogenesis Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management after the business combination."

The Business Combination Proposal

        On August 17, 2018, AHPAC entered into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into Organogenesis, with Organogenesis surviving the merger (the "merger"). For more information about the transactions contemplated in the Merger Agreement, please see the sections entitled "The Business Combination" and "The Merger Agreement." A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Consideration to Organogenesis Stockholders in the Business Combination

Holders of Organogenesis common stock

        Subject to the terms and conditions of the Merger Agreement, each share of Organogenesis common stock will be converted into the right to receive 2.03 shares of ORGO Class A common stock.

Holders of Organogenesis Warrants

        Subject to the terms and conditions of the Merger Agreement, each Organogenesis warrant (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement) will be converted into a new warrant for shares of ORGO Class A common stock ("replacement warrant"). Each replacement warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Organogenesis warrants, except that: (i) the number of shares of ORGO Class A common stock which can be purchased with each replacement warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock (on an as-converted to Organogenesis common stock basis) that the Organogenesis warrant entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; and (ii) the exercise price for each replacement warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis warrant (in U.S. Dollars), divided by (B) the exchange ratio.

Holders of Organogenesis Options

        Subject to the terms and conditions of the Merger Agreement, each Organogenesis option will be exchanged for an option to purchase a number of shares of ORGO Class A common stock equal to the number of shares underlying the Organogenesis option multiplied by the exchange ratio (rounded down to the nearest whole number) at an exercise price equal to the exercise price of the Organogenesis option divided by the exchange ratio (as rounded up to the nearest whole cent).

        For more information about the consideration to the Organogenesis Stockholders, please see the section entitled "The Business Combination—Consideration to Organogenesis Stockholders in the Business Combination".

The Domestication Proposal

        As a condition to consummating the merger pursuant to the terms of the Merger Agreement, the AHPAC Board has unanimously approved a change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, AHPAC will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AHPAC will be domesticated and continue as a Delaware corporation. After the domestication, AHPAC will change its name to "Organogenesis Holdings Inc." We refer to AHPAC following effectiveness of the domestication as "ORGO." On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will be exchanged, on a one-for-one basis, for a share of ORGO Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will be exchanged, on a one-for-one basis, for a share of ORGO Class B Common Stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ORGO Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal".

Related Agreements

  Company Support Agreement

        Shortly after the execution and delivery of the Merger Agreement, Organogenesis Stockholders holding approximately 89% of the outstanding shares of common stock of Organogenesis executed and delivered to AHPAC a Company Support Agreement, which is attached hereto as Annex B. Pursuant to the Company Support Agreement, certain Organogenesis Stockholders agreed, amongst other things, to retain their Organogenesis common stock, to support and vote all of their shares of Organogenesis common stock in favor of the business combination and otherwise to act in a manner consistent with support of the business combination. See the sections titled "The Merger Agreement—Related Agreements—Company Support Agreement" beginning on page 127 of this joint proxy statement/prospectus for more information.

  Parent Support Agreement

        Shortly after the execution and delivery of the Merger Agreement, the sponsor entered into a Parent Support Agreement, which is attached hereto as Annex C, with Organogenesis. Pursuant to the Parent Support Agreement, sponsor agreed, amongst other things, that it would retain ownership of the founder shares, except as contemplated by the Parent Sponsor Letter, and to vote in favor of the business combination at any meeting of the shareholders of AHPAC and otherwise to act in a manner consistent with support of the business combination. See the sections titled "The Merger Agreement—Related Agreements—Parent Support Agreement" beginning on page 128 of this joint proxy statement/prospectus for more information.

  Trust Termination Letter

        Pursuant to the closing of the business combination, AHPAC will deliver to the transfer agent a Trust Termination Letter, substantially in the form attached hereto as Annex D. The Trust Termination Letter provides notice and instructions to the trustee with respect to the transfer of funds from AHPAC's trust account following the business combination. See the sections titled "The Merger Agreement—Related Agreements—Trust Termination Letter" beginning on page 128 of this joint proxy statement/prospectus for more information.

  Amended and Restated Registration Rights Agreement

        At or prior to the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into an Amended and Restated Registration Rights Agreement in respect of the shares of ORGO common stock and ORGO warrants issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions, substantially in the form attached hereto as Annex E. See the section titled "The Merger Agreement—Related Agreements—Amended and Restated Registration Rights Agreement" beginning on page 128 of this joint proxy statement/prospectus for more information.

  Exchange Agreement

        Concurrently with the execution and delivery of the Merger Agreement, certain creditors of Organogenesis executed and delivered to AHPAC an Exchange Agreement, which is attached hereto as Annex F. Pursuant to the Exchange Agreement, concurrently with the closing of the business combination, a portion of the Organogenesis Insider Debt will be converted into shares of ORGO Class A common stock and AHPAC will make a cash payment to such Insider Lenders in satisfaction of the remaining portion of the obligations under the Organogenesis Insider Debt. See the section titled "The Merger Agreement—Related Agreements—Exchange Agreement" beginning on page 128 of this joint proxy statement/prospectus for more information.

  Subscription Agreements

        Concurrently with the execution and delivery of the Merger Agreement, the PIPE Investors entered into a subscription agreement with AHPAC (the "PIPE Subscription Agreement"), which is attached hereto as Annex G. Pursuant to the PIPE Subscription Agreement, the PIPE Investors agreed to purchase an aggregate of 9,022,741 shares of ORGO Class A common stock and an aggregate of 4,100,000 warrants to purchase one-half of one share of ORGO Class A common stock immediately following the domestication, for an aggregate purchase price of $46 million. We refer to the transactions contemplated by the PIPE Subscription Agreement as the "equity financing". See the section titled "The Merger Agreement—Related Agreements—PIPE Subscription Agreement" beginning on page 129 of this joint proxy statement/prospectus for more information.

        Also, concurrently with the execution of the Merger Agreement, the PIPE Investors entered into a subscription agreement with Organogenesis (the "Initial Subscription Agreement") and purchased 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million. We refer to the transactions contemplated by the Initial Subscription Agreement and the PIPE Subscription Agreement together as the "private investment".

  Parent Sponsor Letter Agreement

        Concurrently with the execution and delivery of the Merger Agreement, the Class B Holders entered into the Parent Sponsor Letter Agreement with AHPAC, which is attached hereto as Annex H. Pursuant to the Parent Sponsor Letter, Class B Holders agreed to surrender to AHPAC an aggregate of 1,937,500 AHPAC Class B ordinary shares at the time of the execution and delivery of the Merger Agreement, and also agreed to surrender an additional 4,421,507 AHPAC Class B ordinary shares and 16,400,000 private placement warrants at the time of the consummation of the business combination. See the section titled "The Merger Agreement—Related Agreements—Parent Sponsor Letter Agreement" beginning on page 129 of this joint proxy statement/prospectus for more information.

  Stockholders Agreement

        At or prior to the closing of the business combination, the PIPE Investors, ORGO and certain Organogenesis Stockholders will enter into a Stockholders Agreement providing for nomination rights of the PIPE Investors with respect to one director and one observer to the Board of ORGO along with other information and access rights, substantially in the form attached hereto as Annex I. See the section titled "The Merger Agreement—Related Agreements—Stockholders Agreement" beginning on page 129 of this joint proxy statement/prospectus for more information.

  Controlling Stockholders Agreement

        In connection with the closing of the business combination, ORGO and the Controlling Entities (controlling more than 50% of the voting power for the election of directors) will enter into a Controlling Stockholders Agreement providing for nomination rights of the Controlling Entities with respect to four directors of ORGO and qualifying ORGO as a "controlled company" under the NASDAQ listing rules, substantially in the form attached hereto as Annex O. See the section titled "The Merger Agreement—Related Agreements—Controlling Stockholders Agreement" beginning on page 130 of this joint proxy statement/prospectus for more information.

Organizational Structure

        The following diagram depicts the current ownership structure of Organogenesis (percentages shown as basic ownership):

        The following diagram illustrates the ownership structure of ORGO immediately following the business combination (percentages shown reflect the assumptions described in the paragraph below):

        The ownership percentages of ORGO following the business combination exclude the AHPAC Class A ordinary shares issuable upon the exercise of the AHPAC warrants and the shares issuable upon exercise of the warrants for ORGO common stock that will be issued in connection with and remain outstanding following the business combination, other than the replacement warrants, and assume (i) the consummation of the equity financing and the exchange and (ii) that approximately 96.8 million shares of ORGO common stock are outstanding (including shares of ORGO common stock issuable upon the exercise of outstanding options and replacement warrants, calculated on a treasury stock method basis at a price per share of $7.035). It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain no ownership in ORGO; (ii) the sponsor will own approximately 1.4% of ORGO; (iii) the Organogenesis Stockholders will own approximately 82.5% of ORGO (including the shares issued to the Insider Lenders in connection with the exchange and excluding shares held by the PIPE Investors); and (iv) the PIPE Investors will own approximately 16.1% of ORGO.

Redemption Rights

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ORGO common stock in the domestication) for cash if the business combination is consummated. As of the date of this joint proxy statement/prospectus, all of AHPAC's public shares have been redeemed.

Board of Directors of AHPAC Following the Business Combination

        Upon consummation of the business combination, the AHPAC Board anticipates increasing its initial size from six directors to eight directors. Please see the sections entitled "Proposal No. 12—The Director Election Proposal" and "Management After the Business Combination" for additional information.

The Charter Proposals

        To consider and vote upon eight separate proposals to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed certificate and proposed bylaws of ORGO upon the domestication:

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board, chairperson of the board of directors or chief executive offer may call a meeting of stockholders;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ORGO's then issued and outstanding shares of stock entitled to amend the proposed certificate;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ORGO to permit the ORGO Sponsors to engage in competitive businesses and renounce certain corporate opportunities offered to the ORGO Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ORGO and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ORGO;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ORGO common stock contained in the proposed certificate; and

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to ORGO's organizational documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Organogenesis Holdings Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination.

        We refer to Proposals No. 3-10 collectively as the "Charter Proposals". Please see the sections entitled "The Charter Proposals" for more information.

Other Proposals

        In addition, the shareholders of AHPAC will be asked to vote on:

  •
  a proposal to vote upon amendments to AHPAC's existing organizational documents to eliminate the limited period of time that AHPAC had to consummate the business combination, to eliminate any requirement to take certain actions as a result of the failure to complete a business combination in such limited period of time, and to ratify the actions of AHPAC and its directors in connection therewith, which we refer to as Proposal No. 11—the Cayman Charter Amendment Proposal;

  •
  a proposal to elect eight directors to the ORGO Board, effective upon the consummation of the business combination, in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death, which we refer to as Proposal No. 12—the Director Election Proposal;

  •
  a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the Organogenesis 2018 Equity and Incentive Plan (the "2018 Equity Incentive Plan") and the material terms thereunder, which we refer to as Proposal No. 13—the Management Incentive Plan Proposal;

  •
  a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Organogenesis Stockholders in connection with the business combination and to participants in the equity financing and the exchange and the related change of control, which we refer to as Proposal No. 14—the NASDAQ Proposal; and

  •
  a proposal to adjourn the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as Proposal No. 15—the Adjournment Proposal.

        Please see the sections entitled "The Charter Proposals," "Proposal No. 11—The Cayman Charter Amendment Proposal", "Proposal No. 12—The Director Election Proposal," "Proposal No. 13—The Management Incentive Plan Proposal," "Proposal No. 14—The NASDAQ Proposal" and "Proposal No. 15—The Adjournment Proposal" for more information.

Date, Time and Place of the AHPAC general meeting

        The general meeting will be held on December 10, 2018 at 9:00 a.m. Eastern Time at the offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York, 10153, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date for the AHPAC general meeting

        Only AHPAC's shareholders of record at the close of business on November 13, 2018, the record date for the general meeting, will be entitled to vote at the general meeting. You are entitled to one vote for each AHPAC ordinary share that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,812,500 ordinary shares outstanding and entitled to vote, of which none are AHPAC Class A ordinary shares and 5,812,500 are AHPAC Class B ordinary shares held by the initial shareholders.

Accounting Treatment

        The business combination will be accounted for as a "reverse merger" in accordance with U.S. GAAP. Under this method of accounting AHPAC will be treated as the "acquired" company for financial reporting purposes. This determination is primarily based on Organogenesis' equityholders expecting to have a majority of the voting power of the combined company, Organogenesis comprising the ongoing operations of the combined entity, Organogenesis comprising a majority of the governing body of the combined company, and Organogenesis' senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Organogenesis issuing stock for the net assets of AHPAC, accompanied by a recapitalization. The net assets of AHPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Organogenesis.

Appraisal Rights

AHPAC shareholders

        Appraisal rights are not available to AHPAC's shareholders in connection with the business combination.

Proxy Solicitation

        Proxies may be solicited by mail. AHPAC has engaged MacKenzie Partners to assist in the solicitation of proxies.

        If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the general meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled "Extraordinary General Meeting of AHPAC Shareholders—Revoking Your Proxy."

Interests of Certain Persons in the Business Combination

        In considering the recommendation of the AHPAC Board to vote in favor of the business combination, shareholders should be aware that aside from their interests as shareholders, the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. The AHPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination.

        See the section titled "The Business Combination—Interests of Certain Persons in the Business Combination" for more information.

Reasons for the Approval of the Business Combination

        After careful consideration, the AHPAC Board recommends that the shareholders vote "FOR" each proposal being submitted to a vote at the general meeting. For more information about AHPAC's decision-making process, please see the section entitled "The Business Combination—The AHPAC Board's Reasons for the Approval of the Business Combination."

Conditions to Closing of the Business Combination

Conditions to Each Party's Obligations

        The respective obligations of each of the parties to the Merger Agreement to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction of each of the following conditions:

  •
  The approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal and the Management Incentive Plan Proposal shall have been obtained;

  •
  The Company stockholder approval shall have been obtained;

  •
  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained and no order prohibiting the merger shall be in effect;

  •
  AHPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

  •
  This registration statement shall have been declared effective and remain effective;

  •
  The shares of ORGO Class A common stock shall be listed on NASDAQ upon the Closing, subject to any compliance extension or ability to remedy non-compliance, in each case as permitted by the NASDAQ continued listing rules; and

  •
  The equity financing shall have been consummated.

        The penultimate and ultimate conditions listed above may only be waived by mutual agreement of Organogenesis and AHPAC; the balance of the conditions listed above are not subject to waiver by either party.

Conditions to AHPAC's Obligations

        The obligations of AHPAC and Merger Sub to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by AHPAC), including, among others, (i) Organogenesis must have performed and complied in all material respects with all obligations required to be performed or complied with by Organogenesis under the Merger Agreement at or prior to the Closing Date, (ii) the Company Support Agreements shall have been executed and delivered by stockholders of Organogenesis holding at least a majority of the outstanding shares of Organogenesis common stock, and such Company Support Agreements shall be in full force and effect, (iii) the Debt Consents shall remain in full force and effect, (iv) the Exchange Agreement shall have been consummated, and (v) FIRPTA Certificates shall have been furnished to AHPAC.

Conditions to Organogenesis's Obligations

        The obligations of Organogenesis to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Organogenesis), including, among others, (i) AHPAC and Merger Sub must have performed and complied in all material respects with all obligations required to be performed or complied with under the Merger Agreement at or prior to the Closing Date, (ii) the Parent Support Agreement shall have been delivered by the Sponsor and be in full force and effect, (iii) the Registration Rights Agreement shall have been executed and delivered and be in full force and effect, (iv) AHPAC shall have made all appropriate arrangements to have the trust account disbursed to the Company, and (v) the required persons have resigned from all of their positions and offices with AHPAC and Merger Sub.

        Please see the section entitled "The Merger Agreement—Conditions to Closing of the Business Combination" for additional information.

Regulatory Matters

        Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission ("FTC"), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 31, 2018, AHPAC, the PIPE Investors and Organogenesis filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination was granted on September 11, 2018.

        At any time before or after consummation of the business combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AHPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, AHPAC cannot assure you as to its result. Neither AHPAC nor Organogenesis is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the general meeting

        A quorum of AHPAC's shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the ordinary shares outstanding and entitled to vote at the general meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of each of the Domestication Proposal and each of the Charter Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal or any of the Charter Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Domestication Proposal and the Charter Proposals.

        The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Business Combination Proposal. The initial shareholders have agreed to vote their founder shares in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares.

        The approval of the NASDAQ Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NASDAQ Proposal or the Director Election Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the NASDAQ Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal. The approval of the Cayman Charter Amendment Proposal requires the affirmative vote of holders of one hundred percent (100%) of the ordinary shares entitled to vote thereon at the general meeting. Failure to vote by proxy or in person at the general meeting and abstentions will have the same effect as a vote "AGAINST" this proposal.

        The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ proposal and the Charter Proposals are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals, other than the Adjournment Proposal and the Cayman Charter Amendment Proposal, which are not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal or the Charter Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation to AHPAC's Shareholders

        The AHPAC Board believes that each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Cayman Charter Amendment Proposal the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal to be presented at the general meeting is in the best interests of AHPAC and AHPAC's shareholders and unanimously recommends that its shareholders vote "FOR" each of the proposals.

        When you consider the recommendation of the AHPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the business combination. For a discussion of these interests, please see the section titled "Extraordinary General Meeting of AHPAC Shareholders—Recommendation to AHPAC's Shareholders" beginning on page 91 of this joint proxy statement/prospectus.

Risk Factors

        In evaluating the business combination and the proposals to be considered and voted on at the general meeting, you should carefully review and consider the risk factors set forth under the section entitled "Risk Factors" beginning on page 38 of this joint proxy statement/prospectus. These risks include the following:

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  The FDA may determine that certain of Organogenesis' products that are, or are derived from, human cells or tissues do not qualify for regulation solely under Section 361 of the Public Health Services Act, or PHSA. To the extent that any of these products are deemed not to be HCT/Ps or Section 361 HCT/Ps, the FDA may require that Organogenesis revise its labeling and marketing claims for these products or that it suspend sales of such products until FDA approval is obtained, which could adversely affect our business, results of operations and financial condition. In addition, to the extent that the FDA may determine that certain of its products that are, or are derived from, human cells or tissues do not qualify for regulation solely under Section 361 of the PHSA, the introduction of new tissue products would become more expensive, expansion of tissue product offerings could be significantly delayed, and Organogenesis could be subject to additional post-market regulatory requirements.

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  We expect to be a "controlled company" within the meaning of Nasdaq Global Market rules and, as a result, we will qualify for exemptions from certain corporate governance requirements. We expect that Alan A. Ades, Albert Erani and Glenn H. Nussdorf, members of our board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates, who we refer to collectively as the Controlling Entities, will control a majority of the voting power of AHPAC's outstanding common stock after completion of the business combination and, as a result, the Controlling Entities will effectively control the outcome of all matters requiring shareholder approval, including charter amendments, mergers, consolidations and asset sales. Accordingly, following the business combination, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements and the interests of the Controlling Entities and their affiliates may not coincide with the interests of other holders of ORGO common stock.

        The occurrence of one or more of the events or circumstances described in the section entitled "Risk Factors", alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of AHPAC and Organogenesis to complete the business combination, and (ii) the business, cash flows, financial condition and results of operations of ORGO following consummation of the business combination.

Special Meeting of Organogenesis Stockholders

Date, Time and Place of Special Meeting of Organogenesis' Stockholders

        The special meeting will be held at 9:00 a.m. Eastern Time on December 10, 2018 at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date of Special Meeting of Organogenesis' Stockholders

        Organogenesis stockholders will be entitled to vote on the matters presented at the special meeting, which are fully set forth in this joint proxy statement/prospectus. Each share of Organogenesis common stock will be entitled to vote or direct votes to be cast at the special meeting if you owned Organogenesis common stock at the close of business on the Organogenesis record date. You are entitled to one vote for each share of Organogenesis common stock that you held of record as of the close of business on the Organogenesis record date. On the Organogenesis record date, there were 36,612,633 shares of Organogenesis common stock outstanding.

Quorum and Vote of Organogenesis Stockholders

  Quorum and Required Vote for Proposals for the Special Meeting

        A quorum of Organogenesis stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Organogenesis common stock entitled to vote constitutes a quorum at the special meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting. As of the Organogenesis record date, 18,306,317 shares of Organogenesis common stock would be required to achieve a quorum. The proposals presented at the special meeting require the following votes:

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  Organogenesis Business Combination Proposal:  The Organogenesis Business Combination Proposal requires the approval of a majority of the outstanding shares of Organogenesis common stock entitled to vote under the Organogenesis certificate of incorporation and the DGCL.

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  Organogenesis Adjournment Proposal:  The affirmative vote of the holders of a majority of the shares of Organogenesis common stock present in person or represented by proxy at the special meeting is required to adjourn the special meeting.

Appraisal Rights

        Pursuant to Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex P, holders of Organogenesis common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Organogenesis common stock, as determined by the Delaware Court of Chancery, if the business combination is completed. The "fair value" of your shares of Organogenesis common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration to which you are otherwise entitled under the terms of the Merger Agreement. Holders of Organogenesis common stock who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Organogenesis by submitting a demand for appraisal within the period described by Section 262 of the DGCL after receiving a notice from Organogenesis that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed under Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Organogenesis stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section titled "Appraisal Rights" beginning on page 277 of this joint proxy statement/prospectus.

Proxy Solicitation for Organogenesis

        Proxies may be solicited by mail, telephone or in person. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled "Revoking Your Proxy" on page 119.

Interests of Organogenesis' Directors and Officers in the Business Combination

        When you consider the recommendation of Organogenesis' Board in favor of approval of the Organogenesis Business Combination Proposal, you should keep in mind that Organogenesis' directors and officers have interests in such proposal that are different from, or in addition to, those of Organogenesis stockholders generally. These interests include, among other things, the interests listed below:

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  The fact that each of Organogenesis' directors and officers will continue to be directors and officers of ORGO after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options, stock awards or other remuneration that the ORGO Board determines to pay to its directors and officers.

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  Upon completion of the business combination and the issuance of ORGO common stock in the business combination assuming that ORGO issues 74,323,676 shares of ORGO Class A common stock to former equityholders of Organogenesis pursuant to the merger agreement and 6,502,679 shares of ORGO common stock issued in connection with the conversion of the Insider Debt, the directors and officers of Organogenesis will collectively beneficially own approximately 70.3% of the outstanding stock of ORGO.

The existence of financial and personal interests of one or more Organogenesis directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Organogenesis. See the sections entitled "Risk Factors" and "Organogenesis Special Meeting—Recommendation to Organogenesis Stockholders" for a further discussion of this and other risks.

Recommendation to Stockholders of Organogenesis

        Organogenesis's Board believes that the Organogenesis Business Combination Proposal and the Organogenesis Adjournment Proposal are in the best interest of Organogenesis' stockholders and recommends that its stockholders vote "FOR" the Organogenesis Business Combination Proposal and "FOR" the Organogenesis Adjournment Proposal.

RISK FACTORS

        You should carefully review and consider the following risk factors and the other information contained in this joint proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the business combination and the proposals to be voted on at the general meeting. The following risk factors apply to the business and operations of Organogenesis and will also apply to the business and operations of ORGO following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of ORGO. You should carefully consider the following risk factors in addition to the other information included in this joint proxy statement/prospectus, including matters addressed in the section entitled "Cautionary Note Regarding Forward-Looking Statements." ORGO may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair ORGO's business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Organogenesis and its business

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis and its subsidiaries as they currently exist under Delaware law.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

        We are subject to the following factors, among others, that may negatively affect our operating results:

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  the announcement or introduction of new products by our competitors;

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  failure of government health benefit programs and private health plans to cover our products or to timely and adequately reimburse the users of our products;

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  the rate of reimbursement for purchases of our products by government and private insurers;

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  whether our products are granted pass-through reimbursement status or included in the "bundled" reimbursement structure;

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  our ability to upgrade and develop our systems and infrastructure to accommodate growth;

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  our ability to attract and retain key personnel in a timely and cost effective manner;

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  the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

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  changes in, or enactment of new laws or regulations promulgated by federal, state or local governments;

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  cost containment initiatives or policies developed by government and commercial payers that create financial incentives not to use our products;

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  our inability to demonstrate that our products are cost-effective or superior to competing products;

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  initiation of a government investigation into potential non-compliance with laws or regulations;

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  sanctions imposed by federal or state governments due to non-compliance with laws or regulations;

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  recall of one or more of our products by the FDA due to noncompliance with FDA requirements; and

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  general economic conditions as well as economic conditions specific to the healthcare industry.

        We have based our current and future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenue relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition. Further, as a strategic response to changes in the competitive environment or to changes in laws and regulations, we may from time to time make certain pricing, service or marketing decisions (e.g., reduce prices) that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenue and operating results are and will remain difficult to forecast.

We have incurred significant losses since our inception, and we anticipate that we will incur substantial losses for the foreseeable future.

        To date, we have financed our operations primarily through debt financings, and we have incurred losses from operations in many years since our inception. Our loss attributable to Organogenesis Inc. was $(24.3) million, $(17.0) million and $(8.4) million for the years ended December 31, 2015, 2016 and 2017, respectively. As of September 30, 2018, we had an accumulated deficit of $121.0 million. We expect to incur significant sales and marketing costs as we expand our operations to support the sale of our products. Our prior losses, combined with anticipated losses for the foreseeable future, have had, and may continue to have, an adverse effect on our business, results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. We cannot assure you that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

        We have historically had a small internal accounting and finance staff. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audit of our financial statements for the years ended December 31, 2016 and 2017, our management team identified material weaknesses relating to (i) our lack of a sufficient complement of personnel with an appropriate level of knowledge and experience in the application of GAAP commensurate with our financial reporting requirements and (ii) our lack of resources necessary to implement an appropriate level of review controls to properly evaluate the completeness and accuracy of the transactions we enter into.

        The material weaknesses contributed to the following:

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  We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations and journal entries. Additionally, we did not design and maintain controls over the appropriate classification and presentation of accounts and disclosures in the financial statements.

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  We did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions. Specifically, we did not design and maintain controls to analyze, account for and disclose asset impairment analyses, business combination accounting, variable interest entities, share-based compensation arrangements, deferred financing costs, warrants to purchase common shares and contingently issuable and redeemable equity.

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  We did not design and maintain controls over our supervision and review of the completeness and accuracy of third-party vendors' computations supporting our common share valuations.

        In addition to hiring a Chief Financial Officer in 2016, during 2017 we took additional steps to help remediate these material weaknesses, including hiring additional accounting staff who have a background and knowledge in the application of GAAP and performing a comprehensive review of our internal control over financial reporting. We engaged external experts to complement internal resources and we began implementation of a new companywide enterprise resource planning system. We plan to continue to take additional steps to remediate the material weaknesses and improve our financial reporting systems and implement new policies, procedures and controls. If we do not successfully remediate the material weaknesses described above, or if other material weaknesses or other deficiencies arise in the future, we may be unable to accurately report our financial results, which could cause our financial results to be materially misstated and require restatement.

We face significant and continuing competition, which could adversely affect our business, results of operations and financial condition.

        We face significant and continuing competition in our business, which is characterized by rapid technological change and significant price competition. Market share can shift as a result of technological innovation and other business factors. Our customers consider many factors when selecting a product, including product reliability, clinical outcomes, economic outcomes, price and services provided by the manufacturer. Our ability to compete depends in large part on our ability to provide compelling clinical and economic benefits to our customers and payers, develop and commercialize new products and technologies and anticipate technological advances. Product introductions or enhancements by competitors which may have advanced technology, better features or lower pricing may make our products obsolete or less competitive. In addition, consolidation in the healthcare industry continues to lead demand for price concessions or to the exclusion of some suppliers from certain of our markets, which could have an adverse effect on our business, results of operations or financial condition. The presence of this competition in our market may lead to pricing pressure, which would make it more difficult to sell our products at a price that will make us profitable or prevent us from selling our products at all. As a result, we will be required to devote continued efforts and financial resources to bring our products under development to market, deliver cost-effective clinical outcomes, expand our geographic reach, enhance our existing products and develop new products for the advanced wound care and soft tissue repair markets. Even if we develop cost effective and/or new products, they may not be covered or reimbursed due to cost-containment and other financial pressures from payers.

Rapid technological change could cause our products to become obsolete and if we do not enhance our product offerings through our research and development efforts, we may be unable to effectively compete.

        The technologies underlying our products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that others will not develop services, products, or processes with significant advantages over the products, services, and processes that we offer or are seeking to develop. Any such occurrence could have a material and adverse effect on our business, results of operations and financial condition.

        We plan to enhance and broaden our product offerings in response to changing customer demands and competitive pressure and technologies, but we may not be successful. The success of any new product offering or enhancement to an existing product will depend on numerous factors, including our ability to:

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  properly identify and anticipate physician and patient needs;

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  develop and introduce new products or product enhancements in a timely manner;

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  adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

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  demonstrate the safety and efficacy of new products, including through the conduct of additional clinical trials;

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  obtain the necessary regulatory clearances or approvals for new products or product enhancements;

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  achieve adequate coverage and reimbursement for our products; and

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  compete successfully against other skin substitutes and other modalities for treating wounds such as negative-pressure wound therapy and hyperbaric oxygen.

        If we do not develop and, when necessary, obtain regulatory clearance or approval for new products or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, our results of operations will suffer. Our research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology, material or other innovation. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not be covered or reimbursed by government health benefit programs such as Medicare or private health plans, may not produce sales in excess of the costs of development and/or may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

To be commercially successful, we must convince physicians that our products are safe and effective alternatives to existing treatments and that our products should be used in their procedures.

        We believe physicians will only adopt our products if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods. Physicians also are more interested in using cost-effective products and may practice in settings like Accountable Care Organizations, or ACOs, or Medical Homes, where they face considerable cost-containment pressure. In general, physicians may be slow to change their medical treatment practices and use of our products for the following reasons, among others:

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  their lack of experience using our products;

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  lack of evidence supporting additional patient benefits from use of our products over conventional methods;

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  pressure to contain costs;

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  preference for other treatment modalities or our competitors' products;

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  perceived liability risks generally associated with the use of new products and procedures;

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  limited availability of coverage and/or reimbursement from third party payers; and

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  the time that must be dedicated to training.

        The degree of market acceptance of our products will continue to depend on a number of factors, including:

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  the safety and efficacy of our products;

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  the potential and perceived advantages of our products over alternative treatments;

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  clinical data and the clinical indications for which our products are approved;

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  product labeling or product insert requirements of the FDA or other regulatory authorities, including any limitations or warnings contained in approved labeling;

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  the cost of using our products relative to the use of our competitors' products or alternative treatment modalities;

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  relative convenience and ease of administration;

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  the strength of marketing and distribution support;

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  the timing of market introduction of competitive products;

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  publicity concerning our products or competing products and treatments;

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  our reputation and the reputation of the products;

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  the shelf life of our products and our ability to manage the logistics of the end-user supply chain; and

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  sufficient and readily accessible third-party insurance coverage and reimbursement.

        In addition, we are currently conducting clinical studies for some of our products that were brought to market as 361 HCT/Ps to generate efficacy data in various clinical applications. Unfavorable results from these 361 HCT/P clinical trials such as lack of clinical efficacy or serious treatment-related side effects could negatively affect the use and adoption of our products by physicians and hospitals, thereby compromising our market acceptance.

        We believe recommendations for, and support of our products by, influential physicians are essential for market acceptance and adoption. If we do not receive this support (e.g., because we are unable to demonstrate favorable long-term clinical data), physicians and hospitals may not use our products, which would significantly reduce our ability to achieve expected revenue and would prevent us from sustaining profitability.

        In the course of conducting our business, we must comply with regulatory quality requirements, adequately address quality issues that may arise with our products, as well as defects in third-party components included in our products. Although we have established internal procedures to minimize risks that may arise from quality issues, we may not be able to eliminate or mitigate these risks and quality issues may arise in which case we would be subject to liability. If the quality of our products does not meet the expectations of regulators, physicians or patients, then we could be subject to regulatory sanctions and our brand and reputation could suffer and our business, results of operations and financial condition could be adversely impacted.

Our future capital needs are uncertain and we may need to raise funds in the future, and such funds may not be available on acceptable terms or at all.

        Continued expansion of our business will be expensive and we may seek funds from stock offerings, borrowings under our existing or future credit facilities or other sources. Our capital requirements will depend on many factors, including:

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  the revenues generated by sales of our products;

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  the costs associated with expanding our sales and marketing efforts;

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  the expenses we incur in manufacturing and selling our products;

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  the costs of developing and commercializing new products or technologies;

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  the cost of obtaining and maintaining regulatory approval or clearance of certain products and products in development;

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  the number and timing of acquisitions and other strategic transactions such as our acquisition of NuTech Medical, and integration costs associated with such acquisitions;

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  the costs associated with capital expenditures, including expenses associated with the relocation of our California based manufacturing facility; and

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  unanticipated general, legal and administrative expenses.

        Our operating plan may change as a result of many factors currently unknown to us and we may need additional funds sooner than planned. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. Furthermore, if we issue equity or convertible debt securities to raise capital, you may experience dilution, and the new equity or convertible debt securities may have rights, preferences and privileges that are senior to or otherwise adversely affect your rights as a stockholder. In addition, if we raise capital through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products, potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If we cannot raise capital on acceptable terms, we may not be able to develop our product candidates, enhance our existing products, execute our business plan, take advantage of future opportunities, or respond to competitive pressure, changes in our supplier relationships, or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material adverse effect on our business, results of operations and financial condition.

We face the risk of product liability claims and may not be able to obtain or maintain adequate product liability insurance.

        Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing, investigating and marketing of medical devices and human tissue products. We are, and may in the future be, subject to product liability claims and lawsuits, including potential class actions or mass tort claims, alleging that our products have resulted or could result in an unsafe condition or injury. Product liability claims may be made by patients and their families, healthcare providers or others selling our products. Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

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  harm to our business reputation;

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  investigations by regulators;

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  significant defense costs;

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  distraction of management's attention from our primary business;

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  substantial monetary awards to patients or other claimants;

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  loss of revenue;

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  exhaustion of any available insurance and our capital resources; and

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  decreased demand for our products.

        Although we have product liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations and we may not be able to maintain this insurance. Also, it is possible that claims could exceed the limits of our coverage or be excluded from coverage under our policy. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims or we underestimate the amount of insurance we need, we could be exposed to significant liabilities, which may harm our business. One or more product liability claims could cause our stock price to decline and, if our liability exceeds our insurance coverage, could adversely affect our business, results of operations and financial condition.

Interruptions in the supply of our products or inventory loss may adversely affect our business, results of operations and financial condition.

        Our products are manufactured using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as strict company and government standards for the manufacture and storage of our products, subjects us to production risks. In addition to ongoing production risks, process deviations or unanticipated effects of approved process changes may result in non-compliance with regulatory requirements including stability requirements or specifications. Most of our products must be stored and transported within a specified temperature range. For example, if environmental conditions deviate from that range, our products' remaining shelf-lives could be impaired or their safety and efficacy could be adversely affected, making them unsuitable for use. These deviations may go undetected. The occurrence or actual or suspected production and distribution problems can lead to lost inventories, and in some cases recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays and result in substantial additional expenses. Any unforeseen failure in the storage of our products or loss in supply could result in a loss of our market share and negatively affect our revenues and operations.

Because we depend upon a limited group of suppliers and manufacturers for our Apligraf and Dermagraft products, we may incur significant product development costs and experience material delivery delays if we lose any significant supplier, which could materially impact sales of our products.

        We obtain some of the components for our Apligraf and Dermagraft products from a limited group of suppliers. For us to be successful, our suppliers must be able to provide us with these components in substantial quantities, in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Our efforts to maintain a continuity of supply and high quality and reliability may not be successful. Manufacturing disruptions experienced by our suppliers may jeopardize our supply of these components. Due to the stringent regulations and requirements of the FDA regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for certain components or materials. A change in suppliers could require significant effort or investment in circumstances where the items supplied are integral to product performance or incorporate unique technology. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material effect on our business, results of operations and financial condition. Due to our substantial indebtedness, one or more of our suppliers may refuse to extend us credit with respect to our purchasing or leasing equipment, supplies, products or components, or may only agree to extend us credit on significantly less favorable terms or subject to more onerous conditions. This could significantly disrupt our ability to purchase or lease required equipment, supplies, products and components in a cost-effective and timely manner and could have a material adverse effect on our business, results of operations and financial condition. Any casualty, natural disaster or other disruption of any of our sole-source suppliers' operations, or any unexpected loss of any existing exclusive supply contract, could have a material adverse effect on our business, results of operations and financial condition.

Our products are dependent on the availability of tissue from human donors, and any disruption in supply could adversely affect our business, results of operations and financial condition.

        Many of the products that we manufacture require that we obtain human tissue. The success of our business depends upon, among other factors, the availability of tissue from human donors. Any failure to obtain tissue from our sources will interfere with our ability to effectively meet demand for our products incorporating human tissue. The processing of human tissue for our products is very labor-intensive and it is therefore difficult to maintain a steady supply stream. The availability of donated tissue could also be adversely impacted by regulatory changes, public opinion of the donor process as well as our own reputation in the industry. The challenges we may face in obtaining adequate supplies of human tissue involve several risks, including limited control over availability, quality and delivery schedules. In addition, any interruption in the supply of any human tissue component could materially harm our ability to manufacture our products until a new source of supply, if any, could be found. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms, if at all, which would have a material adverse effect on our business, results of operations and financial condition.

Increased prices for, or unavailability of, raw materials used in our products could adversely affect our business, results of operations and financial condition.

        Our profitability is affected by the prices of the raw materials used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, fuel related delivery costs, competition, import duties, excises and other indirect taxes, currency exchange rates, and government regulation. Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Significant increases in the prices of raw materials that cannot be recovered through productivity gains, price increases or other methods could adversely affect our business, results of operations and financial condition.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

        We are highly dependent on our executive officers, the loss of whose services may adversely impact the achievement of our objectives. In particular, we depend on Gary Gillheeney, our President and Chief Executive Officer. Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives and scientific personnel in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous medical device companies for individuals with similar skill sets. The inability to recruit or loss of the services of any executive, key employee, consultant or advisor may impede the progress of our research, development and sales growth objectives.

        Our ability to recruit, retain and motivate our employees and consultants will depend in part on our ability to offer attractive compensation. We may also need to increase the level of cash compensation that we pay to them, which may reduce funds available for research and development and support of our sales growth objectives. There can be no assurance that we will have sufficient cash available to offer our employees and consultants attractive compensation.

        Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, prospects, financial condition or results of operations. We do not maintain "key person" insurance policies on the lives of these individuals or any of our other employees.

        Many of the companies that we compete against for qualified personnel have substantially greater financial and other resources and different risk profiles than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we can offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can discover, develop and commercialize product candidates will be limited.

We continue to invest significant capital in expanding our internal sales force, and there can be no assurance that these efforts will result in significant increases in sales.

        We are committed to building and further expanding our internal sales and marketing capabilities, including the expansion of our sales force to support the marketing and sales of the products acquired in connection with our acquisition of NuTech Medical. As a result, we continue to invest in a direct sales force for our products to allow us to reach new customers and potentially increase sales. These expenses impact our operating results, and there can be no assurance that we will continue to be successful in significantly expanding the sales of our products.

The impairment or termination of our relationships with independent sales agencies, whom we do not control, could materially and adversely affect our ability to generate revenues and profits. We intend to develop additional relationships with independent sales agencies in order to increase revenue from certain of our products; our inability to do so may prevent us from increasing sales.

        We derive a portion of our revenues through our relationships with independent sales agencies. The impairment or termination of these relationships for any reason could materially and adversely affect our ability to generate revenues and profits. Because the independent sales agency often controls the customer relationships within its territory, there is a risk that if our relationship with the independent sales agency ends, our relationship with the customer will be lost. Also, because we do not control an independent sales agency's field sales agents, there is a risk we will be unable to ensure that our sales processes, regulatory compliance, and other priorities will be consistently communicated and executed by the distributor. If we fail to maintain relationships with our key independent sales agencies, or fail to ensure that our independent sales agencies adhere to our sales processes, regulatory compliance, and other priorities, this could have an adverse effect on our business, results of operations and financial condition. We may have liability for the actions of independent sales agencies in marketing our products and our lack of control over their activities impedes our ability to prevent, detect or address such non-compliance. We only recently acquired NuTech Medical which relied on independent sales agencies to market and sell its products and we have retained many of these relationships as we market and sell the same products. We have yet to bring fully the activities of these former NuTech Medical independent sales agencies under our oversight and compliance policies.

        We intend to develop relationships and arrangements with additional independent sales agencies in order to increase our sales with respect to certain of our products. However, we may fail to develop such relationships, in which case we may not be able to increase our sales. Our success is partially dependent upon our ability to retain and motivate our independent sales agencies and their representatives to sell our products in certain territories. They may not be successful in implementing our marketing plans. Some of our independent sales agencies may not sell our products exclusively and may offer similar products from other companies. Our independent sales agencies may terminate their contracts with us, may devote insufficient sales efforts to our products, or may focus their sales efforts on other products that produce greater commissions for them, which could have an adverse effect on our business, results of operations and financial condition. We also may not be able to find additional independent sales agencies who will agree to market and/or distribute those products on commercially reasonable terms, if at all. If we are unable to establish new independent sales agency relationships or renew current sales agency agreements on commercially acceptable terms, our business, results of operations and financial condition could be materially and adversely affected. In addition, because we do not control these independent sales agencies as closely as our employees, while we may take steps to mitigate the risks associated with noncompliance by independent sales agencies, there remains a risk they do not comply with regulatory requirements or our requirements or our policies which could also adversely affect our business.

We will need to continue to expand our organization, and managing growth may be more difficult than expected.

        Managing our growth may be more difficult than we expect. We anticipate that a period of significant expansion will be required to penetrate and service the markets for our existing and anticipated future products and to continue to develop new products. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We may expand our business through acquisitions, similar to our acquisition of NuTech Medical, licenses, investments, and other commercial arrangements in other companies or technologies. Such acquisitions or commercial arrangements may entail significant risks.

        We periodically evaluate strategic opportunities to acquire companies, divisions, technologies, products, and rights through licenses, distribution agreements, investments, and outright acquisitions to grow our business, such as our acquisition of NuTech Medical. In connection with one or more of those transactions, we may:

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  issue additional equity securities that would dilute our stockholders' value;

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  use cash that we may need in the future to operate our business;

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  incur debt that could have terms unfavorable to us or that we might be unable to repay;

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  structure the transaction in a manner that has unfavorable tax consequences, such as a stock purchase that does not permit a step-up in the tax basis for the assets acquired;

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  be unable to realize the anticipated benefits, such as increased revenues, cost savings, or synergies from additional sales of existing or newly acquired products;

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  be unable to successfully integrate, operate, maintain and manage our newly acquired operations;

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  divert management's attention from the existing business to integrate, operate, maintain and manage our newly acquired operations and personnel;

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  acquire unknown liabilities that could subject us to government investigations and/or litigation or other actions that make it impossible to realize the anticipated benefits of the transaction;

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  be unable to secure the services of key employees related to the acquisition; and

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  be unable to succeed in the marketplace with the acquisition.

        Any of these items could materially and adversely affect our revenues, financial condition, and profitability. Business acquisitions also involve the risk of unknown liabilities associated with the acquired business, which could be material. Our acquisition of NuTech Medical expanded our wound care portfolio and broadened our addressable market to include the Surgical & Sports Medicine market. We may not realize the increased revenues, cost savings and synergies that we anticipate from this acquisition in the near term or at all due to many factors, including delays in the integration process, an inability to successfully penetrate the amniotic category of the wound care market or an inability to obtain necessary regulatory approvals. Additional liabilities related to acquisitions could include lack of compliance with government regulations that could subject us to investigation and civil and criminal sanctions. For example, we may acquire a company that was not compliant with FDA quality requirements or was making payments or other forms of remuneration to physicians to induce them to use their products. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could materially and adversely affect our business and we may lose our entire investment or be unable to recover our initial investment, which could include the cost of acquiring licenses or distribution rights, acquiring products, purchasing initial inventory, or investments in early stage companies. Inability to recover our investment, or any write off of such investment, associated goodwill, or assets, could have a material and adverse effect on our business, results of operations and financial condition.

New lines of business or new products and services may subject us to additional risks.

        From time to time, we may implement or may acquire new lines of business, such as our Surgical & Sports Medicine products that were acquired in connection with our acquisition of NuTech Medical, or we may offer new products and services within existing lines of business. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, we may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, lack of market acceptance, and shifting market preferences, may also affect the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business, results of operations and financial condition.

        We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property). We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract (and the large amounts of confidential information that is present on them), make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we have invested significantly in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Although we have cyber-insurance coverage that may cover certain events described above, this insurance is subject to deductibles and coverage limitations and we may not be able to maintain this insurance. Also, it is possible that claims could exceed the limits of our coverage. Any interruption or breach in our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities.

If a breach of our measures protecting personal data covered by HIPAA or the HITECH Act occurs, we may incur significant liabilities.

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the HITECH Act, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of protected health information. The requirements and restrictions apply to "covered entities" (which include health care providers and insurers) as well as to their business associates that receive protected health information from them in order to provide services to or perform certain activities on their behalves. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We occasionally receive protected health information from our customers in the course of our business. As such, we believe that we are business associates and therefore subject to HIPAA's requirements and restrictions with respect to handling such protected health information, and have executed business associate agreements with certain customers. Requirements applicable to business associates are complex and subject to varying interpretation. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on our business, results of operations and financial condition.

        We have entered into a significant number of transactions with related parties. The details of certain of these transactions are set forth in the section "Certain Relationships and Related

Transactions." Related party transactions create the possibility of conflicts of interest with regard to our management, including that:

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  we may enter into contracts between us, on the one hand, and related parties, on the other, that are not as a result of arm's-length transactions;

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  our executive officers and directors that hold positions of responsibility with related parties may be aware of certain business opportunities that are appropriate for presentation to us as well as to such other related parties and may present such business opportunities to such other parties; and

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  our executive officers and directors that hold positions of responsibility with related parties may have significant duties with, and spend significant time serving, other entities and may have conflicts of interest in allocating time.

        Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Conversely, we may not be able to enter into transactions with third parties on terms as favorable as the terms of existing transactions with related parties. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. It is possible that a conflict of interest could have a material adverse effect on our business, results of operations and financial condition.

Our financial performance may be adversely affected by medical device tax provisions in healthcare reform laws.

        The Patient Protection and Affordable Care Act (the "PPACA") currently imposes, among other things, an excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States. Under these provisions, the Congressional Research Service predicts that the total cost to the medical device industry may be up to $20 billion over the next decade. The Internal Revenue Service issued final regulations implementing the tax in December 2012, which require, among other things, bi-monthly payments and quarterly reporting. The Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law in December 2015, included a two-year moratorium on the medical device excise tax. A second two-year moratorium on the medical device excise tax was signed into law in January 2018 as part of the Extension of Continuing Appropriations Act, 2018 (Pub. L. 115-120), extending the moratorium through December 31, 2019. Thus, the medical device excise tax does not apply to the sale of a taxable medical device by the manufacturer, producer, or importer of the device during the period beginning on January 1, 2016, and ending on December 31, 2019. If this legislation is not repealed by December 31, 2019, we will be subject to this 2.3% excise tax on sales of certain of our products in the United States including Apligraf, Dermagraft and PuraPly, which could have a material adverse effect on our business, results of operations and financial condition.

We could incur asset impairment charges related to certain leasehold improvements, which could adversely affect our business, results of operations and financial condition.

        Our long-term assets include property, plant and equipment of $45.5 million and $42.1 million for the years ended December 31, 2016 and 2017, respectively. Approximately $22 million of each of these amounts is attributable to certain leasehold improvements that we made to the buildings we lease at 275 Dan Road as part of our Canton, Massachusetts corporate headquarters. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The build out to this property was suspended prior to completion and we are currently evaluating our future use of this property. If we decide that we do not intend to complete this buildout, either due to insufficient funding for this purpose or other business reasons, then these assets would be impaired. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based on appraised value. Any such impairment could result in a non-cash charge equal to the full value of these improvements. During the year ended December 31, 2017, we did not recognize an impairment charge in relation to these leasehold improvements. Changes in our assumptions with respect to our expected use of these assets may result in an impairment charge in the future, which could adversely affect our business, results of operations and financial condition.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our business, results of operations and financial condition.

        Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business are highly complex. These matters include, but are not limited to, revenue recognition, income taxes, impairment of goodwill and long-lived assets and equity-based compensation. Changes in these rules, guidelines or interpretations could significantly change our reported or expected financial performance or financial condition.

        In addition, the preparation of financial statements in conformity with GAAP requires management to make assumptions, estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of net revenues and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

Risks Related to Regulation of Our Products and Other Government Regulations

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis and its subsidiaries as they currently exist under Delaware law.

Obtaining the necessary regulatory approvals or clearances for certain of our products will be expensive and time-consuming and may impede our ability to fully exploit our technologies or otherwise limit our ability to meet other business objectives.

        As biological products and medical devices, many of the products that we market require regulatory approvals or clearances from the FDA, or from similar regulatory authorities outside of the United States, before they may legally be distributed in commerce. In particular, such products may require FDA approval of Biologics License Applications, or BLAs, under Section 351 of the Public Health Service Act (the "PHSA"), Premarket Approval, or PMA, submissions under Section 515 of the Federal Food, Drug, and Cosmetic Act, or FDCA, or may require clearance under Section 510(k) of the FDCA. Although we believe that we have all necessary regulatory approvals or clearances legally required for the products that we currently market, the introduction of new or modified products may require us to secure new approvals or clearances. Additionally, the FDA may take the position that some of the products that we currently market without premarket approval or clearance in fact require such approval or clearance. The process of obtaining an approved BLA or PMA requires the expenditure of substantial time, effort and financial resources and may take years to complete. Although obtaining clearance under section 510(k) is somewhat less burdensome, it is also associated with significant costs and resource commitments. The fee for filing a BLA, PMA or 510(k) notification, and the annual user fees for any establishment that manufactures biologics or medical devices, as well as product fees applicable to each approved product are substantial. There are also significant costs associated with conducting clinical trials to support approvals that cannot necessarily be estimated with any accuracy until investigational plans have been developed. Moreover, data obtained from clinical activities may show a lack of safety or efficacy or may be inconclusive or susceptible to varying interpretations, any of which could delay, limit or prevent regulatory approval. Failure or delay can occur at any time during the clinical trial process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. Even product candidates in later stages of clinical trials may fail to show the required safety profile or meet the efficacy endpoints despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. We cannot be certain that we will not face similar setbacks. Even with positive clinical trial results, there may be other barriers to approval or clearance, and the FDA may not grant approval or clearance on a timely basis, or at all. Even if the FDA clears or approves our products, the clinical data submitted to the FDA may not be sufficient for payers to cover and/or adequately reimburse our customers for use of our products. Additionally, the FDA may limit the indications for use in an approval or clearance, or place other conditions on an approval, that could restrict the commercial application of the products.

We must comply with applicable post-marketing regulatory obligations, which could include obtaining new regulatory approvals or clearances.

        Following approval or clearance, some types of changes to the approved or cleared product, such as adding new indications or additional labeling claims or introducing manufacturing changes, are subject to FDA review and approval, which may require to further nonclinical or clinical testing. The costs and other resource burdens associated with obtaining new regulatory approvals or clearances for existing or future products may limit the resources available to us to fully exploit our technologies or may otherwise limit our ability to carry out other business activities. Depending on the nature of the change, we may determine that the change may be carried out without obtaining premarket approval or clearance. The FDA or another regulatory body could disagree with our conclusion and require such premarket approval or clearance, which would disrupt the marketing of these products, potentially expose us to regulatory sanctions, and have a material adverse effect on our business, financial condition and results of operations.

The FDA may determine that certain of our products that are, or are derived from, human cells or tissues do not qualify for regulation solely under Section 361 of the PHSA, and may require that the products be removed from the market until we obtain premarket clearance or approval.

        Certain of the products that we manufacture, process and distribute are, or are derived from, human cells or tissues, including amniotic tissue. The FDA has specific regulations governing human cells, tissues and cellular and tissue-based products, or HCT/Ps. In particular, HCT/Ps that meet certain criteria set forth in the FDA's regulations at 21 C.F.R. § 1271.10 are regulated solely under Section 361 of the PHSA, so-called "Section 361 HCT/Ps", and are not subject to any premarket clearance or approval requirements. They are also subject to less stringent post-market regulatory requirements than products regulated under Section 351 of the PHSA and/or under Sections 505, 510 or 515 of the FDCA. The Company has believed that certain of our HCT/Ps, including our products derived from amniotic membrane, qualify for regulation as Section 361 HCT/Ps. However, the regulatory classification of an HCT/P as a Section 361 HCT/P depends in part on the purposes for which the product is intended and in part on the processing to which an HCT/P is subject. On November 16, 2017, the FDA issued a final guidance document entitled, "Regulatory Considerations for Human Cells, Tissues, and Cellular and Tissue-Based Products: Minimal Manipulation and Homologous Use", or 361 HCT/P Guidance, which provides FDA's current thinking on how to apply the existing regulatory criteria for regulation as a Section 361 HCT/P. These include, in addition to other requirements, requirements that an HCT/P be both minimally manipulated and intended for homologous use. In general, "minimal manipulation" is a standard referring to the degree to which the original characteristics of an HCT/P have been altered by processing and "homologous use" refers to the requirement that an HCT/P perform the same basic function in the donor as in the recipient. In light of the 361 HCT/P Guidance, it may be necessary to revise our labeling and marketing claims for our amniotic membrane products, including our Affinity and NuShield products, to clarify that they are intended as wound coverings, to ensure that they meet the homologous use requirement and therefore continue to qualify as Section 361 HCT/Ps. To the extent that any cell- or tissue-based product that we distribute is deemed not to be an HCT/P or a Section 361 HCT/P, it will be subject to premarket clearance or approval requirements, as well as additional, more stringent post-market regulatory requirements. Further, it may be necessary to obtain FDA approval of a BLA for NuCel and ReNu because those products may be deemed to be more than minimally manipulated, not for homologous use, or otherwise not regulated as Section 361 HCT/Ps. In the event NuCel and ReNu are deemed not to be Section 361 HCT/Ps, compliance with applicable pre- and post-market regulatory requirements will involve significant time and substantial costs. We may also be required to suspend sales of NuCel and ReNu until FDA approval is obtained. Thus, any action by the FDA to apply the principles set forth in the 361 HCT/P Guidance to the HCT/Ps that we distribute could have adverse consequences for us and make it more difficult or expensive for us to conduct our business. The 361 HCT/P Guidance indicates that the FDA is providing a 36-month enforcement grace period to allow sufficient time for distributors of HCT/Ps to make any regulatory submissions and obtain any premarket approvals necessary to comply with the guidance. Although we believe that the 36-month grace period provides adequate time to comply, if we are unable to obtain BLA approvals for NuCel and ReNu within the 36-month time period, we may be required to suspend sales of those products until FDA approval is obtained. The ability to obtain approval for the uses for which the product is currently marketed cannot be assured. Moreover, even for those products that will remain regulated as Section 361 HCT/Ps, increasing regulatory scrutiny within the industry in which we operate could lead to heightened requirements, compliance with which could be costly. The costs and other resource burdens associated with any of these regulatory outcomes may limit the resources available to us to fully exploit our technologies or may otherwise limit our ability to carry out other business activities.

To the extent that the FDA may determine that certain of our products that are, or are derived from, human cells or tissues do not qualify for regulation solely under Section 361 of the PHSA, the introduction of new tissue products would become more expensive, expansion of our tissue product offerings could be significantly delayed, and we could be subject to additional post-market regulatory requirements.

        As stated above, in light of the 361 HCT/P Guidance, the FDA may determine that the types of cell- and tissue-based products that we distribute—and in particular, products derived from allografts consisting of human skin or amniotic tissue—are subject to premarket clearance or approval requirements. Should the FDA make such a determination, products of this type, including future products that we seek to introduce, will be much more costly to commercialize, as we will likely have to carry out preclinical work in animals and/or clinical trials in humans to support approval. Such preclinical work and clinical trials are expensive and time-consuming with no guarantee of success. In addition, these products will be subject to more stringent post-market regulatory requirements than those that currently apply, including but not limited to more stringent restrictions on advertising and promotion of these products, as well as more extensive adverse event reporting. In the future, we may also wish to market our existing HCT/P products for new intended uses that may render them ineligible for regulation as Section 361 HCT/Ps and cause them to require premarket clearance or approval under the medical device or biological product provisions of the FDCA and/or PHSA instead. Compliance with these requirements will involve significant time and substantial costs and could limit the resources available to us to fully exploit our technologies, including limiting our ability to introduce new allograft-derived products. Additionally, the FDA may not grant the necessary clearances or approvals.

We conduct a range of nonclinical, as well as clinical trials, comparative effectiveness, economic and other studies of our products. Unfavorable results from these trials or studies or from similar trials or studies conducted by others may negatively affect the use or adoption of our products by physicians, hospitals and payers, which could have a negative impact on the market acceptance of these products and their profitability.

        We conduct a variety of nonclinical and clinical trials, comparative effectiveness studies and economic and other studies of our products in an effort to generate comprehensive clinical and real world outcomes data and cost effectiveness data in order to obtain product approval and drive further penetration in the markets we serve. In the event that these trials and studies, or similar trials and studies conducted by others, yield unfavorable results, those results could negatively affect the use or adoption of our products by physicians, hospitals and payers, thereby compromising market acceptance and profitability.

Our business is subject to continuing significant regulatory obligations by the FDA and other authorities, compliance with which is expensive and time-consuming and may impede our ability to fully exploit our technologies or otherwise limit our ability to meet other business objectives.

        Aside from the obligation to obtain regulatory approvals or clearances, companies such as ours have ongoing regulatory obligations that are expensive and time-consuming to meet. In particular, the production and marketing of our products are subject to extensive regulation and review by the FDA and numerous other governmental authorities both in the United States and abroad. As noted above, some of the products that we distribute are considered Section 361 HCT/Ps. The FDA's regulation of HCT/Ps includes requirements for registration and listing of products; donor screening and testing; processing and distribution, known as "Current Good Tissue Practices," or cGTP; labeling; record keeping and adverse-reaction reporting; and inspection and enforcement. Moreover, it is likely that the FDA's regulation of HCT/Ps will continue to evolve in the future. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have a material adverse effect on our business, results of operations and financial condition. Our other products are regulated as biologics and medical devices, which are subject to even more stringent regulation by the FDA. As noted above, these products are subject to rigorous premarket review processes, and an approval or clearance may place substantial restrictions on the indications for which the product may be marketed or the population for whom it may be marketed, may require warnings to accompany the product or may impose other restrictions on the sale and/or use of the product. In addition, approved and cleared products are subject to continuing obligations to comply with other substantial regulatory requirements, including the FDA's cGTP regulations, the FDA's QSR and/or the FDA's Current Good Manufacturing Practices, or cGMP regulations, adverse event reporting, and FDA inspections. The costs and other resource burdens associated with maintaining regulatory approvals or clearances for our products and otherwise meeting our regulatory obligations may limit the resources available to us to fully exploit our technologies or may otherwise limit our ability to carry out other business activities

        In some states, the manufacture or distribution of HCT/Ps requires a license or permit to operate as a tissue bank or tissue distributor. We believe that, other than in Florida, we have all required state licenses or permits applicable to the distribution of HCT/Ps, but there is a risk that there may be state or local license or permit requirements of which we are unaware or with which we have not complied. In the event that such noncompliance exists in a given jurisdiction, we could be precluded from distributing HCT/Ps in that jurisdiction and also could be subject to fines or other penalties. If any such actions were to be instituted against us, it could adversely affect our business and/or financial condition. In connection with our acquisition of NuTech Medical in March 2017, we did not timely file a change of ownership notice for NuTech's tissue bank license with the Florida Agency for Health Care Administration for our cadaveric orthopedic products. Although a change of ownership application was submitted, we could be subject to fines or other penalties, including distribution restrictions on those two products, for failure to timely file. In June 2018, the change of ownership application was denied on the ground that it had not been timely filed. Accordingly, a new license application has been submitted and is pending.

        The American Association of Tissue Banks, or AATB, has issued operating standards for tissue banking. Compliance with these standards is a requirement in order to become an accredited tissue bank. In addition, some states have their own tissue banking regulations. In addition, procurement of certain human organs and tissue for transplantation is subject to the restrictions of the National Organ Transplant Act, or NOTA, which prohibits the transfer of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. We reimburse tissue banks, hospitals and physicians for their services associated with the recovery, storage and transportation of donated human tissue. Although we have independent third party appraisals that confirm the reasonableness of the service fees we pay, if we were to be found to have violated NOTA's prohibition on the sale or transfer of human tissue for valuable consideration, we, our officers, or employees, would potentially be subject to criminal enforcement sanctions, which could materially and adversely affect our business, results of operations and financial condition.

Many of the products we manufacture and process are derived from human tissue and therefore have the potential for disease transmission.

        The utilization of human tissue creates the potential for transmission of communicable disease, including, but not limited to, human immunodeficiency virus, or HIV, viral hepatitis, syphilis and other viral, fungal or bacterial pathogens. We are required to comply with federal and state regulations intended to prevent communicable disease transmission.

        Although we maintain strict quality controls over the procurement and processing of our tissue, there is no assurance that these quality controls will be adequate. In addition, negative publicity concerning disease transmission from other companies' improperly processed donated tissue could have a negative impact on the demand for our products. If any of our products are implicated in the transmission of any communicable disease, our officers, employees and we could be subject to government sanctions including but not limited to recalls, and civil and criminal liability, with sanctions that include exclusion from doing business with the federal government. We could also be exposed to product liability claims from those who used or received our products as well as loss of our reputation.

Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation, including product liability claims, and negative publicity that could erode our competitive advantage and market share and materially adversely affect our reputation, business, results of operations and financial condition.

        Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Quality and safety issues may occur with respect to any of our products, and our future operating results will depend on our ability to maintain an effective quality control system and effectively train and manage our workforce with respect to our quality system. The development, manufacture and control of our products are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and similar foreign agencies. Compliance with these regulatory requirements, including but not limited to the FDA's QSR, GMPs and adverse events/recall reporting requirements in the United States and other applicable regulations worldwide, is subject to continual review and is monitored rigorously through periodic inspections by the FDA and foreign regulatory authorities. The FDA and foreign regulatory authorities may also require post-market testing and surveillance to monitor the performance of approved products. Our manufacturing facilities and those of our suppliers and independent sales agencies are also subject to periodic regulatory inspections. If the FDA or a foreign authority were to conclude that we have failed to comply with any of these requirements, it could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, such as product recalls or seizures, withdrawals, monetary penalties, consent decrees, injunctive actions to halt the manufacture or distribution of products, import detentions of products made outside the United States, export restrictions, restrictions on operations or other civil or criminal sanctions. Civil or criminal sanctions could be assessed against our officers, employees, or us. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products.

        In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could increase regulatory requirements, subject us to government investigations or expose us to unexpected litigation. Any regulatory action or litigation, regardless of the merits, may result in substantial costs, divert management's attention from other business concerns and place additional restrictions on our sales or the use of our products. In addition, negative publicity, including regarding a quality or safety issue, could damage our reputation, reduce market acceptance of our products, cause us to lose customers and decrease demand for our products. Any actual or perceived quality issues may also result in issuances of physician's advisories against our products or cause us to conduct voluntary recalls. Any product defects or problems, regulatory action, litigation, negative publicity or recalls could disrupt our business and have a material adverse effect on our business, results of operations and financial condition.

We may implement a product recall or voluntary market withdrawal, which could significantly increase our costs, damage our reputation and disrupt our business.

        The manufacturing, marketing and processing of our products involves an inherent risk that our products or processes may not meet manufacturing specifications, applicable regulatory requirements or quality standards. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall or market withdrawal of one of our products would be costly and would divert management resources. A recall or withdrawal of one of our products, or a similar product processed by another entity, also could impair sales of our products as a result of confusion concerning the scope of the recall or withdrawal, or as a result of the damage to our reputation for quality and safety.

As a condition of our Gintuit BLA, a pediatric study was required to be conducted, and we did not complete this study by the deadline set forth in the BLA approval letter. Gintuit could therefore be subject to enforcement action if marketing is resumed without completion of the required pediatric study.

        Sponsors of products for which the FDA has approved a BLA are obligated by the Pediatric Research Equity Act, or PREA, to carry out clinical trials of the products in pediatric populations, unless those requirements are waived. In 2012, we obtained FDA approval of a BLA for an oral tissue-engineered product to be marketed under the trade name Gintuit. Although Gintuit was not intended to be used in pediatric populations, the FDA imposed a requirement to conduct a pediatric study following approval. We originally planned to complete these studies within the timeframes established in the Gintuit approval letter. However, in 2014, we made a business decision to suspend commercialization of Gintuit; all manufacturing, commercial and clinical activities for the product were discontinued. At that time, we informed the FDA of this decision and requested suspension of the pediatric study requirement, at which time the FDA placed Gintuit on its discontinued products list. Notwithstanding our request that the pediatric study requirement be suspended, we were notified by the FDA on June 29, 2017 that the FDA had determined that we had not complied with our PREA obligations. We responded and submitted a formal request for an extension for the pediatric study requirement for Gintuit. However, on October 5, 2017, the FDA advised that our request had been denied. Although we believe that we are not currently subject to penalties for noncompliance because Gintuit is not on the market and there is accordingly no foreseeable use of the product in pediatric populations, the product could be viewed as misbranded and subject to seizure or other enforcement action if marketing is resumed without completion of the required pediatric study.

Our failure to comply with regulatory obligations could result in negative effects on our business.

        The failure by us or one of our suppliers to comply with applicable regulatory requirements could result in, among other things, the FDA or other governmental authorities:

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  imposing fines and penalties on us;

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  preventing us from manufacturing or selling our products;

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  delaying or denying pending applications for approval or clearance of our products or of new uses or modifications to our existing products, or withdrawing or suspending current approvals or clearances;

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  ordering or requesting a recall of our products;

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  issuing warning letters;

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  imposing operating restrictions, including a partial or total shutdown of production or investigation of any or all of our products;

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  refusing to permit to import or export of our products;

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  detaining or seizing our products;

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  obtaining injunctions preventing us from manufacturing or distributing any or all of our products;

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  commencing criminal prosecutions or seeking civil penalties; and

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  requiring changes in our advertising and promotion practices.

        Failure to comply with applicable regulatory requirements could also result in civil actions against us by private parties (e.g., under the federal Lanham Act and/or state unfair competition laws), and other unanticipated negative consequences. If any of these actions were to occur it could harm our reputation and cause our product sales to suffer and may prevent us from generating revenue.

We are subject to various governmental regulations relating to the labeling, marketing and sale of our products.

        Both before and after a product is commercially released, we have ongoing responsibilities under regulations promulgated by the FDA and similar U.S. and foreign regulations governing product labeling and advertising, distribution, sale and marketing of our products.

        Manufacturers of medical devices and biological products are permitted to promote products solely for the uses and indications set forth in the approved or cleared product labeling. A number of enforcement actions have been taken against manufacturers that promote products for "off-label" uses (i.e., uses that are not described in the approved or cleared labeling), including actions alleging that claims submitted to government healthcare programs for reimbursement of products that were promoted for "off-label" uses are fraudulent in violation of the Federal False Claims Act or other federal and state statutes and that the submission of those claims was caused by off-label promotion. The failure to comply with prohibitions on "off-label" promotion can result in significant monetary penalties, revocation or suspension of a company's business license, suspension of sales of certain products, product recalls, civil or criminal sanctions, exclusion from participating in federal healthcare programs, or other enforcement actions. In the United States, allegations of such wrongful conduct could also result in a corporate integrity agreement with the U.S. government that imposes significant administrative obligations and costs.

We and our employees and contractors are subject, directly or indirectly, to federal, state and foreign healthcare fraud and abuse laws, including false claims laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

        Our operations are subject to various federal, state and foreign fraud and abuse laws. These laws may constrain our operations, including the financial arrangements and relationships through which we market, sell and distribute our products.

        U.S. federal and state laws that affect our ability to operate include, but are not limited to:

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  the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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  federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other government payers that are false or fraudulent;

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  Section 242 of HIPAA codified at 18 U.S.C. § 1347, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program (i.e., public or private);

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  federal transparency laws, including the so-called federal "sunshine" law, which requires the tracking and disclosure to the federal government by pharmaceutical and medical device manufacturers of payments and other transfers of value to physicians and teaching hospitals as well as ownership and investment interests that are held by physicians and their immediate family members; and

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  state law equivalents of each of these federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payer, including commercial insurers; state laws that require pharmaceutical and medical device companies to comply with their industry's voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict certain payments that may be made to healthcare providers and other potential referral sources; state laws that require drug and medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that prohibit giving gifts to licensed healthcare professionals; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states.

        In particular, activities and arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, waste and other abusive practices. These laws and regulations may restrict or prohibit a wide range of activities or other arrangements related to the development, marketing or promotion of products, including pricing and discounting of products, provision of customer incentives, provision of reimbursement support, other customer support services, provision of sales commissions or other incentives to employees and independent contractors and other interactions with healthcare practitioners, other healthcare providers and patients.

        Because of the breadth of these laws and the narrow scope of the statutory or regulatory exceptions and safe harbors available, our business activities could be challenged under one or more of these laws. Relationships between medical product manufacturers and health care providers are an area of heightened scrutiny by the government. We engage in various activities, including the conduct of speaker programs to educate physicians, the provision of reimbursement advice and support to customers, and the provision of customer and patient support services, that have been the subject of government scrutiny and enforcement action within the medical device industry.

        Government expectations and industry best practices for compliance continue to evolve and past activities may not always be consistent with current industry best practices. Further, there is a lack of government guidance as to whether various industry practices comply with these laws, and government interpretations of these laws continue to evolve, all of which creates compliance uncertainties. Any non-compliance could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. Although we have a comprehensive compliance program designed to ensure that our employees' and commercial partners' activities and interactions with healthcare professionals and patients are appropriate, ethical, and consistent with all applicable laws, regulations, guidelines, policies and standards, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

        If a government entity opens an investigation into possible violations of any of these laws (which may include the issuance of subpoenas), we would have to expend significant resources to defend ourselves against the allegations. Allegations that we, our officers, or our employees violated any one of these laws can be made by individuals called "whistleblowers" who may be our employees, customers, competitors or other parties. Government policy is to encourage individuals to become whistleblowers and file a complaint in federal court alleging wrongful conduct. The government is required to investigate all of these complaints and decide whether to intervene. If the government intervenes and we are required to pay money back to the government, the whistleblower, as a reward, is awarded a percentage. If the government declines to intervene, the whistleblower may proceed on her own and, if she is successful, she will receive a percentage of any judgment or settlement amount the company is required to pay. The government may also initiate an investigation on its own. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business. In particular, if our operations are found to be in violation of any of the laws described above or if we agree to settle with the government without admitting to any wrongful conduct or if we are found to be in violation of any other governmental regulations that apply to us, we, our officers and employees may be subject to sanctions, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, the curtailment or restructuring of our operations and the imposition of a corporate integrity agreement, any of which could adversely affect our business, results of operations and financial condition.

We could be subject to legal exposure if we do not report the average sales prices, or ASP, to government agencies or if our reporting is not accurate and complete.

        Our products are reimbursed by Medicare in physician office settings at a rate of ASP plus 6% less the sequestration amount (2% of the government's 80% portion). The ASP reimbursement methodology requires us to report, to the government, the ASP for each of our products every quarter. Government price reporting requirements are complex. If we do not report ASP at all or if we report ASP incorrectly we could be subject to civil monetary penalties and/or, if the violation is knowing or reckless, be subject to false claims act liability. In the case of very serious or repeated violations, we could be excluded from doing business with the Medicare program and other federal healthcare programs.

Our officers, employees, independent contractors, principal investigators, consultants and commercial partners may engage in misconduct or activities that are improper under other laws and regulations, which would create liability for us.

        We are exposed to the risk that our officers, employees, independent contractors (including contract research organizations, or CROs), principal investigators, consultants and commercial partners may engage in fraudulent conduct or other illegal activity and/or may fail to disclose unauthorized activities to us. Misconduct by these parties could include, but is not limited to, intentional, reckless and/or negligent failures to comply with:

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  the laws and regulations of the FDA and its foreign counterparts requiring the reporting of true, complete and accurate information to such regulatory bodies, including but not limited to safety problems associated with the use of our products;

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  laws and regulations of the FDA and its foreign counterparts concerning the conduct of clinical trials and the protection of human research subjects;

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  other laws and regulations of the FDA and its foreign counterparts relating to the manufacture, processing, packing, holding, investigating or distributing in commerce of medical devices, biological products and/or HCT/Ps; or

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  manufacturing standards we have established.

        In particular, companies involved in the manufacture of medical products are subject to laws and regulations intended to ensure that medical products that will be used in patients are safe and effective, and specifically that they are not adulterated or contaminated, that they are properly labeled, and have the identity, strength, quality and purity that which they are represented to possess. Further, companies involved in the research and development of medical products are subject to extensive laws and regulations intended to protect research subjects and ensure the integrity of data generated from clinical trials and of the regulatory review process. Any misconduct in any of these areas—whether by our own employees or by contractors, vendors, business associates, consultants, or other entities acting as our agents—could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. Although we have a comprehensive compliance program designed to ensure that our employees', CRO partners', principal investigators', consultants', and commercial partners' activities and interactions with healthcare professionals and patients are appropriate, ethical, and consistent with all applicable laws, regulations, guidelines, policies and standards, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business.

We face significant uncertainty in the industry due to government healthcare reform and other legislative action.

        There have been and continue to be laws enacted by the federal government, state governments, regulators and third party payers to control healthcare costs, and generally, to reform the healthcare system in the United States. For example, the Healthcare Reform Act substantially changed the way healthcare is delivered and financed by both governmental and private insurers. These changes included the creation of demonstration programs and other value-based purchasing initiatives that provide financial incentives for physicians and hospitals to reduce costs, including incentives for furnishing low cost therapies for chronic wounds even if those therapies are less effective than our products. Under the Trump Administration, there are ongoing efforts to modify or repeal all or part of PPACA or take executive action that affects its implementation. Tax reform legislation was recently passed that includes provisions that will impact healthcare insurance coverage and payment such as the elimination of the tax penalty for individuals who do not maintain health insurance coverage beginning in 2019 (the so-called "individual mandate"). Such actions or similar actions could have a negative effect on the utilization of our products. We expect such efforts to continue and that there will be additional reform proposals at federal and state levels. We cannot predict whether additional reform proposals will be adopted, when they will be adopted, or what impact they may have on us, but any such proposals could have a negative impact on our business and provide incentives for hospitals and physicians to not use our products.

        General legislative action may also affect our business. For example, the Budget Control Act of 2011 includes provisions to reduce the federal deficit. The Budget Control Act, as amended, resulted in the imposition of reductions of up to 2% in Medicare payments to providers which began in April, 2013 and will remain in effect through 2025 unless additional congressional action is taken. These or other similar reductions in government healthcare spending could result in reduced demand for our products or additional pricing pressure.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business, results of operations and financial condition.

        We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

        Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our sales into foreign markets expose us to risks associated with international sales and operations.

        We are currently selling into foreign markets and plan to expand such sales. Managing a global organization is difficult, time consuming, and expensive. Conducting international operations subjects us to risks that could be different than those faced by us in the United States. The sale and shipment of our products across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade, import and export and customs regulations and laws, including but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons.

        Compliance with these regulations and laws is costly, and failure to comply with applicable legal and regulatory obligations could adversely affect us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our distribution and sales activities.

        These risks may limit or disrupt our expansion, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation. Operating in international markets also requires significant management attention and financial resources.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

        The U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act of 2010, and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws, including the requirements to maintain accurate information and internal controls. We operate in many parts of the world that have experienced governmental corruption to some degree and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. There is no assurance that our internal control policies and procedures will protect us from acts committed by our employees or agents. If we are found to be liable for FCPA or other violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others), we could suffer from civil and criminal penalties or other sanctions, including contract cancellations or debarment, and loss of reputation, any of which could have a material adverse impact on our business, financial condition, and results of operations.

Risks Related to Reimbursement for our Products

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis and its subsidiaries as they currently exist under Delaware law.

The rate of reimbursement and coverage for the purchase of our products by government and private insurance is subject to change.

        Sales of almost all of our products depend partly on the ability of our customers to obtain reimbursement for the cost of our products under government health benefit programs such as Medicare and Medicaid and from other global government authorities. Government health benefit programs and private health plans continuously seek to reduce healthcare costs. For example, in 2014, Medicare unexpectedly established a policy to stop making separate payment for our products in certain clinical settings. This policy required us to reduce prices for our products which caused significant reduction in our revenue. As of January 1, 2018, our PuraPly AM and PuraPly products no longer qualified for separate payments under Medicare and this change has resulted in a reduction in our revenue as compared to prior periods.

        On March 23, 2018, the United States Congress passed, and the President signed into law, the Consolidated Appropriations Act of 2018, or the Appropriations Act. The Appropriations Act restores the pass-through status effective October 1, 2018 for drugs or biologicals whose period of pass-through payment status ended on December 31, 2017 and for which payment was packaged into a covered hospital outpatient service furnished beginning on January 1, 2018; PuraPly and PuraPly AM meet these conditions. As a result, PuraPly and PuraPly AM will continue to be included in the "bundled" payment structure from January 1, 2018 through September 30, 2018 after which time Medicare is expected to resume making pass-through payments to hospitals when they use PuraPly and PuraPly AM in the outpatient hospital setting and in ASCs. PuraPly and PuraPly AM will retain this "pass-through" reimbursement status through September 30, 2020. While CMS has regulatory proposals confirming that PuraPly AM and PuraPly are included as biologicals with pass-through payment status, it also requested comments on these proposals, including with respect to which products should qualify for pass-through payment status. Although we do not believe that CMS has the discretion to change its determination that the Appropriations Act restores pass-through status for PuraPly AM and PuraPly, the final rule is expected to be issued in the fourth quarter of 2018 after conclusion of the comment period, which ends on September 24, 2018, and the time required for the agency to complete its review of all comments received. Other skin substitute products, including all of our other products, will remain in the bundled payment structure.

        Our success will depend in part on the extent to which coverage and adequate reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payers and we do not know whether such reimbursement will be available. For example, currently most private payers provide limited coverage for our PuraPly AM, PuraPly, Affinity and NuShield products and as a result there is limited use of these products for patients covered by private payers.

        The continuing efforts of government agencies, private health plans and other payers of healthcare services to contain or reduce costs of healthcare may adversely affect:

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  the availability of our products due to restricted coverage;

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  the ability of our customers to pay for our products;

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  our ability to maintain pricing so as to generate revenues or achieve or maintain profitability; and

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  our ability to access capital.

        Payers are increasingly attempting to contain healthcare costs by limiting both the breadth of coverage and the level of reimbursement, particularly for new therapeutic products generally or specifically for new therapeutic products that target an indication that is perceived to be well served by existing treatments. Specifically, the Patient Protection and Affordable Care Act, or PPACA, enacted in 2010 contains provisions for Medicare demonstration programs that create financial incentives to treat patients with chronic wounds conservatively and not use our products. Furthermore, other than the PuraPly AM and PuraPly products through 2017, our products are not paid separately in the outpatient hospital setting which is our largest customer base. This payment policy has created incentives to use our competitors' products. Accordingly, even if coverage and reimbursement are provided, market acceptance of our products has been and will be adversely affected if access to coverage is administratively burdensome to obtain and/or use of our products is administratively burdensome or unprofitable for healthcare providers or less profitable than alternative treatments. In addition, reimbursement from Medicare, Medicaid and other third-party payers is usually adjusted yearly as a result of legislative, regulatory and policy changes as well as budgetary pressures. Possible reductions in, or eliminations of, coverage or reimbursement by third-party payers, or the denial of, or provision of uneconomical reimbursement for new products, as a result of these changes may affect our customers' revenue and ability to purchase our products. Any changes in the healthcare regulatory, payment or enforcement landscape relative to our customers' healthcare services also has the potential to significantly affect our operations and revenue. In addition, Medicare uses regional contractors called Medicare Administrative Contractors, or MACs, to process claims, develop coverage policies and make payments within designated geographic jurisdictions. While our products are currently covered by most MACs, we cannot be certain they will be in the future.

        While we cannot predict the outcome of current or future legislation, we anticipate, particularly given the recent focus on healthcare reform legislation, that governmental authorities will continue to introduce initiatives directed at lowering the total cost of healthcare and restricting coverage and reimbursement for our products. If we are not successful in obtaining adequate reimbursement for our products from third party payers, the market's acceptance of our products could be adversely affected. Inadequate reimbursement levels also likely would create downward price pressure on our products. Even if we do succeed in obtaining widespread reimbursement for our products, future changes in reimbursement policies could have a negative impact on our business, financial condition and results of operations.

Our PuraPly AM and PuraPly products transitioned off "pass-through" reimbursement status to a "bundled" reimbursement structure beginning on January 1, 2018, which has resulted in a decline in our PuraPly AM and PuraPly revenues as compared to prior periods. Although new legislation will restore pass-through status for these products beginning on October 1, 2018, they will again lose this preferred status on October 1, 2020.

        Under Medicare, our PuraPly AM and PuraPly products had pass-through reimbursement status through December 31, 2017 when used in the hospital outpatient and ASC setting. Hospitals and ASCs that use products with "pass-through" status receive a separate payment for the product in addition to the bundled payment, known as a "pass through" payment, resulting in a higher total reimbursement for procedures that use these products. "Pass through" status is typically granted for a two to three year period in order to encourage the development of innovative medical devices, drugs and biologics. As of January 1, 2018, PuraPly AM and PuraPly transitioned to the "bundled" payment structure applicable to other skin substitutes, which provides for a two-tiered payment system in the hospital outpatient and ASC setting and results in a single payment to the provider that covers both the application of the product and the product itself. Under the Appropriations Act, the pass-through status of certain products, including PuraPly AM and PuraPly, are expected to be restored effective October 1, 2018 and they will retain that status through September 30. 2020. As a result of the transition to the bundled payment structure, total Medicare reimbursement for procedures using our PuraPly AM and PuraPly products have decreased during the nine months ended September 30, 2018 and may decrease substantially during fiscal 2018. While the precise impact of this transition to the bundled payment structure during 2018 is currently unknown, a substantial decrease in revenue from our PuraPly AM and PuraPly products, which are key products in our portfolio, could occur and have a material adverse effect on our business, results of operations and financial condition. Although Medicare has indicated that it will resume making pass through payments for PuraPly AM and PuraPly products in the outpatient hospital and ASC setting beginning on October 1, 2018 pursuant to the Appropriations Act, all other skin substitute products, including all of our other products, will remain in the bundled payment structure. Because CMS will remove from the bundled payment all amounts attributable to PuraPly AM and PuraPly while they have pass-through status, the bundled payments that will be applicable to our other skin substitute products, such as Apligraf and Dermagraft, will likely decrease and this decrease could also have a material and adverse effect our revenue from these products. In addition, legislation could be enacted in the future to repeal the provisions of the Appropriations Act that relate to pass-through status and terminate or shorten the period during which pass-through will apply to PuraPly AM and PuraPly. Per the existing terms of the Appropriations Act, PuraPly AM and PuraPly will transition back into the bundled payment structure on October 1, 2020 and the loss of the pass-through payment status may result in lower revenue for PuraPly AM and PuraPly which could have a material adverse effect on our business, results of operations and financial condition.

Cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our business, results of operations and financial condition.

        Many existing and potential customers for our products within the United States are members of GPOs and/or IDNs, including accountable care organizations or public-based purchasing organizations, and our business is partly dependent on major contracts with these organizations. Our products can be contracted under national tenders or with larger hospital GPOs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process. At any given time, we are typically at various stages of responding to bids and negotiating and renewing GPO and IDN agreements, including agreements that would otherwise expire. Bids are generally solicited from multiple manufacturers or service providers with the intention of obtaining lower pricing. Due to the highly competitive nature of the bidding process and the GPO and IDN contracting processes in the United States, we may not be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio. Failure to be included in certain of these agreements could have a material adverse effect on our business, financial condition and results of operations. In addition, while having a contract with a major purchaser, such as a GPO or IDN, for a given product category can facilitate sales, sales volumes of those products may not be maintained. For example, GPOs and IDNs are increasingly awarding contracts to multiple suppliers for the same product category. Even when we are the sole contracted supplier of a GPO or IDN for a certain product category, members of the GPO or IDN generally are free to purchase from other suppliers. Furthermore, GPO and IDN contracts typically are terminable without cause upon 60 to 90 days' notice. The healthcare industry has been consolidating, and the consolidation among third-party payers into larger purchasing groups will increase their negotiating and purchasing power. Such consolidation may result in greater pricing pressure on us due to pricing concessions and may further exacerbate the risks described above.

Risks Related to Our Intellectual Property

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis and its subsidiaries as they currently exist under Delaware law.

Our patents and other intellectual property rights may not adequately protect our products.

        Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and manufacturing processes. We rely on manufacturing and other know-how, patents, trade secrets, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not adequately protect our rights. The failure to obtain, maintain, enforce or defend such intellectual property rights, for any reason, could allow third parties to make competing products or impact our ability to develop, manufacture and market our own products on a commercially viable basis, or at all, which could have a material adverse effect on our revenues, financial condition or results of operations.

        In particular, we rely primarily on trade secrets, know-how and other unpatented technology, which are difficult to protect. Although we seek such protection in part by entering into confidentiality agreements with our vendors, employees, consultants and others who may have access to proprietary information, we cannot be certain that these agreements will not be breached, adequate remedies for any breach would be available or our trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or be independently developed by our competitors. If we are unsuccessful in protecting our intellectual property rights, sales of our products may suffer and our ability to generate revenue could be severely impacted.

        We have filed applications to register various trademarks for use in connection with our products in various countries and also, with respect to certain products, rely on the trademarks of third parties. These trademarks may not afford adequate protection. We or these third parties also may not have the financial resources to enforce the rights under these trademarks which may enable others to use the trademarks and dilute their value. Additionally, our marks may be found to conflict with the trademarks of third parties. In such a case, we may not be able to derive any value from such trademarks or, even, may be required to cease using the conflicting mark. The value of our trademarks may also be diminished by our own actions, such as failing to impose appropriate quality control when licensing our trademarks. Any of the foregoing could impair the value of, or ability to use, our trademarks and have an adverse effect on our business.

        Most of the key patents related to our marketed products are expired. We have no patent protection covering, for example, our Apligraf, Dermagraft, or NuShield products. However, in addition to trade secrets, trademarks, know-how and other unpatented technology, we have pursued and plan to continue to pursue patent protection where we believe that doing so offers potential commercial benefits. However, we may be incorrect in our assessments of whether or when to pursue patent protection. Moreover, patents may not issue from any of our pending patent applications. Even if we obtain or in-license issued patents, such patent rights may not provide valid patent protection sufficiently broad to prevent any third party from developing, using or commercializing products that are similar or functionally equivalent to our products or technologies, or otherwise provide any competitive advantage. In addition, these patent rights may be challenged, revoked, invalidated, infringed or circumvented by third parties. Laws relating to such rights may in the future be changed or withdrawn in a manner adverse to us.

        Additionally, our products, or the technologies or processes used to formulate or manufacture our products may now, or in the future, infringe the patent rights of third parties. It is also possible that third parties will obtain patent or other proprietary rights that might be necessary or useful for the development, manufacture or sale of our products. In such cases, we may need or choose to obtain licenses for intellectual property rights from others and it is possible that we may not be able to obtain these licenses on commercially reasonable terms, if at all.

Pending and future intellectual property litigation could be costly and disruptive and may have an adverse effect on our business, results of operations and financial condition.

        We operate in an industry characterized by extensive intellectual property litigation. Defending intellectual property litigation is expensive and complex, takes significant time and diverts management's attention from other business concerns, and the outcomes are difficult to predict. We have in the past been subject to claims that our products or technology violate a third party's intellectual property rights, and we may be subject to such assertions in the future. Any pending or future intellectual property litigation may result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or could force us to seek a license and/or make significant royalty or other payments in order to continue selling the affected products. Such licenses may not be available on commercially reasonable terms, if at all. We have in the past and may in the future choose to settle disputes involving third party intellectual property by taking a license. Such licenses or other settlements may involve, for example, upfront payments, yearly maintenance fees and royalties. At any given time, we are involved as either a plaintiff or a defendant in a number of intellectual property actions, the outcomes of which may not be known for prolonged periods of time. A successful claim of patent or other intellectual property infringement or misappropriation against us could materially adversely affect our business, results of operations and financial condition.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets, proprietary or confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

        Some of our employees were previously employed at other medical device, pharmaceutical or biotechnology companies. We may also hire additional employees who are currently employed at other medical device, pharmaceutical or biotechnology companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. Although no claims are currently pending, we may be subject to claims that we, our employees, or our independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. There can be no assurance that this type of litigation will not continue, and any future litigation or the threat thereof may adversely affect our ability to hire additional direct sales representatives, or other personnel. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

        Competitors may infringe or misappropriate the patents or other intellectual property that we own or license. In response, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us, such as alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent that we own or license is invalid or unenforceable, in whole or in part, construe the patent's claims narrowly or conclude that there is no infringement. An adverse result in any litigation or defense proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to the patents or patent applications that we own or license. An unfavorable outcome could require us to cease using the invention or attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

If we are unable to protect the confidentiality of our trade secrets and know-how, our business and competitive position would be harmed.

        We seek to protect our proprietary technology and processes, in part, by entering into confidentiality and assignment of inventions agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. Despite our efforts, agreements may be breached and security measures may fail, and we may not have adequate remedies for any breach or failure. In addition, our trade secrets and know-how may otherwise become known or be independently discovered by competitors.

        Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

We may be subject to claims challenging the inventorship or ownership of the patents and other intellectual property that we own or license.

        We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in the patents and intellectual property that we own or license. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements obligating them to assign such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own; our licensors may face similar obstacles. We could be subject to ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against any claims challenging inventorship or ownership. If we fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance fees, renewal fees, annuity fees and other fees on patents and patent applications will be due to be paid to the U.S. Patent and Trademark Office and similar foreign agencies in several stages over the lifetime of the patents and patent applications. We rely on our outside counsel to pay these fees due to foreign patent agencies. The U.S. Patent and Trademark Office and various foreign patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process. We employ law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market, which could have a material adverse effect on our business, results of operations and financial condition.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

        Success in the biopharmaceutical industry is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involve both technological and legal complexity, and therefore obtaining and enforcing pharmaceutical patents is costly, time-consuming and inherently uncertain.

        Recent patent reform legislation could increase the uncertainties and costs of prosecuting patent applications and enforcing and defending patents. Enacted in 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, made significant changes to U.S. patent law, including provisions that affect the prosecution of patent applications and also affect patent litigation. The U.S. Patent and Trademark Office developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first to file provisions, only became effective in March 2013. The full impact of the Leahy-Smith Act on our business is not yet clear, but it could result in increased costs and more limited patent protection, either of which could adversely affect our business, results of operations and financial condition.

        Moreover, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty regarding our ability to obtain patents in the future, this combination of events has created uncertainty regarding the value of any patents we do obtain. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any current or future patents that we may own or license.

Risks Related to Our Indebtedness

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis and its subsidiaries as they currently exist under Delaware law.

Our substantial indebtedness may have a material adverse effect on our business, results of operations and financial condition.

        We have a significant amount of indebtedness. As of September 30, 2018, we and our subsidiaries had approximately $113.8 million of aggregate principal amount of indebtedness outstanding (including $5.0 million of deferred acquisition expenses related to our acquisition of NuTech Medical). Although we expect to reduce the principal amount of our outstanding indebtedness by approximately $67.7 million in connection with the business combination, we still expect to have approximately $46.1 million of aggregate principal amount of indebtedness outstanding following the closing of the business combination. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to our debt holders and significant effects on our business. For example, it could:

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  increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to making payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  expose us to the risk of increased interest rates as certain of our borrowings are at variable rates, and we may not be able to enter into interest rate swaps and any swaps we enter into may not fully mitigate our interest rate risk;

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  restrict us from capitalizing on business opportunities;

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  make it more difficult to satisfy our financial obligations, including payments on our indebtedness;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

        In addition, the credit agreements governing our senior secured and subordinated credit facilities collateralize substantially all of our personal property and assets, including our intellectual property, and contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We may be able to incur significant additional indebtedness in the future. Although the credit agreements governing our senior secured and subordinated credit facilities limit our ability and the ability of our present and future subsidiaries to incur additional indebtedness, the terms of the senior secured and subordinated credit facilities permit us to incur significant additional indebtedness. In addition, the credit agreements governing our senior secured and subordinated credit facilities do not prohibit us from incurring obligations that do not constitute indebtedness as defined therein. To the extent that we incur additional indebtedness or such other obligations, the risk associated with our substantial indebtedness described above, including our potential inability to service our debt, will increase.

We will require a significant amount of cash to service our debt, and our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could materially adversely affect our business, results of operations and financial condition.

        Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

        If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the credit agreements governing our senior and subordinated secured credit facilities, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, results of operations and financial condition, as well as on our ability to satisfy our obligations in respect of the senior and subordinated secured credit facilities and our other indebtedness.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially adversely affect our business, results of operations and financial condition.

        If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot guarantee that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. As a result, any default by us on our indebtedness could have a material adverse effect on our business, results of operations and financial condition.

The credit agreements governing our senior secured credit facility and our subordinated credit facility restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

        The credit agreements governing our senior secured credit facility and our subordinated credit facility are collateralized by substantially all of our assets, including our intellectual property, and impose significant operating and financial restrictions and limit our ability and our other restricted subsidiaries' ability to, among other things:

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  incur additional indebtedness for borrowed money and guarantee indebtedness;

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  pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

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  enter into any new line of business not reasonably related to our existing business;

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  prepay, redeem or repurchase certain debt;

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  make loans and investments;

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  sell or otherwise dispose of assets;

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  incur liens;

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  enter into transactions with affiliates;

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  enter into agreements restricting our subsidiaries' ability to pay dividends; and

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  consolidate, merge or sell all or substantially all of our assets.

        As a result of these covenants and restrictions, we are and will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, our senior secured credit facility requires us to comply with a minimum consolidated adjusted EBITDA covenant (measured as of the last day of each month) and a minimum monthly liquidity ratio (measured as of the last day of each month). The operating and financial restrictions and covenants in the senior secured credit facility, as well as any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, and we may not be able to meet those covenants. For example, in the past, we have not been in compliance with certain financial covenants in our debt agreements, which may occur again in the future. We cannot guarantee that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

        Our failure to comply with the restrictive covenants described above as well as others contained in our future debt instruments from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our business, results of operations and financial condition could be adversely affected.

Risks Related to AHPAC and the Business Combination

The sponsor, certain members of the AHPAC Board and AHPAC's officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this joint proxy statement/prospectus.

        When considering the AHPAC Board's recommendation that AHPAC's shareholders vote in favor of the approval of the Business Combination Proposal, AHPAC's shareholders should be aware that the directors and officers of AHPAC have interests in the business combination that may be different from, or in addition to, the interests of AHPAC's shareholders. See the section titled "The Business Combination—Interests of Certain Persons in the Business Combination" for further information.

Certain members of the AHPAC Board and AHPAC's officers are also members of the investment committee of the PIPE Investors

        The PIPE Investors share a common investment committee, which is comprised of Thompson Dean, David Burgstahler, Sriram Venkataraman and Robert Girardi. Messrs. Dean, Thompson, Venkataraman and Girardi are investors in the PIPE Investors. Thompson Dean is also the Executive Chairman of AHPAC and David Burgstahler is also the President, Chief Executive Officer and a director of AHPAC. Robert Girardi is also a director of Merger Sub. In connection with the PIPE Investors' investment, Mr. Burgstahler conducted negotiations on behalf of the PIPE Investors (with input from, and representing the views of, certain limited partners of the PIPE Investors), and Messrs. Dean and Girardi conducted negotiations on behalf of AHPAC in such negotiations. Messrs. Dean and Burgstahler negotiated the terms of the merger on behalf of AHPAC, including the exchange ratio of 2.03 AHPAC shares for each share of Organogenesis common stock. Concurrently, Messrs. Dean and Burgstahler approved the private investment on behalf of the PIPE Investors at the effective price of $5.91 per share and they controlled the Sponsor, which agreed to surrender AHPAC shares to provide Organogenesis with equity at an effective price of $7.035 per share. Such terms may not reflect the value of Organogenesis common stock if it were a publicly-traded company.

        Separately, Avista Capital Holdings, LP acts as investment adviser to the PIPE Investors. Sponsor and Avista Capital Holdings, LP are under common control, as both are majority owned and controlled by Thompson Dean and David Burgstahler. The Sponsor controls AHPAC, holding approximately 74% of AHPAC's issued and outstanding share capital.

        As a result of the foregoing, the directors and officers of AHPAC have interests in the business combination that may be different from, or in addition to, the interests of AHPAC's shareholders.

        For more information, please see the sections entitled "The Business Combination—Interests of Certain Persons in the Business Combination" commencing on page 112 and "Certain Relationships and Related Transactions—AHPAC's Related Party Transactions" commencing on page 263.

The aggregate investment of the PIPE Investors' per share investments in ORGO is at a substantial discount to the public shareholders' investment in AHPAC

        Concurrently with the signing of the Merger Agreement, AHPAC entered into a subscription agreement (the "Subscription Agreement") with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 PIPE warrants (the "equity financing") for an aggregate purchase price of $46 million, to be consummated concurrently with the consummation of the business combination. The effective price to the PIPE Investors of the equity financing is approximately $5.10 per share of ORGO Class A common stock. The PIPE Investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million, or approximately $14.28 per share of Organogenesis common stock (such subscription, collectively with the equity financing, the "private investment"), which would be equivalent to a price of $7.035 per share of ORGO Class A common stock to be received in the merger if the business combination is completed. The purpose of the private investment is to fund the business combination and related transactions and for general corporate purposes. The effective price of the private investment to the PIPE Investors is approximately $5.91 per share of ORGO Class A common stock across their aggregate $92 million investment. As a result of the incremental surrender of founder shares agreed to by the Class B Holders in connection with the equity financing pursuant to the terms of the Parent Sponsor Letter Agreement, the effective price of the equity financing to ORGO is approximately $7.035 per share of ORGO Class A common stock. The warrants surrendered by the Class B Holders do not impact these calculations, as no purchase price was allocated to the warrants in light of the exercise price of the warrants.

        The effective price of the private investment to the PIPE Investors and the effective price of the equity financing to ORGO are each at a substantial discount to the public shareholders' investment in AHPAC. AHPAC's public shareholders invested into AHPAC at a per-share price of $10.00 on its initial public offering ("IPO"), or at per-share amounts in the range of $9.28 to $10.87 in the public market since AHPAC's IPO as of October 30, 2018.

The sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed.

        At the closing of the business combination, the sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on AHPAC's behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on AHPAC's behalf. The personal and financial interests of the sponsor, executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the business combination.

AHPAC's shareholders will experience dilution as a consequence of, among other transactions, the issuance of ORGO common stock as consideration in the business combination, the exchange and the equity financing. Having a minority share position may reduce the influence that AHPAC's current shareholders have on the management of AHPAC.

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain no ownership in ORGO; (ii) the sponsor will own approximately 1.4% of ORGO; (iii) the Organogenesis Stockholders will own approximately 82.5% of ORGO (including the shares issued to the Insider Lenders in connection with the exchange and excluding shares held by the PIPE Investors); and (iv) the PIPE Investors will own approximately 16.1% of ORGO. The ownership percentages of ORGO following the business combination exclude the AHPAC Class A ordinary shares issuable upon the exercise of the AHPAC warrants and the shares issuable upon exercise of the warrants for ORGO common stock that will be issued in connection with and remain outstanding following the business combination, other than the replacement warrants, and assume (i) the exercise of redemption rights by 100% of AHPAC's public shareholders, (ii) the consummation of the equity financing and the exchange and (iii) that approximately 96.8 million shares of ORGO common stock are outstanding (including shares of ORGO common stock issuable upon the exercise of outstanding options and replacement warrants, calculated on a treasury stock method basis at a price per share of $7.035). For more information, please see the sections entitled "Summary of the Joint Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information." See the section titled "The Merger Agreement—Related Agreements—PIPE Subscription Agreement" beginning on page 129 of this joint proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing.

There can be no assurance that ORGO common stock that will be issued in connection with the business combination will be approved for listing on NASDAQ following the consummation of the business combination, or that AHPAC will be able to comply with the continued listing standards of NASDAQ.

        The AHPAC Class A ordinary shares and public warrants are currently listed on NASDAQ. As of the close of business on October 30, 2018, trading has been halted on AHPAC's Class A ordinary shares, units and warrants as a result of the redemption on October 31, 2018 of all of AHPAC's public shares. On November 2, 2018, as a result of the redemption of the public shares, AHPAC received a written notice from NASDAQ indicating that the Class A ordinary shares, warrants and units would be delisted. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018. AHPAC can provide no assurance that, following the hearing, the hearings panel will grant the request for continued listing or that AHPAC can maintain compliance with the other NASDAQ listing standards.

        If, after the business combination, NASDAQ delists ORGO common stock from trading on its exchange for failure to meet the listing standards, ORGO's stockholders could face significant material adverse consequences including:

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  a limited availability of market quotations for ORGO's securities;

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  reduced liquidity for ORGO's securities;

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  a determination that ORGO common stock is a "penny stock" which will require brokers trading in ORGO common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for ORGO's securities;

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  a limited amount of news and analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because AHPAC Class A ordinary shares and public warrants are listed on NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of AHPAC's securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While AHPAC is not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the shares were no longer listed on NASDAQ, AHPAC's securities would not be covered securities and AHPAC would be subject to regulation in each state in which AHPAC offers securities.

A significant portion of ORGO common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of ORGO common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of common stock in the public market could occur at any time following the consummation of the business combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of ORGO common stock.

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain no ownership in ORGO; (ii) the sponsor will own approximately 1.4% of ORGO; (iii) the Organogenesis Stockholders will own approximately 82.5% of ORGO (including the shares issued to the Insider Lenders in connection with the exchange and excluding shares held by the

PIPE Investors); and (iv) the PIPE Investors will own approximately 16.1% of ORGO. The ownership percentages of ORGO following the business combination exclude the AHPAC Class A ordinary shares issuable upon the exercise of the AHPAC warrants and the shares issuable upon exercise of the warrants for ORGO common stock that will be issued in connection with the merger, the exchange and the equity financing and remain outstanding following the business combination, other than the replacement warrants, and assume the consummation of the equity financing and the exchange and (iii) that approximately 96.8 million shares of ORGO common stock are outstanding (including shares of ORGO common stock issuable upon the exercise of outstanding options and replacement warrants, calculated on a treasury stock method basis at a price per share of $7.035). For more information, please see the sections entitled "Summary of the Joint Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information."

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the existing Organogenesis stockholders will agree not to sell, transfer, pledge or otherwise dispose of shares of common stock in ORGO it receives in connection with the business combination for six months from the closing date of the business combination. In addition, our initial shareholders have agreed not to transfer, assign or sell any of its founder shares until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. As restrictions on resale end, the market price of ORGO common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

AHPAC has no operating history and has liquidated its trust account. As such, there is a risk that AHPAC will be unable to continue as a going concern if it does not consummate the business combination.

        AHPAC is a blank check company which has redeemed all of its outstanding public shares and liquidated its trust account. If the business combination is not consummated, AHPAC will have limited assets, and limited ability to engage in an alternative transaction.

AHPAC is not required to obtain and has not obtained an opinion from an independent investment banking or accounting firm, and consequently, you may have no assurance from an independent source that the price AHPAC is paying for Organogenesis is fair from a financial point of view.

        AHPAC is not required to obtain an opinion from an independent investment banking or accounting firm that the price it is paying to acquire Organogenesis is fair from a financial point of view. The AHPAC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, the AHPAC Board and AHPAC's management conducted due diligence on Organogenesis and researched the industry in which Organogenesis operates and concluded that the business combination was in the best interests of AHPAC and its stockholders. Accordingly, investors will be relying solely on the judgment of the AHPAC Board in valuing Organogenesis's business, and the AHPAC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of public stockholders to vote against the business combination or demand redemption of their shares, which could potentially impact AHPAC's ability to consummate the business combination.

        For more information about AHPAC's decision-making process, see the section entitled "The Business Combination—The AHPAC Board's Reasons for the Approval of the Business Combination."

AHPAC and Organogenesis have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by AHPAC if the business combination is not completed.

        AHPAC and Organogenesis expect to incur significant costs associated with the business combination. Even if the business combination is not completed, AHPAC expects to incur approximately $12 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by AHPAC if the business combination is not completed.

Even if AHPAC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of AHPAC's warrants may be amended.

        The exercise price for AHPAC's warrants is $11.50 per whole AHPAC Class A ordinary share. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

AHPAC's ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of AHPAC's key personnel, including the key personnel of Organogenesis whom AHPAC expects to stay with Organogenesis following the business combination. The loss of key personnel could negatively impact the operations and profitability of ORGO's post-combination business and its financial condition could suffer as a result.

        AHPAC's ability to successfully effect the business combination is dependent upon the efforts of certain key personnel, including the key personnel of Organogenesis. Although some of AHPAC's key personnel may remain with Organogenesis in advisory positions following the business combination, it is possible that ORGO will lose some key personnel, the loss of which could negatively impact the operations and profitability of ORGO's post-combination business. AHPAC anticipates that some or all of the management of Organogenesis will remain in place.

        ORGO's success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Organogenesis' officers could have a material adverse effect on ORGO's business, financial condition, or operating results. Organogenesis does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to ORGO.

AHPAC and Organogenesis will be subject to business uncertainties and contractual restrictions while the business combination is pending.

        Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on AHPAC and Organogenesis. These uncertainties may impair AHPAC or Organogenesis's ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, AHPAC or Organogenesis's business could be harmed.

AHPAC may waive one or more of the conditions to the business combination.

        AHPAC may agree to waive, in whole or in part, one or more of the conditions to AHPAC's obligations to complete the business combination, to the extent permitted by AHPAC's amended and restated memorandum and articles of association and applicable laws. For example, it is a condition to AHPAC's obligations to close the business combination that Organogenesis performed and complied in all material respects with the obligations required to be performed or complied with by Organogenesis under the Merger Agreement. However, if the AHPAC Board determines that a breach of this obligation is not material, then the Board may elect to waive that condition and close the business combination. AHPAC may not waive the condition that AHPAC's shareholders approve the business combination. Please see the section entitled "The Merger Agreement—Conditions to Closing of the Business Combination" for additional information.

The exercise of discretion by AHPAC's directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of AHPAC's shareholders.

        In the period leading up to the consummation of the business combination, other events may occur that, pursuant to the Merger Agreement, would require AHPAC to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that it is entitled to under those agreements. Such events could arise because of changes in the course of Organogenesis' business, a request by Organogenesis or Organogenesis' management to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Organogenesis' business and would entitle AHPAC to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of AHPAC, acting through the AHPAC Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this joint proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for AHPAC and AHPAC's shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this joint proxy statement/prospectus, AHPAC does not believe there will be any changes or waivers that AHPAC's directors and officers would be likely to make after shareholder approval of the business combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the business combination that would have a material impact on the shareholders, AHPAC will be required to circulate a new or amended joint proxy statement/prospectus or supplement thereto and resolicit the vote of AHPAC's shareholders with respect to the Business Combination Proposal.

AHPAC will incur significant transaction and transition costs in connection with the business combination.

        AHPAC has incurred and expects to incur significant, non-recurring costs in connection with consummating the business combination and operating as a public company following the consummation of the business combination. AHPAC may incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

        AHPAC's transaction expenses as a result of the business combination are currently estimated at approximately $12 million.

If AHPAC is unable to complete an initial business combination, AHPAC's warrants may expire worthless.

        If AHPAC is unable to complete an initial business combination, AHPAC's warrants may expire worthless.

If AHPAC's due diligence investigation of Organogenesis was inadequate, then shareholders of ORGO following the business combination could lose some or all of their investment.

        Even though AHPAC conducted a due diligence investigation of Organogenesis, AHPAC cannot be sure that this diligence uncovered all material issues that may be present inside Organogenesis or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Organogenesis and its business and outside of its control will not later arise.

Following the consummation of the business combination, ORGO's only significant asset will be its ownership interest in Organogenesis and such ownership may not be sufficiently profitable or valuable to enable ORGO to pay any dividends on ORGO common stock or satisfy ORGO's other financial obligations.

        Following the consummation of the business combination, ORGO will have no direct operations and no significant assets other than its ownership interest in Organogenesis. The initial shareholders, the Organogenesis Stockholders that receive ORGO common stock in the business combination, and directors and officers of Organogenesis and its affiliates will become stockholders of ORGO at that time. ORGO will depend on Organogenesis for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to ORGO common stock. The financial condition and operating requirements of Organogenesis may limit ORGO's ability to obtain cash from Organogenesis. The earnings from, or other available assets of, Organogenesis may not be sufficient to pay dividends or make distributions or loans to enable ORGO to pay any dividends on the common stock or satisfy its other financial obligations.

        See the section titled "AHPAC's Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" beginning on page 168 of this joint proxy statement/prospectus for more information.

Following the closing of the Business Combination, we expect to be a "controlled company" within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.

        We expect that Alan A. Ades, Albert Erani and Glenn H. Nussdorf, members of our board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates, who we refer to collectively as the Controlling Entities, will control a majority of the voting power of AHPAC's outstanding common stock after completion of the business combination. Concurrently with the consummation of the business combination, such Controlling Entities will enter into a Controlling Stockholders Agreement providing for nomination rights of the Controlling Entities with respect to four directors of ORGO and qualifying ORGO as a "controlled company" under the Nasdaq listing rules, substantially in the form attached hereto as Annex O. Under NASDAQ Global Market rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a "controlled company" and may elect not to comply with certain NASDAQ Global Market corporate governance requirements, including the requirement (i) that a majority of the Board of Directors consist of independent directors, (ii) to have a governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (iii) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (iv) that the compensation committee consider certain independence factors when engaging legal counsel and other committee advisors and (v) for an annual performance evaluation of the governance and compensation committees. We plan to elect to be treated as a "controlled company" following the business combination. Accordingly, following the business combination, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Global Market corporate governance requirements.

We expect the Controlling Entities will control us, and their interests may conflict with yours in the future.

        Immediately following the business combination, the Controlling Entities will collectively beneficially own approximately 74% of ORGO's common stock. As a result of this voting control, the

Controlling Entities collectively will effectively be able to determine the outcome of all matters requiring stockholder approval, including, but not limited to, the election and removal of ORGO's directors (subject to any contractual designation rights), as well as other matters of corporate or management policy (such as potential mergers or acquisitions, payment of dividends, asset sales, and amendments to ORGO's certificate of incorporation and bylaws). This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for ORGO's common stock, which may reduce the value of an investment in its common stock. This voting control could also deprive stockholders of an opportunity to receive a premium for their shares of common stock as part of a potential sale of ORGO. So long as the Controlling Entities and their affiliates continue to own a significant amount of ORGO's combined voting power, even if less than 50.0%, they may continue to be able to strongly influence or effectively control its decisions. The interests of the Controlling Entities and their affiliates may not coincide with the interests of other holders of ORGO common stock.

        In the ordinary course of their business activities, the Controlling Entities and their affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders. In addition, the Controlling Entities may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

The ORGO bylaws that will be effective following the completion of the merger designate the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by ORGO stockholders, which could limit the ability of ORGO stockholders to obtain a favorable judicial forum for disputes with ORGO or with directors, officers or employees of ORGO and may discourage stockholders from bringing such claims.

        Under the ORGO bylaws that will be effective following the completion of the merger, unless ORGO consents in writing to the selection of an alternative forum, the sole and exclusive forum will be the Court of Chancery of the State of Delaware for:

  •
  any derivative action or proceeding brought on behalf of ORGO;

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  any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of ORGO to ORGO or ORGO's stockholders;

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  any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation (including as it may be amended from time to time), or the bylaws;

  •
  any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws; or

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  any action asserting a claim governed by the internal affairs doctrine, in each case, except for, (1) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (2) any action asserted under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, for which federal courts have exclusive jurisdiction.

        These provisions of the ORGO bylaws could limit the ability of ORGO stockholders to obtain a favorable judicial forum for certain disputes with ORGO or with its directors, officers or other employees, which may discourage such lawsuits against ORGO and its directors, officers and employees. Alternatively, if a court were to find these provisions of the ORGO bylaws inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, ORGO may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

The sponsor and the PIPE Investors will beneficially own a significant equity interest in ORGO and may take actions that conflict with your interests.

        The interests of the sponsor and the PIPE Investors may not align with the interests of ORGO and its other shareholders. The sponsor and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with ORGO. The sponsor and the PIPE Investors may also pursue acquisition opportunities that may be complementary to ORGO's business and, as a result, those acquisition opportunities may not be available to us. ORGO's proposed certificate of incorporation provides that the sponsor and the PIPE Investors may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to the sponsor or the PIPE Investors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ORGO and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ORGO. The proposed certificate of incorporation also provides that the sponsor or the PIPE Investors or any of their respective managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ORGO and its subsidiaries), do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as ORGO or any of its subsidiaries.

Subsequent to the completion of the business combination, ORGO may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on ORGO's financial condition, results of operations and ORGO's stock price, which could cause you to lose some or all of your investment.

        Although AHPAC has conducted due diligence on Organogenesis, ORGO cannot assure you that this diligence will surface all material issues that may be present in Organogenesis's business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Organogenesis' business and outside of ORGO and Organogenesis' control will not later arise. As a result of these factors, ORGO may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if AHPAC's due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with AHPAC's preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on ORGO's liquidity, the fact that ORGO charges of this nature could contribute to negative market perceptions about ORGO or its securities. Accordingly, any of AHPAC's shareholders who choose to remain stockholders of ORGO following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by AHPAC's officers or fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this joint proxy statement/prospectus relating to the business combination contained an actionable material misstatement or material omission.

AHPAC has no operating or financial history and AHPAC's results of operations may differ significantly from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        AHPAC is a blank check company and AHPAC has no operating history and no revenues. This joint proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for AHPAC. The unaudited pro forma condensed combined statement of operations of AHPAC combines the historical audited results of operations of AHPAC for the year ended December 31, 2017, with the historical audited results of operations of Organogenesis for the year ended December 31, 2017, and gives pro forma effect to the business combination as if it had been consummated on January 1, 2017. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 combines the unaudited historical consolidated statement of operations of Organogenesis for the nine months ended September 30, 2018 with the unaudited historical condensed consolidated statement of operations of AHPAC for the nine months ended September 30, 2018, giving effect to the business combination as if it had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of AHPAC combines the historical balance sheets of AHPAC as of September 30, 2018 and of Organogenesis as of September 30, 2018 and gives pro forma effect to the business combination as if it had been consummated on September 30, 2018.

        The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of AHPAC. Accordingly, AHPAC's business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Information."

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of ORGO's income or other tax returns could adversely affect ORGO's financial condition and results of operations.

        ORGO will be subject to income taxes in the United States, and ORGO's domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. ORGO's future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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  changes in the valuation of ORGO's deferred tax assets and liabilities;

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  expected timing and amount of the release of any tax valuation allowances;

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  tax effects of stock-based compensation;

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  costs related to intercompany restructurings;

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  changes in tax laws, regulations or interpretations thereof; and

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  lower than anticipated future earnings in jurisdictions where ORGO has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where ORGO has higher statutory tax rates.

        In addition, ORGO may be subject to audits of ORGO's income, sales and other taxes by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits could have an adverse effect on ORGO's financial condition and results of operations.

A market for ORGO's securities may not continue, which would adversely affect the liquidity and price of ORGO's securities.

        Following the business combination, the price of ORGO's securities may fluctuate significantly due to the market's reaction to the business combination and general market and economic conditions. An active trading market for ORGO's securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of ORGO's securities after the business combination can vary due to general economic conditions and forecasts, ORGO's general business condition and the release of ORGO's financial reports. Additionally, if ORGO's securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of ORGO's securities may be more limited than if ORGO was quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination's benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of ORGO's securities may decline.

        If the benefits of the business combination do not meet the expectations of investors, shareholders or securities analysts, the market price of AHPAC's securities following the consummation of the business combination may decline. The market values of AHPAC's securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this joint proxy statement/prospectus, or the date on which AHPAC's shareholders vote on the business combination.

        In addition, following the business combination, fluctuations in the price of ORGO's securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for Organogenesis' stock and trading in AHPAC Class A ordinary shares has been suspended. Accordingly, the valuation ascribed to Organogenesis and AHPAC Class A ordinary shares in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for ORGO's securities develops and continues, the trading price of ORGO's securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in ORGO's securities and ORGO's securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of ORGO's securities may not recover and may experience a further decline.

        Factors affecting the trading price of ORGO's securities following the business combination may include:

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  actual or anticipated fluctuations in ORGO's quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  changes in the market's expectations about ORGO's operating results;

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  the public's reaction to ORGO's press releases, ORGO's other public announcements and ORGO's filings with the SEC;

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  speculation in the press or investment community;

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  success of competitors;

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  the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  changes in financial estimates and recommendations by securities analysts concerning ORGO or the market in general;

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  operating and stock price performance of other companies that investors deem comparable to ORGO;

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  ORGO's ability to market new and enhanced products on a timely basis;

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  changes in laws and regulations affecting ORGO's business;

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  commencement of, or involvement in, litigation involving ORGO;

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  changes in ORGO's capital structure, such as future issuances of securities or the incurrence of additional debt;

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  the volume of ORGO common stock available for public sale;

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  any major change in the ORGO Board or management;

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  sales of substantial amounts of ORGO common stock by ORGO's directors, officers or significant shareholders or the perception that such sales could occur;

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  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

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  other risk factors listed under "Risk Factors" starting on page 38.

        Broad market and industry factors may materially harm the market price of ORGO's securities irrespective of ORGO's operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ORGO's securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ORGO could depress ORGO's stock price regardless of ORGO's business, prospects, financial conditions or results of operations. A decline in the market price of ORGO's securities also could adversely affect ORGO's ability to issue additional securities and ORGO's ability to obtain additional financing in the future.

        In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert ORGO's management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

ORGO's quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond ORGO's control, resulting in a decline in ORGO's stock price.

        ORGO's quarterly operating results may fluctuate significantly because of several factors, including:

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  labor availability and costs for hourly and management personnel;

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  profitability of ORGO's products, especially in new markets and due to seasonal fluctuations;

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  changes in interest or exchange rates;

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  impairment of long-lived assets;

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  macroeconomic conditions, both nationally and locally;

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  negative publicity relating to our products;

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  changes in consumer preferences and competitive conditions; and

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  expansion to new markets.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about ORGO, its business, or its market, or if they change their recommendations regarding ORGO common stock adversely, then the price and trading volume of ORGO common stock could decline.

        The trading market for ORGO common stock will be influenced by the research and reports that industry or securities analysts may publish about us, ORGO's business, ORGO's market, or ORGO's competitors. Securities and industry analysts do not currently, and may never, publish research on AHPAC or ORGO. If no securities or industry analysts commence coverage of ORGO, ORGO's stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover ORGO change their recommendation regarding ORGO's stock adversely, or provide more favorable relative recommendations about ORGO's competitors, the price of ORGO common stock would likely decline. If any analyst who may cover AHPAC were to cease coverage of ORGO or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause ORGO's stock price or trading volume to decline.

ORGO may be unable to obtain additional financing to fund its operations or growth.

        ORGO may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of ORGO. None of AHPAC's officers, directors or shareholders is required to provide any financing to us in connection with or after the business combination.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect ORGO's business, investments and results of operations.

        ORGO will be subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, ORGO will be required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on ORGO's business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on ORGO's business and results of operations.

Registration of the ORGO Class A common stock underlying the public warrants may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

        AHPAC has not registered the ORGO common stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, AHPAC has agreed, as soon as practicable, but in no event later than 15 business days after the consummation of the business combination, to use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the ORGO common stock issuable upon exercise of the public warrants, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. AHPAC cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, ORGO will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if ORGO common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at ORGO's option, require holders of warrants who exercise their warrants to do so a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the ORGO common stock included in the units. If and when the warrants become redeemable by us, ORGO may exercise its redemption right even If ORGO is unable to register or qualify the underlying ORGO common stock for sale under all applicable state securities laws.

ORGO may amend the terms of the ORGO warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding warrants.

        ORGO warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AHPAC. The warrant agreement provides that the terms of the ORGO warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public ORGO warrants to make any change that adversely affects the interests of the registered holders. Accordingly, ORGO may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although ORGO's ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public ORGO warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the ORGO warrants, shorten the exercise period or decrease the number of shares of ORGO common stock purchasable upon exercise of an ORGO warrant.

ORGO may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

        ORGO will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of ORGO common stock equals or exceeds $24.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the public warrants become redeemable, ORGO may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you to (i) exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants or the PIPE warrants will be redeemable by us so long as they are held by their initial purchasers, the PIPE Investors or their permitted transferees.

The exercise of outstanding warrants would increase the number of shares eligible for future resale in the public market and result in dilution to shareholders.

        AHPAC issued warrants to purchase 15,500,000 AHPAC Class A ordinary shares as part of the IPO and prior to the IPO and in connection with the exercise of the over-allotment option, ORGO will issue PIPE warrants to the PIPE Investors to purchase 2,050,000 shares of ORGO Class A common stock at $11.50 per share in the equity financing. The shares of ORGO common stock issued in the equity financing and additional shares of ORGO common stock issued upon exercise of ORGO's warrants will result in dilution to the then existing holders of shares of ORGO Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of ORGO common stock.

Because AHPAC is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

        AHPAC is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon AHPAC's directors or executive officers, or enforce judgments obtained in the United States courts against AHPAC's directors or officers.

        AHPAC corporate affairs are governed by AHPAC's amended and restated memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. AHPAC will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of AHPAC's directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of AHPAC's shareholders and the fiduciary responsibilities of AHPAC's directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

        AHPAC has been advised by AHPAC Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

        As a result of all of the above, AHPAC's shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Provisions in ORGO's proposed charter may inhibit a takeover of ORGO, which could limit the price investors might be willing to pay in the future for ORGO common stock and could entrench management.

        ORGO's proposed certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for AHPAC's securities.

The JOBS Act permits "emerging growth companies" like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

        AHPAC qualifies as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the "JOBS Act." As such, following the consummation of the business combination, ORGO will take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, ORGO's stockholders may not have access to certain information they deem important. ORGO will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following October 14, 2021, the fifth anniversary of the IPO, (b) in which ORGO has total annual gross revenue of at least $1.07 billion or (c) in which ORGO is deemed to be a large accelerated filer, which means the market value of ORGO common stock that are held by non-affiliates exceeds $700 million as of the last business day of ORGO's prior second fiscal quarter, and (ii) the date on which ORGO has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as ORGO is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ORGO has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ORGO's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

        AHPAC cannot predict if investors will find ORGO common stock less attractive because ORGO will rely on these exemptions. If some investors find ORGO common stock less attractive as a result, there may be a less active trading market for ORGO common stock and ORGO's stock price may be more volatile.

EXTRAORDINARY GENERAL MEETING OF AHPAC SHAREHOLDERS

        This joint proxy statement/prospectus is being provided to AHPAC's shareholders as part of a solicitation of proxies by the AHPAC Board for use at the general meeting of AHPAC's shareholders to be held on December 10, 2018, and at any adjournment or postponement thereof. This joint proxy statement/prospectus contains important information regarding the general meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

        This joint proxy statement/prospectus is being first mailed on or about November 30, 2018 to all shareholders of record of AHPAC as of November 13, 2018, the record date for the general meeting. Shareholders of record who owned AHPAC ordinary shares at the close of business on the record date are entitled to receive notice of, attend and vote at the general meeting. On the record date, there were 5,812,500 ordinary shares outstanding.

Date, Time and Place of general meeting

        The general meeting will be held at 9:00 a.m. Eastern Time on December 10, 2018 at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York NY 10153, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

        As a shareholder of AHPAC, you have a right to vote on the matters presented at the general meeting, which are summarized above and fully set forth in this joint proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the general meeting if you owned AHPAC ordinary shares at the close of business on November 13, 2018, which is the record date for the general meeting. You are entitled to one vote for each AHPAC ordinary share that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,812,500 AHPAC ordinary shares outstanding, of which none are AHPAC Class A ordinary shares and 5,812,500 are AHPAC Class B ordinary shares held by the initial shareholders.

Proposals at the general meeting

        At the general meeting, AHPAC's shareholders will vote on the following proposals:

  1.
  Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, which we refer to as the "Business Combination Proposal";

  2.
  Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the domestication, which we refer to as the "Domestication Proposal";

  The Charter Proposals—To consider and vote upon eight separate proposals to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the following material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed certificate and the proposed bylaws of ORGO upon the domestication:

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board, chairperson of the board of directors or chief executive offer may call a meeting of stockholders;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ORGO's then issued and outstanding shares of stock entitled to amend the proposed certificate;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ORGO to permit the ORGO Sponsors to engage in competitive businesses and renounce certain corporate opportunities offered to the ORGO Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ORGO and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ORGO;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ORGO common stock contained in the proposed certificate; and

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to the organizational documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Organogenesis Holdings Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination;

    We refer to Proposals No. 3-10 collectively as the "Charter Proposals";

  11.
  Proposal No. 11—The Cayman Charter Amendment Proposal—To consider and vote upon amendments to AHPAC's existing organizational documents to eliminate the limited period of time that AHPAC had to consummate the business combination, to eliminate any requirement to take certain actions as a result of the failure to complete a business combination in such limited period of time, and to ratify the actions of AHPAC and its directors in connection therewith;

  12.
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect eight directors to serve on the ORGO Board until the 2019 annual meeting of shareholders, or until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  13.
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, 2018 Equity Incentive Plan and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex J;

  13.
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal, the Management Incentive Plan Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Organogenesis Stockholders in connection with the business combination and to participants in the equity financing and the exchange and the related change of control, which we refer to as the "NASDAQ Proposal"; and

  14.
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THESE PROPOSALS.

Vote of AHPAC's Sponsor, Directors and Officers

        In connection with the IPO, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares. These agreements apply to the initial shareholders, including the sponsor, as it relates to the outstanding founder shares and the requirement to vote all of the outstanding founder shares in favor of the Business Combination Proposal and for all other proposals presented to AHPAC's shareholders in this joint proxy statement/prospectus.

        The initial shareholders, other current directors and officers have waived any redemption rights, including with respect to AHPAC Class A ordinary shares purchased in the IPO or in the aftermarket, in connection with business combination.

Quorum and Required Vote for Proposals for the General Meeting

        The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal or any of the Charter Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Domestication Proposal and the Charter Proposals.

        The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Business Combination Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own

100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares.

        The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the NASDAQ Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal. The approval of the Cayman Charter Amendment Proposal requires the affirmative vote of holders of one hundred percent (100%) of the ordinary shares entitled to vote thereon at the general meeting vote. Failure to vote by proxy or in person at the general meeting and abstentions will have the same effect as a vote "AGAINST" this proposal.

        The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ proposal and the Charter Proposals are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals, other than the Adjournment Proposal, and the Cayman Charter Amendment Proposal, which are not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal or the Charter Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation to AHPAC's Shareholders

        The AHPAC Board believes that each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Cayman Charter Amendment Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal to be presented at the general meeting is in the best interests of AHPAC and AHPAC's shareholders and unanimously recommends that its shareholders vote "FOR" each of the proposals.

        When you consider the recommendation of the AHPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the general meeting, including the Business Combination Proposal. These interests include, among other things:

  •
  the fact that the initial shareholders have agreed not to redeem any of the outstanding founder shares in connection with a shareholder vote to approve a proposed initial business combination;

  •
  the fact that AHPAC issued to the sponsor on August 11, 2017, as amended and restated on May 3, 2018, an unsecured promissory note pursuant to which AHPAC is permitted to borrow up to $600,000 in aggregate principal amount;

  •
  the fact that the sponsor paid an aggregate of $25,000 for the outstanding founder shares for approximately $0.003 per share which, if valued based on the closing price of $10.15 per share on the NASDAQ Capital Market on October 30, 2018 would be valued at approximately $58,996,875 (after giving effect to the conversion);

  •
  the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares;

  •
  the fact that the initial shareholders paid an aggregate of $8,200,000 for their 16,400,000 private placement warrants, which, if valued based on the closing price of $0.21 per warrant on the NASDAQ Capital Market on October 30, 2018 would be valued at approximately $3,444,000 but may expire worthless if AHPAC fails to complete a business combination;

  •
  the fact that if AHPAC consummates a business combination, any amounts outstanding under any loan made by the sponsor to AHPAC will be repayable in cash or at the option of the sponsor, an aggregate amount up to $1,500,000 may be converted into warrants with identical terms as the private placement warrants, at the price of $0.50 per warrant, and if AHPAC fails to complete a business combination there may be insufficient assets outside the trust account to satisfy such loans;

  •
  the fact that if AHPAC consummates the transactions contemplated by the merger agreement, the Class B Holders will surrender to AHPAC an aggregate 4,421,507 AHPAC Class B ordinary shares and 16,400,000 private placement warrants;

  •
  the anticipated election of Mr. Joshua Tamaroff as a director of ORGO;

  •
  the continued indemnification of AHPAC's existing directors and officers and the continuation of AHPAC's directors' and officers' liability insurance after the business combination;

  •
  the fact that the sponsor, officers and directors were not permitted to participate in the formation of, or become a director or officer of, any other blank check company until AHPAC (i) had entered into a definitive agreement regarding an initial business combination or (ii) failed to complete an initial business combination by October 14, 2018; and

  •
  the fact that the sponsor, officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated.

Broker Non-Votes

        In general, if your shares are held in "street" name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the general meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the general meeting.

Voting Your Shares—Shareholders of Record

        If you are an AHPAC shareholder of record, you may vote by mail or in person at the general meeting. Each AHPAC ordinary share that you own in your name entitles you to one vote on each of the proposals for the general meeting. Your one or more proxy cards show the number of AHPAC ordinary shares that you own.

        Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the general meeting so that your shares will be voted if you are unable to attend the general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the AHPAC Board. The AHPAC Board recommends voting "FOR" the Domestication Proposal, "FOR" the Business Combination Proposal, "FOR" the NASDAQ Proposal, "FOR" the Charter Proposals, "FOR" the Cayman Charter Amendment Proposal, "FOR" the Director Election Proposal, "FOR" the Management Incentive Plan Proposal, and "FOR" the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on December 8, 2018.

        Voting in Person at the Meeting.    If you attend the general meeting and plan to vote in person, we will provide you with a ballot at the general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the general meeting. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, you will need to bring to the general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Voting Your Shares—Beneficial Owners

        If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in "street name" and this joint proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. As a beneficial owner, if you wish to vote at the general meeting, you will need to bring to the general meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see "Attending the general meeting" below for more details.

Attending the general meeting

        Only AHPAC's shareholders on the record date or their legal proxy holders may attend the general meeting. To be admitted to the general meeting, you will need a form of photo identification and valid proof of ownership of ordinary shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the general meeting. If you have a legal proxy from a "street name" shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the "street name" shareholder that is assignable, and the legal proxy from the "street name" shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before the general meeting or at the general meeting by doing any one of the following:

  •
  you may send another proxy card with a later date;

  •
  you may notify AHPAC's Secretary in writing to Benjamin Silbert at silbert@avistacap.com, before the general meeting that you have revoked your proxy; or

  •
  you may attend the general meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

        The general meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Cayman Charter Amendment Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal. Other than procedural matters incident to the conduct of the general meeting, no other matters may be considered at the general meeting if they are not included in this joint proxy statement/prospectus, which serves as the notice of the general meeting.

Who Can Answer Your Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your AHPAC ordinary shares, you may call MacKenzie Partners, AHPAC's proxy solicitor, at 1-800-322-2885 (toll free), or 1-212-929-5500 (call collect).

Redemption Rights

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ORGO common stock in the domestication) for cash if the business combination is consummated. As of the date of this joint proxy statement/prospectus, all of AHPAC's public shares have been redeemed.

Appraisal Rights

        Appraisal rights are not available to holders of AHPAC ordinary shares in connection with the business combination.

Proxy Solicitation Costs

        AHPAC is soliciting proxies on behalf of the AHPAC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. AHPAC has engaged MacKenzie Partners to assist in the solicitation of proxies for the general meeting. AHPAC and its directors, officers and employees may also solicit proxies in person. AHPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

        AHPAC will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. AHPAC will pay MacKenzie Partners a fee of $15,000, plus disbursements, reimburse MacKenzie Partners for its reasonable out-of-pocket expenses and indemnify MacKenzie Partners and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as AHPAC proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to AHPAC's shareholders. Directors, officers and employees of AHPAC who solicit proxies will not be paid any additional compensation for soliciting proxies.

THE BUSINESS COMBINATION

General

        On August 17, 2018, AHPAC and Merger Sub entered into the Merger Agreement with Organogenesis, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, (i) AHPAC will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2018 Revision); (ii) Merger Sub will merge with and into Organogenesis, the separate corporate existence of Merger Sub will cease and Organogenesis will be the surviving corporation and a direct wholly-owned subsidiary of AHPAC. For more information about the transactions contemplated in the Merger Agreement, please see the section entitled "The Merger Agreement and Related Agreements." A copy of the Merger Agreement, including each amendment thereto through the date hereof is attached to this joint proxy statement/prospectus as Annex A.

Structure of the Business Combination

        In connection with the closing of the business combination contemplated by the Merger Agreement, the parties will undertake the following transactions:

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  The Class B Holders will surrender 16,400,000 private placement warrants and 4,421,507 founder shares.

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  AHPAC will take the actions necessary to become a Delaware corporation.

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  AHPAC will consummate the equity financing.

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  ORGO and Organogenesis will cause the repayment and satisfaction in full of all outstanding obligations of Organogenesis (and any guarantors) under the Insider Loans as set forth in the Exchange Agreement.

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  ORGO will deposit (or cause to be deposited) with Organogenesis's exchange agent the number of shares of ORGO Class A common stock payable to the Organogenesis Stockholders (the "Merger Consideration").

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  The certificate of merger with respect to the merger will be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

        As a result of the foregoing transactions, at the consummation of the business combination, AHPAC (which will then be known as ORGO) will own 100% of Organogenesis.

Consideration to Organogenesis Stockholders in the Business Combination

  Holders of Organogenesis common stock

        Subject to the terms and conditions of the Merger Agreement, each share of Organogenesis common stock will be converted, into the right to receive a number of validly issued, fully paid in and nonassessable shares of AHPAC Common Stock equal to the exchange ratio.

  Holders of Organogenesis Warrants

        Subject to the terms and conditions of the Merger Agreement, each warrant to purchase one share of Organogenesis common stock (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement)

will be converted into a new warrant for shares of ORGO Class A common stock ("replacement warrant"). Each replacement warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Organogenesis warrants, except that: (i) the number of shares of ORGO Class A common stock which can be purchased with each replacement warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock (on an as-converted to Organogenesis common stock basis) that the Organogenesis warrant entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; and (ii) the exercise price for each replacement warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis warrant (in U.S. Dollars), divided by (B) the exchange ratio.

  Holders of Organogenesis Options

        Subject to the terms and conditions of the Merger Agreement, each outstanding Organogenesis option (whether vested or unvested) shall be assumed by ORGO and automatically converted into an option to purchase shares of ORGO Class A Common Stock (each, an "assumed option"). Each assumed option will be subject to the terms and conditions set forth in Organogenesis's 2003 Stock Incentive Plan and the applicable award agreement. Each assumed option shall: (i) have the right to acquire a number of shares of ORGO Class A common stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock the Organogenesis option entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis option (in U.S. Dollars), divided by (B) the exchange ratio; (iii) be subject to the same vesting schedule as the applicable Organogenesis option; and (iv) be administered by the ORGO Board or a committee thereof.

Subscription Agreement

        Concurrently with the signing of the Merger Agreement, AHPAC entered into the subscription agreement with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 PIPE warrants for an aggregate purchase price of $46 million (the "equity financing"). The PIPE Investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million (such subscription, collectively with the equity financing, the "private investment"). The purpose of the private investment is to fund the business combination and related transactions and for general corporate purposes. Due to the equity financing, AHPAC believes there will be sufficient funds available to complete the Organogenesis Transaction, if all other conditions are satisfied.

Conditions to Closing of the Business Combination

Conditions to Each Party's Obligations

        The respective obligations of each of the parties to the Merger Agreement to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by both AHPAC and Organogenesis, of each of the following conditions:

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  The affirmative vote (in person or by proxy) of the holders of a majority or at least a two-thirds majority (as applicable) of the issued and outstanding ordinary shares entitled to vote thereon, in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereby (including the merger), (B) the issuance of shares of AHPAC Common Stock in connection with the merger, (C) the change of the name of AHPAC to "Organogenesis Holdings Inc.", (D) an increase in the number of authorized shares of AHPAC Common Stock, (E) amendments to the existing organizational documents to be effective from and after the

    Closing as set forth in the Form of AHPAC Certificate of Incorporation upon Domestication attached the Merger Agreement as Exhibit E and Form of AHPAC Bylaws attached to the Merger Agreement as Exhibit F, (F) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to AHPAC and the Organogenesis (the "Incentive Plan"), and which Incentive Plan will provide for awards for a number of shares of AHPAC Common Stock equal to ten percent (10%) of the aggregate number of shares of AHPAC Common Stock issued and outstanding immediately after the Closing (giving effect to the Parent Shareholder Redemptions), and for purposes of clarification, such ten percent (10%) share reserve shall not include the number of shares of AHPAC Common Stock that are subject to the Assumed Options (as defined in the Merger Agreement), (G) the election of the members of the board of directors of Parent in accordance with Section 6.1(g) thereof, and (H) such other matters as mutually agreed upon between Organogenesis and AHPAC, at an extraordinary general meeting of holders of Parent Common Shares to be called and held for such purpose (the matters set forth in clauses (A) through (H) being referred to herein as the "AHPAC Shareholder Matters");

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  Organogenesis' stockholders have approved the adoption of the merger agreement;

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  AHPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

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  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained;

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  The Registration Statement shall have been declared effective by the SEC, and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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  The shares of ORGO Class A common stock to be issued in connection with the merger shall be approved for listing on the Nasdaq;

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  All necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of AHPAC Common Stock to be issued in the domestication and the merger shall have been obtained and shall be in effect; and

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  The equity financing shall have been consummated.

  Conditions to AHPAC's Obligations

        The obligations of AHPAC and Merger Sub to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by AHPAC), including, among others, (i) Organogenesis must have performed and complied in all material respects with all obligations required to be performed or complied with by Organogenesis under the Merger Agreement at or prior to the Closing Date, (ii) Organogenesis shall have delivered the Company Support Agreement, (iii) the Debt Consents shall remain in full force and effect and (iv) the Exchange Agreement shall have been consummated.

  Conditions to Organogenesis's Obligations

        The obligations of Organogenesis to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Organogenesis), including, among others, (i) AHPAC and Merger Sub must have performed and complied in all material respects with all obligations required to be performed or complied with under the Merger Agreement at or prior to the Closing Date, (ii) there shall have been no material adverse effect on Parent and (iii) Parent shall have delivered the Parent Support Agreement.

Related Agreements

        For a discussion regarding certain additional agreements to be entered into in connection with the Merger Agreement, please see the section titled "The Merger Agreement—Related Agreements" beginning on page 127 of this joint proxy statement/prospectus.

Background of the business combination

        AHPAC is a blank check company incorporated in the Cayman Islands on December 4, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with the intention of focusing its search for a target business in the healthcare industry. The business combination was the result of a thorough search for a potential transaction utilizing the investing and operating experience of AHPAC's management team and board of directors. The terms of the business combination were the result of extensive negotiations between AHPAC's directors, AHPAC's management team, representatives of the sponsor, representatives of the PIPE Investors, management of Organogenesis, representatives of Organogenesis, and representatives of Credit Suisse Securities (USA) LLC, financial advisor to AHPAC ("Credit Suisse"), Weil, Gotshal & Manges LLP, legal counsel to AHPAC ("Weil") and Foley Hoag LLP, legal counsel to Organogenesis ("Foley"). The following is a brief description of the background of these negotiations, the business combination and related transactions.

        On October 14, 2016, AHPAC consummated its IPO of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit ("unit") consists of one Class A ordinary share, par value $0.0001 per share, and one warrant to purchase one-half of one Class A ordinary share, where two warrants may be exercised for one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment (each, a "public warrant"). Simultaneously with the closing of its IPO, AHPAC completed the private sale of an aggregate of 16,000,000 private placement warrants, at a purchase price of $0.50 per private placement warrant, to our sponsor and our independent directors (collectively, the "initial shareholders"), generating gross proceeds to AHPAC of $8,000,000.

        On November 28, 2016, AHPAC completed the sale of an additional 1,000,000 units to the underwriters of the IPO at the public offering price of $10.00 per unit pursuant to the partial exercise of the over-allotment option granted to the underwriters in connection with AHPAC's IPO (the "Over-allotment Option"). On November 28, 2016, AHPAC sold an additional 400,000 private placement warrants for an aggregate purchase price of $200,000 in connection with the exercise of the Over-allotment Option. Following the partial exercise of the Over-allotment Option, 875,000 founder shares were forfeited in order to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares. On November 28, 2016, the sponsor sold 161,180 founder shares and 350,114 private placement warrants to one of AHPAC's independent directors at their original purchase price.

        AHPAC received gross proceeds from the IPO, including the partial exercise of the Over-allotment Option, and the sale of the private placement warrants of $310,000,000 and $8,200,000, respectively, for an aggregate of $318,200,000. Of such amount, $310,000,000 was deposited into the trust account by the trustee. The remaining $8,200,000 was held outside of the trust account, of which $6,200,000 was used to pay underwriting discounts, with the balance used to repay a note to the sponsor and to pay accrued offering and formation costs, and the remainder was reserved for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. At June 30, 2018, funds held in the trust account consisted solely of cash.

        Prior to the consummation of the IPO on October 14, 2016, neither AHPAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction between AHPAC and Organogenesis.

        After the IPO, AHPAC commenced an active search for prospective businesses and assets to acquire. Representatives of AHPAC contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

        During that period, AHPAC's management and the sponsor:

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  considered or conducted an analysis of over 30 potential acquisition targets;

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  ultimately engaged in discussions or additional due diligence with seventeen target businesses or their representatives, entering into non-disclosure agreements with thirteen of those seventeen potential acquisition targets; and

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  actively negotiated definitive documentation in respect of a business combination with three parties, including Envigo and Organogenesis and a third party engaged in the biotechnology industry which we refer to as "Party A". Discussions with Party A were suspended in June 2018 when it was determined that a transaction with Party A could not be consummated on a timely basis.

        On April 19, 2017, Credit Suisse and AHPAC discussed Organogenesis as a potential business combination opportunity for AHPAC. Credit Suisse prepared a summary of publicly-available information on Organogenesis and shared this with AHPAC. A representative of Credit Suisse subsequently reached out to Organogenesis management to discuss AHPAC as a potential partner in a business combination.

        On July 10, 2017, a representative of Credit Suisse called a representative of the sponsor to provide an update on Organogenesis and discuss a potential in-person meeting at Organogenesis' headquarters in Canton, MA. AHPAC expressed interest in a meeting, and Credit Suisse facilitated the negotiation of a Non-Disclosure Agreement between Organogenesis and AHPAC. On July 17, 2017, Organogenesis and AHPAC entered into a Non-Disclosure Agreement.

        On July 24, 2017, representatives of AHPAC (including Thompson Dean, the executive chairman of AHPAC, Robert Girardi and Joshua Tamaroff, representatives of the sponsor) met with representatives of Credit Suisse at AHPAC's offices to discuss a potential transaction with Organogenesis, based on the information provided to date. On July 28, 2017, AHPAC received preliminary financial information on Organogenesis.

        On August 21, 2017, AHPAC, Merger Sub, Avista Healthcare NewCo LLC, a Delaware limited liability company and wholly owned subsidiary of AHPAC, Envigo, and Jermyn Street Associates, LLC, entered into the Transaction Agreement. On February 14, 2018, each of the parties determined that the terms of the proposed transaction were no longer consistent with the parties' respective objectives, and they agreed to terminate the proposed transaction. On February 14, 2018, AHPAC and Envigo entered into a Mutual Termination Agreement. The Transaction Agreement was terminated effective as of February 14, 2018.

        After termination of the Envigo transaction, AHPAC and Credit Suisse discussed alternative transaction targets, and AHPAC indicated a continued interest in Organogenesis. Credit Suisse re-initiated contact with Organogenesis on behalf of AHPAC, and on March 5, 2018, representatives of Credit Suisse, Tim Cunningham, Chief Financial Officer of Organogenesis and Mr. Dean held a call to discuss a possible business combination between Organogenesis and AHPAC.

        On April 20, 2018, Credit Suisse delivered additional financial information on Organogenesis to AHPAC for its consideration. On April 23, 2018, AHPAC sent Organogenesis a list of initial commercial diligence questions and discussion topics in advance of an in-person meeting scheduled by Credit Suisse at AHPAC's request. On April 25, 2018, representatives of AHPAC and Organogenesis met at Organogenesis' offices in Canton, MA to discuss a potential business combination. The following day, AHPAC sent Organogenesis materials outlining the potential benefits of the business combination and an illustrative timeline.

        After reviewing the materials provided by AHPAC, Organogenesis agreed to participate in a follow-up meeting on May 1, 2018. On that date, representatives of AHPAC, Organogenesis and Credit Suisse had a follow-up meeting to discuss a business combination in further detail, including considerations around pro forma ownership, structure and valuation. On May 2, 2018, Mr. Dean called Mr. Cunningham to further discuss a potential transaction, after which AHPAC sent a preliminary non-binding draft letter of intent (the "May 2 LOI") to Organogenesis for review. The May 2 LOI assigned a pro forma enterprise value of the post-combination entity of $883.5 million, and contemplated a "PIPE" financing (the "May 2 equity financing"), that would include a $45 million investment in Organogenesis by third parties at the time of execution of definitive documentation for the business combination, and an additional $45 million investment in AHPAC concurrent with consummation of the business combination. In addition, the May 2 LOI expressed a willingness on behalf of the sponsor and the AHPAC directors to surrender up to 2.5 million founder shares, so that an equivalent number of shares of Class A common stock could be issued to participants in the May 2 equity financing, effectively lowering the price for such investors, with no net equity impact on the post-combination entity. The May 2 LOI also contemplated use of the May 2 equity financing proceeds for the payment of $26.2 million of accrued interest and principal on the Organogenesis Insider Debt, with the remainder of the Organogenesis Insider Debt to be converted into equity of the post-combination entity concurrent with the consummation of the business combination at a value equivalent to the effective price paid by the investors in the May 2 equity financing. The May 2 LOI also contemplated that the sponsor would be entitled to designate one of the initial members of the board of directors of AHPAC after the business combination.

        On May 3, 2018, Credit Suisse informed representatives of AHPAC that Organogenesis had informed Credit Suisse that the Organogenesis board of directors (the "Organogenesis Board") would not accept AHPAC's proposal in the May 2 LOI, as it would subject the existing stockholders to a level of dilution (as a result of outstanding AHPAC warrants) that was unacceptable to Organogenesis controlling stockholders. Later that afternoon, AHPAC sent Organogenesis a revised LOI, providing that the sponsor and the directors of AHPAC would agree to forfeit 8.2 million of their private placement warrants, on a pro rata basis, in connection with a business combination between AHPAC and Organogenesis (the "May 3 LOI").

        On May 16, 2018, representatives of Credit Suisse spoke with Mr. Cunningham to discuss the May 3 LOI. Mr. Cunningham indicated that additional private placement warrants would need to be forfeited in order for the Organogenesis Board to consider the proposed business combination. Mr. Cunningham further indicated that some of the key issues for the parties to discuss regarding the May 3 LOI from Organogenesis' perspective were the post-closing pro forma ownership of the existing Organogenesis stockholders in the combined entity (including as a result of redemptions by AHPAC public shareholders), the treatment of Organogenesis' existing debt, the amount of investment targeted in the Private Offering, and the implied total enterprise value of Organogenesis. Later on May 16, 2018, AHPAC sent a further updated LOI, reflecting the sponsor's and the directors' of AHPAC's willingness to forfeit 12.3 million of their aggregate private placement warrants (the "May 16 LOI"). Over the course of the following three days, representatives of Organogenesis and AHPAC discussed the May 16 LOI.

        On June 4, 2018, representatives of AHPAC held an update call with Mr. Cunningham and Gary Gillheeney, Chief Executive Officer of Organogenesis, to discuss in more detail potential structures of the proposed business combination and the other key issues regarding the May 3 LOI that

Mr. Cunningham had raised with Credit Suisse. On June 11, 2018, the Organogenesis Board held a meeting and agreed to continue to consider the possible business combination with AHPAC.

        On June 12, 2018, Organogenesis made available to representatives of AHPAC, Weil and Credit Suisse access to an online data room containing detailed legal and operational data regarding Organogenesis. On June 13, 2018, representatives of Organogenesis, AHPAC, Weil, Foley and Credit Suisse participated in a call to discuss the possible transaction. The participants discussed potential next steps, including the requirement to obtain the consent of SVB and Eastward to the business combination. On June 14, 2018, AHPAC sent Organogenesis (i) a list of due diligence discussion topics for a planned in-person meeting and (ii) a follow-up due diligence request list.

        On June 18, 2018, Organogenesis provided AHPAC with draft projections for 2018 and 2019. On June 19, 2018, AHPAC provided Organogenesis a list of discussion topics for a call between AHPAC and the management team of Organogenesis, which call was held on June 20, 2018 with representatives of AHPAC and the sponsor and Mr. Cunningham and members of his team at Organogenesis. On June 21, 2018, representatives of AHPAC and the sponsor, as well as representatives of the PIPE investors met in-person and by teleconference with Mr. Gillheeney, Mr. Cunningham and other representatives of Organogenesis' senior management team at Organogenesis' headquarters in Canton, MA to conduct further due diligence, as well as discuss potential timing of a transaction and outreach to potential third party investors. On June 25, 2018, representatives of AHPAC and representatives of Organogenesis' auditors, RSM US LLP, participated in a due diligence call.

        During the period from June 21, 2018 to July 2, 2018, Organogenesis, AHPAC, Credit Suisse, Wells Fargo Securities, LLC ("Wells Fargo"), Foley and Weil drafted a private placement memorandum (the "PPM") related to (a) a private offering by Organogenesis for the sale of up to $50,000,000 of Organogenesis' common stock to be completed concurrently with execution of a business combination agreement and (b) a private offering by AHPAC for the sale of up to an additional $50,000,000 of AHPAC Class A common stock to be consummated concurrently with the proposed business combination (collectively, the "Private Offering"). On June 25, 2018, Weil provided Foley with an initial draft of a merger agreement for the proposed business combination (the "Merger Agreement"). On June 29, 2018, Foley provided initial comments on the Merger Agreement to Weil. On July 2, 2018, Weil sent a legal due diligence request list to Foley, after reviewing the documents available in the online data room. On July 5, 2018, Weil sent to Foley a revised draft of the Merger Agreement.

        Through July and early August, Foley and Weil continued to exchange drafts of the Merger Agreement and related documents and Weil conducted legal due diligence on Organogenesis. The key economic terms negotiated between the parties over this period were the post-closing pro forma ownership of the existing Organogenesis shareholders in the combined entity (including as a result of redemptions by AHPAC public shareholders), the treatment of Organogenesis' existing debt, the amount of investment targeted in the Private Offering, and the implied total enterprise value of Organogenesis.

        On July 10, 2018, Foley circulated the final version of the PPM to Weil, Credit Suisse, Wells Fargo, AHPAC and Organogenesis. Over the course of the following two weeks, representatives of AHPAC, Organogenesis, Credit Suisse and Wells Fargo met or held telephone conferences with 14 potential investors in New York City and in Boston. On July 16, 2018, Credit Suisse reported to AHPAC that, based on the investor meetings to date, current levels of interest in the proposed business combination were not suffficent to complete the Private Offering.

        Following the discussion with Credit Suisse, representatives of AHPAC, led by Messrs. Dean and Burgstahler, began discussing the possibility that the PIPE Investors would be interested in participating in the Private Offering. At a meeting of the PIPE Investors' investment committee, comprised of Messrs. Dean, Burgstahler and Girardi and Sriram Venkataraman on July 16, 2018, the investment committee discussed the possibility of making investments in Organogenesis and AHPAC in connection with the anticipated business combination. During that meeting, it was decided that an investment into Organogenesis and the business combination was of interest to the PIPE Investors, and that the PIPE Investors should conduct due diligence on the potential investment. Following that meeting, AHPAC's officers determined that, since there was potential interest in the Private Offering, AHPAC should continue its due diligence and continue to progress the transaction documentation.

        On July 17, 2018, Messrs. Dean and Gillheeney discussed the possibility of a direct investment into Organogenesis by the PIPE investors at the time of the signing of the Merger Agreement, with a further investment to follow upon the consummation of the business combination. Mr. Dean communicated that the PIPE Investors would be interested in investing an aggregate of up to $100,000,000 in cash, on the condition that the principal amount of all of the Insider Organogenesis Debt would be converted to equity, resulting in the existing stockholders of Organogenesis owning an aggregate of 80.0% of the post-business combination entity, with ownership calculated using the treasury stock method (the "July 17 Proposal") and assuming 100% redemptions by AHPAC public shareholders. Later on July 17, 2018, representatives of Organogenesis informed Credit Suisse that the Organogenesis Board was considering the July 17 Proposal, but that they may have a preference to reduce the overall cash investment in order to increase the stake that existing Organogenesis stockholders would have in the post-business combination entity assuming that the existence of the equity financing at the contemplated economic terms would result in significant redemptions by AHPAC public shareholders.

        On July 19, 2018, Wells Fargo and Credit Suisse confirmed to AHPAC and Organogenesis that, based on the investor meetings to date, current levels of interest in the proposed business combination by investors other than the PIPE Investors were not sufficient to complete the Private Offering. AHPAC sent Organogenesis an illustrative transaction overview, which contemplated slight changes to the cash uses presented in the July 17 Proposal, including a direct paydown of $20,000,000 of Organogenesis' existing debt.

        On July 24, 2018, representatives of Weil held a legal due diligence call with representatives of Foley and Lori Freedman, general counsel of Organogenesis. Also on July 24, 2018, Credit Suisse spoke with Mr. Gillheeney about the progress the Organogenesis Board was making with respect to its consideration of the July 17 Proposal.

        On July 25, 2018, AHPAC sent a revised proposal to Organogenesis contemplating two potential options for the Private Investment (the "July 25 Proposal") each with slightly different values of cash invested into Organogenesis and repayment of Insider Loans. Mr. Dean and Mr. Gillheeney had a discussion about the July 25 Proposal and how each of their respective boards of directors were likely to view the July 25 Proposal.

        On July 27, 2018, AHPAC presented a further revised proposal to Organogenesis, similarly with two potential options for the Private Investment (the "July 27 Proposal"), with the key differences surrounding the amount of cash invested and the post-business combination ownership distribution. Later in the day on July 27, 2018, Mr. Dean and Mr. Gillheeney spoke again and Mr. Dean suggested a willingness on the part of AHPAC to adjust the July 27 Proposal to slightly increase the post-business combination ownership of the existing Organogenesis stockholders.

        On July 29, 2018, Mr. Dean and Mr. Gillheeney spoke on the phone and discussed a transaction whereby the PIPE Investors would agree to invest $46 million into Organogenesis at the time of the signing of a definitive agreement between AHPAC and Organogenesis in connection with a proposed business combination, and the PIPE Investors would agree to invest an additional $46 million into the post-business combination entity, and the Insider Lenders would agree to accept a payment of approximately $28.7 million in respect of the Organogenesis Insider Debt and have the remainder of the principal amount of their loans of approximately $45.7 million converted into shares of ORGO common stock at the consummation of the business combination at the same value as that received by

Organogenesis stockholders in the merger, resulting in the existing Organogenesis stockholders collectively owning 82.5% of the post-business combination entity, with ownership calculated using the treasury stock method (the "July 29 Proposal"). The July 29 Proposal was presented on the basis of pro forma total enterprise value of the post-combination entity of $673 million, when calculated based on an updated balance sheet for Organogenesis as of June 30, 2018. During that call, Mr. Dean also expressed the PIPE Investors desire to have two representatives on the board of directors of ORGO. On July 30, 2018, in connection with the Organogenesis Board's review of the July 29 Proposal, Mr. Gillheeney emailed Mr. Dean informing him that Organogenesis and its controlling stockholders would agree to provide the PIPE Investors with the right to nominate one director and one observer to the board of directors of the post-business combination entity, assuming sponsor would no longer have the right to designate one of the initial members of such board.

        On July 30, 2018, Foley provided Weil with an initial draft of the Company's disclosure schedules (the "Disclosure Schedules") to the Merger Agreement.

        On August 1, 2018, Weil, on behalf of AHPAC, sent Foley a formal bid letter reflecting the July 29 Proposal, and asked that Foley provide such bid letter to Organogenesis.

        During the period from August 1, 2018, to August 16, 2018, AHPAC and its representatives continued to conduct due diligence on Organogenesis, and AHPAC, Organogenesis, the PIPE Investors, the Inside Lenders and their respective representatives continued to negotiate the terms of a potential business combination, equity financing and exchange among such parties. During July and August 2018, Mr. Dean periodically updated the members of the AHPAC Board regarding discussions with Organogenesis.

        On August 2, 2018, representatives of AHPAC, Organogenesis, Credit Suisse, Foley and Weil held a confirmatory due diligence call. On August 3, 2018, a draft of the exchange ratio calculation, reflecting the proposed economic terms of the deal at that point in time, was prepared by representatives of AHPAC and shared with Mr. Cunningham for his review and confirmation of agreement on the calculation methodology. On August 5, 2018, Weil sent its initial comments to the Disclosure Schedules to Foley. On August 6, 2018, Weil provided a further revised draft of the Merger Agreement and other ancillary documents.

        On August 6, 2018, the Investment Committee of the PIPE Investors met to review the due diligence conducted in connection with their potential investment in Organogenesis and AHPAC. During that meeting, the Investment Committee of the PIPE Investor approved the PIPE Investors' investment in the private investment. On August 7, representatives of the PIPE Investors met with representatives of AHPAC and the sponsor to give feedback on the proposed investment. After that meeting, the PIPE Investors requested that sponsor and the members of the APHAC Board agree to surrender additional founder shares and private placement warrants, and that AHPAC agree to issue an equivalent number of founder shares and private placement warrants to the PIPE Investors in connection with the equity financing, which would have the result of making the effective price of the private placement $5.91 to the PIPE Investors, and approximately $7.035 to ORGO as a result of the incremental surrender of founder shares.

        On August 8, 2018, the sponsor and AHPAC directors, collectively, agreed to surrender an additional 2,484,007 founder shares and 4,100,000 private placement warrants at the consummation of the business combination, in connection with the negotiation of the terms of the Subscription Agreements and the Stockholders Agreements, and AHPAC agreed to issue an equivalent number of founder shares and private placement warrants to the PIPE investors in addition to the shares the PIPE investors would have received had their investment been at the same effective price per share as implied by the exchange ratio.

        On August 9, 2018, the AHPAC Board met to review the terms of the proposed business combination between AHPAC and Organogenesis. Representatives of Weil attended the meeting. The AHPAC Board discussed with representatives of Weil, among other things, their duties as directors of a Cayman Islands corporation, the process that AHPAC had conducted since its IPO to find a suitable target for AHPAC's initial business combination, and the process that had been conducted to date to negotiate the terms of the potential business combination between AHPAC and Organogenesis. The AHPAC Board also reviewed the key terms of the draft Merger Agreement and related agreements, including the exchange and the private placement, and discussed the reasonableness of the consideration to be paid to Organogenesis and whether a potential business combination on the terms outlined in the Merger Agreement was in the best interests of AHPAC's shareholders. After discussion, the board came to a preliminary view that the consideration proposed to be paid to Organogenesis was reasonable and that the potential business combination was in the best interests of AHPAC's shareholders, and authorized representatives of Weil and members of management of AHPAC and the sponsor to continue to negotiate and finalize the terms of the Merger Agreement and related documents. Also on August 9, 2018, the members of the audit committee of the board met to review and consider, and approved (conditional upon the approval of the full board of directors of AHPAC) the terms of the equity financing proposed between the PIPE Investors and AHPAC.

        Between August 9, 2018 and August, 17, 2018, Weil and Foley held multiple telephonic discussions to negotiate and finalize the Merger Agreement and the related ancillary documents, including the Disclosure Schedules, the documents relating to the private placement and the Exchange Agreement. On August 10, 2018, Foley provided Weil with initial drafts of the Debt Consents.

        On August 15, 2018, AHPAC, Organogenesis, Foley and Weil discussed open issues related to the transaction. On August 15, 2018, Organogenesis and AHPAC agreed that the principal amount, as well as accrued interest, on the $5 million of Insider Loans made to Organogenesis during July 2018 would also be repaid with cash at consummation of the business combination. Also on August 15, 2018, the exchange ratio was calculated by AHPAC to reflect the economic terms of the deal that had been reached, and was agreed between AHPAC and Organogenesis.

        On August 16, 2018, the independent directors of AHPAC, Messrs. Harwood, Markison, Björklund and O'Neil, met to review and consider the terms of the proposed equity financing between the PIPE Investors and AHPAC, and to consider and vote on the approval of such equity financing, in accordance with the requirements of Article 49.7(b) of AHPAC's memorandum and articles of association. Representatives of Weil attended the meeting. Following discussion, the independent directors of AHPAC unanimously approved the entry by AHPAC into the equity financing and related agreements. Also on August 16, 2018, the AHPAC Board met to review the terms of the proposed business combination between AHPAC and Organogenesis, and to consider and vote on the approval of such business combination. Representatives of Weil attended the meeting. After discussion, the AHPAC Board unanimously resolved, among other things, that (i) subject to the approval by Mr. Dean of any final modifications to the Merger Agreement and related documents, it is in AHPAC's commercial interests that AHPAC should approve and enter into the Merger Agreement and the ancillary agreements, and enter into the transactions contemplated thereby, including the equity financing, and (ii) an extraordinary general meeting of the shareholders of AHPAC be convened in accordance with the articles of association with AHPAC for consideration of the business combination and related matters. For further details, see the Section titled AHPAC's Reasons for the Approval of the Transactions; Recommendation of the Board commencing on page 106.

        On August 17, 2018, AHPAC, Merger Sub, and Organogenesis executed the Merger Agreement, and AHPAC issued a press release announcing the business combination between AHPAC and Organogenesis. Also on August 17, 2018, fully executed Debt Consents were obtained from SVB and Eastward.

        On October 3, 2018 the parties discussed that the Form of Parent Charter attached to the Merger Agreement as Exhibit E and the Form of Parent Bylaws attached to the Merger Agreement as Exhibit F should be amended to clarify that the exclusive forum provisions set forth therein did not purport to apply to certain federal securities actions. Weil and Foley discussed such amendment and agreed that the Merger Agreement would need to be amended in order to effect the proposed amendment to the Form of Parent Charter and Form of Parent Bylaws and on October 4, 2018, Weil sent Foley an initial draft of Amendment No. 1 to the Merger Agreement. Foley confirmed on October 4, 2018, that it had no comments on the draft and Organogenesis, AHPAC and Merger Sub entered into Amendment No. 1 to the Merger Agreement on October 5, 2018.

        On October 4, 2018, AHPAC held an extraordinary general meeting of its shareholders (the "EGM"). At the EGM, the following matters were submitted to holders of AHPAC's ordinary shares: (i) a proposal to amend the Company's amended and restated memorandum and articles of association to extend the date by which the Company has to consummate a business combination from October 14, 2018 to February 15, 2019 (the "Extension Amendment Proposal") and (ii) a proposal to amend the Company's Investment Management Trust Agreement, dated as of October 10, 2016, by and between AHPAC and Continental Stock Transfer & Trust Company, to extend the date on which to commence liquidating the trust account established in connection with the Company's initial public offering in the event the Company has not consummated a business combination prior to October 14, 2018, from October 14, 2018 to February 15, 2019 (the "Trust Amendment Proposal"). The Extension Amendment Proposal did not receive "for" votes from holders of one hundred percent (100%) of the ordinary shares represented in person or by proxy and entitled to vote thereon at the EGM (voting together as a single class), and accordingly was not approved. The Trust Amendment Proposal received "for" votes from holders of more than sixty five percent (65%) of the issued and outstanding ordinary shares, and accordingly was approved. In connection with this vote, the holders of 30,798,019 AHPAC Class A ordinary shares indicated that they wished to exercise their right under AHPAC's memorandum and articles of association to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $314,258,591.61, in the event that the proposal was approved. As a result of AHPAC's error with respect to the application of the prescribed voting standard, these shares were redeemed on October 4, 2018, which was in advance of the date required by AHPAC's memorandum and articles of association. As a result of Proposal 1 not being approved, such shares were subject to mandatory redemption within ten business days of October 14, 2018 pursuant to AHPAC's memorandum and articles of association. Due to its inability to consummate an initial business combination within the time period required by AHPAC's memorandum and articles of association, AHPAC redeemed the remaining outstanding public shares as of October 31, 2018 on October 31, 2018. AHPAC's initial shareholders have waived their redemption rights with respect to the remaining outstanding ordinary shares issued prior to the IPO.

        As of the close of business on October 31, 2018, the public shares were deemed cancelled and represent only the right to receive the redemption amount. In order to provide for the disbursement of funds from the trust account, AHPAC instructed the trustee (the "trustee") of the trust account on October 30, 2018, to immediately liquidate the trust account. The proceeds of the trust account will be held in a noninterest-bearing account while awaiting disbursement to the holders of the public shares. Holders of public shares will have their shares redeemed for their pro rata portion of the proceeds of the trust account by the transfer agent. AHPAC estimates that the per-share redemption price for the public shares will be approximately $10.30. The public shares ceased trading as of the close of business on October 30, 2018, in order to allow time for the settlement of trades and as a result of a trading suspension by NASDAQ. The redemption amount will be payable to the holders of the public shares (including the public shares included in AHPAC's units) upon presentation of their share or unit certificates or other delivery of their shares or units. Beneficial owners of public shares held in "street name," however, will not need to take any action in order to receive the redemption amount. The redemption amount will be paid as promptly as possible after the close of business on October 31,

2018. There will be no redemption rights or liquidating distributions with respect to the AHPAC's warrants, which will remain outstanding.

        On October 30, 2018, pursuant to Section 12 of the letter agreement dated as of October 10, 2016, entered into and delivered by Avista Acquisition Corp., a Cayman Islands exempted company ("Parent Sponsor") and the certain individuals who are directors or members of the Company's management team to AHPAC (the "Letter Agreement"), AHPAC, its directors and officers and the Sponsor amended the Letter Agreement (the "Letter Agreement Amendment"). The Letter Agreement Amendment was entered into as the Sponsor and the other holders of AHPAC Class B ordinary shares, which includes each member of the AHPAC Board, have indicated their intent to support the continuing existence of AHPAC and the consummation of the business combination with Organogenesis and not proceed with liquidation and dissolution of AHPAC. The Letter Agreement Amendment eliminates any obligation on the part of AHPAC, the Sponsor and AHPAC's directors and officers pursuant to the Letter Agreement to cease operations and proceed with the liquidation and dissolution of AHPAC. The Letter Agreement Amendment does not relieve any party from its obligation to take all reasonable steps to complete the redemption as required by AHPAC's amended and restated memorandum and articles of association as a result of the failure of AHPAC's shareholders to approve the extension, from October 14, 2018 to February 15, 2019, of the time period available to AHPAC to complete an initial business combination without liquidating the trust account and redeeming all public shares for their pro rata portion of the trust account.

        On November 2, 2018, as a result of the redemption of the public shares, NASDAQ issued a delisting notice in respect of the AHPAC units, AHPAC Class A ordinary shares and AHPAC warrants to purchase Class A ordinary shares to AHPAC. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018.

The AHPAC Board's Reasons for the Approval of the Business Combination

        The AHPAC Board, in evaluating the transaction with Organogenesis, consulted with AHPAC's management and its legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the business combination, are advisable, fair to and in the best interests of AHPAC and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the business combination, the AHPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, the AHPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The AHPAC Board did not seek to obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination or in connection with determining its valuation of Organogenesis. The AHPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of AHPAC's reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Note Regarding Forward-Looking Statements" beginning on page 151 of this document.

        The AHPAC Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

        Consideration to be paid to Organogenesis is reasonable and the business combination is in the best interests of AHPAC's stockholders. The AHPAC Board considered the following factors:

  •
  the financial data reviewed by AHPAC, including Organogenesis's historical and projected financial statements and a comparable publicly traded company analysis prepared by AHPAC management;

  •
  AHPAC conducted a due diligence review of Organogenesis;

  •
  during its negotiations with Organogenesis, AHPAC received services from its financial advisor, Credit Suisse, to assist it in evaluating the reasonableness of the consideration to be paid to Organogenesis stockholders;

  •
  the board considered the risk that the current public stockholders of AHPAC would convert their public shares for cash upon consummation of the merger, thereby reducing the amount of cash available to AHPAC following the transaction. The board determined that the private placement would ensure the funds to complete the merger would be readily available.

        The comparable companies analysis prepared by AHPAC management compared the Organogenesis enterprise value / 2019 estimated revenue multiple (based on the Organogenesis enterprise value of approximately $673 million implied in the merger) to the enterprise value / 2019 estimated revenue multiple for a variety of comparable companies. Organogenesis' 2019 estimated revenue used in this analysis was $292.3 million, and Organogenesis' 2019 estimated gross margin percentage used in the analysis was 71%. The comparable companies included three companies in the wound care industry (Integra LifeSciences Holdings Corporation, MiMedx Group, Inc. and Coloplast Corp.) and a selected set of six comparable small-cap and mid-cap innovative medical technology companies (Penumbra, Inc., Inogen, Inc., Tactile Systems Technology, Inc., Cardiovascular Systems, Inc., AtriCure, Inc. and Wright Medical Group N.V.). The comparable companies in the wound care industry were selected on the basis of including all publicly-traded wound care companies except where there were factors relevant to such companies that meant they were not comparable companies and therefore should be excluded from the analysis. A small number of publicly-traded companies with a wound care focus were excluded from this analysis for reasons including that only a minority of their business is focused on advanced wound care. The comparable companies in the small-cap and mid-cap innovative medical technology industry were chosen based on their therapeutic concentration, high level of innovation and strong financial profile. We estimated 2019 revenues and gross margin for the comparable companies by using research analyst consensus estimates. The wound care industry companies showed an average enterprise value/revenue multiple of 5.3x and the small-cap and mid-cap innovative medical technology companies showed an average enterprise value/revenue multiple of 6.7x, as compared with Organogenesis, which showed an enterprise value/revenue multiple of 2.3x (based on the Organogenesis enterprise value of approximately $673 million implied in the merger).

Source:

Source: Company Filings and Factset as of 8/15/18.

1.
Pro forma for the acquisition of NuTech.

2.
Financials and estimates as of 2/16/18 to reflect investor sentiment prior to delay of 2017 10k release.

3.
Reflects latest financials and stock price as of 8/15/18 and last available broker estimates as of 5/29/18.

4.
"EV" refers to Enterprise Value

        The analysis also compared average annual percentage revenue growth (based on year end 2017 revenue to 2019 estimated revenue) and 2019 estimated gross margin percentages for the aforementioned comparable companies.

        Strategic Considerations.    The AHPAC Board considered that the business combination with Organogenesis is expected to provide a number of significant strategic opportunities, including the following:

  •
  Organogenesis represents an ideal target for AHPAC given its leading market position in an attractive industry, robust growth profile, strong business fundamentals, and experienced management team;

  •
  the team at AHPAC is highly experienced in investing in the healthcare sector, and the fact that Organogenesis falls squarely in one of AHPAC's areas of expertise provides the opportunity for us to leverage that expertise in realizing the investment potential from the business combination;

  •
  Organogenesis has an experienced management team with proven research and development success with a deep pipeline of products, including five pipeline products expected to be launched in the next 2 years;

  •
  the margin enhancement opportunities that AHPAC expects Organogenesis management to be able to implement into Organogenesis's business following the transactions;

  •
  Organogenesis's presence in attractive end markets including the Advanced Wound Care Market and Surgical and Sports Medicine Market;

  •
  Organogenesis's differentiated and comprehensive suite of products;

  •
  the robust clinical data supporting Organogenesis's products;

  •
  Organogenesis's established and scalable infrastructure including over 2,500 healthcare facilities served;

  •
  Organogenesis growing global footprint represents an area for AHPAC to achieve accelerated growth; and

  •
  the fact that members of Organogenesis's management, led by Gary Gillheeney (President and CEO), Tim Cunningham (CFO) and the existing management team, will continue to oversee Organogenesis's business following the transactions.

        Other Factors Considered by the AHPAC Board.    In addition to considering the strategic factors described above, the AHPAC Board considered the following additional factors, all of which it viewed as supporting its decision to approve the transaction agreement:

  •
  AHPAC raised $310 million in October of 2016 with the objective of consummating an attractive business combination;

  •
  AHPAC has evaluated a number of businesses since then, but are most impressed by Organogenesis;

  •
  the board's knowledge of Organogenesis's business, operations, financial condition, earnings and prospects, taking into account the results of AHPAC's due diligence review of Organogenesis;

  •
  the current and prospective business climate in the industry in which Organogenesis operates, including the position of current and likely competitors of Organogenesis;

  •
  the PIPE Investors willingness to provide supplemental financing for the business combination;

  •
  the alternatives reasonably available to AHPAC, including pursuing other potential targets, and the board's belief that the business combination with Organogenesis creates the best reasonably available opportunity to maximize value for the AHPAC's shareholders given the potential risks, rewards and uncertainties associated with each alternative; and

  •
  the terms and conditions of the transaction agreement, including the strong commitments by both AHPAC and Organogenesis to complete the transactions.

        The AHPAC Board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the business combination with Organogenesis, including:

  •
  the risk that AHPAC shareholders may object to and challenge the transactions and take actions that may prevent or delay the consummation of the transactions, including to vote down the proposals at the AHPAC general meeting or convert their shares;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the transactions, and the potential negative effects on Organogenesis's business;

  •
  the risk that, despite the efforts of AHPAC and Organogenesis prior to the consummation of the transactions, Organogenesis may lose key personnel, and the potential resulting negative effects on Organogenesis's business;

  •
  the possibility that Organogenesis might not achieve its projected financial results;

  •
  the fact that the AHPAC Board did not seek to obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination or in connection with determining its valuation of Organogenesis.

  •
  the fact that the transaction agreement prohibits AHPAC from soliciting or engaging in discussions regarding alternative transactions during the pendency of the transactions;

  •
  the risk that changes in the regulatory and legislative landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the transactions; and

  •
  the risks of the type and nature described under "Risk Factors" beginning on page 151 and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 38.

Satisfaction of 80% Test

        It is a requirement under AHPAC's existing amended and restated memorandum and articles of association and NASDAQ listing requirements that the business or assets acquired in AHPAC's initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for AHPAC's initial business combination. As of August 17, 2018, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the trust account was approximately $315.3 million and 80% thereof represents approximately $252.2 million. The AHPAC Board considered all of the factors described above and the fact that the purchase price for Organogenesis was the result of an arm's length negotiation with certain Organogenesis Stockholders. As a result, the AHPAC Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding any taxes payable on the interest earned on the trust account). In light of the financial background and experience of the members of our management team and the AHPAC Board, our Board believes that the members of our management team and the AHPAC Board are qualified to determine whether the business combination meets the 80% asset test. The AHPAC Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Certain Organogenesis Projected Financial Information

        Organogenesis provided AHPAC with its internally prepared projections for the fiscal years ended December 31, 2018 and 2019. The prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, capital budgeting and other management purposes, and are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

        The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Organogenesis' control, such as the risks and uncertainties contained in the section entitled "Risk Factors." The projections reflect the consistent application of accounting policies of Organogenesis and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of Organogenesis included in this joint proxy statement/prospectus.

        The financial projections for revenue and costs are forward looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Organogenesis' control. While all projections are necessarily speculative, Organogenesis believes that the prospective financial information covering periods beyond twelve (12) months from its date of preparation carries even higher levels of uncertainty and should be read in that context. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that Organogenesis or its representatives considered or consider the projections to be a reliable prediction of future events.

        The projections were requested by, and disclosed to, AHPAC for use as a component in its overall evaluation of Organogenesis, and are included in this joint proxy statement/prospectus on that account. Organogenesis has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including AHPAC. Neither Organogenesis' management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Organogenesis compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked at as "guidance" of any sort. Organogenesis will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

        The projections were prepared by, and the responsibility of, Organogenesis' management. RSM US LLP, Organogenesis' auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly RSM does not express any opinion or any other form of assurance with respect thereto. The RSM report included in this joint proxy statement/prospectus relates to historical financial information of Organogenesis. They do not extend to the projections and should not be read as if they do.

        The key elements of the projections provided to AHPAC are summarized in the table below (in thousands of dollars):

	Fiscal Year Ended December 31,
	2018E(i)	2019E(i)
Advanced Wound Care Revenue	$168,404	$247,019
Surgical & Sports Medicine Revenue	30,260	45,263

Net Revenue	198,665	292,283
% Growth	0.1%	47.1%
Less: Cost of Goods Sold	(70,615)	(83,312)

Gross Profit	128,050	208,971
% Margin	64.5%	71.5%
Less: Sales, General and Administrative Expenses(ii)	(165,611)	(200,451)
Less: Research and Development Expenses	(13,832)	(23,442)

Income (Loss) from Operations	(51,393)	(14,922)
Less: Other Expenses / (Income)	(9,493)	(3,806)
Less: Tax Benefit (Expense)	(186)	(322)

Net Income (Loss) and Comprehensive Income (Loss)	(61,072)	(19,049)

Net Income (Loss) Attributable to Organogenesis	(61,072)	(19,049)
Adjusted EBITDA(iii)	(38,153)	(1,438)
% Margin	(19.2)%	(0.5)%

Disclosed Products:
PuraPly Revenue	$66,460	$118,043

Selected Cash Flow Items:
Capex	(3,436)	(4,000)
Depreciation	4,067	6,317
Amortization	3,669	5,993
Stock-based compensation	1,318	973

(i)
PuraPly expected to benefit from a two-year reinstatement of pass-through reimbursement status effective October 1, 2018.

(ii)
SG&A expenses adjusted to include the impact of amortization, write-offs, and change in contingent consideration forfeiture rights.

(iii)
We define EBITDA as net income (loss) attributable to Organogenesis Inc. before depreciation and amortization, interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of non-cash equity compensation, mark to market adjustments on our warrant liabilities, interest rate swaps and our contingent asset and liabilities.

Interests of Certain Persons in the Business Combination

        In considering the recommendation of the AHPAC Board to vote in favor of the business combination, shareholders should be aware that aside from their interests as shareholders, the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. The AHPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination.

        For a discussion of these interests, please see the section titled "Extraordinary General Meeting of AHPAC Shareholders—Recommendation to AHPAC's Shareholders" beginning on page 91 of this joint proxy statement/prospectus. These interests may influence AHPAC's directors in making their recommendation that you vote in favor of the approval of the business combination.

Total AHPAC Shares to be Issued in the Business Combination

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain no ownership in ORGO; (ii) the sponsor will own approximately 1.4% of ORGO; (iii) the Organogenesis Stockholders will own approximately 82.5% of ORGO (including the shares issued to the Insider Lenders in connection with the exchange and excluding shares held by the PIPE Investors); and (iv) the PIPE Investors will own approximately 16.1% of ORGO. The ownership percentages of ORGO following the business combination exclude the AHPAC Class A ordinary shares issuable upon the exercise of the AHPAC warrants and the shares issuable upon exercise of the warrants for ORGO common stock that will be issued in connection with the merger, the exchange and the equity financing and remain outstanding following the business combination, other than the replacement warrants, and assume the consummation of the equity financing and the exchange and that approximately 96.8 million shares of ORGO common stock are outstanding (including shares of ORGO common stock issuable upon the exercise of outstanding options and replacement warrants, calculated on a treasury stock method basis at a price per share of $7.035).

        For more information, please see the sections entitled "Summary of the Joint Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information." See the section titled "The Merger Agreement—Related Agreements—PIPE Subscription Agreement" beginning on page 129 of this joint proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing. See the section titled "The Merger Agreement—Related Agreements—Financing Arrangements" beginning on page 130 of this joint proxy statement/prospectus for further details regarding Organogenesis's obligations in connection with the equity financing.

Sources and Uses for the Business Combination

        The following table summarizes the sources and uses for funding the business combination as of September 30, 2018 (all numbers in millions; the sources and uses tables are based on cash and debt balances as of September 30, 2018):

Sources and Uses

Uses		Sources

Cash to Balance Sheet	$43.2	Private Investment	$92.0
Estimated Fees & Expenses	$14.0
Debt Paydown	$34.8

Total Uses	$92.0	Total Sources	$92.0

Board of Directors of AHPAC Following the Business Combination

        Upon the closing of the business combination, the board of directors of ORGO will consist of eight directors, each of whom will be voted upon by AHPAC's shareholders at the general meeting. Please see the sections entitled "Proposal No. 12—The Director Election Proposal" and "Management after the Business Combination" for additional information.

AHPAC Certificate of Incorporation

        If the Domestication Proposal is approved and the business combination is to be consummated, AHPAC will replace its amended and restated memorandum and articles of association, under the Cayman Islands Companies Law (which are also referred to as the "Existing Organizational Documents"), with the proposed certificate and the proposed bylaws, in each case, under the DGCL (which are collectively referred to as the "Proposed Organizational Documents").

        The Proposed Organizational Documents differ materially from the Existing Organizational Documents. For a table setting forth a summary of the proposed principal changes between the Existing Organizational Documents and the Proposed Organizational Documents, please see the section entitled "The Charter Proposals." Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the "Comparison of Corporate Governance and Shareholder Rights" section of this joint proxy statement/prospectus commencing on page 261.

Name; Headquarters

        The name of AHPAC after the business combination will be "Organogenesis Holdings Inc." and its headquarters will be located at 85 Dan Road, Canton, MA 02021.

Redemption Rights

        Pursuant to AHPAC's existing memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares for cash in certain circumstances. As of the date of this joint proxy statement/prospectus, all of AHPAC's public shares have been redeemed.

Appraisal Rights

        Appraisal rights are not available to AHPAC's shareholders in connection with the business combination.

Accounting Treatment

        The business combination will be accounted for as a "reverse merger" in accordance with U.S. GAAP. Under this method of accounting AHPAC will be treated as the "acquired" company for financial reporting purposes. This determination is primarily based on Organogenesis' equityholders expecting to have a majority of the voting power of the combined company, Organogenesis comprising the ongoing operations of the combined entity, Organogenesis comprising a majority of the governing body of the combined company, and Organogenesis' senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Organogenesis issuing stock for the net assets of AHPAC, accompanied by a recapitalization. The net assets of AHPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Organogenesis.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following is a discussion of material U.S. federal income tax considerations for AHPAC (and ORGO subsequent to the domestication) and Organogenesis relating to the business combination (including the domestication).

        This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, possibly with retroactive effect.

  Consequences of the Domestication—F Reorganization.

        The discussion under this heading "Consequences of the Domestication—F Reorganization" constitutes the opinion of Weil, Gotshal & Manges LLP, counsel to AHPAC ("Weil"), as to the material U.S. federal income tax consequences of the domestication to AHPAC. In the opinion of Weil, the domestication will qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code (an "F Reorganization"). Pursuant to the domestication, AHPAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the domestication will change its name to ORGO. Because the domestication will qualify as an F Reorganization, AHPAC will not recognize taxable gain or loss on the domestication for U.S. federal income tax purposes. The taxable year of AHPAC will be deemed to end on the date of the domestication.

  Consequences of the Merger

        Pursuant to the merger, AHPAC Merger Sub will merge with and into Organogenesis with Organogenesis surviving the merger as a wholly owned direct subsidiary of ORGO. Because the merger should be treated as an acquisition of the outstanding stock of Organogenesis by ORGO, there are no adverse tax consequences to ORGO and Organogenesis, in each case, as a result of the merger.

Material Cayman Islands Tax Considerations

        Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

  Cayman Islands Taxation

        The following is a discussion on material Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company which constitutes an opinion from AHPAC's Cayman Islands legal counsel Maples and Calder as to the material Cayman Island tax consequences of an investment in shares of AHPAC. The discussion is based on present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

  Under Existing Cayman Islands Laws

        Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

        No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share.

        AHPAC has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

(2018 Revision)

Undertaking as to Tax Concessions

        In accordance with Section 6 of the Tax Concessions Law (2018 Revision) the Financial Secretary undertakes with Avista Healthcare Public Acquisition Corp. (the "Company").

  (a)
  that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

  (b)
  in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

  (i)
  on or in respect of the shares, debentures or other obligations of the Company; or

  (ii)
  by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

        These concessions shall be for a period of TWENTY years from January 12, 2016.

ORGANOGENESIS SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to Organogenesis' stockholders as part of a solicitation of proxies by the Organogenesis Board for use at the special meeting of Organogenesis' stockholders to be held on December 10, 2018, and at any adjournment or postponement thereof. This joint proxy statement/prospectus contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

        This joint proxy statement/prospectus is being first mailed on or about November 30, 2018 to all stockholders of record of Organogenesis as of November 19, 2018, the record date for the special meeting (the "Organogenesis record date"). Stockholders of record who owned shares of common stock at the close of business on the Organogenesis record date are entitled to receive notice of, attend and vote at the special meeting. On the Organogenesis record date, there were 36,612,633 shares of common stock outstanding.

Date, Time and Place of Organogenesis special meeting

        The special meeting will be held at 9:00 a.m. Eastern Time on December 10, 2018 at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date for the special meeting

        As a stockholder of Organogenesis, you have a right to vote on the matters presented at the special meeting, which are summarized below and fully set forth in this joint proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the special meeting if you owned Organogenesis common stock at the close of business on the Organogenesis record date. You are entitled to one vote for each share of Organogenesis common stock that you held of record as of the close of business on the Organogenesis record date. On the Organogenesis record date, there were 36,612,633 shares of Organogenesis common stock outstanding.

Proposals at the special meeting

        At the special meeting, Organogenesis' stockholders will vote on the following proposals:

  1.
  Proposal No. 1—The Organogenesis Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, which we refer to as the "Organogenesis Business Combination Proposal"; and

  2.
  Proposal No. 2—The Organogenesis Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Organogenesis Adjournment Proposal."

THE ORGANOGENESIS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THESE PROPOSALS.

Organogenesis Support Agreement; Voting by Organogenesis's Directors and Executive Officers

        On August 17, 2018, the Controlling Entities (other than Starr Wisdom), which collectively own approximately 89% of Organogenesis's outstanding common stock as of the date of the Merger Agreement, entered into the Company Support Agreement with AHPAC, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the Merger Agreement and the Business Combination (including by written consent), subject to the terms of such Company Support Agreement.

        As of the close of business on the Organogenesis Record Date, Organogenesis's directors and executive officers exercised voting control over 28,045,490 shares of Organogenesis common stock, in the aggregate, entitled to vote at the special meeting. This represents approximately 76.6% in voting power of the outstanding shares of common stock entitled to vote at the special meeting.

Quorum and Required Vote for Proposals for the Special Meeting

        A quorum of Organogenesis stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Organogenesis common stock entitled to vote constitutes a quorum at the special meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting. As of the Organogenesis record date, 18,306,317 shares of Organogenesis common stock would be required to achieve a quorum. The proposals presented at the special meeting require the following votes:

  •
  Organogenesis Business Combination Proposal:  The Organogenesis Business Combination Proposal requires the approval of a majority of the outstanding shares of Organogenesis common stock entitled to vote under the Organogenesis certificate of incorporation and the DGCL.

  •
  Organogenesis Adjournment Proposal:  The affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the special meeting is required to adjourn the special meeting.

Recommendation to Organogenesis' Stockholders

        The Organogenesis Board believes that each of the Organogenesis Business Combination Proposal and the Organogenesis Adjournment Proposal to be presented at the special meeting is in the best interests of Organogenesis and Organogenesis' stockholders and unanimously recommends that its stockholders vote "FOR" each of the proposals.

        When you consider the recommendation of Organogenesis' Board in favor of approval of the Organogenesis Business Combination Proposal, you should keep in mind that Organogenesis' directors and officers have interests in such proposal that are different from, or in addition to, those of Organogenesis stockholders generally. These interests include, among other things, the interests listed below:

  •
  The fact that each of Organogenesis' directors and officers will continue to be directors and officers of ORGO after the consummation of the business combination. As such, in the future they will receive any cash fees, stock options, stock awards or other remuneration that the ORGO Board determines to pay to its directors and officers.

  •
  Upon completion of the business combination and the issuance of ORGO common stock in the business combination assuming that ORGO issues 74,323,676 shares of ORGO Class A common stock to former equityholders of Organogenesis pursuant to the merger agreement and 6,502,679 shares of ORGO common stock issued in connection with the conversion of the Insider Debt, the directors and officers of Organogenesis will collectively beneficially own approximately 70.3% of the outstanding stock of ORGO.

        In connection with and prior to the closing of the proposed business combination, Organogenesis or certain of its affiliates may purchase public warrants in the open market.

        The existence of financial and personal interests of one or more Organogenesis directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Organogenesis. See the sections entitled "Risk Factors" and "Organogenesis Special Meeting—Recommendation to Organogenesis Stockholders" for a further discussion of this and other risks.

Voting Your Shares

        If you are an Organogenesis stockholder of record, you may vote by mail or in person at the special meeting. Each share of Organogenesis common stock that you hold entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Organogenesis common stock that you hold.

        Voting by Mail or E-mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided or by emailing your completed and signed proxy card to William R. Kolb at wkolb@foleyhoag.com. By signing the proxy card and returning it by email or in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of common stock will be voted as recommended by the Organogenesis Board. The Organogenesis Board recommends voting "FOR" the Organogenesis Business Combination Proposal and "FOR" the Organogenesis Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on December 8, 2018.

        Voting in Person at the Meeting.    If you attend the special meeting and plan to vote in person, we will provide you with a ballot at the special meeting.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before the special meeting or at the special meeting by doing any one of the following:

  •
  you may send another proxy card with a later date;

  •
  you may notify Organogenesis' Secretary in writing to William R. Kolb at the offices of Foley Hoag LLP, before the general meeting that you have revoked your proxy; or

  •
  you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

        The special meeting has been called only to consider the approval of the Organogenesis Business Combination Proposal and the Organogenesis Adjournment Proposal. Other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this joint proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your Organogenesis common stock, you may call Lori Freedman, Organogenesis' general counsel, at (781) 830-2338.

Appraisal Rights

        Organogenesis stockholders will be entitled to dissenters' rights only if they comply with the Delaware law procedures summarized in the section entitled "Appraisal Rights". Any shares of Organogenesis common stock that are issued and outstanding immediately prior to the effective time and that have not approved the merger, and with respect to which a demand for payment and appraisal has been properly made in accordance with Section 262 of the DGCL, will not be converted into the right to receive the merger consideration otherwise payable with respect to such shares of Organogenesis common stock, except as set forth below, and instead holders of such shares will be entitled to have the Delaware Court of Chancery determine the fair value of such shares

Proxy Solicitation Costs

        Organogenesis is soliciting proxies on behalf of the Organogenesis Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Directors, officers and employees of Organogenesis who solicit proxies will not be paid any additional compensation for soliciting proxies. Organogenesis will bear the cost of the solicitation.

 THE MERGER AGREEMENT AND RELATED AGREEMENTS

The Merger Agreement

        This section of the joint proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the business combination. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary.

        The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which are referred to as the "Schedules," which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. AHPAC does not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this joint proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this joint proxy statement/prospectus as characterizations of the actual state of facts about AHPAC or any other matter.

General Description of the Merger Agreement

        On August 17, 2018, AHPAC and Merger Sub entered into the Merger Agreement with Organogenesis, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, (i) AHPAC will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2018 Revision) and (ii) Merger Sub will merge with and into Organogenesis, the separate corporate existence of Merger Sub will cease and Organogenesis will be the surviving corporation and a direct wholly-owned subsidiary of AHPAC.

        Subject to the terms of the Merger Agreement, holders of Organogenesis common stock immediately prior to the effective time of the merger will be entitled to receive 2.03 fully paid and non-assessable shares of ORGO Class A common stock.

        Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the merger will become effective at the time specified in the certificate of merger (the "effective time"). At the effective time:

  (i)
  each share of Organogenesis common stock issued and outstanding immediately prior to the effective time (other than shares of Organogenesis common stock held by holders of such shares of Organogenesis common stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL and shares of Organogenesis common stock owned by AHPAC, Merger Sub or any other direct or indirect subsidiary of AHPAC, and shares of Organogenesis common stock owned by Organogenesis, and in each case not held on behalf of third parties (each such share of Organogenesis common stock, an

    "excluded share" and collectively, "excluded shares")), will automatically be cancelled and retired and will cease to exist, and be converted, into the right to receive a number of validly issued, fully paid in and nonassessable shares of AHPAC Common Stock equal to the exchange ratio ("per share merger consideration");

  (ii)
  each excluded share shall cease to be outstanding, be cancelled without any consideration and shall cease to exist;

  (iii)
  each warrant to acquire shares of Organogenesis common stock (the "Organogenesis warrants") (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement) outstanding and unexercised immediately prior to the effective time shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Organogenesis common stock, and each holder thereof shall instead have the right to receive from AHPAC a new warrant for shares of AHPAC Common Stock ("replacement warrant"). Each replacement warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Organogenesis warrants, except that: (i) the number of shares of AHPAC Common Stock which can be purchased with each replacement warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock (on an as-converted to Organogenesis common stock basis) that the Organogenesis warrant entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; and (ii) the exercise price for each replacement warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis warrant (in U.S. Dollars), divided by (B) the exchange ratio; and

  (iv)
  each outstanding option to acquire shares of Organogenesis common stock (the "Organogenesis options") (whether vested or unvested) shall be assumed by ORGO and automatically converted into an option to purchase shares of ORGO Class A Common Stock (each, an "assumed option"). Each assumed option will be subject to the terms and conditions set forth in Organogenesis' 2003 Stock Incentive Plan and the applicable award agreement. Each assumed option shall: (i) have the right to acquire a number of shares of AHPAC Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock the Organogenesis option entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis option (in U.S. Dollars), divided by (B) the exchange ratio; (iii) be subject to the same vesting schedule as the applicable Organogenesis option; and (iv) be administered by the ORGO Board or a committee thereof.

Consideration to Organogenesis Stockholders in the Business Combination

  Holders of Organogenesis common stock

        Subject to the terms and conditions of the Merger Agreement, each share of Organogenesis common stock (including shares of Organogenesis common stock issued to the PIPE Investors in connection with its $46 million investment in Organogenesis upon the execution of the Merger Agreement) will be converted, into the right to receive a number of validly issued, fully paid in and nonassessable shares of AHPAC Common Stock equal to the exchange ratio.

  Holders of Organogenesis Warrants

        Subject to the terms and conditions of the Merger Agreement, each warrant to purchase one share of Organogenesis common stock (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement) will be converted into the right to receive from AHPAC a new warrant for shares of AHPAC Common Stock ("replacement warrant"). Each replacement warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Organogenesis warrants, except that: (i) the number of shares of AHPAC Common Stock which can be purchased with each replacement warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock (on an as-converted to Organogenesis common stock basis) that the Organogenesis warrant entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; and (ii) the exercise price for each replacement warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis warrant (in U.S. Dollars), divided by (B) the exchange ratio.

  Holders of Organogenesis Options

        Subject to the terms and conditions of the Merger Agreement, each outstanding Organogenesis Option (whether vested or unvested) shall be assumed by AHPAC and automatically converted into an option to purchase shares of AHPAC Common Stock (each, an "assumed option"). Each assumed option will be subject to the terms and conditions set forth in Organogenesis's 2003 Stock Incentive Plan and the applicable award agreement. Each assumed option shall: (i) have the right to acquire a number of shares of AHPAC Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock the Organogenesis option entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis option (in U.S. Dollars), divided by (B) the exchange ratio; (iii) be subject to the same vesting schedule as the applicable Organogenesis option; and (iv) be administered by the AHPAC Board or a committee thereof.

Appraisal Rights

        Any shares of Organogenesis common stock that are issued and outstanding immediately prior to the effective time and that have not approved the merger, and with respect to which a demand for payment and appraisal has been properly made in accordance with Section 262 of the DGCL, will not be converted into the right to receive the merger consideration otherwise payable with respect to such shares of Organogenesis common stock, except as set forth below, and instead holders of such shares will be entitled to have the Delaware Court of Chancery determine the fair value of such shares.

Material Adverse Effect

        Under the Merger Agreement, certain representations and warranties of Organogenesis are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, an "Organogenesis Material Adverse Effect" means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (i) has had a materially adverse effect on the business, assets, financial condition or results of operations of Organogenesis and the Organogenesis subsidiaries, taken as a whole or (ii) is reasonably likely to prevent or delay the ability of Organogenesis to consummate the merger; provided, however, with respect to clause (i) only, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether an Organogenesis Material Adverse Effect has occurred: (1) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (2) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters, (3) changes attributable to the public announcement or pendency of the merger, (4) changes or proposed changes in applicable legal requirements, regulations or interpretations thereof or decisions by courts or any government entity, (5) changes or proposed changes in U.S. GAAP (or any interpretation thereof), (6) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (7) events or conditions generally affecting the industries in which the Organogenesis operates, (8) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (8) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an Organogenesis Material Adverse Effect; (9) any action taken at the express written request of AHPAC in accordance with such request; provided, however, that if a change or effect related to clauses (4) through (7) disproportionately adversely affects Organogenesis and Organogenesis subsidiaries, taken as a whole, compared to other participants operating in the same industry as Organogenesis and its subsidiaries, then such disproportionate impact may be taken into account in determining whether an Organogenesis Material Adverse Effect has occurred.

Closing and Effective Time of the business combination

        The closing of the transactions contemplated by the Merger Agreement will take no later than the second (2nd) business day after the satisfaction (or waiver in accordance with the Merger Agreement) of the last to occur of the conditions described below under the subsection entitled "Conditions to Closing of the Business Combination" (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which will be required to be so satisfied or (to the extent permitted by applicable Laws and the Merger Agreement) waived on the Closing Date), at the offices of Weil, Gotshal & Manges LLP in New York, New York, unless another date or place is agreed to in writing by the parties.

Conditions to Closing of the Business Combination

  Conditions to Each Party's Obligations

        The respective obligations of each of the parties to the Merger Agreement to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by both AHPAC and Organogenesis, of each of the following conditions:

  •
  The affirmative vote (in person or by proxy) of the holders of a majority or at least a two-thirds majority (as applicable) of the issued and outstanding ordinary shares entitled to vote thereon in favor of the AHPAC Shareholder Matters;

  •
  The written consent of Organogenesis stockholders in accordance with Section 228 of the DGCL shall have been obtained;

  •
  AHPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

  •
  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained;

  •
  The Registration Statement shall have been declared effective by the SEC, and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

  •
  The shares of AHPAC Common Stock to be issued in connection with the merger shall be approved for listing on the Nasdaq;

  •
  All necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of AHPAC Common Stock to be issued in the domestication and the merger shall have been obtained and shall be in effect; and

  •
  The equity financing shall have been consummated.

  Conditions to AHPAC's Obligations

        The obligations of AHPAC and Merger Sub to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by AHPAC), including, among others, (i) Organogenesis must have performed and complied in all material respects with all obligations required to be performed or complied with by Organogenesis under the Merger Agreement at or prior to the Closing Date, (ii) the Company Support Agreements shall have been executed and delivered by stockholders of Organogenesis holding at least a majority of the outstanding shares of Organogenesis common stock, and such Company Support Agreements shall be in full force and effect, (iii) the Debt Consents shall remain in full force and effect, (iv) the Exchange Agreement shall have been consummated, and (v) FIRPTA Certificates shall have been furnished to AHPAC.

  Conditions to Organogenesis's Obligations

        The obligations of Organogenesis to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Organogenesis), including, among others, (i) AHPAC and Merger Sub must have performed and complied in all material respects with all obligations required to be performed or complied with under the Merger Agreement at or prior to the Closing Date, (ii) the Parent Support Agreement shall have been delivered by the Sponsor and be in full force and effect, (iii) the Registration Rights Agreement shall have been executed and delivered and be in full force and effect, (iv) AHPAC shall have made all appropriate arrangements to have the trust account disbursed to the Company, and (v) the required persons have resigned from all of their positions and offices with AHPAC and Merger Sub.

Representations and Warranties

        Under the Merger Agreement, Organogenesis made customary representations and warranties relating to: organization and qualification; subsidiaries; capitalization; authority; no conflict; consents and approvals; compliance with laws; financial statements, no undisclosed liabilities; absence of certain changes or events; litigation; employee benefit plans; labor matters; no restrictions on business activities; title to property; taxes; environmental matters; brokers and third party expenses; intellectual property; material contracts; insurance; interested party transactions; governmental actions/filings; health regulatory matters; privacy and data security and information provided.

        Under the Merger Agreement, AHPAC and Merger Sub made customary representations and warranties relating to: organization and qualification; subsidiaries; capitalization; authority, no violations, consents and approvals; U.S. Securities and Exchange Commission documents; no conflict, required filings and consents; compliance; financial statements; absence of certain changes or events; litigation; employee benefit plans; labor matters; no restrictions on business activities; title to property; taxes; environmental matters; intellectual property; AHPAC contracts; insurance; interested party transactions; listing on NASDAQ; trust account; finders and brokers; and information supplied.

Survival of Representations and Warranties; Indemnification

        The representations and warranties of the parties contained in the Merger Agreement or any instrument delivered pursuant to the Merger Agreement will terminate and be of no further force and effect as of the closing.

Termination

        The Merger Agreement may be terminated and the business combination may be abandoned any time prior to the closing, whether before or after shareholder approval of the Merger Agreement, as follows:

  •
  by mutual written consent of AHPAC and Organogenesis;

  •
  by either AHPAC or Organogenesis:

  •
  if the merger is not consummated by October 14, 2018; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

  •
  if a governmental entity shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which order, decree, ruling or other action is final and nonappealable;

  •
  if, at the Special Meeting (including any adjournments thereof), the AHPAC Shareholder Matters are not duly approved and adopted by the requisite majority; or

  •
  if AHPAC shall have less than $5,000,001 of net tangible assets following the exercise by the holders of AHPAC Common Shares issued in AHPAC's initial public offering of securities and outstanding immediately before the Closing of their rights to convert the AHPAC Common Shares held by them into a pro rata share of the trust account in accordance with AHPAC's existing organizational documents.

  •
  by Organogenesis:

  •
  if AHPAC or Merger Sub breach any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of AHPAC or Merger Sub shall have become untrue, in either case which (A) would give rise to the failure of certain conditions and (B) cannot or has not been cured by AHPAC or Merger Sub by the earlier of (i) thirty (30) days after delivery of written notice from Organogenesis and (ii) October 14, 2018; provided, that if AHPAC and each of its subsidiaries continues to exercise commercially reasonable efforts to cure such breach (it being understood that Organogenesis may not terminate the Merger Agreement if (x) it shall have materially breached the Merger Agreement and such breach has not been cured, or (y) if such breach by AHPAC or Merger Sub is cured during such thirty (30)-day period).

  •
  by AHPAC:

  •
  if Organogenesis breaches any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Organogenesis shall have become untrue, in either case which (A) would give rise to the failure of certain conditions and (B) cannot or has not been cured by Organogenesis by the earlier of (i) thirty (30) days after delivery of written notice from AHPAC and (ii) October 14, 2018; provided, that if Organogenesis and each of its subsidiaries continues to exercise commercially reasonable efforts to cure such breach (it being understood that AHPAC may not terminate the Merger Agreement if (x) it shall have materially breached the Merger Agreement and such breach has not been cured, or (y) if such breach by Organogenesis is cured during such thirty (30)-day period);

    •
    if (i) stockholders of the Organogenesis holding at least a majority of the outstanding shares of Organogenesis common stock do not enter into Support Agreements within twenty four (24) hours following the date of the Merger Agreement, or (ii) the Organogenesis Stockholder Approval shall not have been obtained by the twenty fifth (25th) Business Day following the effectiveness of the Registration Statement (provided that the Registration Statement continues to be effective throughout such twenty five (25) Business Day period).

        Any termination of the Merger Agreement will be effective immediately upon the delivery of written notice by the terminating party to the other parties thereto. In the event of termination, the Merger Agreement shall be of no further force or effect and the merger shall be abandoned, except provisions relating to the following: confidentiality agreements and access to information, Organogenesis's waiver of claims against the trust account, termination, fees and expenses, and general provisions shall survive the termination of the Merger Agreement, and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement, including a breach by a party electing to terminate the Merger Agreement caused by an action or failure to act of such party which action or failure to act constituted the principal cause of, or resulting in the failure of, the merger to occur on or before October 14, 2018.

Amendments

        The Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Related Agreements

        This section describes certain additional agreements to be entered into pursuant to the Merger Agreement, which we refer to as the "related agreements," but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements. A form of the Company Support Agreement is attached hereto as Annex B, a form of the Parent Support Agreement is attached hereto as Annex C, a form of the Trust Termination Letter is attached hereto as Annex D, a form of the Amended and Restated Registration Rights Agreement is attached hereto as Annex E, a form of the Exchange Agreement is attached hereto as Annex F, a form of the Subscription Agreement is attached hereto as Annex G, the Parent Sponsor Letter Agreement is attached hereto as Annex H, a form of the Stockholders Agreement is attached hereto as Annex I and the Controlling Stockholders Agreement is attached hereto as Annex O. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the general meeting.

  Company Support Agreement

        Shortly after the execution and delivery of the Merger Agreement, Organogenesis Stockholders holding approximately 89% of the outstanding shares of common stock of Organogenesis executed and delivered to AHPAC a Company Support Agreement, which is attached hereto as Annex B. Pursuant to the terms of the Company Support Agreement, certain Organogenesis Stockholders agreed, amongst other things, that they would support the transactions contemplated by the Merger Agreement. Additionally, the Organogenesis Stockholders who executed and delivered the Company Support Agreement agreed to waive any appraisal rights in connection with the transactions contemplated by the Merger Agreement, and to refrain from making any claims (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation or negotiation of, or entry into, the Merger Agreement.

  Parent Support Agreement

        Shortly after the execution and delivery of the Merger Agreement, the Sponsor executed and delivered to Organogenesis a Parent Support Agreement, which is attached hereto as Annex C, with ORGO. Pursuant to the terms of the Parent Support Agreement, sponsor agreed that it would support the transactions contemplated by the Merger Agreement, including agreeing that at any meeting of the shareholders of AHPAC, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding AHPAC ordinary shares to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement is sought, to vote (or cause to be voted) all AHPAC ordinary shares owned by sponsor in favor of the foregoing. Sponsor additionally agreed not to transfer or otherwise dispose of the AHPAC ordinary shares held by it, and to refrain from making claims (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation or negotiation of, or entry into, the Merger Agreement.

  Trust Termination Letter

        Pursuant to the closing of the business combination, AHPAC will deliver to Continental a Trust Termination Letter, substantially in the form attached hereto as Annex D. The Trust Termination Letter is intended to be delivered by AHPAC to the trustee several days prior to the closing of the business combination, and will (i) provide notice to the trustee that AHPAC intends to consummate its initial business combination and (ii) authorize the release of funds held in the trust account upon the consummation of the business combination.

  Amended and Restated Registration Rights Agreement

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into the Amended and Restated Registration Rights Agreement in respect of the shares of ORGO common stock, ORGO warrants and shares of ORGO common stock issued with respect to ORGO warrants (the "ORGO restricted securities") issued to the restricted stockholders in connection with the business combination. The restricted stockholders and their permitted transferees will be entitled to certain registration rights described in the Amended and Restated Registration Rights Agreement, including, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. ORGO will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares.

  Exchange Agreement

        Certain creditors of Organogenesis have executed and delivered to AHPAC the Exchange Agreement which is attached hereto as Annex F. Pursuant to the terms of the Exchange Agreement, concurrently with the closing of the business combination, a portion of the Organogenesis Insider Debt will be converted into 6,502,679 shares of ORGO Class A common stock based on a conversion price of $7.035 per share, and AHPAC will make a cash payment to such Insider Lenders in satisfaction of the remaining portion of the obligations under the Organogenesis Insider Debt, including the accrued and unpaid interest and any fees with respect to the Organogenesis Insider Debt. Following such transactions, the Organogenesis Insider Debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

  PIPE Subscription Agreement

        Concurrently with the execution of the Merger Agreement, the PIPE Investors and AHPAC entered into the PIPE Subscription Agreement, which is attached hereto as Annex G. Pursuant to the terms of the PIPE Subscription Agreement, the PIPE Investors agreed to purchase 9,022,741 shares of ORGO Class A common stock and 4,100,000 warrants to purchase one-half of one share of ORGO Class A common stock, for an aggregate purchase price of $46,000,000, immediately following the domestication through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933. We refer to the transactions contemplated by the PIPE Subscription Agreement as the "equity financing". The effective price to the PIPE Investors of the equity financing is approximately $5.10 per share of ORGO Class A common stock.

        Additionally, concurrently with the execution of the Merger Agreement, the PIPE Investors entered into a subscription agreement with Organogenesis (the "Initial Subscription Agreement") pursuant to which they purchased 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million, or approximately $14.28 per share of Organogenesis common stock. We refer to the transactions contemplated by the Initial Subscription Agreement and the PIPE Subscription Agreement together as the "private placement". The effective price of the private investment to the PIPE Investors is approximately $5.91 per share of ORGO Class A common stock across their aggregate $92 million investment. As a result of the surrender of founder shares by the Class B Holders pursuant to the terms of the Parent Sponsor Letter Agreement, the effective price of the equity financing to ORGO is approximately $7.035 per share of ORGO Class A common stock. The warrants surrendered by the Class B Holders do not impact these calculations, as no purchase price was allocable to the warrants in light of the exercise price of the warrants.

  Parent Sponsor Letter Agreement

        Concurrently with the execution and delivery of the Merger Agreement, the Class B Holders entered into the Parent Sponsor Letter Agreement with AHPAC, which is attached hereto as Annex H. Pursuant to the terms of the Parent Sponsor Letter Agreement, in connection with the transactions contemplated by the Merger Agreement, the holders of AHPAC Class B ordinary shares agreed to surrender to AHPAC an aggregate of 1,937,500 AHPAC Class B ordinary shares at the time of the execution and delivery of the Merger Agreement, and also agreed to surrender an additional 4,421,507 AHPAC Class B ordinary shares and 16,400,000 private placement warrants at the time of the consummation of the business combination. All such AHPAC Class B ordinary shares and private placement warrants have been cancelled, or will be cancelled, as applicable.

  Stockholders Agreement

        At the closing of the business combination, ORGO, the PIPE Investors and certain Organogenesis Stockholders will enter into the Stockholders Agreement, substantially in the form attached hereto as Annex I. Pursuant to the terms of the Stockholders Agreement, following the closing, and at any time that and for so long as the PIPE Investors collectively own at least 7.5% of the outstanding shares of capital stock of ORGO that are then entitled to vote generally in the election of directors, certain rights accrue to the PIPE Investors. Those rights include the right to designate one individual for election to ORGO's board of directors, which individual shall be included as part of ORGO's slate of directors, and the right to have one person designated by the PIPE Investors to attend all meetings of the ORGO board of directors and any committees thereof as an observer, with such observer to receive the materials relevant to such meeting as provided to the directors of ORGO or members of the applicable committee. The terms of the Stockholders Agreement also provide the PIPE Investors certain customary rights to receive information about ORGO, including information necessary to assist the PIPE Investors in preparing its tax returns, customary rights to examine the books and records of

ORGO and request copies of financial statements and other corporate documents and correspondences.

  Controlling Stockholders Agreement

        In connection with the closing of the business combination, ORGO and the Controlling Entities (controlling more than 50% of the voting power for the election of directors) will enter into a Controlling Stockholders Agreement substantially in the form attached hereto as Annex O. The Controlling Stockholders Agreement will, among other things, provide the Controlling Entities with the right to nominate an aggregate of four directors to the ORGO board of directors, with two directors to be designated by Alan A. Ades, one director to be designated by Albert Erani and one director to be designated by Glenn H. Nussdorf. The nomination rights shall exist for so long each individual (or, in the case of Albert Erani, collectively with Dennis Erani) beneficially owns at least 7.5% of the outstanding shares of common stock of ORGO. The Controlling Entities will also agree to vote their shares of ORGO common stock in support of such nominees, and will appoint each of Alan A. Ades, Albert Erani and Glenn H. Nussdorf as his or her attorney-in-fact in connection with the matters contemplated by the Controlling Stockholders Agreement.

  Financing Arrangements

        In connection with the execution and delivery of the Merger Agreement, Organogenesis obtained signed consents under (A) the Credit Agreement, dated March 21, 2017 (as amended on March 24, 2017, August 10, 2017, November 7, 2017, February 9, 2018, April 5, 2018 and May 23, 2018), among Organogenesis, Prime Merger Sub and Silicon Valley Bank ("SVB") (such consent, the "SVB Consent") and (B) the Master Lease Agreement, dated April 28, 2017, among Organogenesis, Prime Merger Sub and Eastward Fund Management, LLC ("Eastward") (such consent, the "Eastward Consent" and, together with the SVB Consent, each a "Credit Agreement Consent" and collectively the "Credit Agreement Consents"), whereby each of SVB and Eastward, respectively, have consented to the transactions contemplated by the Merger Agreement (in each case subject to the conditions set forth in the applicable Credit Agreement Consent).

 REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

        Neither AHPAC nor Organogenesis is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Regulatory Matters

        Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission ("FTC"), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 31, 2018, AHPAC and Organogenesis filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination was granted on September 11, 2018.

        At any time before or after consummation of the business combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AHPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, AHPAC cannot assure you as to its result. Neither AHPAC nor Organogenesis is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AHPAC

        AHPAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the business combination.

        AHPAC's balance sheet data as of September 30, 2018 and statement of operations data for the nine months ended September 30, 2018 and September 30, 2017 are derived from AHPAC's unaudited financial statements, which are included in the Index to Financial Statements section of this joint proxy statement/prospectus. AHPAC's balance sheet data as of December 31, 2017 and December 31, 2016 and statement of operations data for the years ended December 31, 2017 and December 31, 2016 are derived from AHPAC's audited financial statements, audited by Marcum LLP, independent registered public accounts, included in the Index to Financial Statements section of this joint proxy statement/prospectus.

        Selected Historical Financial Information—AHPAC

Income Statement Data:	For the nine months ended September 30, 2018	For the nine months ended September 30, 2017	For the year ended December 31, 2017	For the year ended December 31, 2016	Period from December 4, 2015 (inception) through December 31, 2015
Revenue	$—	$—	$—	$—	—
Loss from operations	(4,350,337)	(3,293,587)	(4,591,834)	(208,698)	(25,162)
Interest/dividend income	3,786,285	1,697,781	2,497,921	—	—
Net income/loss	5,157,743	(1,595,806)	(2,093,913)	(208,698)	(25,162)
Weighted average shares outstanding, basic and diluted	9,776,196	9,260,366	9,334,687	7,919,906	7,500,000
Basic and diluted net loss per share	0.16	(0.34)	(0.48)	(0.03)	(0.00)

Balance Sheet Data:	As of September 30, 2018	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015
Trust account, restricted	316,284,206	312,497,921	310,000,000	—
Total assets	316,309,217	312,792,360	311,435,911	416,271
Total liabilities	13,137,836	14,778,722	11,328,360	416,433
Value of common stock which may be redeemed for cash	298,171,380	293,013,630	295,107,550	—
Stockholders' equity	5,000,001	5,000,008	5,000,001	(162)

 ORGANOGENESIS SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION

        You should read the following selected consolidated financial data together with our financial statements and the related notes appearing at the end of this joint proxy statement/prospectus and "Organogenesis Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this joint proxy statement/prospectus. We have derived the statement of operations data for the years ended December 31, 2015, 2016 and 2017 and the balance sheet data as of December 31, 2016 and 2017 from our audited financial statements appearing at the end of this joint proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2017 and 2018 and the balance sheet data as of September 30, 2018 have been derived from our unaudited financial statements appearing at the end of this joint proxy statement/prospectus and have been prepared on the same basis as our audited financial statements. The information in this section is not intended to replace the audited and unaudited financial statements appearing elsewhere in this joint proxy statement/prospectus. Our historical results are not necessarily indicative of the results that should be expected in the future, and our results for the nine months ended September 30, 2018 are not necessarily indicative of the results that should be expected for the full year ending December 31, 2018, or any other interim periods or any future year or period. Actual future results are likely to be different from the as adjusted amounts presented, and such differences may be significant.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Net revenue	$98,975	$138,732	$198,508	$145,366	$129,850
Cost of goods sold	46,450	48,201	61,220	44,798	51,298

Gross profit	52,525	90,531	137,288	100,568	78,552
Operating expenses:
Selling, general and administrative	68,174	93,029	133,717	97,330	114,483
Research and development	3,882	6,277	9,065	6,330	7,651
Write-off of deferred offering costs	—	—	—	—	3,494

Total operating expenses	72,056	99,306	142,782	103,660	125,628

Loss from operations	(19,531)	(8,775)	(5,494)	(3,092)	(47,076)

Other income (expense), net:
Interest expense	(3,487)	(5,627)	(8,139)	(5,856)	(8,190)
Interest income	139	153	129	101	59
Change in fair value of warrants	—	(737)	(1,037)	(984)	(299)
Other income (expense), net	277	285	(9)	(58)	12

Total other expense, net	(3,071)	(5,926)	(9,056)	(6,797)	(8,418)

Net loss before income taxes	(22,602)	(14,701)	(14,550)	(9,889)	(55,494)
Income tax benefit (expense)	177	(65)	7,025	6,792	(82)

Net income (loss) and comprehensive income (loss)	(22,425)	(14,766)	(7,525)	(3,097)	(55,576)
Net income attributable to non-controlling interest in affiliates	1,836	2,221	863	863	—

Net income (loss) attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,388)	$(3,960)	$(55,576)

Net income (loss) per share attributable to Organogenesis Inc.—basic and diluted	$(0.78)	$(0.55)	$(0.28)	$(0.14)	$(1.69)

Weighted average common shares outstanding—basic	30,966,451	31,131,067	31,466,384	31,424,980	32,879,751
Weighted average common shares outstanding—diluted	30,966,451	31,131,067	31,466,384	31,424,980	32,879,751

Other Financial Data:
Adjusted EBITDA(1)	$(19,229)	$(3,172)	$(25)	$1,179	$(36,053)

(1)
To provide investors with additional information regarding our financial results, we monitor and have presented within this joint proxy statement/prospectus Adjusted EBITDA, which is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles, or GAAP, and is not necessarily comparable to similarly-titled measures presented by other companies.

We define EBITDA as net income (loss) attributable to Organogenesis Inc. before depreciation and amortization, interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items include non-cash equity compensation, mark to market adjustments on our warrant liabilities, interest rate swaps and our contingent asset and liabilities and a gain on settlement of litigation in 2015. We have presented Adjusted EBITDA in this joint proxy statement/prospectus because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

  We use Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. We believe Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

  Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss) attributable to Organogenesis Inc., which is the most directly comparable GAAP equivalent. Some of these limitations are:

  •
  Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

  •
  Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

  •
  Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

  •
  Adjusted EBITDA excludes the impact of the changes in the fair value of our warrant liability, our contingent consideration forfeiture asset, contingent purchase earn-out and the fair value of interest rate swaps;

  •
  Adjusted EBITDA excludes income tax expense (benefit); and

  •
  other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

  Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. The following table presents a reconciliation of

    Adjusted EBITDA to net income (loss) attributable to Organogenesis Inc., the most directly comparable measure calculated in accordance with GAAP, for each of the periods presented.

	Year ended December 31,			Nine Months ended September 30,
	2015	2016	2017	2017	2018
	(in thousands)			(in thousands)
Other Financial Data:
Net income (loss) attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,388)	$(3,960)	$(55,576)
Interest expense, net	3,348	5,474	8,010	5,755	8,131
Income tax expense (benefit)	(177)	65	(7,025)	(6,792)	82
Depreciation	6,063	5,702	3,591	3,224	2,608
Amortization	1,622	1,617	2,037	1,507	2,752

EBITDA	(13,405)	(4,129)	(1,775)	(266)	(42,003)

Stock-based compensation expense	459	473	919	652	820
Gain on settlement of litigation(1)	(2,988)	—	—	—	—
Change in contingent consideration forfeiture asset(2)	—	—	(212)	(197)	589
Change in contingent purchase earn-out(3)	(3,300)	—	—	—	—
Change in fair value of interest rate swaps(4)	5	(253)	6	6	—
Change in fair value of warrant liability(5)	—	737	1,037	984	299
Write-off of IPO costs(6)	—	—	—	—	3,494
Transaction costs(7)	—	—	—	—	748

Adjusted EBITDA	$(19,229)	$(3,172)	$(25)	$1,179	$(36,053)

(1)
Amount reflects the settlement received in 2015 in connection with a 2011 lawsuit filed against a former employee, alleging the breach of an Invention, Non-Disclosure and Non-Competition Agreement.

(2)
Amount reflects the change in fair value of the common shares associated with the shares issued in connection with the acquisition of NuTech Medical that are forfeitable by the sole stockholder of NuTech Medical upon the occurrence of the FDA requiring approval of certain products acquired from NuTech Medical.

(3)
Amount reflects the change in fair value of a contingent purchase earn-out in connection with our acquisition of Dermagraft from Shire plc, or Shire.

(4)
Amount reflects the change in fair value of our interest rate swaps that the Real Estate Entities (as defined in "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Overview—Items Affecting Comparability") entered into to manage the economic impact of fluctuations in interest rates. We do not use interest rate swaps for speculative or trading purposes and as such, the fair value of these instruments is recorded as an asset or liability on the consolidated balance sheet with change in the fair value of the instruments recognized as income or expense in the current period as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss.

(5)
In connection with our 2016 Loans, we classified the warrants issued to purchase our common stock to the lenders, who are our affiliates as a liability on our consolidated balance sheet. Amounts in the table reflect the change in fair value of the warrant liability. See "Certain Relationships and Related Transactions—Loans from Controlling Entities—2016 Loans."

(6)
Amount reflects a one-time write-off in the quarter ended June 30, 2018 of costs accumulated in connection with an expected initial public offering. The IPO process was terminated and has since been replaced with a pending merger transaction.

(7)
Amount reflects legal and professional fees incurred primarily in the quarter ended September 30, 2018 related directly to merger transaction costs which are being expensed as incurred.

As of September 30, 2018
Consolidated Balance Sheet Data:
Cash	$25,768
Working capital(1)	10,745
Total assets	165,624
Total liabilities	183,094
Total stockholders' deficit	(24,232)

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma financial data is derived from the unaudited pro forma condensed consolidated balance sheet and statement of operations.

        The unaudited pro forma condensed combined financial statements are based on AHPAC's historical consolidated financial statements and Organogenesis' historical consolidated financial statements as adjusted to give effect to the business combination. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the business combination and the private investment as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the business combination as if it had occurred on September 30, 2018.

        The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the business combination and the private investment, are factually supportable and, with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the business combination and the private investment.

        The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. AHPAC and Organogenesis have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

        The unaudited pro forma condensed combined financial information has been prepared assuming that 31,000,000 AHPAC Class A ordinary shares, or 100% of the outstanding AHPAC Class A ordinary shares, are redeemed, resulting in an aggregate payment of $316.3 million out of the trust account.

        This information should be read together with AHPAC's and Organogenesis' financial statements and related notes, "Unaudited Pro Forma Condensed Combined Financial Information," "Organogenesis

Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Statement of Operations data:
Total revenue	$204,177	$129,850
Cost of revenues	62,851	51,298
Operating costs	4,592	750
Selling, general and administrative	138,012	113,735
Research and development	9,962	7,651
Write off of deferred offering costs	—	3,494
Loss from operations	(11,240)	(47,078)
Interest expense	(5,383)	(5,153)
Interest/dividend income	111	59
Change in fair value of warrants	—	(299)
Other income (expense), net	(1,040)	12
Net loss before income taxes	(17,552)	(52,459)
Income tax (expense) benefit	7,025	(82)
Net income (loss)	(10,527)	(52,541)
Balance sheet data (at end of period):
Total assets		$163,029
Line of credit		20,234
Total long term debt, net of current portion		13,489
Total liabilities		107,888
Shareholders' equity		48,379

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

        AHPAC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the business combination.

        The following unaudited pro forma condensed combined balance sheet as of September 30, 2018 combines the unaudited historical consolidated balance sheet of Organogenesis as of September 30, 2018 with the unaudited historical condensed consolidated balance sheet of AHPAC as of September 30, 2018, giving effect to the business combination and the private investment as if they had been consummated as of that date.

        The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 combines the unaudited historical consolidated statement of operations of Organogenesis for the nine months ended September 30, 2018 with the unaudited historical condensed consolidated statement of operations of AHPAC for the nine months ended September 30, 2018, giving effect to the business combination and the private investment as if they had occurred as of the beginning of the earliest period presented.

        The following unaudited pro forma condensed combined income statement for the year ended December 31, 2017 combines the audited historical statement of operations of Organogenesis for the year ended December 31, 2017 with the audited historical statement of operations of AHPAC for the year ended December 31, 2017, giving effect to the business combination and the private investment as if they had occurred as of the beginning of the earliest period presented. In addition, the unaudited pro forma condensed combined income statement for the year ended December 31, 2017 includes adjustments to give effect to (i) Organogenesis' acquisition of NuTech Medical on March 24, 2017, or the "NuTech Medical Acquisition," and (ii) Organogenesis' deconsolidation of certain entities that were consolidated under the variable interest entity guidance, or the "Deconsolidation," on June 1, 2017. The effects of the NuTech Medical Acquisition and the Deconsolidation have been fully reflected in the consolidated balance sheet and the consolidated statement of operations of Organogenesis as of and for the nine months ended September 30, 2018.

        The historical financial information of Organogenesis was derived from the unaudited consolidated financial statements of Organogenesis for the nine months ended September 30, 2018 and the audited consolidated financial statements of Organogenesis for the year ended December 31, 2017, included elsewhere in this joint proxy statement/prospectus. The historical financial information of AHPAC was derived from the unaudited condensed financial statements of AHPAC for the nine months ended September 30, 2018 and the audited financial statements of AHPAC for the year ended December 31, 2017, included elsewhere in this joint proxy statement/prospectus. This information should be read together with Organogenesis' and AHPAC's audited and unaudited financial statements and related notes, the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Organogenesis," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of AHPAC," and other financial information included elsewhere in this joint proxy statement/prospectus.

Description of the Transactions

  Merger with AHPAC

        As a result of the business combination, AHPAC will acquire Organogenesis. Subject to the terms of the Merger Agreement, holders of Organogenesis common stock immediately prior to the effective time of the merger will be entitled to receive 2.03 fully paid and non-assessable shares of ORGO Class A common stock for each share of Organogenesis common stock held by them.

  The Private Investment

        Concurrently with the signing of the Merger Agreement, AHPAC entered into a subscription with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 PIPE warrants (the "equity financing"). The PIPE Investors also purchased, concurrently with the execution and delivery of the Merger Agreement in August 2018, 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million (such subscription, collectively with the equity financing, the "private investment"). The purpose of the private investment is to fund the business combination and related transactions and for general corporate purposes.

  Acquisition of NuTech Medical

        On March 24, 2017, Organogenesis acquired NuTech Medical pursuant to the terms of the Agreement and Plan of Merger between Organogenesis, Prime Merger Sub, LLC, and NuTech Medical (the "Agreement"). The NuTech Medical Acquisition was accounted for as a business combination where Organogenesis was the acquirer and NuTech Medical the acquiree. To prepare the unaudited pro forma condensed combined financial statements, Organogenesis adjusted Nutech Medical's assets and liabilities to their estimated fair values. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 gives pro forma effect to the acquisition as if it had been completed on January 1, 2017.

  Deconsolidation of Real Estate Entities

        Organogenesis has historically consolidated the accounts of Dan Road Associates, LLC, or Dan Road Associates, 85 Dan Road Associates, LLC, or 85 Dan Road Associates, and Canton 65 Dan Road Associates, LLC, or 65 Dan Road Associates, and together the Real Estate Entities, which were its variable interest entities requiring consolidation. The Real Estate Entities are all wholly owned by affiliates of Organogenesis and Organogenesis does not own any equity interest in any of the entities.

        On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes which resulted in the removal of the requirement that Organogenesis' affiliates provide personal guarantees for the loans. As a result, Organogenesis determined the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, Organogenesis determined the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. The Real Estate Entities were deconsolidated on June 1, 2017 and accordingly the consolidated balance sheet as of December 31, 2017 excludes all assets and liabilities of the Real Estate Entities. The results of operations for the year ended December 31, 2017 include the operations of the Real Estate Entities through the date of the Deconsolidation.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 exclude the Real Estate Entities, giving pro forma effect to the Deconsolidation as if it had been completed on January 1, 2017.

Accounting for the Merger

        The business combination with AHPAC will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, AHPAC will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on Organogenesis' equity holders expecting to have a majority of the voting power of the combined company, Organogenesis comprising the ongoing operations of the combined entity, Organogenesis comprising a majority of the governing body of the combined company, and Organogenesis' senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Organogenesis issuing stock for the net assets of AHPAC, accompanied by a recapitalization. The net assets of AHPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Organogenesis.

Basis of Pro Forma Presentation

        The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the transactions described above, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the business combination.

        The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Organogenesis and AHPAC have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

        The unaudited pro forma condensed combined financial information related to the merger with AHPAC has been prepared assuming that all AHPAC public stockholders exercise their redemption rights with respect to all AHPAC public shares (which would become shares of ORGO Class A common stock following the domestication) upon consummation of the business combination.

        Included in the shares outstanding as presented in the pro forma condensed combined financial statements are 74,323,676 shares of ORGO Class A common stock to be issued to holders of Organogenesis common stock.

 PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2018
(UNAUDITED)
(in thousands)

			Assuming Full Redemptions into Cash
	(A) Organogenesis	(B) AHPAC	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$25,768	$3	$316,284	(1)
			46,000	(2)
			(13,840)	(3)
			(34,780)	(5)
			(316,284)	(6)	$23,151
Restricted cash	119	—	—		119
Accounts receivable, net	28,956	—	—		28,956
Inventory	12,058	—	—		12,058
Prepaid expenses and other current assets	3,562	22			3,584

Total current assets	70,463	25	(2,620)		67,868
Property and equipment, net	41,056	—	—		41,056
Notes receivable from related parties	472	—	—		472
Intangible asets, net	27,008	—	—		27,008
Goodwill	25,539	—	—		25,539
Deferred tax assets	424	—	—		424
Cash and cash equivalents held in Trust Account	—	316,284	(316,284)	(1)	—
Other assets	662	—	—		662

Total assets	$165,624	$316,309	$(318,904)		$163,029

Liabilities, Redeemable Common Stock and
Stockholders' Equity (Deficit)
Current liabilities:
Deferred acquisition consideration	$5,000	$—	$—		$5,000
Current portion of notes payable	6,537	—	—		6,537
Current portion of capital lease obligations	2,046	—	—		2,046
Accounts payable	18,585	—	(858)	(3)	17,727
Note payable to Sponsor	—	700	(700)	(3)	—
Accrued expenses and other current liabilities	27,550	7,310	(6,300)	(3)	28,560

Total current liabilities	59,718	8,010	(7,858)		59,870
Line of credit	20,234	—	—		20,234
Notes payable, net of current portion	13,489	—	—		13,489
Long-term debt—affiliates	70,178	—	(41,246)	(4)
			(28,932)	(5)	—
Due to affiliates	4,500	—	(4,500)	(4)	—
Warrant liability	2,537	—	—		2,537
Deferred rent, net of current portion	116	—	—		116
Capital lease obligations, net of current portion	10,750	—	—		10,750
Deferred underwriting commission	—	5,128	(5,128)	(3)	—
Other liabilities	1,572	—	(680)	(5)	892

Total liabilities	183,094	13,138	88,344		107,888

Redeemable common stock	6,762	—	—		6,762
Class A ordinary shares subject to possible redemption	—	298,171	(298,171)	(6)	—
Stockholders' deficit:
Common stock	36	—	(36)	(7)	—
Class A common stock	—	—	1	(2)
			1	(4)
			7	(7)	9
Class B common stock	—	1	—		1
Additional paid-in capital	96,717	2,169	45,999	(2)

			45,745	(4)
			(2,169)	(6)
			(13,085)	(7)	175,376
Accumulated deficit	(120,985)	2,830	(854)	(3)
			(5,168)	(5)
			(15,944)	(6)
			13,114	(7)	(127,007)

Total stockholders' equity (deficit)	(24,232)	5,000	67,611		48,379

Total liabilities, redeemable common stock
and stockholders' equity (deficit)	$165,624	$316,309	$(318,904)		$163,029

See accompanying notes to unaudited pro forma condensed combined financial information.

 Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet
(in thousands, except share and per share amounts)

(A)
Derived from the unaudited consolidated balance sheet of Organogenesis as of September 30, 2018.

(B)
Derived from the unaudited condensed consolidated balance sheet of AHPAC as of September 30, 2018.

(1)
To reflect the release of cash from the cash and cash equivalents held in trust account.

(2)
To reflect the cancellation of 4,421,507 AHPAC Class B ordinary shares and the issuance and sale of 9,022,741 shares of ORGO Class A common stock to the PIPE Investors pursuant to a subscription agreement for an aggregate purchase price of $46,000, concurrent with the completion of the business combination.

(3)
To reflect the payment of estimated legal, deferred underwriting financial advisory and other professional fees related to the business combination.

(4)
To record the issuance of 6,502,679 shares of ORGO Class A common stock at a per share price of $7.035 upon conversion of $45,746 of aggregate outstanding principal of certain indebtedness of Organogenesis at the effective time of the business combination.

(5)
To record a payment of $34,780 for outstanding principal, accrued loan fees and accrued interest related to certain subordinated indebtedness of Organogenesis at the effective time of the business combination.

(6)
Assumes the full redemption of all outstanding AHPAC public shares for cash by the AHPAC public shareholders, with $316,284 being paid out in cash.

(7)
To reflect recapitalization of Organogenesis through the contribution of all share capital of Organogenesis to AHPAC and the issuance by AHPAC of 74,323,676 shares of ORGO Class A common stock and the elimination of the historical accumulated deficit of AHPAC, the accounting acquiree.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018
(UNAUDITED)
(in thousands, except share and per share amounts)

			Assuming Full Redemptions into Cash
	(A) Organogenesis	(B) AHPAC	Pro Forma Adjustments		Pro Forma Statement of Operations
Total revenue	$129,850	$—	$—		$129,850
Cost of revenues	51,298	—	—		51,298

Gross profit	78,552	—	—		78,552
Operating expenses:
Operating costs	—	4,350	(3,600)	(4)	750
Selling, general and administrative	114,483	—	(748)	(4)	113,735
Research and development	7,651	—	—		7,651
Write off of deferred offering costs	3,494	—	—		3,494

Total operating expenses	125,628	4,350	(4,348)		125,630

Loss from operations	(47,076)	(4,350)	4,348		(47,078)

Other income (expense), net:
Interest expense	(8,190)	—	3,037	(2)	(5,153)
Gain on extinguishment of deferred underwriting fee payable	—	5,722	(5,722)	(3)	—
Interest/dividend income	59	3,786	(3,786)	(1)	59
Change in fair value of warrants	(299)	—	—		(299)
Other income (expense), net	12	—	—		12

Total other income (expense), net	(8,418)	9,508	(6,471)		(5,381)

Net loss before income taxes	(55,494)	5,158	(2,123)		(52,459)
Income tax (expense) benefit	(82)	—	—		(82)

Net income (loss)	$(55,576)	$5,158	$(2,123)		$(52,541)

Net loss per share—basic and diluted	$(1.69)	$0.16			$(0.58)

Weighted average common shares outstanding—basic and diluted	32,879,751	9,776,196	80,735,345	(5)	90,511,541

See accompanying notes to unaudited pro forma condensed combined financial information.

 Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2018
(in thousands, except share and per share amounts)

(A)
Derived from the unaudited consolidated statement of operations of Organogenesis for the nine months ended September 30, 2018.

(B)
Derived from the unaudited condensed statement of operations of AHPAC for the nine months ended September 30, 2018.

(1)
Represents an adjustment to eliminate interest/dividend income on cash equivalents held in the trust account as of the beginning of the period.

(2)
Represents an adjustment to eliminate interest expense on indebtedness of Organogenesis that was either repaid or converted to equity in connection with the business combination.

(3)
To reverse the gain on extinguishment of deferred underwriting fee payable that was negotiated in connection with the business combination, as it is assumed that the gain would have been reflected in the period prior to the pro forma closing date of the business combination, or January 1, 2017.

(4)
To reverse transaction related expenses recorded by each of AHPAC and Organogenesis during 2018, as it is assumed that these costs would have been reflected in the period prior to the pro forma closing date of the business combination, or January 1, 2017.

(5)
As the business combination and the private investment are being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination and the private investment have been outstanding for the entire period presented. Because all of the AHPAC public shares have been redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding—basic and diluted are calculated as follows:

Nine Months Ended September 30, 2018
Weighted average shares calculation—basic and diluted
AHPAC weighted average public shares outstanding	9,776,196
Cancellation of AHPAC Class B ordinary shares in connection with closing of the equity financing	(6,046,736)
Issuance of ORGO Class A common stock in connection with closing of equity financing	9,022,741
Issuance of ORGO Class A common stock in connection with Business Combination (excluding shares issued to holders of Organogenesis redeemable common stock)	73,595,128
Issuance of ORGO Class A common stock in connection with conversion of outstanding indebtdedness of Organogenesis	6,502,679
Redemption of Class A common shares included in AHPAC weighted average public shares outstanding	(2,338,467)

Weighted average shares outstanding	90,511,541

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017
(UNAUDITED)
(in thousands, except share and per share amounts)

								Assuming Full Redemptions into Cash
	Historical
										Pro Forma Statement of Operations
	(A) Organogenesis	(B) NuTech Medical	Pro Forma Adjustments	Note	Deconsolidation of Real Estate Entities (f)	Organogenesis Pro Forma	(C) AHPAC	Pro Forma Adjustments
Total revenue	$198,508	$5,669	$—		$—	$204,177	$—	$—		$204,177
Cost of revenues	61,220	1,373	—		258	62,851	—	—		62,851

Gross profit	137,288	4,296	—		(258)	141,326	—	—		141,326
Operating expenses:
Formation and operating costs	—	—	—		—	—	4,592	—		4,592
Selling, general and administrative	133,717	4,830	(719)	(a)(b)(c)	184	138,012	—	—		138,012
Research and development	9,065	897	—		—	9,962	—	—		9,962
Transaction costs	—	—	—		—	—	—	—		—

Total operating expenses	142,782	5,727	(719)		184	147,974	4,592	—		152,566

Loss from operations	(5,494)	(1,431)	719		(442)	(6,648)	(4,592)	—		(11,240)

Other income (expense), net:
Interest expense	(8,139)	(17)	(66)	(d)	(471)	(8,693)	—	3,310	(2)	(5,383)
Interest/dividend income	129	—	—		(18)	111	2,498	(2,498)	(1)	111
Other income (expense), net	(1,046)	—	—		6	(1,040)	—	—		(1,040)

Total other income (expense), net	(9,056)	(17)	(66)		(483)	(9,622)	2,498	812		(6,312)

Net loss before income taxes	(14,550)	(1,448)	653		(925)	(16,270)	(2,094)	812		(17,552)
Income tax (expense) benefit	7,025	—	—		—	7,025	—	—		7,025

Net income (loss)	(7,525)	(1,448)	653		(925)	(9,245)	(2,094)	812		(10,527)
Net income attributable to noncontrolling interest in affiliates	863	—	—		(863)	—	—	—		—

Net loss attributable to Organogenesis, Inc.	$(8,388)	$(1,448)	$653		$(62)	$(9,245)	$(2,094)	$812		$(10,527)

Net loss per share—basic and diluted	$(0.28)					$(0.31)	$(0.48)			$(0.12)

Weighted average common shares outstanding—basic and diluted	31,466,384		81,611	(e)		31,547,995	9,334,687	81,176,854	(3)	90,511,541

See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations
For the Year Ended December 31, 2017
(in thousands, except share and per share amounts)

(A)
Derived from the audited consolidated statement of operations of Organogenesis for the year ended December 31, 2017.

(B)
Derived from the unaudited statement of operations of NuTech Medical, Inc. for the period January 1, 2017 through March 23, 2017.

(C)
Derived from the audited consolidated statement of operations of AHPAC for the year ended December 31, 2017.

(a)
To reverse amortization expense reflected in the historical financial statements of NuTech Medical. Assuming the transaction had been completed as of January 1, 2017, the amortization related to historic NuTech Medical intangibles would have been replaced with amortization of identifiable intangible assets from the date of acquisition. See adjustment (b) for inclusion of amortization related to the acquired intangible assets.

(b)
To record amortization expense based on the estimated fair value of identifiable intangible assets. Acquired intangible assets of $20.4 million consist of trade names, trademarks, developed technology, independent sales agency network, and a non-compete agreement. These assets are being amortized on a non-straight-line basis and the method of amortization reflects the pattern in which the economic benefits of the intangible assets are to be consumed.

          The components of the acquired intangible assets were as follows:

(in thousands, except estimated life) Intangible Asset—by Category	Value	Estimated life
Developed technology	$14,100	10 - 12 years
Trade names and trademarks	1,550	10 - 12 years
Independent Sales Agency Network	4,500	3 years
Non-Compete Agreement	260	5 years

Total	$20,410

          The adjustment to reflect amortization of acquired intangible assets was comprised of the following:

(in thousands)		Year ended December 31, 2017
Technology	Selling, general and administrative	$112
Trade names and trademarks	Selling, general and administrative	30
Independent Sales Agency Network	Selling, general and administrative	316
Non-Compete Agreement	Selling, general and administrative	9

		$467

          Amortization expense is recognized over a period in which we expect to receive the economic benefit from the assets. Amortization expense for the next five fiscal years is as follows:

(in thousands)	Amortization
2018	$2,052
2019	4,376
2020	1,575
2021	1,640
2022	1,630
  (c)
  To reverse $1.1 million of transaction costs reflected in the historical financial statements of Organogenesis and NuTech Medical in the year ended December 31, 2017. Assuming that the Transactions had been completed as of January 1, 2017, the transaction costs would have been expensed in the prior period.

  (d)
  To reflect incremental interest expense for the period ended March 24, 2017 in the year ended December 31, 2017 associated with the $7.5 million of notes issued in connection with the NuTech Medical Acquisition on March 24, 2017, which assumes the notes would have been issued as of January 1, 2017. Pro forma interest expense was calculated using an interest rate of 6%.

  (e)
  The pro forma combined basic and diluted net loss from continuing operations per share has been adjusted to reflect the pro forma combined net loss for the year ended December 31, 2017. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the Transactions. The total number of shares of Organogenesis common stock issued to the NuTech Medical stockholder in connection with the NuTech Medical Acquisition was 1,794,455. However, 1,076,673 of these shares are excluded from the pro forma weighted average shares outstanding as they are subject to forfeiture pursuant to the terms of the Agreement. The Company will include these shares in its calculation of earnings per share once the forfeiture contingency period expires. The following table sets forth the calculation of the basic and diluted shares used to compute pro forma net loss from continuing operations per common share:

Year Ended December 31, 2017
Numerator:
Pro forma net loss	$(9,245)
Less: Accretion of redeemable common shares	423

Pro forma net loss attributable to common shareholders—basic and diluted	(9,668)

Denominator:
Weighted-average number of common shares used in earnings (loss) per share—basic and diluted	31,466,384
Total shares of Organogenesis common stock issued to NuTech stockholders(1)	81,611

Pro forma weighted-average number of common shares used in pro forma net loss per share—basic and diluted	31,547,995

Pro forma net loss per share—basic and diluted	$(0.31)

(1)
Excludes shares subject to unvested outstanding stock options and puttable shares of redeemable common stock.
  (f)
  To reflect the Deconsolidation as if it occurred on January 1, 2017.

	Addition of Organogenesis costs previously eliminated	Removal of Real Estate Entities Operations	Deconsolidation of Real Estate Entities
Cost of revenue	$373	$(115)	$258
Research and development	—	—	—
Selling, general and administrative	198	(14)	184

Total expenses	571	(129)	442

Other income (expense), net:
Interest expense	(736)	265	(471)
Interest income	—	(18)	(18)
Other income (expense), net	—	6	6

Total other income (expense), net	(736)	253	(483)

Net loss and comprehensive loss	(1,307)	382	(925)
Net income from non-controlling interest in affiliates	—	863	863

Net loss attributable to Organogenesis Inc	$(1,307)	$1,245	$(62)

    The effect of the Deconsolidation of the Real Estate Entities was to reduce depreciation on specific assets, mortgage interest and other operating costs of the Real Estate Entities and the recognition of interest expense and depreciation associated with the capital leases that were previously eliminated in consolidation.

(1)
Represents an adjustment to eliminate interest /dividend income on cash equivalents held in the trust account as of the beginning of the period.

(2)
Represents an adjustment to eliminate interest expense on debt that was either repaid or converted to equity upon completion of the business combination.

(3)
As the business combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination and the equity financing have been outstanding for the entire period presented. Because all of the AHPAC public shares have been redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding—basic and diluted are calculated as follows:

Year Ended December 31, 2017
Weighted average shares calculation—basic and diluted
AHPAC weighted average public shares outstanding	9,334,687
Issuance of Organogenesis common stock in connection with closing of August private placement, as converted to ORGO Class A common stock at the exchange ratio of 2.03	6,538,732
Cancellation of AHPAC Class B ordinary shares in connection with closing of the equity financing	(6,359,007)
Issuance of ORGO Class A common stock in connection with closing of equity financing	9,022,741
Issuance of ORGO Class A common stock in connection with Business Combination (excluding shares issued to holders of Organogenesis redeemable common stock)	67,056,396
Issuance of ORGO Class A common stock in connection with conversion of outstanding indebtdedness of Organogenesis	6,502,679
Redemption of Class A common shares included in AHPAC weighted average public shares outstanding	(1,584,687)

Weighted average shares outstanding	90,511,541

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for AHPAC's business, and the timing and ability for us to complete the business combination. Specifically, forward-looking statements may include statements relating to:

  •
  the benefits of the business combination;

  •
  the future financial performance of AHPAC following the business combination;

  •
  changes in the market for Organogenesis's services;

  •
  expansion plans and opportunities; and

  •
  other statements preceded by, followed by or that include the words "may," "can," "should," "will," "estimate," "plan," "project," "forecast," "outlook," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

        These forward-looking statements are based on information available as of the date of this joint proxy statement/prospectus and AHPAC's management's current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing AHPAC views as of any subsequent date. AHPAC does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

        You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this joint proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, AHPAC actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

  •
  the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Merger Agreement;

  •
  the outcome of any legal proceedings that may be instituted against Organogenesis or AHPAC following announcement of the proposed business combination and transactions contemplated thereby;

  •
  the inability to complete the transactions contemplated by the proposed business combination due to the failure to obtain approval of the shareholders of AHPAC, or other conditions to closing in the Merger Agreement;

  •
  the inability to obtain or maintain the listing of ORGO common stock on NASDAQ following the business combination;

  •
  the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

  •
  the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability to integrate Organogenesis and AHPAC's businesses, and the ability of the combined business to grow and manage growth profitably;

  •
  costs related to the business combination;

  •
  changes in applicable laws or regulations;

  •
  the inability to launch new Organogenesis products or to profitably expand into new markets;

  •
  the possibility that Organogenesis or AHPAC may be adversely affected by other economic, business, and/or competitive factors; and

  •
  other risks and uncertainties indicated in this joint proxy statement/prospectus, including those set forth under the section entitled "Risk Factors."

 COMPARATIVE SHARE INFORMATION

        The following tables set forth the:

  •
  historical per share information of AHPAC for the nine months ended September 30, 2018 (unaudited) and the year ended December 31, 2017;

  •
  historical per share information of Organogenesis for the nine months ended September 30, 2018 (unaudited) and the year ended December 31, 2017; and

  •
  unaudited pro forma per share information of the combined company for the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, after giving effect to the business combination and the private investment assuming that 31,000,000 AHPAC Class A ordinary shares, or 100% of the outstanding AHPAC Class A ordinary shares, are redeemed, resulting in an aggregate payment of $316.3 million out of the trust account.

    In addition, the unaudited pro forma condensed combined income statement for the year ended December 31, 2017 include adjustments to give effect to (i) Organogenesis' acquisition of NuTech Medical on March 24, 2017, or the "NuTech Medical Acquisition," and (ii) Organogenesis' deconsolidation of certain entities that were consolidated under the variable interest entity guidance, or the "Deconsolidation," on June 1, 2017. The effects of the NuTech Medical Acquisition and the Deconsolidation have been fully reflected in the consolidated balance sheet and the consolidated statement of operations of Organogenesis as of and for the nine months ended September 30, 2018.

        The pro forma net income (loss) and cash dividends per share information reflect the business combination and the private investment contemplated by the Merger Agreement as if they had occurred on January 1, 2017.

        This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of AHPAC and Organogenesis, and the accompanying notes to such financial statements, that has been presented in its filings with the SEC that are included or incorporated herein by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. Please see the section entitled "Where You Can Find More Information" beginning on page 300 of this joint proxy statement/prospectus. Uncertainties that could impact AHPAC's financial condition include risks that effect Organogenesis' operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled "Risk Factors." You are also urged to read the section entitled "Selected Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 137 of this joint proxy statement/

prospectus and the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 139 of this joint proxy statement/prospectus.

	Nine Months Ended September 30, 2018
	Organogenesis	AHPAC	Pro Forma Combined(1)
	(in thousands, except share and per share data)
Net income (loss)	$(55,576)	$5,158	$(52,541)
Net income (loss) excluding interest income from Trust Account(2)	$(55,576)	$1,372	$(52,541)
Stockholders' equity (deficit)(3)	$(24,232)	$303,171	$48,379
Shares subject to redemption		29,224,706
Ending shares	36,253,742	7,587,794	91,240,089
Weighted average common shares outstanding	32,879,751	9,776,196	90,511,541
Ending shares (including shares subject to redemption)		36,812,500
Book value per share(4)		$8.24	$0.53
Basic net income (loss) per common share(5)		$0.16	$(0.58)
Diluted net income (loss) per common share(5)		$0.16	$(0.58)
Cash dividends per share		NA	NA
Pro forma Organogenesis equivalent per share data(6)
Book value (deficit) per share	$(0.67)		$1.08
Basic net income (loss) per common share	$(1.69)		$(1.18)
Diluted net income (loss) per common share	$(1.69)		$(1.18)
Cash dividends per share	NA		NA

(1)
Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 139.

(2)
Net income for AHPAC excludes the portion of interest income attributable to Class A ordinary shares subject to redemption. (Refer to page F-2 for details).

(3)
AHPAC shareholder's equity includes capital amount subject to possible redemption.

(4)
Calculated based on total shareholder's equity including shares subject to possible redemption.

(5)
Calculated based on weighted-average shares outstanding, excluding shares subject to possible redemption.

(6)
The pro forma Organogenesis equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 2.03 shares of AHPAC common stock for each share of Organogenesis common stock.

	Year Ended December 31, 2017
	Organogenesis Pro Forma(1)	AHPAC	Pro Forma Combined(2)
	(in thousands, except share and per share data)
Net income (loss)	$(9,245)	$(2,094)	$(10,527)
Net income (loss) excluding interest income from Trust Account		$(4,592)	$(10,527)
Shares subject to redemption		29,067,145
Ending shares		9,682,855	91,240,089
Weighted average common shares outstanding	31,547,995	9,334,687	90,511,541
Ending shares (including shares subject to redemption)		38,750,000
Basic net income (loss) per common share(3)		$(0.48)	$(0.12)
Diluted net income (loss) per common share(3)		$(0.48)	$(0.12)
Cash dividends per share		NA	NA
Pro forma Organogenesis equivalent per share data(4)
Basic net income (loss) per common share	$(0.31)		$(0.24)
Diluted net income (loss) per common share	$(0.31)		$(0.24)
Cash dividends per share	NA		NA

(1)
The Organogenesis Pro Forma information reflects adjustments to give effect to the NuTech Medical Acquisition and the Deconsolidation as if each of the transactions had occurred on January 1, 2017.

(2)
Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 139.

(3)
Calculated based on weighted-average shares outstanding, excluding shares subject to possible redemption.

(4)
The pro forma Organogenesis equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 2.03 shares of AHPAC common stock for each share of Organogenesis common stock.

 INFORMATION ABOUT AHPAC

General

        AHPAC is a blank check company incorporated on December 4, 2015 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a "business combination." Prior to entering into the Merger Agreement, AHPAC's acquisition and value creation strategy was to identify, acquire and, after an initial business combination, build a company in the healthcare sector in public markets that complements the experience of AHPAC's management team and can benefit from AHPAC's management's operational expertise. AHPAC's acquisition selection process has leveraged its management team's network of potential transaction sources, ranging from healthcare industry executives, board members, private equity investors, wealthy families, commercial banks, investment bankers, advisors, attorneys, accountants and other transaction intermediaries. AHPAC has neither engaged in any operations nor generated any revenue to date. Based on AHPAC's business activities, we are a "shell company" as defined under the Exchange Act because AHPAC has no operations and nominal assets consisting almost entirely of cash.

        Prior to our IPO, on December 14, 2015, our sponsor purchased 8,625,000 founder shares of our Class B ordinary shares, par value $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2016, our sponsor transferred 50,000 founder shares to each of our independent directors at their original per share purchase price. In addition, at such time, each of our independent directors purchased an additional 421,250 founder shares from our sponsor at their original purchase price.

        On October 14, 2016, we consummated our IPO of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit ("unit") consists of one AHPAC Class A ordinary share, par value $0.0001 per share and, together with the Class B ordinary share, and one warrant to purchase one-half of one AHPAC Class A ordinary share where two warrants must be exercised for one whole AHPAC Class A share at an exercise price of $11.50 per whole share (each, a "public warrant"). Simultaneously with the closing of our IPO, AHPAC completed the private sale of an aggregate of 16,000,000 private placement warrants, at a purchase price of $0.50 per private placement warrant, to the initial shareholders, generating gross proceeds to AHPAC of $8,000,000.

        On November 28, 2016, we completed the sale of an additional 1,000,000 units to the underwriters of the IPO at the public offering price of $10.00 per unit pursuant to the partial exercise of the Over-allotment Option. On November 28, 2016, we sold an additional 400,000 private placement warrants for an aggregate purchase price of $200,000 in connection with the exercise of the Over-allotment Option. Following the partial exercise of the Over-allotment Option, 875,000 founder shares were forfeited in order to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares. On November 28, 2016, our sponsor sold 161,180 founder shares and 350,114 private placement warrants to one of our independent directors at their original purchase price. On July 5, 2017, our sponsor sold 186,320 founder shares and 404,723 private placement warrants to one of our independent directors at their original per share purchase price.

        We received gross proceeds from the IPO, including the partial exercise of the Over-allotment Option, and the sale of the private placement warrants of $310,000,000 and $8,200,000, respectively, for an aggregate of $318,200,000. Of such amount, $310,000,000 was deposited into the trust account by trustee. The remaining $8,200,000 was held outside of the trust account, of which $6,200,000 was used to pay underwriting discounts, with the balance used to repay a note to our sponsor and to pay accrued offering and formation costs, and the remainder was reserved for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the trust account may be released to us to pay tax obligations. At December 31, 2016, funds held in the trust account consisted solely of cash.

        On November 28, 2016, we announced that, commencing November 29, 2016, holders of the 31,000,000 units sold in the IPO may elect to separately trade the AHPAC Class A ordinary shares and public warrants included in the units. Those Units not separated will continue to trade on the NASDAQ under the symbol "AHPAU," and the AHPAC Class A ordinary shares and warrants that are separated will trade on the NASDAQ under the symbols "AHPA" and "AHPAW," respectively.

        On August 21, 2017, the Company, Avista Healthcare Merger Sub, Inc., ("Merger Sub"), Avista Healthcare NewCo, LLC ("NewCo"), Envigo International Holdings, Inc. ("Envigo"), and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative, entered into a Transaction Agreement (as amended on November 22, 2017 and as further amended on December 22, 2017, January 21, 2018 and February 9, 2018, the "Transaction Agreement") providing for a proposed business combination. On February 14, 2018, we executed and entered into the Mutual Termination Agreement pursuant to Section 7.1(a) of the Transaction Agreement, with NewCo, Envigo, and Jermyn Street Associates, LLC, solely in its capacity as shareholder representative, for the purpose of mutually terminating the Transaction Agreement, and all proposed transactions relating to the merger. The Transaction Agreement was terminated effective as of February 14, 2018.

        On January 4, 2018, we received a letter from the staff of the Listing Qualifications Department of NASDAQ (the "Notification Letter") notifying us that we no longer comply with NASDAQ Listing Rules 5620(a) and 5810(c)(2)(G) (the "Rules") because we did not hold an annual meeting of shareholders within twelve months of the end of our fiscal year ended December 31, 2016.

        On February 21, 2018, in response to the plan we submitted to the Listing Qualifications Department of NASDAQ in response to the Notification Letter on February 20, 2018, we received a letter from the staff of the Listing Qualifications Department of NASDAQ notifying us that we have been granted an extension until June 29, 2018 to regain compliance with the Rules by holding an annual meeting of shareholders. On June 28, 2018, we held our annual meeting of shareholders.

        As of the close of business on October 30, 2018, trading has been suspended on AHPAC's ordinary shares, units and warrants as a result of the redemption on October 31, 2018 of all of AHPAC's public shares. On November 2, 2018, as a result of the redemption of the public shares, NASDAQ issued a delisting notice in respect of the AHPAC units, AHPAC Class A ordinary shares and AHPAC warrants to purchase Class A ordinary shares to AHPAC. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018.

        The mailing address of the Company's principal executive office is 65 East 55th Street, 18th Floor, New York, New York 10022, and its telephone number is (212) 593-6900.

Initial business combination

        NASDAQ rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in AHPAC's trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time AHPAC signs a definitive agreement in connection with an initial business combination. The AHPAC Board has determined that the business combination meets the 80% test.

Submission of the business combination to a Shareholder Vote

        The general meeting of AHPAC's shareholders to which this joint proxy statement/prospectus relates is to solicit your approval of the business combination. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares.

Officers

        We currently have four (4) officers. Members of AHPAC's management team are not obligated to devote any specific number of hours to AHPAC-related matters, but they intend to devote as much of their time as they deem necessary to AHPAC's affairs until it has completed an initial business combination. We presently expect AHPAC's officers to devote such amount of time as they reasonably believe is necessary to AHPAC's business, and the amount of time that any such person will devote in any time period will vary based on the current stage of the business combination.

Management

        In this section, "Avista" means Avista Capital Holdings, L.P., a Delaware limited partnership, and includes, where context requires, Avista's affiliates.

Directors and Executive Officers

        The directors and officers of AHPAC are as follows as of November 27, 2018:

Name	Age	Position
Thompson Dean	59	Executive Chairman
David Burgstahler	50	President and Chief Executive Officer, Director
John Cafasso	45	Chief Financial Officer
Benjamin Silbert	47	General Counsel and Secretary
Håkan Björklund	62	Director
Charles Harwood	65	Director
Brian Markison	58	Director
Robert O'Neil	67	Director

        Thompson Dean has served as a director since December 4, 2015 and as the Executive Chairman of our board of directors since December 10, 2015. Mr. Dean is a Co-Managing Partner and Co-Chief Executive Officer of Avista and has served in various capacities at Avista since its founding in in 2005. From 1995 to 2005, Mr. Dean served as Co-Managing Partner of DLJMB Fund, Inc. ("DLJMB") and was Chairman of the investment committees of DLJMB I, DLJMB II, DLJMB III and DLJ Growth Capital Partners. Mr. Dean currently serves on the boards of Acino Pharma AG, National Spine & Pain Centers Holdings LLC, and Trimb Healthcare AB. Mr. Dean also previously served on the Boards of Directors of Charles River Laboratories International, Inc., ConvaTec Healthcare B S.a.r.l., Fougera Pharmaceuticals Inc., Hi-Crush Partners LP (NYSE: HCLP), IWCO Direct, Inc., Nycomed A/S, Sidewinder Drilling, Inc., VWR Corp. (NASDAQ: VWR) and Zest Anchors LLC. Mr. Dean is a former trustee of Choate Rosemary Hall and The Eaglebrook School. In addition, he serves on various committees of the Boys Club of New York, the Lenox Hill Neighborhood Association and the Museum of the City of New York. Mr. Dean received a B.A. from the University of Virginia, where he was an Echols Scholar, and an M.B.A. with high distinction from Harvard Business School, where he was a Baker Scholar. Mr. Dean was chosen to serve as the Executive Chairman of our board of directors because of his executive level management experience at Avista, board and advisory experience with other companies in and outside of the healthcare industry and his extensive experience in the areas of finance, strategy, international business transactions and merger and acquisitions.

        David Burgstahler has served as a director since December 4, 2015 and as our President and Chief Executive Officer since December 10, 2015. Mr. Burgstahler is a Co-Managing Partner and Co-Chief Executive Officer of Avista and has served in various capacities at Avista since its founding in 2005. Prior to forming Avista, he was a Partner of DLJMB from 2004 to 2005 and he served in various capacities at DLJMB and its affiliates from 1995 to 2005. Prior to DLJMB, Mr. Burgstahler worked at Andersen Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He currently serves as a director of Inform Diagnostics, Kramer Laboratories, Inc., Osmotica Pharmaceuticals plc (NASDAQ: OSMT), United BioSource Corporation, and WideOpenWest, Inc.

(NYSE: WOW). Mr. Burgstahler also previously served on the boards of directors of AngioDynamics Inc. (NASDAQ: ANGO), Armored AutoGroup, BioReliance Corp., ConvaTec Healthcare B S.a.r.l., Focus Diagnostics, Inc., INC Research Holdings, Inc. (NASDAQ: INCR), Lantheus Holdings, Inc. (NASDAQ: LNTH), MPI Research, Inc., Strategic Partners, LLC, Visant Corp. and Warner Chilcott PLC (NASDAQ: WCRX). Mr. Burgstahler is also a Trustee of the Trinity School in New York City. Mr. Burgstahler received a B.S. from the University of Kansas and an M.B.A. from Harvard Business School. Mr. Burgstahler was chosen to serve as a director because of his extensive experience serving as a director for a diverse group of private and public companies, including those in the healthcare industry.

        John Cafasso has been our Chief Financial Officer since December 10, 2015. He joined Avista in May 2011. Prior to joining Avista, Mr. Cafasso was in the asset management division of Credit Suisse from 2001 to May 2011, where he was responsible for the accounting and reporting for Credit Suisse's direct private equity funds. Prior to joining Credit Suisse, Mr. Cafasso was a Manager at KPMG, LLP in the financial services practice. Mr. Cafasso is a Certified Public Accountant and received a B.B.A. degree from Hofstra University.

        Benjamin Silbert has been our General Counsel and Secretary since December 10, 2015. He was one of the founding members of Avista in 2005. Prior to joining Avista, Mr. Silbert was at DLJMB from 2001 to 2005. He advised DLJMB as internal counsel on a number of investments and divestitures, in addition to fund and partnership matters. Prior to joining DLJMB, Mr. Silbert was a lawyer in the private equity and mergers and acquisitions practice groups of Morgan, Lewis & Bockius LLP, which he joined in 1996. Mr. Silbert received a B.A. from Haverford College and a J.D. from Columbia Law School.

        Håkan Björklund, Ph.D. has served as a director since the completion of the IPO. Dr. Björklund has been a healthcare industry advisor to Avista since October 2011. Dr. Björklund worked closely with Avista on the development of Nycomed A/S prior to its sale to Takeda Pharmaceutical Company Limited. Under Dr. Björklund's leadership from 1999 to 2011, Nycomed A/S grew from a predominantly Scandinavian business into a global pharmaceutical company, with Dr. Björklund leading the company through numerous acquisitions. Prior to Nycomed A/S, Dr. Björklund was Regional Director at Astra AB (now AstraZeneca plc) from 1996 to 1999 and, prior to that he was President of Astra Draco AB from 1991 to 1996. Dr. Björklund is Chairman of the board of directors at Acino Pharma AG, Swedish Orphan Biovitrum AB (SOBI) and Trimb Healthcare AB. He was also a director at Danisco A/S until its recent acquisition by Dupont, and was formerly a member of the boards of directors of Atos Medical AB, Coloplast A/S (CPH: COLO-B) and Kibion AB. Dr. Björklund received a Ph.D. in Neuroscience from Karolinska Institutet in Sweden. Dr. Björklund was chosen as a director because of his strong background and extensive experience in the healthcare industry. Dr. Björklund was formerly the Chairman of the board of Directors at H. Lundbeck A/S (CPH: LUN).

        Charles Harwood has served as a director since the completion of the IPO. Mr. Harwood has served as a healthcare industry advisor to Avista since 2007. Mr. Harwood previously served as the President and Chief Executive Officer of BioReliance Corp., a pharmaceutical services company engaged in biologic product testing and specialty toxicology testing, from April 2009 until March 2013, after its sale to Sigma-Aldrich Co. LLC in January 2012. Prior to that, Mr. Harwood was President and Chief Executive Officer of Focus Diagnostics, Inc. from 2002 until the company's sale in July 2006. From 1993 to 2001, Mr. Harwood held several positions, including Chief Financial Officer and Senior Vice President of Venture Development at Covance Inc., a drug development services company, where he led numerous acquisitions and divestitures, as well as the spin-off of Covance Inc. from Corning Inc. in January 1997. Prior to working at Covance Inc., Mr. Harwood worked in commercial real estate development and in the Medical Products Group of the Hewlett-Packard Company. He is the Chairman of the boards of directors of United BioSource Corporation, Inform Diagnostics and MPI Research, Inc., and previously served as MPI Research Inc.'s Chief Executive Officer. He also previously served as a director of BioReliance Corp., and as director and Chairman of the Audit

Committee of INC Research Holdings, Inc. (NASDAQ: INCR). Mr. Harwood received a B.A. from Stanford University and an M.B.A. from Harvard Business School. Mr. Harwood was chosen as a director because of his extensive knowledge and experience in the healthcare industry.

        Brian Markison has served as a director since the completion of the IPO. Mr. Markison has been a healthcare industry advisor to Avista since September 2012. Mr. Markison has more than 30 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. He is currently the Chief Executive Officer of Osmotica Pharmaceuticals plc (NASDAQ: OSMT). Prior to that he was the President and Chief Executive Officer and member of the board of directors of Fougera Pharmaceuticals Inc. from July 2011 to July 2012, a specialty pharmaceutical company in dermatology, prior to its sale to Sandoz Ltd., the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, Inc., which he joined as Chief Operating Officer in March 2004, and was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King Pharmaceuticals, Inc., Mr. Markison held various senior leadership positions at Bristol-Myers Squibb Company, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. He serves as Chairman of the boards of Lantheus Holdings, Inc. (NASDAQ: LNTH) and Osmotica Pharmaceuticals plc (NASDAQ: OSMT) and is on the board of directors of Braeburn Pharmaceuticals, Inc. He is also a director of the College of New Jersey. Mr. Markison received a B.S. degree from Iona College. Mr. Markison was chosen as a director because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

        Robert O'Neil has served as a director since the completion of the IPO. Mr. O'Neil has served as a healthcare industry advisor to Avista since April 2015. Most recently, he was Worldwide Vice President of Business Development for Johnson & Johnson's Consumer Group of Companies from November 2002 to May 2014 and concurrently served as a Member of the Consumer Group Operating Committee and a member of the board for the Johnson & Johnson Development Corp. Previously, he was Vice President, Business Development, for Johnson & Johnson's Pharmaceutical Group from 1994 to November 2002. From 1991 to 1993, Mr. O'Neil was Senior Vice President, Sales, Marketing, New Product Development, for Ortho McNeil Pharmaceutical (a wholly-owned company of Johnson & Johnson). He was also a member of the board of directors of Trimb Healthcare AB. Prior to that role, Mr. O'Neil held various leadership positions in sales and marketing with Johnson & Johnson beginning in 1974. Mr. O'Neil currently serves as Chairman of the board of Kramer Laboratories, Inc. as well as on the boards of directors of OptiNose, Inc. (NASDAQ: OPTN) and Trimb Healthcare AB. Mr. O'Neil received a B.S. from the Stillman School of Business at Seton Hall University and a M.B.A. from the Tobin College of Business at St. John's University. Mr. O'Neil was chosen as a director due to his extensive experience in the pharmaceutical and healthcare industries.

Shareholder Communications

        The AHPAC Board has established a process for shareholders to send it communications. Shareholders may communicate with the AHPAC Board generally or a specific director at any time by writing to AHPAC's Secretary at Avista Healthcare Public Acquisition Corp., 65 East 55th Street, 18th Floor, New York, New York 10022. AHPAC reviews all messages received, and forwards any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the AHPAC Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the AHPAC Board generally, to the Chairman of the AHPAC Board. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the AHPAC Board.

Director Independence

        NASDAQ listing standards require that a majority of the AHPAC Board be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the AHPAC Board, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director.

        The AHPAC Board has determined that Messrs. Björklund, Harwood, Markison and O'Neil are "independent directors" as defined in Rule 10A-3 of the Exchange Act and the rules of the NASDAQ. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

        The AHPAC Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of AHPAC at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and AHPAC's governing documents do not mandate a particular structure. This has allowed AHPAC's board the flexibility to establish the most appropriate structure for AHPAC at any given time. Currently, AHPAC's Chief Executive Officer and Chairman roles are separately held by Messrs. Burgstahler and Dean, respectively.

        The AHPAC Board is actively involved in overseeing AHPAC's risk management process. The AHPAC Board focuses on AHPAC's general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the AHPAC Board include consideration of the challenges and risks of AHPAC's businesses, and AHPAC's Board and management actively engage in discussion on these topics. In addition, each of the AHPAC Board's committees considers risk within its area of responsibility. The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee reviews and, in its sole discretion, pre-approves all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter. In addition, AHPAC's Compensation Committee considers risk and structures AHPAC's executive compensation programs, if any, to provide incentives to appropriately reward executives for growth without undue risk taking.

Compensation Committee Interlocks and Insider Participation

        None of our officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of an entity that has one or more executive directors serving on our Board.

Number and Terms of Office of Officers and Directors

        The AHPAC Board consists of six (6) members. Holders of the outstanding founder shares have the right to elect all of AHPAC's directors prior to consummation of its initial business combination and holders of AHPAC's public shares will not have the right to vote on the election of directors during such time. These provisions of AHPAC's amended and restated memorandum and articles of association may only be amended by a special resolution passed by the affirmative vote of a majority of at least 90% of AHPAC's ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at a general meeting. Each of AHPAC's directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the AHPAC Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the AHPAC Board or by a majority of the holders of the outstanding founder shares.

        AHPAC's officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The AHPAC Board is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate. AHPAC's amended and restated memorandum and articles of association provides that its officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the AHPAC Board.

Committees of AHPAC's Board

        The AHPAC Board has two standing committees: an Audit Committee and a Compensation Committee. Each of AHPAC's Audit Committee and AHPAC's Compensation Committee is composed solely of independent directors.

Audit Committee

        The members of our audit committee are Messrs. Harwood, Markison and O'Neil. Mr. Harwood serves as chairman of the audit committee.

        Each member of the audit committee is financially literate and the AHPAC Board has determined that Mr. Harwood qualifies as an "audit committee financial expert" as defined in applicable SEC rules.

        We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

  •
  the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

  •
  pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

  •
  reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

  •
  setting clear hiring policies for employees or former employees of the independent auditors;

  •
  setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

  •
  obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor's internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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  reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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  reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

        The members of our Compensation Committee are Messrs. Markison and Harwood. Mr. Markison serves as chairman of the compensation committee. AHPAC adopted a Compensation Committee Charter which details the principal functions of the Compensation Committee, including:

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  reviewing and approving on an annual basis the corporate goals and objectives relevant to AHPAC's Chief Executive Officer's compensation, evaluating AHPAC's Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration (if any) of AHPAC's Chief Executive Officer's based on such evaluation;

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  reviewing and approving the compensation of all of AHPAC's other officers;

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  reviewing AHPAC's executive compensation policies and plans;

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  implementing and administering AHPAC's incentive compensation equity-based remuneration plans;

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  assisting management in complying with AHPAC's proxy statement and annual report disclosure requirements;

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  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for AHPAC's officers and employees;

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  producing a report on executive compensation to be included in AHPAC's annual proxy statement; and

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        The Compensation Committee Charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Committee Membership, Board and Committee Meetings and Attendance

        Each of the Audit Committee and Compensation Committee of AHPAC's Board is comprised entirely of independent directors.

        From December 31, 2016 through December 31, 2017, AHPAC's Audit Committee held three meetings, at which all members of the Audit Committee were present. The Board or a committee thereof acted by way of unanimous written resolution nine times in fiscal year 2017. AHPAC's Compensation Committee did not hold meetings in fiscal year 2017 because none of our officers or directors were compensated in 2017.

Director Nominations

        AHPAC does not have a standing nominating committee, though it intends to implement one after the business combination.

        AHPAC is not prohibited from pursuing a business combination with a company that is affiliated with the sponsor, officers or directors. In the event AHPAC seeks to complete a business combination with such a company, AHPAC, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to AHPAC from a financial point of view.

        In the event that AHPAC submits its business combination to its public shareholders for a vote, the initial shareholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with AHPAC, to vote any founder shares held by them and any public shares purchased by them in favor of the business combination.

Limitation on Liability and Indemnification of Officers and Directors

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. AHPAC's amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. AHPAC may purchase a policy of directors' and officers' liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify its officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

        For a discussion regarding certain the compensation of AHPAC's executive officers and directors, please see the section titled "Executive Compensation" beginning on page 237 of this joint proxy statement/prospectus.

Audit Committee Report

        AHPAC's Audit Committee has reviewed and discussed AHPAC's audited financial statements with management, and has discussed with AHPAC's independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as "PCAOB". Additionally, AHPAC's Audit Committee has received the written disclosures and the letter from AHPAC's independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based upon such review and discussion, AHPAC's Audit Committee recommended to the AHPAC Board that the audited financial statements for the year ended December 31, 2017 be included in AHPAC's annual report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by: Audit Committee of the AHPAC Board, Charles Harwood Brian Markison Robert O'Neil

        AHPAC presently occupies office space provided by an affiliate of the sponsor (the "affiliate"). The affiliate has agreed that, until AHPAC consummates a business combination, it will make such office space, as well as certain support services, available to AHPAC, as may be required by AHPAC from time to time. AHPAC will pay the affiliate an aggregate of $10,000 per month for such office space and support services.

        In order to preserve liquidity, as of April 30, 2017, the affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the affiliate. As of September 30, 2018, $7,239,714 of accrued expenses were deferred. If AHPAC is unable to consummate the proposed Business Combination, it may be required to take additional measures to raise additional capital. AHPAC cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should AHPAC be unable to continue as a going concern. AHPAC does not believe that it will need to raise additional funds during the next 12 months in order to meet the expenditures required for operating AHPAC's business. However, if AHPAC's estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, AHPAC may have insufficient funds available to operate its business prior to its initial business combination. Moreover, AHPAC may need to obtain additional financing either to complete its business combination or because it becomes obligated to redeem a significant number of the public shares upon completion of the business combination, in which case AHPAC may issue additional securities or incur debt in connection with such business combination. AHPAC believes that it has sufficient funds available to complete its efforts to effect a business combination with an operating business by October 14, 2018, which is 24 months from the closing of the IPO.

Fees and Services

        Marcum LLP has audited AHPAC's financial statements for the fiscal year ended December 31, 2017. The following is a summary of fees paid or to be paid to Marcum LLP for services rendered in fiscal year 2017.

        Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of AHPAC's year-end financial statements and services that are normally provided by Marcum LLP in connection with regulatory filings. The fees billed by Marcum LLP for professional services rendered for the audit of AHPAC's annual financial statements, review of the financial information included in AHPAC's forms 10-Q for the respective periods, the registration statement, the Form 8-K filed in connection with the closing of the IPO and other required filings with the SEC for the period from December 4, 2015 (inception) through December 31, 2017 totaled $157,451. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

        Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of AHPAC's financial statements and are not reported under "Audit Fees." These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2017, professional services rendered with regards to the consents included in our Registration Statements on Forms S-4 and S-4/As filed during the year totaled $31,380.

        Tax Fees.    AHPAC did not pay Marcum LLP for tax planning and tax advice for the period from December 4, 2015 (inception) through December 31, 2017.

        All Other Fees.    AHPAC did not pay Marcum LLP for any other services for the period from December 4, 2015 (inception) through December 31, 2017.

        AHPAC's Audit Committee has determined that the services provided by Marcum LLP are compatible with maintaining the independence of Marcum LLP as AHPAC's independent registered public accounting firm.

Pre-Approval Policy

        AHPAC's Audit Committee has approved all of the foregoing services. AHPAC's Audit Committee will pre-approve all future auditing services and permitted non-audit services to be performed for AHPAC by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by AHPAC's Audit Committee prior to the completion of the audit).

 AHPAC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the financial statements and related notes of AHPAC included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements reflecting AHPAC's current expectations, estimates and assumptions concerning events and financial trends that may affect AHPAC's future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Overview

        AHPAC is a blank check company incorporated in the Cayman Islands on December 4, 2015 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with one or more target businesses. AHPAC intends to effectuate a business combination using cash from the proceeds of the IPO, the sale of an aggregate of 16,400,000 private placement warrants at a price of $0.50 per warrant (a purchase price of $8,200,000) that occurred simultaneously with the closing of the IPO, proceeds from the equity financing, if any, debt, or a combination of cash, equity and debt.

        As indicated in the accompanying condensed financial statements, at September 30, 2018, AHPAC held cash of $2,705, had current liabilities of $8,009,631 and deferred underwriting compensation of $5,128,205. AHPAC expects to continue to incur significant costs in the pursuit of AHPAC's acquisition plans. AHPAC cannot assure you that its plans to complete a business combination will be successful.

Recent Developments

Previously Proposed Business Combination

        On August 21, 2017, AHPAC, Merger Sub, NewCo, Envigo, and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative, entered into the Transaction Agreement, which provided for a proposed business combination between the Company and Envigo.

Termination

        On February 14, 2018, AHPAC and Envigo entered into the Mutual Termination Agreement pursuant to Section 7.1(a) of the Transaction Agreement, pursuant to which the Transaction Agreement was terminated effective as of February 14, 2018. AHPAC intends to continue to pursue a business combination.

NASDAQ Notice

        On January 4, 2018, we received the Notification Letter notifying us that we no longer comply with the Rules because we did not hold an annual meeting of shareholders within twelve months of the end of our fiscal year ended December 31, 2016.

        On February 21, 2018, in response to the plan we submitted to the Listing Qualifications Department of NASDAQ in response to the Notification Letter on February 20, 2018, we received a letter from the staff of the Listing Qualifications Department of NASDAQ notifying us that we have been granted an extension until June 29, 2018 to regain compliance with the Rules by holding an annual meeting of shareholders. On June 28, 2018, we held our annual meeting of shareholders.

        On June 29, 2018, we received a notice from NASDAQ stating that as a result of the Annual General Meeting held on June 28, 2018, we are now in compliance with the Rules.

Proposed Organogenesis Business Combination

        On August 17, 2018, AHPAC and Merger Sub entered into the Merger Agreement with Organogenesis, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, (i) AHPAC will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2018 Revision) and (ii) AHPAC Merger Sub will merge with and into Organogenesis, the separate corporate existence of Merger Sub will cease and Organogenesis will be the surviving corporation and a direct wholly-owned subsidiary of AHPAC. For more information about the transactions contemplated in the Merger Agreement, please see the section entitled "The Merger Agreement." A copy of the Merger Agreement, including each amendment thereto through the date hereof is attached to this joint proxy statement/prospectus as Annex A.

        Pursuant to AHPAC's existing memorandum and articles of association, AHPAC was obligated to redeem all of AHPAC's public shares if the business combination was not consummated prior to October 14, 2018. AHPAC did not consummate a business combination prior to October 14, 2018, and as of October 31, 2018, all of AHPAC's outstanding public shares were redeemed. The public shares ceased trading on the NASDAQ Capital Market as of the close of business on October 30, 2018 in order to allow time for the settlement of trades and as a result of a trading suspension by NASDAQ. As of the close of business on October 31, 2018, the public shares were deemed cancelled, and as of such date represent only the right to receive the redemption amount. As discussed above, in order to provide for the disbursement of funds from the Trust Account established in connection with the Company's initial public offering, the Company instructed the Trustee to immediately liquidate the Trust Account. The proceeds of the trust account were held in a noninterest-bearing account while awaiting disbursement to the holders of the public shares. Holders of the public shares had their shares redeemed for their pro rata portion of the proceeds of the Trust Account by the Transfer Agent, at a per share redemption price of approximately $10.30 per share, for an aggregate redemption amount of approximately $2,081,751. On October 30, 2018, the directors and officers of AHPAC and the Sponsor amended the Letter Agreement to eliminate any obligation to cease operations and proceed with the liquidation and dissolution of AHPAC.

Results of Operations

        For the year ended December 31, 2017, we had net losses of $2,093,913. For the year ended December 31, 2016, we had losses of $208,698. For the period from December 4, 2015 (inception) through December 31, 2015 we had losses of $25,162.

        For the three months ended September 30, 2018 we had net income of $4,936,409, which consisted of interest/dividend income from the Trust Account of $1,463,601, a gain on the extinguishment of deferred underwriting fees of $5,721,795 and operating costs of $2,248,987. For the three months ended September 30, 2017 we had a net loss of $2,117,003, which consisted of interest/dividend income from the Trust Account of $736,128 and operating costs of $2,853,131. For the nine months ended September 30, 2018 we had net income of $5,157,743, which consisted of interest/dividend income from the Trust Account of $3,786,285, a gain on the extinguishment of deferred underwriting fees of $5,721,795 and operating cost of $4,350,337. For the nine months ended September 30, 2017 we had a net loss of $1,595,806, which consisted of interest income from the trust account of $1,697,781 and operating cost of $3,293,587.

        Our business activities from inception through September 30, 2018 consisted solely of completing the IPO and identifying and evaluating prospective acquisition targets for a business combination. AHPAC will not generate any operating revenues until after completion of the business combination at the earliest. Starting in January 2017, AHPAC began generating non-operating income in the form of interest income on the funds held in the trust account. There has been no significant change in AHPAC's financial or trading position and no material adverse change has occurred since the date of AHPAC's financial statements. AHPAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses related to its acquisition plans. We believe that we have sufficient funds available to complete our efforts to effect a business combination with an operating business.

Liquidity and Capital Resources

        As of September 30, 2018 we had cash of $2,705 and a working capital deficit of $7,984,620. At September 30, 2018, $316,284,206 was held in the Trust Account and consisted of cash and Money Market Funds.

        On December 14, 2015, AHPAC's sponsor purchased 8,625,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2016, the sponsor transferred 50,000 founder shares to each of our independent directors at their original per share purchase price. In addition, at such time, each of our independent directors purchased an additional 421,250 Founder Shares from our Sponsor at their original purchase price.

        On October 14, 2016, AHPAC consummated its IPO of 30,000,000 units, each unit consisting of one AHPAC Class A ordinary share and one warrant to purchase one-half of one AHPAC Class A ordinary share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $300,000,000. AHPAC granted the underwriters a 45-day option to purchase up to 4,500,000 additional units to cover over-allotments, if any (the "Over-allotment Option"). On November 28, 2016, the underwriters partially exercised the Over-allotment Option, and AHPAC sold an additional 1,000,000 units at a price of $10.00 per unit, generating an additional $10,000,000 of gross proceeds.

        On October 14, 2016, simultaneously with the consummation of the IPO, AHPAC completed a private placement of an aggregate of 16,000,000 private placement warrants to the sponsor and AHPAC's independent directors, at a purchase price of $0.50 per warrant, generating gross proceeds of $8,000,000. On November 28, 2016, the initial shareholders purchased an additional 400,000 private placement warrants at a price of $0.50 per warrant (or an aggregate purchase price of $200,000) in conjunction with the exercise of the Over-allotment Option. Following the partial exercise of the Over-allotment Option, 875,000 founder shares were forfeited in order to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares. On November 28, 2016, the sponsor sold 161,180 founder shares and 350,114 private placement warrants to one of AHPAC's independent directors at their original purchase price. On July 5, 2017, the sponsor sold 186,320 founder shares and 404,723 private placement warrants to one of AHPAC's independent directors at their original per share purchase price.

        A total of $310,000,000 of the net proceeds from the IPO and the sale of the private placement warrants was deposited in the trust account. Remaining proceeds of approximately $2,000,000 were used to repay the sponsor note and accrued offering and formation costs, and the remainder was deposited in AHPAC's operating account and is available for working capital purposes.

        On October 4, 2018, at the EGM, the holders of 30,798,019 AHPAC Class A ordinary shares indicated that they wished to exercise their right under AHPAC's memorandum and articles of association to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $314,258,591.61. These shares were redeemed. Due to its inability to consummate an initial business combination within the time period required by AHPAC's memorandum and articles of association, AHPAC redeemed the remaining outstanding public shares as of October 31, 2018. As of the close of business on October 31, 2018, the remaining public shares were deemed cancelled and represent only the right to receive the redemption amount. In order to provide for the disbursement of funds from the trust account, AHPAC instructed the trustee on October 30, 2018, to immediately liquidate the trust account. The proceeds of the trust account will be held in a noninterest-bearing account while awaiting disbursement to the holders of the public shares. Holders of public shares will have their shares redeemed for their pro rata portion of the proceeds of the trust account by the transfer agent. AHPAC estimates that the per-share redemption price for the remaining public shares will be approximately $10.30. The public shares ceased trading as of the close of business on October 30, 2018, in order to allow time for the settlement of trades and as a result of a trading suspension by NASDAQ. The redemption amount will be paid as promptly as possible after the close of business on October 31, 2018. There will be no redemption rights or liquidating distributions with respect to the AHPAC's warrants, which remain outstanding.

        AHPAC will use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay taxes to the extent the interest earned on the trust account is not sufficient to pay our taxes. Such expenses may be significant, and we expect that a portion of these expenses will be paid upon completion of the business combination.

        In order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination, AHPAC issued to the sponsor on August 11, 2017, as amended and restated on August 30, 2018 and further amended on November 8, 2018 an unsecured promissory note (the "Promissory Note") pursuant to which the Company is permitted to borrow up to $850,000 in aggregate principal amount. As of September 30, 2018, the Company has borrowed $700,000 under such note. This note is non-interest bearing and payable on the earlier of January 31, 2019 or the closing of a proposed business combination. In the event that the business combination does not close, AHPAC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to AHPAC's initial shareholders. The terms of such loans by AHPAC's officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. AHPAC does not expect to seek loans from parties other than the sponsor or an affiliate of the sponsor, as AHPAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in AHPAC's trust account.

Administrative Services Agreement

        For a discussion of the arrangements under AHPAC's Administrative Services Agreement, please see the section entitled "Certain Relationships and Related Transactions—AHPAC's Related Proxy Transactions—Administrative Services Agreement" beginning on page 263 of this joint proxy statement/prospectus.

Off-balance sheet financing arrangements

        As of September 30, 2018, AHPAC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. AHPAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. AHPAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

        As of September 30, 2018, AHPAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than under the Administrative Services Agreement to reimburse the affiliate for office space, secretarial and administrative services provided to AHPAC in an amount not to exceed $10,000 per month. Upon completion of a business combination or AHPAC's liquidation, AHPAC will cease paying these monthly fees. In order to preserve liquidity, as of April 30, 2017, the affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the affiliate.

        The underwriters had been entitled to underwriting discounts and commissions of 5.5%, of which 2% ($6,200,000) was paid at the closing at the Public Offering and Over-allotment Option, and 3.5% ($10,850,000) was deferred. The underwriters are not entitled to any interest accrued on the deferred underwriting discount. Pursuant to a deferred fee letter, dated as of August 17, 2018 (the "Deferred Fee Letter"), the Underwriters agreed that, in the event the deferred discount becomes payable upon the completion of the Business Combination, such amount will be reduced to $5,128,205 (the "Modified Deferred Discount"). The Underwriters agreed to such reduction to facilitate the execution of, and eventual consummation of, the transactions contemplated in the Merger Agreement by reducing overall transaction expenses. The Modified Deferred Discount will become payable to the underwriters from the amounts held in the trust account solely in the event that AHPAC completes an initial business combination, subject to the terms of the underwriting agreement. While the underwriting agreement and Deferred Fee Letter only require payment of the Modified Deferred Discount had the business combination been consummated prior to October 14, 2018, it is AHPAC's intention, as of the date hereof, to pay the Modified Deferred Discount upon consummation of the business combination. The Underwriters are not entitled to any interest accrued on the deferred underwriting commissions.

        AHPAC has no operating history and has liquidated its trust account. As such, there is a risk that AHPAC will be unable to continue as a going concern if it does not consummate the business combination. AHPAC is a blank check company which has redeemed all of its outstanding public shares and liquidated its trust account. If the business combination is not consummated, AHPAC will have limited assets, and limited ability to engage in an alternative transaction.

Critical Accounting Policies

        The preparation of condensed financial statements and related disclosures in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. AHPAC has identified the following as its critical accounting policies:

Recent Accounting Pronouncements

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Offering Costs

        AHPAC complies with the requirements of Accounting Standards Codification ("the ASC") 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—"Expenses of Offering". AHPAC incurred offering costs in connection with the IPO of $833,589, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriting commissions totaling $17,050,000, were charged to additional paid-in capital at the close date of the IPO.

Redeemable Ordinary Shares

        The AHPAC Class A ordinary shares subject to possible redemption will be recorded at redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 480, Distinguishing Liabilities from Equity. AHPAC will proceed with a business combination only if it has net tangible assets of at least $5,000,001 upon consummation of the business combination and, in the case of a shareholder vote, a majority of the outstanding ordinary shares voted are voted in favor of the business combination. Accordingly, at June 30, 2018 and December 31, 2017, 28,874,489 and 29,067,145, respectively, of 31,000,000 AHPAC Class A ordinary shares were classified outside of permanent equity at their redemption value.

Quantitative and Qualitative Disclosures About Market Risk

        All AHPAC's activity through September 30, 2018 related to its formation and the preparation for the IPO and identifying, evaluating and underwriting prospective acquisition targets for a business combination. On June 28, 2018, the net proceeds of the IPO and the sale of the private placement warrants held in the trust account were invested in a qualified Money Market Fund within the meaning of section 2(a)(16) of the Investment Company Act of 1940. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

        At September 30, 2018, $316,284,206 was held in the trust account for the purposes of consummating a business combination. On October 4, 2018, at the EGM, the holders of 30,798,019 AHPAC Class A ordinary shares indicated that they wished to exercise their right under AHPAC's memorandum and articles of association to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $314,258,591.61. These shares were redeemed. Due to its inability to consummate an initial business combination within the time period required by AHPAC's memorandum and articles of association, AHPAC redeemed the remaining outstanding public shares as of October 31, 2018. As of the close of business on October 31, 2018, the remaining public shares were deemed cancelled and represent only the right to receive the redemption amount. In order to provide for the disbursement of funds from the trust account, AHPAC instructed the trustee on October 30, 2018, to immediately liquidate the trust account. The proceeds of the trust account will be held in a noninterest-bearing account while awaiting disbursement to the holders of the public shares. Holders of public shares will have their shares redeemed for their pro rata portion of the proceeds of the trust account by the transfer agent. AHPAC estimates that the per-share redemption price for the remaining public shares will be approximately $10.30. The public shares ceased trading as of the close of business on October 30, 2018, in order to allow time for the settlement of trades and as a result of a trading suspension by NASDAQ. The redemption amount will be paid as promptly as possible after the close of business on October 31, 2018. There will be no redemption rights or liquidating distributions with respect to the AHPAC's warrants, which remain outstanding.

INFORMATION ABOUT ORGANOGENESIS

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis Inc. and its subsidiaries as they currently exist.

Overview

        Organogenesis is a leading regenerative medicine company focused on the development, manufacture and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. Our products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. We are advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. Our solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking. We offer our differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ASCs and physician offices. Our mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

        We offer a comprehensive portfolio of products in the markets we serve that address patient needs across the continuum of care. We have and intend to continue to generate data from clinical trials, real world outcomes and health economics research that validate the clinical efficacy and value proposition offered by our products. The majority of the existing and pipeline products in our portfolio have PMA approval, BLA approval or 510(k) clearance from the FDA. Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, we believe that our data and regulatory approvals provide us a strong competitive advantage. Our product development expertise and multiple technology platforms provide a robust product pipeline, which we believe will drive future growth.

        Historically we have concentrated our efforts in the Advanced Wound Care market. In 2017, we acquired NuTech Medical which further expanded our wound care portfolio and broadened our addressable market to include the Surgical & Sports Medicine market. We believe the expanded product portfolio facilitated by this acquisition is enhancing the ability of our sales representatives to reach and penetrate customer accounts, contributing to strong growth over time.

        In the Advanced Wound Care market, we focus on the development and commercialization of advanced wound care products for the treatment of chronic and acute wounds, primarily in the outpatient setting. We have a comprehensive portfolio of regenerative medicine products, capable of supporting patients from early in the wound healing process through to wound closure regardless of wound type. Our Advanced Wound Care products include Apligraf for the treatment of VLUs and DFUs; Dermagraft for the treatment of DFUs; PuraPly AM to address biofilm across a broad variety of wound types; and Affinity and NuShield to address a variety of wound sizes and types. We have a highly trained and specialized direct wound care sales force paired with exceptional customer support services.

        In the Surgical & Sports Medicine market, we focus on products that support the healing of musculoskeletal injuries, including degenerative conditions such as OA and tendonitis. We are leveraging our regenerative medicine capabilities in this attractive, adjacent market. Our Surgical & Sports Medicine products include ReNu for in-office joint and tendon applications; NuCel for bony fusion in the spine and extremities; NuShield and Affinity for surgical application in targeted soft tissue repairs; and PuraPly AM for surgical treatment of open wounds. We currently sell these products through independent agencies and our growing direct sales force.

        As of September 30, 2018, we had approximately 675 employees worldwide. For the nine months ended September 30, 2018, we generated revenue of $129.9 million, which represents an 11% decrease over the same period in 2017. For the nine months ended September 30, 2018, we incurred operating expenses of $125.6 million, which represents a 21% increase over the same period in 2017. For the year ended December 31, 2017, we generated revenue of $198.5 million, which represented a 43% increase over 2016 and a 100% increase over 2015. For the year ended December 31, 2017, we incurred operating expenses of $142.8 million, which represented a 44% increase over 2016 and a 98% increase over 2015.

Competitive Strengths

        We believe we have several unique strengths that have been instrumental to our success and position us well for future growth:

  •
  Leader in Regenerative Medicine Technology with Strong Brand Recognition.  Given our extensive history in regenerative medicine, we have strong brand recognition and market leading positions across our portfolio, which includes flagship products Apligraf, Dermagraft and PuraPly AM, as well as our amniotic products NuCel, NuShield, ReNu and Affinity. Organogenesis is well recognized as an innovator that has advanced the science of regenerative medicine, as well as the methodology to manufacture living technology at large commercial scale and ship it worldwide. We first entered the market in 1998 with Apligraf, which is still considered one of the major breakthroughs of the Company in the regenerative medicine market, and a leader in the VLU market. In addition, our product, Dermagraft, has been on the market for over 15 years and is a well-known brand in the global regenerative medicine market. NuTech Medical has an established track record in the regenerative medicine category of the Surgical & Sports Medicine market and its products have a strong presence in this market.

  •
  Well-Positioned in Large, Attractive and Growing Global Markets—Advanced Wound Care and Surgical & Sports Medicine.  We believe both markets will continue to see accelerated growth given favorable global demographics that include an aging population and the greater incidence of comorbidities such as diabetes, obesity, and cardiovascular and peripheral vascular disease and smoking. We believe there is growing adoption of regenerative medicine products by the physician community due to their clinical superiority and cost effectiveness for all major stakeholders compared to traditional products.

  •
  Comprehensive Suite of Products to Address the Clinical and Economic Needs of Wound Care Patients and Providers.  Our comprehensive portfolio of wound care products allows physicians to personalize solutions to meet the needs of individual wound care patients. We engage with the physician at the earliest incidence of the patient's healing process with our PuraPly AM product, which has antimicrobial properties that are beneficial for most types of wounds. If the underlying healing issues persist, we offer an array of bioactive products customizable for various sizes and types of wounds. The breadth of our portfolio gives us flexibility to offer products at various prices to accommodate both the clinical and economic factors that may impact purchasing decisions. Our products can address varying reimbursement levels depending on the type of wound, the payer, and geographic differences in payer payment rates. Our experienced wound care sales force is highly trained to assist clinicians to effectively deploy the full complement of our wound care products.

  •
  Large and Growing Body of Clinical Data and FDA Approved Products.  We have a deep body of scientific, clinical and real world outcomes data, including over 200 publications that review the technical and clinical attributes of our products. The majority of the existing and pipeline products in our product portfolio have FDA regulatory approval, including PMA approval, BLA approval or 510(k) clearance. Given the extensive time and cost required to conduct clinical trials and receive FDA approval, we believe our data and regulatory approvals provide us a strong competitive advantage.

  •
  Robust and Extensive Relationships Across the Continuum of Care.  We have established robust and extensive customer relationships across the entire continuum of care including hospitals, wound care centers, government facilities, ASCs and physician offices to sell our broad portfolio of products. We serve more than 4,000 health care facilities, hospital systems, IDNs and GPOs. In addition, we have developed important relationships with physicians, nurses, and other key decision makers as well as third-party payers. Given these relationships across the continuum of care, we believe we are well positioned to increase our penetration in the Advanced Wound Care market and leverage those relationships in the Surgical & Sports Medicine market.

  •
  Differentiated In-house Customer Support Capabilities Including Third-Party Reimbursement Support.  We strengthen our customer relationships with extensive in-house customer support capabilities. Through our dedicated team of experienced professionals, our "Circle of Care" program provides in-house third-party reimbursement, medical and technical support. We believe our customer support capabilities differentiate us from many of our competitors who may outsource these critical services to third parties.

  •
  Established and Scalable Regulatory, Manufacturing and Commercial Infrastructure.  We have developed significant in-house expertise on the regulatory approval process that is based on our successful management of multiple products through various FDA approval pathways including PMA approval, BLA approval and 510(k) clearance. We have also developed rigorous and proven FDA compliant manufacturing, distribution and logistics capabilities. We pair our operational capabilities with a strong commercial team of sales and marketing professionals. Our established regulatory, operational and commercial infrastructure provides a firm foundation for growth as we continue to scale our business.

  •
  Extensive Executive Management Experience in Regenerative Medicine.  Our executive management team has extensive experience in the regenerative medicine industry, boasting over 70 years of collective experience in the space. This experience allows us to operate from a deep understanding of the underlying trends in regenerative medicine and the intertwined scientific, clinical, regulatory, commercial and manufacturing issues that drive success in the industry.

Our Business Strategy

        We believe the following strategies will play a critical role in our future growth:

  •
  Drive Penetration in the Fast Growing Advanced Wound Care Market.  We intend to leverage our comprehensive product portfolio and relationships with key constituents to deepen our presence in the Advanced Wound Care market. In addition, with the acquisition of NuTech Medical, we acquired products that give us access to the rapidly growing amniotic category of the wound care market. We believe the breadth and flexibility of the portfolio we now offer will allow us to address a wide variety of wound types, sizes, and reimbursement levels, offering significant new opportunities for growth. Furthermore, we believe our expanded product portfolio is enhancing the ability of our sales representatives to reach and penetrate customer accounts, contributing to strong growth over time. Additionally, we believe there is significant room for expansion of the Advanced Wound Care market as a whole and our wound biologics product category in particular as more physicians and payers are educated about the benefits of regenerative medicine technologies versus traditional therapies. We continue to invest to support physician and payer education as well as preclinical and clinical trials, real-world evidence, and other research to confirm the benefits of our products. We will continue to seek expanded payer coverage for all of our products, particularly PuraPly AM, NuShield and Affinity for which we do not yet have the broad commercial payer coverage enjoyed by Apligraf and Dermagraft.

  •
  Expand into Surgical & Sports Medicine Market.  We entered the Surgical & Sports Medicine market with the acquisition of NuTech Medical and its established and leading presence in amniotic products. We plan to accelerate penetration into this market by leveraging our established commercial and operational infrastructure and building out our direct sales force to supplement our independent sales agencies. We also expect there are significant opportunities to cross-sell within our established customer bases in both the Advanced Wound Care and Surgical & Sports Medicine markets. We believe that the potential of regenerative medicine in the Surgical & Sports Medicine market, particularly with respect to chronic inflammatory and degenerative conditions, presents a strong long-term opportunity. Given our experience in the Advanced Wound Care market and regenerative medicine in general, we believe we are well positioned to capture this opportunity.

  •
  Launch Robust Pipeline of Products and Drive Innovation With a Proven Research and Development Platform.  We have a robust pipeline of products in both the Advanced Wound Care and Surgical & Sports Medicine markets that we expect to launch in the near term. We expect these products will deepen our portfolios and allow us to address additional clinical applications. In addition, we anticipate our ongoing efforts to complete clinical studies and publish research regarding our products will further enhance physician and payer receptiveness to our products over time. Our proven research and development capabilities and established technology platforms also support a robust and adaptable product pipeline for future applications.

  •
  Expand Sales Force and Increase Sales Productivity and Geographic Reach.  We plan to expand the reach and penetration of our products by growing our sales organization to serve the Advanced Wound Care and Surgical & Sports Medicine markets. This expansion should allow us to achieve more focused and effective sales coverage for specific market categories, broaden our geographic footprint, and leverage our expanding relationships with large hospital systems and GPOs. We also plan to increase our focus on sales outside of the United States, including the European Union, Asia and the Middle East. Currently, substantially all of our sales are in the United States.

  •
  Supplement Organic Growth Through Selective Acquisitions.  We have demonstrated our ability to successfully identify and integrate assets that complement our strategy through the acquisitions of Dermagraft and TransCyte from Shire and our amniotic products from NuTech Medical. We continue to evaluate tuck-in acquisitions which complement our existing portfolios in both the Advanced Wound Care and Surgical & Sports Medicine markets and will leverage our established commercial and manufacturing infrastructure.

Industry Overview

        We focus our efforts on medical conditions that involve difficult to heal wounds and musculoskeletal injuries. Healing difficulties may arise from a variety of causes and in various types of tissue and anatomic areas. Impaired healing is commonly associated with an inability to move beyond the inflammatory stages of healing, resulting in a chronic wound or injury, an ongoing inflammatory cycle, and an inability to achieve normal tissue healing. Biofilm and other infectious conditions also play a key role in disrupting wound healing processes. Regenerative medicine is a collection of technologies aimed at generating tissue as close as possible to native or natural tissue, to replace damaged tissue and to fill or replace defects. Demand for these technologies is increasing as physician understanding of the underlying wound healing processes grows and as demographic and population health trends result in the increased prevalence of systemic comorbidities that contribute to healing problems throughout the body.

        Our products use regenerative medicine technologies to provide solutions in the Advanced Wound Care and Surgical & Sports Medicine markets.

        Key drivers of growth in these two markets include:

  •
  favorable global demographics and aging population;

  •
  greater incidence of comorbidities that contribute to impaired healing, such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking; and

  •
  increasing acceptance of advanced technologies to treat complex wounds and musculoskeletal injuries.

Advanced Wound Care Market

        Wounds represent a large and growing burden on the public health as well as a significant cost to the health care system. Wounds are divided into two primary types, chronic and acute. It is estimated that approximately 80 million patients suffer from chronic and acute wounds globally each year, excluding surgical incisions. Chronic wounds account for most of the expense due to their complexity and length of treatment.

  Chronic Wounds

        Chronic wounds are wounds that have not appropriately closed after four weeks of treatment with traditional treatment such as dressings. Chronic wounds include:

  •
  VLUs:  wounds that occur in the leg veins when blood does not circulate properly to the heart.

  •
  DFUs:  open sores or wounds that occur in patients with diabetes and are commonly located on the bottom of the foot.

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  Pressure Ulcers:  localized injuries to the skin and/or underlying tissues as a result of pressure or pressure in combination with shear.

  •
  Surgical Wounds:  acute wounds caused by surgical incisions that become chronic wounds if they do not heal properly.

        While the underlying etiology of these chronic wounds are different, at a cellular level many of the problems that result in failed healing are the same. These include uncontrolled inflammatory processes, shortages of cell types and growth factors secreted by cells that are critical to healing, and that result in disrupted cell signaling pathways.

  Acute Wounds

        An acute wound is an injury that causes a rapid break in the skin and sometimes the underlying tissue. Acute wounds can be traumatic wounds, such as abrasions, lacerations, penetrating injuries and burns, or surgical wounds from surgical incisions. In contrast to chronic wounds, which would normally heal but stall due to biologic factors, acute wounds are so severe that they overwhelm the body's normal healing capacity. Biofilm and other infectious conditions, particularly in acute wounds with a high risk of infection such as open fractures, may also pose challenges to the healing of acute wounds. According to BioMed GPS, in 2016 there were approximately 430,000 open traumatic wounds. In 2016, it is estimated that there were more than 500,000 burns that required medical treatment and approximately 40,000 burns required hospitalization.

  Relative Prevalence of Wounds

        Our customers in outpatient wound care facilities are faced with a wide variety of types of wounds with different anatomical locations and underlying causes. Based on a retrospective cohort study of data from wound care centers from June 2008 and June 2012, the distribution of wound types in hospital outpatient wound care centers is detailed below:

Distribution of Wound Types*

*
Based on a September 2013 JAMA Dermatology published retrospective cohort study.

        Due to the breadth of our wound care portfolio, our products are able to address both chronic and acute wounds across all of these wound types.

  Our Solution

        The wound care market includes traditional dressings such as bandages, gauzes and ointments and advanced wound care products such as mechanical devices, advanced dressings and biologics. These advanced wound care products target chronic and acute wounds not adequately addressed by traditional therapies. Our products are primarily classified as skin substitutes, which fall within the biologics category of the Advanced Wound Care market.

        According to MedMarket Diligence, the global Advanced Wound Care market was estimated to be approximately $7.3 billion in 2014 and consists of several product categories including advanced dressings, antimicrobial dressings, devices such as negative pressure wound therapy, or NPWT, and biologics such as skin substitute and growth factors. The approximate breakdown for these product categories in 2014 is set forth below.

Advanced Wound Care Market

        According to MedMarket Diligence, the overall Advanced Wound Care market is expected to grow at a compound annual growth rate, or CAGR, of 7.7% through 2024.

        Wound biologics represents one of the smallest segments of the Advanced Wound Care market, but is the fastest growing and has seen the highest level of innovation. The worldwide wound biologics market, which includes skin substitutes and growth factors, was estimated by Technavio to be approximately $1.2 billion in 2016, of which skin substitute products are estimated to represent almost $700 million.(9) Skin substitutes, bioengineered or biologic grafts that cover skin defects and support healing, are one of the fastest growing categories of the Advanced Wound Care market. This market grew from almost $600 million in 2015 to almost $700 million in 2016 at an annual growth rate of 14.3%. Going forward, the skin substitute market is projected to grow at a CAGR of more than 14.5% between 2016 and 2020, reaching $1.15 billion by 2020, as patients with hard to heal wounds transition from other therapies to skin substitute treatment.

        We expect this market to continue to grow at a rapid rate as physicians are educated about the use of these products and understand the benefits as compared to other currently marketed products, payers incentivize doctors to use more cost effective treatments, patients demand more effective treatment solutions and advanced wound care becomes more common outside of the United States. We also believe that adoption of these products will increase as clinical evidence supporting the benefits of skin substitutes over traditional therapies continues to grow. Skin substitutes have demonstrated improved chronic and acute wound healing rates at a lower overall cost than the current standard of care. In a matched cohort study we commissioned, Medicare treatment costs for DFUs treated with Apligraf were $5,253 (p=0.49) lower per patient than the standard of care and for DFUs treated with Dermagraft, these costs were $6,991 (p=0.84) lower per patient than the standard of care.

(9)
Technavio (2016), Global Bioactive Wound Care Market Report, retrieved September 13, 2017, from EMIS Professional Database

        Our products compete with other skin substitutes as well as other advanced wound care products such as NPWT and growth factors. Due to its market position as a skin substitute with antimicrobial properties appropriate for the treatment of wounds with biofilm or otherwise at high risk of infection, our PuraPly AM product also competes with antimicrobial dressings. Antimicrobial wound products have historically represented a more than $1 billion annual market. We are a market leader in the antimicrobial skin substitute market, and have supported the expansion of that market with our comprehensive marketing and educational campaigns.

        Finally, the skin substitute market remains substantially underpenetrated. According to BioMed GPS, over 8.3 million wounds require medical care in the United States each year, and over 3.3 million of those wounds are difficult to heal wounds where traditional therapies are unlikely to succeed. Despite this vast need and the proven advantages of advanced wound care products in general and skin substitutes in particular, only 135,000 patients, or less than five percent, are treated with skin substitutes each year. Our internal estimates indicate that if the potentially addressable market were completely penetrated today, annual skin substitute revenue in the United States alone could exceed $9 billion.

        We believe that we are well positioned in the skin substitute market as adoption continues to increase. According to BioMed GPS, we are one of the three largest skin substitute companies in the United States and we have an experienced and established sales force with deep relationships with clinicians, wound care centers and hospitals. We also have a diverse array of products to address the different varieties of wounds throughout the wound healing process.

Surgical & Sports Medicine Market

        The same demographic trends that are driving the growth of the wound care market are also driving growth in the Surgical & Sports Medicine market. This market has seen an increase in surgical volumes in part due to a higher incidence of comorbidities and chronic inflammatory and degenerative conditions, such as OA and tendonitis. This volume increase is fostering increased interest in regenerative medicine products, as they can help support healing and improve outcomes in older and more challenging patient populations.

        While our products have applicability across a wide variety of surgical specialties, our immediate surgical focus in addition to wound care is in regenerative orthobiologics, an area in which NuTech Medical has an established presence. Orthobiologics are substances that orthopedic surgeons use to help injuries to bones, tendons and ligaments heal more quickly. Orthobiologic products are used to treat people with long-term disabling musculoskeletal disorders and injuries.

        We believe our multiple regenerative technology platforms will allow us to build a broad portfolio covering the full range of needs in the Surgical & Sports Medicine market. We also plan to leverage these platforms to expand into adjacent surgical markets in the near term. In the long-term, we plan to deepen our focus on chronic inflammatory and degenerative conditions, in particular OA. We intend to address patient needs in the inpatient hospital, ASC and clinic settings. We estimate the immediate addressable Surgical & Sports Medicine market for our products to be approximately $4.7 billion and is expected to grow at a CAGR of 10% from 2016 to 2020. This market is growing rapidly due to an increase in spinal fusions, bone reconstruction surgeries and musculoskeletal injuries and degenerative conditions.

  Bone Fusion

        Spine fusion surgery involves the use of grafting material to cause two vertebral bodies to grow together into one. In the United States, medical facilities performed 667,400 spinal fusion surgeries in 2013, of which 398,300 were lumbar operations. Trauma and extremities applications, including ankle arthrodesis, now represent a bone fusion market nearly as large as the spine market. With improving fixation methods, success rates have improved across these applications. However, nonunion due to inadequate bone healing remains one of the leading causes of failure for fusion procedures. Fusion is especially challenging in patients with comorbidities such as diabetes, obesity, and smoking who have underlying healing deficiencies. According to Technavio, the annual market for orthobiologic products to aid in fusion exceeds $1.7 billion worldwide, excluding demineralized bone matrix, or DBM, and conventional allograft.(10)

  Tendon and Ligament Injuries

        Tendon and ligament injuries are common orthopedic conditions in an active and aging population. There are approximately 250,000 rotator cuff repairs performed in the United States annually. Additionally, in 2015, there were approximately 40,000 outpatient Achilles tendon repairs in the United States. Re-rupture and reoperation continue to be a significant source of concern with non-operative management, occurring in 4.8% of Achilles tendon repair cases and as many as 25% or more rotator cuff repair cases. Comorbidities such as diabetes and obesity, as well as age, are correlated with higher risk of failed healing and re-rupture. Regenerative tissue scaffolds may be used to support the healing of tendons, ligaments and other soft tissues. According to Technavio, the annual regenerative tissue scaffold market is estimated to exceed $1 billion.(11)

  Chronic Inflammatory and Degenerative Conditions

        Chronic inflammatory and degenerative orthopedic conditions are increasingly prevalent, driven in part by an aging demographic and higher levels of comorbidities such as diabetes and obesity. OA is the most common chronic condition of the joints, affecting approximately 27 million individuals in the United States. OA can affect multiple joints in the body, with arthritis of the knee being the most commonly treated. One in two adults will develop symptoms of knee OA during their lives. Other chronic inflammatory conditions such as Achilles and rotator cuff tendinosis and plantar fasciitis are also increasingly common. Similar to many of the other conditions that we seek to address, chronic inflammatory and degenerative orthopedic conditions are often correlated with smoking, obesity and diabetes, among other factors. Collectively, these and other related conditions were treated with an estimated 9 million injections in 2016, including steroids and hyaluronic acid, or HA. According to Technavio, the global HA market exceeded $2 billion in 2015.(12)

  Our Solution

        Conventional surgical approaches rely on mechanical fixation to temporarily approximate damaged tissues, assuming that the natural healing process will then result in a permanent repair. Patients with impaired healing may be unable to generate the necessary tissue structures, resulting in unacceptable failure rates over time.

        In the case of bony fusion, autograft bone marrow has historically been used as a biologic to support bone healing. However, the use of autograft suffers from a number of short-comings that include donor site morbidity and varied outcomes due to the underlying health condition of the patient. Furthermore, it is a more invasive procedure leading to potentially slower healing times and side effects for the patient.

        OA and other degenerative conditions, as well as soft tissue injuries such as tendinosis and fasciitis, are currently treated by injection with steroids or HA. However, steroids offer pain relief for only a limited period and have been shown to further degrade some types of tissues over time, worsening the

(10)
Technavio (2015), Global Orthobiologics Market Report, retrieved September 25, 2017, from EMIS Professional Database.

(11)
Technavio (2015), Global Regenerative Medicine Market Report, retrieved September 26, 2017, from EMIS Professional Database.

(12)
Technavio (2015), Global Orthobiologics Market Report, retrieved September 25, 2017, from EMIS Professional Database.

underlying condition. The evidence of HA's efficacy has been questioned, and it is clear that a significant percentage of patients do not respond to HA treatment. Patients who fail these less invasive therapies have limited options and may require surgical intervention, including total joint replacement.

        Orthobiologics has been shown to be an effective alternative to traditional treatments. Due to their anti-inflammatory and pro-healing effects, they go beyond mechanical intervention to support the healing process in the damaged tissue and often result in faster healing times and shorter hospital stays. The orthobiologics market includes bone morphogenetic protein, viscosupplementation with HA, synthetic bone graft substitutes and stem cell therapy, in addition to DBM and allograft. The majority of our current and planned products in the Surgical & Sports Medicine space are based on amniotic technologies. There is a rapidly growing body of clinical and scientific evidence indicating the potential of these products in surgical applications, particularly in orthobiologics, resulting in increased adoption of these products. According to estimates from BioMed GPS, the amniotic orthobiologics market was $88 million in 2016 and is projected to grow at a CAGR of more than 22% through 2021.

Our Products

Advanced Wound Care

        In the Advanced Wound Care market, we focus on the development and commercialization of a broad portfolio of cellular and acellular wound care offerings that treat patients from the earliest indication of impaired healing to wound closure. Our suite of products helps treat a wide range of wounds, including, but not limited to, chronic wounds such as VLUs, DFUs, and pressure ulcers and acute wounds such as traumatic wounds and burns.

        The breadth and depth of our portfolio allows physicians to tailor solutions to meet the needs of individual wound care patients. Wounds of all types normally progress through predictable phases of healing, starting with inflammation, progressing to cell proliferation and finally remodeling to form normal skin. Wounds may stall during this process, typically in the inflammatory phase, for a variety of reasons. These reasons include biofilm or infection, uncontrolled inflammatory processes, shortages of cell types and growth factors secreted by cells that are critical to healing and disrupted cell signaling pathways.

        It is increasingly recognized that addressing biofilm is an important step in healing any wound. Biofilm is generated by densely packed microbial communities that are attached to the wound surface and enclosed in a matrix of self-produced extracellular polymeric substance, or EPS. Biofilm is present in at least 78% of chronic wounds and can inhibit healing of all wound types. We engage with the physician at the earliest indication of impaired healing with our PuraPly AM product, which helps control biofilm via the broad spectrum antimicrobial PHMB. If reduction of biofilm and control of the excessive inflammatory response is sufficient to result in healing, as is often the case, PuraPly AM may be the only product required to achieve wound closure. If underlying healing issues persist, we offer an array of bioactive products tailored for a wide variety of wound sizes and types.

        Our advanced wound care products are used predominantly in wound clinics that are located in an outpatient hospital setting as well as in physician offices and ASCs. Our products that are used to treat burns are used predominantly in the inpatient hospital setting. The table below summarizes our comprehensive advanced wound care product suite:

Product (Launch Year)	Description	Regulatory Pathway	Clinical Application
Affinity (2014)†	Fresh amniotic membrane containing many types of viable cells, growth factors/cytokines, and ECM proteins	361 HCT/P	Chronic and acute wounds
Apligraf (1998)	Bioengineered living cell therapy that contains two living cell types, keratinocytes and fibroblasts, that produce a broad spectrum of cytokines and growth factors	PMA	VLUs; DFUs
Dermagraft (2001)*	Bioengineered product with living human fibroblasts, seeded on a bioabsorbable scaffold, that produce human collagen, ECM, proteins, cytokines, and growth factors	PMA	DFUs
NuShield (2010)†
	Dehydrated placental tissue graft preserved to retain all layers of the native tissue including both the amnion and chorion membranes, with the epithelial layer and the spongy/intermediate layer intact	361 HCT/P	Chronic and acute wounds
PuraPly AM (2016)	Purified native collagen matrix with broad-spectrum polyhexamethylene biguanide, or PHMB, antimicrobial agent	510(k)	Chronic and acute wounds (except 3rd degree burns)

†
Launched by NuTech Medical; acquired by Organogenesis in 2017.

*
Launched by Smith & Nephew; acquired by Organogenesis in 2014.

  Affinity

        Affinity is the only available fresh, amniotic allograft for application in the care of chronic and acute wounds or surgical implantation in spine, orthopedic and sports medicine applications. We believe Affinity is one of only a few amniotic tissue products containing viable amniotic cells, and is unique in that it undergoes our proprietary AlloFresh process that hypothermically stores the product in its fresh state, never dried or frozen, which retains its native benefits and structure. Regulated as a human cells, tissues, and cellular and tissue-based product, or HCT/P, under Section 361 of the PHSA these products are referred to as Section 361 HCT/Ps, or simply 361 HCT/Ps. Affinity's native cellular properties support cell and tissue growth making it an excellent option to support wound and soft tissue healing. Affinity was launched in 2014 by NuTech Medical and acquired by us in 2017.

  Apligraf

        Apligraf is a bioengineered bi-layered skin substitute that is the only product that has, to date, received PMA approval for the treatment of both VLUs and DFUs. Launched in 1998, Apligraf drives faster healing and more complete wound closure through its tissue engineered structure, which includes an outer layer of protective skin cells (human epidermal keratinocytes), and an inner layer of cells (human dermal fibroblasts) contained within a collagen matrix. Apligraf is the leading skin substitute product for the treatment of VLUs, and its effectiveness has been established based on an extensive clinical history with approximately 850,000 units shipped. We believe Apligraf is also the first and only wound-healing therapy to demonstrate in a randomized controlled trial, or RCT, a significant change in patients' VLU wound tissue, showing a shift from a non-healing gene profile to a healing-profile. Apligraf plays an active role in healing by providing the wound with living human skin cells, growth factors and other proteins produced by the cells, and a collagen matrix.

  Dermagraft

        Dermagraft is a dermal substitute grown from human dermal fibroblasts and has received PMA approval for the treatment of DFUs. Launched in 2001 by Smith & Nephew and acquired by us in 2014, this product helps to restore the compromised wound bed to facilitate healing. The living cells in Dermagraft produce many of the same proteins and growth factors that support the healing response in healthy skin. In addition to an FDA-monitored RCT demonstrating its superiority to conventional therapy in the healing of DFUs, studies based on real world electronic health records and Medicare data have demonstrated its superior clinical efficacy and value as compared to competitive wound care products and conventional therapy. Dermagraft can be applied weekly (up to eight times) over a twelve-week period and does not need to be removed from the wound during this period because it contains a temporary mesh fabric that is dissolvable and becomes part of the body's own healing processes.

  NuShield

        NuShield is a dehydrated placental tissue graft that is topically or surgically applied to the target tissue to support healing. Regulated as a 361 HCT/P, NuShield is processed using our proprietary BioLoc process, which preserves the native structure of the amnion and chorion membranes, including the intermediate or spongy layer, and their reservoir of growth factors and other proteins. NuShield is available in multiple sizes, can be used to help support healing of chronic and acute wounds of many sizes, and can be stored at room temperature with a five year shelf life. NuShield was launched in 2010 by NuTech Medical and acquired by us in 2017.

  PuraPly Antimicrobial

        PuraPly Antimicrobial, or PuraPly AM, was developed to address the challenges posed by bioburden and excessive inflammation in the wound. Functioning as a skin substitute, PuraPly AM is a purified native porcine type I collagen matrix embedded with polyhexamethylene biguanide, or PHMB, a localized broad spectrum antimicrobial. PuraPly AM was launched in 2016 and has received 510(k) clearance for the management of multiple wound types, including partial and full-thickness wounds, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, tunneled/undermined wounds, surgical wounds, trauma wounds, draining wounds, and first- and second-degree burns. The combination of PHMB with a native collagen matrix helps manage bioburden while supporting healing across a wide variety of wound types, regardless of severity or duration. We also developed and received 510(k) clearance for PuraPly without PHMB, which we refer to as "PuraPly," for those patients who do not require an antimicrobial agent.

Surgical & Sports Medicine

        In the Surgical & Sports Medicine market, we focus on the development and commercialization of products that support the healing of musculoskeletal injuries, including chronic degenerative conditions such as OA and tendonitis. Our products in this market are used predominantly in the inpatient and outpatient hospital and ASC settings. The table below summarizes the principal products in our Surgical & Sports Medicine product suite:

Product (Launch Year)	Description	Regulatory Pathway	Clinical Application
Affinity (2014)†	Fresh amniotic membrane containing many types of viable cells, growth factors/cytokines, and ECM proteins	361 HCT/P	Tendon, ligament and other soft tissue injuries
NuCel (2009)†*	Cellular suspension, stem cell-containing allograft derived from human amnion tissue and amniotic fluid	361 HCT/P	Orthopedic surgical procedures including bony fusion
NuShield (2010)†
	Dehydrated placental tissue graft preserved to retain all layers of the native tissue including both the amnion and chorion membranes, with the epithelial layer and the spongy / intermediate layer intact	361 HCT/P	Tendon, ligament and other soft tissue injuries
PuraPly AM (2016)	Purified native collagen matrix with broad-spectrum PHMB antimicrobial agent	510(k)	Surgical treatment of open wounds
ReNu (2015)†*	Cryopreserved suspension of amniotic fluid cells and morselized amnion tissue from the same donor	361 HCT/P	Chronic inflammatory and degenerative conditions; soft tissue injuries such as tendinosis and fasciitis

†
Launched by NuTech Medical; acquired by Organogenesis in 2017.

*
Initially commercialized as a 361 HCT/P but may require BLA approval pursuant to recent 361 HCT/P Guidance from the FDA.

  NuCel

        NuCel is a surgically implanted allograft derived from human amniotic tissue and amniotic fluid. NuCel is used primarily in spinal and orthopedic surgical applications to support tissue healing, including bone growth and fusion. The amniotic tissue harvesting process protects key biologic characteristics of the tissue that support healing. Several published clinical studies have demonstrated the clinical efficacy of NuCel, particularly in patients with significant comorbidities such as diabetes and obesity. While NuCel is currently regulated as a 361 HCT/P, clinical efforts are ongoing to secure BLA-approval for the product. NuCel was launched in 2009 by NuTech Medical and acquired by us in 2017.

  ReNu

        ReNu is a cryopreserved suspension derived from human amniotic tissue and amniotic fluid, formulated for office use. It can be used to support healing of soft tissues, particularly in degenerative conditions such as OA and joint and tendon injuries such as tendinosis and fasciitis. A pilot clinical study of ReNu for knee OA has been published, which we believe is indicative of its safety. The results of this study also suggest potential efficacy for a period of more than a year, significantly longer than available alternatives. While ReNu is currently regulated as a 361 HCT/P, clinical efforts are ongoing to secure BLA-approval for the product. Management believes BLA-approval may facilitate a significant incremental sales opportunity for ReNu. ReNu was launched in 2015 by NuTech Medical and acquired by us in 2017.

  Affinity, NuShield and PuraPly AM

        We also market our Affinity and NuShield products for surgical and orthopedic applications. Both products may be used as an adhesion barrier or as an on-lay or wrap in soft tissue repairs. The biological characteristics of these amniotic tissues may help support the healing of soft tissue defects, particularly in difficult-to-heal locations or challenging patient populations. In addition, we market our PuraPly AM product for the surgical treatment of open wounds.

  Bone Allograft Products

        Our bone allograft products, which are derived from donated human cadaveric bone, include OsteoIN, FiberOS and OCMP. Each of these products is used as a bone void filler, primarily in orthopedic and neurosurgical applications requiring bony fusion, such as spinal fusions and foot and ankle fusions. OsteoIN is a demineralized bone matrix putty that can be molded and pressed into bone voids as a filler. FiberOS is a blend of demineralized cortical fibers, mineralized cortical powder, and demineralized cortical powder and OCMP is a freeze-dried allograft cancellous (spongy or mesh-like) and demineralized cortical mixture. Both FiberOS and OCMP have osteoconductive and osteoinductive properties and are derived from the same donor. These products are typically sold as an ancillary product together with our amniotic product NuCel.

Clinical Trial Results

        We believe gathering robust and comprehensive clinical and real world outcomes data is an essential component of developing a competitive product portfolio and driving further penetration in the markets where we compete. We have accumulated a significant body of clinical evidence demonstrating the efficacy of Apligraf and Dermagraft. We continue to invest in generating similar data for other Advanced Wound Care and Surgical & Sports Medicine products, and believe such data enhances sales efforts with physicians and reimbursement dynamics with payers over time. Our product Apligraf is the only product that has obtained FDA approval for the treatment of both VLUs and DFUs. Our product Dermagraft has also received FDA approval for DFUs. Below is a summary of the primary data supporting each product, and a description of the clinical studies that are currently in progress. As used herein, p value is a measure of statistical significance. The lower the p value, the more likely it is that the results of a clinical trial or study are statistically significant rather than an experimental anomaly. Generally, to be considered statistically significant, such results must have a p value <0.05.

  Apligraf

        Two pivotal studies were initially conducted with Apligraf demonstrating the safety and efficacy of the product in the treatment of full- and partial-thickness VLUs and DLUs. As a result, Apligraf obtained FDA approval for these indications. We have conducted a number of additional studies that provide further clinical evidence of the safety and efficacy of the product, including recent comparative effectiveness, cost effectiveness and mechanism of action studies.

  Pivotal FDA Registration Trials

        For the DFU indication, a multi-center prospective RCT of Apligraf for the treatment of DFUs versus standard of care was conducted. Two hundred eight patients with Type 1 and 2 diabetes were enrolled, who had a plantar DFU of full- or partial-thickness. Patients with a chronic wound that exhibited less than 30% healing prior to treatment were eligible for the clinical trial. All patients' ulcers were off-loaded using either crutches or a wheelchair for the first six weeks, followed by customized pressure-relieving footwear for at least four weeks post closure. Mean ulcer size was 2.97 cm2 and 2.83 cm2 in the Apligraf and the control group, respectively. Mean duration of the ulcer was 12 months in the Apligraf group and 11 months in the control group.

        Apligraf was significantly more effective than conventional therapy for the incidence of complete wound closure over time. By 12 weeks of treatment, 56% (63 of 112 patients) of DFUs treated with Apligraf plus conventional therapy (debridement, saline dressings, total off-loading) were 100% closed, compared to 38% (36 of 96 subjects) of ulcers treated with conventional therapy alone (p=.0042). The median time to 100% wound closure was 65 days for DFUs treated with Apligraf plus conventional therapy versus 90 days for ulcers treated with conventional therapy alone (p=.0026).

        Recurrence is an important measure of healing durability, and in the study 96% of ulcers treated with Apligraf remained closed at six months versus 87% in the control group. An important outcome of the study was an observed reduction in the incidence of reported adverse events of osteomyelitis and amputations/resections. Patients receiving Apligraf had a statistically significant (p<.05) lower incidence of osteomyelitis at the study ulcer site (2.7% vs. 10.4%) compared to patients treated with conventional therapy at six months. Apligraf-treated patients required significantly fewer amputations or resections of the study limb (6.3% vs. 15.6%) (p <.05) compared to patients treated with conventional therapy at six months. The primary results of the study are presented in the figures below.

Incidence of 100% Wound Closure	Median Time to 100% Wound Closure

 Reduction in Osteomyelitis and Amputation / Resection

        For the VLU pivotal trial, the efficacy of Apligraf was evaluated in a prospective, parallel-group, randomized, controlled, multi-center study involving 240 patients with VLUs. Subjects receiving Apligraf in combination with compression therapy were compared with an active treatment concurrent control of zinc paste gauze and compression therapy. Apligraf plus compression therapy was more effective in achieving complete wound closure by week 24 (57% vs 40%, p=.022). In patients with long-standing VLUs with greater than one year's duration (n=120), Apligraf plus compression therapy was more than twice as effective in achieving complete wound closure by week 24 (47% vs 19%, p=.002). The primary results of the study are presented in the figures below.

All Patients Achieving 100% Closure

  Comparative Effectiveness and Economic Studies

        We conducted three comparative effectiveness studies with Apligraf utilizing our proprietary access to data collected in Net Health's WoundExpert® Electronic Medical Record, or EMR, database. Net Health's wound care software is utilized by more than 1,000 wound care centers across the United States. In collaboration with statistical experts and leading clinicians, we analyzed outcomes of treatment with Apligraf versus other skin substitutes including EpiFix (owned by MiMedx), Theraskin (owned by Solsys Medical, LLC) and Oasis (owned by Smith & Nephew). All three studies showed that Apligraf improved overall healing rates as well as time to healing. For example, patients treated with Apligraf showed a 53% relative improvement in healing over patients treated with EpiFix at 24 weeks. All three studies have been published in peer-reviewed journals.

        The Analysis Group, a private economics consulting firm, conducted a study to evaluate the economic outcomes of Medicare patients receiving Apligraf and Dermagraft, assessing the real-world medical services utilization and associated costs compared to patients receiving conventional care. Data for 502 matched Apligraf and conventional care patient pairs and 222 matched Dermagraft and conventional care patient pairs were analyzed. Increased costs associated with outpatient service utilization relative to matched conventional care patients were offset by lower amputation rates, fewer days hospitalized and fewer emergency department visits among Apligraf and Dermagraft patients. Consequently, Apligraf and Dermagraft patients with DFUs had per-patient average healthcare costs during the 18-month follow-up period that were lower than their respective matched conventional care counterparts (Apligraf was $5,253 (p=0.49), lower per patient, while Dermagraft was $6,991 (p=0.84) lower). These findings suggest that use of Apligraf and Dermagraft for treatment of DFU may lower overall medical costs through reduced utilization of costly healthcare services.

  Mechanism of Action Clinical Study

        To elucidate the mechanisms through which Apligraf promotes healing of chronic VLUs, the University of Miami Miller School of Medicine Department of Dermatology & Cutaneous Surgery conducted an RCT in which 24 patients with non-healing VLUs were treated with either standard of care (compression therapy) or Apligraf together with standard of care. Tissue biopsies were collected from the VLU edge before and one week after treatment, and the samples underwent comprehensive analysis of gene expression and protein analyses. The analyses conducted suggest that Apligraf induced a shift from a non-healing to a healing tissue response, involving modulation of inflammatory and growth factor signaling, keratinocyte activation, and attenuation of signaling involved in the chronic ulcer impaired state. In these ways, Apligraf application orchestrated a shift from the chronic non-healing ulcer microenvironment to a distinctive healing milieu resembling that of an acute, healing wound.

  Dermagraft

        Dermagraft was approved as a Class III medical device for the treatment of DFUs based on the results of a large pivotal clinical trial. Three hundred fourteen patients were enrolled in a prospective RCT to evaluate the safety and efficacy of Dermagraft in conjunction with conventional therapy compared to a control arm of conventional therapy alone. Conventional therapy involved the sharp debridement and cleaning of the ulcer, application of a wet-to-dry gauze and the use of therapeutic, pressure-reducing footwear. Patients were eligible to be screened for the trial if they had a plantar DFU on the heel or forefoot that was greater than 1cm2 and less than 20cm2. At the screening visit, the patients began receiving conventional therapy. If the DFU had not decreased in size by more than 50% during the next two weeks and the patient met all other inclusion and exclusion criteria, the patient was randomized into one of two treatment groups: Dermagraft plus conventional therapy or conventional therapy alone. Patients in the Dermagraft group received a weekly application of Dermagraft and conventional therapy for up to eight weeks. The primary endpoint for the trial was superiority in complete DFU closure by 12 weeks.

  Pivotal FDA Registration Trial

        In the pivotal clinical trial, the weekly application of Dermagraft and conventional therapy for up to eight weeks increased the proportion of DFUs that achieved 100% closure at 12 weeks by 64%, when compared to the use of conventional therapy alone. Patients treated in the Dermagraft group were 1.7 times more likely to achieve 100% closure than patients receiving conventional therapy alone. These results demonstrated statistically significant improvements. The incidence of adverse events among the Dermagraft and control groups were generally consistent across both groups, with the most common adverse events being infection at the DFU site, infection not at the DFU site, accidental injury and skin dysfunction/blister. However, the percentage of patients who developed an infection at the DFU site was significantly lower in the Dermagraft treatment group as compared with the control group, 10.4% versus 17.9%, respectively. No adverse laboratory findings were associated with the use of Dermagraft and no adverse device effects were reported in the trial. In addition, no immunological responses or rejections from patients that received Dermagraft were reported in this trial or in patients treated to date. The primary healing data for the trial is presented in the figure below.

Percent of Patients with Complete Healing by 12 Weeks

        In a post-hoc analysis, it was determined that in patients treated with Dermagraft there was a significant reduction in incidence of amputations or bone resections, as compared to the control group (12.6% versus 5.5%, respectively, p=0.031). No adverse laboratory findings were associated with the use of Dermagraft and no adverse device effects were reported in the trial. In addition, no immunological responses or rejections from patients that received Dermagraft were reported in this trial or in patients treated to date. The amputation or bone resection data is presented in the figure below.

Frequency of Patients Experiencing a Study Ulcer-Related Amputation or
Bone Resection at 12 Weeks

  Comparative Effectiveness and Economic Studies

        We have conducted one comparative effectiveness study with Dermagraft, which utilizes our proprietary access to data collected in the EMR database. This study, which was published in a peer-reviewed journal, compared Dermagraft outcomes to EpiFix (owned by MiMedx), and showed a 52% relative improvement in healing over EpiFix by week 24.

        The economic study of Dermagraft in a Medicare population conducted by the Analysis Group is described under the heading "—Our Products—Clinical Trial Results—Apligraf—Comparative Effectiveness and Economic Studies" above.

  PuraPly AM

        Although clinical trial data was not required for the 510(k) clearance of PuraPly AM, we have subsequently launched a multi-study clinical program to evaluate the efficacy of this product utilizing different study designs to provide diverse types of outcomes data. Patient enrollment and follow-up has been completed for two studies, including a 43 patient, single center controlled prospective observational evaluation of PuraPly AM for multiple wound types, and a 100 patient, single-center controlled prospective observational evaluation of PuraPly AM for chronic and acute wounds. Data analysis and manuscript preparation are in progress for these studies. We also have patient enrollment underway for the PuraPly AM RESPOND Registry, an estimated 30 center, 300 patient registry evaluating real-world effectiveness of PuraPly AM. We anticipate this registry will be completed in the second half of 2018. We expect to initiate two additional RCTs in 2018, a 100 patient multicenter RCT of PuraPly AM versus standard of care for the treatment of DFUs, and a 50 patient two-center RCT of PuraPly AM versus standard of care for the treatment of pressure ulcers. We expect to complete these studies in the second half of 2019.

  Affinity

        Allograft products such as Affinity and NuShield are regulated under Section 361 HCT/P of the PHSA. There are three clinical trials currently in process for Affinity to generate efficacy data. One trial is a 100 patient RCT comparing Affinity to standard of care for the treatment of DFUs. This study is expected to be completed in the first half of 2019. A second three-arm 100 patient study is expected to be completed in the first half of 2018. This study is evaluating Affinity versus NuShield versus standard of care for the treatment of chronic DFUs. The third study is a 20 patient prospective study evaluating closure time for chronic VLUs treated with Affinity, and we expect to complete this study in the second half of 2018. This study is intended to provide information to better understand Affinity's mechanism of action to support the healing of wounds. We are also engaged in an active research program to evaluate the potential efficacy of Affinity and NuShield in surgical soft tissue healing applications.

  NuShield

        The ongoing clinical study evaluating NuShield versus standard of care for the treatment of DFUs is described under the heading "—Our Products—Clinical Trial Results—Affinity" above. We plan to initiate a second RCT for NuShield in the second half of 2018.

  NuCel

        We are engaged in an on-going clinical trial program to evaluate the efficacy of NuCel in lumbar spinal fusion. Two retrospective lumbar spinal fusion studies have been published, one with prospective follow-up and computerized tomography scan. These studies were comprised of 159 patients, who were drawn from a patient population the vast majority of which have comorbidities. Across these two studies, only one fusion revision was required due to non-union. Two additional prospective lumbar fusion studies, including a multi-center study, are in process. Retrospective studies involving the use of NuCel in long-bone non-union and in complex wounds and burns are awaiting publication. While NuCel is currently regulated as a 361 HCT/P, clinical efforts are ongoing to secure BLA-approval for the product.

  ReNu

        We have completed and published a pilot trial of ReNu for knee OA in six patients. We are currently engaged in several other trials with ReNu, including a 200 patient multi-center RCT which is fully enrolled. The RCT has two co-primary end-points: (i) a Visual Analogue Scale (VAS) pain scale measure and (ii) a Knee Injury and Osteoarthritis Outcome Score (KOOS) pain and function subscales measure. VAS is a validated subjective measure for acute and chronic pain where a straight line represents a continuum of no pain and worst possible pain. Values are attained by measuring the distance of the mark made by the patient from the left side of the scale (no pain). The KOOS score is a scale of 42 questions answered by the patient that generates 5 subscales (pain, symptoms, daily living, sport and recreation, and knee-related quality of life). Scores for each scale are represented on a 0-100 scale, where 0 represents extreme knee problems and 100 represents no knee problems. Interim VAS data at 6 months from study start of the ongoing 200 patient multi-center RCT show ReNu, Monovisc® (a hyaluronic acid product serving as an active control) and saline resulted in changes in overall pain of –32.2, –9.6, and –18.5, respectively, from baseline. Comparing between treatment groups we found that improvements in pain following ReNu compared to improvements in pain with either Monovisc® or saline were statistically significant (ReNu compared to Monovisc®, p<0.001, ReNu compared to Saline, p<0.01). Interim KOOS data shows that treatment with ReNu also resulted in statistically significant improvements in pain and activities of daily living scores (14.2 and 13.8, respectively) compared to Monovisc® (5.4 and 5.4, respectively, and in each case p<0.01) and saline (8.6 and 8.9, respectively, and in each case p<0.05). Additionally, ReNu patients showed statistically significant improvements in symptoms as measured by KOOS compared to Monovisc® (p<0.01) and saline (p<0.01). While ReNu is currently regulated as a 361 HCT/P, clinical efforts are ongoing to secure BLA-approval for the product. Management believes BLA-approval may facilitate a significant incremental sales opportunity for ReNu.

Product Pipeline

        We have a robust pipeline of products under development for both the Advanced Wound Care and Surgical & Sports Medicine markets. We believe our pipeline efforts will deepen our comprehensive portfolio of offerings as well as allow us to address additional clinical applications. Several products in our pipeline have already received FDA approval or clearance, and we expect to commercialize them in the near term.

  TransCyte

        TransCyte is a bioengineered tissue scaffold that promotes burn healing, and has received PMA approval for the treatment of second- and third-degree burns. TransCyte complements our portfolio to address all severities of burn wounds. TransCyte is a flexible, durable product that provides bioactive dermal components, an outer protective barrier, increased re-epithelialization and pain relief for patients suffering from burns. We believe TransCyte will address a sizable market opportunity with limited competition, with only one other PMA approved product that would be directly competitive to TransCyte currently on the market. We plan to commercially launch TransCyte, which was acquired from Shire and previously marketed by Smith & Nephew, in the second half of 2019.

  PuraForce

        PuraForce is a bioengineered porcine collagen surgical matrix for use in soft tissue reinforcement applications, including 510(k) indications for the reinforcement of all tendons in the body. PuraForce has high biomechanical strength per unit thickness, making it ideal for extremities applications. We plan to commercially launch this product in the first half of 2019.

  PuraPly XT

        PuraPly XT is a version of PuraPly AM with enhanced thickness and PHMB content that allows for sustained presence of the antimicrobial barrier in the wound. Like PuraPly AM, PuraPly XT has 510(k) indications for the treatment of chronic and acute wounds (other than 3rd degree burns) and the surgical treatment of open wounds. We plan to commercially launch this product in 2018.

  PuraPly MZ

        PuraPly MZ is a micronized particulate version of PuraPly AM that allows application in powder or gel form to deep and tunneling wounds. Like PuraPly AM, PuraPly MZ has 510(k) indications for the treatment of chronic and acute wounds (other than 3rd degree burns) and the surgical treatment of open wounds. We plan to commercially launch this product in 2019.

  Novachor

        Novachor is a fresh chorionic membrane containing viable cells, growth factors/cytokines, and extracellular matrix (ECM) protein for the treatment of chronic and acute wounds that is currently regulated as a 361 HCT/P. We plan to initiate an RCT assessing Novachor for the treatment of chronic wounds by the end of 2018 and expect to commercially launch this product in 2019.

  Gintuit

        Gintuit is a surgically applied bioengineered bi-layered living cellular tissue that supports the healing of oral soft tissue. It is currently the only BLA approved product based on cultured allograft cells and it is indicated for the treatment of mucogingival conditions in adults. Gintuit consists of a cellular sheet comprised of human fibroblasts, keratinocytes, human ECM proteins, and bovine collagen that produce a wide array of cytokines and growth factors to support the regeneration of tissue. Gintuit is not currently marketed, but we plan to commercialize Gintuit in the future via a partnership in the oral surgery market.

        Sponsors of products for which the FDA has approved a BLA are obligated by the PREA to carry out clinical trials of the products in pediatric populations, unless those requirements are waived. In 2012, we obtained FDA approval of a BLA for an oral tissue-engineered product to be marketed under the trade name Gintuit. Although Gintuit was not intended to be used in pediatric populations, the FDA imposed a requirement to conduct a pediatric study following approval. We originally planned to complete these studies within the timeframes established in the Gintuit approval letter. However, in 2014, we made a business decision to suspend commercialization of Gintuit, and all manufacturing, commercial and clinical activities for the product were discontinued. At that time, we informed the FDA of this decision and requested suspension of the pediatric study requirement, at which time the FDA placed Gintuit on its discontinued products list. Notwithstanding our request that the pediatric study requirement be suspended, we were notified by the FDA on June 29, 2017 that the FDA had determined that we had not complied with its PREA obligations. We responded and submitted a formal request for an extension for the pediatric study requirement for Gintuit; however, we were notified on October 5, 2017 that the request had been denied. Although we believe that, because Gintuit is not on the market and there is accordingly no foreseeable use of the product in pediatric populations, we are not currently subject to penalties for noncompliance. However, the product could be viewed as misbranded and subject to seizure or other enforcement action if marketing is resumed without completion of the required study.

Platform Technologies

        Our proven research and development capabilities and established technology platforms support a robust and adaptable product pipeline for future applications. The platform technologies in which we have deep experience include:

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  Bioengineered Cultured Cellular Products:  The development and production of bioengineered cultured cellular products has been a core competency of Organogenesis since its founding. Our Apligraf, Dermagraft, TransCyte and Gintuit products all draw from our expertise in this area.

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  Collagen Biomaterial Technology Platform:  Our porcine collagen biomaterial technology platform incorporates patented tissue cleaning processes and allows us to bioengineer products for specific applications by controlling thickness, strength and remodeling rates. We currently hold 510(k) clearances for a number of products in this platform with indications ranging from tendon reinforcement to plastic surgery and general surgery applications. We plan to commercially launch our PuraForce product from this platform in 2018.

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  Amniotic and Placental Products:  Our current amniotic products are based on significant expertise in the processing of placental tissues and fluids to yield products with desirable characteristics. We have expertise using the full array of available tissue types and multiple processing methodologies, including our proprietary AlloFresh and BioLoc processing methods. Our proprietary AlloFresh process hypothermically stores our Affinity product in its fresh state, never dried or frozen, which retains its native benefits and structure. Our proprietary BioLoc process technology preserves the native structure of the amnion and chorion membranes, optimized to provide excellent strength, flexibility, and handling.

Commercial Infrastructure

Sales and Marketing

        We have dedicated substantial resources to establish a multi-faceted sales capability in the United States. Our current Advanced Wound Care portfolio is sold throughout the Unites States via an experienced direct sales force, which focuses its efforts on outpatient wound care. We use a mix of direct sales representatives and independent agencies to service the Surgical & Sports Medicine market. As of September 30, 2018, we had approximately 205 direct sales representatives and approximately 120 independent agencies who have substantial medical device sales experience in our target end markets. These sales representatives are supported by teams of professionals focused on sales management, sales operations and effectiveness, ongoing training, analytics and marketing.

        We have historically focused our market development and commercial activities on the United States, but we have obtained marketing registrations, developed commercial and distribution capabilities, and we are currently selling products in several countries outside of the United States. Our Apligraf product is currently distributed by our direct sales force in Switzerland, and through independent sales agents in Saudi Arabia, Kuwait and South Africa. We have obtained marketing registrations for our Dermagraft product in Mexico, Canada and Singapore, but we are not currently distributing it in those countries. We are evaluating independent agency relationships to sell the product in these countries. Additionally, we are evaluating the regulatory pathways and market potential for our products in other major markets, including the European Union and Japan. Sales generated by our direct sales forces in the United States have represented, and we anticipate will continue to represent, a majority of our revenues.

Customer Support Services

        We offer our customers in-house customer support services, including services provided by our experienced reimbursement support team, our medical and technical support team and our field-based medical science liaison team. We believe that we have a competitive advantage by providing these essential support services in-house in that we are able to align the support services closely with our sales efforts as appropriate and improve the customer's overall experience.

Research and Development

        Our research and development team has extensive experience in developing regenerative medicine products, and works to design products that are intended to improve patient outcomes, simplify techniques, shorten procedures, reduce hospitalization and rehabilitation times and, as a result, reduce costs. We have recruited and retained staff with significant experience and skills, gained through both industry experience and training at leading colleges and universities with regenerative medicine graduate programs. In addition to our internal staff, our external network of development labs, testing labs and physicians aid us in our research and development process.

        The majority of our product portfolio, including Apligraf, our PuraPly product family, Gintuit, our collagen biomaterial technology platform product family and all of our amniotic products, were developed by our legacy and NuTech Medical research and development team. We have proven competencies to bring products to market via a broad range of regulatory classifications, as evidenced by FDA approval or clearance of our products via PMA approval of a Class III medical device; BLA approval of a biologics product; and 510(k) clearance of a Class II medical device, in addition to our 361 HCT/P allograft products and several products for which we have obtained international registrations.

        See "Organogenesis Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Comparison of the Year Ended December 31, 2016 and 2017—Research and Development Expenses" for information regarding our expenditures for research and development in each of the last two fiscal years.

Manufacturing and Suppliers

        We manufacture our non-amniotic products and use third-party manufacturers for our amniotic products. We have significant expansion capabilities in our in-house manufacturing facilities and we believe that our contract manufacturers are well positioned to support future expansion.

        We have robust internal compliance processes to maintain the high quality and reliability of our products. We use annual internal audits, combined with external audits by regulatory agencies to monitor our quality control practices. We are registered with the FDA as a medical device manufacturing establishment and a HCT/P registered establishment. We are also accredited by the AATB and licensed with several states per their tissue banks regulations. All of our contract manufacturers are registered with the FDA as HCT/P establishments and are AATB accredited.

        We utilize third-party raw material suppliers to support our internal manufacturing processes. We select all of our suppliers through a rigorous process to ensure high quality and reliability with the capacity to support our expanding production levels. Only raw material from approved suppliers is used in the manufacture of our products. To confirm quality and identify any risks, our approved suppliers are audited at pre-determined intervals. We have entered into long-term supply contracts with our largest suppliers of raw materials, which are typically multi-year agreements that include supply and delivery commitments and pricing terms. We believe our supplier relationships will be able to support our potential capacity needs for the foreseeable future. To date, we have not experienced any significant difficulty locating and obtaining the suppliers or materials necessary to fulfill our production requirements.

        Manufacture of our products is dependent on the availability of sufficient quantities of source tissue, which is the primary components of our products. Source tissue includes donated human tissue, porcine tissue and bovine tissue. We acquire donated human tissue directly through institutional review board approved protocols at multiple hospitals, as well as through tissue procurement firms engaged by us or by our contract manufacturers. We have two qualified porcine tissue suppliers, and currently one source of bovine tissue. Our processing of these tissues is, and our supplier sources are required to be, compliant with applicable FDA current Good Tissue Practice, or cGTP, regulations, AATB standards and U.S. Department of Agriculture, or USDA, requirements.

Reimbursement

Overview

        Our customers primarily consist of hospitals, wound care centers, government facilities, ASCs and physician offices, all of whom rely on coverage and reimbursement for our products by Medicare, Medicaid and other third-party payers. Governmental insurance programs, such as Medicare and Medicaid, typically have published and defined coverage criteria and published reimbursement rates for medical products, services and procedures that are established by law or regulation. Non-government payers have their own coverage criteria and often negotiate payment rates for medical products, services and procedures. Many also require prior authorization as a prerequisite to coverage. In addition, in the United States, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and also may require prior authorization for the products and services that a member receives. Coverage and reimbursement from government and commercial payers is not assured and is subject to change.

        Currently, Medicare makes a separate payment for our products when used in the physician office at a payment rate of average sales price (ASP) plus 6% (less the statutory sequestration rate of 2% of the government portion for a final payment rate of ASP+4.3%). In the outpatient hospital and ASC settings, Medicare payment for all our products (except PuraPly and PuraPly AM as described below) is bundled into the payment for the application procedure. During the period starting on January 1, 2018 and ending on September 30, 2018, payment for PuraPly AM and PuraPly is included in the bundled payment structure.

        All skin substitute products administered in the hospital outpatient department and ASC settings are bundled, except for those products that have been approved by CMS for pass-through status. Pursuant to the Appropriations Act, PuraPly AM and PuraPly will have pass-through status effective on October 1, 2018 and Medicare will make a pass-through payment when PuraPly AM and PuraPly is used in outpatient hospital and ASC settings. PuraPly AM and PuraPly will retain pass-through status through September 30, 2020. The amount of the pass-through payment for PuraPly AM and PuraPly for the period from October 1, 2018 to March 31, 2019 will be equal to the pass-through amount that applied on December 31, 2017, which was ASP + 6%. After that, the pass-through amount will be ASP + 6% for the applicable calendar quarter. Additionally, from October 1, 2018 through September 30, 2020 (the period in which PuraPly AM and PuraPly have pass-through status), the Center for Medicare & Medicaid Services, or CMS, is directed to remove all amounts attributable to PuraPly AM and PuraPly from the bundled payment amount, which we expect will result in a decrease in the payment for skin substitute procedures that do not include a product with pass-through status. The Appropriations Act applies only to Medicare and does not apply to Medicaid or any commercial payers.

        Medicare, the federally funded program that provides healthcare coverage for senior citizens and the disabled, is the largest third-party payer in the United States. CMS, administers the Medicare program and uses MACs to process claims, develop coverage policies and make payments within designated geographic jurisdictions. Our products fall under the jurisdiction of the Part A/B MACs. Medicare coverage for our products is established by each MAC for its specific jurisdiction. CMS has not a national coverage determination related to skin substitutes. Currently, all the MACs cover our products in the outpatient hospital, physician office and ASC settings.

        Private payers often, but not always, follow the lead of Medicare or other governmental payers in making coverage and reimbursement determinations. Therefore, achieving favorable Medicare coverage and reimbursement can sometimes be a significant factor in obtaining favorable coverage and reimbursement for products by private payers. While most private payers currently cover Apligraf and Dermagraft, those payers do not cover many of our other products, such as PuraPly, PuraPly AM, NuShield, and Affinity.

Skin Substitutes Used for Wound Care

        All of our Advanced Wound Care products are classified as "skin substitutes" for Medicare reimbursement purposes. In 2014, CMS instituted "bundled" payments in the hospital outpatient and ASC setting for skin substitutes using a two-tier payment system. The Medicare payment system bundles payment for our products (and all skin substitutes) into the payment for the application of the skin substitute, resulting in a single payment to the provider that includes both the application of the product and the product itself. There is one bundled payment amount for procedures that involve high cost products, i.e., products whose cost exceeds a threshold amount, and another bundled payment amount for procedures that involve low cost products that do not meet the threshold. The bundled payment rate is updated annually and is also geographically adjusted. The bundled payment rates change every year as do the thresholds that determine which products are assigned to the high cost bundle. Currently, all of our wound care products are assigned to the high cost bundle; it is not possible to predict, however, whether those products will continue to be assigned to the high cost bundle or the rates that will be paid for each bundle. Further, under the bundling policy there is an inherent incentive to use the cheapest products available, even if those products are less effective.

        The bundled payment rates are also geographically adjusted. This geographic adjustment may result in significant payment variations among regions; for example, sixty percent of the hospital payment rate is adjusted to take into account the region's wage-index, which can vary widely from one region to another. The wage-index adjustment may result in reimbursement being insufficient to account for the cost of skin substitute products and sizes in one geographic area that are fully reimbursed in other geographic areas.

        All skin substitute products administered in the hospital outpatient department and ASC settings are bundled, except for those products that have been approved by CMS for pass-through status. In order to encourage the development of innovative medical devices, drugs and biologics, Medicare created pass-through payments to allow payment for new innovative medical products to be added to the current Medicare rate. For a limited period of time, products with pass-through status are reimbursed through an additional reimbursement amount known as a "pass through payment," for the medical device, drug or biologic on top of the bundled payment amount the hospital would receive for performing the service. The additional payment amount is the hospital's charge for the pass-through product reduced to cost using the hospital's specific cost to charge ratio, less an offset for the amount of money already included in the bundle for skin substitute products. PuraPly AM and PuraPly were approved for pass-through status from January 1, 2015 through December 31, 2017. Beginning on January 1, 2018, they have been included in the "bundled" payment structure. In response to this change in reimbursement, we added additional sizes of our PuraPly products and made adjustments to the pricing of existing sizes, which we believe will allow these products to compare favorably with other leading skin substitute brands included in the high cost bundle.

        The Appropriations Act, which was enacted on March 23, 2018, restored the pass-through status of PuraPly AM and PuraPly effective October 1, 2018 and this status will continue through September 30. 2020. As a result, PuraPly AM and PuraPly will be included in the "bundled" payment structure from

January 1, 2018 through September 30, 2018. Beginning on October 1, 2018, Medicare will resume pass-through payments when PuraPly AM and PuraPly are used in outpatient hospital and ASC settings. Under the Appropriations Act, all other skin substitute products, including all of our other products, will remain in the bundled payment structure. The amount of the pass-through payment for PuraPly AM and PuraPly for the period from October 1, 2018 through March 31, 2019 will be equal to the pass-through amount that applied on December 31, 2017, which was ASP +6%. After that, the pass-through amount will be ASP + 6% for the applicable calendar quarter. Additionally, from October 1, 2018 through September 30, 2020 (the period in which PuraPly AM and PuraPly have pass-through status), CMS is directed to remove all amounts attributable to PuraPly AM and PuraPly from the bundled payment amount, which we expect will result in a decrease in the payment for skin substitute procedures that do not include a product with pass-through status. The Appropriations Act applies only to Medicare, and does not apply to Medicaid or any commercial payers.

        In the physician office setting, payment for skin substitutes is not bundled into the payment for the administration of the product. Skin substitutes are paid separately from the application procedure and the Medicare payment rate for all skin substitutes (including ours) is calculated based on the manufacturer's ASP on a per square centimeter basis with the total payment for the product being the per square centimeter ASP-based payment rate multiplied by the total number of centimeters. In the physician office setting the Medicare payment rates for all skin substitutes (including ours) are updated quarterly based on manufacturer reported ASP and are not geographically adjusted. The actual payment rate for skin substitutes is ASP plus 6%, which is adjusted for the statutorily mandated sequestration resulting in an actual payment of ASP plus 4.3%. This payment methodology applies only to physician offices.

        Commercial insurers contract with participating providers such as hospitals, wound care centers, government facilities, ASCs and physician offices to establish agreed upon payment rates for items and services, including skin substitutes. Usually these rates are in the form of a fee-schedule but sometimes there is a bundled payment rate. In many cases, the fee schedules are based on Medicare payment rates, which are bundled in hospitals and ASCs, but not in physician offices. These rates may vary by insurer, provider and by region.

        Medicaid coverage and payment rates and policies as to the types of providers (e.g., podiatrists) who are allowed to apply our products are determined by each state's Medicaid program. Some states may bundle Medicaid payment for skin substitutes into the payment for the application procedure, like Medicare, while other states may pay separately. State Medicaid programs may reach different conclusions regarding the medical necessity of products used in treating Medicaid patients.

Surgical & Sports Medicine Products

        Surgical & Sports Medicine products administered on an inpatient basis in a hospital are reimbursed by Medicare as part of a bundled payment based on the Medicare Severity Diagnosis Related Group, or MS-DRG, to which a patient is assigned upon discharge from the hospital. MS-DRG assignment is determined according to the patient's primary diagnosis, but can also be affected by other diagnoses that affect the patient's condition and the provision of certain surgical procedures. In addition, certain MS-DRGs account for complications and comorbidities, which may increase the reimbursement amount.

        The MS-DRG payment rate is a consolidated prospective payment for all services provided by the hospital during the patient's hospitalization, based on the average cost of care calculated from Medicare claims data. With extremely few exceptions, the MS-DRG payment is inclusive of all services, products, and resources. Products administered during surgical procedures are not typically coded or paid separately when provided to a hospital inpatient. MS-DRG payments are case rates and hospitals profit when their costs for a particular patient are below the case-rate and they are at risk of a loss if their costs are above the case rate.

        Some private payers use the MS-DRG based system to reimburse facilities for inpatient services.

Competition

        We operate in highly competitive markets that are subject to rapid technological change. Success in these markets depends primarily on product efficacy, ease of product use, product price, availability of coverage and adequate third party reimbursement, customer support services for technical, clinical and reimbursement support, and customer preference for, and loyalty to, the products.

        We believe that the demonstrated clinical efficacy of our products, the breadth of our product portfolio, our in-house customer support services, our customer relationships and reputation offer us advantages over our competitors. In addition, we believe we are the only regenerative medicine company offering PMA approved, BLA approved, and 510(k) cleared products in addition to our 361 HCT/Ps.

        Our products compete primarily with skin substitute products, amniotic technology products, orthobiologics products, other advanced wound care and traditional wound care products, among others. Our competitors include Acelity Holdings, Inc., ACell, Incorporated, Amniox Medical, Inc., Angiodynamics, Inc., Arthrex, Inc., Integra LifeSciences Holdings Corporation, Medtronic plc, MiMedx Group, Inc., Osiris Therapeutics, Inc., Penumbra, Inc, Smith & Nephew plc, Solsys Medical, LLC and Stryker Corporation.

        We also compete in the marketplace to recruit and retain qualified scientific, management and sales personnel, as well as to acquire technologies and technology licenses complementary to our products or advantageous to our business.

        We are aware of several companies that compete, or are developing technologies, in our current and future product areas. As a result, we expect competition to remain intense. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner, receive adequate coverage and reimbursement, are cost effective and are safe and effective.

Intellectual Property

        Our success depends in part on our ability to protect our proprietary technology and intellectual property and operate without infringing the patents and other proprietary rights of third parties. We rely on a combination of trademark, trade secret, patents, copyright and other intellectual property rights and measures to protect the intellectual property rights that we consider important to our business. We also rely on know-how and continuing technological innovation to develop and maintain our competitive position. Other than a license from Novartis Pharma AG for trademark and domain name rights to Apligraf and an exclusive license from RESORBA Medical GmbH, or Resorba, to a U.S. patent for a collagen-based wound dressing containing PHMB, we do not have any additional material licenses to any technology or intellectual property rights. Under the terms of the exclusive license from Resorba, we are obligated to make minimum royalty payments of $1.0 million in each of 2018 and 2019, and were subject to a $2.5 million minimum royalty payment in 2017, as part of an ongoing low single digit royalty payment on net sales of PuraPly AM; the term of the license shall continue for the life of the patent, which expires in October 2026. We may also terminate the license upon written notice to Resorba in that event that (i) the patent is invalidated or (ii) we stop all activities that would require a license to the patent, and either party may terminate the license in the event of a material breach by the other party, subject to notice and an ability to cure. In addition, we are obligated to make upfront and maintenance payments totaling $0.6 million at specified periods prior to April 1, 2019, including a payment of $0.2 million that was due by July 1, 2018. The license is assignable but not sub-licensable.

        As of September 30, 2018, we owned 100 issued patents globally, of which 8 were U.S. patents. As of September 30, 2018, we owned 35 pending patent applications, of which 16 were patent applications pending in the United States. Subject to payment of required maintenance fees, annuities and other charges, many of our issued patents are currently expected to expire between 2018 and 2021. The expiration of these patents is not expected to have a material impact on our business. In addition, many of our products, including our Apligraf, Dermagraft and NuShield products, are not covered by our issued patents or pending patent applications. Our issued patents are drawn to the following main areas: methods of making our collagen biomaterial technology platform products, methods of using cultured connective tissue constructs, three-dimensional stromal tissue-based methods for vascularizing cardiac tissue, methods for treating recessed oral gingiva using cultured tissue constructs, bioreactor culture dish systems having an accessible sealing port, continuous extrusion methods of producing strands of biocompatible materials, hepatocyte growth factor- and hyaluronic acid-containing compositions and methods of using such compositions, methods of using osteoconductive implants, methods of using placental membrane preparations to generate tissue in vivo, and methods of harvesting or proliferating human prenatal stem cells. Our pending patent applications encompass additional areas, including bioengineered constructs comprising extracellular matrix produced by cultured cells and methods of making same, wound treating methods using amniotic-derived cells and placental membrane, hypothermic placental membrane storage methods, and morselized amnion tissue-based wound treatment methods. Our pending patent applications may not result in issued patents and we can give no assurance that any patents that have issued or might issue in the future will protect our current or future products or provide us with any competitive advantage. See the section titled "Risk Factors—Risks Related to Organogenesis and its Business—Risks Related to Our Intellectual Property" for additional information.

        Additionally, we own or have rights to trademarks or trade names that are used in our business and in conjunction with the sale of our products, including 13 U.S. trademark registrations and 8 foreign trademark registrations, as of September 30, 2018.

        We also seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to our proprietary information.

Government Regulation

FDA Regulation of Product Registration, Manufacture and Promotion

        We market medical products in the United States that have either been approved or cleared by the FDA prior to marketing, or do not require FDA premarket review. Our marketed products that have received marketing authorization from the FDA have done so under one of the following agency pathways: 510(k) clearance for a Class II medical device; approval of a PMA for a Class III medical device; or approval of a BLA for a biological product. These medical products are regulated by the FDA under the PHSA or the FDCA along with the FDA's implementing regulations. These federal statutes and regulations govern, among other things, the following activities that we perform or are performed on our behalf and will continue to perform or have performed on our behalf: the production, research, development, testing, manufacture, quality control, packaging, labeling, storage, approval, advertising and promotion, distribution of our products into interstate commerce, record keeping, service and surveillance, complaint handling, repair or recall of products, adverse event reporting and other field safety corrective actions.

        Unless an exemption applies or the product is a Class I device, each medical device that we market must first receive either 510(k) clearance or PMA approval from the FDA. In addition, certain modifications made to marketed devices also may require 510(k) clearance or approval of a PMA supplement. We maintain necessary clearances and approvals for products derived from porcine, bovine, and human tissues that are regulated by the FDA. PuraPly and PuraPly AM are medical devices that have been cleared for marketing under a number of 510(k)s for uses such as wound dressing, intraoral barrier, and surgical mesh. We also maintain medical device approvals for the Apligraf (P950032) and Dermagraft (P000036) devices, both approved by the FDA as chronic wound treatments.

        With respect to the manufacture of medical devices and biologics, the FDA regulates and inspects equipment, facilities, laboratories and processes used in the manufacturing and testing of products prior to providing approval to market products. If after receiving approval from the FDA, we make a material change in manufacturing equipment, location or process, additional regulatory review may be required. Our manufacturing processes must comply with the FDA's Quality System Regulation, or QSR, for our medical device products. The QSR requires that each device manufacturer establish and implement a quality system by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer's written specifications and procedures relating to the devices. Among other things, these regulations require that manufacturers establish performance requirements before production and follow requirements applicable to design controls, testing, record keeping, documentation, manufacturing standards, labeling, complaint handling, and management review.

        The FDA conducts periodic visits, both announced and unannounced, to re-inspect our equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as a 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are severe and urgent, a warning letter. If the manufacturer does not adequately respond to a 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:

  •
  cease and desist orders;

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  injunctions, or consent decrees;

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  civil monetary penalties;

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  recall, detention or seizure of our products;

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  operating restrictions, partial or total shutdown of production facilities;

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  refusal of or delay in granting our requests for 510(k) clearance or PMA or BLA approval of new products or modified products;

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  withdrawing 510(k) clearance or PMA/BLA approvals that are already granted;

  •
  refusal to grant export approval or export certificates for our products; and

  •
  criminal prosecution.

        In addition, we must comply with medical device reporting regulations and corrections and removal reporting regulations. Medical device reporting regulations require that manufacturers report to the FDA if their devices may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur. Corrections and removal reporting regulations require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health. The FDA may also order a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death.

        Certain human cells, tissues, and cellular and tissue-based products, or HCT/Ps, are regulated under Section 361 of the PHSA and are referred to as "Section 361 HCT/Ps" or simply "361 HCT/Ps," while other HCT/Ps are subject to the FDA's regulatory requirements for medical devices and/or biologics. A product that is regulated as a 361 HCT/P may be commercially distributed without prior FDA clearance or approval. Pursuant to 21 CFR 1271.10, in order to be regulated as a 361 HCT/P, and hence exempt from premarket review, an HCT/P must be minimally manipulated, intended for homologous use, and manufactured without being combined with another article (except for water, crystalloids, or sterilizing, preserving, or storage agents). The HCT/P must also either have no systemic effect and not be dependent upon the metabolic activity of living cells for its primary function or, if it has a systemic effect, be intended for autologous use, for allogeneic use in a first-degree or second-degree blood relative or for reproductive use. We believe that Affinity and NuShield generally fulfill the relevant criteria under 21 CFR 1271.10, although in light of the 361 HCT/P Guidance, it may be necessary to revise our labeling and marketing claims for Affinity and NuShield to clarify that they are intended as wound coverings, in order to ensure that they continue to qualify as Section 361 HCT/Ps. Section 361 HCT/Ps are subject to specific FDA regulations that include cGTPs, donor eligibility determination requirements, adverse event reporting, and advertising and labeling requirements. cGTP regulations govern the methods used in, and the facilities and controls used for, the manufacture of HCT/Ps, including but not limited to all steps in recovery, donor screening, donor testing, processing, storage, labeling, packaging, and distribution.

        HCT/Ps that do not meet these criteria (which may, as noted above, include NuCel and ReNu), as well as certain tissue-engineered products, are regulated as biological products under Section 351 of the PHSA and also, in some respects, as drugs under the FDCA. Before a biologic product can be marketed in interstate commerce, it must receive approval of a BLA by the FDA. In addition to products regulated as medical devices, we also hold a BLA for Gintuit (125400/0), which is indicated for topical (non-submerged) application to a surgically created vascular wound bed in the treatment of mucogingival conditions in adults. Although we do not currently market Gintuit, should we resume its manufacture, the process must comply with the FDA's current cGMPs which are designed to ensure that finished products are not adulterated or misbranded or otherwise in violation of the requirements of the FDCA.

        Advertising, marketing and promotional activities for devices and biologics are also subject to FDA oversight and must comply with the statutory standards of the FDCA, and the FDA's implementing regulations. The FDA's oversight authority review of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals, promotional programming and promotional activities involving electronic media. The FDA also regulates industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context. The FDA may take enforcement action against a company for promoting unapproved uses of a product or for other violations of its advertising and labeling laws and regulations. Enforcement actions may include product seizures, injunctions, civil or criminal penalties or regulatory letters, which may require corrective advertising or other corrective communications to healthcare professionals.

Government Advocacy

        We engage in public policy advocacy with policymakers and continue to work to demonstrate that our therapeutic products provide value to patients and to those who pay for health care. We advocate with government policymakers to encourage a long-term approach to sustainable health care financing that ensures access to innovative medicines and does not disproportionately target FDA-regulated medical devices and biologics as a source of budget savings. In markets with historically low rates of health care spending, we encourage those governments to increase their investments and adopt market reforms in order to improve their citizens' access to appropriate health care.

Regulations Governing Reimbursement/Fraud and Abuse

        Within the United States, our products and our customers are subject to extensive regulation by a wide range of federal and state agencies. These agencies regulate the coverage and reimbursement of our products, including prohibiting activities that might result in fraud and abuse. Internationally, other governments also impose regulations in connection with their health care reimbursement programs and the delivery of health care items and services.

        U.S. federal health care fraud and abuse laws generally apply to our activities because our products are covered under federal healthcare programs such as Medicare and Medicaid. The principal U.S. federal health care fraud and abuse laws applicable to us and our activities include: (1) the Anti-Kickback Statute, which prohibits the knowing and willful offer, solicitation, payment or receipt of anything of value in order to generate business reimbursable by a federal health care program; (2) the False Claims Act, which prohibits the submission of false or otherwise improper claims for payment to a federally-funded health care program, including claims resulting from a violation of the Anti-Kickback Statute; and (3) health care fraud statutes that prohibit false statements and improper claims to any third-party payer.

        The Anti-Kickback Statute is particularly relevant because of its broad applicability. Specifically, the Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in exchange for, or to induce, either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal health care programs, such as the Medicare and Medicaid programs. Almost any financial interaction with a healthcare provider, patient or customer will implicate the Anti-Kickback Statute. Statutory exceptions and regulatory safe harbors protect certain interactions if specific requirements are met. However, only those interactions that represent fair market value exchanges generally are protected by a safe harbor or exception. The government can exercise enforcement discretion in taking action against unprotected activities. Many interactions in which we commonly engage, such as our customer support services, could implicate the Anti-Kickback Statute, are not protected by a safe harbor or exception and have been the subject of government scrutiny and enforcement action when not structured appropriately. If the government determines that these activities are abusive, we could be subject to enforcement action. Other companies that manufacture wound care products have been subject to government scrutiny and enforcement action. For example, in early 2017, Shire Pharmaceuticals LLC and other subsidiaries of Shire plc agreed to pay $350 million to settle federal and state False Claims Act allegations that Shire and the company that Shire acquired in 2011, Advanced BioHealing, employed kickbacks and other unlawful methods to induce clinics and physicians to use or overuse its product Dermagraft (a product we subsequently acquired). Penalties for Anti-Kickback Statute violations may include both criminal penalties such as imprisonment and civil sanctions such as fines and possible exclusion from Medicare, Medicaid, and other federal health care programs. Exclusion would mean that our products were no longer eligible for reimbursement under federal healthcare programs.

        There are similar state false claims, anti-kickback, and insurance laws that apply to state-funded Medicaid and other health care programs as well as to private third-party payers. Insurance companies may also bring a private cause of action for treble damages against a manufacturer for a pattern of causing false claims to be filed under the federal Racketeer Influenced and Corrupt Organizations Act, or RICO. In addition, the FCPA may be used to prosecute companies in the United States for arrangements with physicians, or other parties outside the United States if the physician or party is a government official of another country and the arrangement violates the laws of that country.

        Laws and regulations have also been enacted by the federal government and various states to regulate the sales and marketing practices of medical device and pharmaceutical manufacturers. The laws and regulations generally limit financial interactions between manufacturers and health care providers; require pharmaceutical and medical device companies to comply with voluntary compliance standards issued by industry associations and the relevant compliance guidance promulgated by the U.S. federal government; and/or require disclosure to the government and/or public of financial interactions (so-called "sunshine laws"). Many of these laws and regulations contain ambiguous requirements or require administrative guidance for implementation. Manufacturers must adopt reasonable interpretations of requirements if there is ambiguity and those interpretations could be challenged. Given the lack of clarity in laws and their implementation, our activities could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

        The healthcare laws and regulations applicable to us, including those described above, are subject to evolving interpretations and enforcement discretion. If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil financial penalties, including, for example, exclusion from participation as a supplier of product to beneficiaries covered by Medicare or Medicaid. Any failure to comply with laws and regulations relating to reimbursement and health care goods and services could adversely affect our reputation, business, financial condition and cash flows. To help ensure compliance with the laws and regulations governing the provision of health care goods and services, we have implemented a comprehensive compliance program based on the HHS Office of Inspector General's Seven Elements of an Effective Compliance Program. Despite our compliance program, we cannot be certain that we have always operated in full compliance with all applicable healthcare laws.

        Our profitability and operations are subject to risks relating to changes in legislative, regulatory, and reimbursement policies and decisions as well as changes to private payer reimbursement coverage and payment decisions and policies. Implementation of further legislative or administrative reforms to reimbursement systems, or adverse decisions relating to our products by administrators of these systems in coverage or reimbursement, could significantly reduce reimbursement or result in the denial of coverage, which could have an impact on the acceptance of and demand for our products and the prices that our customers are willing to pay for them.

Seasonality

        Revenues during our fourth quarter tend to be stronger than other quarters because many hospitals increase their purchases of our products during the fourth quarter to coincide with the end of their budget cycles in the United States. Satisfaction of patient deductibles through the course of the year also results in increased revenues later in the year. In general, our first quarter usually has lower revenues than the preceding fourth quarter, the second and third quarters have higher revenues than the first quarter, and the fourth quarter revenues are the highest in the year.

Employees

        As of September 30, 2018, we had approximately 675 employees worldwide. None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage. We believe our employee relations are good.

Facilities

        Our corporate headquarters is located on our four-building campus in Canton, Massachusetts. Comprising approximately 300,000 square feet of leased space devoted to manufacturing, shipping, operations, and research and development, the leases for all four buildings expire on December 31, 2022. We have an option to renew these leases for an additional five-year term. We lease the buildings in Canton from entities that are controlled by Alan A. Ades, Albert Erani, Dennis Erani and Glenn H. Nussdorf, who together control a majority of the voting power of our outstanding common stock. In addition, Messrs. Ades, Albert Erani and Nussdorf are members of our board of directors. See "Certain Relationships and Related Transactions—Organogenesis Related Party Transactions."

        We also lease facilities in La Jolla, California; San Diego, California; and Birmingham, Alabama. Our La Jolla facilities are leased through December 31, 2021 and include approximately 92,000 square feet devoted to operations, research and development, and manufacturing. Our 6,000 square foot warehouse facility in San Diego is leased through April 30, 2020. Our 25,000 square foot office in Birmingham supports the products we acquired as part of our acquisition of NuTech Medical, and is leased through December 31, 2018.

Legal Proceedings

        From time to time, we may become involved in litigation or other legal proceedings relating to claims arising from the ordinary course of business. These matters may include intellectual property, employment and other general claims. With respect to our outstanding legal matters, based on our current knowledge, we believe that the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties.

NON-GAAP FINANCIAL MEASURES

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis Inc. and its subsidiaries as they currently exist.

EBITDA and Adjusted EBITDA

        To provide investors with additional information regarding our financial results, we monitor and have presented within this joint proxy statement/prospectus Adjusted EBITDA, which is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles, or GAAP, and is not necessarily comparable to similarly-titled measures presented by other companies.

        We define EBITDA as net income (loss) attributable to Organogenesis Inc. before depreciation and amortization, interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items include non-cash equity compensation, mark to market adjustments on our warrant liabilities, interest rate swaps and our contingent asset and liabilities and a gain on settlement of litigation in 2015. We have presented Adjusted EBITDA in this joint proxy statement/prospectus because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

        We use Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. We believe Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

        Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss) attributable to Organogenesis Inc., which is the most directly comparable GAAP equivalent. Some of these limitations are:

  •
  Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

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  Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

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  Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

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  Adjusted EBITDA excludes the impact of the changes in the fair value of our warrant liability, our contingent consideration forfeiture asset, contingent purchase earn-out and the fair value of interest rate swaps;

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  Adjusted EBITDA excludes income tax expense (benefit); and

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  other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) attributable to Organogenesis Inc., the most directly comparable measure calculated in accordance with GAAP, for each of the periods presented.

	Year ended December 31,			Nine Months ended September 30,
	2015	2016	2017	2017	2018
	(in thousands)			(in thousands)
Other Financial Data:
Net income (loss) attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,388)	$(3,960)	$(55,576)
Interest expense, net	3,348	5,474	8,010	5,755	8,131
Income tax expense (benefit)	(177)	65	(7,025)	(6,792)	82
Depreciation	6,063	5,702	3,591	3,224	2,608
Amortization	1,622	1,617	2,037	1,507	2,752

EBITDA	(13,405)	(4,129)	(1,775)	(266)	(42,003)

Stock-based compensation expense	459	473	919	652	820
Gain on settlement of litigation(1)	(2,988)	—	—	—	—
Change in contingent consideration forfeiture asset(2)	—	—	(212)	(197)	589
Change in contingent purchase earn-out(3)	(3,300)	—	—	—	—
Change in fair value of interest rate swaps(4)	5	(253)	6	(6)	—
Change in fair value of warrant liability(5)	—	737	1,037	984	299
Write-off of IPO costs(6)	—	—	—	—	3,494
Transaction costs(7)	—	—	—	—	748

Adjusted EBITDA	$(19,229)	$(3,172)	$(25)	$1,179	$(36,053)

(1)
Amount reflects the settlement received in 2015 in connection with a 2011 lawsuit filed against a former employee, alleging the breach of an Invention, Non-Disclosure and Non-Competition Agreement.

(2)
Amount reflects the change in fair value of the common shares associated with the shares issued in connection with the acquisition of NuTech Medical that are forfeitable by the sole stockholder of NuTech Medical upon the occurrence of the FDA requiring approval of certain products acquired from NuTech Medical.

(3)
Amount reflects the change in fair value of a contingent purchase earn-out in connection with our acquisition of Dermagraft from Shire plc, or Shire.

(4)
Amount reflects the change in fair value of our interest rate swaps that the Real Estate Entities (as defined in "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Overview—Items Affecting Comparability") entered into to manage the economic impact of fluctuations in interest rates. We do not use interest rate swaps for speculative or trading purposes and as such, the fair value of these instruments is recorded as an asset or liability on the consolidated balance sheet with change in the fair value of the instruments recognized as income or expense in the current period as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss.

(5)
In connection with our 2016 Loans, we classified the warrants issued to purchase our common stock to the lenders, who are our affiliates as a liability on our consolidated balance sheet. Amounts in the table reflect the change in fair value of the warrant liability. See "Certain Relationships and Related Transactions—Organogenesis Related Party Transactions—Loans from Controlling Entities—2016 Loans."

(6)
Amount reflects a one-time write-off in the quarter ended June 30, 2018 of costs accumulated in connection with an expected initial public offering. The IPO process was terminated and has since been replaced with a pending merger transaction.

(7)
Amount reflects legal and professional fees incurred primarily in the quarter ended September 30, 2018 related directly to merger transaction costs which are being expensed as incurred.

 INDUSTRY AND MARKET DATE TERMINOLOGY

        This prospectus contains estimates, projections and other information concerning Organogenesis' industry, its business and the markets for its products, including data regarding the estimated size of those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding certain therapies and other patient data and reimbursement data, as well as market research, estimates and forecasts prepared by Organogenesis' management. Organogenesis obtained the industry, market and other data throughout this joint proxy statement/prospectus from its own internal estimates and research, as well as from industry publications and research, surveys and studies conducted by third-parties, including governmental agencies. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

 ORGANOGENESIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Organogenesis" or "our company" refer to Organogenesis Inc. and its subsidiaries as they currently exist. The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the "Risk Factors" section of this joint proxy statement / prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

Overview

        Organogenesis is a leading regenerative medicine company focused on the development, manufacture, and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. Our products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. We are advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. Our solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, smoking, and cardiovascular and peripheral vascular disease. We offer our differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ASCs, and physician offices. Our mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

        We offer a comprehensive portfolio of products in the markets we serve that address patient needs across the continuum of care. We have and intend to continue to generate data from clinical trials, real world outcomes and health economics research that validate the clinical efficacy and value proposition offered by our products. The majority of the existing and pipeline products in our portfolio have PMA approval, BLA approval or 510(k) clearance from the FDA. Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, we believe that our data and regulatory approvals provide us a strong competitive advantage. Our product development expertise and multiple technology platforms provide a robust product pipeline, which we believe will drive future growth.

        Historically we have concentrated our efforts in the Advanced Wound Care market. In 2017, we acquired NuTech Medical which further expanded our wound care portfolio and broadened our addressable market to include the Surgical & Sports Medicine market. We believe the expanded product portfolio facilitated by this acquisition is enhancing the ability of our sales representatives to reach and penetrate customer accounts, contributing to strong growth over time.

        In the Advanced Wound Care market, we focus on the development and commercialization of advanced wound care products for the treatment of chronic and acute wounds, primarily in the outpatient setting. We have a comprehensive portfolio of regenerative medicine products, capable of supporting patients from early in the wound healing process through to wound closure regardless of wound type. Our Advanced Wound Care products include Apligraf for the treatment of VLUs and DFUs; Dermagraft for the treatment of DFUs; PuraPly AM to address biofilm across a broad variety of wound types; and Affinity and NuShield to address a variety of wound sizes and types. We have a highly trained and specialized direct wound care sales force paired with exceptional customer support services.

        In the Surgical & Sports Medicine market, we focus on products that support the healing of musculoskeletal injuries, including degenerative conditions such as OA and tendonitis. We are leveraging our regenerative medicine capabilities in this attractive, adjacent market. Our Surgical & Sports Medicine products include ReNu for in-office joint and tendon applications; NuCel for bony fusion in the spine and extremities; NuShield and Affinity for surgical application in targeted soft tissue repairs; and PuraPly AM for surgical treatment of open wounds. We currently sell these products through independent agencies and our growing direct sales force.

        For the year ended December 31, 2015 we generated revenue of $99.0 million and had a net loss of $22.4 million compared to revenue of $138.7 million and a net loss of $14.8 million for the year ended December 31, 2016. We generated revenue of $198.5 million and a net loss of $7.5 million for the year ended December 31, 2017. For the nine months ended September 30, 2018, we generated revenue of $129.9 million and had a net loss of $55.6 million compared to revenue of $145.4 million and net loss of $4.0 million for the nine months ended September 30, 2017. We expect to incur operating losses for the foreseeable future as we expend resources as part of our efforts to grow our organization to support planned expansion. As of September 30, 2018, we had an accumulated deficit of $121.0 million. Our primary sources of capital to date have been from sales of our products, borrowings from related parties and institutional lenders and proceeds from the sale of our common stock. We operate in one segment, regenerative medicine.

Items Affecting Comparability

        NuTech Medical Acquisition.    On March 18, 2017, we entered into an Agreement and Plan of Merger pursuant to which we acquired all of the outstanding shares of capital stock of NuTech Medical for aggregate consideration consisting of $20.0 million in cash, $12.0 million of which was paid at closing with the remainder payable on or before the fifteen-month anniversary of the closing (less a reduction of $0.5 million resulting from an adjustment for working capital); and 1,794,455 shares of our common stock, 1,076,673 of which were subject to forfeiture and 358,891 of which contain put and call features, and fully vested options to purchase 67,555 shares of our common stock. In addition, a deferred tax liability of $6.8 million recorded in connection with the acquisition allowed us to release a portion of the U.S. valuation allowance resulting in a tax benefit in the same amount. Upon the closing of the merger, NuTech Medical became our wholly owned subsidiary. The results of operations for NuTech Medical are included in our consolidated financial statements as of March 24, 2017, which was the closing date of the merger.

        VIE Deconsolidation.    We have historically consolidated the accounts of Dan Road Associates, 85 Dan Road Associates, and 65 Dan Road Associates as variable interest entities. We refer to these variable interest entities collectively as the "Real Estate Entities." The Real Estate Entities, which are controlled by our affiliates, are special purpose entities that hold real estate that is leased by us. We do not hold any capital stock of the Real Estate Entities. Based on the nature of the leases and the mortgages held by our affiliates, we determined that the Real Estate Entities were variable interest entities, which required consolidation. Following the removal of certain personal guarantees provided by our affiliates in respect of mortgage loans related to the property held by the Real Estate Entities, we determined that the Real Estate Entities no longer met the definition of variable interest entities and we deconsolidated them from our financial statements as of June 1, 2017.

        Credit Agreement and ML Agreement.    In March 2017, we entered into a credit agreement with Silicon Valley Bank, as amended, the Credit Agreement. The Credit Agreement provides for a revolving credit facility of up to $30 million and a term loan of up to $5 million. As of September 30, 2018, we had outstanding borrowings under the Credit Agreement of $25.2 million. In April 2017, we entered into a master lease agreement, or the ML Agreement, with Eastward Fund Management LLC. As of September 30, 2018, we had outstanding borrowings of $15.9 million under the ML Agreement. See the section titled "Description of Certain Indebtedness."

        Avista Merger Agreement.    On August 17, 2018, the Company entered into a Merger agreement (the "Agreement") with Avista Healthcare Public Acquisition Corp ("AHPAC") and a subsidiary of AHPAC ("Merger Sub") pursuant to which the Company will merge with and into Merger Sub, with the Company surviving the merger as a wholly owned subsidiary of AHPAC. AHPAC is a publicly held special purpose acquisition company, which was formed in 2016 for the sole purpose of completing a business acquisition. Under the terms of the Agreement, all of the Company's outstanding common stock will be exchanged for common stock in AHPAC, and all outstanding options and warrants exercisable for common stock in the Company will be exchanged for options and warrants exercisable for common stock in AHPAC.

        Concurrently with the signing of the Agreement, AHPAC entered into a subscription agreement with Avista Capital Partners IV, L.P. and Avista Capital Partners IV (Offshore), L.P. (the "PIPE Investors") for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 warrants to purchase one-half of one share of AHPAC's common stock for an aggregate purchase price of $46,000 to occur at the consummation of the business combination (the "Additional Avista Investment") . The PIPE investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Company common stock for an aggregate purchase price of $46,000 (the "Initial Avista Investment"). The Company received the Initial Avista Investment in August 2018. The purpose of these investments is to fund the business combination and related transactions and for general corporate purposes.

Management's Use of Non-GAAP Measures

        Our management uses non-GAAP financial measures, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

Components of and Key Factors Influencing our Results of Operations

        In assessing the performance of our business, we consider a variety of performance and financial measures. We believe the items discussed below provide insight into the factors that affect these key measures.

Revenue

        We derive our net revenue from our portfolio of Advanced Wound Care and Surgical & Sports Medicine products. We primarily sell our Advanced Wound Care products through direct sales representatives who manage and maintain the sales relationships with hospitals, wound care centers, government facilities, ASCs and physician offices. We primarily sell our Surgical & Sports Medicine products through third party agencies.

        We recognize revenue from sales of our Advanced Wound Care products upon receipt of a purchase order from our customers and delivery of our products to our customers. For certain customers, products may be shipped in advance of the receipt of the purchase order but we recognize revenue on these products only upon receipt of a purchase order. We record revenue net of a reserve for returns, early payment discounts and GPO rebates, which represent a direct reduction to the revenue we recognize. We consign our Surgical & Sports Medicine products to hospitals, ASCs and clinics, which allows physicians to use them in surgical procedures. We recognize revenue based upon the date that our consigned products have been used in a surgical procedure.

        Several factors affect our reported revenue in any period, including product, payer and geographic sales mix, operational effectiveness, pricing realization, marketing and promotional efforts, timing of orders and shipments, regulatory actions including healthcare reimbursement scenarios, competition and business acquisitions.

        The increase in revenue from 2015 to 2017 was primarily attributable to increased Advanced Wound Care sales volume due to additional sales headcount, increased efforts by our sales staff to expand the geographic locations in which we do business and the facilities that offer our products, as well as sales related to the products acquired in our acquisition of NuTech Medical in March of 2017.

        Included within our Advanced Wound Care revenue, is our PuraPly product portfolio that consists of PuraPly and PuraPly AM. We launched PuraPly in mid-2015 and introduced PuraPly AM in 2016. In order to encourage the development of innovative medical devices, drugs and biologics, Medicare can grant new products an additional "pass through payment" in addition to the bundled payment amount for a limited period of no more than three years. Our PuraPly products were granted pass-through status from launch through December 31, 2017, which created an economic incentive for practitioners to use PuraPly over other skin substitutes. As a result, we saw increases in revenue related to our PuraPly portfolio in the reported periods. During the same periods, we saw decreases in the revenue generated from our other Advanced Wound Care products. Beginning January 1, 2018, PuraPly AM and PuraPly transitioned to the bundled payment structure for skin substitutes, which provides for a two-tiered payment system in the hospital outpatient and ASC setting. The two-tiered Medicare payment system bundles payment for our Advanced Wound Care products (and all skin substitutes) into the payment for the procedure for applying the skin substitute, resulting in a single payment to the provider that includes reimbursement for both the procedure and the product itself. As a result of the transition to the bundled payment structure, total Medicare reimbursement for procedures using our PuraPly AM and PuraPly products decreased substantially. While the long-term impact of this transition to the bundled payment structure is currently unknown, a substantial decrease in revenue from our PuraPly AM and PuraPly products, which are key products in our portfolio, occurred in the first nine months of 2018 and had a material adverse effect on our business, results of operations and financial condition. On March 23, 2018, Congress passed, and the President signed into law, the Consolidated Appropriations Act of 2018, or the Act. The Act restores the pass-through status of PuraPly and PuraPly AM effective October 1, 2018. As a result, PuraPly and PuraPly AM will continue to be included in the bundled payment structure from January 1, 2018 through September 30, 2018 after which time Medicare will resume making pass-through payments to hospitals when they use PuraPly and PuraPly AM in the outpatient hospital setting and in ASCs. PuraPly and PuraPly AM will retain pass-through reimbursement status until September 30, 2020. Other skin substitute products, including all of our other products, will remain in the bundled payment structure.

Cost of goods sold, gross profit and gross profit margin

        Cost of goods sold includes product testing costs, quality assurance costs, personnel costs, manufacturing costs, raw materials and product costs, and facility costs associated with our manufacturing and warehouse facilities. The increases in our cost of goods sold correspond with the increases in sales units driven by the expansion of our sales force and sales territories, expanded product portfolio offerings, and the number of facilities that offer our products. We expect our cost of goods sold to increase due primarily to increased sales volumes.

        Gross profit is calculated as net revenue less cost of goods sold and generally increases as revenue increases. Gross profit margin is calculated as gross profit divided by total revenue. Our gross profit and gross profit margin is affected by product and geographic sales mix, realized pricing of our products, the efficiency of our manufacturing operations and the costs of materials used to make our products. Regulatory actions, including healthcare reimbursement scenarios, which may require costly expenditures or result in pricing pressure, may decrease our gross profit and gross profit margin.

Selling, general and administrative expenses

        Selling, general and administrative expenses generally include personnel costs, commissions, incentive compensation, customer support, administrative and labor costs, insurance, professional fees, depreciation, bad debt expense and information systems costs. We expect our selling, general and administrative expenses to continue to increase due to continued revenue growth, increased investments in market development, geographic expansion and expansion of our sales and marketing forces.

Research and development expenses

        Research and development expenses relate to our investments in improvements to our manufacturing processes, product enhancements to our currently available products, and additional investments in our product pipeline and platforms. Our research and development costs also include expenses such as clinical trial and regulatory costs. We expense research and development costs as incurred. Our research and development expenses fluctuate from period to period based on the ongoing improvement to our manufacturing processes and product enhancements. We generally expect that these costs will increase over time as we continue to enhance our manufacturing process and products and add related personnel to support these enhancements and bring new products to market.

Write-off of deferred offering costs

        We deferred costs incurred related to an initial public offering, or IPO, which included legal, audit, and other professional fees. During the quarter ended June 30, 2018, the IPO process ceased and as a result, we recorded a write-off to expense the accumulated costs.

Other income (expense), net

        Interest expense, net.    Interest expense, net consists of interest on our outstanding indebtedness, including amortization of debt discount and debt issuance costs, net of interest income recognized in connection with loans made to employees.

        Change in fair value of warrant liability.    In connection with the 2016 Loans, we issued warrants to purchase our common stock to the lenders, who are our affiliates. We classify the warrants as a liability on our consolidated balance sheets because each warrant provides for down-round protection, which provides that the exercise price of the warrants be adjusted if we issue equity at a price that is below the current exercise price of the warrants. The price of the warrant will also be adjusted any time the price of another equity-linked instrument changes. The warrant liability was initially recorded at fair value and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Income taxes

        We account for income taxes using an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

        In determining whether a valuation allowance for deferred tax assets is necessary, management analyzes both positive and negative evidence related to the realization of deferred tax assets and inherent in that, assesses the likelihood of sufficient future taxable income. Management also considers the expected reversal of deferred tax liabilities and analyzes the period in which these would be expected to reverse to determine whether the taxable temporary difference amounts serve as an adequate source of future taxable income to support realizability of the deferred tax assets. In addition, management considers whether it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. Based on a consideration of the factors discussed above, including the fact that through the year-ended December 31, 2017, our results reflected a three-year cumulative loss position, management has determined that a valuation allowance is necessary against the full amount of our net deferred tax assets, excluding alternative minimum tax credits. On December 22, 2017, the United States enacted new tax reform ("Tax Act") and as a result alternative minimum tax credits will be refundable beginning with the 2018 tax return. The alternative minimum tax credits will be realized, regardless of future taxable income, and thus no valuation allowance has been provided against this asset.

Results of Operations

        The following table sets forth, for the periods indicated, our results of operations:

	Year Ended December 31			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands)			(in thousands)
Net revenue	$98,975	$138,732	$198,508	$145,366	$129,850
Cost of goods sold	46,450	48,201	61,220	44,798	51,298

Gross profit	52,525	90,531	137,288	100,568	78,552
Operating expenses:
Selling, general and administrative	68,174	93,029	133,717	97,330	114,483
Research and development	3,882	6,277	9,065	6,330	7,651
Write-off of deferred offering costs	—	—	—	—	3,494

Total operating expenses	72,056	99,306	142,782	103,660	125,628

Loss from operations	(19,531)	(8,775)	(5,494)	(3,092)	(47,076)

Other income (expense), net:
Interest expense, net	(3,348)	(5,474)	(8,010)	(5,755)	(8,131)
Change in fair value of warrants	—	(737)	(1,037)	(984)	(299)
Other income (expense), net	277	285	(9)	(58)	12

Total other income (expense), net	(3,071)	(5,926)	(9,056)	(6,797)	(8,418)

Net loss before income taxes	(22,602)	(14,701)	(14,550)	(9,889)	(55,494)
Income tax (expense) benefit	177	(65)	7,025	6,792	(82)

Net loss and comprehensive loss	(22,425)	(14,766)	(7,525)	(3,097)	(55,576)
Net income from non-controlling interest in affiliates	1,836	2,221	863	863	—

Net loss attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,388)	$(3,960)	$(55,576)

Adjusted EBITDA

        The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Organogenesis Inc., the most directly comparable GAAP measure:

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands)			(in thousands)
Net income (loss) attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,388)	$(3,960)	$(55,576)
Interest expense, net	3,348	5,474	8,010	5,755	8,131
Income tax expense (benefit)	(177)	65	(7,025)	(6,792)	82
Depreciation	6,063	5,702	3,591	3,224	2,608
Amortization	1,622	1,617	2,037	1,507	2,752

EBITDA	(13,405)	(4,129)	(1,775)	(266)	(42,003)

Stock-based compensation expense	459	473	919	652	820
Gain on settlement of litigation(1)	(2,988)	—	—	—	—
Change in contingent consideration forfeiture asset(2)	—	—	(212)	(197)	589
Change in contingent purchase earn out(3)	(3,300)	—	—	—	—
Change in fair value of interest rate swaps(4)	5	(253)	6	6	—
Change in fair value of warrant liability(5)	—	737	1,037	984	299
Write-off of IPO costs(6)	—	—	—	—	3,494
Merger Transaction costs(7)	—	—	—	—	748

Adjusted EBITDA	$(19,229)	$(3,172)	$(25)	$1,179	$(36,053)

(1)
Amount reflects the settlement received in 2015 in connection with a 2011 lawsuit filed against a former employee, alleging the breach of an Invention, Non-Disclosure and Non-Competition Agreement.

(2)
Amount reflects the change in fair value of the common shares associated with the shares issued in connection with the acquisition of NuTech Medical that are forfeitable by the sole stockholder of NuTech Medical upon the occurrence of the FDA requiring approval of certain products acquired from NuTech Medical.

(3)
Amount reflects the change in fair value of a contingent purchase earn-out in connection with our acquisition of Dermagraft from Shire.

(4)
Amount reflects the change in fair value of our interest rate swaps that the Real Estate Entities entered into to manage the economic impact of fluctuations in interest rate. We do not use interest rate swaps for speculative or trading purposes and as such, the fair value of these instruments is recorded as an asset or liability on the consolidated balance sheet with change in the fair value of the instruments recognized as income or expense in the current period as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss.

(5)
In connection with our 2016 Loans, we classified the warrants issued to purchase our common stock to the lenders, who are our affiliates as a liability on our consolidated balance sheet. Amounts in table reflects the change in fair value of the warrant liability. See "Certain Relationships and Related Transactions—Organogenesis Related Transactions—2016 Loans."

(6)
Amount reflects a one-time write-off in the quarter ended June 30, 2018 of costs accumulated in connection with an expected initial public offering. The IPO process was terminated and has since been replaced with a pending merger transaction.

(7)
Amount reflects legal and professional fees incurred primarily in the quarter ended September 30, 2018 related directly to merger transaction costs which are being expensed as incurred.

Comparison of the Nine Months Ended September 30, 2017 and 2018

Revenue

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$131,721	$109,711	$(22,010)	(17)%
Surgical & Sports Medicine	13,645	20,139	6,494	48%

Net revenue	$145,366	$129,850	$(15,516)	(11)%

        Net revenue from our Advanced Wound Care products decreased $22.0 million, or 17%, to $109.7 million for the nine months ended September 30, 2018 from $131.7 million in the nine months ended September 30, 2017. Our decrease in Advanced Wound Care net revenue was primarily attributable to PuraPly no longer having pass-through reimbursement status in 2018. This decrease was partially offset by the introduction of amniotic products acquired from NuTech Medical. Net revenue from our Surgical & Sports Medicine products increased $6.5 million, to $20.1 million for the nine months ended September 30, 2018 from $13.6 million in the nine months ended September 30, 2017. The increase in Surgical & Sports Medicine revenue was primarily due to the acquisition of NuTech Medical on March 24, 2017 as the Company recorded a full nine months of revenue related to NuTech in the nine months ended September 30, 2018.

Cost of Goods Sold, Gross Profit and Gross Margin

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Cost of goods sold	$44,798	$51,298	$6,500	15%

Gross profit	$100,568	$78,552	$(22,016)	(22)%

Gross margin %	69%	60%

        Cost of goods sold increased $6.5 million, or 15%, to $51.3 million in the nine months ended September 30, 2018 from $44.8 million in the nine months ended September 30, 2017. The increase in cost of goods sold was primarily due to increased unit volumes and additional manufacturing and quality control headcount related to a full nine months of NuTech product sales.

        Gross profit decreased $22.0 million, or 22%, to $78.6 million for the nine months ended September 30, 2018 from $100.6 million in the nine months ended September 30, 2017. Our decrease in gross profit resulted primarily from the decrease in our Advanced Wound Care revenue driven by PuraPly no longer having pass-through reimbursement status in 2018, partially offset by our increase in revenue from our Surgical & Sports Medicine products.

Selling, General and Administrative Expenses

        The following table presents selling, general and administrative expenses and the percentage relationship to total revenue for the periods indicated:

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Selling, general and administrative	$97,330	$114,483	$17,153	18%

Selling, general and administrative as a percentage of revenue	67%	88%

        Selling, general and administrative expenses increased $17.2 million, or 18%, to $114.5 million in the nine months ended September 30, 2018 from $97.3 million in the nine months ended September 30, 2017. The increase in selling, general and administrative expenses is primarily due to a $16.4 million increase related to additional headcount, primarily in our direct sales force, an increase of $1.7 million associated with marketing and promotional materials for our products, an increase of $1.2 million in amortization as a result of the NuTech acquisition and an increase of $0.6 million related to the expiration of the forfeiture right asset. These increases are partially offset by a decrease of $1.8 million in legal and consulting fees associated with other strategic alternatives and the ongoing operations of our business and a decrease of $0.9 million in royalties attributable to certain product sales.

Research and Development Expenses

        The following table presents research and development expenses and the percentage relationship to total revenue for the periods indicated:

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Research and development	$6,330	$7,651	$1,321	21%

Research and development as a percentage of revenue	4%	6%

        Research and development expenses increased $1.3 million, or 21%, to $7.7 million in the nine months ended September 30, 2018 from $6.3 million in the nine months ended September 30, 2017. The increase in research and development expenses is primarily due to a $1.3 million increase in clinical research costs associated with our Advanced World Care and Surgical & Sports Medicine products and increased headcount. We expect our research and development costs to continue to increase throughout 2018.

Write-off of Deferred Offering Costs

        The following table presents the write-off of deferred offering costs and the percentage relationship to total revenue for the periods indicated:

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Write-off of deferred offering costs	$—	$3,494	$3,494	N/M

Write-off of deferred offering costs as a percentage of revenue	0%	3%

        During the nine months ended September 30, 2018 there was a one-time write-off of costs accumulated in connection with an expected initial public offering. The IPO process ceased and has since been replaced with a pending merger transaction.

Other Expense, Net

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Interest expense, net	$(5,755)	$(8,131)	$(2,376)	41%
Change in fair value of warrant liability	(984)	(299)	685	(70)%
Other expense, net	(58)	12	70	(121)%

Total other expense, net	$(6,797)	$(8,418)	$(1,621)	24%

        Other expense, net increased $1.6 million, or 24%, to $8.4 million in the nine months ended September 30, 2018 from $6.8 million in the nine months ended September 30, 2017. Interest expense, net increased from $5.8 million in the nine months ended September 30, 2017 to $8.1 million in the nine months ended September 30, 2018 primarily due to our outstanding principal balance of the 2016 Loans, 2018 Loans, and amounts owed under the Credit Agreement and the ML Agreement.

Income Tax Benefit (Expense)

	Nine Months Ended September 30,		Change
	2017	2018	$	%
	(in thousands, except for percentages)
Income tax (expense) benefit	$6,792	$(82)	$(6,874)	(101)%

        Income tax expense increased $6.9 million to $0.1 million for the nine months ended September 30, 2018 from a tax benefit of $6.8 million for the nine months ended September 30, 2017. The increase in income tax expense is primarily the result of the prior period including the partial release of our valuation allowance which resulted from a deferred tax liability recorded through purchase accounting related to the NuTech acquisition. There was no release of our valuation allowance in the nine months ended September 30, 2018.

Comparison of the Year ended December 31, 2016 and 2017

Revenue

	Year Ended December 31,		Change
	2016	2017	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$138,732	$178,896	$40,164	29%
Surgical & Sports Medicine	—	19,612	19,612	**
Net revenue	$138,732	$198,508	59,776	43%

**
not meaningful

        Net revenue from our Advanced Wound Care products increased $40.2 million, or 29%, to $178.9 million for the year ended December 31, 2017 from $138.7 million in the year ended

December 31, 2016. Our growth in net revenue resulted from continued increases in sales volume resulting from the strength in our Advanced Wound Care products, primarily attributable to sales of our PuraPly products which qualified for "pass-through" status during the periods presented, driven by the addition of sales representatives and increased penetration in the Advanced Wound Care market, as well as a shift in our product mix. Advanced Wound Care sales of our PuraPly products represented 45% of our net revenue for the year ended December 31, 2016 and 55% of our revenue for the year ended December 31, 2017. For the year ended December 31, 2017, we recorded incremental revenue from our Surgical & Sports Medicine products of $19.6 million, which revenue consisted solely of revenue attributable to products that we acquired from NuTech Medical.

Cost of Goods Sold, Gross Profit and Gross Margin

	Year Ended December 31,		Change
	2016	2017	$	%
	(in thousands, except for percentages)
Cost of goods sold	$48,201	$61,220	$13,019	27%
Gross profit	$90,531	$137,288	$46,757	52%
Gross margin %	65%	69%

        Cost of goods sold increased $13.0 million, or 27%, to $61.2 million in the year ended December 31, 2017 from $48.2 million in the year ended December 31, 2016. The increase in cost of goods sold was primarily due to a $11.2 million increase due to growth in sales volume and $1.8 million in additional support costs.

        Gross profit increased $46.8 million, or 52%, to $137.3 million for the year ended December 31, 2017 from $90.5 million in the year ended December 31, 2016. Our growth in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care products and incremental revenue from our Surgical & Sports Medicine products as a result of our NuTech Medical Acquisition and the resulting higher margins realized as a result of manufacturing efficiencies associated with our Advanced Wound Care products.

Selling, General and Administrative Expenses

        The following table presents selling, general and administrative expenses and the percentage relationship to total revenue for the periods indicated:

	Year Ended December 31,		Change
	2016	2017	$	%
	(in thousands, except for percentages)
Selling, general and administrative	$93,029	$133,717	$40,688	44%
Selling, general and administrative as a percentage of revenue	67%	67%

        Selling, general and administrative expenses increased $40.7 million, or 44%, to $133.7 million in the year ended December 31, 2017 from $93.0 million in the year ended December 31, 2016. The increase in selling, general and administrative expenses is primarily due to a $16.1 million increase as a result of our acquisition of NuTech Medical and $15.2 million related to increased headcount, primarily in our direct sales force. In addition, we experienced a $5.4 million increase in legal and consulting fees and costs associated with other strategic alternatives and the ongoing operations of our business and an increase of $4.0 million associated with Advanced Wound Care marketing and promotional materials and costs.

Research and Development Expenses

        The following table presents research and development expenses and the percentage relationship to total revenue for the periods indicated:

	Year Ended December 31,		Change
	2016	2017	$	%
	(in thousands, except for percentages)
Research and development	$6,277	$9,065	$2,788	44%
Research and development as a percentage of revenue	5%	5%

        Research and development expenses increased $2.8 million, or 44%, from $6.3 million for the year ended December 31, 2016 to $9.1 million for the year ended December 31, 2017. The increase in research and development expenses is primarily due to incremental costs of $2.9 million resulting from our acquisition of NuTech Medical and a $1.4 million increase in clinical research costs associated with our Advanced Wound Care products. These increases are partially offset by a decrease of $1.5 million due to the completion of an ongoing shelf life study on our Advanced Wound Care products.

Other Expense, Net

	Year Ended December 31,		Change
	2016	2017	$	%
	(in thousands, except for percentages)
Interest expense, net	$(5,474)	$(8,010)	$(2,536)	46%
Change in fair value of warrant liability	(737)	(1,037)	(300)	41%
Other expense, net	285	(9)	(294)	(103)%
Other expense, net	$(5,926)	$(9,056)	$(3,130)	53%

        Other expense, net increased $3.1 million, or 53%, from $5.9 million in the year ended December 31, 2016 to $9.1 million in the year ended December 31, 2017. Interest expense, net increased from $5.5 million in the year ended December 31, 2016 to $8.0 million in the year ended December 31, 2017 primarily due to the $17.0 million outstanding principal balance of the 2016 Loans, which were outstanding for the full year 2017 versus the partial year 2016, and additional borrowings of $17.6 million and $16.0 million made in 2017 under the Credit Agreement and the ML Agreement, respectively. The increase in the change in fair value of warrant liability is primarily due to the increase in the fair value of the shares underlying the warrants. See the sections titles "Description of Certain Indebtedness" and "Certain Relationships and Related Transactions."

Income Tax Benefit (Expense)

	Year Ended December 31,		Change
	2016	2017	$	%
	(in thousands)
Income tax benefit (expense)	$(65)	$7,025	$7,090		**

**
not meaningful

        Income tax expense decreased from $0.1 million for the year ended December 31, 2016 to an income tax benefit of $7.0 million for the year ended December 31, 2017 was primarily due to a partial release of our valuation allowance, which resulted from a deferred tax liability recorded through purchase accounting.

Comparison of the Year ended December 31, 2015 and 2016

Revenue

	Year Ended December 31,		Change
	2015	2016	$	%
	(in thousands, except for percentages)
Net revenue	$98,975	$138,732	$39,757	40%

        All of our net revenue during 2015 and 2016 was generated from sales of our Advanced Wound Care products. Net revenue increased $39.8 million, or 40%, to $138.7 million in 2016 from $99.0 million in 2015. Our net revenue growth was due to increased volume resulting primarily from the strength in sales of our PuraPly products that qualified for "pass-through" status, as well as the addition of sales representatives and increased penetration in the Advanced Wound Care market. Sales of our PuraPly products represented 10% of our net revenue for the year ended December 31, 2015 and 45% of our net revenue for the year ended December 31, 2016.

Cost of Goods Sold, Gross Profit and Gross Margin

	Year Ended December 31,		Change
	2015	2016	$	%
	(in thousands, except for percentages)
Cost of goods sold	$46,450	$48,201	$1,751	4%
Gross profit	$52,525	$90,531	$38,006	72%
Gross margin %	53%	65%

        Cost of goods sold increased $1.8 million, or 4%, to $48.2 million in 2016 from $46.5 million in 2015. The increase in cost of goods sold was due to a $9.4 million increase in raw material costs in connection with increased sales volume and a $0.9 million increase in support costs, which were partially offset by $8.5 million of cost savings due to manufacturing efficiencies.

        Gross profit increased $38.0 million, or 72%, to $90.5 million in 2016 from $52.5 million in 2015. Our growth in gross profit resulted primarily from increased sales volume due to strength in our Advanced Wound Care product sales and the resulting higher margins realized as a result of cost savings due to manufacturing efficiencies and product mix.

Selling, General and Administrative Expenses

        The following table presents selling, general and administrative expenses and the percentage relationship to total revenue for the periods indicated:

	Year Ended December 31,		Change
	2015	2016	$	%
	(in thousands, except for percentages)
Selling, general and administrative	$68,174	$93,029	$24,855	36%
Selling, general and administrative as a percentage of revenue	69%	67%

        Selling, general and administrative expenses increased $24.9 million, or 36%, from $68.2 million for 2015 to $93.0 million for 2016. The increase in selling, general and administrative expenses is due to a $15.5 million increase in employee-related expenses, including $6.9 million related to increased headcount primarily within our direct sales force, and $8.5 million in commissions associated with the 40% increase in net product revenue. We also experienced increased costs associated with marketing and promotional materials of $2.8 million and promotional units provided to wound care centers of $1.7 million and a $0.7 million increase in legal and consulting fees. Partially offsetting these 2016 cost increases were decreases attributable to a nonrecurring gain of $3.0 million received in connection with the settlement of litigation in 2015, a gain of $3.3 million recognized in connection with our contingent purchase earn-out during 2015 and a $2.1 million decrease in the medical device excise tax, due to a moratorium that was placed on the tax in 2016 and 2017.

Research and Development Expenses

        The following table presents research and development expenses and the percentage relationship to total revenue for the periods indicated:

	Year Ended December 31,		Change
	2015	2016	$	%
	(in thousands, except for percentages)
Research and development	$3,882	$6,277	$2,395	62%
Research and development as a percentage of revenue	4%	5%

        Research and development expenses increased $2.4 million, or 62%, from $3.9 million in 2015 to $6.3 million in 2016. The increase was due primarily to a $1.7 million increase in costs associated with a shelf-life extension study of an Advanced Wound Care product and a $0.7 million increase in clinical research costs associated with our Advanced Wound Care products.

Other Income (Expense), Net

	Year Ended December 31,		Change
	2015	2016	$	%
	(in thousands, except for percentages)
Interest expense, net	$(3,348)	$(5,474)	$(2,126)	64%
Change in fair value of warrant liability	—	(737)	(737)	**
Other income, net	277	285	8	3%
Total other income (expense), net	$(3,071)	$(5,926)	$(2,855)	93%

**
not meaningful

        Interest expense, net increased $2.1 million, or 64%, from $3.3 million in 2015 to $5.5 million in 2016. The increase was due primarily to the 2016 Loans, which included $17.0 million of incremental borrowings during the period. The change in fair value of warrant liability is due to a $0.7 million loss being recognized as a result of an increase in the fair value of the warrant liability issued in connection with the 2016 Loans.

Income Tax Benefit (Expense)

	Year Ended December 31,		Change
	2015	2016	$	%
	(in thousands, except for percentages)
Income tax benefit (expense)	$177	$(65)	$(242)	(137)%

        The increase in income tax expense from an income tax benefit of $0.2 million to income tax expense of $0.1 million is primarily due to a change in the offsets to the income tax expense. In 2015, we released a previously recorded income tax reserve that resulted in an offset to the income tax expense. In 2016, there were no offsets to income tax expense.

Liquidity and Capital Resources

        Since our inception, we have funded our operations and capital spending through cash flows from product sales, loans from affiliates and entities controlled by our affiliates and third-party debt. As of September 30, 2018, we had $25.8 million in cash. We expect that our cash on hand of $25.8 million as of September 30, 2018, plus cash flows from product sales and availability under the existing Credit Agreement, as amended, will be sufficient to fund our operating expenses, capital expenditure requirements and debt service payments through at least November 30, 2019.

        Our primary uses of cash are working capital requirements, capital expenditure requirements and debt service requirements. Additionally, from time to time, we may use capital for acquisitions and other investing and financing activities. Working capital is required principally to finance personnel and manufacturing costs related to the production of our products. Our working capital requirements vary from period-to-period depending on manufacturing volumes, the timing of shipments and the payment cycles of our customers and payers. Our capital expenditures consist primarily of building and improvements, manufacturing equipment, computer hardware and software.

        Our primary source of liquidity has been cash flow from operations and financing activities, including borrowings on promissory notes, lines of credit, loans from affiliates and entities controlled by our affiliates and equity offerings. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. In the event that we need access to additional cash, we may not be able to access the credit or equity markets on commercially acceptable terms or at all. Our ability to fund future operating expenses and capital expenditures and our ability to meet future debt service obligations or refinance our indebtedness will depend on our future operating performance which will be affected by general economic, financial and other factors beyond our control.

        The following table presents our cash and outstanding debt as of the dates indicated:

	December 31,
				September 30, 2018
	2015	2016	2017
	(In thousands)
Cash	$1,139	$1,778	$2,309	$25,768

Line of credit	7,269	4,869	17,618	20,234
Due to affiliates	400	400	4,500	4,500
Notes payable, net of discount	28,476	26,048	14,816	20,026
Capital lease obligations	3,551	3,402	13,915	12,796
Long-term debt—affiliates, including accrued interest(1)	34,395	53,076	52,142	70,178

Total debt(2)	74,091	87,795	102,991	127,734
Net debt(3)	$72,952	$86,017	$100,682	$101,966

(1)
Concurrently with the consummation of the business combination, outstanding principal of $45.7 million related to the affiliate debt will be converted into 6,502,679 shares of ORGO common stock, and AHPAC will make a cash payment to such creditors equal to $22.0 million plus the amount of accrued interest related to all aforementioned affiliate debt and accrued affiliate loan fees as of and through the closing date of the merger. Following the consummation of the transactions contemplated by the exchange agreement, the affiliate debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

(2)
Total debt equals current and long-term debt and capitalized lease obligations, net of discounts and issuance costs.

(3)
Net debt is defined as total debt less total cash.

Cash Flows

        The following table summarizes our cash flows for each of the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
	(in thousands)			(in thousands)
Net cash used in operating activities	$(10,193)	$(4,871)	$(3,574)	$(681)	$(43,252)
Net cash used in investing activities	(389)	(1,246)	(14,874)	(14,746)	(1,489)
Net cash provided by financing activities	10,786	6,776	18,948	15,479	68,270

Net increase in cash and restricted cash	$204	$659	$500	$52	$23,529

  Operating Activities

        During the nine months ended September 30, 2018, net cash used in operating activities was $43.3 million, resulting from our net loss of $55.6 million and net cash used in connection with changes in our operating assets and liabilities of $5.2 million, partially offset by non-cash charges of $17.5 million. Net cash used in changes in our operating assets and liabilities include an increase in prepaid expenses and other current assets of $2.7 million, an increase in inventory of $2.3 million, a decrease in accrued expenses of $1.8 million, an increase in accounts receivable of $0.8 million and a decrease in accounts payable of $0.5 million. The decreases were partially offset by an increase in accrued interest—affiliate debt of $2.9 million and a decrease in accrued expenses and other current liabilities of $0.1 million.

        During the nine months ended September 30, 2017, net cash used in operating activities was $0.7 million, resulting from our net loss of $3.1 million and net cash used in connection with changes in our operating assets and liabilities of $1.6 million, partially offset by non-cash charges of $4.0 million. Net cash used in connection with changes in our operating assets and liabilities include an increase in accounts receivable of $6.0 million, an increase in inventory of $1.5 million due to an improvement in inventory management processes and an increase in prepaid and other current assets of $0.7 million. The increases were partially offset by an increase in accrued expenses of $1.2 million, an increase in accrued interest on affiliate debt of $2.4 million and an increase in accounts payable of $3.0 million.

        During the year ended December 31, 2017, net cash used in operating activities was $3.6 million, resulting from our net loss of $7.5 million and net cash provided by changes in our operating assets and liabilities of $5.2 million, partially offset by non-cash charges of $9.2 million. Net cash used in connection with changes in our operating assets and liabilities include an increase in accounts receivable of $7.0 million, an increase in inventory of $3.8 million due to an improvement in inventory management processes and an increase in prepaid expense and other current assets of $2.7 million. The increases were partially offset by an increase in accounts payable of $3.9 million, an increase in accrued interest on affiliate debt of $3.2 million and an increase in accrued expenses of $1.0 million.

        During the year ended December 31, 2016, net cash used by operating activities was $4.9 million, resulting from our net loss of $14.8 million and net cash provided by changes in our operating assets and liabilities of $7.4 million partially offset by non-cash charges of $17.3 million. Net cash provided by changes in our operating assets and liabilities includes a decrease in prepaid expense and other current assets of $1.0 million, an increase in accrued expenses of $1.1 million and an increase in accrued interest on affiliate debt of $2.3 million, all partially offset by an increase in accounts receivable of $6.6 million and an increase in inventory of $5.4 million.

        During the year ended December 31, 2015, net cash used by operating activities was $10.2 million, resulting from our net loss of $22.4 million, partially offset by non-cash charges of $13.0 million. Changes in our operating assets and liabilities had a net zero impact on our operating cash flows, and include a decrease in accounts receivable of $1.4 million, a decrease in prepaid expense and other current assets of $0.3 million, a decrease in other assets of $0.8 million, an increase in accounts payable of $2.1 million, an increase in accrued expenses of $2.4 million and an increase in accrued interest on affiliate debt of $0.4 million, all partially offset by an increase in inventory of $8.2 million.

  Investing Activities

        During the nine months ended September 30, 2018, we used $1.5 million of cash in investing activities solely consisting of capital expenditures.

        During the nine months ended September 30, 2017, we used $14.7 million of cash in investing activities that consisted primarily of $11.8 million used in connection with our NuTech Medical acquisition, $2.3 million of capital expenditures and a $0.7 million decrease as a result of our VIE deconsolidation.

        During the year ended December 31, 2017, we used $14.9 million of cash in investing activities that consisted primarily of $11.8 million used in connection with our NuTech Medical Acquisition, $2.4 million of capital expenditures and a $0.7 million decrease as a result of our VIE deconsolidation.

        During the year ended December 31, 2016, net cash used by investing activities was $1.2 million, primarily consisting of capital expenditures of $1.4 million, partially offset by $0.1 million in proceeds from disposals of our property and equipment.

        During the year ended December 31, 2015, net cash used by investing activities was $0.4 million, primarily consisting of capital expenditures of $0.5 million, partially offset by $0.1 million in proceeds from disposals of our property equipment.

  Financing Activities

        During the nine months ended September 30, 2018, net cash provided by financing activities was $68.3 million that consisted primarily of $45.7 million in net proceeds from the issuance of common stock, $15.0 million in notes payable—related party borrowings, $5.0 million in notes payable—term loan borrowings and $2.6 million in net borrowings under our Credit Agreement.

        During the nine months ended September 30, 2017, net cash provided by financing activities was $15.5 million. The increase was primarily due to $14.0 million in borrowings under the ML Agreement, net borrowings under our Credit Agreement of $10.2 million, proceeds of $1.0 million attributable to the Real Estate Entities in connection with payments on their mortgage notes and proceeds of $0.2 million from the exercise of stock options. The net cash provided by financing activities was partially offset by notes payable repayments of $7.7 million, $0.8 million of debt issuance costs related to the ML Agreement and $1.5 million of deferred acquisition consideration related to our NuTech Medical Acquisition.

        During the year ended December 31, 2017, net cash provided by financing activities was $18.9 million. The increase was primarily due to $16.0 million in borrowings under the ML Agreement, net borrowings under our Credit Agreement of $12.7 million, proceeds of $1.0 million attributable to the Real Estate Entities in connection with cash contributions from member affiliates and proceeds of $0.2 million from the exercise of stock options. The net cash provided by financing activities was partially offset by notes payable repayments of $6.3 million, $0.9 million of debt issuance costs related to the ML Agreement, repayment of $1.3 million of our related party notes payable and $2.5 million of deferred acquisition consideration related to our NuTech Medical Acquisition.

        During the year ended December 31, 2016, net cash provided by financing activities was $6.8 million. The increase was primarily due to $17.2 million in borrowings pursuant to the 2016 Loans and $2.4 million in net borrowings under our 2010 Loans and 2015 Loans. The net cash provided by financing activities was partially offset by 2010 Loans and 2015 Loans payable repayments of $5.3 million, distributions to affiliates of $5.2 million and repayments under the Credit Agreement of $2.4 million.

        During the year ended December 31, 2015, net cash provided by financing activities was $10.8 million. The increase was primarily due to $11.1 million in borrowings under the 2015 Loans, borrowings under our Credit Agreement of $2.1 million and proceeds from the exercise of stock options of $1.8 million. The net cash provided by financing activities was partially offset by related party notes payable repayments of $2.5 million and repayments on the 2011 term loan of $1.9 million.

Indebtedness

  Long-Term Debt—Loans from the Controlling Entities

        2010 Loans and 2015 Loans.    In October 2010, we entered into the 2010 Loan Agreement with certain of our affiliates, and entities controlled by our affiliates. As of September 30, 2018, we have approximately $19.9 million in 2010 Loans outstanding. In November 2015, we entered into the 2015 Loan Agreement with certain of our affiliates and entities controlled by our affiliates. As of September 30, 2018, we have approximately $11.4 million in 2015 Loans outstanding. We have accrued but not paid interest on each of the 2010 Loans and 2015 Loans since inception.

        2016 Loans.    In April 2016, we entered into a Securities Purchase Agreement with certain of our affiliates and issued subordinated notes and warrants. As of September 30, 2018, we have $17.0 million in aggregate principle amount of 2016 Loans outstanding. In connection with the 2016 Loans, we issued warrants to purchase 446,194 shares of common stock at an exercise price of $7.28 per share. The warrants contain a down round protection provision whereby the exercise price and number of shares exercisable reset upon either the issuance of shares or other equity linked instruments at a price less than $7.28 per share or upon the contractual price reset of other equity linked instruments post issuance.

        In March 2017, in connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans and 2016 Loans entered into a subordination agreement whereby the noteholders agreed to defer any payments of principal, fees or interest until the Credit Agreement matures in 2020. In April 2017, in connection with the ML Agreement, the noteholders entered into an additional subordination agreement with the lender. The noteholders also agreed to subordinate all amounts due under the 2010 Loans, 2015 Loans and 2016 Loans and all their security interests to the indebtedness and obligations under the ML Agreement. See the section titled "Certain Relationships and Related Transactions" for further details on the 2010 Loans, 2015 Loans and 2016 Loans.

        2018 Loans.    In April 2018, we entered into the 2018 Loan Agreement with certain of our affiliates. As of September 30, 2018 we have $15.0 million in aggregate principal outstanding. The 2018 Loans are subordinated to the Credit Agreement, ML Agreement and the sellers of NuTech Medical.

  Credit Agreement

        In March 2017, we entered into a credit agreement with SVB. The Credit Agreement, as amended, provides for a revolving credit facility of up to $30 million and a term loan of up to $5 million. As of September 30, 2018, we had outstanding borrowing under the Credit Agreement of $25.2 million. See the section titled "Description of Certain Indebtedness—SVB Credit Agreement" for further details on the Credit Agreement.

  ML Agreement

        In April 2017, we entered into a master lease agreement with Eastward. As of September 30, 2018, we had outstanding borrowings of $15.9 million under the ML Agreement. See the section titled "Description of Certain Indebtedness—Eastward Master Lease Agreement" for further details on the ML Agreement." In conjunction with the ML Agreement, we issued warrants to purchase 233,010 shares of common stock at an exercise price of $5.15 per share.

  Notes Payable—Real Estate Entities

        Dan Road Associates has a mortgage note payable to a bank owed in monthly installments and bearing interest at LIBOR rate plus 220 basis points. The note matures in August 2021. The note is secured by a mortgage on the real estate occupied by the Company and owned by Dan Road Associates and, until the deconsolidation on June 1, 2017, limited personal guarantees from certain affiliates.

        85 Dan Road Associates has a mortgage note payable to a bank owed in monthly installments and bearing interest at the LIBOR rate plus 185 basis points. The note matures in October 2022. The note is secured by a mortgage on the real estate occupied by the Company and owned by 85 Dan Road Associates and, until the deconsolidation on June 1, 2017, limited personal guarantees from certain affiliates.

        65 Dan Road Associates has a mortgage note payable to a bank owed in monthly installments and bearing interest at the LIBOR rate plus 185 basis points. The note matures in October 2022. The note is secured by a mortgage on the real estate occupied by the Company and owned by 65 Dan Road Associates and, until the deconsolidation on June 1, 2017, limited personal guarantees from certain affiliates.

        On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes payable that resulted in the removal of limited personal guarantees that had been provided by certain of our affiliates in respect of these mortgagees. As a result, we determined that the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, we determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model in our consolidated financial statements. In connection with the deconsolidation of the Real Estate Entities, the notes payable associated with these entities were derecognized from our condensed consolidated balance sheet.

  NuTech Medical

        As part of the consideration for the acquisition of NuTech Medical on March 24, 2017, we agreed to make four quarterly payments of $1.0 million during the first year following the closing, less a $0.5 million adjustment for working capital, and a payment of $4.0 million on the fifteen-month anniversary of the closing. As of September 30, 2018, $5.0 million remains payable and is accruing interest at a rate of 6% per annum.

  Interest Rate Protection

        During 2018, 85 Dan Road Associates entered into an interest rate swap agreement with a notional amount of $8.4 million and a fixed interest rate of 5.04% in connection with its mortgage note payable.

        During 2018, 65 Dan Road Associates entered into an interest rate swap agreement with a notional amount of $6.7 million and fixed interest rate of 5.04% in relation to its mortgage note payable.

        During 2016, Dan Road Associates entered into an interest rate swap agreement with a notional amount of $8.3 million and fixed interest rate of 3.39% in relation to its mortgage note payable.

        The interest rate swaps have not been designated as hedging instruments, and as such, the fair value of these instruments was recorded as an asset or liability on the consolidated balance sheet with change in the fair value of the instruments recognized as income or expense in the current period as a component of other income (expense), net in the consolidated statement of operations and comprehensive income (loss).

        On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes, which resulted in the removal of the requirement that certain of our affiliates provide certain personal guarantees in respect of the mortgage loans. As a result, we determined that the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, we determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. Upon deconsolidation of the Real Estate Entities, the assets and liabilities associated with the interest rate swaps were derecognized.

Contractual Obligations

        The following table summarizes our contractual obligations as of September 30, 2018 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years
		(in thousands)
Operating lease obligations(1)	$11,978	$4,165	$7,145	$668
Capital lease obligations(2)	18,640	4,210	8,615	5,815
Debt obligations(3)	128,990	9,871	33,228	85,891
Purchase commitments(4)	14,064	14,064	—	—
Deferred acquisition consideration(5)	5,542	5,542	—	—
Litigation settlement(6)	150	150	—	—

Total	$179,364	$38,002	$48,988	$92,374

(1)
Amounts in the table reflect minimum payments due for our lease of office space and vehicles under operating leases that expire between 2018 and 2022.

(2)
Amounts in the table reflect the total cash payments on our capital lease obligations associated with the Real Estate Entities. The leases have a ten-year term and expire in December 2022.

(3)
Amounts in the table reflect the contractually required principal and interest payable as of September 30, 2018 pursuant to outstanding borrowings under the Credit Agreement, the ML Agreement and long-term debt—affiliates. The table reflects principal and interest payments due under the ML Agreement with interest only payments through April 2019 at an interest rate of 10.5%, as well as a final payment of $1.2 million due upon repayment of all outstanding amounts. The table also reflects interest payments due under the Credit Agreement calculated using an interest rate of 7.25%, which was the applicable interest rate as of September 30, 2018 as well as the outstanding principal due in December 2018 and March 2020 in relation to the term loan and line of credit, respectively.

(4)
Amounts in the table reflect purchase commitments to suppliers for raw materials and consumables to be utilized in the manufacturing process.

(5)
Amounts in the table reflect deferred acquisition consideration payable to the sellers of NuTech Medical including interest accruing at a rate of 6% per annum.

(6)
Amounts in the table reflect a royalty maintenance obligation.We are required to make one payment of $0.2 million in April 2019.

        We are obligated, under certain license agreements, to pay royalties, based on a percentage of net sales of certain licensed products.

Critical Accounting Policies and Estimates

        Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. Management bases its estimates, assumptions and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our consolidated financial statements, which, in turn, could materially change our results from those reported. Management evaluates its estimates, assumptions and judgments on an ongoing basis. Historically, our critical accounting estimates have not differed materially from actual results. However, if our assumptions change, we may need to revise our estimates, or take other corrective actions, either of which may also have a material adverse effect on our consolidated statements of operations, liquidity and financial condition.

        We believe the following critical accounting policies involve significant areas where management applies judgments and estimates in the preparation of our consolidated financial statements.

  Revenue Recognition

        We recognize revenue from product sales upon delivery, after risk of ownership passes to the customer in accordance with a purchase order which includes a fixed price, collection is probable, and no performance obligations exist. Product shipped to customers in advance of the receipt of a purchase order is not recognized as revenue or cost of goods sold until the purchase order is received. We record revenue net of a provision for estimated sales returns, early payment discounts and GPO rebates, which are accrued at the time revenue is recognized, based upon historical experience and specific circumstances.

  Consolidated Variable Interest Entities

        We consolidate all entities where there exists a controlling financial interest. We have considered our relationships with certain entities to determine whether we have a variable interest in these entities and, if so, whether we are the primary beneficiary of the relationship.

        In determining whether we are the primary beneficiary, we consider, among other things, if we have the authority to direct the activities of the variable interest entity, or VIE, that most significantly impact the entity's economic performance, including determining or limiting the scope or purpose of the VIE, selling or transferring property owned or controlled by the VIE, or arranging financing for the VIE. We also consider whether we have the obligation to absorb losses of or the right to receive benefits from the VIE. We also review all contractual relationships the entities have with other parties to determine if the entities meet the definition of a variable interest entity. We assess our determination of the primary beneficiary on an ongoing basis.

        We are the sole tenant in each of the facilities owned by the Real Estate Entities under long-term capital leases. Furthermore, we have made substantial improvements to each of the leased buildings, all of which transfer residual value to us. As a result, the accounts and transactions of the Real Estate Entities are consolidated for financial reporting purposes as VIEs. Although we consolidated all of the assets and liabilities of the Real Estate Entities, the assets of the Real Estate Entities were not available to settle our obligations and the creditors of the Real Estate Entities do not have recourse against our assets, except as provided for contractually. We deconsolidated the Real Estate Entities as of June 1, 2017 due to the removal of certain personal guarantees made by members of our board of directors in respect of mortgages held on the leased properties.

  Accounts Receivable

        Accounts receivable are stated at invoice value less estimated allowances for sales returns and doubtful accounts. We estimate the allowance for sales returns based on a historical percentage of returns over a twelve-month trailing average of sales returns. We continually monitor customer payments and maintain a reserve for estimated losses resulting from our customers' inability to make required payments. We consider factors such as historical experience, credit quality, age of the accounts receivable balances, geographic related risks and economic conditions that may affect a customer's ability to pay. In cases where there are circumstances that may impair a specific customer's ability to meet its financial obligations, a specific allowance is recorded against amounts due, and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received.

  Inventory

        Inventory is stated at the lower of cost (determined under the first-in first-out method) or net realizable value. Inventory includes raw materials, work in process and finished goods. It also includes cell banks and the cost of tests mandated by regulatory agencies, of the materials to qualify them for production.

        We regularly review inventory quantities on hand and record a provision to write down excess and obsolete inventory to its estimated net realizable value based upon management's assumptions of future material usage, yields and obsolescence, which are a result of future demand and market conditions and the effective life of certain inventory items. Our excess and obsolete inventory review process includes analysis of sales forecasts and historical sales as compared to inventory, and working with operations to maximize recovery of excess inventory. The estimate of excess quantities is subjective and primarily dependent on our estimate of future demand for a particular product. If the estimate of future demand is inaccurate based on actual sales, we may increase the write down for excess inventory for that component.

  Goodwill and Other Intangible Assets

        Business combinations are accounted for under the acquisition method. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

        Goodwill is tested for impairment by reporting unit annually as of December 31, or more frequently when events or changes in circumstances indicate that the asset might be impaired. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition.

        Management first assesses qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that our fair value is less than its carrying amount. If after assessing the totality of events or circumstances, we were to determine that it is more likely than not that our fair value is less than its carrying amount, then we would perform a quantitative impairment test.

        Impairment is tested by comparing our carrying value to our fair value. If our fair value exceeds the carrying value of the net assets, goodwill is not impaired. If our fair value is less than the carrying value, then the impairment loss is recorded as the difference between our implied fair value of goodwill and our carrying value.

        Identifiable intangible assets include developed technology and patents, trade names, trademarks, independent sales agency networks and non-compete agreements obtained through business acquisitions. We amortize our identifiable definite lived intangible assets over the estimated useful lives of each asset. When we determine that the carrying value of identifiable intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the measurement of any impairment is determined and the carrying value is reduced as appropriate.

        There were no impairments of goodwill during 2015, 2016 or 2017 or during the nine months ended September 30, 2018. During the year ended December 31, 2015, we recognized an impairment charge in the amount of $0.2 million in relation to our patents. The patents were deemed to have no fair value and were written off during the year ended December 31, 2015.

        Our estimates of discounted cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to our business model or changes in operating performance. Significant differences between these estimates and actual cash flows could materially affect our future financial results. These factors increase the risk of differences between projected and actual performance that could impact our future estimates of the Company's fair value.

  Impairment of Long-Lived Assets

        We review other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group's carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset.

  Income Taxes

        We provide for income taxes using the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the effect of all temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred taxes are determined using enacted tax rates in effect in the year in which the differences are expected to settle. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some of all of the deferred tax assets will not be realized. Annually, management evaluates the recoverability of deferred taxes and the level of adequacy of the valuation allowance.

        We recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that had a greater than 50% likelihood of being realized upon ultimate settlement.

  Valuation of Interest Rate Swaps

        The Real Estate Entities utilize interest rate swaps to manage the economic impact of fluctuations in interest rates and do not use interest rate swaps for speculative or trading purposes. Periodically, the Real Estate Entities enter into interest rate swap agreements to modify the interest characteristics of the outstanding debt. The interest rate swaps have not been designated as hedging instruments, and as such, the fair value of these instruments is recorded as an asset or liability on the consolidated balance sheet with change in the fair value of the instruments recognized as income or expense in the current period as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. The interest rate swaps are valued based on the prevailing market yield curve on the date of measurement.

        On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes that resulted in the removal of the requirement that members of our board of directors provide personal guarantees for the loans. As a result, we determined that the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, we determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. Upon deconsolidation of the Real Estate Entities, the assets and liabilities associated with the interest rate swaps were derecognized.

  Valuation of Warrant Liability

        In connection with the 2016 Loans, we issued warrants to purchase our common stock to the lenders, who are our affiliates. We classify the warrants as a liability on our consolidated balance sheet because each warrant provides for down-round protection, which provides that the exercise price of the warrants be adjusted if we issue equity at a price that is below the current exercise price of the warrants. The warrant liability was initially recorded at fair value and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

        We utilized a Binomial Lattice pricing model with five steps of the binomial tree to estimate the fair value of the warrant liability. We assess these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. Estimates and assumptions impacting the fair value measurement included the estimated probability of adjusting the exercise price of the warrants, the number of shares for which the warrants will be exercisable, the fair value per share of the underlying common shares issuable upon exercise of the warrants, the remaining contractual term of the warrants, the risk-free interest rate, the expected dividend yield, and the expected volatility of the price of the underlying common shares. We determined the fair value per share of our common shares by completing a third-party valuation of the common shares (see "—Determination of the Fair Value of Common Stock" below). We have historically been a private company and lack company-specific historical and implied volatility information of our shares. Therefore, we estimated the expected share volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. We estimated a 0% expected dividend yield based on the fact that we have never paid or declared dividends and do not intend to do so in the foreseeable future.

  Valuation of Forfeiture Rights

        In connection with the acquisition of NuTech Medical, we issued shares of common stock that are forfeitable by the sole stockholder of NuTech Medical upon the occurrence of the FDA requiring approval of certain products acquired from NuTech Medical. The fair value of the forfeiture rights was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of FDA requiring approval, the number of shares of common stock to be forfeited and the fair value per share of the common stock by completing a third-party valuation of the common stock. The fair value of our common stock was determined using the probability weighted expected return method ("PWERM"), which considered the equity holders return under various liquidity event scenarios.

  Valuation of Contingent Purchase Earn-out

        In connection with our acquisition of Dermagraft from Shire, we recognized a contingent purchase earn-out that was valued by management with input from an independent third-party valuation firm based on future probability-weighted expected pay-outs as of the date of acquisition and each subsequent reporting date.

  Stock-Based Compensation

        We measure stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Generally, we issue stock-based awards with only service-based vesting conditions and record the expense for these awards using the straight-line method. We have not issued any stock-based awards with performance-based vesting conditions.

        We recognize stock-based compensation expense within the consolidated financial statements for all share-based payments based upon the estimated grant-date fair value for the awards expected to ultimately vest.

        The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. Historically there has been no public market for our common stock, and as such we lack company-specific historical and implied volatility information for our common stock. Therefore, we estimate our expected stock price volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded stock price. The expected term of our stock options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that we have never paid cash dividends on common stock and do not expect to pay any cash dividends in the foreseeable future.

  Determination of the Fair Value of Common Stock

        As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant, with input from management, considering third-party valuations of our common stock as well as our board of directors' assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the

American Institute of Certified Public Accountants' Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuation as of September 30, 2016 was prepared using the option-pricing method, or OPM, which used a market approach to estimate our enterprise value. The OPM treats common stock and other outstanding equity instruments as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company's securities changes. Our common stock valuations as of December 31, 2016, September 30, 2017, December 31, 2017 and September 30, 2018 were prepared using PWERM, which estimates the future value of the company assuming various possible future liquidity events like an initial public offering, or IPO, sale or merger. The value of common stock is estimated based upon the probability-weighted present value of expected future net cash flows. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $5.74 per share as of September 30, 2016, $7.01 per share as of December 31, 2016, $10.66 as of September 30, 2017, $10.95 as of December 31, 2017 and $12.00 as of September 30, 2018.

        Our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

  •
  independent third party valuations, which involve the selection of comparable peer companies and other assumptions;

  •
  equity market conditions affecting comparable public companies, as reflected in comparable companies' market multiples, IPO valuations and other metrics;

  •
  the achievement of enterprise milestones, including our progress in clinical trials;

  •
  management and board experience;

  •
  the prices at which we sold common stock;

  •
  the progress of our research and development programs, including the status of clinical studies and clinical trials;

  •
  our financial position, including cash on hand, and our historical and forecasted performance and operating results;

  •
  the lack of an active public market for our common stock;

  •
  the likelihood of achieving a liquidity event, such as an IPO or a sale of our company in light of prevailing market conditions; and

  •
  the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

        The assumptions underlying these valuations represent management's best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

  Options Granted

        The following table sets forth by grant date the number of shares subject to options granted from January 1, 2016 through September 30, 2018, the per share exercise price of the options, the fair value of common stock per share on each grant date, and the per share estimated fair value of the options:

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair Value per Common Share on Grant Date	Per Share Estimated Fair Value of Options
May 4, 2017	895,194	$7.01	$7.01	$3.28
February 21, 2018	78,111	$10.95	$10.95	$5.04

Off-Balance Sheet Arrangements

        We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued and Adopted Accounting Pronouncements

        We have reviewed all recently issued standards as disclosed in Note 2 to our consolidated financial statements appearing at the end of this joint proxy statement/prospectus. We are currently evaluating the impact that adoption of the standards will have on our financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including fluctuations in interest rates and variability in currency exchange rates. We have established policies, procedures and internal processes governing our management of market risk and the use of financial instruments to manage our exposure to such risk.

Interest Rate Risk

        As of December 31, 2017 and September 30, 2018, we had $17.6 million and $20.2 million of borrowings outstanding under our lines of credit, respectively. Borrowings under the lines of credit bear interest at variable rates. Based on the principal amounts outstanding as of December 31, 2017 and September 30, 2018, an immediate 10% change in the interest rate would not have a material impact on our debt related obligations, financial position or results of operations. All of our other outstanding indebtedness bear interest at fixed rates and, therefore, do not expose us to interest rate risk.

Foreign Currency and Market Risk

        The majority of our employees and our major operations are currently located in the United States. The functional currency of our foreign subsidiary in Switzerland is the U.S. dollar. We have, in the normal course of business, engaged in contracts with contractors or other vendors in a currency other than the U.S. dollar. To date, we have had minimal exposure to fluctuations in foreign currency exchange rates as the time period from the date that transactions are initiated and the date of payment or receipt of payment is generally of short duration. Accordingly, we believe we do not have a material exposure to foreign currency risk.

ORGANOGENESIS MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors, their positions and their ages as of September 30, 2018 are set forth below:

Name	Age	Position(s)
Executive Officers
Gary S. Gillheeney, Sr.	63	President and Chief Executive Officer
Timothy M. Cunningham	56	Chief Financial Officer
Patrick Bilbo	56	Chief Operating Officer
Lori Freedman	51	Vice President and General Counsel
Brian Grow	42	Chief Commercial Officer
Antonio S. Montecalvo	52	Vice President, Health Policy and Contracting
Howard Walthall	46	Executive Vice President, Strategy and Market Development
Directors
Alan A. Ades	79	Director
Albert Erani	78	Director
Glenn H. Nussdorf	64	Director

Executive Officers

        Gary S. Gillheeney, Sr. has served as our President and Chief Executive Officer since 2014. Previously, he served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2003 to 2014 and as our Chief Financial Officer from 2002 to 2003. Prior to joining Organogenesis, Mr. Gillheeney held executive positions at Innovative Clinical Solutions, Ltd., a provider of decision support and clinical knowledge solutions to healthcare staff, from 1999 to 2002, as its Chief Operating Officer, Chief Financial Officer, as well as Treasurer and Secretary. Prior to joining Innovative Clinical Solutions, Mr. Gillheeney held positions as Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary at Providence Energy Corporation. Mr. Gillheeney has a B.S. in Accounting from American International College and an M.B.A. from Bryant College.

        Timothy M. Cunningham has served as our Chief Financial Officer since 2016. Prior to joining Organogenesis, Mr. Cunningham was Chief Financial Officer of Vestigo Ventures, a venture capital firm. Previously, from 2014 to 2015, Mr. Cunningham served as Senior Vice President and Chief Financial Officer of DialogTech. From 2011 to 2014, he was Worldwide Vice President, Finance and Operations, of GFI Software SA. Prior to joining GFI, he was Executive Vice President and Chief Financial Officer of Metatomix from 2001 to 2010 and Senior Vice President and Chief Financial Officer of Mediabridge Technologies from 1997 to 2000. Earlier in his career, Mr. Cunningham was in public accounting with KPMG followed by Pricewaterhouse Coopers. Mr. Cunningham earned a B.S. in Accounting from Boston College and an M.B.A. from Boston University. Mr. Cunningham is a certified public accountant.

        Patrick Bilbo has served as our Chief Operating Officer since 2017. Previously, he served as our Senior Vice President, Regulatory, Government Affairs and Administration and other executive positions from 1999 to 2017. Prior to joining Organogenesis, he was Director, Regulatory and Clinical Affairs, for Cytyc Corporation from 1994 to 1998. Mr. Bilbo earned an M.B.A. from the Boston University Questrom School of Business, an M.A. in Biology and an M.A. in Technology Strategy and Policy from the Boston University Graduate School of Arts & Sciences, and a B.S. degree in Biology from Syracuse University.

        Lori Freedman has served as our Vice President and General Counsel since 2018 and as our General Counsel since 2017. Previously, she served as Vice President, Corporate Affairs & General Counsel of pSivida Corp., a specialty biopharmaceutical company, from 2001 to 2016 and as Vice President, General Counsel for Allaire Corporation, a computer software company, from 1998 to 2001. Mrs. Freedman holds a J.D. from the Boston University School of Law and a B.A. in economics and psychology from Brandeis University.

        Brian Grow has served as our Chief Commercial Officer since 2017. Since 2004, he has served in a number of roles at Organogenesis with increasing responsibility, including as our Director of Sales, Commercial Operations, from 2013 to 2016, Associate Director, Marketing, from 2012 to 2013, Project Manager—Apligraf from 2011 to 2013, Regional Sales Manager from 2006 to 2011 and Tissue Regeneration Specialist from 2004 to 2006. Prior to joining Organogenesis, he was a pharmaceutical sales representative for Bristol-Myers Squibb from 2003 to 2004 and a tissue engineering specialist for Innovex/Novartis from 2000 to 2003. Mr. Grow earned a B.A. in Psychology from William Jewell College.

        Antonio S. Montecalvo has served as our Vice President, Health Policy and Contracting since 2017. Since 2003, he has served in various roles at Organogenesis, including as Director of Customer Support Services from 2003 to 2006. Prior to joining Organogenesis, Mr. Montecalvo served as Director of Accounting for Innovative Clinical Solutions, LTD from 2000 to 2003, as Senior Contracts Specialist for UnitedHealth Group from 1996 to 2000 and as a Senior Accountant for Piccerelli, Gilstein & Company, LLP from 1994 to 1996. Mr. Montecalvo holds a B.S. in Accounting from the University of Rhode Island.

        Howard Walthall has served as our Executive Vice President, Strategy and Market Development since 2017. Previously, he served as President and CEO of NuTech Medical from 2013 to 2017, as President and CEO of NuTech Spine from 2011 to 2017 and as Vice President and General Counsel of NuTech Medical from 2011 to 2012. Prior to joining NuTech, he was a partner at Burr & Forman LLP from 2006 to 2011 and served as an Adjunct Professor at the University of Alabama School of Law from 2005 to 2011. Mr. Walthall has a B.S.E. in Biomedical and Mechanical Engineering from Duke University and a J.D. from the Cumberland School of Law at Samford University.

Directors

        Alan A. Ades has served as a member of our board of directors since 2003. Mr. Ades is a Co-founder and Principal Owner of A & E Stores, Inc., and has served as its President and Chief Executive Officer since 1966. Mr. Ades founded Rugby Realty Co., Inc. in 1980 and has served as its Principal since 1980. Mr. Ades has served as a director of A & E Stores, Inc. since 1967. Mr. Ades has a B.A. in Business Administration from the University of Michigan and an L.L.B. from New York University Law School. We believe Mr. Ades is qualified to serve on our board of directors due to his investment and financial experience as well as his expertise in business management.

        Albert Erani has served as a member of our board of directors since 2003. Mr. Erani founded A & E Stores, Inc. and has served as its Vice President, Principal and Secretary since 1971. Mr. Erani is Principal of Rugby Realty Co., Inc., an entity that owns real estate partnerships. We believe Mr. Erani is qualified to serve on our board of directors due to his investment and financial experience as well as his expertise in business management.

        Glenn H. Nussdorf has served as a member of our board of directors since 2003. Mr. Nussdorf has served as Chief Executive Officer of Quality King Distributors, Inc., a distributor of health and beauty care products and prescription drugs, and its subsidiary QK Healthcare, Inc., since 1999. Previously, Mr. Nussdorf served as Chief Operating Officer of Quality King from 1997 to 1998 and as a Senior Vice President from 1994 to 1996. Mr. Nussdorf is also a major shareholder of Perfumania Holdings, Inc., a vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances. Since 2017, Mr. Nussdorf has also served as a member of the board of directors of Perfumania Holdings, Inc. We believe Mr. Nussdorf is qualified to serve on our board of directors due to his investment and financial experience as well as his expertise in business management.

 EXECUTIVE COMPENSATION

AHPAC

        The following disclosure concerns the compensation of AHPAC's officers and directors for the fiscal year ending December 31, 2017. After the completion of our business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. For a discussion of our executive compensation arrangements after the closing of the business combination, please see the section entitled "ORGO Executive Compensation" beginning on page 242 of this proxy statement.

        None of AHPAC's officers or directors have received any cash compensation for services rendered to us. There are no agreements or understandings, whether written or unwritten, with our named executive officers concerning the information specified in Item 402(t)(2) or (3) (i.e., any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the business combination). Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our officers or directors. Commencing on October 11, 2016, through the earlier of the consummation of an initial business combination or our liquidation, we have and will continue to pay monthly recurring expenses of $10,000 to our Sponsor for office space, administrative and support services. Our Sponsor, officers, directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors review on a quarterly basis all payments that were made to our Sponsor, officers, directors, and our or their affiliates. We note that some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the business combination, please see the section entitled "Proposal No. 1—The Business Combination Proposal."

Organogenesis

        The following disclosure concerns the compensation arrangements of Organogenesis' named executive officers and directors for the fiscal year ended December 31, 2017.

Employment Agreements, Severance and Change in Control Arrangements

        We have entered into employment agreements with the certain executive officers, or NEOs, listed below. The agreements generally provide for at-will employment and set forth the NEO's initial base salary, and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment. See section titled "Management After the Business Combination—ORGO Executive Officer and Director Compensation—Summary Compensation Table" for details regarding the compensation paid to each of the Organogenesis NEOs for the fiscal years ended December 31, 2017 and 2016.

Agreement with Mr. Gillheeney

        Organogenesis entered into an employment agreement with Mr. Gillheeney, dated February 1, 2007. The agreement provides for "at-will" employment and sets forth certain agreed upon terms and conditions of employment. Mr. Gillheeney's current annual base salary is $772,481, and he is currently eligible to receive an annual performance bonus of up to 75% of his base salary. If Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) one-half of his then current annual base salary payable in six (6) equal monthly installments, (ii) a continuation of benefit coverage for six (6) months and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

Agreement with Mr. Cunningham

        Organogenesis entered into an employment letter agreement with Mr. Cunningham, dated July 15, 2016. The letter agreement provides for at-will employment and sets forth certain agreed upon terms and conditions of employment. Mr. Cunningham's current annual base salary is $275,000, and he is currently eligible to receive an annual performance bonus of up to 35% of his base salary. If Mr. Cunningham is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following: (i) six (6) months of his then current base salary following execution of a standard separation agreement, (ii) a lump sum payment equal to fifty percent (50%) of the target annual bonus and (iii) a continuation of benefit coverage for six (6) months. In addition, upon a change of control, as defined in the employment agreement, fifty percent (50%) of Mr. Cunningham's remaining unvested options shall immediately become fully vested and exercisable.

Agreement with Mr. Walthall

        Organogenesis entered into an employment agreement with Mr. Walthall, dated March 18, 2017. The agreement provides for "at-will" employment and sets forth certain agreed upon terms and conditions of employment. Mr. Walthall's current annual base salary is $400,000 and he is currently eligible to receive an annual performance bonus of up to 30% of his base salary. If Mr. Walthall is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following: (i) one-half of his then current annual base salary payable in six (6) equal monthly installments, (ii) a continuation of benefit coverage for six (6) months and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

        During 2017, Organogenesis did not pay its directors for their service on the board of directors and as of December 31, 2017 none of the directors held any options.

 MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

        The current executive officers of Organogenesis are expected to become executive officers of ORGO following the business combination. For biographical information concerning the current executive officers of Organogenesis, who are anticipated to become the executive officers of ORGO, please see the section entitled "Information About Organogenesis—Executive Officers and Directors." The following persons (with ages as of September 30, 2018) are anticipated to be the directors and executive officers of ORGO, upon the consummation of the business combination:

Name	Age	Position(s)
Gary S. Gillheeney, Sr.	63	Director, President and Chief Executive Officer
Timothy M. Cunningham	56	Chief Financial Officer
Patrick Bilbo	56	Chief Operating Officer
Lori Freedman	51	Vice President and General Counsel
Brian Grow	42	Chief Commercial Officer
Antonio S. Montecalvo	52	Vice President, Health Policy and Contracting
Howard Walthall	46	Executive Vice President, Strategy and Market Development
Alan A. Ades	79	Director
Maurice Ades	51	Director
Albert Erani	78	Director
Arthur S. Leibowitz	65	Director
Wayne Mackie	69	Director
Glenn H. Nussdorf	64	Director
Joshua Tamaroff	33	Director

Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination

        Upon the consummation of the business combination, we anticipate increasing the size of the ORGO Board from six directors to eight directors, each of whom will be voted upon by AHPAC's shareholders at the special meeting. If all director nominees are elected and the business combination is consummated, the ORGO Board will initially consist of eight directors. The Board has determined that each of Messrs. Tamaroff, Mackie and Liebowitz will be "independent directors" under NASDAQ listing standards.

        See the biography relating to each of Messrs. Ades, Erani, Gillheeney and Nussdorf set forth above under the section entitled "Organogenesis Management—Executive Officers and Directors".

        Maurice Ades    Mr. Ades has been a Principal and Managing Partner of Rugby Realty since 2013. Mr. Ades has over fifteen years of experience in commercial real estate. He is directly responsible for the purchase and management of over five million square feet of commercial properties. Mr. Ades has lead in the management, leasing, sale and refinance of over three million square feet of office, residential and retail buildings in Pittsburgh, PA, Fairfield, CT, New York, NY and Secaucus, NJ. Mr. Ades received a Bachelor of Business Administration with Distinction from the University of Michigan and a Juris Doctorate from the Benjamin Cardozo School of Law.

        Arthur S. Leibowitz    Mr. Leibowitz is a clinical professor at the Robert B. Willumstad School of Business at Adelphi University, where he teaches courses in accounting and auditing to both graduate and undergraduate students. Mr. Leibowitz began as an adjunct professor at Adelphi University in 2008, became a full-time lecturer in 2010 and was promoted to clinical professor in 2013. Mr. Leibowitz previously served as a member of the board of directors and the audit committee of Arotech

Corporation from 2009 to 2014. Before joining Adelphi University, Mr. Leibowitz was an audit and business assurance partner at PricewaterhouseCoopers. During his twenty-seven years at PwC, Mr. Leibowitz served in a national leadership role for PwC's retail industry group and was the portfolio audit partner for one of PwC's leading private equity firm clients. Mr. Leibowitz is a certified public accountant in New York State and received a B.S. in accounting from Brooklyn College and a Masters of Accountancy from Stetson University.

        Wayne Mackie    Mr. Mackie served as a member of the board of directors, the nominating and corporate governance committee and as chairman of the audit committee of Exa Corporation from 2008 until November 2017. Until July 2015, Mr. Mackie served as the Vice President of CRA International, Inc., a publicly traded worldwide economic, financial, and management consulting services firm. Prior to assuming that position, Mr. Mackie served as Executive Vice President, Treasurer and Chief Financial Officer of CRA International, Inc., from 2005 to November 2014. Mr. Mackie was a member of the Board of Directors and Audit Committee of Novell, Inc. from 2003 until 2005. From 1972 through December 2002, Mr. Mackie was an employee of and, effective in 1983, a partner with Arthur Andersen LLP, where he specialized in software and high technology industry clients. Mr. Mackie is currently a Trustee and former member of the Board of Directors, Compensation Committee and Chairman of the Audit Committee for the Massachusetts Eye and Ear Infirmary. Mr. Mackie received a Master's degree from the Wharton School of the University of Pennsylvania and a Bachelor's degree from Babson College, and is a certified public accountant.

        Joshua Tamaroff    Mr. Tamaroff joined Avista in 2009 and serves as a Principal. Prior to joining Avista, Mr. Tamaroff worked as an Analyst in the leveraged finance group at Lehman Brothers and Barclays Capital. Mr. Tamaroff currently serves as a director of OptiNose, Inc. (NASDAQ: OPTN), United BioSource Corporation and WideOpenWest, Inc. (NYSE: WOW), and previously served as a director of InvestorPlace Media and IWCO Direct. Mr. Tamaroff received a Bachelor of Science from Cornell University and a Master of Business Administration from the Wharton School at the University of Pennsylvania, where he was a Palmer Scholar. Mr. Tamaroff was selected to serve on our Board of Directors because of his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Board of Directors

        As discussed above, in connection with the business combination, the ORGO Board will be reconstituted and initially be comprised of eight directors. If the Director Election Proposal is approved at the general meeting, each of ORGO's directors will have a term that expires at ORGO's annual meeting of shareholders in 2019, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

        Following the closing of the business combination, ORGO expects to be a "controlled company" under the Nasdaq Global Market rules. Controlled companies under those rules are companies of which more than 50.0% of the voting power for the election of directors is held by an individual, a group or another company. Alan A. Ades, Albert Erani, Dennis Erani and Glenn H. Nussdorf and their affiliates will control more than 50.0% of the combined voting power of ORGO's common stock upon the closing of this offering and, as a result, will have the voting power to elect all of the members of our board of directors (subject to contractual designation rights). Accordingly, ORGO expects to be eligible to, and intends to, take advantage of certain exemptions from the corporate governance requirements provided in the Nasdaq Global Market rules. Specifically, as a controlled company, ORGO will not be required to have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and governance committee or the compensation committee. ORGO intends to rely on these exemptions for the foreseeable future. Accordingly, you will not have the same protections afforded to stockholders of companies that are not controlled companies. The controlled company exemption does not modify the independence requirements for the audit committee, and ORGO intends to comply with the requirements of the Sarbanes-Oxley Act and the applicable Nasdaq Stock Market rules, which require that our audit committee be composed of at least three independent members.

Committee of the Board of Directors

        Upon consummation of the business combination, ORGO will have only one committee—an Audit Committee. The Audit Committee will report to the ORGO Board as it deems appropriate and as the board may request. The composition, duties and responsibilities of the Audit Committee are set forth below. ORGO will no longer have a Compensation Committee or a Nominating and Governance Committee following the consummation of the business combination.

Audit Committee

        The Audit Committee will be responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in ORGO's Form 10-K; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of ORGO's financial statements; (iii) discussing with management major risk assessment and risk management policies; (iv) monitoring the independence of the independent auditor; (v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving all related-party transactions; (vii) inquiring and discussing with management ORGO's compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by ORGO's independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (xi) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding AHPAC's financial statements or accounting policies.

        Upon consummation of the business combination, the Audit Committee will consist of Messrs. Leibowitz, Mackie and Tamaroff with Mr. Leibowitz serving as the chair of the Audit Committee. Each of Messrs. Leibowitz, Mackie and Tamaroff is expected to qualify as independent directors according to the rules and regulations of the SEC and NASDAQ with respect to audit committee membership. Mr. Leibowitiz and Mr Mackie are expected to qualify as "audit committee financial experts," as such term is defined in applicable SEC rules. ORGO expects that its Board will adopt a written charter for the Audit Committee, which will be available free of charge on ORGO's corporate website (www.organogenesis.com/investors) under "Investors" upon the completion of the business combination. The information on ORGO's website is not part of this joint proxy statement/prospectus.

Code of Ethics

        ORGO is expected to adopt a Code of Ethics applicable to ORGO's directors, executive officers and employees that complies with the rules and regulations of the NASDAQ. The Code of Ethics will codify the business and ethical principles that govern all aspects of ORGO's business. A copy of the Code of Ethics will be filed with the SEC and will be provided without charge upon written request to ORGO in writing at Organogenesis Holdings Inc., c/o General Counsel, 85 Dan Road, Canton,

Massachusetts 02021. ORGO intends to disclose any amendments to or waivers of certain provisions of ORGO's Code of Ethics in a Current Report on Form 8-K or on ORGO's website.

ORGO Executive Officer and Director Compensation

        The following disclosure concerns the compensation of individuals who will serve as ORGO's named executive officers and directors following the completion of the business combination. As an emerging growth company, AHPAC provides the disclosures required for "smaller reporting companies," as such term is defined under the Securities Exchange Act.

Summary Compensation Table

        The following table presents information regarding the compensation of ORGO's NEOs for services rendered during the fiscal years ended December 31, 2016 and December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Gary S. Gillheeney, Sr.	2017	779,778	579,361	—	69,753	1,430,909
President and Chief Executive Officer	2016	738,516	568,325	—	63,848	1,372,706
Timothy M. Cunningham	2017	286,096	99,137	890,546	26,850	1,302,629
Chief Financial Officer	2016	100,481	99,204	—	407	200,092
Howard Walthall(4)	2017	309,230	90,000	453,670	36,941	889,841
Executive Vice President, Strategy and	2016	—	—	—	—	—
Market Development

(1)
The amounts reported in this column for 2016 and 2017 represent the discretionary bonuses earned by our NEOs pursuant to the achievement of certain performance objectives.

(2)
Represents the grant date fair value of an option award granted in fiscal year 2017 in accordance with Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"). The assumptions that we used to calculate these amounts are discussed in Note 17 to our financial statements for the fiscal years ended December 31, 2016 and 2017 appearing at the end of this prospectus. We did not grant any stock options or other equity-based awards to our NEOs during 2016.

(3)
"All Other Compensation" for fiscal 2017 includes:

(i)
for Mr. Gillheeney, (a) $31,833 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $25,003, (c) $4,265 representing the cost of group term life insurance, (d) $1,835 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,986 and (f) $4,831 representing employer matching contributions under our 401(k) plan;

(ii)
for Mr. Cunningham, (a) $13,115 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,186, (c) $1,860 representing the cost of group term life insurance, (d) $1,028 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $255 and (f) $3,407 representing employer matching contributions under our 401(k) plan; and

(iii)
for Mr. Walthall, (a) $14,582 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $9,228, (c) $1,038 representing the cost of group term life insurance, (d) $1,129 representing the cost of long-term disability insurance premiums and (e) $10,964 representing employer matching contributions under the legacy NuTech Medical IRA plan.

"All Other Compensation" for fiscal 2016 includes:

(i)
for Mr. Gillheeney, (a) $33,283 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $25,953, (c) $792 representing the cost of group term life insurance, (d) $1,835 representing the cost of long-term disability insurance premiums and (e) a tax gross-up on the amount specified in (d) above of $1,986; and

(ii)
for Mr. Cunningham, who joined the Company in July 2016, (a) $96 representing the cost of group term life insurance, and (b) $311 representing the cost of long-term disability insurance premiums.

(4)
Mr. Walthall joined the Company in March 2017.

        Messrs. Gillheeney, Cunningham and Walthall each are party to an employment agreement with Organogenesis described above in the section titled "Executive Compensation—Organogenesis" at page 237 of this joint proxy statement/prospectus, which provides, among other things, for payments and benefits to the named executive officer in connection with a termination of employment and/or change in control.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information regarding outstanding stock options held by ORGO's NEOs as of December 31, 2017 (reflecting application of exchange ratio to Organogenesis options).

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option issuance date	Option expiration date
Gary S. Gillheeney, Sr.	397,900	0		$1.70	7/1/2009	7/1/2019
	422,646	281,764	(1)	$0.99	7/24/2013	7/24/2023
	664,804	0		$0.99	8/21/2014	8/21/2024
	304,500	203,000	(2)	$0.99	12/8/2014	12/8/2024
	678,078	452,052	(2)	$0.99	12/8/2014	12/8/2024
Timothy M. Cunningham	111,924	447,696	(3)	$3.46	5/4/2017	5/4/2027
Howard Walthall	85,710	0		$3.46	5/4/2017	5/4/2027
	40,600	162,400	(4)	$3.46	5/4/2017	5/4/2027

(1)
20% of the shares underlying this option vested on the one year anniversary of the vesting start date, January 1, 2015, and the option vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on January 1, 2019, subject to continued employment.

(2)
20% of the shares underlying this option vested on the one year anniversary of the vesting start date, December 8, 2015, and the option vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on December 8, 2019, subject to continued employment.

(3)
20% of the shares underlying this option vested on the vesting start date, August 22, 2017, and the option vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on August 22, 2021, subject to continued employment.

(4)
20% of the shares underlying this option vested on the vesting start date, December 31, 2017, and the option vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on December 31, 2021, subject to continued employment.

Director Compensation

        During the year ended December 31, 2017, neither AHPAC nor Organogenesis paid its directors for their service on the board of directors and as of December 31, 2017 none of the directors held any options.

Compensation Philosophy and Objectives Following the Business Combination

        Following the consummation of the business combination, ORGO intends to develop an executive compensation program that is consistent with Organogenesis's existing compensation policies and philosophies, which are designed to align compensation with ORGO's business objectives and the creation of shareholder value, while enabling ORGO to attract, motivate and retain individuals who contribute to the long-term success of ORGO.

        Decisions on the executive compensation program will be made by the ORGO Board, which will be established at the consummation of the business combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the ORGO Board. The executive compensation program actually adopted will depend on the judgment of the members of the ORGO Board and may differ from that set forth in the following discussion.

        ORGO anticipates that decisions regarding executive compensation will reflect ORGO's belief that the executive compensation program must be competitive in order to attract and retain ORGO's executive officers. ORGO anticipates that the ORGO Board will seek to implement ORGO's compensation policies and philosophies by linking a significant portion of ORGO's executive officers' cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

        ORGO anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

  Base Salary

        It has been Organogenesis's historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Organogenesis's cost structure. Upon completion of the business combination, the ORGO Board will determine base salaries, subject to the terms of any employment agreements, and will review base salaries annually based upon advice and counsel of its advisors.

  Annual Bonuses

        ORGO intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. ORGO expects that, near the beginning of each year, the ORGO Board will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, the ORGO Board will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

  Equity-Based Awards

        ORGO intends to use equity-based awards to reward long-term performance of the named executive officers. ORGO believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its shareholders and serve to motivate and retain the individual named executive officers. See the section titled "Proposal No. 13—The Management Incentive Plan Proposal" for further information.

Executive Agreements

        ORGO anticipates that it will put in place a policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent following the business combination and that said policies will be subject to approval by the ORGO Board.

Other Compensation

        ORGO expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. ORGO also expects to continue to provide certain perquisites to its named executive officers, subject to the ORGO Board's ongoing review.

Deductibility of Executive Compensation

        Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain current and former executive officers of a publicly traded corporation.

Director Compensation Following the Business Combination

        Following the completion of the business combination, the ORGO Board plans to approve a compensation program under which independent directors will be entitled to receive the following annual retainer and committee fees for their service as directors:

  •
  for service as a director, an annual retainer of $45,000;

  •
  for service as the chair of the audit committee, $20,000; and

  •
  for service as a member of the audit committee other than as its chair, $10,000.

        Retainer and committee fees will be paid in arrears. In addition, we expect that Mr. Leibowitz, Mr. Mackie and Mr. Tamaroff will receive an option award with respect to 30,000 shares shortly after their election to the ORGO Board and, for each year of service thereafter, be entitled to an option award with respect to 20,000 shares, vesting annually over three years, subject to continued service. All non-employee directors will be reimbursed for customary business expenses incurred in connection with attending board and committee meetings.

DESCRIPTION OF SECURITIES

        The following summary of the material terms of ORGO's securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of ORGO's proposed certificate and proposed bylaws are attached as Annex M and Annex N, respectively, to this joint proxy statement/prospectus. We urge you to read ORGO's proposed certificate and proposed bylaws in its entirety for a complete description of the rights and preferences of ORGO's securities following the business combination.

Authorized and Outstanding Stock

        The proposed certificate authorizes the issuance of 421,000,000 shares of capital stock, consisting of (i) 420,000,000 shares of common stock, including 400,000,000 shares of ORGO Class A common stock and 20,000,000 shares of ORGO Class B common stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The shares of ORGO common stock issuable in connection with the business combination pursuant to the Merger Agreement, and the equity financing will be duly authorized, validly issued, fully paid and non-assessable. As of November 13, 2018, the record date, there were (i) no AHPAC Class A ordinary shares outstanding, (ii) 5,812,500 AHPAC Class B ordinary shares outstanding, held of record by approximately 5 holders, (iii) 16,400,000 private placement warrants are outstanding, held of record by approximately 6 holders, (iv) 31,000,000 public warrants are outstanding, held of record by approximately 50 holders, and (v) no preferred shares outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

        On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into shares of ORGO Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will be exchanged, on a one-for-one basis, for a share of ORGO Class B common stock. In addition, all of the 47,400,000 outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ORGO Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

ORGO common stock

  ORGO Class A common stock

        Holders of shares of ORGO Class A common stock will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of directors. Holders of shares of ORGO Class A common stock will not have cumulative voting rights in the election of directors.

        Holders of shares of ORGO Class A common stock will be entitled to receive ratable dividends when and if declared by the ORGO Board out of funds legally available therefor, subject to any rights of any outstanding series of preferred shares.

        Upon ORGO's liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of shares of ORGO Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        The rights, powers and privileges of holders of ORGO Class A common stock will be subject to those of holders of any shares of ORGO's preferred stock or any other series or class of stock ORGO may authorize and issue in the future.

  ORGO Class B common stock

        The ORGO Class B common stock will automatically convert into a number of shares of ORGO Class A common stock on the business day following the consummation of the business combination on a one-for-one basis; provided, however, in the case that additional shares of ORGO Class A common stock or any other equity-linked securities are issued or deemed issued in excess of the amount sold in the IPO and related to or in connection with the consummation of the business combination, all issued and outstanding shares of ORGO Class B common stock shall automatically convert into shares of ORGO Class A common stock at an adjusted ratio as set out in the form of proposed certificate of ORGO upon the domestication attached hereto as Annex M. Under the existing organizational documents, the holders of AHPAC Class B ordinary shares have an anti-dilution right, pursuant to which the ratio at which AHPAC Class B ordinary shares shall convert into AHPAC Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding AHPAC Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of AHPAC Class A ordinary shares issuable upon conversion of all AHPAC Class B ordinary shares will equal, in the aggregate, 20% of the sum of all AHPAC Class A ordinary shares outstanding plus any AHPAC Class A ordinary shares to be issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to Organogenesis in the business combination. Pursuant to the Parent Sponsor Letter Agreement, the holders of AHPAC Class B ordinary shares have waived their rights under the existing organizational documents to receive, with respect to each share of ORGO Class B common stock held immediately following the domestication, more than one share of ORGO common stock.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred shares, the holders of common stock possess all voting power for the election of our directors and all other matters requiring shareholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of ORGO. Holders of ORGO common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Holders of ORGO common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the ORGO Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of ORGO, holders of common stock will be entitled to receive an equal amount per share of ORGO's assets of whatever kind available for distribution to shareholders, after the rights of the creditors of ORGO and the holders of the preferred shares have been satisfied.

Preemptive or Other Rights

        The holders of ORGO common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to ORGO common stock.

Election of Directors

        Under ORGO's proposed certificate, its board will consist of a single class, with all directors serving until the 2019 annual meeting. There will be no cumulative voting with respect to the election of directors, with the result that directors will be elected by a majority of the votes cast at an annual meeting of shareholders by holders of ORGO's common stock.

Share Capital Prior to the Business Combination

        Pursuant to the memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares for cash in certain circumstances. As of the date of this joint proxy statement/prospectus, all of AHPAC's public shares have been redeemed.

        The initial shareholders have agreed to waive their redemption rights with respect to their founder shares, and the initial shareholders have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination. The outstanding founder shares were excluded from the pro rata calculation used to determine the per-share redemption price.

        AHPAC will consummate the business combination only if a majority of AHPAC's ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting are voted in favor of the Business Combination Proposal at the general meeting, and additionally the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Proposal and the Charter Proposals are approved.

        The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. As of the date of filing this joint proxy statement/prospectus, the initial shareholders and AHPAC's directors and officers do not currently hold any public shares.

        AHPAC's shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to AHPAC's ordinary shares.

AHPAC Founder Shares

        The outstanding founder shares are designated as AHPAC Class A ordinary shares and Class B ordinary shares and, except as described below, are identical to AHPAC Class A ordinary shares, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the outstanding founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) are convertible into AHPAC Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to applicable anti-dilution provisions and (iii) the initial shareholders have entered into agreements with AHPAC, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares, and the initial shareholders, other than the anchor investors, have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if AHPAC fails to complete its business combination by October 14, 2018, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if AHPAC fails to complete its business combination within such time period.

        The outstanding founder shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which AHPAC completes a liquidation, merger, share exchange, reorganization or other similar transaction after the business combination that results in all of the public shareholders having the right to exchange their AHPAC Class A ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the AHPAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the outstanding founder shares will be released from the lock-up.

        The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination and have waived any adjustment to the exchange ratio upon conversion into ORGO common stock.

Preferred Shares

        The proposed certificate provides that preferred shares may be issued from time to time in one or more series. The ORGO Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The ORGO Board will be able, without shareholder approval, to issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. AHPAC has no preferred shares outstanding at the date hereof. Although AHPAC does not currently intend to issue any preferred shares, it cannot assure you that we will not do so in the future.

Organogenesis Assumed Options

        At the closing of the business combination, each Organogenesis option (whether vested or unvested) shall be assumed by AHPAC and automatically converted into an option to purchase shares of ORGO common stock (each, an "assumed option"). Each assumed option will be subject to the terms and conditions set forth in Organogenesis's 2003 Stock Incentive Plan and the applicable award agreement. Each assumed option shall: (i) have the right to acquire a number of shares of ORGO common stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock the Organogenesis option entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis option (in U.S. Dollars), divided by (B) the exchange ratio; (iii) be subject to the same vesting schedule as the applicable Organogenesis option; and (iv) be administered by the ORGO Board or a committee thereof.

Warrants

Public Warrants

        Each public warrant entitles the registered holder to purchase one-half of one share of ORGO common stock, where two public warrants may be exercised for one whole share of ORGO common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the business combination, provided in each case that an effective registration statement under the Securities Act covering the ORGO common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or ORGO permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. Pursuant to the warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of ORGO common stock. The warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        ORGO is not obligated to deliver any shares of ORGO common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of ORGO common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to ORGO satisfying its obligations described below with respect to registration. No public warrant will be exercisable, and ORGO will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the shares of ORGO common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will ORGO be required to net cash settle any warrant.

        AHPAC has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of ORGO common stock issuable upon exercise of the public warrants. ORGO will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of ORGO common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act or another exemption.

        Once the warrants become exercisable, ORGO may call the warrants for redemption:

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  in whole and not in part;

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  at a price of $0.01 per public warrant;

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  upon not less than 30 days' prior written notice of redemption (the "30 day redemption period") to each public warrant holder; and

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  if, and only if, the last reported sale price of the ORGO common stock equals or exceeds $24.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date ORGO sends the notice of redemption to the warrant holders.

        If and when the public warrants become redeemable, ORGO may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        If the foregoing conditions are satisfied and ORGO issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the ORGO common stock may fall below the $24.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 per share warrant exercise price (where 2 public warrants must be exercised per share of ORGO common stock) after the redemption notice is issued.

        If ORGO calls the public warrants for redemption as described above, ORGO's management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their public warrants on a "cashless basis," ORGO's management will consider, among other factors, ORGO's cash position, the number of warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of shares of ORGO common stock issuable upon the exercise of its warrants. If the ORGO Board takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of ORGO common stock equal to the quotient obtained by dividing (x) the product of the number of shares of ORGO common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported closing price of the ORGO common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If ORGO's management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of ORGO common stock to be received upon exercise of the public warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If ORGO's management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

        A holder of a public warrant may notify ORGO in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as specified by the holder) of the shares of ORGO common stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of ORGO common stock is increased by a share dividend payable in shares of ORGO common stock, or by a split-up of ORGO common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of ORGO common stock issuable on exercise of each public warrant will be increased in proportion to such increase in outstanding ORGO common stock. A rights offering to holders of shares of ORGO common stock entitling holders to purchase shares of ORGO common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of ORGO common stock equal to the product of (i) the number of shares of ORGO common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ORGO common stock) and (ii) the quotient of (x) the price per share of ORGO common stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ORGO common stock, in determining the price payable for the ORGO common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the ORGO common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the ORGO common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if ORGO, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of ORGO common stock on account of such ORGO common stock (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of ORGO common stock in connection with the business combination or (d) in connection with the redemption of our public shares upon our failure to complete the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of ORGO common stock in respect of such event.

        If the number of outstanding shares of ORGO common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of ORGO common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ORGO common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of ORGO common stock.

        Whenever the number of shares of ORGO common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of ORGO common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of ORGO common stock so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of ORGO common stock (other than those described above or that solely affects the par value of such ORGO common stock), or in the case of any merger or consolidation of ORGO with or into another corporation (other than a consolidation or merger in which ORGO is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of ORGO common stock), or in the case of any sale or conveyance to another corporation or entity of ORGO's assets or other property as an entirety or substantially as an entirety in connection with which ORGO is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of ORGO common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of ORGO Class A common stock in such transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

        The public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ORGO. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to the IPO, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders, including any modification or amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the private placement warrants issued to the sponsor.

        The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to ORGO, for the number of warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of ORGO common stock and any voting rights until they exercise their warrants and receive shares of ORGO common stock. After the issuance of shares of ORGO common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

        No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, ORGO will, upon exercise, round down to the nearest whole number the number of shares of ORGO common stock to be issued to the warrant holder.

Private Placement Warrants

        The private placement warrants (including the shares of ORGO common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of the business combination (except, among other limited exceptions, to AHPAC's officers and directors and other persons or entities affiliated with the sponsor) and they will not be redeemable so long as they are held by the sponsor or its permitted transferees. The sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable and exercisable by the holders on the same basis as the public warrants.

        If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of ORGO common stock equal to the quotient obtained by dividing (x) the product of the number of shares of ORGO common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported closing price of the ORGO common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

        The sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the ORGO common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the business combination is consummated, except that, among other limited exceptions, transfers can be made to ORGO's officers and directors and other persons or entities affiliated with the sponsor. At the consummation of the business combination, pursuant to the Parent Sponsor Letter Agreement, Sponsor will surrender all 16,400,000 private placement warrants, which will be cancelled.

Replacement Warrants

        Subject to the terms of the Merger Agreement, each Organogenesis warrant outstanding and unexercised immediately prior to the effective time (other than Organogenesis warrants that expire or are deemed automatically net exercised immediately prior to the effective time according to their terms as of the date of the Merger Agreement as a result of the transactions contemplated by the Merger Agreement) shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Organogenesis common stock, and each holder thereof shall instead have the right to receive from

AHPAC a new warrant for shares of AHPAC Common Stock ("replacement warrant"). Each replacement warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Organogenesis warrants, except that: (i) the number of shares of AHPAC Common Stock which can be purchased with each replacement warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Organogenesis common stock (on an as-converted to Organogenesis common stock basis) that the Organogenesis warrant entitled the holder thereof to acquire immediately prior to the effective time, multiplied by (B) the exchange ratio; and (ii) the exercise price for each replacement warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Organogenesis warrant (in U.S. Dollars), divided by (B) the exchange ratio.

PIPE Warrants Issued in Equity Financing

        In connection with the equity financing, AHPAC entered into a subscription agreement with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO's Class A common stock and 4,100,000 PIPE warrants to purchase one-half of one share of ORGO common stock, on substantially the same terms as the private placement warrants, for an aggregate purchase price of $46 million immediately following the domestication through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The PIPE warrants will be issued pursuant to a Warrant Agreement, by and between AHPAC and Continental Stock Transfer & Trust Company, to be entered into at the consummation of the business combination.

Dividends

        AHPAC has not paid any cash dividends on its shares to date, nor does it intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon ORGO's revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the AHPAC Board at such time. In addition, AHPAC is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if ORGO incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Transfer Agent and Warrant Agent

        The transfer agent for the AHPAC ordinary shares and warrant agent for the AHPAC warrants is Continental Stock Transfer & Trust Company. AHPAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against AHPAC and AHPAC's assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Anti-Takeover Provisions of Delaware Law, ORGO's Certificate of Incorporation and Bylaws

        Upon the completion of the domestication, ORGO will, as a corporation incorporated under the laws of the State of Delaware, be subject to the provisions of Section 203 of the DGCL, which we refer to as "Section 203," regulating corporate takeovers.

        Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

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  A shareholder who owns fifteen percent or more of ORGO's outstanding voting stock (otherwise known as an "interested shareholder");

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  an affiliate of an interested shareholder; or

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  an associate of an interested shareholder, for three years following the date that the shareholder became an interested shareholder.

        A "business combination" includes a merger or sale of more than ten percent of ORGO's assets. However, the above provisions of Section 203 do not apply if:

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  the ORGO Board approves the transaction that made the shareholder an "interested shareholder," prior to the date of the transaction;

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  after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of ORGO's voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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  on or subsequent to the date of the transaction, the business combination is approved by the ORGO Board and authorized at a meeting of ORGO's shareholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested shareholder.

        In addition, the proposed certificate will not provide for cumulative voting in the election of directors. The ORGO Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions will require that shareholders must comply with certain procedures in order to nominate candidates to the board or to propose matters to be acted upon at a shareholders' meeting.

        ORGO's authorized but unissued common stock and preferred shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

        Pursuant to Rule 144 of the Securities Act, which we refer to as "Rule 144", a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of AHPAC's affiliates at the time of, or at any time during the three months preceding, a sale and (ii) AHPAC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as AHPAC was required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

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  one percent (1%) of the total number of shares of ORGO common stock then issued and outstanding, on an as converted basis; or

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  the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by AHPAC's affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

        As of the date of this joint proxy statement/prospectus, AHPAC had 500,000 AHPAC Class A ordinary shares outstanding and 5,312,500 AHPAC Class B ordinary shares outstanding. All of the 5,812,500 founder shares owned by the initial shareholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the business combination is approved, the ORGO common stock we issue to the investors in connection with the equity financing and the exchange will be restricted securities for purposes of Rule 144 and the ORGO Class A common stock we issue to the Organogenesis stockholders as stock consideration pursuant to the Merger Agremeent will be freely tradable without restriction or further registration under the Securities Act, except for any shares issued to one of ORGO's affiliates within the meaning of Rule 144 under the Securities Act.

        As of the date of this joint proxy statement/prospectus, there are 47,400,000 warrants of AHPAC outstanding, consisting of 31,000,000 public warrants originally sold as part of the units issued in the IPO and 16,400,000 private placement warrants that were sold to the sponsor in a private sale prior to the IPO. Each warrant entitles the registered holder to purchase one-half of one AHPAC Class A ordinary share, where two warrants may be exercised for one whole AHPAC ordinary share at an exercise price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 31,000,000 of these warrants are public warrants and are freely tradable. In addition, ORGO will be obligated to file no later than 15 business days after the consummation of the business combination a registration statement under the Securities Act covering the 15,500,000 shares of ORGO common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

        AHPAC anticipates that following the consummation of the business combination, ORGO will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into an Amended and Restated Registration Rights Agreement in respect of the shares of ORGO common stock and ORGO warrants issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions For more information on the Amended and Restated Registration Rights Agreement, please see the section entitled "The Merger Agreement—Related Agreements—Amended and Restated Registration Rights Agreement."

Listing of Securities

        Upon the consummation of the business combination, AHPAC intends to apply to continue the listing of its publicly traded ORGO common stock and warrants on NASDAQ under the symbols "ORGO" and "ORGOW," respectively, upon the closing of the business combination. As a result, our publicly traded units may separate into the component securities upon consummation of the business combination and, as a result, may no longer trade as a separate security. As of the close of business on October 30, 2018, trading has been suspended on AHPAC's ordinary shares, units and warrants as a result of the redemption on October 31, 2018 of all of AHPAC's public shares. On November 2, 2018, as a result of the redemption of the public shares, NASDAQ issued a delisting notice in respect of the AHPAC units, AHPAC Class A ordinary shares and AHPAC warrants to purchase Class A ordinary shares to AHPAC. On November 9, 2018, AHPAC submitted a request for an oral hearing before the Hearings Panel to appeal the delisting determination pursuant to the procedures set forth in the NASDAQ rules. That hearing is scheduled to take place on December 13, 2018.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

SVB Credit Agreement

        On March 21, 2017, Organogenesis entered into a credit agreement with Silicon Valley Bank, or SVB, which was amended on March 24, 2017, August 10, 2017, November 7, 2017, February 9, 2018, April 5, 2018, May 23, 2018, August 17, 2018, September 27, 2018 and October 31, 2018 (as amended, the "Credit Agreement"). The Credit Agreement provides for: (i) a revolving credit facility of up to $30.0 million and (ii) a term loan facility of $5.0 million. The amount available to borrow under the revolving credit facility is limited by a borrowing base, which is defined as a percentage of the book value of qualifying finished goods and accounts receivable. As of September 30, 2018, Organogenesis had borrowed an aggregate of $25.2 million, $20.2 million in the form of a revolving loan and $5.0 million in the form of a term loan.

        Interest Rate.    Borrowings under the revolving credit facility accrue interest at (i) a rate per annum equal to the greater of the prime rate and the federal funds rate effective for such day plus 0.50%, with a 0.00% floor, plus (ii) an applicable margin of either 1.25% or 2.25% (reduced to 0.50% or 1.50% if Organogenesis receives net cash proceeds in the aggregate amount of at least $10.0 million from the issuance and/or sale of our equity securities or debt securities after February 9, 2018) depending on Organogenesis' liquidity ratio for the immediately preceding 30-day period; provided, however, that in an event of default, as defined in the Credit Agreement, the interest rate applicable to borrowings will be increased by 2.00%. The outstanding term loan accrues interest at (i) a rate per annum equal to the greater of the prime rate and the federal funds rate effective for such date plus 0.50%, with a 0.00% floor, plus (ii) 0.75%.

        Repayment.    Organogenesis may prepay its obligations under the Credit Agreement without premium or penalty other than, with respect to any reduction or termination of the revolving credit facility, a premium equal to (i) with respect to any reduction or termination made on or prior to November 7, 2019, 4% of the aggregate amount of the revolving credit facility so reduced or terminated, (ii) with respect to any reduction or termination made on or after November 8, 2019 but prior to February 21, 2020, 3% of the aggregate amount of the revolving credit facility so reduced or terminated and (iii) with respect to any reduction or termination made on or after February 21, 2019 but prior to March 15, 2020, 1.0% of the aggregate amount of the revolving credit facility so reduced or terminated.

        Maturity.    The Credit Agreement has a scheduled maturity of: (i) with respect to the revolving credit facility, March 21, 2020 and (ii) with respect to the term loan facility, the earlier to occur of (a) December 31, 2018 and (b) 30 days after the date of the occurrence of an initial public offering.

        Security.    Organogenesis and its subsidiaries have granted SVB a first-priority perfected security interest in substantially all present and future assets, including goods, accounts, equipment, inventory, contract rights, leases, license agreements, general intangibles, intellectual property, commercial tort claims, instruments, cash, deposit accounts, securities and all other investment properties.

        Affirmative Covenants.    The Credit Agreement contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations, (ii) delivery of consolidated financial statements and other information, (iii) maintenance of property in good working order and condition, (iv) payment of taxes, (v) maintenance of adequate insurance and (vi) maintenance of operating accounts with SVB.

        Negative Covenants.    The Credit Agreement contains customary negative covenants (subject to certain exceptions), including, but not limited to, restrictions on (i) dispositions of assets, (ii) incurrence and payment of indebtedness, (iii) investments, (iv) distributions, (v) mergers and consolidations,

(vi) liens and other encumbrances on assets, (vii) fundamental business changes and (viii) transactions with affiliates.

        Financial Covenants.    Organogenesis is required to comply with liquidity ratio (cash and cash equivalents on deposit with SVB plus total net billed accounts receivable as compared to current liabilities) and consolidated adjusted EBITDA (as defined in the Credit Agreement) financial covenant.

        Events of Default.    The Credit Agreement contains customary events of default (with customary grace periods and thresholds), including (i) failure to pay principal, interest or other obligations when due, (ii) failure to perform or observe covenants, (iii) a material adverse event affecting Organogenesis, (iv) attachment or seizure of or levy on Organogenesis' assets, (v) bankruptcy and insolvency, (vi) cross-defaults to other indebtedness, (vii) monetary judgments, (viii) incorrectness of representations and warranties in any material respect and (ix) the termination of any guaranty or a material impairment in the perfection or priority of SVB's lien. The Credit Agreement also contains additional events of default related to the Unconditional Guaranty, including (i) termination of the Unconditional Guaranty prior to the repayment in full of the term loan and related obligations, (ii) failure by any guarantor to perform his obligations under the Unconditional Guaranty and (iii) the death of any guarantor prior to the repayment in full of the term loan and related obligations.

        Waiver and Amendment.    In September 2018, SVB agreed to waive existing events of default as a result of Organogenesis' failure to comply with certain financial covenants during the periods ended December 31, 2017 through April 30, 2018. In addition, in October 2018, SVB and Organogenesis agreed that on or prior to December 31, 2018 (or such later date as SVB shall agree in its sole discretion), the parties shall have mutually agreed upon updated financial covenant levels and that, in the event that the parties fail to agree on such covenant levels on or prior to December 31, 2018, such failure shall constitute an immediate event of default under the Credit Agreement. SVB and Organogenesis further agreed that the financial covenants under the Credit Agreement shall not be tested for the periods ending October 31, 2018 and November 30, 2018.

        Additional Information.    The foregoing is a brief summary of the material terms of the Credit Agreement.

Eastward Master Lease Agreement

        On April 28, 2017, Organogenesis entered into a master lease agreement with Eastward Fund Management, LLC, or Eastward, which was amended on December 15, 2017 and on August 17, 2018, as amended, the ML Agreement. The ML Agreement allows Organogenesis to borrow up to $20.0 million on or prior to June 30, 2018 in two tranches, each, a Takedown Amount. The first tranche of $14.0 million was taken down on April 28, 2017. As of September 30, 2018, Organogenesis had borrowed an aggregate of $15.9 million under the ML Agreement, which is the maximum amount currently available under the ML Agreement.

        Repayment.    For the first 24 months after each tranche is taken down, interim monthly rent of 10.5% of any Takedown Amount is payable. For the following 36 months, monthly rent equal to 3.221% of the Takedown Amount is payable, and a final rental payment of 16.5% of the Takedown Amount is due with the final monthly rent payment. Organogenesis may prepay its obligations under the ML Agreement if it pays the principal amount, accrued interest and an additional payment equal to 3% of such principal amount if prepayment occurs during the first 24 months of any tranche and 2% of such principal amount if prepayment occurs after the first 24 months of any tranche.

        Maturity.    The ML Agreement has a scheduled maturity date of April 1, 2022.

        Security.    Organogenesis has granted Eastward a security interest in substantially all of its tangible and intangible assets, which is subordinated to the security interest granted to SVB.

        Affirmative Covenants.    The ML Agreement contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations, (ii) delivery of consolidated financial statements and other information, (iii) maintenance of property in good working order and condition, (iv) payment of taxes and (v) maintenance of adequate insurance.

        Negative Covenants.    The ML Agreement contains customary negative covenants (subject to certain exceptions), including, but not limited to, restrictions on (i) dispositions of assets, (ii) incurrence and payment of indebtedness, (iii) investments, (iv) distributions, (v) mergers and consolidations, (vi) liens and other encumbrances on assets, (vii) fundamental business changes and (viii) transactions with affiliates.

        Events of Default.    The ML Agreement contains customary events of default (with customary grace periods and thresholds), including (i) failure to pay rent installments when due, (ii) failure to perform or observe covenants, (iii) defaults under certain contracts, (iv) bankruptcy and insolvency, (v) monetary judgments and (vi) incorrectness of representations and warranties in any material respect.

        Additional Information.    The foregoing is a brief summary of the material terms of the ML Agreement.

        See also "Certain Relationships and Related Transactions—Organogenesis Related-Person Transactions—Loans from the Controlling Entities" and "Certain Relationships and Related Transactions—Organogenesis Related Party Transactions—Loans to Related Persons."

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

        AHPAC is an exempted company incorporated under the Cayman Islands Companies Law (2018 Revision) (the "Companies Law"). The Companies Law and AHPAC memorandum and articles of association govern the rights of AHPAC's shareholders. The Companies Law differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, AHPAC's amended and restated memorandum and articles of association will differ in certain material respects from the certificate of incorporation and bylaws of AHPAC. As a result, when you become a shareholder of AHPAC, your rights will differ in some regards as compared to when you were a shareholder of AHPAC before the domestication and business combination.

        Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder/shareholder rights associated with each of AHPAC and ORGO according to applicable law and/or the organizational documents of AHPAC and ORGO. You also should review the proposed certificate and proposed bylaws of ORGO attached hereto as Annexes M and N to this joint proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law, to understand how these laws apply to AHPAC and ORGO.

	Delaware	Cayman Islands
Shareholder/Shareholder Approval of business combinations	Mergers generally require approval of a majority of all outstanding shares.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer's stock is issued generally do not require acquirer shareholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.
	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation's board of directors or shareholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a "scheme of arrangement" sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders' meeting.

	Delaware	Cayman Islands
Shareholder/Shareholder Votes for Routine Matters
Generally, approval of routine corporate matters that are put to a shareholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
Under the Cayman Islands Companies Law and AHPAC's amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any shareholder may inspect the corporation's books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Shareholder/Shareholder Lawsuits	A shareholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal 7)
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its shareholders	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AHPAC's Related Party Transactions

Related Party Loans

        AHPAC issued to the sponsor on December 14, 2015, as amended and restated on September 1, 2016, an unsecured promissory note pursuant to which AHPAC was permitted to borrow up to $300,000 in aggregate principal amount. Between inception and the October 14, 2016, AHPAC borrowed $300,000. This note was non-interest bearing and was repaid in full to the sponsor at the time of the IPO. AHPAC also issued to the sponsor on August 11, 2017, as amended and restated on May 3, 2018, an unsecured promissory note pursuant to which AHPAC is permitted to borrow up to $600,000 in aggregate principal amount. As of June 30, 2018, AHPAC has borrowed $475,000 under such note. In addition certain vendors have agreed to defer the payment of invoices until the close or termination of the business combination.

        The sponsor may make a working capital loan to AHPAC and up to $1,500,000 of such loan may be converted into warrants, at the price of $0.50 per warrant at the option of the sponsor. Such warrants would be identical to the private placement warrants.

Administrative Services Agreement

        AHPAC presently occupies office space provided by an affiliate of the sponsor. The affiliate has agreed that, until AHPAC consummates a business combination, it will make such office space, as well as certain support services, available to AHPAC, as may be required by AHPAC from time to time. AHPAC will pay the affiliate an aggregate of $10,000 per month for such office space and support services. As of April 30, 2017, the affiliate agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the affiliate. As of June 30, 2018, $140,000 is accrued and included in accrued expenses.

Private Placement Warrants

        The initial shareholders purchased 16,000,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) from AHPAC in a private placement on the Close Date. A portion of the proceeds from the sale of the private placement warrants were placed into the trust account. The initial shareholders have also purchased an additional 400,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the underwriters' exercise of the over-allotment option granted to the underwriters in connection with the IPO. Each private placement warrant is exercisable for one-half of one AHPAC Class A ordinary share. Two private placement warrants must be exercised for one whole AHPAC Class A ordinary share at a price of $11.50 per share. The private placement warrants are identical to the warrants included in the units to be sold in the IPO except that the private placement warrants: (i) will not be redeemable by AHPAC and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the IPO, so long as they are held by the initial shareholders or any of their permitted transferees. Additionally, the initial shareholders have agreed not to transfer, assign or sell any of the private placement warrants, including the AHPAC Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of the business combination.

Founder Shares

        In connection with the organization of AHPAC, on December 14, 2015, an aggregate of 8,625,000 founder shares were sold to the sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the sponsor transferred 50,000 founder shares to each of AHPAC's independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of AHPAC's independent directors purchased an additional 421,250 founder shares from the sponsor at a price per share of approximately $0.003 per share. The 8,625,000 founder shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters of the IPO in order to maintain the initial shareholders' ownership at 20% of the issued and outstanding ordinary shares upon completion of the IPO. Following the partial exercise of the over-allotment option, 875,000 founder shares were forfeited in order to maintain the initial shareholders' ownership at 20% of the issued and outstanding AHPAC ordinary shares. The outstanding founder shares are identical to the AHPAC Class A ordinary shares included in the units sold in the IPO, except that the founder outstanding shares (i) have the exclusive right to vote on the election of directors prior to the business combination, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into AHPAC Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The outstanding founder shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which AHPAC completes a liquidation, merger, share exchange, reorganization or other similar transaction after the business combination that results in all of the public shareholders having the right to exchange their AHPAC Class A ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the AHPAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the outstanding founder shares will be released from the lock-up.

        Concurrently with the signing of the Merger Agreement, AHPAC entered into the Subscription Agreement with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 PIPE warrants (the "equity financing") for an aggregate purchase price of $46 million, to be consummated concurrently with the consummation of the business combination. The effective price to the PIPE Investors of the equity financing is approximately $5.10 per share of ORGO Class A common stock. The PIPE Investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46 million, or approximately $14.28 per share of Organogenesis common stock (such subscription, collectively with the equity financing, the "private investment"), which would be equivalent to a price of $7.035 per share of ORGO Class A common stock to be received in the merger if the business combination is completed). The purpose of the private investment is to fund the business combination and related transactions and for general corporate purposes. The effective price of the private investment to the PIPE Investors is approximately $5.91 per share of ORGO Class A common stock across their aggregate $92 million investment. As a result of the incremental surrender of founder shares agreed to by the Class B Holders in connection with the equity financing pursuant to the terms of the Parent Sponsor Letter Agreement, the effective price of the equity financing to ORGO is approximately $7.035 per share of ORGO Class A common stock. The warrants surrendered by the Class B Holders do not impact these calculations, as no purchase price was allocated to the warrants in light of the exercise price of the warrants.

        The PIPE Investors share a common investment committee, which is comprised of Thompson Dean, David Burgstahler, Sriram Venkataraman and Robert Girardi. Thompson Dean is also the Executive Chairman of AHPAC and David Burgstahler is also the President, Chief Executive Officer and a director of AHPAC. Robert Girardi is also a director of Merger Sub. In connection with the PIPE Investors' investment, Mr. Burgstahler conducted negotiations on behalf of the PIPE Investors (with input from, and representing the views of, certain limited partners of the PIPE Investors), and Messrs. Dean and Girardi primarily represented AHPAC in such negotiations. Separately, Avista Capital Holdings, LP acts as investment adviser to the PIPE Investors. Sponsor and Avista Capital

Holdings, LP are under common control, as both are majority owned and controlled by Thompson Dean and David Burgstahler. The Sponsor controls AHPAC, holding approximately 74% of AHPAC's issued and outstanding share capital. As a result of the foregoing, the directors and officers of AHPAC have interests in the business combination that may be different from, or in addition to, the interests of AHPAC's shareholders.

Organogenesis Related Party Transactions

Leases with the Controlling Entities

        The buildings Organogenesis occupies in Canton, Massachusetts are owned by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. These entities are: 65 Dan Road SPE, LLC; 65 Dan Road Associates; 85 Dan Road Associates; Dan Road Associates; and 275 Dan Road SPE, LLC. Mr. Ades, Mr. Albert Erani and Mr. Nussdorf are members of Organogenesis' board of directors. Mr. Ades and Mr. Albert Erani are first cousins. Together, Mr. Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates, control a majority of the voting power of Organogenesis' outstanding common stock. Organogenesis refers to them as the Controlling Entities.

        On January 1, 2013, Organogenesis entered into a capital lease with 65 Dan Road SPE, LLC related to the facility at 65 Dan Road, Canton, Massachusetts. Organogenesis made aggregate payments under the lease of $475,647, $465,169, $849,033 and $703,667 in 2014, 2015, 2016 and 2017, respectively. As of September 30, 2018, Organogenesis had accrued, unpaid rent of $1,031,056 due under the lease. Under the lease, Organogenesis is required to make monthly rent payments of approximately $62,000 through December 31, 2018. The monthly rent payments increase by 10% on each of January 1, 2019 and January 1, 2022 to approximately $69,000 and $75,000 per month, respectively. In addition to the monthly rent payments, Organogenesis is responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

        On January 1, 2013, Organogenesis entered into a capital lease with 85 Dan Road Associates related to the facility at 85 Dan Road, Canton, Massachusetts. Organogenesis made aggregate payments under the lease of $584,627, $382,570, $609,706 and $727,939 in 2014, 2015, 2016 and 2017, respectively. As of September 30, 2018, Organogenesis had accrued, unpaid rent of $2,194,756 due under the lease. Under the lease, Organogenesis is required to make monthly rent payments of $77,000 through December 31, 2018. The monthly rent payments increase by 10% on each of January 1, 2019 and January 1, 2022 to approximately $85,000 and $93,000 per month, respectively. In addition to the monthly rent payments, Organogenesis is responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

        On January 1, 2013, Organogenesis entered into a capital lease with Dan Road Equity I, LLC related to the facility at 150 Dan Road, Canton, Massachusetts. Organogenesis made aggregate payments under the lease of $953,356, $899,075, $970,630 and $1,083,497 in 2014, 2015, 2016 and 2017, respectively. As of September 30, 2018, Organogenesis had accrued, unpaid rent of $1,964,379 due under the lease. Under the lease, Organogenesis is required to make monthly rent payments of approximately $95,000 through December 31, 2018. The monthly rent payments increase by 10% on each of January 1, 2019 and January 1, 2022 to approximately $105,000 and $115,000 per month, respectively. In addition to the monthly rent payments, Organogenesis is responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

        On January 1, 2013, Organogenesis entered into capital lease arrangements with 275 Dan Road SPE, LLC for the property located on 275 Dan Road, Canton, Massachusetts. Organogenesis made no payments under the lease in 2014, 2015 or 2016 and made payments totaling $578,600 in 2017. As of September 30, 2018, Organogenesis had accrued, unpaid rent of $5,045,134 due under the lease. Under the lease, Organogenesis is required to make monthly rent payments of approximately $92,000 through

December 31, 2018. The monthly rent payments increase by 10% on each of January 1, 2019 and January 1, 2022 to approximately $101,000 and $111,000 per month, respectively. In addition to the monthly rent payments, Organogenesis is responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022.

Loans from the Controlling Entities

        Organogenesis has outstanding indebtedness payable to the Controlling Entities as described below.

2010 Loans

        Organogenesis entered into a Second Amended and Restated Term Loan Agreement, herein referred to as the Term Loan Agreement, an Amended and Restated Working Capital Loan Agreement, herein referred to as the Working Capital Loan Agreement and an Amended and Restated Subordinated Loan Agreement, referred to herein as the Subordinated Loan Agreement, each dated as of October 15, 2010 with Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf in the case of the Term Loan Agreement; and with Organo PFG LLC, Organo Investors LLC, Glenn Nussdorf, Alan Ades, Albert Erani and Dennis Erani in the case of the Working Capital Agreement and the Subordinated Loan Agreement. Alan Ades acts as Administrative Agent under the Term Loan Agreement. Organo PFG LLC acts as Administrative Agent under the Working Capital Loan Agreement and the Subordinated Loan Agreement. Organogenesis refers to the Term Loan Agreement, the Working Capital Agreement and the Subordinated Loan Agreement collectively as the 2010 Loan Agreement.

        Pursuant to the 2010 Loan Agreements, Organogenesis has borrowed an aggregate principal of $19,850,089, herein referred to as 2010 Loans. Organogenesis has paid no principal or interest on the 2010 Loans. Interest on the 2010 Loans accrues at 1.6% per annum.

        The 2010 Loans matured on April 30, 2018, but all of the 2010 Loans are subordinated to the amounts outstanding under the Credit Agreement and the ML Agreement and currently remain outstanding. The 2010 Loans are secured by substantially all of the personal property and assets of Organogenesis pursuant to security agreements by and among it and the lenders each dated as of October 15, 2010.. The 2010 Loans (including all accrued and unpaid interest) will be satisfied immediately prior to the closing of the business combination.

        A breakdown of the principal amounts owed to each lender under the 2010 Loans is set forth below:

Lender	Term Loan Agreement Principal Amount	Working Capital Loan Agreement Principal Amount	Subordinated Loan Agreement Principal Amount
Alan Ades	$849,246	$375,000	$1,885,824
Albert Erani	$583,857	—	$406,496
Dennis Erani	$265,389	$375,000	$1,639,328
Glenn Nussdorf	$424,623	$600,000	$2,861,218
Organo PFG LLC	—	$1,515,000	$7,284,821
Organo Investors LLC	—	$135,000	$649,287
TOTAL	$2,123,115	$3,000,000	$14,726,974

2015 Loans

        Organogenesis entered into a Loan and Security Agreement dated as of July 1, 2015 and amended as of November 20, 2015 with Alan Ades, Albert Erani, Dennis Erani, Glenn Nussdorf and Organo PFG LLC, referred to herein as the 2015 Loan Agreement, pursuant to which the Company borrowed an aggregate of $11,396,258 evidenced by secured promissory notes referred to herein as the 2015 Loans, as follows:

Lender	Date of Loan	Principal Amount
Alan Ades	7/1/15	$4,000,000
Dennis Erani	7/1/15	$2,000,000
Glenn Nussdorf	7/1/15	$4,000,000
65 Dan Road Associates	11/20/15	$97,436
Organo PFG LLC	11/20/15	$909,447
Albert Erani	12/23/15	$97,344
Glenn Nussdorf	12/23/15	$97,344
Alan Ades	12/31/15	$194,687
TOTAL		$11,396,258

        The 2015 Loans bear interest at a rate of 1.6% per annum, and are secured by substantially all of the personal property and assets of the Company. The 2015 Loans matured on April 30, 2018 and currently remain outstanding, but are subordinated in right of payment to the amounts outstanding under the Credit Agreement and the ML Agreement. Organogenesis has paid no principal or interest on the 2015 Loans. The 2015 Loans (including all accrued and unpaid interest) will be satisfied immediately prior to the closing of the business combination.

2016 Loans

        On April 12, 2016, Mr. Ades, Mr. Dennis Erani and Mr. Nussdorf entered into a Securities Purchase Agreement with Organogenesis pursuant to which Organogenesis issued $17,000,000 in aggregate principal amount of subordinated notes, referred to herein as the 2016 Loans, and warrants to purchase an aggregate of 446,194 shares of Organogenesis' common stock as set forth below:

Lender	Principal Amount of Notes	Shares Underlying Warrants
Alan Ades	$6,000,000	157,480
Dennis Erani	$4,000,000	104,987
Glenn Nussdorf	$7,000,000	183,727
TOTAL	$17,000,000	446,194

        The 2016 Loans are subordinated to the amounts outstanding under the Credit Agreement and the ML Agreement, bear interest at the rate of 15% per annum and are secured by substantially all of the personal property and assets of the Company. Organogenesis has paid no principal or interest on the 2016 Loans. The 2016 Loans are payable on April 12, 2019. The warrants have an exercise price of $7.28 per share and expire on April 16, 2021. Organogenesis is also obligated to pay a $680,000 fee in connection with the 2016 Loans. The 2016 Loans (including all accrued and unpaid interest and fees) will be satisfied immediately prior to the closing of the business combination.

Real Estate Loans

        On June 19, 2013, Organogenesis entered into a secured financing arrangement with 65 Dan Road SPE, LLC, 85 Dan Road Associates and 275 Dan Road SPE, LLC under which loans were made to Organogenesis, referred to herein as the Real Estate Loans. The Real Estate Loans bear interest at a rate of 1.6% per annum, and are secured by substantially all of the personal property and assets of the Company. Organogenesis has paid no principal or interest on the Real Estate Loans. The Real Estate Loans matured on April 30, 2018, but are subordinated in right of payment to the amounts outstanding under the Credit Agreement and the ML Agreement and currently remain outstanding..

        A breakdown of the principal amounts owed to each lender under the Real Estate Loans is set forth below:

Lender	Principal Amount
65 Dan Road SPE, LLC	$200,000
85 Dan Road Associates	$3,900,000
275 Dan Road SPE, LLC	$400,000
TOTAL	$4,500,000

        Organogenesis owes the Controlling Entities a total of $52,746,347 in aggregate principal under the 2010 Loans, the 2015 Loans, the 2016 Loans and the Real Estate Loans, which Organogenesis refers to collectively as the Controlling Entities Loans. The Real Estate Loans (including all accrued and unpaid interest) will be satisfied immediately prior to the closing of the business combination.

2018 Loan Agreements

        On March 1, 2018, Organogenesis entered into a loan agreement with Alan Ades, Albert Erani and Glenn Nussdorf, each of whom is a member of Organogenesis' board of directors and a greater than 5% stockholder, pursuant to which Mr. Ades, Mr. Erani and Mr. Nussdorf collectively agreed to lend Organogenesis, upon Organogenesis' request, an advance of up to the lesser of: (i) $10,000,000 and (ii) the amount that represents 60 days of Organogenesis' payroll obligations, during the period beginning on March 1, 2018 and ending on the earlier of May 15, 2018 and the closing of an underwritten initial public offering. Advances are to be evidenced by one or more promissory notes, bear interest at a rate of 8% per annum, and are payable upon demand subject to the subordination agreements in favor of Silicon Valley Bank, Eastward Fund Management, LLC and Kenneth L. Horton, Howard P. Walthall and Gregory J. Yager. Mr. Ades and Mr. Erani each agreed to provide 40% of any amounts advanced and Mr. Nussdorf agreed to provide 20% of any amounts advanced. As of September 30, 2018, advances totaling $10,000,000 have been made under the loan agreement.

        On May 23, 2018, Organogenesis entered into a loan agreement with Alan Ades, Albert Erani and Glenn Nussdorf, each of whom is a member of Organogenesis' board of directors and a greater than 5% stockholder, pursuant to which Mr. Ades, Mr. Erani and Mr. Nussdorf collectively agreed to lend Organogenesis an aggregate of $10,000,000, with a $5,000,000 advance to occur on or before July 2, 2018 and an additional $5,000,000 advance to occur on or before August 31, 2018. Advances are to be evidenced by one or more promissory notes, bear interest at a rate of 8% per annum, and are payable upon demand subject to the subordination agreements in favor of Silicon Valley Bank, Eastward Fund Management, LLC and Kenneth L. Horton, Howard P. Walthall and Gregory J. Yager. Mr. Ades and Mr. Erani each agreed to provide 40% of any amounts advanced and Mr. Nussdorf agreed to provide 20% of any amounts advanced. As of September 30, 2018, advances totaling $5,000,000 have been made under the loan agreement.

        The 2018 Loans (including all accrued and unpaid interest) will be satisfied immediately prior to the closing of the business combination.

Unconditional Guaranty

        On April 5 2018, Mr. Ades, Mr. Albert Erani and Mr. Nussdorf entered into an Unconditional Guaranty with SVB, herein referred to as the Unconditional Guaranty, in connection with the funding of the $5.0 million term loan under the Credit Agreement. Pursuant to the Unconditional Guaranty, each of Messrs. Ades, Albert Erani and Nussdorf jointly and severally guaranteed the payment of Organogenesis' obligations with respect to the $5.0 million term loan under the Credit Agreement, plus all accrued and unpaid interest on such indebtedness and certain expenses related thereto payable to

SVB pursuant to the Credit Agreement. See also "Description of Certain Indebtedness—SVB Credit Agreement."

Loans to Related Persons

        From 2010 through 2012, Organogenesis lent money to Gary S. Gillheeney, Sr., Organogenesis' current President and Chief Executive Officer, who at the time of the loans was Organogenesis' Chief Operating Officer and Chief Financial Officer. The loans to Mr. Gillheeney totaled $1,507,490 in principal amount, were interest bearing, mature on the tenth anniversary of their respective dates of issuance and were secured by a pledge to Organogenesis of Mr. Gillheeney's equity interests in the Company. On August 21, 2014, Mr. Gillheeney transferred 327,490 shares of Organogenesis' common stock owned by him to the Company in full and complete satisfaction of $654,979 in principal and accrued interest on the loans. After the August 2014 transaction, Mr. Gillheeney's aggregate loans outstanding totaled $996,525, which amount remained outstanding as of September 30, 2018. These outstanding loans bear interest at rates ranging from 2.30% to 3.86% per annum and are secured by a pledge to Organogenesis of Mr. Gillheeney's equity interests in the Company. The Organogenesis board of directors authorized and approved the forgiveness of all outstanding principal under and accrued and unpaid interest on Mr. Gillheeney's loans as well as a tax gross-up payment in connection with the forgiveness of such amounts effective as of immediately prior to the closing of the business combination.

Kenneth L. Horton and NuTech Medical

        On March 24, 2017, Organogenesis purchased NuTech Medical from Kenneth L. Horton, its sole shareholder, for approximately $19.5 million in cash, which consisted of $12.0 million paid at closing and approximately $7.5 million in deferred acquisition consideration, and issued him 1,794,455 shares of Organogenesis' common stock, which represents more than 5% of Organogenesis' outstanding common stock as of September 30, 2018. As of September 30, 2018, Organogenesis has paid $2.5 million in deferred acquisition consideration. The amount, if any, of the remaining $5 million of deferred acquisition consideration plus accrued interest owed to Mr. Horton is currently in dispute. Organogenesis has asserted certain claims for indemnification that would offset in whole or in part its payment obligation and Mr. Horton, on behalf of the sellers of NuTech Medical, has filed a lawsuit alleging breach of contract and seeking specific performance of the alleged payment obligation and attorneys' fees.

        In connection with Organogenesis' acquisition of NuTech Medical, Organogenesis: (i) agreed that, in the event Organogenesis grant any rights of registration under the Securities Act relating to any shares of Organogenesis' common stock or other securities to any person other than Mr. Horton, Organogenesis would cause such rights to be granted to Mr. Horton on a pro-rata basis; (ii) granted Mr. Horton the right to cause Organogenesis, within ninety (90) days of March 24, 2019, to purchase up to 358,891 shares of Organogenesis' common stock that are outstanding at such time and are held by Mr. Horton, at a price per share equal to $18.84 per share; (iii) were granted the right to cause Mr. Horton, within ninety (90) days of March 24, 2019, to sell to Organogenesis up to 358,891 shares of Organogenesis' common stock that are outstanding at such time and are held by Mr. Horton, at a price per share equal to $18.84 per share; and (iv) Alan Ades, Albert Erani, Glenn Nussdorf, Dennis Erani, Organo PFG LLC, Organo Investors LLC and the Real Estate Entities subordinated payment of all of Organogenesis' indebtedness to such creditors arising in connection with such creditor's rights as Organogenesis' creditor, shareholder, partner, member, officer, director, manager, employee, or independent contractor or otherwise (but excluding salaries or other compensation paid in the ordinary course of Organogenesis' business consistent with past practice), whether currently existing or arising in the future to (x) payment of certain deferred cash consideration Organogenesis is obligated to pay to Mr. Horton in connection with Organogenesis' acquisition of NuTech Medical and (y) the purchase of shares of Organogenesis' common stock by Organogenesis if so requested by Mr. Horton pursuant to the right described in clause (ii) of this paragraph.

Registration Rights Agreement

        Under the terms of a note and warrant purchase agreement between Organogenesis and certain of Organogenesis' investors, the warrant holders have demand registration rights in respect of any shares of common stock issued or issuable upon conversion of their warrants, subject to certain conditions. In addition, in the event that Organogenesis registers shares of common stock for sale to the public, Organogenesis will be required to give notice of such registration to the parties thereto, and, subject to certain limitations, include shares of common stock issued or issuable upon conversion of their warrants held by them in such registration. The agreement includes customary cross-indemnification provisions, under which Organogenesis is obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to Organogenesis, and they are obligated to indemnify Organogenesis for material misstatements or omissions attributable to them.

Executive Officer Compensation

        See "Executive Compensation" for additional information regarding compensation of Organogenesis' NEOs.

Employment Agreements

        Organogenesis has entered into employment agreements with certain of Organogenesis' NEOs. For more information regarding these agreements, see "Executive Compensation—Employment Agreements, Severance and Change in Control Arrangements."

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information known to AHPAC regarding (i) the actual beneficial ownership of AHPAC ordinary shares as of the record date (pre-business combination) and (ii) expected beneficial ownership of ORGO common stock immediately following consummation of the business combination (post-business combination), assuming that no public shares are redeemed, and alternatively the maximum number of public shares are redeemed, by:

  •
  each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock;

  •
  each of AHPAC's current officers and directors;

  •
  each person who will become a named officer or director of AHPAC; and

  •
  all current executive officers and directors of AHPAC, as a group and all executive officers and directors of ORGO following consummation of the business combination, as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

        The beneficial ownership of AHPAC ordinary shares pre-business combination is based on 5,812,500 ordinary shares (of which 5,812,500 are founder shares held by the initial shareholders) issued and outstanding as of November 27, 2018.

        The expected beneficial ownership of shares of ORGO common stock post-business combination has been determined based on the following assumptions: (i) the exchange and the equity financing have been consummated, (ii) none of the investors set forth in the table below has purchased or purchases Class A common shares or shares of ORGO Class A common stock in the open market and (iii) there will be an aggregate of 90,349,096 shares of our Class A common stock and 890,993 shares of our Class B common stock outstanding at the Closing.

        Unless otherwise indicated, AHPAC believes that all persons named in the table below have sole voting and investment power with respect to all AHPAC or AHPAC securities, as applicable, beneficially owned by them.

	Pre-closing		Post-closing
Beneficial owners	Number of shares	% owned	Number of shares	% owned
Avista Acquisition Corp.(1)	4,296,359	73.9%	1,048,691	1.1%
Thompson Dean(2)	4,296,359	73.9%	1,048,691	1.1%
David Burgstahler(2)	4,296,359	73.9%	1,048,691	1.1%
Håkan Björklund	313,467	5.4%	69,571	*
Charles Harwood	313,467	5.4%	69,571	*
Brian Markison	575,740	9.9%	133,589	*
Robert O'Neil	313,467	5.4%	69,571	*
John Cafasso	—	—	—	—
Benjamin Silbert	—	—	—	—
All directors and executive officers of AHPAC as a Group (8 individuals)	5,812,500	100%	1,390,993	1.5%
PIPE Investors(3)	—	—	15,561,473	17.1%
Organo PFG LLC and affiliated entities(4)	—	—	34,982,016	38.3%
Dennis Erani(5)	—	—	4,324,442	4.7%
Controlling Entities(6)	—	—	68,308,454	74.1%
Gary S. Gillheeney, Sr.(7)	—	—	2,936,337	3.1%
Alan A. Ades(8)	—	—	44,784,180	48.9%
Maurice Ades	—	—	—	—
Joshua Tamaroff(9)	—	—	—	—
Albert Erani(10)	—	—	38,923,402	42.7%
Arthur S. Leibowitz	—	—	—	—
Wayne Mackie	—	—	—	—
Glenn H. Nussdorf(11)	—	—	14,672,149	16.0%
Timothy M. Cunningham(12)	—	—	223,848	*
Patrick Bilbo(13)	—	—	330,890	*
Lori Freedman(14)	—	—	8,120	*
Brian Grow(15)	—	—	75,091	*
Antonio S. Montecalvo(16)	—	—	78,188	*
Howard Walthall(17)	—	—	166,910	*
All directors and executive officers of ORGO as a Group (14 individuals)(18)	—	—	67,217,099	70.3%

*
Less than 1%.

(1)
Excludes 8,200,000 shares which may be purchased by exercising private placement warrants that are not presently exercisable, and which warrants will be surrendered to AHPAC in the business combination, prior to becoming exercisable.

(2)
Mr. Dean and Mr. Burgstahler are deemed to beneficially own shares by virtue of their shared control over Avista Acquisition Corp. as its directors. Excludes shares beneficially owned by the PIPE Investors. Avista Capital Managing Member IV, LLC exercises voting and dispositive power over the shares held by the PIPE Investors. Voting and disposition decisions at Avista Capital Managing Member IV, LLC are made by an investment committee, the members of which are Thompson Dean, David Burgstahler, Robert Girardi and Sriram Venkataraman. None of the foregoing persons has the power individually to vote or dispose of any shares; however, Messrs. Dean and Burgstahler have veto rights over the voting and disposition of any shares. Mr. Dean and Mr. Burgstahler each disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Avista Capital Partners, 65 E. 55th Street, 18th Floor, New York, New York 10022.

(3)
Excludes 2,050,000 shares of ORGO Class A common stock which may be purchased by exercising warrants at an exercise price of $11.50 which become exercisable 30 days after consummation of the business combination. Avista Capital Managing Member IV, LLC exercises voting and dispositive power over the shares held by the PIPE Investors. Voting and disposition decisions at Avista Capital Managing Member IV, LLC are made by an investment committee, the members of which are Thompson Dean, David Burgstahler, Robert Girardi and Sriram Venkataraman. None of the foregoing persons has the power individually to vote or dispose of any shares; however, Messrs. Dean and Burgstahler have veto rights over the voting and disposition of any shares. Mr. Dean and Mr. Burgstahler each disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Avista Capital Partners, 65 E. 55th Street, 18th Floor, New York, New York 10022.

(4)
Consists of (i) 32,130,032 shares of ORGO Class A common stock held by Organo PFG LLC and (ii) 2,851,984 shares of ORGO Class A common stock held by Organo Investors LLC. Alan A. Ades and Albert Erani are managing members of Organo PFG LLC and managers of Organo Investors LLC and they share voting and investment power over the shares of ORGO Class A common stock held by each entity. Each of Mr. Ades and Mr. Erani disclaim beneficial ownership of the shares of ORGO Class A common stock held by each of Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o A&E Stores, Inc., 1000 Huyler Street, Teterboro, NJ 07608.

(5)
Consists of (i) 1,147,188 shares of ORGO Class A common stock, (ii) 213,123 shares of ORGO Class A common stock underlying warrants that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date and (iii) 2,964,131 shares of ORGO Class A common stock held by the Dennis Erani 2012 Issue Trust. Susan Erani, Mr. Erani's spouse, exercises voting and investment power over the shares of ORGO Class A common stock held by the Dennis Erani 2012 Issue Trust. Mr. Erani disclaims beneficial ownership of the shares of ORGO Class A common stock held by the Dennis Erani 2012 Issue Trust except to the extent of his pecuniary interest therein. The address of each of the foregoing is 2600 Island Blvd, 1104, Aventura, FL 33160.

(6)
Alan A. Ades, Albert Erani, Glenn H. Nussdorf, Dennis Erani, Starr Wisdom and certain of their respective affiliates, including Organo PFG LLC, Organo Investors LLC, Dennis Erani 2012 Issue Trust, Alan Ades as Trustee of the Alan Ades 2014 GRAT, Albert Erani Family Trust dated 12/29/2012, GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, who we refer to collectively as the Controlling Entities, are expected to control a majority of the voting power of ORGO's outstanding ORGO Class A common stock after completion of the business combination. The Controlling Entities intend to report that they hold their shares of our stock as part of a group and, after the closing of the offering, the Controlling Entities will be deemed a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) for the purposes of reporting beneficial ownership of ORGO's securities.

(7)
Consists of 2,936,337 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Mr. Gillheeney is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(8)
Consists of (i) 7,992,701 shares of ORGO Class A common stock, (ii) 319,684 shares of ORGO Class A common stock underlying warrants that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date, (iii) 1,489,779 shares of ORGO Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, (iv) 32,130,032 shares of ORGO Class A common stock held by Organo PFG LLC and (v) 2,851,984 shares of ORGO Class A common stock held by Organo Investors LLC. Mr. Ades exercises voting and investment power over the shares of ORGO Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC. Mr. Ades disclaims beneficial ownership of the shares of ORGO Class A common stock held by each of Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o A&E Stores, Inc., 1000 Huyler Street, Teterboro, NJ 07608.

(9)
Mr. Tamaroff has an indirect pecuniary interest in AHPAC Class A common shares (and after the business combination in ORGO Class A common stock) through his ownership of a 1.76% interest in the outstanding common stock of sponsor.

(10)
Consists of (i) 1,210,187 shares of ORGO Class A common stock, (ii) 2,731,199 shares of ORGO Class A common stock held by the Albert Erani Family Trust dated 12/29/2012, (iii) 32,130,032 shares of ORGO Class A common stock held by Organo PFG LLC and (iv) 2,851,984 shares of ORGO Class A common stock held by Organo Investors LLC. Mr. Erani exercises voting and investment power over the shares of ORGO Class A common stock held by each of the Albert Erani Family Trust dated 12/29/2012, Organo PFG LLC and Organo Investors LLC. Mr. Erani disclaims beneficial ownership of the shares of ORGO Class A common stock held by each of the Albert Erani Family Trust dated 12/29/2012, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o A&E Stores, Inc., 1000 Huyler Street, Teterboro, NJ 07608.

(11)
Consists of (i) 2,119,184 shares of ORGO Class A common stock, (ii) 372,965 shares of ORGO Class A common stock underlying warrants that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date, (ii) 1,167,250 shares of ORGO Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016 and (iii) 11,012,750 shares of ORGO Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Nussdorf exercises voting and investment power over the shares of ORGO Class A common stock held by each of GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Nussdorf disclaims beneficial ownership of the shares of ORGO Class A common stock held by each of GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, except to the extent of his pecuniary interest therein. The address of each of the foregoing is 35 Sawgrass Drive, Bellport, NY 11713.

(12)
Consists of 223,848 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Mr. Cunningham is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(13)
Consists of (i) 121,800 shares of ORGO Class A common stock and (ii) 209,090 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Mr. Bilbo is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(14)
Consists of 8,120 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Ms. Freedman is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(15)
Consists of (i) 1,462 shares of ORGO Class A common stock and (ii) 73,629 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Mr. Grow is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(16)
Consists of (i) 8,482 shares of ORGO Class A common stock and (ii) 69,706 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Mr. Montecalvo is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(17)
Consists of 166,910 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. The address of Mr. Walthall is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021.

(18)
Consists of (i) 62,836,810 shares of ORGO Class A common stock, (ii) 3,687,640 shares of ORGO Class A common stock underlying stock options that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date and (iii) 692,649 shares of ORGO Class A common stock underlying warrants that are exercisable as of November 1, 2018 or will become exercisable within 60 days after such date. As to disclaimers of beneficial ownership, see footnotes (8), (10) and (11) above.

        AHPAC's initial shareholders beneficially own 100% of AHPAC's issued and outstanding ordinary shares and have the right to elect all of AHPAC's directors prior to AHPAC's initial business combination as a result of holding all of the outstanding founder shares. Holders of AHPAC's public shares will not have the right to elect any directors to the AHPAC Board prior to AHPAC's initial business combination. In addition, because of their ownership block, AHPAC's initial shareholders may be able to effectively influence the outcome of all other matters requiring approval by AHPAC's shareholders, including amendments to AHPAC's amended and restated memorandum and articles of association and approval of significant corporate transactions.

 PRICE RANGE OF SECURITIES AND DIVIDENDS

AHPAC

Price Range of AHPAC's Securities

        AHPAC units, each of which consists of one AHPAC Class A ordinary share, par value $0.0001 per share, and one warrant to purchase one-half of one AHPAC Class A ordinary share, began trading on NASDAQ under the symbol "AHPAU" on May 20, 2016. On July 7, 2016, AHPAC announced that holders of AHPAC units could elect to separately trade the AHPAC Class A ordinary shares and the warrants included in the AHPAC units, or to continue to trade the AHPAC units without separating them. On July 8, 2016, the AHPAC Class A ordinary shares and warrants began trading on NASDAQ under the symbols "AHPA" and "AHPAW," respectively. Each warrant entitles the registered holder to purchase one-half of one AHPAC Class A ordinary share, where two warrants may be exercised for one whole AHPAC ordinary share at an exercise price of $11.50 per share, subject to adjustments as described in AHPAC's final prospectus dated May 20, 2016, which was filed with the SEC. Warrants may only be exercised for a whole number of AHPAC Class A ordinary shares and will become exercisable 30 days after the completion of an initial business combination. AHPAC's warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in this joint proxy statement/prospectus.

        The following table sets forth, for the calendar quarter indicated, the high and low sales prices per AHPAC unit, AHPAC Class A ordinary share and warrant as reported on NASDAQ for the periods presented.

		Q4 2017	Q1 2018	Q2 2018	Q3 2018
Public unit	High	$10.41	$10.45	$10.46	$12.26
	Low	$10.18	$10.23	$10.14	$10.00
Class A ordinary share	High	$10.05	$10.07	$10.08	$10.46
	Low	$9.45	$9.86	$9.90	$10.01
Warrant	High	$0.40	$0.51	$0.47	$0.47
	Low	$0.28	$0.28	$0.30	$0.17

        On August 17, 2018, the last trading day before the public announcement of the business combination, the public units, AHPAC Class A ordinary shares and AHPAC warrants closed at $10.40, $10.11 and $0.40, respectively.

Dividend Policy of AHPAC

        AHPAC has not paid any cash dividends on the AHPAC Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. Following completion of the business combination, the AHPAC Board will consider whether or not to institute a dividend policy. It is the present intention of AHPAC to retain any earnings for use in its business operations and, accordingly, AHPAC does not anticipate the AHPAC Board declaring any dividends in the foreseeable future.

Organogenesis

Price Range of Organogenesis Securities

        Historical market price information regarding Organogenesis is not provided because there is no public market for Organogenesis's shares. For information about distributions paid by Organogenesis to its equityholders, please see the sections entitled "Organogenesis Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

 APPRAISAL RIGHTS

AHPAC Stockholder Appraisal Rights

        AHPAC's stockholders do not have appraisal rights in connection with the business combination under Delaware law.

Organogenesis Stockholder Appraisal Rights

        Organogenesis stockholders will have appraisal rights in connection with the business combination under Delaware law. No Organogenesis stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a "Dissenting Stockholder") with respect to its Organogenesis common stock (such shares, "Dissenting Shares") will be entitled to receive any portion of the merger consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder will have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. Organogenesis will give AHPAC prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served on Organogenesis and any material correspondence received by Organogenesis in connection with such demands. Notwithstanding anything to the contrary contained in this Agreement, the Dissenting Stockholders will have no rights to any portion of the merger consideration with respect to any Dissenting Shares.

 PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
APPROVAL OF THE BUSINESS COMBINATION

        AHPAC is asking its shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the business combination. AHPAC's shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

        Please see the subsection entitled "The Business Combination" beginning at page 95 of this Joint Proxy Statement/Prospectus for additional information and a summary of certain terms of the business combination and please see the subsection entitled "The Merger Agreement" beginning at page 121 of this Joint Proxy Statement/Prospectus for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

        The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ proposal and the Charter Proposals are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals, other than the Adjournment Proposal and the Cayman Charter Amendment Proposal, which are not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.

        This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the business combination) will be adopted and approved only if the holders of a majority of ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting vote "FOR" the Business Combination Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Business Combination Proposal.

        As of the date of this joint proxy statement/prospectus, the initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE "FOR"
THE BUSINESS COMBINATION PROPOSAL.

 PROPOSAL NO. 2—THE DOMESTICATION PROPOSAL
APPROVAL OF DOMESTICATION FROM THE CAYMAN ISLANDS TO DELAWARE

        As a condition to consummating the business combination, the AHPAC Board has unanimously approved a change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, AHPAC will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AHPAC will be domesticated and continue as a Delaware corporation. After the domestication, AHPAC will change its name to "Organogenesis Holdings Inc." On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into shares of ORGO Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will automatically convert by operation of law, on a one-for-one basis, into a share of ORGO Class B common stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ORGO Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication.

        Being domiciled in Delaware will create operational efficiencies for ORGO due to the fact that Organogenesis and its subsidiaries are all located in the United States and a Delaware company will provide its shareholders with certain rights not afforded to them by a Cayman Islands company. The domestication will be completed prior to the business combination. If the business combination is approved, then AHPAC is asking its shareholders to approve the domestication, which is required under the terms of the business combination. If, however, the Domestication Proposal is approved, but the business combination is not approved, then neither the domestication nor the business combination will be consummated.

        The full text of the resolution to be passed is as follows:

        It is resolved as a special resolution that Avista Healthcare Public Acquisition Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Avista Healthcare Public Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware.

        Shareholders should read carefully this joint proxy statement/prospectus and the Merger Agreement in its entirety for more detailed information concerning the business combination, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Please see the section entitled "The Merger Agreement" beginning on page 121 for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the entire Merger Agreement before voting on this proposal.

        Approval of this proposal is a condition to the completion of the business combination. If the proposal is not approved, the business combination will not occur.

Vote Required for Approval

        The Domestication Proposal is conditioned on the approval of the Business Combination Proposal, the the NASDAQ Proposal, the Management Incentive Plan Proposal and the Charter Proposals at the general meeting.

        The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, which requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the vote with respect to the Domestication Proposal and the Charter Proposal.

        As of the date of this joint proxy statement/prospectus, the initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 100% of AHPAC's issued and outstanding ordinary shares, including all of the outstanding founder shares.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE "FOR"
THE DOMESTICATION PROPOSAL.

PROPOSAL NOS. 3 through 10—THE CHARTER PROPOSALS
APPROVAL OF THE CHARTER PROPOSALS

        If the Domestication Proposal is approved and the business combination is to be consummated, AHPAC will replace its Existing Organizational Documents with the Proposed Organizational Documents.

        AHPAC's shareholders are asked to consider and vote upon and to approve by special resolution eight separate proposals in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Charter Proposals are conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, the Management Incentive Plan Proposal and the NASDAQ Proposal. Accordingly, if the Business Combination Proposal, the Domestication Proposal and the NASDAQ Proposal are not approved, the Charter Proposals will have no effect, even if approved by holders of AHPAC ordinary shares.

        Certain of the Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table summarizes the principal proposed changes and the differences between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this joint proxy statement/prospectus as Annex M and the complete text of the Proposed Bylaws, a copy of which is attached to this joint proxy statement/prospectus as Annex N. All shareholders are encouraged to read each of the Proposed Organizational Documents in their entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the "Comparison of Corporate Governance and Shareholder Rights" section of this joint proxy statement/prospectus.

Existing Organizational Documents	Proposed Organizational Documents
Removal of Directors Only For Cause (Proposal 3)	Prior to the closing of a business combination, AHPAC may by ordinary resolution of the holders of the Class B ordinary shares remove any Director
See Article 29.1 of the Existing Organizational Documents.	The Proposed Organizational Documents provide that the directors may only be removed for cause. Additionally, a decrease in the size of the board of directors will not have the effect of removing any incumbent director before his or her term expires.
See Section 5.3 of the proposed certificate and Section 2.12 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Ability of Stockholders to Call a Special Meeting (Proposal 4)

The Existing Organizational Documents provide that the board of directors shall, on a shareholders' requisition, proceed to convene an extraordinary general meeting of AHPAC, provided that the requesting shareholder holds not less than 10% in par value of the issued shares entitled to vote at a general meeting.

See Article 20.4 of the Existing Organizational Documents.

The Proposed Organizational Documents do not permit the stockholders to call an extraordinary general meeting. See Section 6.5 of the proposed certificate and Section 1.02 of the proposed bylaws.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Proposal 5)

The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.
See Article 22 of the Existing Articles.

The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
See Section 6.3 of the proposed certificate and Section 1.03 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Amendments of Organizational Documents (Proposal 6)

Amending the Existing Organizational Documents requires (i) a simple majority of the members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting or (ii) a unanimous written resolution of AHPAC's shareholders) to amend the Existing Organizational Documents, in each case, other than Article 29.1 (appointment and removal of directors) of the Existing Organizational Documents, which requires an amendment by a Special Resolution passed by the affirmative vote of a majority of at least 90% of AHPAC's ordinary shares represented in Person or by Proxy and entitled to vote thereon, and who vote thereon at a general meeting.

See Article 18 of the Existing Organizational Documents.

The Proposed Organizational Documents require the affirmative vote of at least a majority of the voting power of ORGO's then issued and outstanding shares of stock entitled to amend either the proposed charter and the proposed bylaws, subject to certain exceptions; provided, that no amendment to the Corporate Opportunities provision of the proposed charter shall be amended without the prior consent of the ORGO Sponsors for so long as the ORGO Sponsors and their affiliates collectively own at least 5% of ORGO's then outstanding shares.
See Articles X and XII of the proposed certificate and Article VIII of the proposed bylaws.

Exclusive Jurisdiction (Proposal 7)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain stockholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article XI of the proposed certificate and Section 7.10 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Corporate Opportunities (Proposal 8)	The Existing Organizational Documents do not address corporate opportunities.

The Proposed Organizational Documents provide that, unless otherwise agreed in writing, the ORGO Sponsors may engage in a business that is the same as or similar to, or do business with client, competitors or customers of, ORGO and that ORGO renounces its interest or expectancy in any corporate opportunity offered to the ORGO Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners affiliates and subsidiaries (other than ORGO and its subsidiaries) unless such opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of ORGO.

See Section Article X of the proposed certificate.

Increase in Authorized Shares (Proposal 9)	The Existing Organizational Documents currently authorize the issuance of 221,000,000 shares of common stock. See Paragraph 5 of the Existing Organizational Documents.	The Proposed Organizational Documents propose to increase the number of shares of common stock authorized for issuance to 421,000,000. See Section 4.1 of the proposed certificate.

VOTE REQUIRED FOR APPROVAL OF EACH OF THE CHARTER PROPOSALS

        The approval of each of Proposal 3 through Proposal 10 below requires a special resolution under the Cayman Islands Companies Law, which requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting.

PROPOSAL 3: REMOVAL OF DIRECTORS ONLY FOR CAUSE

        The current AHPAC Board is a single class and only the holders of founder shares are able to vote to remove a director from office. Following the business combination, ORGO will continue to have a single class of directors. Under Delaware law, the general rule with respect to director removal is that directors may be removed by stockholders with or without cause. The Proposed Organizational Documents provide that stockholders may only remove directors for cause. The AHPAC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of ORGO's business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the board.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 3.

PROPOSAL 4: NO RIGHT TO CALL EXTRAORDINARY GENERAL MEETINGS

        The Proposed Organizational Documents stipulate that, unless required by law, extraordinary general meetings of stockholders may only be called by (i) a majority of the board, (ii) the chairperson of the board, or (iii) the chief executive officer. Under the Proposed Organizational Documents, stockholders have no power to call an extraordinary general meeting.

        Limiting the stockholders' ability to call an extraordinary general meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the board's consent or to call a stockholders meeting to otherwise advance minority stockholders' agenda. The amendment is intended to avoid distraction of management caused by holding meetings in addition to the annual meeting unless a majority of the board, the chairperson of the board, or the chief executive officer determines such expense and management focus is warranted.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 4.

PROPOSAL 5: NO ACTION BY WRITTEN CONSENT

        The Existing Organizational Documents, which are prepared under Cayman Islands Companies Law, provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution. Under Delaware law, stockholder action may be taken by written consent in lieu of a meeting unless the existing charter expressly prohibits action by consent. As a blank check company formed in order to effect a business combination with one or more entities, the Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution. The AHPAC Board believes is necessary to protect ORGO as it enters into its post-business combination phase and therefore believes it necessary and appropriate to prohibit stockholders from taking action by written consent.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 5.

PROPOSAL 6: AMENDMENTS OF ORGANIZATIONAL DOCUMENTS

        Amending the Existing Organizational Documents requires (i) a simple majority of the members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting or (ii) a unanimous written resolution of AHPAC's shareholders), in each case, other than Article 29.1 (appointment and removal of directors) of the Existing Organizational Documents, which requires an amendment by a special resolution passed by the affirmative vote of a majority of at least 90% of AHPAC's ordinary shares represented in person or by proxy and entitled to use thereon, and who vote thereon, at a general meeting.

        The Proposed Organizational Documents will require the affirmative vote of at least a majority of the voting power of ORGO's then issued and outstanding shares of stock entitled to amend either the proposed charter or the proposed bylaws, subject to certain exceptions; provided, that no amendment to the 'Corporate Opportunities' provision of the proposed charter shall be amended without the prior consent of the ORGO Sponsors for so long as the ORGO Sponsors and their affiliates collectively own more than 50% of the shares of ORGO common stock owned by the ORGO Sponsors at consummation of the business combination. The AHPAC Board believes that a majority vote is most appropriate for a public operating company with sponsor investors.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 6.

PROPOSAL 7: EXCLUSIVE FORUM

        The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the "Court of Chancery", be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ORGO, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of ORGO to ORGO or its stockholders, (iii) any action asserting a claim against ORGO or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or ORGO's certificate of incorporation or bylaws, or (iv) any action asserting a claim against ORGO or any director, officer, stockholder or employee of ORGO governed by the internal affairs doctrine of the State of Delaware in each case, except for, (1) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (2) any action asserted under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, for which federal courts have exclusive jurisdiction. If the Court of Chancery dismisses any action, proceeding or claim because it does not have subject matter jurisdiction thereon, then such action or proceeding must be brought in another state or federal court in the State of Delaware. ORGO may decide that it is in the best interests of ORGO and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum. The related provisions also stipulate that any person who acquires an interest in the stock of ORGO will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

        Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist ORGO in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The AHPAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that the after the domestication, the Company will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware's corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make ORGO's defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. For these reasons, the AHPAC Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of ORGO and its stockholders.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 7.

PROPOSAL 8: CORPORATE OPPORTUNITIES

        In connection with the ORGO Sponsors' direct or indirect holdings of ORGO, and in recognition of the benefits derived from ORGO's relations with the ORGO Sponsors and the difficulties attendant to any directors to satisfy his or her fiduciary duties to ORGO, the AHPAC Board recommends the approval of the proposed corporate opportunities amendment that permits the ORGO Sponsors and any of their managers, officers, directors, agents, stockholders, members, partners affiliates and subsidiaries (other than ORGO and its subsidiaries) to engage in a business that is the same as or similar to, or do business with clients, competitors or customers of, ORGO and for ORGO to renounce its interest or expectancy in any corporate opportunity offered to such directors unless such opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of ORGO.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 8.

PROPOSAL 9: INCREASE NUMBER OF AUTHORIZED SHARES

        The 421,000,000 authorized shares of common stock in the proposed certificate represent an increase from the existing authorization of 221,000,000 shares of common stock in the Existing Organizational Documents. Based on the shares outstanding and reserved for issuance of both AHPAC and Organogenesis as of the date hereof, it is anticipated that there will be approximately 74.3 million shares issued in the connection with the business combination, resulting in approximately 91.2 million shares of ORGO common stock outstanding immediately following the business combination. The Organogenesis 2018 Equity and Incentive Plan (the "Plan") will reserve for issuance a number of shares equal to 10% of the issued and outstanding shares of ORGO common stock immediately following the business combination, which is estimated to be approximately 9.1 million shares. An additional 19.1 million shares will be reserved for issuance in connection with the ORGO warrants.

        Although ORGO has a sufficient number of authorized but unissued shares of common stock to complete the business combination, the AHPAC Board has determined that the increase in the number of shares of authorized ORGO common stock is desirable and in the best interests of stockholders because it will enhance ORGO's flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the consummation of the business combination. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement and any of the transactions contemplated in connection therewith or otherwise in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. ORGO's authorized but unissued common stock and preferred shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

        Since stockholders of ORGO will have no preemptive rights, the ORGO Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or NASDAQ rules. The terms upon which any such securities may be issued will be determined by the board of directors of ORGO.

        If approved, the additional shares of ORGO common stock will have rights as described in "Description of Securities" beginning on page 246 and "Comparison of Corporate Governance and Shareholder Rights" beginning on page 261. Incidental effects of the increase in the outstanding number of shares of ORGO common stock may include dilution of ownership and voting rights of existing holders of AHPAC ordinary shares and lower earnings per share. ORGO could also use the increased number of shares of ORGO common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of ORGO.

        The determination to increase the number of authorized shares of ORGO common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, shareholders should be aware that, while not the current intention, approval of this Proposal 9 could facilitate future efforts by ORGO to deter or prevent changes in control of ORGO, including transactions the board of directors determines are not in the best interests of ORGO or its stockholders. For example, without further stockholder approval, the board of directors could sell shares of ORGO common stock in a private transaction to purchasers who would oppose a takeover or favor the board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 9.

PROPOSAL 10: UPDATE OF OTHER PROVISIONS

        Approval of each of the Charter Proposals, assuming approval of each of the other condition precedent proposals, will result, upon consummation of the business combination, in the wholesale replacement of the Existing Organizational Documents with the Proposed Organizational Documents. While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct proposals, there are other differences between the Existing and Proposed Organizational Documents arising from, among other things, from the differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law and the business combination, including removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination, all of which the AHPAC Board believes is necessary to adequately address the needs of ORGO after the business combination. These changes will be implemented (subject to the approval aforementioned related proposals and consummation of the business combination) if our shareholders approve this Proposal 10. We encourage shareholders to carefully review the terms of the Proposed Organizational Documents, attached hereto as Annexes M and N as well as the information set under the "Comparison of Corporate Governance and Shareholder Rights" section of this joint proxy statement/prospectus.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 10.

PROPOSAL NO. 11: THE CAYMAN CHARTER AMENDMENT PROPOSAL

        In Proposal No. 11, we are requesting that shareholders approve and adopt a proposal to eliminate the limited period of time that AHPAC had to consummate the business combination, to eliminate any requirement to take certain actions as a result of the failure to complete a business combination in such limited period of time, and to ratify the actions of AHPAC and its directors and officers in connection therewith.

        In order to confirm that AHPAC has an unlimited period of time to consummate a business combination, it is proposed:

  (a)
  as a special resolution, the approval threshold of which is unanimity (100%) of Members entitled to vote, that the Existing Organizational Documents be amended as follows:

  i.
  by deleting the following words from Article 49.1: "the first to occur of" and "and the distribution of the Trust Fund pursuant to Article 49.4"; and

  ii.
  by deleting the following words from Article 49.4(a): "(i) cease all operations except for the purpose of winding up; (ii)", "but not more than ten business days thereafter" and "; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and its board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law"

  (b)
  as a special resolution:

  i.
  that the Existing Organizational Documents be amended by deleting the following words from the definition of 'Business Combination' in Article 1.1: "which Business Combination: (i) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations"; and

  (ii)
  that all actions of the Company and its directors and officers in connection with the timing of the business combination and the amendment referred to above are hereby approved, ratified and confirmed.

Vote Required for Approval

        The approval of the Cayman Charter Amendment Proposal requires a special resolution that requires that one hundred percent (100%) of AHPAC's shareholders entitled to vote thereon, and who vote thereon, at the general meeting vote "FOR" the Cayman Charter Amendment Proposal. Failure to vote by proxy or in person at the general meeting and abstentions will have the same effect as a vote "AGAINST" this proposal. Notwithstanding that the amendments in the case of clause (b) require a special resolution of only the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon at the general meeting, the resolution in connection with the Cayman Charter Amendment Proposal will not be deemed to have passed unless the resolution receives the approval of one hundred percent (100%) of AHPAC's shareholders entitled to vote thereon at the general meeting.

        This proposal is not conditioned upon the approval of any other proposal.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS
VOTE "FOR" THE APPROVAL OF THE
CAYMAN CHARTER AMENDMENT PROPOSAL

 PROPOSAL NO. 12—THE DIRECTOR ELECTION PROPOSAL
ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

Overview

        In Proposal No. 12, we are requesting that shareholders approve and adopt a proposal to elect eight directors to serve on the ORGO Board until the 2019 annual meeting of shareholders, or until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal."

        For more information on the experience of Messrs. Alan Ades, Maurice Ades, Joshua Tamaroff, Albert Erani, Gary Gillheeney, Arthur Leibowitz, Wayne Mackie and Glenn Nussdorf, please see the section titled "Management After the Business Combination" commencing on page 239 of this joint proxy statement/prospectus.

Vote Required for Approval

        The approval of the Director Election Proposal requires that a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting are voted "FOR" the Director Election Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.

        This proposal is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals, the Management Incentive Plan Proposal and the NASDAQ Proposal. If the Business Combination Proposal, the Domestication Proposal, the Charter Proposals, the Management Incentive Plan Proposal and the NASDAQ Proposal are not approved, this proposal will have no effect, even if approved by AHPAC's shareholders.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR"
THE ELECTION OF EACH OF THE EIGHT DIRECTOR
NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 13—THE MANAGEMENT INCENTIVE PLAN PROPOSAL
APPROVAL AND ADOPTION OF THE 2018 EQUITY AND INCENTIVE PLAN

Overview

        In Proposal No. 13, we are requesting that stockholders approve and adopt the Organogenesis 2018 Equity and Incentive Plan, as amended (the "2018 Plan") and the material terms thereunder. Pursuant to the terms of the 2018 Plan, a number of shares equal to 10% of the issued and outstanding shares of ORGO common stock immediately following the business combination will be reserved for issuance under the 2018 Plan. As of October 30, 2018, the latest practicable date, the closing price on the NASDAQ Capital Market per AHPAC Class A ordinary share, which each shall be converted to one share of ORGO common stock was $10.15. The AHPAC Board approved the 2018 Plan on November 28, 2018, subject to stockholder approval at the general meeting. The 2018 Plan is described in more detail below. A copy of the 2018 Plan is attached to this proxy statement as Annex J.

The 2018 Equity Incentive Plan

        The purpose of the 2018 Plan is to (i) provide long-term incentives and rewards to employees, officers, directors and other key persons (including consultants) who are in a position to contribute to ORGO's long-term success and growth, (ii) to assist ORGO in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of ORGO's stockholders.

Summary of the 2018 Equity Incentive Plan

        Administration.    The 2018 Plan will be administered by the ORGO Board or a committee of not less than two independent directors (in either case, the "Administrator"). The Administrator is generally granted broad authority to administer the 2018 Plan, including the power to determine and modify the terms and conditions, not otherwise inconsistent with the terms of the 2018 Plan, of any award. All decisions and interpretations of the Administrator shall be binding on all persons subject to the 2018 Plan, including recipients of awards and ORGO.

        Sources of Shares.    The shares of ORGO common stock to be issued under the 2018 Plan consist of authorized but unissued shares and shares that ORGO has reacquired. Shares of ORGO common stock underlying any award issued under the 2018 Plan that are forfeited, canceled, satisfied without issuance of stock, otherwise terminated or, for shares of stock issued pursuant to any unvested full value award, reacquired by ORGO shall be added back to the shares of ORGO common stock with respect to which awards may be granted under the 2018 Plan.

        Eligibility.    Incentive stock options may only be granted to ORGO employees. All other awards may be granted to ORGO's employees, officers, directors and key persons (including consultants and prospective employees).

        Amendment or Termination of the 2018 Equity Plan.    Subject to requirements of law or any stock exchange or similar rules that would require a vote of ORGO's stockholders, the ORGO Board may, at any time, amend or discontinue the 2018 Plan, and the Administrator may, at any time, amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect a holder's rights under any outstanding award without the holder's consent.

        Options.    The 2018 Plan permits the granting of incentive stock options and nonqualified stock options.

        The exercise price of incentive stock options may not be less than the fair market value of ORGO common stock on the date of grant. The exercise price of incentive stock options granted to any 10.0%

stockholder may not be less than 110.0% of the fair value of ORGO common stock on the date of grant. The exercise price of any nonqualified stock option is determined by the Administrator but may not be less than the fair value of ORGO common stock on the date of grant.

        The term of options may not exceed ten years from the date of grant, and no option shall be transferable by the optionee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the award agreement regarding a given option, or may agree in writing with respect to an outstanding option, that the optionee may transfer the optionee's nonqualified stock options to members of the optionee's immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing to be bound by all of the terms and conditions of the 2018 Plan and the applicable option.

        In general, an optionee may pay the exercise price of an option in cash or, if so provided in the applicable option agreement, by tendering shares of ORGO common stock, by a "cashless exercise" through a broker supported by an irrevocable instruction to such broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised or by any other method permitted by the Administrator.

        Stock Appreciation Rights.    Pursuant to the 2018 Plan, ORGO may grant stock appreciation rights, or an award entitling the recipient to receive cash or shares of ORGO common stock having a value on the date of exercise equal to the product of (i) the excess of the fair market value of ORGO common stock on the date of exercise over the base price of the stock appreciation right and (ii) the number of shares of stock with respect to which the stock appreciation right shall have been exercised.

        The base price of a stock appreciation right may not be less than the fair market value of ORGO common stock on the date of grant, and the other terms and conditions of stock appreciation rights will be determined from time to time by the Administrator.

        Restricted Stock Awards.    Pursuant to the 2018 Plan, ORGO may grant restricted stock awards entitling the recipient to acquire shares of ORGO common stock at such price and subject to such restrictions and conditions as the board of directors may determine at the time of grant. Conditions may be based on continuing employment or achievement of pre-established performance goals and objectives. A holder of a restricted stock award may exercise voting rights upon execution of a written instrument setting forth the award and payment of any applicable purchase price.

        Restricted Stock Units.    Pursuant to the 2018 Plan, ORGO may grant restricted stock units entitling the recipient, upon vesting of the right, to receive the number of shares of ORGO common stock determined in the award agreement. The Administrator will determine the restrictions and conditions applicable to each restricted stock unit at the time of grant, and a holder of a restricted stock unit will only have rights as a stockholder upon settlement of restricted stock units. Unless otherwise provided in the award agreement, a holder's rights in all restricted stock units that have not vested will automatically terminate immediately following the holder's termination of employment with ORGO for any reason.

        Unrestricted Stock Awards.    Pursuant to the 2018 Plan, ORGO may grant unrestricted awards, or awards of shares of ORGO common stock free of any restrictions under the 2018 Plan. The right to receive unrestricted stock awards on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

        Performance Share Awards.    Pursuant to the 2018 Plan, ORGO may grant performance share awards entitling the recipient to acquire shares of ORGO common stock upon the attainment of specified performance goals. The Administrator, in its discretion, may provide either at the time of grant or at the time of settlement that a performance share award will be settled in cash. Such performance share awards, and all rights with respect to such awards, may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

        Dividend Equivalent Rights.    Pursuant to the 2018 Plan, ORGO may grant dividend equivalent rights entitling the recipient to receive credits based on cash dividends that would be paid on the shares of stock specified in the dividend equivalent right (or other award to which it relates). Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or multiple installments. A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award.

        Effect of a Change in Control.    If ORGO experiences a "change in control," as defined in the 2018 Plan, the Administrator may in its discretion, at the time an award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the award; (ii) provide for termination of any awards not exercised prior to the occurrence of a change in control; provided that the holder of any such award is given written notice of such prospective action by the administrator at least ten calendar days before the effective date of the change in control; (iii) provide for payment to the holder of the award of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the award had the award been exercised or paid upon the change in control in exchange for cancellation of the award; (iv) adjust the terms of the award in a manner determined by the board of directors to reflect the change in control; (v) cause the award to be assumed, or new rights substituted therefor, by another entity; or (vi) make such other provision as the Administrator may consider equitable to the holders of awards and in ORGO's best interests.

Vote Required for Approval

        The approval of the Management Incentive Plan Proposal requires that a majority of the issued and outstanding shares entitled to vote and represented in person or by proxy at the meeting are voted "FOR" the Management Incentive Plan Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.

        This proposal is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal. If the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal are not approved, this proposal will have no effect, even if approved by AHPAC's shareholders.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF
THE 2018 EQUITY INCENTIVE PLAN
AND THE MATERIAL TERMS THEREUNDER

 PROPOSAL NO. 14—THE NASDAQ PROPOSAL
APPROVAL OF THE ISSUANCE OF
COMMON STOCK CONSIDERATION IN CONNECTION WITH
THE BUSINESS COMBINATION AND THE EQUITY FINANCING

Overview

        Assuming the Business Combination Proposal is approved, a portion of the consideration payable to the Organogenesis Stockholders will be paid through stock consideration, consisting of approximately 74.3 million newly issued shares of ORGO common stock, par value $0.0001 per share, which will allow certain Organogenesis Stockholders to continue to hold their ownership interest in ORGO in a tax efficient manner, AHPAC has entered into a subscription agreement with the PIPE Investors for the purchase and sale of 9,022,741 shares of ORGO's Class A common stock and 4,100,000 warrants to purchase one-half of one share of ORGO Class A common stock for an aggregate purchase price of $46 million immediately following the domestication through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "equity financing"). The purpose of the equity financing is to fund the business combination and related transactions and for general corporate purposes.

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into an Amended and Restated Registration Rights Agreement in respect of the shares of ORGO common stock and ORGO warrants issued to the restricted stockholders in connection with the business combination, the exchange and the equity financing, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. See the section titled "The Merger Agreement—Related Agreements—Amended and Restated Registration Rights Agreement" beginning on page 128 of this joint proxy statement/prospectus for more information.

        The terms of the stock consideration are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto and the form of the Amended and Restated Registration Rights Agreement, which is attached as Annex E hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why AHPAC Needs Shareholder Approval

        We are seeking shareholder approval in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d).

        Under NASDAQ Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, AHPAC and ORGO, as successor to AHPAC, may issue 20% or more of AHPAC's outstanding ordinary shares or 20% or more of the voting power, in each case outstanding before the issuance, in connection with the business combination, the equity financing, the exchange and the Management Incentive Plan Proposal.

        Under NASDAQ Listing Rule 5635(b), shareholder approval is required where the issuance of securities will result in a change of control. Because the issuances to Organogenesis Stockholders and in connection with any equity financing, in each case as described above, may result in certain of the Organogenesis Stockholders owning more than 20% of AHPAC's ordinary shares outstanding before the issuance, such issuances may be deemed a change of control. Therefore, we are seeking the approval of our shareholders.

        Under NASDAQ Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Shareholders

        If the NASDAQ Proposal is adopted and the business combination is consummated, approximately 74.3 million shares of ORGO common stock will be issued pursuant to the terms of the Merger Agreement as stock consideration which will allow certain Organogenesis Stockholders to continue to hold their ownership interest in ORGO in a tax efficient manner, which collectively represents approximately 1279% of the 5,812,500 shares outstanding on the date hereof. An additional 6,502,679 shares will be issued to the Insider Lenders pursuant to the terms of the exchange. An additional 9.1 million shares reserved for issuance under the Plan and an additional 1.6 million shares reserved for issuance in connection with the ORGO warrants and 6.5 million shares reserved for issuance in connection with options to purchase shares of ORGO Class A common stock are expected to be issued at the consummation of the business combination. Additionally, in connection with the equity financing ORGO will issue 9,022,741 shares of ORGO's Class A common stock and 4,100,000 PIPE warrants. The issuance of such shares would result in significant dilution to AHPAC's shareholders, and would afford AHPAC's shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of AHPAC.

Vote Required for Approval

        The approval of the NASDAQ Proposal requires that a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting are voted "FOR" the NASDAQ Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.

        This proposal is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Management Incentive Plan Proposal and the Charter Proposals. If the Business Combination Proposal, the Domestication Proposal, the Management Incentive Plan Proposal and the Charter Proposals are not approved, this proposal will have no effect, even if approved by AHPAC's shareholders.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ISSUANCE OF COMMON STOCK
CONSIDERATION TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION AND
THE EQUITY FINANCING.

 PROPOSAL NO. 15—THE ADJOURNMENT PROPOSAL

Overview

        The Adjournment Proposal, if adopted, will allow the AHPAC Board to adjourn the general meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to AHPAC's shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals submitted for shareholder approval at the general meeting.

Consequences if the Adjournment Proposal is Not Approved

        If the Adjournment Proposal is not approved by AHPAC's shareholders, the AHPAC Board may not be able to adjourn the general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals submitted to shareholders for approval at the general meeting.

Vote Required for Approval

        The approval of the Adjournment Proposal requires that a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon, and who vote thereon, at the general meeting are voted "FOR" the Adjournment Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS
VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

 PROPOSAL NO. 1—ORGANOGENESIS BUSINESS COMBINATION PROPOSAL

        We are asking Organogenesis stockholders to approve and adopt the merger agreement and the transactions contemplated thereby. Organogenesis stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

        The terms of, reasons for and other aspects of the merger agreement and the business combination are described in detail in the other sections in this joint proxy statement/prospectus. Organogenesis stockholders are urged to read carefully the merger agreement in its entirety before voting on this proposal.

        Please see the subsection entitled "The Business Combination" beginning at page 95 of this Joint Proxy Statement/Prospectus for additional information and a summary of certain terms of the business combination and please see the subsection entitled "The Merger Agreement" beginning at page 121 of this Joint Proxy Statement/Prospectus for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

        The Organogenesis Business Combination Proposal requires the approval of a majority of the outstanding shares of Organogenesis common stock entitled to vote under the Organogenesis certificate of incorporation and the DGCL.

Recommendation of the Organogenesis Board of Directors

THE ORGANOGENESIS BOARD UNANIMOUSLY RECOMMENDS
THAT STOCKHOLDERS VOTE "FOR"
THE ORGANOGENESIS BUSINESS COMBINATION PROPOSAL.

 PROPOSAL NO. 2—THE ORGANOGENESIS ADJOURNMENT PROPOSAL

Overview

        The Organogenesis Adjournment Proposal, if adopted, will allow the Organogenesis Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Organogenesis Adjournment Proposal will only be presented to Organogenesis' stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Organogenesis Business Combination Proposal at the special meeting.

Consequences if the Organogenesis Adjournment Proposal is Not Approved

        If the Organogenesis Adjournment Proposal is not approved by Organogenesis' stockholders, the Organogenesis Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Organogenesis Business Combination Proposal at the special meeting.

Vote Required for Approval

        Presuming a quorum is present, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the special meeting is required to adjourn the special meeting.

Recommendation of the Board of Directors

THE ORGANOGENESIS BOARD UNANIMOUSLY RECOMMENDS
THAT STOCKHOLDERS
VOTE "FOR" THE APPROVAL OF THE ORGANOGENESIS ADJOURNMENT PROPOSAL.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Representatives of AHPAC's independent registered public accounting firm, Marcum LLP, will be present at the general meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, legal counsel to AHPAC, has provided a legal opinion regarding the validity of the securities being offered by this document.

EXPERTS

        The consolidated financial statements of Organogenesis Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon and have been included in this Joint Proxy Statement/Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

        The financial statements of NuTech Medical Target Business as of December 31, 2016 and for the year then ended have been audited by RSM US LLP, an independent auditor, as stated in their report appearing thereon and have been included in this Joint Proxy Statement/Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

        The consolidated balance sheets of Avista Healthcare Public Acquisition Corp. as of December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, shareholders' equity and cashflows for the years ended December 31, 2017, December 31, 2016 and for the period from December 4, 2015 (inception) through December 31, 2015, have been included in this joint proxy statement/prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

APPRAISAL RIGHTS

        Appraisal rights are not available to holders of AHPAC's ordinary shares in connection with the business combination.

HOUSEHOLDING INFORMATION

        Unless AHPAC has received contrary instructions, AHPAC may send a single copy of this joint proxy statement/prospectus to any household at which two or more shareholders reside if AHPAC believes the shareholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

  •
  If the shares are registered in the name of the shareholder, the shareholder should contact us AHPAC at Avista Healthcare Public Acquisition Corp., c/o AHPAC Secretary, 65 East 55th Street, 18th Floor, New York, NY 10022 or by telephone at (212) 593-6900, to inform AHPAC of his or her request; or

  •
  If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

        The transfer agent for AHPAC's securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

        The AHPAC Board is aware of no other matter that may be brought before the general meeting. Under Cayman Islands Law, only business that is specified in the notice of general meeting to AHPAC shareholders may be transacted at the general meeting.

FUTURE SHAREHOLDER PROPOSALS

        For any proposal to be considered for inclusion in ORGO's proxy statement and form of proxy for submission to the stockholders at ORGO's 2019 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and its bylaws.

        The proposed bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder's notice must be delivered to the principal executive offices of ORGO not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by ORGO.

WHERE YOU CAN FIND MORE INFORMATION

        AHPAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. Following the business combination, AHPAC will file reports, proxy statements and other information with the SEC. You can read AHPAC's SEC filings, including this joint proxy statement/prospectus, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document AHPAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

        We also incorporate by reference any future filings of AHPAC made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the general meeting, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the business combination or the proposals to be presented at the general meeting, you should contact AHPAC at the following address and telephone number:

  Avista Healthcare Public Acquisition Corp.
  65 East 55th Street
  18th Floor
  New York, NY 10022
  (212) 593-6900
  Attention: Benjamin Silbert
  Email: silbert@avistacap.com

        You may also obtain these documents, without charge, by requesting them in writing or by telephone from AHPAC's proxy solicitation agent at the following address and telephone number:

  MacKenzie Partners
  1407 Broadway, 27th Floor
  New York, New York 10018 1-800-322-2885 (Toll-Free)
  Or
  1-212-929-5500 (call collect)
  Email: proxy@mackenziepartners.com

        If you are a shareholder of AHPAC and would like to request documents, please do so by December 6, 2018, in order to receive them before the general meeting. If you request any documents from us, we will mail them to you, without charge, by first class mail, or another equally prompt means.

        All information contained in this joint proxy statement/prospectus relating to AHPAC has been supplied by AHPAC, and all such information relating to Organogenesis has been supplied by Organogenesis. Information provided by either AHPAC or Organogenesis does not constitute any representation, estimate or projection of any other party.

        This document is a proxy statement of AHPAC for the general meeting. AHPAC has not authorized anyone to give any information or make any representation about the business combination, AHPAC or Organogenesis that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.—UNAUDITED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of September 30, 2018 and December 31, 2017	F-2
Condensed Consolidated Statements of Operations For the Nine Months Ended September 30, 2018 and September 30, 2017	F-3
Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2018 and September 30, 2017	F-4
Notes to Condensed Consolidated Financial Statements	F-5
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.—AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets as of December 31, 2017, and December 31, 2016	F-20
Consolidated Statements of Operations for the years ended December 31, 2017 and December 31, 2016 and from December 4, 2015 (inception) through December 31, 2015	F-21
Consolidated Statement of Changes in Stockholders' Equity For the Period from December 4, 2015 (inception) to December 31, 2017	F-22
Consolidated Statements of Cash Flows For the Years Ended December 31, 2017 and December 31, 2016	F-23
Notes to Consolidated Financial Statements	F-24
ORGANOGENESIS INC.—UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of December 31, 2017 and September 30, 2018 (unaudited)	F-37
Consolidated Statements of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2017 and 2018	F-38
Consolidated Statements of Redeemable Common Stock and Stockholders' Deficit for the Nine Months Ended September 30, 2018	F-39
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2017 and 2018	F-40
Notes to Consolidated Financial Statements	F-41
ORGANOGENESIS INC.—AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-86
Consolidated Balance Sheets as of December 31, 2016 and 2017	F-87
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2015, 2016 and 2017	F-88
Consolidated Statements of Redeemable Common Stock and Stockholders' Equity (Deficit) for the Years Ended December 31, 2015, 2016 and 2017	F-89
Consolidated Statements of Cash Flows for the Years Ended December 31, 2015, 2016 and 2017	F-90
Notes to Consolidated Financial Statements	F-91
ORGANOGENESIS INC.—NUTECH MEDICAL TARGET BUSINESS AUDITED FINANCIAL STATEMENTS
Independent Auditor's Report	F-138
Balance Sheet as of December 31, 2016	F-139
Statement of Operations for the Year Ended December 31, 2016	F-140
Statement of Change in Net Owner Investment for the Year Ended December 31, 2016	F-141
Statement of Cash Flows for the Year Ended December 31, 2016	F-142
Notes to Financial Statements for the Year Ended December 31, 2016	F-143

Avista Healthcare Public Acquisition Corp.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30, 2018	As of December 31, 2017
	(Unaudited)
ASSETS
Current assets
Cash	$2,705	$125,886
Prepaid expenses	22,306	168,553

Total current assets	25,011	294,439
Cash and cash equivalents held in Trust Account	316,284,206	312,497,921

Total assets	$316,309,217	$312,792,360

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Note payable to Sponsor	$700,000	$100,000
Accrued expenses	7,309,631	3,828,722

Total current liabilities	8,009,631	3,928,722
Deferred underwriting commission	5,128,205	10,850,000

Total liabilities	13,137,836	14,778,722
COMMITMENTS
Class A ordinary shares subject to possible redemption, $0.0001 par value; 29,224,706 and 29,067,145 shares at conversion value at September 30, 2018 and December 31, 2017	298,171,380	293,013,630
Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized: no shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Ordinary shares, $0.0001 par value, 220,000,000 shares authorized
Class A ordinary shares 200,000,000 shares authorized; 1,775,294 and 1,932,855 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively, (excluding 29,224,706 and 29,067,145 shares subject to possible redemption at September 30, 2018 and December 31, 2017, respectively)	178	193
Class B ordinary shares, 20,000,000 shares authorized; 5,812,500 and 7,750,000 shares issued and outstanding at September 30, 2018 and December 31, 2017	581	775
Additional paid-in capital	2,169,272	7,326,813
Accumulated income/(deficit)	2,829,970	(2,327,773)

Total shareholders' equity	5,000,001	5,000,008

Total liabilities and shareholders' equity	$316,309,217	$312,792,360

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Avista Healthcare Public Acquisition Corp.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30, 2018	For the Three Months Ended September 30, 2017	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2017
Operating costs	$2,248,987	$2,853,131	$4,350,337	$3,293,587

Loss from operations	(2,248,987)	(2,853,131)	(4,350,337)	(3,293,587)
Other income:
Gain on extinguishment of deferred underwriting fee payable	5,721,795	—	5,721,795	—
Interest/dividend income	1,463,601	736,128	3,786,285	1,697,781

Net income/(loss)	$4,936,409	$(2,117,003)	$5,157,743	$(1,595,806)

Weighted average number of shares outstanding, basic and diluted	9,850,644	9,281,595	9,776,196	9,260,366

Basic and diluted income/(loss) per share	$0.36	$(0.30)	$0.16	$(0.34)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Avista Healthcare Public Acquisition Corp.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2017
Cash flows from operating activities:
Net income/(loss)	$5,157,743	$(1,595,806)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Gain on extinguishment of deferred underwriting fee payable	(5,721,795)	—
Interest/dividend income received in the Trust Account	(3,786,285)	(1,658,037)
Change in operating assets and liabilities:
Accrued interest/dividends receivable held in Trust Account	—	(39,744)
Prepaid expenses	146,247	153,541
Accrued expenses	3,480,909	2,645,284

Net cash used in operating activities	(723,181)	(494,762)

Cash flows from financing activities:
Proceeds from note payable to Sponsor	600,000	—
Payment of offering costs	—	(427,578)

Net cash provided by/(used) in financing activities	600,000	(427,578)

Net change in cash	(123,181)	(922,340)
Cash at beginning of period	125,886	1,040,068

Cash at end of period	$2,705	$117,728

Supplemental disclosure of non-cash financing activities:
Change in ordinary shares subject to possible redemption	$5,157,750	$(1,595,810)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Organization and General

        Avista Healthcare Public Acquisition Corp. (the "Company") was incorporated as a Cayman Islands exempted company on December 4, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a "business combination"). The Company has focused and will continue to focus its search for a target business in the healthcare industry, although it may seek to complete a business combination with an operating company in any industry or sector. The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (as amended, the "JOBS Act"). The Company's sponsor is Avista Acquisition Corp. (the "Sponsor"), which was incorporated on December 4, 2015.

        At September 30, 2018, the Company had not commenced any operations. All activity through September 30, 2018 relates to the Company's formation, its initial public offering of 30,000,000 units (the "Units") at $10.00 per Unit, each consisting of one Class A ordinary share of the Company, par value $0.0001 per share (the "Class A Shares"), and one warrant (the "Warrants") to purchase one-half of one Class A Share (the "Public Offering") and efforts directed towards locating and completing a suitable initial business combination. The Company also granted the Underwriters (as defined below) of the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments (the "Over-allotment Option"). The Class A Shares sold as part of the Units in the Public Offering are sometimes referred to herein as the "public shares." The Company will not generate any operating revenues until after completion of a business combination, at the earliest.

Financing

        The registration statement for the Company's Public Offering was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on October 7, 2016. The Public Offering closed on October 14, 2016 (the "Close Date"). The Sponsor and certain other accredited investors (the "Initial Shareholders") purchased an aggregate of 16,000,000 warrants (the "Private Placement Warrants") at a purchase price of $0.50 per warrant, or $8,000,000 in the aggregate, in a private placement at the Close Date (the "Private Placement").

        On November 28, 2016, the Company consummated the closing of the sale of 1,000,000 Units which were sold pursuant to the Over-allotment Option. The Company also consummated a simultaneous private placement of an additional 400,000 Private Placement Warrants with the Initial Shareholders. Following the closing of the Over-allotment Option and Private Placement, an additional $10,000,000 was placed into the Trust Account (defined below), after paying additional underwriting discounts of $200,000.

        Following the Public Offering, after paying underwriting discounts of $6,200,000 and funds designated for operational use of $2,000,000, the remaining net proceeds of $310,000,000 were deposited in a trust account (the "Trust Account") with Continental Stock Transfer and Trust Company (the "Trustee") acting as trustee as described below. On October 30, 2018, in connection with the Company's redemption of all of the Company's remaining outstanding Class A Shares as described below, the Company instructed the Trustee to liquidate the Trust Account and to disburse the funds established in connection with the Public Offering. See "Subsequent Events" in Note 2 below. The Company intends to finance the Business Combination (as defined below) with net proceeds from a

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

$46,000,000 initial private investment from the PIPE Investors at the close of the Business Combination (see Note 6).

The Trust Account

        As of January 1, 2018 the funds in the Trust Account were invested in a qualified Money Market Fund within the meaning of section 2(a)(16) of the Investment Company Act of 1940. On March 8, 2018 the funds in the Trust Account were invested in U.S. government treasury bills, which matured on April 5, 2018. On April 5, 2018 the funds in the Trust Account were reinvested in U.S. government treasury bills, which matured on May 3, 2018. On May 3, 2018, the funds in the Trust Account were reinvested in US government treasury bills, which matured on May 31, 2018. On May 31, 2018, the funds in the Trust Account were reinvested in US government treasury bills, which matured on June 28, 2018. On June 28, 2018 the funds in the Trust Account were invested in a qualified Money Market Fund within the meaning of section 2(a)(16) of the Investment Company Act of 1940. The balance in the Trust Account as of September 30, 2018 was $316,284,206. The funds in the Trust Account were invested in U.S. government treasury bills, or other similar investments until the Company failed to consummate a business combination within the prescribed time.

        As discussed below, on October 30, 2018, in order to provide for the disbursement of funds from the Company's Trust Account in connection with the Company's redemption of the remaining Class A Shares, the Company instructed the Trustee to immediately liquidate the Trust Account. The proceeds of the Trust Account were held in a noninterest-bearing account while awaiting disbursement to the holders of the Class A Shares. The Company instructed Continental Stock Transfer & Trust Company, the Company's transfer agent (the "Transfer Agent") to redeem all Class A Shares and provide holders of Class A Shares their pro rata portion of the proceeds of the Trust Account. See "Subsequent Events" in Note 2 below.

Business Combination

        On October 30, 2018, the directors and officers of the Company and the Sponsor amended the Letter Agreement, dated October 10, 2016 (the "Letter Agreement"), to eliminate any obligation to cease operations and proceed with the liquidation and dissolution of the Company. The Private Placement Warrants will expire worthless if the Company fails to complete a business combination.

        The NASDAQ Stock Market ("NASDAQ") rules require that the business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the business combination.

Termination of Previously Proposed Business Combination

        On August 21, 2017, the Company, Avista Healthcare Merger Sub, Inc. a Delaware corporation and a direct wholly owned subsidiary of the Company ("Merger Sub"), Avista Healthcare NewCo, LLC ("NewCo"), Envigo International Holdings, Inc. ("Envigo"), and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative, entered into a Transaction Agreement (as amended on November 22, 2017 and as further amended on December 22, 2017, January 21, 2018 and February 9,

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

2018, (the "Transaction Agreement"), which provided for a proposed business combination between the Company and Envigo.

        On February 14, 2018, the Company and Envigo entered into the Mutual Termination Agreement pursuant to Section 7.1(a) of the Transaction Agreement, pursuant to which the Transaction Agreement was terminated effective as of February 14, 2018. The Company intends to continue to pursue the Business Combination described below.

Proposed Business Combination

        On August 17, 2018, the Company, Merger Sub and Organogenesis Inc., a Delaware corporation ("Organogenesis") entered into an Agreement and Plan of Merger (the "Merger Agreement") to consummate a business combination (the "Business Combination"). On October 5, 2018, pursuant to the Merger Agreement, the Company, Merger Sub and Organogenesis entered into an amendment to the Merger Agreement ("Amendment No. 1"). Amendment No. 1, among other things, replaces the form of parent charter upon Domestication (as defined below) and the Form of Parent Bylaws upon Domestication.

        Pursuant to the Merger Agreement, as amended, among other things, (i) the Company will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2018 Revision) (the "Domestication"); and (ii) Merger Sub will merge with and into Organogenesis, the separate corporate existence of Merger Sub will cease and Organogenesis will be the surviving corporation and a direct wholly owned subsidiary of the Company.

        As previously disclosed, on October 4, 2018, the Company held an extraordinary general meeting of its shareholders (the "EGM"). At the EGM, the following matters were submitted to holders of the Company's Ordinary Shares: (i) a proposal to amend the Company's amended and restated memorandum and articles of association (the "Articles") to extend the date by which the Company has to consummate a business combination from October 14, 2018 to February 15, 2019 (the "Extension Amendment Proposal") and (ii) a proposal to amend the Company's Investment Management Trust Agreement, dated as of October 10, 2016, by and between the Company and the Trustee, to extend the date on which to commence liquidating the trust account established in connection with the Company's Public Offering in the event the Company has not consummated a business combination prior to October 14, 2018, from October 14, 2018 to February 15, 2019 (the "Trust Amendment Proposal"). The Extension Amendment Proposal did not receive "for" votes from holders of one hundred percent (100%) of the Ordinary Shares represented in person or by proxy and entitled to vote thereon at the EGM (voting together as a single class), and accordingly was not approved. The Trust Amendment Proposal received "for" votes from holders of more than sixty five percent (65%) of the issued and outstanding ordinary shares, and accordingly was approved. In connection with this vote, the holders of 30,798,019 of the Company's Class A Shares indicated that they wished to exercise their right under the Company's Articles to redeem their shares for cash at a redemption price of approximately $10.20 per share, for an aggregate redemption amount of approximately $314,258,592, in the event that the proposal was approved. The Company initially reported that the proposal was approved, however it was later determined, and reported, that sufficient affirmative votes were not received to approve the proposal. As a result of the Company's error with respect to the application of the prescribed voting

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

standard, these shares were redeemed on October 4, 2018, which was in advance of the date required by the Company's Articles. See Note 6 below.

        As a result of Proposal 1 not being approved, such shares were subject to mandatory redemption within ten business days of October 14, 2018 pursuant to the Company's Articles. Due to its inability to consummate an initial business combination within the time period required by the Company's Articles, the Company redeemed the remaining outstanding public shares as of October 31, 2018 on October 31, 2018. The Class A Shares ceased trading on the NASDAQ Capital Market as of the close of business on October 30, 2018 in order to allow time for the settlement of trades and as a result of a trading suspension by NASDAQ. As of the close of business on October 31, 2018, the Class A Shares were deemed cancelled, and as of such date represent only the right to receive the redemption amount. As discussed above, in order to provide for the disbursement of funds from the Trust Account established in connection with the Company's initial public offering, the Company instructed the Trustee to immediately liquidate the Trust Account. The proceeds of the trust account were held in a noninterest-bearing account while awaiting disbursement to the holders of the public shares. Holders of the Class A Shares had their shares redeemed for their pro rata portion of the proceeds of the Trust Account by the Transfer Agent, at a per share redemption price of approximately $10.30 per share, for an aggregate redemption amount of approximately $2,081,751. The redemption amount was payable to the holders of the Class A Shares (including the Class A Shares in the Company's Units) upon presentation of their share or unit certificates or other delivery of their shares or units. Beneficial owners of Class A Shares held in "street name," however, did not need to take any action in order to receive the redemption amount.

        There is no redemption right or liquidating distribution with respect to the Warrants, which remain outstanding.

        On October 30, 2018, the directors and officers of the Company and the Sponsor amended the Letter Agreement to eliminate any obligation to cease operations and proceed with the liquidation and dissolution of the Company.

Liquidity

        As of September 30, 2018, the Company had a working capital deficit of $7,984,620. In order to preserve liquidity, as of April 30, 2017, the affiliate of the Sponsor (the "Affiliate") has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the Affiliate. In addition certain vendors have agreed to defer the payment of invoices until the earlier of a close of a business combination or a liquidation of the Company. As of September 30, 2018, $7,239,714 of accrued expenses were deferred.

        The Company issued to the Sponsor on August 11, 2017, as amended and restated on August 30, 2018 and further amended on November 8, 2018 an unsecured promissory note (the "Promissory Note") pursuant to which the Company is permitted to borrow up to $850,000 in aggregate principal amount. As of September 30, 2018, the Company has borrowed $700,000 under such note. This note is non-interest bearing and payable on the earlier of January 31, 2019 or the closing of a proposed business combination.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

        If the Company is unable to consummate the proposed Business Combination, it may be required to take additional measures to raise additional capital. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2—Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in U.S dollars in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of the financial position, results of operations or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

        The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company's form 10-K, as filed with the SEC on March 14, 2018. Operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or any other future period.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Company's wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. Merger Sub and NewCo are both 100% owned by the Company and are included as part of the unaudited consolidated financial statements.

Emerging Growth Company

        Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with US GAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures, approximates the carrying amounts represented in the balance sheet.

Fair Value Measurement

        ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

        Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

        The three levels of the fair value hierarchy under ASC 820 are as follows:

        Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

        In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

        The following table presents information about the Company's assets that are measured at fair value on a recurring basis as of September 30, 2018 and December 31, 2017.

Description	September 30, 2018	Level 1	Level 2	Level 3
Investments and cash held in Trust Account	$316,284,206	$316,284,206	$—	$—

Total	$316,284,206	$316,284,206	$—	$—

Description	December 31, 2017	Level 1	Level 2	Level 3
Investments and cash held in Trust Account	$312,497,921	$312,497,921	$—	$—

Total	$312,497,921	$312,497,921	$—	$—

Net Income (Loss) Per Share

        The Company complies with accounting and disclosure requirements ASC Topic 260, "Earnings Per Share." Net income/(loss) per Ordinary Share is computed by dividing net income/(loss) attributable to Ordinary Shares by the weighted average number of Ordinary Shares outstanding for the period. Ordinary Shares subject to possible redemption at September 30, 2018 and 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Also excluded, to the extent dilutive, is the incremental number of Class A Shares to settle the Private Placement Warrants and the Warrants included in the Units. At September 30, 2018 and 2017, the Company had outstanding warrants for the purchase of up to 23,700,000 Class A Shares. For the period ended September 30, 2018 and 2017, the weighted average of these shares was excluded from the calculation of diluted net income/(loss) per Ordinary Share since the exercise of the warrants is contingent on the occurrence of future events. As a result, diluted net income/(loss) per Ordinary Share is equal to basic net income/(loss) per Ordinary Share.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Reconciliation Of Net Income (Loss) Per Share

        The Company's net loss is adjusted for the portion of income that is attributable to Ordinary Shares subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per Ordinary Share is calculated as follows:

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net income/(loss)	$4,936,409	$(2,117,003)	$5,157,743	$(1,595,806)
Less: Income attributable to ordinary shares subject to redemption	(1,379,784)	(693,179)	(3,569,454)	(1,598,724)

Adjusted net income/(loss)	$3,556,625	$(2,810,182)	$1,588,289	$(3,194,530)

Weighted average shares outstanding, basic and diluted	9,850,644	9,281,595	9,776,196	9,260,366

Basic and diluted net income/(loss) per ordinary share	$0.36	$(0.30)	$0.16	$(0.34)

Income Taxes

        The Company accounts for income taxes under FASB ASC 740, Income Taxes ("ASC 740"). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

        ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of September 30, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        There is currently no taxation imposed on income by the Government of the Cayman Islands.

Recent Accounting Standards

        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Subsequent Events

        Management has performed an evaluation of subsequent events from September 30, 2018 through the date which these condensed consolidated financial statements were issued.

        At the EGM, Proposal 1 to authorize an amendment to the Company's Articles to extend the date by which the Company had to consummate a business combination from October 14, 2018 to February 15, 2019, was not approved. As a result of application of an incorrect voting standard, the 30,798,019 shares that had been submitted for redemption by Public Shareholders were redeemed for their pro rata share of the Trust Account at that time at a redemption price of approximately $10.20 per share for an aggregate redemption amount of approximately $314,258,592. Subsequently, on October 30, 2018, after discovery of the error in the prescribed application of the voting standard, the Company instructed the Trustee to liquidate the Trust Account to redeem all remaining outstanding Class A Shares sold in the Public Offering as required by the Company's Articles. The Class A Shares ceased trading on the NASDAQ Capital Market as of the close of business on October 30, 2018, in order to allow time for the settlement of trades in advance of the redemption of the remaining Class A Shares and as a result of a trading suspension by NASDAQ. As of the close of business on October 31, 2018, the Company's remaining 201,981 Class A Shares were deemed cancelled and became the right to receive approximately $10.30 per share, for an aggregate redemption amount of approximately $2,081,751. In order to provide for the disbursement of funds from the Company's Trust Account, the Company instructed the Trustee to immediately liquidate the Trust Account on October 30, 2018. The proceeds of the Trust Account were held in a noninterest-bearing account while awaiting disbursement to the holders of the Class A Shares. Holders of Class A Shares are having their shares redeemed for their pro rata portion of the proceeds of the Trust Account by the Company's Transfer Agent. There is no redemption right or liquidating distribution with respect to the Warrants, which remain outstanding.

        On October 9, 2018, the Company borrowed $150,000 from the Sponsor pursuant to the Promissory Note.

        On November 2, 2018, the Company received a written notice (the "Notice") from the Listing Qualifications Department of NASDAQ indicating that the Staff has determined to delist the Company's Class A Shares from the NASDAQ Capital Market pursuant to its discretionary authority under Listing Rules 5101 and IM-5101-1.2 and has determined to delist the Company's Warrants and Units from the NASDAQ Capital Market for failing to comply with Listing Rules 5560(a) and 5225(b)(1)(A), respectively, as a result of the Company's Class A Shares no longer meeting the minimum 300 public holder requirement and the minimum 500,000 publicly held shares requirement, as well as the minimum $2.5 million stockholders equity requirement for continued listing on the NASDAQ Capital Market, in each case pursuant to Rule 5550. Accordingly, the Staff notified the Company that unless the Company requests an appeal of this determination, such securities will be delisted at the opening of business on November 13, 2018 and a Form 25-NSE will be filed with the SEC, which will remove the Company's securities from listing and registration on NASDAQ.

        On November 9, 2018, the Company appealed NASDAQ's decision to a hearings panel pursuant to the procedures set forth in the NASDAQ rules. The suspension of the Company's securities and the filing of the Form 25-NSE will be stayed pending the hearing panel's decision. The Company can provide no assurance that, following the hearing, the hearings panel will grant the Company's request for continued listing or that the Company can maintain compliance with the other NASDAQ Listing Rules. See Part II, Item 1A. "Risk Factors"—We have received a delisting notice from NASDAQ and

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

our securities may be delisted from trading on its exchange, which may limit investors' ability to make transactions in our securities and reduce the liquidity of our securities and inhibit our ability to relist securities on NASDAQ following the Business Combination, as the other factors described in Part I, Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017.

Note 3—Public Offering

        In the Public Offering, the Company issued and sold 31,000,000 Units at a price of $10.00 per Unit, including 1,000,000 Units issued upon exercise of the Over-allotment Option. The Ordinary Shares and Warrants comprising the Units began separate trading on November 29, 2016. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one Class A Share and one Warrant to purchase one-half of one Class A Share. Two Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the business combination and will expire five years from the completion of the business combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per warrant upon 30 days' notice, only in the event that the last sale price of the Class A Shares is at least $24.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis, provided an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

Note 4—Commitments

Underwriting Agreement

        The Company entered into an agreement with the underwriters (the "Underwriters") of the Public Offering ("Underwriting Agreement") that required the Company to pay an underwriting discount of 2.0% of the gross proceeds of the Public Offering and Over-allotment Option to the Underwriters at the Close Date of the Public Offering. The Company will pay the Underwriters a deferred underwriting fee of $5,128,205 pursuant to a deferred fee letter, dated as of August 17, 2018 ("Deferred Commissions") at the time of the closing of the business combination. The Deferred Commission will be forfeited if the Company is unable to complete a business combination in the prescribed time.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Commitments (Continued)

Registration Rights

        Holders of the Founder Shares, the Private Placement Warrants, and warrants that may be issued on conversion of working capital loans (and any Class A Shares issuable upon exercise of such warrants and upon conversion of the Founder Shares) will be entitled to registration rights with respect to such securities (in the case of the Founder Shares, only after conversion to Class A Shares) pursuant to an agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for resale. In addition, the holders will have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the business combination. However, the registration rights agreement will provide that the Company will not permit any registration statement to become effective until termination of applicable lock-up periods with respect to such securities.

Note 5—Cash Held in Trust Account

        Gross proceeds of $310,000,000 and $8,200,000 from the Public Offering and Over-allotment Option, and Private Placement, respectively, less underwriting discounts of $6,200,000 and $2,000,000 designated for offering expenses and to fund the Company's ongoing administrative and acquisition search costs, were held in the Trust Account at the Close Date. The Trustee commenced liquidation of the Trust Account on October 31, 2018.

Note 6—Related Party Transactions

Related Party Loans

        The Company issued to the Sponsor on December 14, 2015, as amended and restated on September 1, 2016, an unsecured promissory note pursuant to which the Company was permitted to borrow up to $300,000 in aggregate principal amount. Between inception and the Close Date, the Company borrowed $300,000. This note was non-interest bearing and was repaid in full to the Sponsor at the Close Date.

        The Company issued to the Sponsor on August 11, 2017, as amended and restated on August 30, 2018 and further amended on November 8, 2018, an unsecured promissory note pursuant to which the Company is permitted to borrow up to $850,000 in aggregate principal amount. As of September 30, 2018, the Company has borrowed $700,000 under such note. This note is non-interest bearing and payable on the earlier of January 31, 2019 or the closing of the business combination.

        The Sponsor may make a working capital loan to the Company and up to $1,500,000 of such loan may be converted into warrants, at the price of $0.50 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants.

Administrative Services Agreement

        The Company presently occupies office space provided by an Affiliate. The Affiliate has agreed that, until the Company consummates a business combination, it will make such office space, as well as certain support services, available to the Company, as may be required by the Company from time to time. The Company will pay the Affiliate an aggregate of $10,000 per month for such office space and support services.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

        As of April 30, 2017, the Affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the Affiliate. As of September 30, 2018, $170,000 is accrued and included in accrued expenses.

Private Placement Warrants

        The Initial Shareholders purchased 16,000,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) from the Company in a Private Placement on the Close Date. A portion of the proceeds from the sale of the Private Placement Warrants were placed into the Trust Account. The Initial Shareholders have also purchased an additional 400,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the underwriter's exercise of the Over-Allotment Option. Each Private Placement Warrant is exercisable for one-half of one Class A Share. Two Private Placement Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units to be sold in the Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Public Offering, so long as they are held by the Initial Shareholders or any of their permitted transferees. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the business combination. See "Founder Shares" in Note 6 below.

Founder Shares

        In connection with the organization of the Company, on December 14, 2015, an aggregate of 8,625,000 Class B Shares (the "Founder Shares") were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the Sponsor transferred 50,000 Founder Shares to each of the Company's independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of our independent directors purchased an additional 421,250 Founder Shares from our Sponsor at a price per share of approximately $0.003 per share. The 8,625,000 Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the Over-allotment Option was not exercised in full by the Underwriters in order to maintain the Initial Shareholders' ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Public Offering. Following the partial exercise of the Over-allotment Option, 875,000 Founder Shares were forfeited in order to maintain the Initial Shareholder's ownership at 20% of the issued and outstanding Ordinary Shares. On November 28, 2016, our Sponsor sold 161,180 Founder Shares and 350,114 Private Placement Warrants to one of our independent directors at their original purchase price. On July 5, 2017, our Sponsor sold 186,320 Founder Shares and 404,723 Private Placement Warrants to one of our independent directors at their original per share purchase price. On August 17, 2018 the Sponsor and the other holders of Founder Shares agreed to surrender to the Company for no consideration an aggregate of 1,937,500 Founder Shares in connection with the execution of the Merger Agreement, which Founder Shares were canceled. The Initial Shareholders and other holders of our Founder Shares also agreed to surrender to the Company for no consideration an aggregate of 4,421,507 Class B Shares and 16,400,000 Private Placement Warrants

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

immediately prior to the consummation of the Business Combination subject to the satisfaction or waiver of certain closing conditions. The Founder Shares are identical to the Class A Shares included in the Units sold in the Public Offering, except that the Founder Shares (i) have the voting rights described in Note 7, (ii) are subject to certain transfer restrictions described below, and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the business combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the business combination, the Founder Shares will be released from the lock-up.

Subscription Agreements

        In connection with the signing of the Merger Agreement on August 17, 2018, the Company entered into a subscription agreement (the "Initial Subscription Agreement") with Avista Capital Partners Fund IV L.P., a Delaware limited partnership and Avista Capital Partners Fund IV (Offshore), L.P., a limited partnership formed under the laws of Bermuda (collectively, the "PIPE Investors") for the purchase and sale of 9,022,741 shares of the Company's common stock and 4,100,000 warrants to purchase one-half of one share of the Company's common stock, on substantially the same terms as the Private Placement Warrants, which are to be surrendered by Sponsor pursuant to the Parent Sponsor Letter entered into in connection with the Merger Agreement, for an aggregate purchase price of $46,000,000, immediately following the Domestication through a private placement (the "private placement") offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The PIPE Investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Organogenesis common stock for an aggregate purchase price of $46,000,000 (such subscription, collectively with the private placement, the "equity financing"). The purpose of the equity financing was to fund the Business Combination and related transactions and for general corporate purposes.

Note 7—Shareholders' Equity

Preferred Shares

        The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company's board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At September 30, 2018 and December 31, 2017 there were no preferred shares issued or outstanding.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Shareholders' Equity (Continued)

Ordinary Shares

        The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B Shares, with a par value of $0.0001 each (the "Class B Shares" and, together with the Class A Shares, the "Ordinary Shares"). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided, that only holders of the Class B Shares have the right to vote on the election of directors prior to the business combination. The Class B Shares will automatically convert into Class A Shares at the time of the business combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Public Offering and related to the closing of the business combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the business combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time. At September 30, 2018 and December 31, 2017 there were 31,000,000 Class A Shares issued and outstanding, of which 29,224,706 and 29,067,145 shares, respectively, were subject to possible redemption and are classified outside of shareholders' equity at the balance sheet date. At September 30, 2018 and December 31, 2017 there were respectively 5,812,500 and 7,750,000 Class B Shares issued and outstanding.

Redeemable Ordinary Shares

        The Class A Shares subject to possible redemption will be recorded at redemption value and classified as temporary equity in accordance with FASB Accounting Standards Update ("ASU") 480, Distinguishing Liabilities from Equity. The Company will proceed with a business combination only if it has net tangible assets of at least $5,000,001 upon consummation of the business combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the business combination. Accordingly, at September 30, 2018 and December 31, 2017, 29,224,706 and 29,067,145, respectively, of the Company's 31,000,000 Class A Shares were classified outside of permanent equity at their redemption value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Avista Healthcare Public Acquisitions Corp.

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of Avista Healthcare Public Acquisitions Corp. (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2017 and for the period from December 4, 2015 (inception) through December 31, 2015 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, and for the period from December 4, 2015 (inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum LLP

/s/ Marcum LLP

We have served as the Company's auditor since 2015.

New York, NY
March 14, 2018

Avista Healthcare Public Acquisition Corp.

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2017	As of December 31, 2016
ASSETS
Current assets
Cash	$125,886	$1,040,068
Prepaid expenses	168,553	395,843

Total current assets	294,439	1,435,911
Cash and cash equivalents held in trust account	312,497,921	310,000,000

Total assets	$312,792,360	$311,435,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Offering costs payable	$—	$427,578
Note payable to Sponsor	100,000	—
Accrued expenses	3,828,722	50,782

Total current liabilities	3,928,722	478,360
Deferred underwriting commission	10,850,000	10,850,000

Total liabilities	14,778,722	11,328,360
COMMITMENTS
Class A ordinary shares subject to possible redemption, $0.0001 par value; 29,067,145 and 29,510,755 shares at conversion value at December 31, 2017 and December 31, 2016	293,013,630	295,107,550
Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized: no shares issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Ordinary shares, $0.0001 par value, 220,000,000 shares authorized
Class A ordinary shares 200,000,000 shares authorized; 1,932,855 and 1,489,245 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively, (excluding 29,067,145 and 29,510,755 shares subject to possible redemption at December 31, 2017 and December 31, 2016, respectively)	193	149
Class B ordinary shares, 20,000,000 shares authorized; 7,750,000 and 7,750,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	775	775
Additional paid-in capital	7,326,813	5,232,937
Accumulated deficit	(2,327,773)	(233,860)

Total shareholders' equity	5,000,008	5,000,001

Total liabilities and shareholders' equity	$312,792,360	$311,435,911

The accompanying notes are an integral part of these consolidated financial statements.

Avista Healthcare Public Acquisition Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	For the Period from December 4, 2015 (Inception) Through December 31, 2015
Formation and operating costs	$4,591,834	$208,698	$25,162

Loss from operations	(4,591,834)	(208,698)	(25,162)
Other income:
Interest/dividend income	2,497,921	—	—

Net loss	$(2,093,913)	$(208,698)	$(25,162)

Weighted average number of shares outstanding, basic and diluted(1)	9,334,687	7,919,906	7,500,000

Basic and diluted loss per share	$(0.48)	$(0.03)	$(0.00)

(1)
Excludes 29,067,145 and 29,510,755 Class A Shares subject to possible redemption at December 31, 2017 and December 31, 2016, respecitively. Excludes an aggregate of up to 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters at December 31, 2015 (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

Avista Healthcare Public Acquisition Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY/(DEFICIT)

	Ordinary Shares
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholder's Equity
	Shares	Amount
Balances, December 4, 2015	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor(1)	8,625,000	863	24,137	—	25,000
Loss	—	—	—	(25,162)	(25,162)

Balances, December 31, 2015	8,625,000	863	24,137	(25,162)	(162)

Sale of 31,000,000 Class A ordinary shares, net of underwriters' commissions	31,000,000	3,100	292,946,900	—	292,950,000
Proceeds from issuance of Private Placement Warrants	—	—	8,200,000	—	8,200,000
Offering costs	—	—	(833,589)	—	(833,589)
Forfeiture of Initial Shareholder's shares pursuant to partial exercise of underwriters' over-allotment option	(875,000)	(88)	88	—	—
Class A ordinary shares subject to possible redemption	(29,510,755)	(2,951)	(295,104,599)	—	(295,107,550)
Loss	—	—	—	(208,698)	(208,698)

Balances, December 31, 2016	9,239,245	924	5,232,937	(233,860)	5,000,001

Class A ordinary shares subject to possible redemption	443,610	44	2,093,876	—	2,093,920
Net loss	—	—	—	(2,093,913)	(2,093,913)

Balances, December 31, 2017	9,682,855	968	7,326,813	(2,327,773)	5,000,008

(1)
Includes 875,000 shares that were forfeited on November 25, 2016 following expiration of the underwriters' over-allotment option at December 31, 2015 (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

Avista Healthcare Public Acquisition Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	For the Period from December 4, 2015 (Inception) Through December 31, 2015
Cash flows from operating activities:
Net loss	$(2,093,913)	$(208,698)	$(25,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest/dividend income received in the Trust Account	(2,497,921)	—	—
Change in operating assets and liabilities:
Prepaid expenses	227,290	(395,843)	—
Accrued expenses	3,777,940	42,308	8,474

Net cash used in operating activities	(586,604)	(562,233)	(16,688)

Cash flows from investing activities:
Principal deposited in Trust Account	—	(310,000,000)	—

Net cash used in investing activities	—	(310,000,000)	—

Cash flows from financing activities:
Proceeds from note payable to Sponsor	100,000	125,000	175,000
Repayment of note payable to Sponsor	—	(300,000)	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	—	25,000
Proceeds from initial public offering, net of underwriters' compensation	—	303,800,000	—
Proceeds from issuance of Private Placement Warrants	—	8,200,000	—
Payment of offering costs	(427,578)	(348,761)	(57,250)

Net cash provided by/(used) in financing activities	(327,578)	311,476,239	142,750

Net change in cash	(914,182)	914,006	126,062
Cash at beginning of period	1,040,068	126,062	—

Cash at end of period	$125,886	$1,040,068	$126,062

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$—	$10,850,000	$—

Offering costs included in deferred offering costs	$—	$194,619	$232,959

Initial classification of ordinary shares subject to possible redemption	$—	$285,639,010	$—

Change in ordinary shares subject to possible redemption	$(2,093,920)	$9,468,540	$—

The accompanying notes are an integral part of these consolidated financial statements.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Organization and General

        Avista Healthcare Public Acquisition Corp. (the "Company") was incorporated as a Cayman Islands exempted company on December 4, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a "business combination"). The Company has focused its search for a target business in the healthcare industry, although it may seek to complete a business combination with an operating company in any industry or sector. The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). The Company's sponsor is Avista Acquisition Corp. (the "Sponsor"), which was incorporated on December 4, 2015.

        At December 31, 2017, the Company had not commenced any operations. All activity through December 31, 2017 relates to the Company's formation and its initial public offering of 30,000,000 units (the "Units") at $10.00 per Unit, each consisting of one Class A ordinary shares of the Company, par value $0.0001 per share (the "Class A Shares"), and one warrant (the "Warrants") to purchase one-half of one Class A Share (the "Public Offering") and efforts directed towards locating a suitable initial business combination. The Company also granted the Underwriters (as defined below) of the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments (the "Over-allotment Option"). The Class A Shares sold as part of the Units in the Public Offering are sometimes referred to herein as the "public shares." The Company will not generate any operating revenues until after completion of a business combination, at the earliest.

Financing

        The registration statement for the Company's Public Offering was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on October 7, 2016. The Public Offering closed on October 14, 2016 (the "Close Date"). The Sponsor and certain other accredited investors (the "Initial Shareholders") purchased an aggregate of 16,000,000 warrants (the "Private Placement Warrants") at a purchase price of $0.50 per warrant, or $8,000,000 in the aggregate, in a private placement at the Close Date (the "Private Placement").

        On November 28, 2016, the Company consummated the closing of the sale of 1,000,000 Units which were sold pursuant to the Over-allotment Option. The Company also consummated a simultaneous private placement of an additional 400,000 Private Placement Warrants with the Initial Shareholders. Following the closing of the Over-allotment Option and Private Placement, an additional $10,000,000 was placed into the Trust Account, after paying additional underwriting discounts of $200,000.

        The Company intends to finance a business combination with net proceeds from its $310,000,000 Public Offering and $8,200,000 Private Placement (see Note 3). Following the Public Offering, after paying underwriting discounts of $6,200,000 and funds designated for operational use of $2,000,000, the remaining net proceeds of $310,000,000 were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the "Trust Account") as described below.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

The Trust Account

        On January 6, 2017 the funds in the Trust Account were invested in U.S. government treasury bills, which matured on April 6, 2017. On April 6, 2017 the funds in the Trust Account were reinvested in U.S. government treasury bills, which matured on July 6, 2017. On July 6, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on August 3, 2017. On August 3, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on August 31, 2017. On August 31, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on September 28, 2017. On September 28, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on October 26, 2017. On October 26, 2017 the funds in the Trust Account were reinvested in U.S. government treasury bills, which matured on November 24, 2017. On November 24, 2017 the funds in the Trust Account were reinvested in U.S. government treasury bills, which matured on December 21, 2017. On December 21, 2017 the funds in the Trust Account were invested in a qualified Money Market Fund within the meaning of section 2(a)(16) of the Investment Company Act of 1940. The funds in the Trust Account will continue to be invested in U.S. government treasury bills, or other similar investments until the earlier of (i) the consummation of the business combination and (ii) the Company's failure to consummate a business combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor's only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes. The balance in the Trust Account as of December 31, 2017 was $312,497,921.

Business Combination

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, the sale of the Private Placement Warrants and the Over-allotment Option, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that the Company will be able to successfully effect a business combination. The Company will provide the holders of the public shares (the "Public Shareholders") with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination, either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the business combination and the

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any business combination, the Initial Shareholders have agreed (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the business combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.

        The NASDAQ rules require that the business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the business combination.

        If the Company has not completed a business combination by October 14, 2018, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company's obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $50,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a business combination.

Proposed Business Combination

        On August 21, 2017, the Company, Avista Healthcare Merger Sub, Inc. ("Merger Sub"), Avista Healthcare NewCo, LLC ("NewCo"), Envigo International Holdings, Inc. ("Envigo"), and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative, entered into a Transaction Agreement (as amended on November 22, 2017 and as further amended on December 22, 2017, January 21, 2018 and February 9, 2018, the "Transaction Agreement") provided for a proposed business combination.

        On February 14, 2018, we executed and entered into the Mutual Termination Agreement pursuant to Section 7.1(a) of the Transaction Agreement, with NewCo, Envigo, and Jermyn Street Associates, LLC, solely in its capacity as shareholder representative, for the purpose of mutually terminating the Transaction Agreement, and all proposed transactions relating to the merger. The Transaction Agreement was terminated effective as of February 14, 2018.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

Liquidity

        As of December 31, 2017, the Company had a working capital deficit of $3,634,283. In order to preserve liquidity, as of April 30, 2017, the affiliate of the Sponsor (the "Affiliate") has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the Affiliate. In addition certain vendors have agreed to defer the payment of invoices until the earlier of a close of a business combination or a liquidation of the Company. As of December 31, 2017, $3,774,090 of accrued expenses were deferred.

        The Company issued to the Sponsor on August 11, 2017, an unsecured promissory note pursuant to which the Company is permitted to borrow up to $300,000 in aggregate principal amount. As of December 31, 2017, the Company has borrowed $100,000 under such note. This note is non-interest bearing and payable on the earlier of October 14, 2018 or the closing of a proposed business combination.

        Based on the foregoing, management believes that the Company will have sufficient working capital to continue as a going concern until the earlier of October 14, 2018 or the close of a business combination.

Note 2—Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements are presented in U.S dollars in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and pursuant to the accounting and disclosure rules and regulations of the SEC.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Company's wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. Merger Sub and NewCo are both 100% owned by the Company and are included as part of the audited consolidated financial statements.

Emerging Growth Company

        Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with US GAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under FASB ASC 820, Fair Value Measurements and Disclosures, approximates the carrying amounts represented in the balance sheet.

Fair Value Measurement

        ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

        Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

        The three levels of the fair value hierarchy under ASC 820 are as follows:

          Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

          Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

          Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

        In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

        The following table presents information about the Company's assets that are measured at fair value on a recurring basis as of December 31, 2017.

Description	December 31, 2017	Level 1	Level 2	Level 3
Investments and cash held in Trust Account	$312,497,921	$312,497,921	$—	$—

Total	$312,497,921	$312,497,921	$—	$—

Offering Costs

        The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A; "Expenses of Offering." The Company incurred offering costs in connection with its Public Offering of $833,589, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees, and excluding $6,200,000 in underwriting discounts and $10,850,000 in deferred underwriting discounts. These offering costs, along with underwriting discounts, were charged to shareholders' equity.

Net Income (Loss) Per Share

        The Company complies with accounting and disclosure requirements ASC Topic 260, "Earnings Per Share." Net income/(loss) per ordinary share is computed by dividing net income/(loss) attributable to ordinary shares by the weighted average number of ordinary shares outstanding for the period. Ordinary shares subject to possible redemption at December 31, 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Also excluded, to the extent dilutive, is the incremental number of Class A Shares to settle the Private Placement Warrants and the Warrants included in the Units. At December 31, 2017, the Company had outstanding Warrants for the purchase of up to 23,700,000 Class A Shares. For the year ended December 31, 2017, the weighted average of these shares was excluded from the calculation of diluted net income/(loss) per ordinary share since the exercise of the Warrants is contingent on the occurance of future events. As a result, diluted net income/(loss) per ordinary share is equal to basic net income/(loss) per ordinary share.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Reconciliation Of Net Income (Loss) Per Share

        The Company's net loss is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016	December 4, 2015 (Inception) Through December 31, 2015
Net loss	$(2,093,913)	$(208,698)	$(25,162)
Less: Income attributable to ordinary shares subject to redemption	(2,342,175)	—	—

Adjusted net loss	$(4,436,088)	$(208,698)	$(25,162)

Weighted average shares outstanding, basic and diluted	9,334,687	7,919,906	7,500,000

Basic and diluted net loss per ordinary share	$(0.48)	$(0.03)	$(0.00)

Income Taxes

        The Company accounts for income taxes under FASB ASC 740, Income Taxes ("ASC 740"). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

        ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        There is currently no taxation imposed on income by the Government of the Cayman Islands.

Recent Accounting Pronouncements

        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Subsequent Events

        Management has performed an evaluation of subsequent events from December 31, 2017 through the date which these consolidated financial statements were issued. Based upon the review,

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

        On January 4, 2018, we received a letter from the staff of the Listing Qualifications Department of NASDAQ notifying us that we no longer comply with NASDAQ Listing Rules 5620(a) and 5810(c)(2)(G) because we did not hold an annual meeting of shareholders within twelve months of the end of our fiscal year ended December 31, 2016. We will hold an annual general meeting to conduct the election of directors.

        On February 21, 2018, in response to the plan we submitted to the Listing Qualifications Department of NASDAQ in response to the Notification Letter on February 20, 2018, we received a letter from the staff of the Listing Qualifications Department of NASDAQ notifying us that we have been granted an extension until June 29, 2018 to regain compliance with the Rules by holding an annual meeting of shareholders.

Note 3—Public Offering

        In the Public Offering, the Company issued and sold 31,000,000 Units at a price of $10.00 per Unit, including 1,000,000 Units issued upon exercise of the Over-allotment Option. The ordinary shares and warrants comprising the Units began separate trading on November 29, 2016. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one Class A Share and one Warrant to purchase one-half of one Class A Share. Two Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the business combination and will expire five years from the completion of the business combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per warrant upon 30 days' notice, only in the event that the last sale price of the Class A Shares is at least $24.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis, provided an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Commitments

Underwriting Agreement

        The Company entered into an agreement with the underwriters (the "Underwriters") of the Public Offering ("Underwriting Agreement") that required the Company to pay an underwriting discount of 2.0% of the gross proceeds of the Public Offering and Over-allotment Option to the Underwriters at the Close Date of the Public Offering. The Company will pay the Underwriters a deferred underwriting discount of 3.5% of the gross proceeds of the Public Offering and Over-allotment Option ("Deferred Commissions") at the time of the closing of the business combination. The Deferred Commission will be placed in the Trust Account and will be forfeited if the Company is unable to complete a business combination in the prescribed time.

Registration Rights

        Holders of the Founder Shares, the Private Placement Warrants, and warrants that may be issued on conversion of working capital loans (and any Class A Shares issuable upon exercise of such warrants and upon conversion of the Founder Shares) will be entitled to registration rights with respect to such securities (in the case of the Founder Shares, only after conversion to Class A Shares) pursuant to an agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for resale. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the business combination. However, the registration rights agreement will provide that the Company will not permit any registration statement to become effective until termination of applicable lock-up periods with respect to such securities.

Note 5—Cash Held in Trust Account

        Gross proceeds of $310,000,000 and $8,200,000 from the Public Offering and Over-allotment Option, and Private Placement, respectively, less underwriting discounts of $6,200,000 and $2,000,000 designated for offering expenses and to fund the Company's ongoing administrative and acquisition search costs, were held in the Trust Account at the close date.

Note 6—Related Party Transactions

Related Party Loans

        The Company issued to the Sponsor on December 14, 2015, as amended and restated on September 1, 2016, an unsecured promissory note pursuant to which the Company was permitted to borrow up to $300,000 in aggregate principal amount. Between inception and the Close Date, the Company borrowed $300,000. This note was non-interest bearing and was repaid in full to the Sponsor at the Close Date.

        The Company issued to the Sponsor on August 11, 2017, an unsecured promissory note pursuant to which the Company is permitted to borrow up to $300,000 in aggregate principal amount. As of December 31, 2017, the Company has borrowed $100,000 under such note. This note is non-interest bearing and payable on the earlier of October 14, 2018 or the closing of the business combination

        The Sponsor may make a working capital loan to the Company and up to $1,500,000 of such loan may be converted into warrants, at the price of $0.50 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

Administrative Services Agreement

        The Company presently occupies office space provided by an Affiliate. The Affiliate has agreed that, until the Company consummates a business combination, it will make such office space, as well as certain support services, available to the Company, as may be required by the Company from time to time. The Company will pay the Affiliate an aggregate of $10,000 per month for such office space and support services.

        As of April 30, 2017, the Affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the Affiliate.

Private Placement Warrants

        The Initial Shareholders purchased 16,000,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) from the Company in a Private Placement on the Close Date. A portion of the proceeds from the sale of the Private Placement Warrants were placed into the Trust Account. The Initial Shareholders have also purchased an additional 400,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the Underwriter's exercise of the Over-Allotment Option. Each Private Placement Warrant is exercisable for one-half of one Class A Share. Two Private Placement Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units to be sold in the Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Public Offering, so long as they are held by the Initial Shareholders or any of their permitted transferees. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the business combination.

Founder Shares

        In connection with the organization of the Company, on December 14, 2015, an aggregate of 8,625,000 Class B Shares (the "Founder Shares") were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the Sponsor transferred 50,000 Founder Shares to each of the Company's independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of our independent directors purchased an additional 421,500 Founder Shares from our Sponsor at a price per share of approximately $0.003 per share. The 8,625,000 Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the Over-allotment Option was not exercised in full by the Underwriters in order to maintain the Initial Shareholders' ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Public Offering. Following the partial exercise of the Over-allotment Option, 875,000 Founder Shares were forfeited in order to maintain the Initial Shareholder's ownership at 20% of the issued and outstanding Ordinary Shares. On November 28, 2016, our Sponsor sold 161,180 Founder Shares and 350,114 Private Placement Warrants to one of our independent directors at their original purchase price. On July 5, 2017, our Sponsor sold 186,320 Founder Shares and 404,723 Private Placement Warrants to one of our independent directors at their original per share purchase price. The

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

Founder Shares are identical to the Class A Shares included in the Units sold in the Public Offering, except that the Founder Shares (i) have the voting rights described in Note 7, (ii) are subject to certain transfer restrictions described below, and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the business combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the business combination, the Founder Shares will be released from the lock-up.

Note 7—Shareholders' Equity

Preferred Shares

        The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company's board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At December 31, 2017 there were no preferred shares issued or outstanding.

Ordinary Shares

        The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the "Class B Shares" and, together with the Class A Shares, the "Ordinary Shares"). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided, that only holders of the Class B Shares have the right to vote on the election of directors prior to the business combination. The Class B Shares will automatically convert into Class A Shares at the time of the business combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Public Offering and related to the closing of the business combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the business combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time. At

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Shareholders' Equity (Continued)

December 31, 2017 there were 31,000,000 Class A Shares issued and outstanding, of which 29,067,145 shares were subject to possible redemption and are classified outside of shareholders' equity at the balance sheet date and 7,750,000 Class B Shares issued and outstanding.

Redeemable Ordinary Shares

        The Class A Shares subject to possible redemption will be recorded at redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 480, Distinguishing Liabilities from Equity. The Company will proceed with a business combination only if it has net tangible assets of at least $5,000,001 upon consummation of the business combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the business combination. Accordingly, at December 31, 2017, 29,067,145 of the Company's 31,000,000 Class A Shares were classified outside of permanent equity at their redemption value.

Note 8—Quarterly Financial Information (unaudited)

        The following are the Company's unaudited quarterly statements of operations for the quarters ended March 31, 2017 through December 31, 2017 and the quarters ended March 31, 2016 through December 31, 2016. The Company has prepared the quarterly information on a consistent basis with the audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for those periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of the Company's operating results for any future period. The financial information presented below has been prepared assuming the Company will continue as a going concern.

	For the Three Months Ended March 31, 2017	For the Three Months Ended June 30, 2017	For the Three Months Ended September 30, 2017	For the Three Months Ended December 31, 2017
Formation and operating costs	$218,648	$221,808	$2,853,131	$1,298,247

Loss from operations	(218,648)	(221,808)	(2,853,131)	(1,298,247)
Other income:
Interest/dividend income	359,511	602,142	736,128	800,140

Net income/(loss)	$140,863	$380,334	$(2,117,003)	$(498,107)

Per share data:
Basic and diluted net income/(loss) per share	$(0.02)	$(0.02)	$(0.30)	$(0.13)
Basic and diluted weighted average ordinary shares outstanding	9,239,245	9,259,360	9,278,550	9,558,699

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Quarterly Financial Information (unaudited) (Continued)

	For the Three Months Ended March 31, 2016	For the Three Months Ended June 30, 2016	For the Three Months Ended September 30, 2016	For the Three Months Ended December 31, 2016
Formation and operating costs	$15,550	$500	$14,492	$178,156

Loss	$(15,550)	$(500)	$(14,492)	$(178,156)

Per share data:
Basic and diluted net loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.02)
Basic and diluted weighted average ordinary shares outstanding	7,500,000	7,500,000	7,500,000	9,184,238

For the Period from December 4, 2015 (Inception) Through December 31, 2015
Formation and operating costs	$25,162

Loss	$(25,162)

Per share data:
Basic and diluted net loss per share	$(0.00)
Basic and diluted weighted average ordinary shares outstanding	7,500,000

ORGANOGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2017	September 30, 2018
		(unaudited)
Assets
Current assets:
Cash	$2,309	$25,768
Restricted cash	49	119
Accounts receivable, net	28,124	28,956
Inventory	14,270	12,058
Prepaid expenses and other current assets	4,399	3,562
Contingent consideration forfeiture rights	589	—

Total current assets	49,740	70,463
Property and equipment, net	42,112	41,056
Notes receivable from related parties	413	472
Intangible assets, net	29,759	27,008
Goodwill	25,539	25,539
Deferred tax asset	424	424
Other assets	735	662

Total assets	$148,722	$165,624

Liabilities, Redeemable Common Stock and Stockholders' Deficit
Current liabilities:
Deferred acquisition consideration	$5,000	$5,000
Current portion of notes payable	—	6,537
Current portion of capital lease obligations	1,525	2,046
Accounts payable	19,053	18,585
Accrued expenses and other current liabilities	26,395	27,550

Total current liabilities	51,973	59,718
Line of credit	17,618	20,234
Notes payable, net of current portion	14,816	13,489
Long-term debt—affiliates	52,142	70,178
Due to affiliates	4,500	4,500
Warrant liability	2,238	2,537
Deferred rent, net of current portion	74	116
Capital lease obligations, net of current portion	12,390	10,750
Other liabilities	1,526	1,572

Total liabilities	157,277	183,094

Commitments and contingencies (Notes 19 and 23)
Redeemable common stock, $0.001 par value; 358,891 shares issued and outstanding at December 31, 2017 and September 30, 2018.	6,762	6,762
Stockholders' equity (deficit):
Common stock, $0.001 par value; 40,000,000 and 45,000,000 shares authorized at December 31, 2017 and September 30, 2018, respectively; 32,996,612 and 36,253,742 shares issued and outstanding at December 31, 2017 and September 30, 2018, respectively.	33	36
Additional paid-in capital	50,059	96,717
Accumulated deficit	(65,409)	(120,985)

Total Organogenesis Inc. stockholders' deficit	(15,317)	(24,232)
Non-controlling interest in affiliates	—	—

Total stockholders' deficit	(15,317)	(24,232)

Total liabilities, redeemable common stock and stockholders' deficit	$148,722	$165,624

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2017	2018
Net revenue	$145,366	$129,850
Cost of goods sold	44,798	51,298

Gross profit	100,568	78,552
Operating expenses:
Selling, general and administrative	97,330	114,483
Research and development	6,330	7,651
Write-off of deferred offering costs	—	3,494

Total operating expenses	103,660	125,628

Loss from operations	(3,092)	(47,076)

Other income (expense), net:
Interest expense	(5,856)	(8,190)
Interest income	101	59
Change in fair value of warrants	(984)	(299)
Other income (expense), net	(58)	12

Total other income (expense), net	(6,797)	(8,418)

Net loss before income taxes	(9,889)	(55,494)
Income tax (expense) benefit	6,792	(82)

Net loss and comprehensive loss	(3,097)	(55,576)
Net income attributable to non-controlling interest in affiliates	863	—

Net loss and comprehensive loss attributable to Organogenesis Inc.	$(3,960)	$(55,576)

Net loss per share attributable to Organogenesis Inc.—basic and diluted	$(0.14)	$(1.69)

Weighted average common shares outstanding—basic and diluted	31,424,980	32,879,751

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENT OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT (Unaudited)

(in thousands, except share amounts)

	Redeemable Common Stock
			Common Stock
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount

Balance as of December 31, 2017	358,891	$6,762	32,996,612	$33	$50,059	$(65,409)	$(15,317)
Proceeds from equity financing, net of issuance costs of $270	—	—	3,221,050	3	45,727	—	45,730
Exercise of stock options	—	—	36,080	—	111	—	111
Stock-based compensation expense	—	—	—	—	820	—	820
Net loss	—	—	—	—	—	(55,576)	(55,576)

Balance as of September 30, 2018	358,891	$6,762	36,253,742	$36	$96,717	$(120,985)	$(24,232)

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2017	2018
Cash flows from operating activities:
Net loss	$(3,097)	$(55,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,224	2,608
Amortization of intangible assets	1,507	2,752
Non-cash interest expense	1,663	2,473
Non-cash interest income	(83)	(59)
Non-cash rent expense	45	42
Deferred tax benefit	(6,877)	—
Loss (gain) on disposal of property and equipment	—	(1)
Write-off of deferred offering costs	—	3,494
Provision (benefit) recorded for sales returns and doubtful accounts	363	(18)
Provision recorded for inventory reserve	2,992	4,487
Stock-based compensation	652	820
Change in fair value of warrant liability	984	299
Change in fair value of interest rate swap	6	—
Change in fair value of forfeiture rights	(197)	589
Changes in operating assets and liabilities:
Accounts receivable	(5,956)	(815)
Inventory	(1,794)	(2,275)
Prepaid expenses and other current assets	(747)	(2,665)
Accounts payable	2,959	(529)
Accrued expenses and other current liabilities	1,169	(1,784)
Accrued interest—affiliate debt	2,378	2,860
Other liabilities	128	46

Net cash used in operating activities	(681)	(43,252)
Cash flows from investing activities:
Purchases of property and equipment	(2,290)	(1,490)
Proceeds from disposal of property and equipment	—	1
Acquisition of NuTech Medical, net of cash acquired	(11,790)	—
VIE deconsolidation	(666)	—

Net cash used in investing activities	(14,746)	(1,489)
Cash flows from financing activities:
Line of credit borrowings, net	10,212	2,616
Proceeds from long-term debt—affiliates	—	15,000
Proceeds from notes payable—term loan	—	5,000
Proceeds from equity financing, net of issuance costs	—	46,000
Payment of equity issuance costs	—	(270)
Repayment of notes payable	(7,660)	(10)
Distributions to non-controlling interest in affiliates	—	—
Borrowing from affiliates	—	—
Proceeds from the exercise of stock options	221	111
Cash contributions from members of affiliates	1,000	—
Proceeds from notes payable—master lease	14,000	—
Payments of deferred acquisition consideration	(1,500)	—
Payment of debt issuance costs	(794)	(177)

Net cash provided by financing activities	15,479	68,270
Change in cash and restricted cash	52	23,529
Cash and restricted cash, beginning of year	1,858	2,358

Cash and restricted cash, end of year	$1,910	$25,887

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,193	$5,718
Cash paid for income taxes	$102	$62
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued expenses	$380	$61
Deferred capital lease obligations	$1,764	$2,937
Fair value of warrant issued in connection with notes payable	$959	$—
Extinguishment of Subordinated Notes—affiliates	$4,577	$—
Accretion of redeemable common stock	$423	$—
Shares issued in connection with NuTech Medical acquisition	$16,609	$—
Deconsolidation of variable interest entities, net of cash	$9,052	$—
Issuance of deferred acquisition consideration	$7,500	$—
Issuance of contingent consideration forfeiture rights	$377	$—

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business

        Organogenesis Inc. ("Organogenesis" or the "Company") is a leading regenerative medicine company focused on the development, manufacture, and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. The Company's products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. The Company is advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. The Company's solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking. The Company offers differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ambulatory service centers (ASCs) and physician offices. The Company's mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

        The Company offers a comprehensive portfolio of products in the markets it serves that address patient needs across the continuum of care. The Company has and intends to continue to generate data from clinical trials, real world outcomes and health economics research that validate the clinical efficacy and value proposition offered by the Company's products. The majority of the existing and pipeline products in the Company's portfolio have Premarket Application approval, Business License Applicant approval or Premarket Notification 510(k) clearance from the United States Food and Drug Administration ("FDA"). Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, the Company believes our data and regulatory approvals provide us a strong competitive advantage. The Company's product development expertise and multiple technology platforms provide a robust product pipeline which the Company believes will drive future growth.

        In March 2017, the Company purchased Nutech Medical, Inc. ("NuTech Medical") pursuant to an Agreement of Plan of Merger ("Merger") dated March 18, 2017. As a result of this transaction, NuTech Medical is now a wholly-owned subsidiary of the Company. Under the terms of the Merger, the Company transferred $12,000 in cash, $7,500 of deferred acquisition consideration, 67,555 fully vested common stock options and 1,794,455 shares of the Company's common stock, of which 358,891 shares are redeemable. Results of operations for NuTech Medical are included in the Company's consolidated financial statements from the date of acquisition (See Note 4).

        On August 17, 2018, the Company entered into a Merger Agreement (the "Agreement") with Avista Healthcare Public Acquisition Corp ("AHPAC") and a subsidiary of AHPAC ("Merger Sub") pursuant to which the Company will merge with and into Merger Sub, with the Company surviving the merger as a wholly owned subsidiary of AHPAC. AHPAC is a publicly held special purpose acquisition company ("SPAC"), which was formed in 2016 for the sole purpose of completing a business acquisition. Under the terms of the Agreement, all of the Company's outstanding common stock will be exchanged for common stock in AHPAC, and all outstanding options and warrants exercisable for common stock in the Company will be exchanged for options and warrants exercisable for common stock in AHPAC.

        The business combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States ("GAAP"). Under this method of accounting, AHPAC will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on the Company's equity holders expecting to have a majority of the voting power

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business (Continued)

of the combined company, the Company comprising the ongoing operations of the combined entity, the Company comprising a majority of the governing body of the combined company, and the Company's senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of the Company issuing stock for the net assets of AHPAC, accompanied by a recapitalization. The net assets of AHPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

        Concurrently with the signing of the Agreement, AHPAC entered into a subscription agreement with Avista Capital Partners IV, L.P. and Avista Capital Partners IV (Offshore), L.P. (the "PIPE Investors") for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 warrants to purchase one-half of one share of AHPAC's common stock for an aggregate purchase price of $46,000 to occur at the consummation of the business combination (the "Additional Avista Investment") . The PIPE investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Company common stock for an aggregate purchase price of $46,000 (the "Initial Avista Investment"). The Company received the Initial Avista Investment in August 2018. The purpose of these investments is to fund the business combination and related transactions and for general corporate purposes.

        Concurrently with the signing of the Agreement the Company's lenders agreed to release the subordination on the affiliate debt and the affiliate guarantee on the term debt, and the holders of the affiliate debt executed and delivered to AHPAC an exchange agreement whereby such creditors and AHPAC agreed that, concurrently with the consummation of the business combination, outstanding principal of $45,746 related to the affiliate debt will be converted into 6,502,679 shares of ORGO Class A common stock, and AHPAC will make a cash payment to such creditors equal to $22,000 plus the amount of accrued interest related to all aforementioned affiliate debt and accrued affiliate loan fees as of and through the closing date of the merger. Following the consummation of the transactions contemplated by the exchange agreement, the affiliate debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

        In connection with the Agreement, the Company will forgive the outstanding aggregate principal balance of $997 and interest related to the current CEO's Liquidity Loans immediately prior to consummation of the business combination. Concurrently with the loan forgiveness, the Company will also make a bonus payment to the current CEO to cover certain taxes associated with the loan forgiveness. As discussed in Note 10, the total outstanding aggregate principal balance and interest were previously reserved for in prior years when deemed uncollectible and therefore are carried at $0 on the consolidated balance sheets.

Going Concern

        The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

        Through September 30, 2018, the Company has funded its operations primarily with cash flow from product sales, proceeds from loans from affiliates and entities controlled by its affiliates and third-party debt and proceeds from the issuance of common stock. The Company has incurred recurring losses since inception, including a net loss of $55,576 for the nine months ended September 30, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business (Continued)

In addition, as of September 30, 2018, the Company had an accumulated deficit of $120,985 and working capital of $10,745. The Company expects to continue to generate operating losses for the foreseeable future. As of November 19, 2018, the issuance date of the consolidated financial statements for the nine months ended September 30, 2018, the Company expects that its cash of $25,768 as of September 30, 2018, plus cash flows from product sales and availability under the existing Credit Agreement, as amended (See Note 14), will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through at least November 30, 2019.

        The Company may seek to raise additional funding through public and/or private equity financings, debt financings or other strategic transactions. The Company may not be able to obtain funding on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company's stockholders. Under the terms of the proposed business combination, the Company will receive gross proceeds of $46,000 from the Additional Avista Investment.

        The Company expects to continue investing in product development, sales and marketing and customer support for its products. The long-term continuation of the Company's business plan is dependent upon the generation of sufficient revenues from its products to offset expenses, capital expenditures, debt service payments and contingent payment obligations. In the event that the Company does not generate sufficient revenues and is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion, commercialization efforts or capital expenditures, which could adversely affect the Company's business prospects, ability to meet long-term liquidity needs or the Company may be unable to continue operations.

        The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Unaudited Interim Financial Information

        The accompanying unaudited interim consolidated financial statements as of September 30, 2018 and for the nine months ended September 30, 2017 and 2018 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial statements. The accompanying unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These interim consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the year ended December 31, 2017 included elsewhere in these financial statements.

        The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments which are necessary for a fair statement of the Company's financial position as of September 30, 2018 and results of operations and cash flows for the nine months ended September 30, 2017 and 2018. Such adjustments are of a normal and recurring nature. The results of operations for the nine months ended September 30, 2018

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business (Continued)

are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2018.

2. Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

        The consolidated financial statements include the accounts of Organogenesis (a Delaware corporation), its wholly owned subsidiary, Organogenesis GmbH (a Switzerland corporation), NuTech Medical from the acquisition date of March 24, 2017, and the accounts of Dan Road Associates, LLC ("Dan Road Associates"), 85 Dan Road Associates, LLC ("85 Dan Road Associates") and Canton 65 Dan Road Associates, LLC ("65 Dan Road Associates") which were variable interest entities requiring consolidation (each a "Real Estate Entity," collectively the "Real Estate Entities") are included in the consolidated financial statements through the deconsolidation date of June 1, 2017, as discussed below.

        Dan Road Equity I, LLC, a wholly owned subsidiary of Dan Road Associates, and 65 Dan Road SPE, LLC, a wholly owned subsidiary of 65 Dan Road Associates, were each formed in 2011. Dan Road Equity I, LLC and 65 Dan Road SPE, LLC were formed as special purpose entities ("SPEs") solely to own the real property of its respective parent. As such, in connection with the formation of the SPEs, Dan Road Associates and 65 Dan Road Associates transferred title to the real property held by them, along with the related mortgages and operations, to Dan Road Equity I and 65 Dan Road SPE, LLC respectively.

        On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes which resulted in the removal of the requirement that the Company's affiliates provide personal guarantees for the mortgages. As a result, the Company determined that the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, the Company determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. The Real Estate Entities were deconsolidated and the financial statements as of June 1, 2017 derecognized all assets and liabilities of the Real Estate Entities (See Note 3). The results of operations for the nine months ended September 30, 2017 include the operations of the Real Estate Entities through the date of deconsolidation. The consolidated balance sheets as of December 31, 2017 and September 30, 2018 and the results of operations for the nine months ended September 30, 2018 do not include the accounts of the Real Estate Entities.

        All significant intercompany balances and transactions have been eliminated in consolidation.

Consolidated Variable Interest Entities

        The Company is required to evaluate its relationships with certain entities which meet the definition of a variable interest entity to determine whether consolidation is required under GAAP, as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

there exists a controlling financial interest. The Company has considered its relationships with certain entities, some of which are wholly-owned by affiliates of the Company, to determine whether it had a variable interest in these entities and, if so, whether the Company is the primary beneficiary of the relationship.

        In making the determination that an entity meets the definition of a variable interest entity, the Company assesses various factors including voting rights, right to receive residual gain and losses as well as the ability of the entity's equity at risk to finance the future operations of the entity. Significant judgement is required when evaluating the sufficiency of the equity at risk and the Company considers all relevant relationships the entities have related to financing the operations including but not limited to equity investment, debt financing and personal guarantees of equity holders to secure debt financing. In evaluating whether or not the Company has a controlling financial interest and would be considered the primary beneficiary of the entity, the Company must determine if it has the ability to control the activities that most significantly impact the economic performance of an entity determined to be a variable interest entity and also if the Company has the obligation to absorb losses or the right to receive residual returns which could be significant to a variable interest entity. The Company considers the following factors in determining if it has the right to control activities of the entity: the purpose and the design of the entity, all relationships the Company has with the entity, as well as relationships affiliates may have with each entity, to determine who has the power to direct the activities that most significantly impact the economic performance of the entity. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity's future performance and the exercise of professional judgment in deciding which decision-making rights are most important. This analysis takes into account power through related parties who also have the ability to assert significant influence on the Company's decision-making ability. The Company evaluates all of its economic relationships with variable interest entities to determine the significance of its obligation to absorb losses or right to receive returns including leasing arrangements, residual value guarantees and amounts due to or from the variable interest entities. The Company assesses its determination as the primary beneficiary on an ongoing basis at each balance sheet date.

        The Company is the primary tenant in each of the facilities owned by the Real Estate Entities under long-term leases which were determined to be capital leases which would effectively act as a residual guaranty on the value of the assets of the Real Estate Entities. Furthermore, the Company has made substantial improvements to each of the buildings, all of which transfer residual value to the Company.

        As a result, the accounts and transactions of the Real Estate Entities were consolidated, for financial reporting purposes, until derecognized. The non-controlling interest in the Real Estate Entities was reported as non-controlling interest in affiliates in the equity section of the consolidated balance sheets, and the non-controlling interest in earnings was reported as net income attributable to non-controlling interest in affiliates in the consolidated statements of operations and comprehensive loss. Losses generated by the Real Estate Entities prior to 2008, which occurred prior to the adoption of FIN 46 and subsequently ASU 810 were recorded in the Company's retained earnings and remained constant until the Real Estate Entities were deconsolidated on June 1, 2017.

        Although the Company consolidated all of the assets and liabilities of the Real Estate Entities, the assets of the Real Estate Entities were not available to settle obligations of the Company and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

creditors of the Real Estate Entities did not have recourse against the assets of the Company, except as provided for contractually.

Segment Reporting

        Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance for the organization. The Company's chief decision maker is the Chief Executive Officer. The Company's chief decision maker reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. Accordingly, the Company has determined that it has a single operating segment—regenerative medicine.

        The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company's portfolio includes regenerative medicine products in various stages, ranging from preclinical to late stage development, and commercialized advanced wound care and surgical and sports medicine products which support healing across a wide variety of wound types at many different types of facilities.

Cash

        The Company primarily maintains its cash in bank deposit accounts in the United States which, at times, may exceed the federally insured limits. The Company has not experienced losses in such accounts and believes it is not exposed to significant credit risk on cash. For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2018.

Restricted Cash

        The Company had restricted cash of $49 and $119 as of December 31, 2017 and September 30, 2018, respectively. Restricted cash represents employee deposits in connection with the Company's health benefit plan.

Accounts Receivable

        Accounts receivable are stated at invoice value less estimated allowances for sales returns and doubtful accounts. The Company estimates the allowance for sales returns based on a historical percentage of returns over a twelve-month trailing average of sales. The Company continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers' inability to make required payments. The Company considers factors when estimating the allowance for doubtful accounts such as historical experience, credit quality, age of the accounts receivable balances, geographic related risks and economic conditions that may affect a customer's ability to pay. In cases where there are circumstances that may impair a specific customer's ability to meet its financial obligations, a specific allowance is recorded against amounts due, thereby reducing the net recognized receivable to the amount reasonably believed to be collectible. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

Inventories

        Inventories are stated at the lower of cost or net realizable value. Cost is recorded on the first-in, first-out method. Work in process and finished goods include materials, labor and allocated overhead. Inventory also includes cell banks and the cost of tests mandated by regulatory agencies of the materials to qualify them for production.

        The Company regularly reviews inventory quantities on hand and records a provision to write down excess and obsolete inventory to its estimated net realizable value based upon management's assumptions of future material usage, yields and obsolescence, which are a result of future demand and market conditions and the effective life of certain inventory items.

        The Company also tests other components of its inventory for future growth projections. The Company determines the average yield of the component and compares it to projected revenue to ensure it is properly reserved.

Property and Equipment, Net

        Property and equipment are recorded at cost and depreciated over the estimated useful lives of the respective asset on a straight-line basis. As of December 31, 2017 and September 30, 2018, the Company's property and equipment consisted of leasehold improvements, furniture and computers, and equipment. Property and equipment estimated useful lives are as follows:

Leasehold improvements	Lesser of the life of the lease or the economic life of the asset
Furniture and computers	3 - 5 years
Equipment	5 - 10 years

        Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major improvements that extend the useful lives of the related asset are capitalized and depreciated over their remaining estimated useful lives. Construction in progress costs are capitalized when incurred until the assets are placed in service, at which time the costs will be transferred to the related property and equipment accounts and depreciated over their respective useful lives.

Goodwill

        Business combinations are accounted for under the acquisition method. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

        Goodwill is tested for impairment annually as of December 31, or more frequently when events or changes in circumstances indicate that the asset might be impaired. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition. The Company first assesses qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that the fair value of the reporting unit was less than its carrying amount. If after assessing the totality of events or circumstances, the Company were to determine that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the Company would perform a quantitative impairment test.

        The Company compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets, goodwill is not impaired. If the implied fair value of the reporting unit's goodwill is less than the carrying value, the difference is recorded as an impairment loss.

        There was no impairment of goodwill identified during the nine months ended September 30, 2017 or 2018.

Intangible Assets Subject to Amortization

        Intangible assets include intellectual property either owned by the Company or for which the Company has a license. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired, and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets include developed technology and patents, trade names, trademarks, independent sales agency networks and non-compete agreements obtained through business acquisitions. Amortization of intangible assets subject to amortization is calculated on the straight-line method based on the following estimated useful lives:

Trade names and trademarks	10 - 12 years
Developed technology	10 - 12 years
Independent sales agency network	3 years
Non-compete agreements	5 years

Impairment of Long-Lived Assets

        Long-lived assets consist primarily of property and equipment and intangible assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group's carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company did not record any impairment on long-lived assets during the nine months ended September 30, 2017 or 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

Deferred Financing Costs

        The Company utilizes the provisions of ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, issued by the FASB in August 2015, which allows debt issuance costs associated with line-of-credit arrangements to be classified as an asset. Accordingly, the Company capitalized certain third-party fees that are directly associated with the credit agreement (see Note 14). Deferred financing costs included in other assets on the consolidated balance sheets were $463 and $385 as of December 31, 2017 and September 30, 2018, respectively, and are amortized over the term of the agreement.

Debt Issuance Costs

        The Company utilizes the provisions of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, issued by the FASB in April 2015, which simplifies the presentation of debt issuance costs. Accordingly, the Company presents debt issuance costs as a direct reduction from the carrying amount of the associated debt on the consolidated balance sheet. As of December 31, 2017, debt issuance costs totaled $6,424, with $1,079 as a direct reduction from the carrying amount of notes payable, and $5,345 as a direct reduction from the carrying amount of long-term debt—affiliates, on the consolidated balance sheets. As of September 30, 2018, debt issuance costs totaled $6,027, with $859 as a direct reduction from the carrying amount of notes payable, and $5,168 as a direct reduction from the carrying amount of long-term debt—affiliates, on the consolidated balance sheet.

Deferred Offering Costs

        The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders' equity (deficit) as a reduction of proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss.

        The Company recorded $2,724 and $0 of deferred offering costs as of December 31, 2017 and September 30, 2018, respectively, to prepaid expenses and other current assets within the consolidated balance sheets. During the nine months ended September 30, 2018, the Company wrote-off deferred offering costs of $3,494 in connection with an expected initial public offering that has since been abandoned by the Company of which $770 were incurred during the nine months ended September 30, 2018. During the nine months ended September 30, 2018, the Company net $270 of equity issuance costs against proceeds received from the equity financing transaction.

Warrant Liability

        In connection with entering into the subordinated notes agreement (see Note 13), the Company agreed to issue warrants to purchase common stock to the debtors under the agreement. The Company classifies the warrants as a liability on its consolidated balance sheet because each warrant provides for down-round protection which causes the exercise price of the warrants to be adjusted if future equity issuances are below the current exercise price of the warrants. The price of the warrant will also be adjusted any time the price of another equity-linked instrument changes. The warrant liability was initially recorded at fair value upon entering into the Subordinated Notes agreement and is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification. The Company has and will continue to reassess the warrant classification at each balance sheet date.

Revenue Recognition

        Revenue from product sales is recognized upon delivery, after risk of ownership passes to the customer in accordance with a purchase order which includes a fixed price, collection is probable, and no performance obligations exist. Product shipped to customers in advance of the receipt of a purchase order is not recognized as revenue or cost of goods sold until the purchase order is received. Revenue is recorded net of a provision for estimated sales returns, early payment discounts, and GPO rebates, which are accrued at the time revenue is recognized, based upon historical experience and specific circumstances.

Shipping and Handling

        The Company records amounts incurred related to shipping and handling costs as a cost of goods sold.

Product Warranties

        Each of the Company's products carry product warranties, which generally provide customers the right to return defective product during the specified warranty period for replacement at no cost to the customer. The Company did not record any reserves for product warranties as of December 31, 2017 or September 30, 2018.

Stock-Based Compensation

        The Company measures stock-based awards granted to employees based on the fair value of the awards on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Generally, the Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

        The Company recognizes stock-based compensation expense within the consolidated financial statements for all share-based payments based upon the estimated grant-date fair value for the awards expected to ultimately vest.

        The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company's stock options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. The expected term of stock options granted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

        From 2010 through 2013, the Company had a loan program that permitted certain officers of the Company to borrow funds secured by their individual equity holdings in Company stock and options (see Note 10).

Advertising

        Advertising costs are expensed as incurred and are included in selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. Advertising costs were $785 and $491 for the nine months ended September 30, 2017 and 2018, respectively.

Research and Development Costs

        Research and development expenses relate to the Company's investments in improvements to manufacturing processes, product enhancements to currently available products, and additional investments in the Company's product pipeline and platforms. Research and development costs also include expenses such as clinical trial and regulatory costs. The Company expenses research and development costs as incurred.

Interest Income

        Interest income is primarily recognized by the Company for interest earned on Employee Loans (see Note 10) and interest earned by the Real Estate Entities on loans entered into by the entities through the date of deconsolidation on June 1, 2017.

Foreign Currency

        The Company's functional currency, including the Company's Swiss subsidiary, Organogenesis GmbH, is the U.S. dollar. Foreign currency gains and losses resulting from re-measurement of assets and liabilities held in foreign currencies and transactions settled in a currency other than the functional currency are included separately as non-operating income or expense in the consolidated statements of operations and comprehensive loss as a component of other income (expense), net. The foreign currency amounts recorded for all periods presented were insignificant.

Income Taxes

        The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company's tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company annually assesses the likelihood

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

        The Company accounts for uncertain income tax positions recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Fair value of financial instruments

        Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

        The carrying values of accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The Company's warrant liability is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (see Note 5). The warrant liability is valued utilizing a Binomial Lattice pricing model which includes both observable and unobservable inputs, which represents a Level 3 measurement (see Note 13). The Company's contingent consideration forfeiture rights asset is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (see Note 5). The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of an FDA Event, the number of common shares to be forfeited, which is subject to negotiation, and the fair value per

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

share of its common shares, by completing a third-party valuation of its common shares. The carrying values of outstanding borrowings under the Company's debt arrangements (see Notes 13 and 14) approximate their fair values as determined based on a discounted cash flow model, which represents a Level 3 measurement. The interest rate associated with 2010 and 2015 Affiliate Loans (see Note 13) is 1.6% which is below the prevailing interest rate for debt arrangements as these transactions are with related parties and not considered "arm's length" transactions.

        The Company's estimate of the fair value of long-term debt—affiliates and due to affiliates is based on the present value of future cash flows calculation. The discount rate applied considered the subordinate nature of this debt to the Company's senior and mezzanine debt and the return a third party would be expected to require for a similar instrument over the estimated time to liquidation. As of December 31, 2017 and September 30, 2018, the carrying amount for long-term debt-affiliates and due to affiliates was $57,322 and $75,358, respectively. As of December 31, 2017 and September 30, 2018, the fair value for long-term debt-affiliates and due to affiliates was $35,161 and $48,527, respectively.

Net Income (Loss) per Share

        The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

        Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, warrants to purchase shares of common stock and unvested restricted stock are considered potential dilutive common shares.

Medical Device Excise Tax

        Effective January 1, 2013, the U.S. government implemented a medical device excise tax equal to 2.3% of product sales for companies selling medical device products, which it subsequently suspended for the period from January 1, 2016 to December 31, 2019. There was no medical device excise tax during the nine months ended September 30, 2017 or 2018.

Emerging Growth Company

        On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

disclosure in these financial statements reflects the same disclosure that the Company would include if it were a public company and had elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election would allow the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, the Company's financial statements may not be comparable to companies that comply with public company effective dates.

Recently Adopted Accounting Pronouncements

        In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 ("ASU 2018-05"), which codifies the guidance issued by the SEC related to income tax accounting implications due to the comprehensive U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act enacted on December 22, 2017 (the "Tax Reform Act"), as originally discussed within Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118) within ASC 740, Income Taxes. SAB 118, and now ASC 740 provide a measurement period, which in no case should extend beyond one year from the Tax Reform Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Tax Reform Act. To the extent that a company's accounting for certain income tax effects of the Tax Reform Act is incomplete, the company can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If a company cannot determine a provisional estimate to be included in the financial statements, the company should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Tax Reform Act being enacted. The Company will continue to analyze the effects of the Tax Reform Act on the consolidated financial statements. Additional impacts from the enactment of the Tax Reform Act will be recorded as they are identified during the measurement period as provided for in SAB 118, which extends up to one year from the enactment date.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The adoption did not have a material impact on the consolidated financial statements.

        In January 2017, FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The adoption did not have a material impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory ("ASU 2016-16"), which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The adoption did not have a material impact on the consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows to eliminate diversity in practice. Specifically relating to contingent consideration payments made after a business combination, an entity should classify cash payments that are not made within a relatively short period of time after a business combination to settle a contingent consideration liability as financing and operating activities. The portion of cash payment up to the acquisition date fair value of the contingent consideration liability (including measurement period adjustments) is classified as a financing activity and the portion paid in excess of the acquisition date fair value is classified as an operating activity. The new standard is effective for fiscal years beginning after December 15, 2017 and interim periods therein. Early adoption is permitted however all of the amendments must be adopted in the same period and interim period adoption requires adjustments to be reflected as of the beginning of the fiscal year. The guidance is to be applied on a retrospective basis with relevant disclosures under ASC 250. The adoption did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements

        In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). The amendments in this ASU require certain existing disclosure requirements in Topic 820 to be modified or removed, and certain new disclosure requirements to be added to the Topic. In addition, this ASU allows entities to exercise more discretion when considering fair value measurement disclosures. ASU 2018-13 will be effective for the Company beginning January 1, 2020 with early adoption permitted. The Company is in the process of evaluating the impact of ASU 2018-13 on its consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the statement of operations when the awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also clarifies that all cash payments made on an employee's behalf for withheld shares should be presented as a financing activity on the statement of cash flows and provides an accounting policy election to account for forfeitures as they occur. ASU No. 2016-09 is effective for public entities with annual periods beginning after December 15, 2016, and interim periods within those years. ASU No. 2016-09 is effective for private entities with annual periods beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, but all of the guidance must be adopted in the same period. The adoption of this standard is not expected to have a significant impact on the Company's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"). The purpose of this amendment requires the recognition of lease assets and lease liabilities by lessees for those leases longer than twelve months. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 for public business entities, and for all other entities, for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating what impact, if any, that the standard will have on its consolidated financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The new standard provides a five-step framework whereby revenue is recognized when promised goods or services are transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires enhanced disclosures pertaining to revenue recognition in both interim and annual periods. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017, and for private entities for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of the standard is permitted for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations ("ASU 2016-08"), which further clarifies the implementation guidance on principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments in this update reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments in this update also provide implementation guidance on determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"), which clarifies the objective of the collectability criterion, presentation of taxes collected from customers, non-cash consideration, and contract modifications at transition, completed contracts at transition and how guidance in ASU 2014-09 is retrospectively applied. In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20"), which amends narrow aspects of the guidance in ASU 2014-09. ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 have the same effective dates and transition requirements as ASU 2014-09. Under this ASU the Company can elect to adopt it on a full retrospective or as a modified retrospective approach. The Company has evaluated the two adoption methods and will adopt the new ASU on a modified retrospective approach. The Company is currently evaluating the timing as well as the expected impact that the standard could have on the Company's consolidated financial statements and related disclosures as the Company will adopt the standard with the private companies' adoption date. As the new standard will supersede substantially all existing revenue recognition guidance, the Company believes it could impact the revenue recognition for a significant number of its revenue streams, in addition to its business processes and information technology systems. As a result, the Company has established a cross-functional coordinated team to implement the new revenue recognition standard. The Company is in the process of implementing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

changes to its processes and internal controls to meet the standard's reporting and disclosure requirements. The Company has engaged a third-party consulting firm to assist with the implementation of the new revenue pronouncements.

3. Real Estate Entities

        On June 1, 2017, Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates entered into amendments to their respective mortgage notes whereby the Company's affiliates contributed equity to the entities which was used to pay down the mortgage notes. This resulted in the removal of the requirement that the Company's affiliates provide personal guarantees for the loans and as a result, the Company determined that the Real Estate Entities no longer met the definition of a variable interest entity. Accordingly, the Company determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. Prior to the amendment, the Company was deemed to have had a variable interest in Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates; and Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates were deemed to be variable interest entities of which the Company was the primary beneficiary. As a result, the Company consolidated the results of the Real Estate Entities since 2011 (lease inception), and, prior to the amendments to the mortgage notes, recognized a non-controlling interest in its consolidated balance sheet.

        The following table shows the VIE deconsolidation as of June 1, 2017:

June 1, 2017	Dan Road Associates	85 Dan Road Associates	65 Dan Road Associates	Total
Cash	$247	$51	$368	$666
Due from affiliates	2,018	6,414	4,448	12,880
Prepaid expenses and other current assets	126	—	—	126

Total current assets	2,391	6,465	4,816	13,672
Property and equipment	3,149	3,982	2,801	9,932

Total assets	$5,540	$10,447	$7,617	$23,604

Accrued expenses and other current liabilities	$(8)	$(52)	$(43)	$(103)
Notes payable, net of current portion	(7,029)	(6,389)	(5,186)	(18,604)
Other liabilities	(232)	—	—	(232)

Total liabilities	(7,269)	(6,441)	(5,229)	(18,939)

Net assets	(1,729)	4,006	2,388	4,665
Accumulated deficit	3,297	—	—	3,297
Non-controlling interest in affiliates	1,568	4,006	2,388	7,962
Consideration transferred	—	—	—	—

Gain (loss) on deconsolidation	$—	$—	$—	$—

        As of June 1, 2017, the Real Estate Entities were deconsolidated and the Company derecognized all assets and liabilities of the Real Estate Entities, which resulted in no gain or loss being recorded as no consideration was transferred and no non-controlling interests were retained by the Company. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

3. Real Estate Entities (Continued)

Company will continue to assess its relationships with the Real Estate Entities in the future to determine if reconsolidation would be necessary as facts and circumstances change.

4. Acquisition of NuTech Medical

        On March 18, 2017, the Company and Prime Merger Sub, LLC ("Merger Sub"), a wholly owned subsidiary organized for the purposes of this transaction, entered into an Agreement and Plan of Merger (the "Agreement") to acquire all of the outstanding shares of capital stock in NuTech Medical, an Alabama-based market leader in the surgical and biologics arena.

        On March 24, 2017, upon consummation of this transaction, NuTech Medical was merged into Merger Sub, and Merger Sub became the surviving entity. The acquisition was completed as a strategic investment to enhance the Company's ability to offer a more dynamic and competitive line of complementary bio-active and regenerative products.

        This acquisition qualified as a business combination under FASB ASC 805 and the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values. The excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired less the liabilities assumed has been recorded as goodwill. The goodwill of $19,446 arising from the acquisition consists largely of expected changes from improvements to the Company's competitive position due to technological research, trade synergies, and the assembled workforce.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

4. Acquisition of NuTech Medical (Continued)

        The following table summarizes the estimated fair value of the consideration transferred, fair values of the assets acquired and liabilities assumed by the Company, and the resulting goodwill:

Consideration
Cash	$12,000
Common stock	2,515
Redeemable common stock	6,339
Restricted common stock	7,548
Stock options	207
Defered acquistion consideration	8,000
Working capital adjustment	(500)
Contingent consideration forfeiture rights	(377)

Total consideration	35,732

Common stock transferred	(16,402)
Deferred acquisition consideration	(7,500)
Common stock options issued	(207)
Contingent consideration forfeiture rights	377
Cash received	(210)

$11,790

Allocated as follows:
Cash	$210
Accounts receivable	3,131
Inventory	2,730
Other current assets	51
Property and equipment	284
Goodwill	19,446
Identifiable intangible assets	20,410

Total assets acquired	46,262
Accounts payable	2,850
Accrued expenses and other current liabilities	803
Deferred tax liability	6,877

Total liabilities assumed	10,530

Net assets acquired	$35,732

        The purchase price of $35,732 consisted of cash consideration, the fair value of common stock of the Company, options to purchase common stock of the Company, a note payable to the sellers, and contingent consideration forfeiture rights as follows:

  •
  $12,000 cash consideration paid at closing;

  •
  $8,000 of future payments issued as deferred acquisition consideration that accrues interest at a rate of 6% per annum. The deferred acquisition consideration will be paid $1,000 quarterly for the first 12-months less a working capital adjustment of $500, and $4,000 plus accrued interest will be paid on the 15-month anniversary of the closing;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

4. Acquisition of NuTech Medical (Continued)

  •
  issuance of 358,891 non-restricted shares of common stock at an acquisition date fair value of $7.01 per share for a value of $2,515;

  •
  issuance of 358,891 redeemable shares of common stock valued at an acquisition date fair value of $17.66 per share for a total fair value of $6,339; the put right associated with the shares of common stock allows the holder to put the shares back to the Company at an agreed-upon exercise price of $18.84 per share on the second anniversary of the closing. The Company also has the right to call the shares at an agreed-upon exercise price of $18.84 per share on the second anniversary of the acquisition. The acquisition date fair value of the shares containing the put and call rights was determined by calculating the present value of $18.84 at a discount rate of 2.91% over a two-year period;

  •
  issuance of 1,076,673 restricted shares of common stock which are subject to forfeiture in the event certain adverse FDA events occur during the one-year period following the acquisition. In accordance with business combination guidance, the Company contingently bifurcated the forfeiture right asset and recorded it at a fair value of $377 on the date of the acquisition. The forfeiture right asset will be remeasured at each balance sheet date with the change in the fair value being recorded in the consolidated statement of operations and comprehensive loss. These shares were valued at $7,548 which incorporated the fair value of the Company's common stock at the acquisition date and the Company's estimate of the probability of the forfeiture provisions occurring and the ultimate amount of shares expected to be forfeited in the event a forfeiture event occurs. The forfeiture percentage was based on the Company's analysis of similar products and their history of these regulatory requirements; and

  •
  issuance of 67,555 fully-vested options granted to certain key employees of NuTech Medical. The options were valued at $207.

        There was a $500 reduction to the purchase price due to changes in the amount of working capital acquired. This $500 was recovered by the Company through the reduction of the second quarterly payment of the deferred acquisition consideration.

        The Company utilized an independent third-party valuation in determining the estimated fair value of the Company's common stock, which resulted in a valuation of common stock of $7.01 per share as of March 24, 2017. The Company estimated the fair value of each stock option vested using the Black-Scholes option-pricing model, which utilized an input of $7.01 for the fair value of the Company's common stock, an assumption of 47.91% for the peer companies' volatility of common stock price, an expected term of 5.0 years, a risk-free interest rate of 1.93% for a period that approximates the expected term of the stock options and an expected dividend yield of 0%.

        The assets and liabilities of NuTech Medical are recorded in the Company's consolidated financial statements at their estimated fair values. Goodwill, which is not expected to be deductible for statutory tax purposes, is calculated as the excess value of consideration paid over the fair value of assets acquired and liabilities assumed. The purchase price resulted in goodwill of $12,569 net of a discrete tax benefit of $6,877.

        The historical carrying values of current assets and liabilities approximate their fair value on the date of acquisition due to their short-term nature. Gross accounts receivable of $3,268 were acquired with a fair value of $3,131. Property and equipment was recorded at its fair value on the date of acquisition as determined by the Company. The Company assessed the fair value of the lease

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

4. Acquisition of NuTech Medical (Continued)

agreements for the NuTech Medical office location using a market approach concluding that the terms were at-market value, therefore, no asset or liability was recorded. Valuation of the developed technology intangible asset was derived from the multi-period excess earnings method, which takes into account the return on the investment of the asset. Valuation of the trade name and trademark intangible asset was derived from the relief from royalty method. Valuation of the distributor network intangible asset was derived from a combination of the cost approach and the distributor income approach method. Valuation of the non-compete agreements intangible asset was derived from the lost profits approach method. The intangible assets will be amortized using accelerated methods, which reflect the pattern in which the economic benefits of the intangible assets are consumed, over a weighted average period of 9.6 years. The excess of the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

        The additional intangible assets recorded are not deductible for statutory tax purposes. As such, a deferred tax liability of $6,877 associated with the non-deductible intangibles and other differences between the carry over basis of assets acquired and liabilities assumed and their fair value was recorded with purchase accounting.

        The results of operations of NuTech Medical have been included in the Company's consolidated statements of operations and comprehensive loss from the acquisition date. For the nine months ended September 30, 2017 and 2018, revenue was $14,260 and $38,476, respectively, which is included in the Company's consolidated statements of operations and comprehensive loss.

        During the nine months ended September 30, 2017, the Company recorded $295 of transaction expenses related to third-party legal and accounting services to consummate the Merger. These costs are incorporated into selling, general and administrative expenses in the Company's consolidated statement of operations and comprehensive loss.

        The following table shows the unaudited pro forma statements of operations for the nine months ended September 30, 2017 as if the NuTech Medical Acquisition had occurred on January 1, 2017. This pro forma information does not purport to represent what the Company's actual results would have been if the acquisition had occurred as of the date indicated or what such results would be for any future periods.

For the Nine Months Ended September 30,
2017
Net revenue	$151,035
Net loss	$(11,517)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurement of Financial Instruments

        The following tables present information about the Company's financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of September 30, 2018 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$2,537	$2,537
Contingent purchase earn-out liability	—	—	—	—

	$—	$—	$2,537	$2,537

	Fair Value Measurements as of December 31, 2017 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Contingent consideration forfeiture rights	$—	$—	$589	$589

	$—	$—	$589	$589

Liabilities:
Warrant liability	$—	$—	$2,238	$2,238
Contingent purchase earn-out liability	—	—	—	—

	$—	$—	$2,238	$2,238

Contingent Consideration Forfeiture Rights

        In connection with the acquisition of NuTech Medical (see Note 4), the Company issued 1,076,673 shares of common stock that were forfeitable upon the occurrence of an adverse FDA event related to certain products acquired from NuTech Medical ("FDA Event") through the one year anniversary of the acquisition date. The fair value of the forfeiture right was determined based on significant inputs not observable in the market, which represented a Level 3 measurement within the fair value hierarchy. The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of FDA Event, the number of common shares to be forfeited, which is subject to negotiation, and the fair value per share of its common shares, by completing a third-party valuation of its common shares. The significant unobservable input used in the fair value measurement of the forfeiture right is the fair value per share of the underlying common shares that were subject to forfeit upon the occurrence of the FDA Event of certain products acquired from NuTech Medical. The Company believed that a 10% change in the fair value of the underlying shares would not have a material impact on the financial position or results of operations. The fair value of the Company's common stock was determined using the probability weighted expected return method ("PWERM") which considered the equity holders return under various liquidity event scenarios. The change in the fair value of the contingent consideration forfeiture rights is recorded within selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss. As of March 24, 2018, the one year anniversary of the acquisition date, no shares were forfeited as there was no occurrence of an adverse FDA event related to certain products acquired from NuTech Medical and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurement of Financial Instruments (Continued)

the forfeiture rights expired. The fair value of the contingent consideration forfeiture rights was determined to be $589 and $0 as of December 31, 2017 and September 30, 2018, respectively.

Contingent Purchase Earn-out

        The contingent purchase earn-out liability associated with the Company's acquisition of Dermagraft from Shire plc was valued at $3,300 by the Company, with input from an independent third-party valuation firm, based on future probability-weighted expected pay-outs as of the date of acquisition. The contingent purchase earn-out liability was payable by the Company upon the achievement of certain revenue targets for the Dermagraft product through December 31, 2018. The fair value of the contingent earn-out liability was determined to be $0 at December 31, 2017 and September 30, 2018. The fair value of the contingent earn-out liability could change in future periods if the Company realizes a significant increase in sales related to the acquired Dermagraft assets and the Company will reassess the fair value at each balance sheet date.

Warrant Liability

        The warrant liability is the fair value of warrants to purchase common stock that the Company agreed to issue to the debt holders of its obligations under a Subordinated Notes agreement (see Note 13). The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company utilized a Binomial Lattice pricing model with five steps of the binomial tree to estimate the fair value of the warrant liability. Estimates and assumptions impacting the fair value measurement included the estimated probability of adjusting the exercise price of the warrants, the number of common stock for which the warrants will be exercisable, the fair value per share of the underlying common stock issuable upon exercise of the warrants, the remaining contractual term of the warrants, the risk-free interest rate, the expected dividend yield, and the expected volatility of the price of the underlying common stock. The Company determined the fair value per share of its common stock by completing a third-party valuation of its common stock. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its shares. Therefore, it estimated its expected share volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. The significant unobservable inputs used in the fair value measurement of the warrant liability are the fair value per share of the underlying common stock issuable upon exercise of the warrants and the expected volatility of the price of the underlying common stock. The Company believes that a 10% change in the fair value of the underlying shares and expected volatility would not have a material impact on our financial position or results of operations. During the nine months ended September 30, 2017 and 2018, the Company recorded expense of $984 and $299, respectively, for the change in the fair value of the warrant liability on the consolidated statements of operations and comprehensive loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurement of Financial Instruments (Continued)

        The following table provides a roll forward of the aggregate fair values of the Company's warrant liability, contingent consideration forfeiture rights and contingent purchase earn-out liability, for which fair value is determined using Level 3 inputs:

	Contingent Consideration Forfeiture Rights	Warrant Liability	Contingent Purchase Earn-Out Liability
Balance as of December 31, 2017	$589	$(2,238)	$—
Change in fair value	(589)	(299)	—

Balance as of September 30, 2018	$—	$(2,537)	$—

6. Accounts receivable, net

        Accounts receivable consisted of the following:

	December 31, 2017	September 30, 2018
Accounts receivable	$31,349	$32,047
Less—allowance for sales returns and doubtful accounts	(3,225)	(3,091)

	$28,124	$28,956

        The Company's allowance for sales returns and doubtful accounts was comprised of the following:

Balance as of December 31, 2017	$3,225
Reductions	(18)
Write-offs	(116)

Balance as of September 30, 2018	$3,091

7. Inventories

        Inventories, net of related reserves for excess and obsolescence, consisted of the following:

	December 31, 2017	September 30, 2018
Raw materials	$6,537	$6,378
Work in process	991	1,298
Finished goods	6,742	4,382

	$14,270	$12,058

        Raw materials include various components used in the Company's manufacturing process. The Company's excess and obsolete inventory review process includes analysis of sales forecasts and historical sales as compared to inventory, and working with operations to maximize recovery of excess inventory. During the nine months ended September 30, 2017 and 2018, the Company charged $2,992 and $4,487, respectively, to cost of goods sold within the consolidated statements of operations and comprehensive loss. As of December 31, 2017 and September 30, 2018, the Company recorded a reserve for excess and obsolete inventory of $2,954 and $2,712, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

8. Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consisted of the following:

	December 31, 2017	September 30, 2018
Deferred offering costs	$2,724	$—
Prepaid rent	29	—
Prepaid subscriptions	584	1,262
Prepaid inventory testing	36	425
Prepaid conferences and marketing expenses	588	1,389
Prepaid insurance	196	287
Other	242	199

	$4,399	$3,562

9. Property and Equipment

        Property and equipment consisted of the following:

	December 31, 2017	September 30, 2018
Leasehold improvements	$35,143	$35,915
Furniture, computers and equipment	43,375	43,944

	78,518	79,859
Accumulated depreciation and amortization	(59,212)	(61,715)
Construction in progress	22,806	22,912

	$42,112	$41,056

        Depreciation expense was $3,224 and $2,608 for the nine months ended September 30, 2017 and 2018, respectively. During the nine months ended September 30, 2017, the Company disposed of $4 in equipment with accumulated depreciation of $4. During the nine months ended September 30, 2018, the Company disposed of $99 in equipment with accumulated depreciation of $99. Cash proceeds of $1 were received and a gain on disposal of $1 was recorded. As of December 31, 2017 and September 30, 2018, the Company had $21,889 of buildings under capital leases recorded within leasehold improvements. As of December 31, 2017 and September 30, 2018, the Company had $11,581 and $12,479 recorded within accumulated depreciation and amortization related to capital leases, respectively. Construction in progress primarily represents ongoing construction work on the 275 Dan Road SPE, LLC property not yet placed in service (see Note 15).

10. Notes Receivable—Related Parties

        During 2010, the Company's board of directors approved a loan program that permitted the Company to make loans to three officers of the Company (the "Employer Loans") to (i) provide them with liquidity ("Liquidity Loans") and (ii) fund the exercise of vested stock options ("Option Loans"). The Employer Loans mature with all principal and accrued interest due on the tenth anniversary of the issuance date of each subject loan, except that in certain circumstances the Employer Loans may mature earlier. The borrower may prepay all or any portion of his Employer Loan at any time without premium or penalty.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

10. Notes Receivable—Related Parties (Continued)

        The Company has not executed any new Employer Loans since the year ended December 31, 2012. However, certain Employer Loans made prior to 2013 remain outstanding as of September 30, 2018. Interest on the Liquidity Loans accrues at various rates ranging from 2.30%-3.86% per annum, compounded annually. The Liquidity Loans are secured by stock and options in the Company held by the borrowers. The Company has no personal recourse against the borrowers beyond the pledged shares and options with respect to the Liquidity Loans. In 2013, the Company reserved the total outstanding principal of all the then outstanding loans and the interest on the loan to one former employee as the loans are secured by pledged shares and options which have a limited liquid market for the holder to liquidate the holdings to repay the loans and collectability of the outstanding principal on the loans is not assured. The net principal and interest receivable under the Liquidity Loans as of December 31, 2017 and September 30, 2018 was $413 and $472, respectively, and is included in the notes receivable from related parties balance in the consolidated balance sheets. Interest income related to these notes was $83 and $59 for the nine months ended September 30, 2017 and 2018, respectively. As part of the separation agreement between the Company and its former CEO entered into in March 2015, the Company agreed that it would forgive one-half of the then outstanding principal balance of the former CEO's Liquidity Loans if the Company completed a liquidity event, as defined in the agreement, prior to the maturity of such loans. A liquidity event includes a change of control of the Company and a firm commitment underwritten public offering of the Company's securities. As of December 31, 2017 and September 30, 2018, the former CEO's Liquidity Loans had an outstanding aggregate principal balance of $2,000. As of December 31, 2017 and September 30, 2018, the current CEO's Liquidity Loan had an outstanding aggregate principal balance of $997. As of December 31, 2017 and September 30, 2018, the Liquidity Loan to one former employee had an outstanding aggregate principal balance of $350. As of December 31, 2017 and September 30, 2018, the Option Loan to one former employee totaled $635 and was secured by 333,000 shares of common stock held by the former employee.

        Interest on the Option Loans accrued at various rates ranging from 2.31%-3.86% per annum, compounded annually. There was no interest income related to the Option Loans for the nine months ended September 30, 2017 and 2018. The Option Loans were also secured by stock and options in the Company held by the borrowers. The Company has full recourse against such pledged shares and options and personal recourse against the borrower for up to 50% of the original principal amount of the Option Loan and 100% of the accrued interest owed to the Company. In accordance with the applicable accounting guidance, the principal balance of the Option Loans was reported as an offset to additional paid-in capital from the exercise of the options. On August 21, 2014, two officers satisfied their outstanding Option Loans by exchanging shares of the Company's common stock being held as collateral equal to the value of their outstanding Option Loans plus accrued interest thereon.

        The total principal and interest under the Liquidity Loans as of December 31, 2017 and September 30, 2018 was $3,873 and $3,932. The value of the stock and options securing the Employer Loans to one former employee as of September 30, 2018 was $3,996. During 2013, the Company recorded an impairment of $3,347 on the Liquidity Loans to reserve the total outstanding principal of the loans as uncollectible. During 2017, the Company recorded an impairment of $113 on the then accrued interest due under the current CEO's Liquidity Loan to reserve such amount as uncollectible. During the nine months ended September 30, 2017 and 2018, the Company did not record any impairment on the Employer Loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

10. Notes Receivable—Related Parties (Continued)

        As of December 31, 2017 and September 30, 2018, notes receivable from related parties consisted of the following:

Balance as of December 31, 2017	$413
Accrued interest	59

Balance as of September 30, 2018	$472

        In connection with the merger agreement signed with AHPAC (see Note 1), the Company will forgive the outstanding aggregate principal balance of $997 and interest related to the current CEO's Liquidity Loans immediately prior to consummation of the business combination. Concurrently with the loan forgiveness, the Company will also make a bonus payment to the current CEO to cover certain taxes associated with the loan forgiveness. As discussed above, the total outstanding aggregate principal balance and interest were previously reserved for in prior years when deemed uncollectible and therefore are carried at $0 on the consolidated balance sheets.

11. Goodwill and Intangible Assets

        Goodwill was $25,539 as of December 31, 2017 and September 30, 2018. There were no impairments recorded against goodwill during the nine months ended September 30, 2017 or 2018.

        Identifiable intangible assets consisted of the following as of December 31, 2017:

	Original Cost	Accumulated Amortization	Net Book Value
Developed technology	$29,820	$(6,389)	$23,431
Trade names and trademarks	2,000	(238)	1,762
Independent sales agency network	4,500	(181)	4,319
Non-compete agreements	260	(13)	247

Total	$36,580	$(6,821)	$29,759

        Identifiable intangible assets consisted of the following as of September 30, 2018:

	Original Cost	Accumulated Amortization	Net Book Value
Developed technology	$29,820	$(7,938)	$21,882
Trade names and trademarks	2,000	(369)	1,631
Independent sales agency network	4,500	(1,222)	3,278
Non-compete agreements	260	(43)	217

Total	$36,580	$(9,572)	$27,008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

11. Goodwill and Intangible Assets (Continued)

        Amortization of intangible assets, calculated on a straight-line basis, was $1,507 and $2,752 for the nine months ended September 30, 2017 and 2018, respectively. Estimated future annual amortization expense related to these intangible assets is as follows:

2018 (remaining three months)	$917
2019	5,993
2020	3,192
2021	3,257
2022	3,247
Thereafter	10,402

Total	$27,008

12. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	December 31, 2017	September 30, 2018
Accrued compensation	$11,826	$12,704
Accrued professional fees	539	341
Accrued rent	8,602	10,235
Accrued litigation	1,000	1,000
Accrued royalties	3,610	2,110
Other	818	1,160

	$26,395	$27,550

13. Long-Term Debt—Affiliates and Due To Affiliates

        Long-term debt payable to affiliates consisted of the following:

	December 31, 2017	September 30, 2018
2010 Loans	$19,850	$19,850
2015 Loans	11,396	11,396
2016 Loans	17,000	17,000
2018 Loans	—	15,000
Accrued interest	9,241	12,100

	57,487	75,346
Less debt discount	(5,345)	(5,168)

	$52,142	$70,178

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

13. Long-Term Debt—Affiliates and Due To Affiliates (Continued)

        Due to affiliates consisted of the following:

	December 31, 2017	September 30, 2018
65 Dan Road SPE, LLC	200	200
85 Dan Road Associates	3,900	3,900
275 Dan Road SPE, LLC	400	400

	$4,500	$4,500

        The Company borrowed the 2010 Loans and the 2015 Loans, collectively the "Loans," from its affiliates, or entities controlled by its affiliates. The Loans are subordinated to amounts outstanding under the Credit Agreement, the Master Lease Agreement ("ML Agreement") and the sellers of NuTech Medical (see Note 14). The Loans are secured by substantially all the assets of the Company and require the Company to adhere to certain non-financial covenants. The Company has accrued but not paid interest on the Loans since inception.

        The 2010 and 2015 Loans bear interest at an annual rate of 1.6%. The principal plus accrued interest on the loans are due upon the repayment of the debt to which these notes are subordinated. Therefore, they are classified as long-term liabilities in the consolidated balance sheets as of December 31, 2017 and September 30, 2018. Interest expense on these loans totaled $428 and $373 for the nine months ended September 30, 2017 and 2018, respectively. The accrued interest on the loans totaled $4,436 and $4,808 as of December 31, 2017 and September 30, 2018, respectively.

        In June 2013, the Company entered into a secured financing arrangement with 65 Dan Road SPE, LLC, 85 Dan Road Associates and 275 Dan Road SPE, LLC, referred to as the Real Estate Loans. The Real Estate Loans bear interest at a rate of 1.6% per annum, and are secured by substantially all of the personal property and assets of the Company and are subordinated to amounts outstanding under the Credit Agreement, ML agreement and the sellers of NuTech Medical. The Company has accrued but not paid interest on the Loans since inception. Interest expense on these loans totaled $26 and $54 for the nine months ended September 30, 2017 and 2018, respectively. The accrued interest on the loans totaled $325 and $379 as of December 31, 2017 and September 30, 2018, respectively.

        In April 2016, the Company issued the 2016 Loans in the aggregate principal amount of $17,000. The 2016 Loans accrue interest at an annual rate of 15%, and require monthly interest-only payments beginning January 2017, with all outstanding principal and accrued interest due upon the repayment of the debt to which these notes are subordinate. The 2016 Loans also require an additional fee of $680 initially to be paid in January 2017 but further extended to be paid upon the repayment of the 2016 Loans. The 2016 Loans are collateralized by substantially all assets of the Company and are subordinated to indebtedness under the Credit Agreement, ML Agreement and the sellers of NuTech Medical. Interest expense on the 2016 Loans totaled $2,039 and $2,161 for the nine months ended September 30, 2017 and 2018, respectively, which includes interest expense related to the amortization of the debt discount of $89 and $178 during the nine months ended September 30, 2017 and 2018, respectively. As of December 31, 2017 and September 30, 2018 the unamortized debt discount was $5,345 and $5,168, respectively. The accrued interest on the 2016 Loans totals $4,387 and $6,464 as of December 31, 2017 and September 30, 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

13. Long-Term Debt—Affiliates and Due To Affiliates (Continued)

        The Company did not pay the fee of $680 which is included in other liabilities or the accrued interest due on January 31, 2017 and February 28, 2017, respectively. In March 2017, the investors waived the Company's failure to comply with the payment schedule of the original agreement and confirmed that no event of default had occurred. It was further agreed that neither the fee nor any accrued interest will be payable before April 30, 2018, but that interest would accrue on the unpaid fee beginning January 31, 2017 at a rate of 15%. Interest expense on the fee totaled $68 and $76 for the nine months ended September 30, 2017 and 2018, respectively. The accrued interest on the unpaid fee, which is included in long-term debt—affiliates, totaled $93 and $170 as of December 31, 2017 and September 30, 2018, respectively.

        In March 2017, in connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans and the 2016 Loans entered into a subordination agreement whereby the loanholders agreed to subordinate all amounts due under the 2010 Loans, the 2015 Loans and the 2016 Loans and all their security interests to the indebtedness and obligations under the Credit Agreement. The Credit Agreement matures in April 2020. In April 2017, in connection with the ML Agreement (See Note 14), the loanholders entered into an additional subordination agreement with the lender. The loanholders also agreed to subordinate all amounts due under the 2010 Loans, 2015 Loans and 2016 Loans and all their security interests to the indebtedness and obligations under the ML Agreement. The maturity date of this additional lender's debt is December, 2022. Due to the effective change in term resulting from the March 2017 subordination agreement, the 2016 Loans were concluded to have been extinguished, and the resulting gain of $2,043 was recorded to additional paid-in capital due to the controlling interest in the Company held by the investors. The Company also concluded that a second extinguishment occurred in April 2017 due to the change in effective maturity date. The resulting gain of $2,534 was also recorded to additional paid-in capital. A debt discount of $4,577 was recorded as a result of these two extinguishments. This discount is being amortized to interest expense using the effective interest method over the term of the 2016 Loans as an increase to the carrying value of the 2016 Loans on the consolidated balance sheets.

        In connection with the issuance of the 2016 Loans, the Company issued to the loanholders warrants to purchase 446,194 shares of common stock at an exercise price of $7.28 per share. The warrants are exercisable immediately and expire during April 2021. The warrants contain a down round protection provision whereby the exercise price and number of shares exercisable upon either the issuance of shares or other equity linked instruments at a price less than $7.28 per share or upon the contractual price reset of other equity linked instruments post issuance. The warrants were determined to be liability classified and are recorded at fair value (see Note 2). The resulting discount on the 2016 Loans at inception was $464. This discount is being amortized to interest expense using the effective interest method over the term of the 2016 Loans as an increase to the carrying value of the 2016 Loans on the consolidated balance sheet (see Note 17).

        In April 2018 and August 2018, the Company received $10,000 and $5,000, respectively, in loan proceeds from three members of its board of directors who are also stockholders (the "2018 Loans"). The amounts borrowed bear an annualized 8% interest rate, are payable on demand and are subordinated to the Credit Agreement, ML Agreement and the sellers of NuTech Medical. Interest expense on the 2018 Loans totaled $454 for the nine months ended September 30, 2018. The accrued interest on the 2018 Loans totaled $454 as of September 30, 2018.

        In connection with the merger agreement signed with AHPAC (see Note 1), the holders of the affiliate debt executed and delivered to AHPAC an exchange agreement whereby such creditors and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

13. Long-Term Debt—Affiliates and Due To Affiliates (Continued)

AHPAC agreed that, concurrently with the consummation of the business combination, outstanding principal of $45,746 related to the affiliate debt will be converted into 6,502,679 shares of ORGO common stock, and AHPAC will make a cash payment to such creditors equal to $22,000 plus the amount of accrued interest related to all aforementioned affiliate debt and accrued affiliate loan fees as of and through the closing date of the merger. Following the consummation of the transactions contemplated by the exchange agreement, the affiliate debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

14. Line of Credit and Notes Payable

        Line of credit and notes payable consisted of the following:

	December 31, 2017	September 30, 2018
Line of credit	$17,618	$20,234

Notes payable	$15,895	$20,885
Less debt discount	(1,079)	(859)
Less current maturities	—	(6,537)

Notes payable, net of debt discount	$14,816	$13,489

Credit Agreement

        On March 21, 2017, the Company entered into a credit agreement (the "Credit Agreement") with Silicon Valley Bank ("SVB") whereby SVB agreed to extend to the Company a revolving credit facility in an aggregate amount not to exceed $30,000 with a letter of credit sub-facility and a swing line sub-facility as a sublimit of the revolving loan facility. The amount available to borrow under both sub-facilities is dependent on a borrowing base, which is defined as a percentage of the Company's book value of qualifying finished goods and eligible accounts receivable. The Credit Agreement requires that a portion of the proceeds be used to pay in full, all amounts then outstanding under an existing line of credit agreement. As of September 30, 2018, the Company has borrowed an aggregate of $20,234 under the revolving credit facility and the total amount available for future revolving borrowings was $7,019. Interest payments under the credit agreement are payable on the first business day of each calendar month with a final payment on March 21, 2020 ("the Maturity Date") when all amounts of principal and interest under the revolving credit facility become due. The revolving credit facility accrues interest at (i) a rate per annum equal to the greater of the prime rate and the federal funds rate effective for such day plus 0.50%, plus (ii) an applicable margin of either 0.50% or 1.50% depending on the Company's liquidity ratio for the immediately preceding 30-day period; provided, however, that in an event of default, as defined in the Credit Agreement, the interest rate applicable to borrowings will be increased by 2.00%.

        In connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans, 2016 Loans and 2018 Loans entered into a subordination agreement whereby the holders agreed to delay any payments of principal, fees or interest until the SVB Agreement terminates in 2020 (see Note 13).

        In connection with the Credit Agreement, the Company has incurred costs of $702, which is recorded as an other asset and amortized over the life of the agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

        In connection with the Credit Agreement, on March 21, 2017, the Company repaid all remaining principal and accrued interest outstanding under an existing line of credit agreement. The Company did not record any associated gain or loss with the extinguishment of this line of credit.

        In February 2018, the Company further amended its Credit Agreement to provide additional flexibility in the financial covenants and revised the borrowing base formula to increase availability. There were no other changes to the terms of the Credit Agreement as a result of the amendment.

        In April 2018, the Company further amended its Credit Agreement in order to receive additional funding of $5,000 through a term loan. The amendment increased the commitment under the Credit Agreement to an aggregate amount not to exceed $35,000, consisting of a term loan not to exceed $5,000 and a revolving loan not to exceed $30,000. In order to facilitate this amendment certain members of the board of directors provided unconditional personal guarantees with respect to the principal and accrued interest due under the $5,000 term loan.

        In May 2018, the Company executed a forbearance and amendment to the Credit Agreement with SVB to forbear against the exercise of remedies related to existing events of default, including the failure to comply with its financial covenants for specified periods of time and to add an additional minimum revenue covenant.

        Concurrently with the execution of the Agreement (see Note 1), the Company entered into a consent agreement with SVB to, among other things, waive the existing events of default related to failed financial covenants under the Credit Agreement, subject to certain conditions, and extend the forbearance period to September 30, 2018.

        In September 2018, the Company entered into a waiver and amendment to the consent agreement to waive the existing events of default under the Credit Agreement, extend the period to modify the financial covenants under the Credit Agreement to October 31, 2018 and waive the financial covenant testing requirements for the period ended September 30, 2018 under the Credit Agreement.

        In October 2018, the Company entered into (a) an amendment to its Credit Agreement to extend the maturity date on the $5,000 term loan from the earlier to occur of (i) October 31, 2018 and (ii) 30 days after the date of the occurrence of an initial public offering, to December 31, 2018 and (b) an amendment to the consent agreement to extend the period to modify the existing financial covenants to December 31, 2018 and waive the financial covenant testing requirements for the periods ended October 31, 2018 and November 30, 2018.

        Borrowings under the credit agreement are collateralized by a first priority lien on substantially all of the Company's assets. The Credit Agreement contains certain financial and nonfinancial covenants, including minimum liquidity ratio and EBITDA targets.

        The Company recognized interest expense under the Credit Agreement of $481 and $1,243 during the nine months ended September 30, 2017 and 2018, respectively, which includes interest expense related to the amortization of the asset to record deferred financing of $91 and $176 during the nine months ended September 30, 2017 and 2018, respectively. As of September 30, 2018, the unamortized portion of the costs was $385 and recorded within other assets on the consolidated balance sheet. During the nine months ended September 30, 2018, the Company made no principal payments in connection with the Credit Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

        In connection with the term loan, the Company incurred costs of $80 which are recorded as a reduction of the carrying value of the note payable on the Company's consolidated balance sheet and are being amortized to interest expense through October 2018.

        The Company recognized interest expense on the term loan of $208 during the nine months ended September 30, 2018 which includes interest expense related to the amortization of the debt issuance costs of $68. As of September 30, 2018, the unamortized portion of the costs was $12 and recorded as a reduction of the carrying value of the note payable on the consolidated balance sheet. Accrued interest on the term loan totaled $24 as of September 30, 2018.

Notes Payable

        The Company had unsecured notes payable to two institutional lenders. The notes were subordinate to all amounts outstanding under the LOC. Interest was paid monthly at an amended rate per annum of 10% (8% from January to April 2016), plus an additional 4% payment in-kind ("PIK") interest was accrued monthly for the term of the debt. Monthly principal payments totaling $375 were scheduled to begin September 2015, subsequently amended to begin February 2016, with the principal and accrued interest payable in August 2017. The notes were subject to debt to equity covenants and certain non-financial covenants. The notes also included warrants to purchase shares of common stock. The warrants were classified as equity and recorded at their relative fair value on the issue date and the carrying value of the debt was reduced by this amount. The notes were being accreted to their par value of $9,000 over the term of the notes on the effective interest method.

        In April 2017, the Company repaid the remaining outstanding principal amount of $2,250 and accrued interest amount, including PIK interest amount of $2,512 under the note. The Company did not record any associated gain or loss with this note extinguishment because the carrying value of the note was equal to the outstanding amount. The warrants remain outstanding as of September 30, 2018 (see Note 17).

Master Lease Agreement

        On April 28, 2017, the Company entered into a master lease agreement with Eastward Fund Management LLC. The funding is made up of two tranches. The initial funding of $14,000 occurred on the date the agreement was signed. As the Company maintains all the risks and rewards of the leased assets it has been accounted for as a loan. The ML Agreement requires monthly payments of $122 for months 1 through 24 and $452 for months 25- through 60, however, in an event of default, as defined in ML Agreement, the additional interest rate on all unpaid amounts due will be 1.5% and the loan will become due upon written notice. Payments under the ML Agreement are payable on the first day of each month beginning on May 1, 2017 through April 1, 2022 ("the Maturity Date") when all amounts of principal and interest become due. The ML Agreement also provides that the Company may voluntarily prepay the loan at any time; however, if the Company elects to prepay the loan or terminates the loan early within the first 24 months, the Company will pay an additional 3% of the outstanding principal, and any accrued and unpaid interest and fees. This prepayment fee decreases to 2% after the first 24 months. The Company has not accrued for this prepayment fee as it does not intend to prepay the outstanding balance. A final payment fee of 6.5% multiplied by the principal amount of the borrowings under the ML Agreement is due upon the earlier to occur of the first day of the final payment term month or prepayment of all outstanding principal. The Company calculates interest using the effective interest method at an annual effective interest rate of 15%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

        In connection with the ML Agreement, the Company paid fees of $308, which were recorded as a debt discount. The debt discount is reflected as a reduction of the carrying value of the note payable on the Company's consolidated balance sheet and is being amortized to interest expense over the term of the loan using the effective interest method.

        The loan is secured by substantially all of the Company's tangible and intangible assets. The agreement requires the Company to adhere to certain financial covenants.

        In connection with the ML Agreement, the Company issued a warrant to purchase of 233,010 shares of common stock at $5.15 per share as a pre-condition for the agreement. The warrants became exercisable on April 27, 2017 and were recorded at the relative fair value of $958. The warrants expire on the earlier to occur of ten years from the date of issuance or three years from the effective date of the Company's initial public offering. The warrants were classified as equity and recorded at their relative fair value on the issue date and the carrying value of the debt was reduced by this amount as a debt discount. The debt discount is being amortized to interest expense using the effective interest method over the term of the loan.

        In December 2017, the Company received an additional $2,000 in funding under the ML Agreement. No additional amounts are currently available under the ML Agreement. This additional funding requires additional monthly payments of $18 for months 1 through 24 and $64 for months 25- through 60. Payments for this additional funding under the ML Agreement are payable on the first day of each month beginning on January 1, 2018 through December 1, 2022 when all amounts of principal and interest become due. A final payment fee of 16.5% multiplied by the principal amount of the additional funding borrowings is due upon the earlier to occur of the first day of the final payment term month or prepayment of all outstanding principal. The Company calculates interest using the effective interest method at an annual effective interest rate of 13.5%.

        In May 2018, the Company entered into a forbearance agreement with Eastward pursuant to which Eastward agreed to forbear from exercising any and all of the rights and remedies available to it under the ML Agreement to the extent such rights and remedies arise exclusively as a result of the events of default under Credit Agreement described above as well as the Company's failure to deliver prompt notice of such events of default to Eastward. Eastward's agreement to forbear will terminate concurrently with the termination of the forbearance agreement with SVB.

        Concurrently with the execution of the Agreement (see Note 1), the Company entered into a consent agreement with Eastward to, among other things, waive the existing events of default related to events of default under the Credit Agreement described above as well as the failure to deliver prompt notice of such events of default to Eastward.

        The Company recognized interest expense under the ML Agreement of $822 and $1,661 during the nine months ended September 30, 2017 and 2018 respectively including interest expense related to the amortization of the debt discount of $116 and $232 during the nine months ended September 30, 2017 and 2018 respectively. As of September 30, 2018, the unamortized debt discount was $848. During the nine months ended September 30, 2018, the Company paid $10 in principal payments in connection with the ML Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

        Future payments of notes payable, as of September 30, 2018, are as follows:

2018 (remaining three months)	$5,000
2019	2,211
2020	4,646
2021	5,384
2022	3,644

Total	$20,885

15. Capitalized Leases

        On January 1, 2013, the Company entered into a capital lease arrangement with 275 Dan Road SPE, LLC for the property located at 275 Dan Road in Canton, MA. 275 Dan Road SPE, LLC is a related party as the owners of the entity are also stockholders of the Company. The Company assessed the entity under the VIE rules in accordance with ASC 810 and concluded that it is not a variable interest entity since it has no debt and has sufficient equity. The lease has a ten-year term and escalating monthly rental payments ending in December 2022.

        In January 2013, the Company entered into a new capital lease agreement with Dan Road Associates that requires escalating monthly rent payments of approximately $87 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

        In January 2013, the Company entered into a new capital lease agreement with 85 Dan Road Associates that requires escalating monthly rent payments of approximately $70 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

        In January 2013, the Company entered into a new capital lease agreement with 65 Dan Road Associates that requires escalating monthly rent payments of approximately $57 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

        On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the Company's financial statements no longer eliminated the impacts of the capital leases for Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates. Accordingly, as of June 1, 2017, the Company recognized the capital lease agreements that the Company entered into with Dan Road Equity, Dan Road Associates and Dan Road SPE for the properties located at 150 Dan Road, Canton, Massachusetts and the office buildings in immediate proximity of the Company's facility in Canton, Massachusetts. Dan Road Equity, Dan Road Associates and Dan Road SPE are related parties as the owners of the entities are also Stockholders' of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

15. Capitalized Leases (Continued)

        The Company records the capital lease asset within property and equipment and the liability is recorded within the capital lease obligations on the consolidated balance sheets.

        The future lease payments are as follows:

2018 (remaining three months)	$979
2019	4,308
2020	4,308
2021	4,308
2022	4,738

18,641
Less amount representing interest	(5,845)

Present value of minimum lease payments	12,796
Less current maturities	(2,046)

Long-term portion	$10,750

        The aggregate rent in arrears for the Dan Road entities totaled $8,602 and $10,235 as of December 31, 2017 and September 30, 2018, respectively and is included in accrued expenses on the consolidated balance sheets. In addition to rent, the Company is responsible for payment of all operating costs and common area maintenance under the aforementioned leases.

16. Stockholders' Equity

        On August 16, 2018, the Company amended and restated its certificate of incorporation to increase the number of shares authorized for issuance from 40,000,000 to 45,000,000 shares of $0.001 par value common stock.

        As of September 30, 2018, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue 45,000,000 shares of $0.001 par value common stock.

        On August 17, 2018, the Company issued 3,221,050 shares of common stock for an aggregate purchase price of $46,000 pursuant to the Initial Avista Investment (see Note 1). The proceeds were offset by issuance costs of $270 which include legal and professional accounting fees directly associated with the equity investment.

        Each share of common stock entitles the holder to one vote on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the board of directors. Through September 30, 2018, no cash dividends have been declared or paid.

Redeemable Common Stock

        On March 24, 2017, the Company issued 358,891 shares of common stock in connection with the NuTech Medical acquisition which were recorded at their fair value of $17.66 per share (see Note 4). These shares include a put right allowing the holder to put the shares back to the Company at an agreed-upon exercise price of $18.84 per share on March 24, 2019. The Company also has the right to call the shares at an agreed-upon exercise price of $18.84 per share prior to the second anniversary of the acquisition. These shares have been classified as temporary equity and have been accreted to the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

16. Stockholders' Equity (Continued)

full redemption amount of $18.84 per share as the holders have the right to exercise the put right on March 24, 2019. These shares have the same rights and preferences as common stock. During the nine months ended September 30, 2017 and 2018, the Company recorded $423 and $0, respectively, related to the accretion of these shares to their redemption amount.

        As of September 30, 2018, the Company had reserved 4,350,044 shares of common stock for the exercise of outstanding stock options, shares remaining available for grant under the Company's 2003 Stock Incentive Plan (see Note 18) and the exercise of outstanding warrants to purchase shares of common stock (see Note 17).

17. Warrants

        As of each balance sheet date, outstanding warrants to purchase shares of common stock consisted of the following:

September 30, 2018
Date Exercisable	Number of Shares Issuable	Exercise Price	Exercisable for	Classification	Expiration
November 3, 2010	54,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2013	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2015	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
April 12, 2016	446,194	$7.28	Common Stock	Liability	April 12, 2021
April 27, 2017	233,010	$5.15	Common Stock	Equity	Earlier of 4/27/2027 or three years from the effective date of the Company's filing of an initial underwritten and sale of securities registration statement

	769,204

December 31, 2017
Date Exercisable	Number of Shares Issuable	Exercise Price	Exercisable for	Classification	Expiration
November 3, 2010	54,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2013	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2015	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
April 12, 2016	446,194	$7.28	Common Stock	Liability	April 12, 2021
April 27, 2017	233,010	$5.15	Common Stock	Equity	Earlier of 4/27/2027 or three years from the effective date of the Company's filing of an initial underwritten and sale of securities registration statement

	769,204

        In connection with the notes payable issued in 2010, the Company issued warrants to two institutional lenders to purchase an aggregate 54,000 shares of common stock at an exercise price of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

17. Warrants (Continued)

$8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $97 was recorded as additional paid-in-capital and a reduction in the carrying value of the related notes payable. Under the terms of the warrant agreement, the Company was required to issue additional warrants to the lenders if any portion of the notes were still outstanding on August 31, 2013 and August 31, 2015.

        In August 2013, the Company issued additional warrants to the same lenders to purchase 18,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $9 was recorded as additional paid-in capital and interest expense.

        In August 2015, the Company issued additional warrants to the same lenders to purchase 18,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $9 was recorded as additional paid-in capital and interest expense.

        In connection with the 2016 Loans, on April 12, 2016, the Company issued to the lenders warrants to purchase up to 446,194 shares of the Company's common stock at an exercise price of $7.28 per share. The warrants were immediately exercisable and have a five-year term, expiring on April 12, 2021. The warrants were classified as a liability and were recorded at fair value on the date of grant. The fair value of the warrants of $464 was recorded as a warrant liability and a reduction in the carrying value of the related loan. The fair value of the warrants was calculated on the date of grant using the binomial option pricing model. The Company assumed a risk-free interest rate of 1.22%, a dividend yield of 0%, and an expected volatility of 41.36%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of five years. The warrant was revalued at September 30, 2018 using the binomial options pricing model. The Company used a common stock value of $11.52 and assumed a risk-free interest rate of 2.63%, a dividend yield of 0%, an expected volatility of 43.08%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of 2.79 years and determined that the fair value of the warrant liability was $5.57. The Company recognized a loss of $984 and $299 in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2017 and 2018, respectively, related to the change in fair value of the warrant.

        In connection with the ML Agreement, on April 28, 2017, the Company issued to the lenders warrants to purchase 233,010 shares of the Company's common stock at an exercise price of $5.15 per share as a pre-condition for the agreement. The warrants were immediately exercisable and expire on the earlier of April 27, 2027 or three years from the effective date of the Company's filing of an initial underwritten and sale of securities registration statement. The warrants were classified as equity as it is exercisable into common stock only and, as such, would not require a transfer of assets and were recorded at fair value which was estimated to be $958 using a probability weighted Black Scholes option pricing model that was based on a 40% chance of an initial underwritten and sale of securities registration statement occurring within the next 18 months. Additionally, the model incorporated the following assumptions: 44.81%-57.51% volatility, 1.73%-2.35% risk-free rate, 4.25-10 year expected term, and no dividend yield. The issuance date fair value was recorded as a debt discount and is being amortized as interest expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

18. Stock Options

2003 Stock Incentive Plan

        The Company's 2003 Stock Incentive Plan, as amended (the "2003 Plan"), provides for the Company to issue restricted stock awards, or to grant incentive stock options or non-statutory stock options. Incentive stock options may be granted only to the Company's employees. Restricted stock awards and non-statutory stock options may be granted to employees, members of the board of directors, outside advisors and consultants of the Company.

        The total number of common shares that may be issued under the 2003 Plan was 4,844,968 shares as of September 30, 2018, of which 44,498 shares remained available for future grants.

        Shares in respect of stock options that are expired or terminated under the 2003 Plan without having been fully exercised will be available for future awards. Shares in respect of restricted stock that are forfeited to, or otherwise repurchased by us, will be available for future awards. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for the grant of awards.

        The 2003 Plan is administered by the board of directors. The exercise prices, vesting periods and other restrictions are determined at the discretion of the board of directors. Stock options awarded under the 2003 Plan expire 10 years after the grant date. Stock options granted to employees, officers and members of the board of directors of the Company typically vest over four or five years.

        During the nine months ended September 30, 2017 and 2018, the Company granted options to purchase 895,194 shares and 78,111 shares, respectively, of common stock to employees. The Company recorded stock-based compensation expense for options granted to employees of $652 and $820 within selling, general and administration expense in the consolidated statements of operations and comprehensive loss during the nine months ended September 30, 2017 and 2018, respectively.

        The Company has historically not granted stock options to non-employees.

Stock Option Valuation

        The assumptions that the Company used to determine the grant-date fair value of stock options granted to employees and directors were as follows, presented on a weighted average basis:

	Nine Months Ended September 30,
	2017	2018
Risk-free interest rate	2.05%	2.74%
Expected term (in years)	6.25	5.82
Expected volatility	45.7%	42.9%
Expected dividend yield	0.0%	0.0%
Exercise price	$7.01	$10.95
Fair value of common share	$7.01	$10.95

Stock Options

        The following table summarizes the Company's stock option activity since December 31, 2017 (in thousands, except share and per share amounts):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

18. Stock Options (Continued)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2017	3,521,448	$3.60	6.50	25,972
Granted	78,111	10.95
Cancelled / forfeited	(27,137)	4.86
Exercised	(36,080)	3.09

Outstanding as of September 30, 2018	3,536,342	$3.76	6.09	29,146

Options exercisable as of September 30, 2018	2,415,400	$3.05	5.29	21,626

Options vested or expected to vest as of September 30, 2018	3,370,149	$3.58	5.95	28,363

        The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company's common stock for those stock options that had exercise prices lower than the fair value of the Company's common stock.

        The weighted average grant-date fair value per share of stock options granted during the nine months ended September 30, 2017 and 2018 was $3.28 and $4.85 respectively.

        The total fair value of options vested during the nine months ended September 30, 2017 and 2018 was $608 and $503, respectively.

        As of September 30, 2018, the total unrecognized stock compensation expense was $1,740 and is expected to be recognized over a weighted-average period of 2.91 years.

        During 2011, 2012 and 2013, three of the Company's executives exercised options to purchase 1,575,490 shares of common stock in exchange for partial recourse notes totaling $2,769 which were considered to be nonrecourse (see Note 9). During 2014, two of the Company's executives exchanged 1,242,490 shares of common stock, in return for the cancellation of the associated partial recourse notes totaling $2,134. There were no partial recourse notes issued during the nine months ended September 30, 2018.

        At September 30, 2018, there was one partial recourse note outstanding totaling $635, which was secured with the 333,000 shares and options held by the executive (see Note 10). As a result of the loan still outstanding, the 333,000 options securing the loan are included within the options outstanding and recorded at par value with an offset to additional paid in capital.

19. Royalties

        The Company licenses the use of trademarks and domain names for one of its advanced wound care products from a major pharmaceutical company. Beginning January 2012, the Company was obligated to pay the licensor a royalty based on a percentage of net sales of the product, in perpetuity. Royalty expense was $190 and $184 for each of the nine months ended September 30, 2017 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

19. Royalties (Continued)

        The Company entered into a license agreement with a university for certain patent rights related to the development, use and production of one of its advanced wound care products. Under this agreement, the Company incurred a royalty based on a percentage of net product sales, for the use of these patents until the patents expired, which was in November 2006. Accrued royalties totaled $1,187 as of December 31, 2017 and September 30, 2018 and are classified as part of accrued expenses on the Company's balance sheets. There was no royalty expense incurred during the nine months ended September 30, 2017 or 2018 related to this agreement.

        In October 2017, the Company entered into a license agreement to resolve a patent infringement claim by a third party. Under the license agreement, the Company is required to pay royalties based on a percentage of net sales of the licensed product that occur, after December 31, 2016, through the expiration date of the underlying patent, subject to minimum royalty payment provisions. The Company recorded royalty expense of $2,296 and $1,207 during the nine months ended September 30, 2017 and 2018, respectively, within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. In July 2018, the Company made a payment of $200 related to maintenance of the underlying patent. The Company is required to make an additional payment of $150 in April 2019, related to maintenance of the underlying patent.

        As part of the NuTech Medical acquisition (see Note 4), the Company inherited certain product development and consulting agreements for ongoing consulting services and royalty payments based on a percentage of net sales on certain products over a period of 15 years from the execution of the agreements. During the nine months ended September 30, 2017 and 2018, the Company recognized royalty expense of $21 and $54 respectively, within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

20. Income Taxes

        The Company's effective income tax rate, including discrete items, was 62.6% and (0.1)% for the nine months ended September 30, 2017 and 2018, respectively. The effective income tax rate is based upon estimated income before provision for income taxes for the period, the estimated composition of the income in different jurisdictions, and discrete adjustments, if any, in the applicable quarterly periods and the resolution or identification of tax position uncertainties. For the nine months ended September 30, 2017, the effective income tax rate varied from the statutory income tax rate principally due to the release of U.S. valuation allowance as a result of the acquisition of NuTech Medical, and a pre-tax book loss in the U.S. that cannot be benefited. For the nine months ended September 30, 2018, the effective income tax rate varied from the statutory income tax rate principally due to a pre-tax book loss in the U.S. that cannot be benefited.

        As of September 30, 2018, the Company's gross uncertain tax position is $3,879 with $892 of the total recorded as a reserve on the Company's consolidated balance sheet while the remaining amount offsets the Company's deferred tax assets. Additional interest expense of $37 associated with uncertain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

20. Income Taxes (Continued)

tax positions in existence as of December 31, 2017 is also recorded for the nine months ended September 30, 2018.

	Nine Months Ended September 30,
	2017	2018
(Benefit from) provision for income taxes:
Current tax expense
State	$72	$72
Foreign	13	$10

Total current tax expense	$85	82

Deferred tax expense benefit
Federal	$(5,960)	$—
State	(917)	—

Total deferred tax benefit	$(6,877)	$—

Total income tax expense (benefit)	$(6,792)	$82

21. Net Loss Per Share

        Basic and diluted net loss per share attributable to Organogenesis Inc. was calculated as follows:

	Nine Months Ended September 30,
	2017	2018
Numerator:
Net loss and comprehensive loss	$(3,097)	$(55,576)
Less: Net income attributable to non-controlling interests	863	—
Less: Accretion of redeemable common shares	423	—

Net loss attributable to Organogenesis Inc.	$(4,383)	$(55,576)

Denominator:
Weighted average common shares outstanding—basic and diluted	31,424,980	32,879,751

Net loss per share—basic and diluted	$(0.14)	$(1.69)

        The Company's potentially dilutive securities, which include stock options and warrants to purchase shares of common stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

21. Net Loss Per Share (Continued)

attributable to Organogenesis Inc. for the periods indicated because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30,
	2017	2018
Options to purchase common stock	3,525,708	3,536,342
Redeemable common stock	358,891	358,891
Warrants to purchase common stock	769,204	769,204

	4,653,803	4,664,437

        In addition to the potentially dilutive securities noted above, as of September 30, 2017, the Company issued 1,076,673 restricted shares of common stock which are subject to forfeiture in the event certain adverse regulatory events occur during the one- year period succeeding the acquisition (see Note 4). As of September 30, 2017, the necessary conditions related to the restricted shares had not yet been met. Accordingly, the Company has excluded these restricted shares from the table above and the calculation of diluted net income per share for the nine months ended September 30, 2017. As of September 30, 2018, the necessary conditions were met and the shares are no longer considered restricted.

22. Product and Geographic Sales

        The following table sets forth revenue by product category:

	Nine Months Ended September 30,
	2017	2018
Advanced Wound Care revenue	$131,721	$109,711
Surgical and Sports Medicine revenue	13,645	20,139

Total revenue	$145,366	$129,850

        For the nine months ended September 30, 2017 and 2018 revenue generated outside the US represented 1% of total revenue.

23. Commitments and Contingencies

Operating Leases

        During March 2014, in conjunction with the acquisition of Dermagraft from Shire plc, the Company entered into a rental sublease agreement for certain operating and office space in California. The original sublease agreements called for escalating monthly rental payments and was set to expire in January 2017. These sublease agreements were renegotiated in 2016 and subsequently extended through 2021. Rent expense is being recorded on a straight-line basis over the term of the lease. Rent expense associated with this lease agreement for the nine months ended September 30, 2017 and 2018 was $1,331 and $1,166, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

23. Commitments and Contingencies (Continued)

        During November 2011, the Company entered into vehicle lease and fleet services agreements for the lease of vehicles and service on these vehicles for certain employees. The minimum lease term for each newly leased vehicle is one year with three consecutive one year renewal terms. Lease expense associated with the lease of the vehicles for the nine months ended September 30, 2017 and 2018 was $1,599 and $2,077, respectively.

        In conjunction with the acquisition of NuTech Medical in March 2017, the Company assumed the lease of the headquarters of NuTech Medical in Birmingham, Alabama. Under the lease, the Company is required to make monthly rental payments of $20 through December 31, 2018. Rental expense associated with this lease, for the nine months ended September 30, 2017 and 2018, was $120 and $180, respectively.

        Future minimum lease payments due under noncancelable operating lease agreements as of September 30, 2018 are as follows:

2018 (remaining three months)	$876
2019	4,370
2020	3,749
2021	2,982

$11,977

Legal Matters

        In conducting its activities, the Company, from time to time, is subject to various claims and also has claims against others. In management's opinion, the ultimate resolution of such claims would not have a material effect on the financial position of the Company. The Company accrues for these claims when amounts due are probable and estimable.

        The Company accrued $1,000 as of December 31, 2017 and September 30, 2018 in relation to certain pending lawsuits filed against the Company by former employees.

        As discussed in Note 4, the purchase price for NuTech Medical included $7,500 of future payments issued as deferred acquisition consideration. As of September 30, 2018, the Company has paid $2,500 in deferred acquisition consideration. The amount, if any, of the remaining $5,000 of deferred acquisition consideration plus accrued interest owed to the sellers of NuTech Medical is currently in dispute. The Company has asserted certain claims for indemnification that would offset in whole or in part its payment obligation and the sellers of NuTech Medical have filed a lawsuit alleging breach of contract and seeking specific performance of the alleged payment obligation and attorneys' fees.

24. Related Parties

        The due to affiliates balance represents unsecured advances from the related party investors. The advances are due on demand and accrue interest at a rate of 1.6%. The advances are subject to a subordination agreement with the Company's lenders and therefore not expected to be paid within the next twelve months and accordingly are not included in current liabilities (See Note 13). Long-term debt—affiliates and capital lease obligations to affiliates are further described in Notes 13 and 15, respectively. Notes receivable from related parties are further described in Note 10.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (Continued)

(Amounts in thousands, except share and per share amounts)

24. Related Parties (Continued)

        On March 24, 2017, the Company purchased NuTech Medical from its sole shareholder for approximately $12,000 in cash, $7,500 in deferred acquisition consideration and 1,794,455 shares of the Company's common stock issued to the sole shareholder, which represented more than 5% of the outstanding common stock as of December 31, 2017 (see Note 4). In connection with the acquisition of NuTech Medical, the Company entered into an operating lease with Oxmoor Holdings, LLC, an entity that is affiliated with the sole shareholder, related to the facility at NuTech Medical's headquarters in Birmingham, Alabama. Under the lease, the Company is required to make monthly rent payments of approximately $20 through December 31, 2018. The lease term expires on December 31, 2018.

25. Employee Benefit Plan

        The Company maintains a 401(k) Savings Plan (the "Plan") for all employees. Under the Plan, eligible employees may contribute, subject to statutory limitations, a percentage of their salary to the Plan. Contributions made by the Company are made at the discretion of the board of directors and vest immediately. During the nine months ended September 30, 2017 and 2018, the Company made employer contributions of $755 and $1,464, respectively.

        As part of the NuTech Medical acquisition (see Note 4), the Company inherited the Savings Incentive Match Plan for Employees ("SIMPLE") IRA plan for all eligible former NuTech Medical employees. The plan, which operates as a tax deferred employer-provided retirement plan, allows eligible employees to contribute part of their pre-tax compensation to the plan. Employers are required to make either matching contributions, or non-elective contributions, which are paid to eligible employees regardless of whether the employee made salary-reducing contributions to the plan. Plan participants may elect to make pre-tax contributions up to the maximum amount allowed by the Internal Revenue Service. The Company is required to make matching contributions up to 3% for all qualifying employees. During the nine months ended September 30, 2017, the Company made employer contributions of $49.The Company terminated the SIMPLE IRA plan as of January 1, 2018.

26. Subsequent Events

        The Company has evaluated subsequent events through November 19, 2018, the date on which these consolidated financial statements were issued.

        On October 31, 2018, the Company executed (a) an amendment to its Credit Agreement to extend the maturity date on the $5,000 term loan from the earlier to occur of (i) October 31, 2018 and (ii) 30 days after the date of the occurrence of an initial public offering, to December 31, 2018 and (b) an amendment to the consent agreement to extend the period to modify the existing financial covenants to December 31, 2018 and waive the financial covenant testing requirements for the periods ended October 31, 2018 and November 30, 2018.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Organogenesis Inc.,

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Organogenesis Inc. (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, redeemable common stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company's auditor since 2004.

Boston, Massachusetts
March 23, 2018

ORGANOGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2016	2017
Assets
Current assets:
Cash (VIE restricted 2016: $267)	$1,778	$2,309
Restricted cash	80	49
Accounts receivable, net	19,149	28,124
Due from affiliates (VIE restricted 2016: $4,433)	4,433	—
Inventory	13,220	14,270
Prepaid expenses and other current assets (VIE restricted 2016: $183)	1,820	4,399
Contingent consideration forfeiture rights	—	589

Total current assets	40,480	49,740
Property and equipment, net (VIE restricted 2016: $10,042)	45,474	42,112
Notes receivable from related parties	415	413
Intangible assets, net	11,386	29,759
Goodwill	6,093	25,539
Deferred tax assets	—	424
Other assets	10	735

Total assets	$103,858	$148,722

Liabilities, Redeemable Common Stock and Stockholders' Equity (Deficit)
Current liabilities:
Deferred acquisition consideration	$—	$5,000
Current portion of line of credit	4,869	—
Current portion of notes payable	6,139	—
Current portion of capital lease obligations	189	1,525
Accounts payable	11,771	19,053
Accrued expenses and other current liabilities (VIE non-recourse 2016: $167)	17,644	26,395

Total current liabilities	40,612	51,973
Line of credit, net of current portion	—	17,618
Notes payable, net of current portion (VIE non-recourse 2016: $19,909)	19,909	14,816
Long-term debt—affiliates	53,076	52,142
Due to affiliates	400	4,500
Warrant liability	1,201	2,238
Deferred rent, net of current portion	—	74
Capital lease obligations, net of current portion	3,213	12,390
Other liabilities	1,426	1,526

Total liabilities	119,837	157,277

Commitments and contingencies (Notes 19, 21)
Redeemable common stock, $0.001 par value; 0 and 358,891 shares issued and outstanding at December 31, 2016 and 2017, respectively.	—	6,762
Stockholders' equity (deficit):
Common stock, $0.001 par value; 40,000,000 shares authorized at December 31, 2016 and 2017, respectively, 31,464,067 and 32,996,612 shares issued and outstanding at December 31, 2016 and 2017, respectively	31	33
Additional paid-in capital	33,538	50,059
Accumulated deficit (VIE restricted 2016: $3,297)	(55,647)	(65,409)

Total Organogenesis Inc. stockholders' deficit	(22,078)	(15,317)
Non-controlling interest in affiliates	6,099	—

Total stockholders' deficit	(15,979)	(15,317)

Total liabilities, redeemable common stock and stockholders' equity	$103,858	$148,722

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2015	2016	2017
Net revenue	$98,975	$138,732	$198,508
Cost of goods sold	46,450	48,201	61,220
Gross profit	52,525	90,531	137,288
Operating expenses:
Selling, general and administrative	68,174	93,029	133,717
Research and development	3,882	6,277	9,065
Total operating expenses	72,056	99,306	142,782
Loss from operations	(19,531)	(8,775)	(5,494)
Other income (expense), net:
Interest expense	(3,487)	(5,627)	(8,139)
Interest income	139	153	129
Change in fair value of warrants	—	(737)	(1,037)
Other income (expense), net	277	285	(9)
Total other income (expense), net	(3,071)	(5,926)	(9,056)
Net loss before income taxes	(22,602)	(14,701)	(14,550)
Income tax (expense) benefit	177	(65)	7,025
Net loss and comprehensive loss	(22,425)	(14,766)	(7,525)
Net income attributable to non-controlling interest in affiliates	1,836	2,221	863
Net loss attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,388)

Net loss per share attributable to Organogenesis Inc.—basic and diluted	$(0.78)	$(0.55)	$(0.28)

Weighted average common shares outstanding—basic and diluted	30,966,451	31,131,067	31,466,384

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS'
EQUITY (DEFICIT)

(in thousands, except share amounts)

	Redeemable Common Stock						Total Organogenesis Inc. Stockholders' Equity (Deficit)
			Common Stock					Non- controlling Interest in Affiliates	Total Stockholders' Equity (Deficit)
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount

Balances as of December 31, 2014	—	—	30,546,726	$31	$30,770	$(14,399)	$16,402	$7,242	$23,644
Exercise of stock options	—	—	917,341		1,836	—	1,836	—	1,836
Stock-based compensation expense	—	—	—	—	459	—	459	—	459
Net income (loss)	—	—	—	—	—	(24,261)	(24,261)	1,836	(22,425)
Balances as of December 31, 2015	—	—	31,464,067	31	33,065	(38,660)	(5,564)	9,078	3,514
Stock-based compensation expense	—	—	—	—	473	—	473	—	473
Distributions to non-controlling interests	—	—	—	—	—	—	—	(5,200)	(5,200)
Net income (loss)	—	—	—	—	—	(16,987)	(16,987)	2,221	(14,766)
Balances as of December 31, 2016	—	—	31,464,067	31	33,538	(55,647)	(22,078)	6,099	(15,979)
Shares issued in connection with NuTech Medical acquisition	358,891	6,339	1,435,564	2	10,268	—	10,270	—	10,270
VIE deconsolidation	—	—	—	—	—	(1,374)	(1,374)	(7,962)	(9,336)
Extinguishment of subordinated notes—affiliates	—	—	—	—	4,577	—	4,577	—	4,577
Exercise of stock options	—	—	96,981	—	221	—	221	—	221
Warrants issued in connection with notes payable	—	—	—	—	959	—	959	—	959
Cash contributions from members of affiliates	—	—	—	—	—	—	—	1,000	1,000
Stock-based compensation expense	—	—	—	—	919	—	919	—	919
Accretion of redeemable common shares	—	423	—	—	(423)	—	(423)	—	(423)
Net income (loss)	—	—	—	—	—	(8,388)	(8,388)	863	(7,525)
Balance as of December 31, 2017	358,891	$6,762	32,996,612	$33	$50,059	$(65,409)	$(15,317)	$—	$(15,317)

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2016	2017
Cash flows from operating activities:
Net loss	$(22,425)	$(14,766)	$(7,525)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,063	5,702	3,591
Amortization of intangible assets	1,622	1,617	2,037
Non-cash interest expense	1,151	1,662	2,415
Non-cash interest income	(105)	(108)	(111)
Non-cash rent expense	30	(26)	70
Deferred tax benefit	—	—	(7,301)
Loss (gain) on disposal of property and equipment	72	(9)	(8)
Impairment of notes receivable	—	—	113
Provision (benefit) recorded for sales returns and doubtful accounts	(112)	25	1,166
Provision recorded for inventory reserve	6,903	7,472	5,497
Stock-based compensation	459	473	919
Change in fair value of warrant liability	—	737	1,037
Reduction in contingent earn-out	(3,300)	—	—
Change in fair value of interest rate swap	5	(253)	6
Impairment of intangible assets	240	—	—
Change in fair value of forfeiture rights	—	—	(212)
Changes in operating assets and liabilities:
Accounts receivable	1,406	(6,556)	(7,010)
Inventory	(8,198)	(5,367)	(3,817)
Prepaid expenses and other current assets	308	1,009	(2,680)
Other assets	799	—	—
Accounts payable	2,116	33	3,967
Accrued expenses and other current liabilities	2,363	1,110	982
Accrued interest—affiliate debt	407	2,339	3,190
Deferred revenue	(25)	—	—
Other liabilities	28	35	100

Net cash used in operating activities	(10,193)	(4,871)	(3,574)

Cash flows from investing activities:
Purchases of property and equipment	(510)	(1,361)	(2,426)
Proceeds from disposal of property and equipment	121	115	8
Acquisition of NuTech Medical, net of cash acquired	—	—	(11,790)
VIE deconsolidation	—	—	(666)

Net cash used in investing activities	(389)	(1,246)	(14,874)

Cash flows from financing activities:
Line of credit borrowings (repayment), net	2,056	(2,399)	12,749
Notes payable—related party borrowings (repayment), net	(2,494)	2,398	(1,335)
Repayment on equipment loan	(1,916)	—	—
Repayment of notes payable	—	(5,250)	(6,325)
Proceeds from long-term debt—affiliates	11,095	17,204	—
Distributions to non-controlling interests	—	(5,200)	—
Borrowings from affiliates	209	23	—
Proceeds from the exercise of stock options	1,836	—	221
Cash contributions from members of affiliates	—	—	1,000
Proceeds from capital lease	—	—	16,000
Payments of deferred acquisition consideration	—	—	(2,500)
Payment of debt issuance costs	—	—	(862)

Net cash provided by financing activities	10,786	6,776	18,948

Change in cash and restricted cash	204	659	500
Cash and restricted cash, beginning of year	995	1,199	1,858

Cash and restricted cash, end of year	$1,199	$1,858	$2,358

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,160	$3,965	$5,715
Cash paid for taxes	$529	$29	$96
Supplemental disclosure of non-cash investing and financing activities:
Fair value of warrant issued in connection with Subordinated Notes	$—	$464	$—
Debt issuance costs included in other liabilities	$—	$680	$—
Purchases of property and equipment in accrued expenses	$—	$63	$764
Deferred capital lease obligations	$1,000	$1,100	$2,743
Fair value of warrant issued in connection with notes payable	$—	$—	$959
Extinguishment of Subordinated Notes—affiliates	$—	$—	$4,577
Accretion of redeemable common stock	$—	$—	$423
Shares issued in connection with NuTech Medical acquisition	$—	$—	$16,609
Deconsolidation of variable interest entities, net of cash	$—	$—	$9,052
Issuance of deferred acquisition consideration	$—	$—	$7,500
Issuance of contingent consideration forfeiture rights	$—	$—	$377

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

1. Nature of Business

        Organogenesis Inc. ("Organogenesis" or the "Company") is a leading regenerative medicine company focused on the development, manufacture, and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. The Company's products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. The Company is advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. The Company's solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking. The Company offers differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ambulatory service centers (ASCs) and physician offices. The Company's mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

        The Company offers a comprehensive portfolio of products in the markets it serves that address patient needs across the continuum of care. The Company has and intends to continue to generate data from clinical trials, real world outcomes and health economics research that validate the clinical efficacy and value proposition offered by the Company's products. The majority of the existing and pipeline products in the Company's portfolio have Premarket Application approval, Business License Applicant approval or Premarket Notification 510(k) clearance from the United States Food and Drug Administration ("FDA"). Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, we believe our data and regulatory approvals provide us a strong competitive advantage. The Company's product development expertise and multiple technology platforms provide a robust product pipeline which the Company believes will drive future growth.

        In March 2017, the Company purchased Nutech Medical, Inc. ("NuTech Medical") pursuant to an Agreement of Plan of Merger ("Merger") dated March 18, 2017. As a result of this transaction, NuTech Medical is now a wholly-owned subsidiary of the Company. Under the terms of the Merger, the Company transferred $12,000 in cash, $7,500 of deferred acquisition consideration, 67,555 fully vested common stock options and 1,794,455 shares of the Company's common stock, of which 358,891 shares are redeemable. Results of operations for NuTech Medical are included in the Company's consolidated financial statements from the date of acquisition (See Note 4).

Going Concern

        The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

        Through December 31, 2017, the Company has funded its operations primarily with cash flow from product sales and proceeds from loans from affiliates and entities controlled by its affiliates and third-party debt. The Company has incurred recurring losses since inception, including net losses of $24,261, $16,987 and $8,388 for the years ended December 31, 2015, 2016 and 2017, respectively. In addition, as of December 31, 2017, the Company had an accumulated deficit of $65,409 and working capital deficit of $2,233. The Company expects to continue to generate operating losses for the foreseeable future. As of March 23, 2018, the issuance date of the consolidated financial statements for the year ended December 31, 2017, the Company expects that its cash of $2,309 as of December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business (Continued)

2017, plus cash flows from product sales, availability under the existing line of credit and available proceeds from additional financing raised subsequent to year end (see Note 26), will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through at least March 31, 2019.

        The Company is seeking to raise additional funding through public and/or private equity financings, debt financings or other strategic transactions. The Company may not be able to obtain funding on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company's stockholders.

        The Company expects to continue investing in product development, sales and marketing and customer support for its products. The long-term continuation of the Company's business plan is dependent upon the generation of sufficient revenues from its products to offset expenses, capital expenditures, debt service payments and contingent payment obligations. In the event that the Company does not generate sufficient revenues and is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion, commercialization efforts or capital expenditures, which could adversely affect the Company's business prospects, ability to meet long-term liquidity needs or the Company may be unable to continue operations.

        The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2. Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported consolidated statements of operations during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

        The consolidated financial statements include the accounts of Organogenesis (a Delaware corporation), its wholly owned subsidiary, Organogenesis GmbH (a Switzerland corporation) NuTech Medical from the acquisition date of March 24, 2017, and the accounts of Dan Road Associates, LLC ("Dan Road Associates"), 85 Dan Road Associates, LLC ("85 Dan Road Associates") and Canton 65 Dan Road Associates, LLC ("65 Dan Road Associates") which were variable interest entities requiring consolidation (each a "Real Estate Entity," collectively the "Real Estate Entities") are included in the consolidated financial statements through the deconsolidation date of June 1, 2017, as discussed below.

        Dan Road Equity I, LLC, a wholly owned subsidiary of Dan Road Associates, and 65 Dan Road SPE, LLC, a wholly owned subsidiary of 65 Dan Road Associates, were each formed in 2011. Dan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

Road Equity I, LLC and 65 Dan Road, LLC were formed as special purpose entities ("SPEs") solely to own the real property of its respective parent. As such, in connection with the formation of the SPEs, Dan Road Associates and 65 Dan Road Associates transferred title to the real property held by them, along with the related mortgages and operations, to Dan Road Equity I and 65 Dan Road, LLC respectively.

        On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes which resulted in the removal of the requirement that the Company's affiliates provide personal guarantees for the mortgages. As a result, the Company determined that the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, the Company determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. The Real Estate Entities were deconsolidated and the financial statements as of June 1, 2017 derecognized all assets and liabilities of the Real Estate Entities (See Note 3). The results of operations for the year ended December 31, 2017 include the operations of the Real Estate Entities through the date of deconsolidation. The consolidated balance sheet as of December 31, 2017 does not include the accounts of the Real Estate Entities.

        All significant intercompany balances and transactions have been eliminated in consolidation.

Consolidated Variable Interest Entities

        The Company is required to evaluate its relationships with certain entities which meet the definition of a variable interest entity to determine whether consolidation is required under GAAP, as there exists a controlling financial interest. The Company has considered its relationships with certain entities, some of which are wholly-owned by affiliates of the Company, to determine whether it had a variable interest in these entities and, if so, whether the Company is the primary beneficiary of the relationship.

        In making the determination that an entity meets the definition of a variable interest entity, the Company assesses various factors including voting rights, right to receive residual gain and losses as well as the ability of the entity's equity at risk to finance the future operations of the entity. Significant judgement is required when evaluating the sufficiency of the equity at risk and the Company considers all relevant relationships the entities have related to financing the operations including but not limited to equity investment, debt financing and personal guarantees of equity holders to secure debt financing.

        In evaluating whether or not the Company has a controlling financial interest and would be considered the primary beneficiary of the entity, the Company must determine if it has the ability to control the activities that most significantly impact the economic performance of an entity determined to be a variable interest entity and also if the Company has the obligation to absorb losses or the right to receive residual returns which could be significant to a variable interest entity. The Company considers the following factors in determining if it has the right to control activities of the entity: the purpose and the design of the entity, all relationships the Company has with the entity, as we well as relationships affiliates may have with each entity, to determine who has the power to direct the activities that most significantly impact the economic performance of the entity. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity's future performance and the exercise of professional judgment in deciding which decision making rights are most important. This analysis takes into account power through related parties who also have the ability to assert significant influence on the Company's decision making ability. The Company evaluates

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

all of its economic relationships with variable interest entities to determine the significance of its obligation to absorb losses or right to receive returns including leasing arrangements, residual value guarantees and amounts due to or from the variable interest entities. The Company assesses its determination as the primary beneficiary on an ongoing basis at each balance sheet date.

        The Company is the primary tenant in each of the facilities owned by the Real Estate Entities under long-term leases which were determined to be capital leases which would effectively act as a residual guaranty on the value of the assets of the Real Estate Entities. Furthermore, the Company has made substantial improvements to each of the buildings, all of which transfer residual value to the Company.

        As a result, the accounts and transactions of the Real Estate Entities are consolidated, for financial reporting purposes, until derecognized. The non-controlling interest in the Real Estate Entities are reported as non-controlling interest in affiliates in the equity section of the consolidated balance sheets, and the non-controlling interest in earnings are reported as net income attributable to non-controlling interest in affiliates in the consolidated statements of operations and comprehensive loss. Losses generated by the Real Estate Entities prior to 2008, which occurred prior to the adoption of FIN 46 and subsequently ASU 810 were recorded in the Company's retained earnings and remained constant until the Real Estate Entities were deconsolidated on June 1, 2017.

        Although the Company consolidated all of the assets and liabilities of the Real Estate Entities, the assets of the Real Estate Entities were not available to settle obligations of the Company and the creditors of the Real Estate Entities did not have recourse against the assets of the Company, except as provided for contractually.

Segment Reporting

        Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance for the organization. The Company's chief decision maker is the Chief Executive Officer. The Company's chief decision maker reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. Accordingly, the Company has determined that it has a single operating segment—regenerative medicine.

        The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company's portfolio includes regenerative medicine products in various stages, ranging from preclinical to late stage development, and commercialized advanced wound care and surgical and sports medicine products which support healing across a wide variety of wound types at many different types of facilities.

Cash

        The Company primarily maintains its cash in bank deposit accounts in the United States which, at times, may exceed the federally insured limits. The Company has not experienced losses in such accounts and believes it is not exposed to significant credit risk on cash. For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2016 or 2017.

Restricted Cash

        The Company had restricted cash of $80 and $49 as of December 31, 2016 and 2017, respectively. Restricted cash represents employee deposits in connection with the Company's health benefit plan.

Accounts Receivable

        Accounts receivable are stated at invoice value less estimated allowances for sales returns and doubtful accounts. The Company estimates the allowance for sales returns based on a historical percentage of returns over a twelve-month trailing average of sales. The Company continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers' inability to make required payments. The Company considers factors when estimating the allowance for doubtful accounts such as historical experience, credit quality, age of the accounts receivable balances, geographic related risks and economic conditions that may affect a customer's ability to pay. In cases where there are circumstances that may impair a specific customer's ability to meet its financial obligations, a specific allowance is recorded against amounts due, thereby reducing the net recognized receivable to the amount reasonably believed to be collectible. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories

        Inventories are stated at the lower of cost or net realizable value. Cost is recorded on the first-in, first-out method. Work in process and finished goods include materials, labor and allocated overhead. Inventory also includes cell banks and the cost of tests mandated by regulatory agencies of the materials to qualify them for production.

        The Company regularly reviews inventory quantities on hand and records a provision to write down excess and obsolete inventory to its estimated net realizable value based upon management's assumptions of future material usage, yields and obsolescence, which are a result of future demand and market conditions and the effective life of certain inventory items.

        The Company also tests other components of its inventory for future growth projections. The Company determines the average yield of the component and compares it to projected revenue to ensure it is properly reserved.

Property and Equipment, Net

        Property and equipment are recorded at cost and depreciated over the estimated useful lives of the respective asset on a straight-line basis. As of December 31, 2016 and 2017, the Company's property

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

and equipment consisted of buildings, building and land improvements, furniture and computers, and equipment. Property and equipment estimated useful lives are as follows:

Buildings	39 years
Leasehold improvements	Lesser of the life of the lease or the economic life of the asset
Furniture and computers	3 - 5 years
Equipment	5 - 10 years

        Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major improvements that extend the useful lives of the related asset are capitalized and depreciated over their remaining estimated useful lives. Construction in progress costs are capitalized when incurred until the assets are placed in service, at which time the costs will be transferred to the related property and equipment accounts, and depreciated over their respective useful lives.

Goodwill

        Business combinations are accounted for under the acquisition method. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

        Goodwill is tested for impairment annually as of December 31, or more frequently when events or changes in circumstances indicate that the asset might be impaired. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition.

        The Company first assesses qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that the fair value of the reporting unit was less than its carrying amount. If after assessing the totality of events or circumstances, the Company were to determine that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the Company would perform a quantitative impairment test.

        The Company compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets, goodwill is not impaired. If the implied fair value of the reporting unit's goodwill is less than the carrying value, the difference is recorded as an impairment loss.

        There was no impairment of goodwill identified during the years ended December 31, 2015, 2016 or 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

Intangible Assets Subject to Amortization

        Intangible assets include intellectual property either owned by the Company or for which the Company has a license. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets include developed technology and patents, trade names, trademarks, independent sales agency networks and non-compete agreements obtained through business acquisitions. Amortization of intangible assets subject to amortization is calculated on the straight-line method based on the following estimated useful lives:

Trade names and trademarks	10 - 12 years
Developed technology	10 - 12 years
Independent sales agency network	3 years
Non-compete agreements	5 years

Impairment of Long-Lived Assets

        Long-lived assets consist primarily of property and equipment and intangible assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group's carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. As of December 31, 2015, the undiscounted cash flows of the patents was determined to be zero which is below the carrying value of the patents, and as a result the Company recognized an impairment charge in the amount of $240 within selling general and administrative expenses in the consolidated statements of operations and comprehensive loss to write the fair value of the patents to zero. The Company did not record any impairment on long-lived assets during the years ended December 31, 2016 or 2017.

Deferred Financing Costs

        The Company adopted the provisions of ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, issued by the FASB in August 2015, which allows debt issuance costs associated with line-of-credit arrangements to be classified as an asset. Accordingly, the Company capitalized certain third-party fees that are directly associated with the Credit Agreement. Deferred financing costs included in the other assets on the consolidated balance sheet were $463 as of December 31, 2017 and are amortized over the term of the agreement.

Debt Issuance Costs

        The Company early adopted the provisions of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, issued by the FASB in April 2015, which simplifies the presentation of debt issuance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

costs. Accordingly, the Company presents debt issuance costs as a direct reduction from the carrying amount of the associated debt on the consolidated balance sheet. As of December 31, 2016, debt issuance costs totaled $195 as a direct reduction from the carrying amount of note payable—affiliates on the consolidated balance sheet. As of December 31, 2017, debt issuance costs totaled $6,424, with $1,079 as a direct reduction from the carrying amount of note payable, and $5,345 as a direct reduction from the carrying amount of the long-term debt—affiliates, on the consolidated balance sheet.

Deferred Offering Costs

        The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders' equity (deficit) as a reduction of proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations. The Company recorded $0 and $2,724 of deferred offering costs as of December 31, 2016 and 2017, respectively, to prepaid expenses and other current assets within the consolidated balance sheets.

Interest Rate Swaps

        The Real Estate Entities utilize interest rate swaps to manage the economic impact of fluctuations in interest rates. The Real Estate Entities do not use interest rate swaps for speculative or trading purposes. Periodically, the Real Estate Entities enter into interest rate swap agreements to modify the interest characteristics of the outstanding debt. The Real Estate Entities' interest rate swaps have not been designated as hedging instruments, and as such, the fair value of these instruments is recorded as an asset or liability on the consolidated balance sheet with change in the fair value of the instruments recognized as income or expense in the current period as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss.

        All interest rate swaps are recorded on the balance sheet at fair value. The fair values of the Company's interest rate swaps are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets, which represent level 2 inputs as defined by GAAP.

Warrant Liability

        In connection with entering into the subordinated notes agreement (see Note 13), the Company agreed to issue warrants to purchase common stock to the debtors under the agreement. The Company classifies the warrants as a liability on its consolidated balance sheet because each warrant provides for down-round protection which causes the exercise price of the warrants to be adjusted if future equity issuances are below the current exercise price of the warrants. The price of the warrant will also be adjusted any time the price of another equity-linked instrument changes. The warrant liability was initially recorded at fair value upon entering into the Subordinated Notes agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

recognized until the warrants are exercised, expire or qualify for equity classification. The Company has and will continue to reassess the warrant classification at each balance sheet date.

Revenue Recognition

        Revenue from product sales is recognized upon delivery, after risk of ownership passes to the customer in accordance with a purchase order which includes a fixed price, collection is probable, and no performance obligations exist. Product shipped to customers in advance of the receipt of a purchase order is not recognized as revenue or cost of goods sold until the purchase order is received. Revenue is recorded net of a provision for estimated sales returns and early payment discounts, which are accrued at the time revenue is recognized, based upon historical experience and specific circumstances.

Shipping and Handling

        The Company records amounts incurred related to shipping and handling costs as a cost of goods sold.

Product Warranties

        Each of the Company's products carry product warranties, which generally provide customers the right to return defective product during the specified warranty period for replacement at no cost to the customer. The Company did not record any reserves for product warranties as of December 31, 2016 or 2017.

Stock-Based Compensation

        The Company measures stock-based awards granted to employees based on the fair value of the awards on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Generally, the Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

        The Company recognizes stock-based compensation expense within the consolidated financial statements for all share-based payments based upon the estimated grant-date fair value for the awards expected to ultimately vest.

        The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company's stock options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

        From 2010 through 2013, the Company had a loan program that permitted certain officers of the Company to borrow funds secured by their individual equity holdings in Company stock and options (see Note 10).

Advertising

        Advertising costs are expensed as incurred and are included in selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. Advertising costs were approximately $1,281, $1,196 and $947 for the years ended December 31, 2015, 2016 and 2017, respectively.

Research and Development Costs

        Research and development expenses relate to the Company's investments in improvements to manufacturing processes, product enhancements to currently available products, and additional investments in the Company's product pipeline and platforms. Research and development costs also include expenses such as clinical trial and regulatory costs. The Company expenses research and development costs as incurred.

Interest Income

        Interest income is primarily recognized by the Company for interest earned on Employee Loans (see Note 10) and interest earned by the Real Estate Entities on loans entered into by the entities through the date of deconsolidation on June 1, 2017.

Foreign Currency

        The Company's functional currency, including the Company's Swiss subsidiary, Organogenesis GmbH, is the U.S. dollar. Foreign currency gains and losses resulting from re-measurement of assets and liabilities held in foreign currencies and transactions settled in a currency other than the functional currency are included separately as non-operating income or expense in the consolidated statements of operations and comprehensive loss as a component of other income (expense), net. The foreign currency amounts recorded for all periods presented were insignificant.

Income Taxes

        The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company's tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company annually assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

        The Company accounts for uncertain income tax positions recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Fair value of financial instruments

        Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

        The carrying values of accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The Company's interest rate swaps are carried at fair value, determined according to Level 2 inputs in the fair value hierarchy described above (see Note 5). The interest rate swaps are valued based on the prevailing market yield curve on the date of measurement, which represents a Level 2 measurement. The Company's warrant liability is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (see Note 5). The warrant liability is valued utilizing a Binomial Lattice pricing model which includes both observable and unobservable inputs, which represents a Level 3 measurement (see Note 13). The Company's contingent consideration forfeiture rights asset is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (see Note 5). The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of FDA Event, the number of common shares to be forfeited, which is subject to negotiation, and the fair value per share of its common shares, by completing a third-party valuation of its common shares. The carrying values of outstanding borrowings under the Company's debt arrangements (see Notes 13 and 14) approximate their fair values as determined based on a discounted cash flow model, which

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

represents a Level 3 measurement. The interest rate associated with certain of the 2016 Loans (see Note 13) is 1.6% which is below the prevailing interest rate for debt arrangements as these transactions are with related parties and not considered "arm's length" transactions.

        The Company's estimate of the fair value of long-term debt—affiliates is based on the present value of future cash flows calculation. The discount rate applied considered the subordinate nature of this debt to the Company's senior and mezzanine debt and the return a third party would be expected to require for a similar instrument over the estimated time to liquidation. As of December 31, 2016, the carrying amount for long-term debt—affiliates was $53,076. As of December 31, 2016, the fair value for long-term debt—affiliates was $43,890. As of December 31, 2017, the carrying amount for long-term debt-affiliates was $52,142. As of December 31, 2017, the fair value for long-term debt-affiliates was $35,161.

Net Loss per Share

        The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

        Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, warrants to purchase shares of common stock and unvested restricted stock are considered potential dilutive common shares.

Medical Device Excise Tax

        Effective January 1, 2013, the U.S. government implemented a medical device excise tax equal to 2.3% of product sales for companies selling medical device products, which it subsequently suspended for the period from January 1, 2016 to December 31, 2017. Medical device excise tax was $2,123 for the year ended December 31, 2015 and recorded within selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss. There was no medical device excise tax during the years ended December 31, 2016 or 2017.

Emerging Growth Company

        On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. The disclosure in these financial statements reflects the same disclosure that the Company would include if

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

it were a public company and had elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election would allow the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, the Company's financial statements may not be comparable to companies that comply with public company effective dates.

Recently Adopted Accounting Pronouncements

        In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception ("ASU 2017-11"). Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II replaces the indefinite deferral for certain mandatorily redeemable non-controlling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. ASU 2017-11 is required to be adopted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company early adopted ASU 2017-11 as of January 1, 2016. The adoption of the standard did not have a material impact on the Company's financial statements as the down-round provisions contained in the warrants issued with the 2016 Loans (discussed in Note 13) contain provisions for resets in the warrant strike price that are dependent upon resets in other instruments subsequent to their initial issuance.

        In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which eliminates Step 2 from the goodwill impairment test. This ASU is effective for fiscal years beginning after December 15, 2019. The amendments in this update should be applied on a prospective basis. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The Company early adopted the standard for the annual goodwill impairment test on December 31, 2017. The adoption did not have a material impact on the consolidated financial statements.

        In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory ("ASU 2015-11"). Update No. 2015-11 more closely aligns the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards by requiring companies using the first-in, first-out and average cost methods to measure inventory using the lower of cost and net realizable value, where net realizable value is the estimated distribution prices of the inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Update No. 2015-11 is effective for annual reporting periods beginning after December 15, 2016 and interim periods within those fiscal years. Update No. 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company has reflected the adoption in the consolidated financial statements. The adoption did not have a material impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2017-09 will have on its consolidated financial statements.

        In January 2017, FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2017-01 will have on its consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory ("ASU 2016-16"), which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2016-16 will have on its consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows to eliminate diversity in practice. Specifically relating to contingent consideration payments made after a business combination, an entity should classify cash payments that are not made within a relatively short period of time after a business combination to settle a contingent consideration liability as financing and operating activities. The portion of cash payment up to the acquisition date fair value of the contingent consideration liability (including measurement period adjustments) is classified as a financing activity and the portion paid in excess of the acquisition date fair value is classified as an operating activity. The new standard is effective for fiscal years beginning after December 15, 2017 and interim periods therein. Early adoption is permitted however all of the amendments must be adopted in the same period and interim period adoption requires adjustments to be reflected as of the beginning of the fiscal year. The guidance is to be applied on a retrospective basis with relevant disclosures under ASC 250. The Company is currently evaluating what impact, if any, that the standard will have on its consolidated financial statements.

        In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the statement of operations when the awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also clarifies that all cash payments made on an employee's

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

behalf for withheld shares should be presented as a financing activity on the statement of cash flows, and provides an accounting policy election to account for forfeitures as they occur. ASU No. 2016-09 is effective for public entities with annual periods beginning after December 15, 2016, and interim periods within those years. ASU No. 2016-09 is effective for private entities with annual periods beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, but all of the guidance must be adopted in the same period. The adoption of this standard is not expected to have a significant impact on the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"). The purpose of this amendment requires the recognition of lease assets and lease liabilities by lessees for those leases longer than twelve months. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 for public business entities, and for all other entities, for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating what impact, if any, that the standard will have on its consolidated financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The new standard provides a five-step framework whereby revenue is recognized when promised goods or services are transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires enhanced disclosures pertaining to revenue recognition in both interim and annual periods. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017, and for private entities for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of the standard is permitted for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations ("ASU 2016-08"), which further clarifies the implementation guidance on principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments in this update reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments in this update also provide implementation guidance on determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"), which clarifies the objective of the collectability criterion, presentation of taxes collected from customers, non-cash consideration, and contract modifications at transition, completed contracts at transition and how guidance in ASU 2014-09 is retrospectively applied. In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20"), which amends narrow aspects of the guidance in ASU 2014-09. ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 have the same effective dates and transition requirements as ASU 2014-09. Under this ASU the Company can elect to adopt it on a full

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Significant Accounting Policies (Continued)

retrospective or as a modified retrospective approach. The Company has evaluated the two adoption methods and will adopt the new ASU on a modified retrospective approach. The Company is currently evaluating the timing as well as the expected impact that the standard could have on the Company's consolidated financial statements and related disclosures as the Company will adopt the standard with the private companies' adoption date. As the new standard will supersede substantially all existing revenue recognition guidance, the Company believes it could impact the revenue recognition for a significant number of its revenue streams, in addition to its business processes and information technology systems. As a result, the Company has established a cross-functional coordinated team to implement the new revenue recognition standard. The Company is in the process of implementing changes to its processes and internal controls to meet the standard's reporting and disclosure requirements.

3. Real Estate Entities

        On June 1, 2017, Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates entered into amendments to their respective mortgage notes whereby the Company's affiliates contributed equity to the entities which was used to pay down the mortgage notes. This resulted in the removal of the requirement that the Company's affiliates provide personal guarantees for the loans and as a result, the Company determined that the Real Estate Entities no longer met the definition of a variable interest entity. Accordingly, the Company determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. Prior to the amendment, the Company was deemed to have had a variable interest in Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates; and Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates were deemed to be variable interest entities of which the Company was the primary beneficiary. As a result, the Company has consolidated the results of the Real Estate Entities since 2011 (lease inception), and, prior to the amendments to the mortgage notes, recognized a non-controlling interest in its consolidated balance sheet.

        The following table shows the VIE deconsolidation as of June 1, 2017:

June 1, 2017	Dan Road Associates	85 Dan Road Associates	65 Dan Road Associates	Total
Cash	$247	$51	$368	$666
Due from affiliates	2,018	6,414	4,448	12,880
Prepaid expenses and other current assets	126	—	—	126
Total current assets	2,391	6,465	4,816	13,672
Property and equipment	3,149	3,982	2,801	9,932
Total assets	$5,540	$10,447	$7,617	$23,604
Accrued expenses and other current liabilities	$(8)	$(52)	$(43)	$(103)
Notes payable, net of current portion	(7,029)	(6,389)	(5,186)	(18,604)
Other liabilities	(232)	—	—	(232)
Total liabilities	(7,269)	(6,441)	(5,229)	(18,939)
Net assets	(1,729)	4,006	2,388	4,665
Accumulated deficit	3,297	—	—	3,297
Non-controlling interest in affiliates	1,568	4,006	2,388	7,962
Consideration transferred	—	—	—	—
Gain (loss) on deconsolidation	$—	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

3. Real Estate Entities (Continued)

        As of June 1, 2017, the Real Estate Entities were deconsolidated and the Company derecognized all assets and liabilities of the Real Estate Entities, which resulted in no gain or loss being recorded as no consideration was transferred and no non-controlling interests were retained by the Company. The Company will continue to assess its relationships with the Real Estate Entities in the future to determine if reconsolidation would be necessary as facts and circumstances change.

        The Company determined that it was the primary beneficiary of the Real Estate Entities, each of which is owned by affiliates of the Company and as a result the Company was required to consolidate the financial results of these entities. The following table includes the amounts recorded within the Company's December 31, 2016 consolidated balance sheet that relate to the Real Estate Entities. The amounts presented in this table do not reflect elimination adjustments recorded upon consolidation of the Real Estate Entities and therefore may vary from the amounts presented in parentheses on the December 31, 2016 consolidated balance sheet.

December 31, 2016
Cash	$267
Due from affiliates	12,618
Prepaid expenses and other current assets	183
Total current assets	13,068
Property and equipment, net	10,042
Total assets	$23,110
Current portion of notes payable	$—
Accrued expenses and other current liabilities	167
Total current liabilities	167
Notes payable, net of current portion	19,909
Other liabilities	232
Total liabilities	20,308
Accumulated deficit	(3,297)
Non-controlling interest in affiliates	6,099
Total members' equity	2,802
Total liabilities and members' equity	$23,110

4. Acquisition of NuTech Medical

        On March 18, 2017, the Company and Prime Merger Sub, LLC ("Merger Sub"), a wholly owned subsidiary organized for the purposes of this transaction, entered into an Agreement and Plan of Merger (the "Agreement") to acquire all of the outstanding shares of capital stock in NuTech Medical, an Alabama-based market leader in the surgical and biologics arena.

        On March 24, 2017, upon consummation of this transaction, NuTech Medical was merged into Merger Sub, and Merger Sub became the surviving entity. The acquisition was completed as a strategic investment to enhance the Company's ability to offer a more dynamic and competitive line of complementary bio-active and regenerative products.

        This acquisition qualified as a business combination under FASB ASC 805 and the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values. The excess of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

4. Acquisition of NuTech Medical (Continued)

the purchase price over the fair value of the tangible and identifiable intangible assets acquired less the liabilities assumed has been recorded as goodwill. The goodwill of $19,446 arising from the acquisition consists largely of expected changes from improvements to the Company's competitive position due to technological research, trade synergies, and the assembled workforce.

        The following table summarizes the estimated fair value of the consideration transferred, fair values of the assets acquired and liabilities assumed by the Company, and the resulting goodwill:

Consideration
Cash	$12,000
Common stock	2,515
Redeemable common stock	6,339
Restricted common stock	7,548
Stock options	207
Deferred acquisition consideration	8,000
Working capital adjustment	(500)
Contingent consideration forfeiture rights	(377)
Total consideration	35,732
Common stock transferred	(16,402)
Deferred acquisition consideration	(7,500)
Common stock options issued	(207)
Contingent consideration forfeiture rights	377
Cash received	(210)
Cash paid	$11,790
Allocated as follows:
Cash	$210
Accounts receivable	3,131
Inventory	2,730
Other current assets	51
Property and equipment	284
Goodwill	19,446
Identifiable intangible assets	20,410
Total assets acquired	46,262
Accounts payable	2,850
Accrued expenses and other current liabilities	803
Deferred tax liability	6,877
Total liabilities assumed	10,530
Net assets acquired	$35,732

        The purchase price of $35,732 consisted of cash consideration, the fair value of common stock of the Company, options to purchase common stock of the Company, a note payable to the sellers, and contingent consideration forfeiture rights as follows:(23)

  •
  $12,000 cash consideration paid at closing;

(23)
Note to Foley: Please update.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

4. Acquisition of NuTech Medical (Continued)

  •
  $8,000 of future payments issued as deferred acquisition consideration that accrues interest at a rate of 6% per annum. The deferred acquisition consideration will be paid $1,000 quarterly for the first 12-months less a working capital adjustment of $500, and $4,000 plus accrued interest will be paid on the 15-month anniversary of the closing;

  •
  issuance of 358,891 non-restricted shares of common stock at an acquisition date fair value of $7.01 per share for a value of $2,515;

  •
  issuance of 358,891 redeemable shares of common stock valued at an acquisition date fair value of $17.66 per share for a total fair value of $6,339; the put right associated with the shares of common stock allows the holder to put the shares back to the Company at an agreed-upon exercise price of $18.84 per share on the second anniversary of the closing. The Company also has the right to call the shares at an agreed-upon exercise price of $18.84 per share on the second anniversary of the acquisition. The acquisition date fair value of the shares containing the put and call rights was determined by calculating the present value of $18.84 at a discount rate of 2.91% over a two-year period;

  •
  issuance of 1,076,673 restricted shares of common stock which are subject to forfeiture in the event certain adverse FDA events occur during the one-year period following the acquisition. In accordance with business combination guidance, the Company contingently bifurcated the forfeiture right asset and recorded it at a fair value of $377 on the date of the acquisition. The forfeiture right asset will be remeasured at each balance sheet date with the change in the fair value being recorded in the consolidated statement of operations and comprehensive loss. These shares were valued at $7,547 which incorporated the fair value of the Company's common stock at the acquisition date and the Company's estimate of the probability of the forfeiture provisions occurring and the ultimate amount of shares expected to be forfeited in the event a forfeiture event occurs. The forfeiture percentage was based on the Company's analysis of similar products and their history of these regulatory requirements; and

  •
  issuance of 67,555 fully-vested options granted to certain key employees of NuTech Medical. The options were valued at $207.

        There was a $500 reduction to the purchase price due to changes in the amount of working capital acquired. This $500 was recovered by the Company through the reduction of the second quarterly payment of the deferred acquisition consideration.

        The Company utilized an independent third-party valuation in determining the estimated fair value of the Company's common stock, which resulted in a valuation of common stock of $7.01 per share as of March 24, 2017. The Company estimated the fair value of each stock option vested using the Black-Scholes option-pricing model, which utilized an input of $7.01 for the fair value of the Company's common stock, an assumption of 47.91% for the peer companies' volatility of common stock price, an expected term of 5.0 years, a risk-free interest rate of 1.93% for a period that approximates the expected term of the stock options and an expected dividend yield of 0%.

        The assets and liabilities of NuTech Medical are recorded in the Company's consolidated financial statements at their estimated fair values. Goodwill, which is not expected to be deductible for statutory tax purposes, is calculated as the excess value of consideration paid over the fair value of assets acquired and liabilities assumed. The purchase price resulted in goodwill of $12,569 net of a discrete tax benefit of $6,877.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

4. Acquisition of NuTech Medical (Continued)

        The historical carrying values of current assets and liabilities approximate their fair value on the date of acquisition due to their short-term nature. Gross accounts receivable of $3,268 were acquired with a fair value of $3,131. Property and equipment was recorded at its fair value on the date of acquisition as determined by the Company. The Company assessed the fair value of the lease agreements for the NuTech Medical office location using a market approach concluding that the terms were at-market value, therefore, no asset or liability was recorded. Valuation of the developed technology intangible asset was derived from the multi-period excess earnings method, which takes into account the return on the investment of the asset. Valuation of the trade name and trademark intangible asset was derived from the relief from royalty method. Valuation of the distributor network intangible asset was derived from a combination of the cost approach and the distributor income approach method. Valuation of the non-compete agreements intangible asset was derived from the lost profits approach method. The intangible assets will be amortized using accelerated methods, which reflect the pattern in which the economic benefits of the intangible assets are consumed, over a weighted average period of 9.6 years. The excess of the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

        The additional intangible assets recorded are not deductible for statutory tax purposes. As such, a deferred tax liability of $6,877 associated with the non-deductible intangibles and other differences between the carry over basis of assets acquired and assets assumed and their fair value was recorded with purchase accounting.

        The results of operations of NuTech Medical have been included in the Company's consolidated statements of operations and comprehensive loss from the acquisition date. Since the acquisition date through December 31, 2017, revenue was $22,340 which is included in the Company's consolidated statements of operations and comprehensive loss.

        During the year ended December 31, 2017, the Company recorded $295 of transaction expenses related to third-party legal and accounting services to consummate the Merger. These costs are incorporated into selling, general and administrative expenses in the Company's consolidated statement of operations and comprehensive loss.

        The following table shows the unaudited pro forma statements of operations for the years ended December 31, 2016 and 2017, respectively, as if the NuTech Medical Acquisition had occurred on January 1, 2016. This pro forma information does not purport to represent what the Company's actual results would have been if the acquisitions had occurred as of the date indicated or what such results would be for any future periods.

	For the year ended December 31,
	2016	2017
Net revenue	$163,668	$204,177
Net loss	$(15,528)	$(9,183)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurement of Financial Instruments

        The following tables present information about the Company's financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of December 31, 2016 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Dan Road Associates interest rate swap	$—	$183	$—	$183
	$—	$183	$—	$183
Liabilities:
85 Dan Road Associates interest rate swap	$—	$52	$—	$52
65 Dan Road Associates interest rate swap	—	42	—	42
Warrant liability	—	—	1,201	1,201
Contingent purchase earn-out liability	—	—	—	—
	$—	$94	$1,201	$1,295

	Fair Value Measurements as of December 31, 2017 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Contingent consideration forfeiture rights	$—	$—	$589	$589
	$—	$—	$589	$589
Liabilities:
Warrant liability	$—	$—	$2,238	$2,238
Contingent purchase earn-out liability	—	—	—	—
	$—	$—	$2,238	$2,238

Interest Rate Swaps

        During 2013, 85 Dan Road Associates and 65 Dan Road Associates entered into interest rate swap agreements and, during 2016, Dan Road Associates entered into an interest rate swap agreement. The fair value of the interest rate contracts recorded as liabilities was $94 and $0 as of December 31, 2016 and 2017, respectively, and classified within accrued expenses in the consolidated balance sheets. The fair value of the interest rate contracts recorded as assets was $183 and $0 as of December 31, 2016 and 2017, respectively, and classified within prepaid expenses and other current assets in the consolidated balance sheets. Changes in the fair value of the interest rate swaps are recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2016 and 2017, the Company recorded income of $253 and expense of $(6), respectively, in other income (expense) in the consolidated statements of operations and comprehensive loss. The interest rate swaps are valued based on the prevailing market yield curve on the date of measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurement of Financial Instruments (Continued)

Contingent Consideration Forfeiture Rights

        In connection with the acquisition of NuTech Medical (see Note 4), the Company issued 1,076,673 shares of common stock that are forfeitable upon the occurrence of an adverse FDA event related to certain products acquired from NuTech Medical ("FDA Event") through the one year anniversary of the acquisition date. The fair value of the forfeiture right was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of FDA Event, the number of common shares to be forfeited, which is subject to negotiation, and the fair value per share of its common shares, by completing a third-party valuation of its common shares. The significant unobservable input used in the fair value measurement of the forfeiture right is the fair value per share of the underlying common shares that are subject to forfeit upon the occurrence of the FDA Event of certain products acquired from NuTech Medical. The Company believes that a 10% change in the fair value of the underlying shares would not have a material impact on our financial position or results of operations. The fair value of the Company's common stock was determined using the probability weighted expected return method ("PWERM") which considered the equity holders return under various liquidity event scenarios. The change in the fair value of the contingent consideration forfeiture rights is recorded within selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss.

Contingent Purchase Earn-out

        The contingent purchase earn-out liability associated with the Company's acquisition of Dermagraft from Shire plc was valued at $3,300 by the Company, with input from an independent third-party valuation firm, based on future probability-weighted expected pay-outs as of the date of acquisition. The contingent purchase earn-out liability was payable by the Company upon the achievement of certain revenue targets for the Dermagraft product through December 31, 2018. During the year ended December 31, 2015, the Company recorded a reduction of $3,300 in the contingent earn-out liability resulting in a gain within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. The fair value of the contingent earn-out liability was determined to be $0 at December 31, 2016 and 2017. The fair value of the contingent earn-out liability could change in future periods if the Company realizes a significant increase in sales related to the acquired Dermagraft assets and the Company will reassess the fair value at each balance sheet date.

Warrant Liability

        The warrant liability is the fair value of warrants to purchase common stock that the Company agreed to issue to the debt holders of its obligations under a Subordinated Notes agreement (see Note 12). The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company utilized a Binomial Lattice pricing model with five steps of the binomial tree to estimate the fair value of the warrant liability. Estimates and assumptions impacting the fair value measurement included the estimated probability of adjusting the exercise price of the warrants, the number of common stock for which the warrants will be exercisable, the fair value per share of the underlying common stock issuable upon exercise of the warrants, the remaining contractual term of the warrants, the risk-free interest rate, the expected dividend yield, and the expected volatility of the price of the underlying common stock. The Company determined the fair value per share of its common stock by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

5. Fair Value Measurement of Financial Instruments (Continued)

completing a third-party valuation of its common stock. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its shares. Therefore, it estimated its expected share volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. The significant unobservable inputs used in the fair value measurement of the warrant liability are the fair value per share of the underlying common stock issuable upon exercise of the warrants and the expected volatility of the price of the underlying common stock. The Company believes that a 10% change in the fair value of the underlying shares and expected volatility would not have a material impact on our financial position or results of operations. During the year ended December 31, 2016 and 2017, the Company recorded expense of $737 and $1,038, respectively, for the change in the fair value of the warrant liability on the consolidated statements of operations and comprehensive loss.

        The following table provides a roll forward of the aggregate fair values of the Company's warrant liability and contingent purchase earn-out liability, for which fair value is determined using Level 3 inputs:

	Contingent Consideration Forfeiture Rights	Warrant Liability	Contingent Purchase Earn-out Liability
Balance as of December 31, 2015	$—	$—	$—
Initial fair value of instrument	—	(464)	—
Change in fair value	—	(737)	—
Balance as of December 31, 2016	—	(1,201)	—
Initial fair value of instrument	377	—	—
Change in fair value	212	(1,037)	—
Balance as of December 31, 2017	$589	$(2,238)	$—

6. Accounts receivable, net

        Accounts receivable consisted of the following:

	December 31,
	2016	2017
Accounts receivable	$21,258	$31,349
Less—allowance for sales returns and doubtful accounts	(2,109)	(3,225)
	$19,149	$28,124

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

6. Accounts receivable, net (Continued)

        The Company's allowance for sales returns and doubtful accounts was comprised of the following:

Balance as of December 31, 2015	$3,225
Additions	25
Write-offs	(1,141)
Balance as of December 31, 2016	2,109
Additions	1,166
Write-offs	(50)
Balance as of December 31, 2017	$3,225

7. Inventories

        Inventories, net of related reserves for excess and obsolescence, consisted of the following:

	December 31,
	2016	2017
Raw materials	$7,122	$6,537
Work in process	991	991
Finished goods	5,107	6,742
	$13,220	$14,270

        Raw materials include various components used in the Company's manufacturing process. The Company's excess and obsolete inventory review process includes analysis of sales forecasts and historical sales as compared to inventory, and working with operations to maximize recovery of excess inventory. During the years ended December 31, 2015, 2016 and 2017, the Company charged $6,903, $7,472 and $5,497, respectively, to cost of goods sold within the consolidated statements of operations and comprehensive loss. As of December 31, 2016 and 2017, the Company recorded a reserve for excess and obsolete inventory of $2,904 and $2,954, respectively.

8. Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consisted of the following:

	December 31,
	2016	2017
Deferred offering costs	$—	$2,724
Prepaid rent	387	29
Prepaid subscriptions and licenses	364	584
Prepaid inventory testing	290	36
Prepaid conference and marketing expenses	252	588
Deposits	151	—
Prepaid insurance	56	196
Interest rate swap asset	183	—
Other	137	242
	$1,820	$4,399

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

8. Prepaid Expenses and Other Current Assets (Continued)

        All deposits held by the Company are deposits held by vendors which are expected to be completed released within twelve months and therefore they are properly recorded as current assets.

9. Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2016	2017
Buildings	$9,976	$—
Leasehold improvements	24,491	35,143
Land improvements	2,277	—
Furniture, computers and equipment	35,670	43,375
	72,414	78,518
Accumulated depreciation	(51,195)	(59,212)
Construction in progress	24,255	22,806
	$45,474	$42,112

        On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the property and equipment associated with the Real Estate Entities in the net aggregate amount of $9,932, was derecognized from the Company's consolidated balance sheet (See Note 3).

        Depreciation expense was $6,063, $5,702 and $3,591 for the years ended December 31, 2015, 2016 and 2017, respectively. During the year ended December 31, 2016, the Company disposed of $431 in equipment with accumulated depreciation of $325. Cash proceeds of $115 were received and a gain on disposal of $9 was recorded. During the year ended December 31, 2017, the Company disposed of $418 in equipment with accumulated depreciation of $418. Cash proceeds of $8 were received and a gain on the disposal of $8 was recorded. As of December 31, 2016 and 2017, the Company had $4,319 and $16,298, respectively, of capital leases recorded within leasehold improvements. As of December 31, 2016 and 2017, the Company had $0 and $5,989 recorded within accumulated depreciation and amortization related to capital leases, respectively. Construction in progress primarily represents ongoing construction work on the 275 Dan Road SPE, LLC property (see Note 15). Leasehold improvements at December 31, 2017 includes $618 related to ongoing renovations at 85 Dan Road not yet placed in service.

10. Notes Receivable—Related Parties

        During 2010, the Company's board of directors approved a loan program that permitted the Company to make loans to three officers of the Company (the "Employer Loans") to (i) provide them with liquidity ("Liquidity Loans") and (ii) fund the exercise of vested stock options ("Option Loans"). The Employer Loans mature with all principal and accrued interest due on the tenth anniversary of the issuance date of each subject loan, except that in certain circumstances the Employer Loans may mature earlier. The borrower may prepay all or any portion of his Employer Loan at any time without premium or penalty. The notes are assigned as collateral under the Line of Credit agreement (see Note 14).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

10. Notes Receivable—Related Parties (Continued)

        The Company did not make any new Employer Loans during the years ended December 31, 2015 or 2016 or 2017. However, Employer Loans made in earlier fiscal periods remained outstanding during these periods. Interest on the Liquidity Loans accrues at various rates ranging from 2.30%—3.86% per annum, compounded annually. The Liquidity Loans are secured by stock and options in the Company held by the borrowers. The Company has no personal recourse against the borrowers beyond the pledged shares and options with respect to the Liquidity Loans. In 2013, the Company reserved the total outstanding principal of all the then outstanding loans and the interest on the loan to one former employee as the loans are secured by pledged shares and options which have a limited liquid market for the holder to liquidate the holdings to repay the loans and collectability of the outstanding principal on the loans is not assured. The aggregate principal and interest receivable under the Liquidity Loans as of December 31, 2016 and 2017 was $415 and $413, respectively, and is included in the notes receivable from related parties balance in the consolidated balance sheets. Interest income related to these notes was $105, $108 and $111 for the years ended December 31, 2015, 2016 and 2017, respectively. As part of the separation agreement between the Company and its former CEO entered into in March 2015, the Company agreed that it would forgive one-half of the then outstanding principal balance of the former CEO's Liquidity Loans if the Company completed a liquidity event, as defined in the agreement, prior to the maturity of such loans. A liquidity event includes a change of control of the Company and a firm commitment underwritten public offering of the Company's securities. As of December 31, 2016 and 2017, the former CEO's Liquidity Loans had an outstanding aggregate principal balance of $2,000. As of December 31, 2016 and 2017, the current CEO's Liquidity Loan had an outstanding aggregate principal balance of $996. As of December 31, 2016 and 2017, the Option Loan to one former employee totaled $635 and was secured by 333,000 shares of common stock held by the former employee.

        Interest on the Option Loans accrued at various rates ranging from 2.31%—3.86% per annum, compounded annually. There was no interest income related to the Option Loans for 2015, 2016 and 2017. The Option Loans were also secured by stock and options in the Company held by the borrowers. The Company has full recourse against such pledged shares and options and personal recourse against the borrower for up to 50% of the original principal amount of the Option Loan and 100% of the accrued interest owed to the Company. In accordance with the applicable accounting guidance, the principal balance of the Option Loans was reported as an offset to additional paid-in capital from the exercise of the options. On August 21, 2014, two officers satisfied their outstanding Option Loans by exchanging shares of the Company's common stock being held as collateral equal to the value of their outstanding Option Loans plus accrued interest thereon.

        The Employer Loans accrue interest at various rates ranging from 1.88%—3.86% per annum, compounded annually. The total principal and interest receivable under the Employer Loans as of December 31, 2016 and 2017 was $3,762 and $3,873, respectively. The value of the stock and options securing the Employer Loans as of December 31, 2017 was $3,646. During 2013, the Company recorded an impairment of $3,379 on the employer loans to reserve the total outstanding principal of the loans and on a former employer loan, as uncollectible. During 2017, the Company recorded an impairment of $113 on the Employer Loan to our CEO to reserve the total outstanding interest of the loan as uncollectible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

10. Notes Receivable—Related Parties (Continued)

        As of December 31, 2016 and 2017, notes receivable from related parties consisted of the following:

Balance as of December 31, 2015	$307
Accrued interest	108
Balance as of December 31, 2016	415
Accrued interest	111
Impairment	(113)
Balance as of December 31, 2017	$413

11. Goodwill and Intangible Assets

        During 2017, the Company recorded $19,446 of goodwill associated with the acquisition of NuTech Medical (see Note 4). Goodwill was $6,093 and $25,539 as of December 31, 2016 and 2017, respectively. There were no impairments recorded against goodwill during the years ended December 31, 2016 or 2017.

        Identifiable intangible assets consisted of the following as of December 31, 2016:

	Original Cost	Accumulated Amortization	Net Book Value
Developed technology	$15,720	$(4,650)	$11,070
Trade names and trademarks	450	(134)	316
Total	$16,170	$(4,784)	$11,386

        Identifiable intangible assets consisted of the following as of December 31, 2017:

	Original Cost	Accumulated Amortization	Net Book Value
Developed technology	$29,820	$(6,389)	$23,431
Trade names and trademarks	2,000	(238)	1,762
Independent sales agency network	4,500	(181)	4,319
Non-compete agreements	260	(13)	247
Total	$36,580	$(6,821)	$29,759

        Amortization of intangible assets, calculated on a straight-line basis, was $1,622, $1,617 and $2,037 for the years ended December 31, 2015, 2016 and 2017, respectively. Estimated future annual amortization expense related to these intangibles assets is as follows:

2018	$3,669
2019	5,993
2020	3,192
2021	3,257
2022	3,247
Thereafter	10,401
Total	$29,759

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

12. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2016	2017
Accrued compensation	$9,785	$11,826
Accrued professional fees	466	539
Accrued rent	3,797	8,602
Accrued litigation settlements	1,250	1,000
Accrued royalties	1,187	3,610
Interest rate swap liabilities	94	—
Other	1,065	818
	$17,644	$26,395

13. Long-Term Debt—Affiliates

        Long-term debt payable to affiliates consisted of the following:

	December 31,
	2016	2017
2010 Loans	$19,852	$19,852
2015 Loans	11,294	11,394
2016 Loans	17,000	17,000
Accrued interest	5,791	9,241
	53,937	57,487
Less debt discount	(861)	(5,345)
	$53,076	$52,142

        The Company borrowed the 2010 Loans and the 2015 Loans, collectively the "Loans," from its affiliates, or entities controlled by its affiliates. The Loans are subordinated to amounts outstanding under the Credit Agreement and the Master Lease Agreement ("ML Agreement") (see Note 14). The Loans are secured by substantially all the assets of the Company and require the Company to adhere to certain non-financial covenants. The Company has accrued but not paid interest on the Loans since inception. Events of default have been waived by the lenders each year through 2017 and through the issuance date of these consolidated financial statements.

        The 2010 and 2015 Loans bear interest at an annual rate of 1.6%. The principal plus accrued interest on the loans are due upon or the repayment of the debt to which these notes are subordinated. Therefore, they are classified as long-term liabilities in the consolidated balance sheets for both years ended December 31, 2016 and 2017. Interest expense on these loans totaled $407, $503 and $540 for the years ended December 31, 2015, 2016 and 2017, respectively. The accrued interest on the loans totaled $3,958 and $4,761 as of December 31, 2016 and 2017, respectively.

        In April 2016, the Company issued the 2016 Loans in the aggregate principal amount of $17,000. The 2016 Loans accrue interest at an annual rate of 15%, and require monthly interest-only payments beginning January 2017, with all outstanding principal and accrued interest due upon the repayment of the debt to which these notes are subordinate. The 2016 Loans also require an additional fee of $680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

13. Long-Term Debt—Affiliates (Continued)

initially to be paid in January 2017 but further extended to be paid upon the repayment of the 2016 Loans. The 2016 Loans are collateralized by substantially all assets of the Company and are subordinated to indebtedness under the Credit Agreement and the Master Lease Agreement.

        The Company did not pay the fee of $680 which is included in other liabilities or the accrued interest due on January 31, 2017 and February 28, 2017, respectively. In March 2017, the investors waived the Company's failure to comply with the payment schedule of the original agreement and confirmed that no event of default had occurred. It was further agreed that neither the fee nor any accrued interest will be payable before April 30, 2018, but that interest would accrue on the unpaid fee beginning January 31, 2017 at a rate of 15%.

        In March 2017, in connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans and the 2016 Loans entered into a subordination agreement whereby the loanholders agreed to subordinate all amounts due under the 2010 Loans, the 2015 Loans and the 2016 Loans and all their security interests to the indebtedness and obligations under the Credit Agreement. The Credit Agreement matures in April 2020. In April 2017, in connection with the ML Agreement (See Note 4), the loanholders entered into an additional subordination agreement with the lender. The loanholders also agreed to subordinate all amounts due under the 2010 Loans, 2015 Loans and 2016 Loans and all their security interests to the indebtedness and obligations under the ML Agreement. The maturity date of this additional lender's debt is December, 2022. Due to the effective change in term resulting from the March 2017 subordination agreement, the 2016 Loans were concluded to have been extinguished, and the resulting gain of $2,043 was recorded to additional paid-in capital due to the controlling interest in the Company held by the investors. The Company also concluded that a second extinguishment occurred in April 2017 due to the change in effective maturity date. The resulting gain of $2,534 was also recorded to additional paid-in capital. A debt discount of $4,577 was recorded as a result of these two extinguishments. This discount is being amortized to interest expense using the effective interest method over the term of the 2016 Loans as an increase to the carrying value of the 2016 Loans on the consolidated balance sheets.

        In connection with the issuance of the 2016 Loans, the Company issued to the loanholders warrants to purchase 446,194 shares of common stock at an exercise price of $7.28 per share. The warrants are exercisable immediately and expire during April 2021. The warrants contain a down round protection provision whereby the exercise price and number of shares exercisable upon either the issuance of shares or other equity linked instruments at a price less than $7.28 per share or upon the contractual price reset of other equity linked instruments post issuance. The warrants were determined to be liability classified and are recorded at fair value (see Note 2). The resulting discount on the 2016 Loans at inception was $464. This discount is being amortized to interest expense using the effective interest method over the term of the 2016 Loans as an increase to the carrying value of the 2016 Loans on the consolidated balance sheet (see Note 17).

        Interest expense on the 2016 Loans totaled $2,120 and $2,735 for the years ended December 31, 2016 and 2017, respectively, which includes interest expense related to the amortization of the debt discount of $283 and $92 during the years ended December 31, 2016 and 2017, respectively. As of December 31, 2016 and 2017, respectively, the unamortized debt discount was $861 and $5,345. The accrued interest on the 2016 Loans totals $1,837 and $4,480 at December 31, 2016 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable

        Line of credit and notes payable consisted of the following:

	December 31,
	2016	2017
Line of credit	$4,869	$17,618

Notes payable	$26,243	$15,895
Less debt discount	(195)	(1,079)
Less current maturities	(6,139)	—
Notes payable, net of current portion and debt discount	$19,909	$14,816

Line of Credit

        In September 2011, the Company entered into a credit agreement with a bank to provide a revolving line of credit and a $5,000 term loan (the "LOC"). Amounts outstanding under the LOC accrue interest at a rate per annum equal to the 3 month LIBOR rate plus 3.25%. Advances under the LOC could be requested through September 2016 and were limited to the lesser of $20,000 or the borrowing base, as defined in the LOC as a percentage of eligible accounts receivable less certain reserves and certain other indebtedness (excluding the term loan) extended by the bank to the Company. The LOC is secured by all of the assets of the Company, including rights to intellectual property. The revolving line of credit is cross defaulted with the term loan and the Equipment Line (as defined below) and is subject to financial and nonfinancial covenants, including minimum EBITDA targets and caps on capital expenditures. The Company failed financial and non-financial covenants and these instances of default were waived by the lender in April 2016, and then again in November 2016.

        In January 2016, the Company amended its LOC to waive certain past covenant defaults under the LOC. The line was further amended to reduce the maximum borrowings from the lesser of $20,000 or the borrowing base to the lesser of $9,000 or the borrowing base. The LOC was further amended in April 2016 to increase the maximum borrowings available under the revolving line of credit to $9,250 and extend the maturity date to March 2017. In March 2017, the LOC was repaid by the Company in full from proceeds of the Credit Agreement and discontinued.

        At December 31, 2016, outstanding borrowings under the LOC totaled $4,869 and the amount available for future borrowings was $4,381. The Company recorded interest expense of $260, $181 and $55 for the years ended December 31, 2015, 2016 and 2017, respectively.

Credit Agreement

        On March 21, 2017, the Company entered into a credit agreement (the "Credit Agreement") with Silicon Valley Bank ("SVB") whereby SVB agreed to extend to the Company a revolving credit facility in an aggregate amount not to exceed $30,000 with a letter of credit sub-facility and a swing line sub-facility as a sublimit of the revolving loan facility. The amount available to borrow under both sub-facilities is dependent on a borrowing base, which is defined as a percentage of the Company's book value of qualifying finished goods and eligible accounts receivable. The Credit Agreement requires that a portion of the proceeds be used to pay in full, all amounts then outstanding under the LOC Agreement. As of December 31, 2017, the Company has borrowed an aggregate of $17,618, all of which is in the form of a revolving loan and the total amount available for future borrowings was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

$12,039. Beginning on March 31, interest payments under the credit agreement are payable on the first business day of each calendar month with a final payment on March 7, 2020 ("the Maturity Date") when all amounts of principal and interest become due. The revolving credit facility accrues interest at (i) a rate per annum equal to the greater of the prime rate and the federal funds rate effective for such day plus 0.50%, plus (ii) an applicable margin of either 0.50% or 1.50% depending on the Company's liquidity ratio for the immediately preceding 30-day period; provided, however, that in an event of default, as defined in the Credit Agreement, the interest rate applicable to borrowings will be increased by 2.00%. The Credit Agreement also provides that the Company may voluntarily prepay amounts drawn from the revolving credit facility at any time with no premium or penalty if prepayment is made prior to the Maturity Date.

        In connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans and 2016 Loans entered into a subordination agreement whereby the holders agreed to delay any payments of principal, fees or interest until the SVB Agreement terminates in 2020 (see Note 13).

        In connection with the Credit Agreement, the Company incurred costs of $604, which is recorded as an other asset and amortized over the life of the agreement.

        In connection with the Credit Agreement, on March 21, 2017, the Company repaid all remaining principal and accrued interest outstanding under the LOC Agreement. The Company did not record any associated gain or loss with the extinguishment of the LOC Agreement.

        Borrowings under the credit agreement are collateralized by a first priority lien on substantially all of the Company's assets. The Credit Agreement contains certain financial and nonfinancial covenants, including minimum liquidity ratio and EBITDA targets.

        The Company recognized interest expense under the Credit Agreement of $736 during the year ended December 31, 2017 which includes interest expense related to the amortization of the asset to record deferred financing of $145 during the year ended December 31, 2017. As of December 31, 2017, the unamortized portion of the costs was $459 and recorded within other assets on the consolidated balance sheet. During the year ended December 31, 2017, the Company made no principal payments in connection with the Credit Agreement.

Notes Payable

        The Company had unsecured notes payable to two institutional lenders. The notes were subordinate to all amounts outstanding under the LOC. Interest was paid monthly at an amended rate per annum of 10% (8% from January to April 2016), plus an additional 4% payment in-kind ("PIK") interest was accrued monthly for the term of the debt. Monthly principal payments totaling $375 were scheduled to begin September 2015, subsequently amended to begin February 2016, with the principal and accrued interest payable in August 2017. The notes were subject to debt to equity covenants and certain non-financial covenants. All covenants were waived for years ended December 31, 2015 and 2016. The notes also include warrants to purchase shares of common stock. The warrants were classified as equity and recorded at their relative fair value on the issue date and the carrying value of the debt was reduced by this amount. The notes were being accreted to their par value of $9,000 over the term of the notes on the effective interest method. The carrying value of the notes includes accrued PIK interest totaling $2,400 as of December 31, 2016. The Company was in default of a nonfinancial covenant that was waived by the lenders in April 2016, and then again in October 2016. The unsecured notes payable was $3,739 as of December 31, 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

        In April 2017, the Company repaid the remaining outstanding principal amount of $2,250 and accrued interest amount, including PIK interest amount of $2,512 under the note. The Company did not record any associated gain or loss with this note extinguishment because the carrying value of the note was equal to the outstanding amount. The Company recorded interest expense of $1,312, $1,140 and $252 for the years ended December 31, 2015, 2016 and 2017, respectively.

Master Lease Agreement

        On April 28, 2017, the Company entered into a master lease agreement with Eastward Fund Management LLC that allows the Company to borrow up to $20,000 on or prior to June 30, 2018. The funding is made up of two tranches. The initial funding of $14,000 occurred on the date the agreement was signed. As the Company maintains all the risks and rewards of the leased assets it has been accounted for as a loan. The ML Agreement requires monthly payments of $122 for months 1 through 24 and $452 for months 25- through 60, however, in an event of default, as defined in ML Agreement, the additional interest rate on all unpaid amounts due will be 1.5% and the loan will become due upon written notice. Payments under the ML Agreement are payable on the first day of each month beginning on May 1, 2017 through April 1, 2022 ("the Maturity Date") when all amounts of principal and interest become due. The ML Agreement also provides that the Company may voluntarily prepay the loan at any time; however, if the Company elects to prepay the loan or terminates the loan early within the first 24 months, the Company will pay an additional 3% of the outstanding principal, and any accrued and unpaid interest and fees. This prepayment fee decreases to 2% after the first 24 months. The Company has not accrued for this prepayment fee as it does not intend to prepay the outstanding balance. A final payment fee of 6.5% multiplied by the principal amount of the borrowings under the ML Agreement is due upon the earlier to occur of the first day of the final payment term month or prepayment of all outstanding principal. The Company calculates interest using the effective interest method at an annual effective interest rate of 15%.

        In connection with the ML Agreement, the Company paid fees of $308, which were recorded as a debt discount. The debt discount is reflected as a reduction of the carrying value of the loan payable on the Company's consolidated balance sheet and is being amortized to interest expense over the term of the loan using the effective interest method.

        The loan is secured by substantially all of the Company's tangible and intangible assets. The agreement requires the Company to adhere to certain financial covenants.

        In connection with the ML Agreement, the Company issued a warrant to purchase of 233,010 shares of common stock at $5.15 per share as a pre-condition for the agreement. The warrants became exercisable on April 27, 2017 and were recorded at the relative fair value of $958. The warrants expire on the earlier to occur of ten years from the date of issuance or three years from the effective date of the Company's initial public offering. The warrants were classified as equity and recorded at their relative fair value on the issue date and the carrying value of the debt was reduced by this amount as a debt discount. The debt discount is being amortized to interest expense using the effective interest method over the term of the loan.

        In December 2017, the Company received an additional $2,000 in funding under the ML Agreement. No additional amounts are currently available under the ML Agreement. This additional funding requires additional monthly payments of $18 for months 1 through 24 and $64 for months 25- through 60. Payments for this additional funding under the ML Agreement are payable on the first day

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

of each month beginning on Jan 1, 2018 through Dec 1, 2022 when all amounts of principal and interest become due. A final payment fee of 16.5% multiplied by the principal amount of the additional funding borrowings is due upon the earlier to occur of the first day of the final payment term month or prepayment of all outstanding principal. The Company calculates interest using the effective interest method at an annual effective interest rate of 13.5%.

        The Company recognized interest expense under the ML Agreement of $1,309 during the year ended December 31, 2017 including interest expense related to the amortization of the debt discount of $187 during the year ended December 31, 2017. As of December 31, 2017, the unamortized debt discount was $1,079. During the year ended December 31, 2017, the Company made no principal payments in connection with the ML Agreement.

        Future payments of notes payable, as of December 31, 2017, are as follows:

2018	$—
2019	2,211
2020	4,646
2021	5,384
2022	3,654
Total	$15,895

Notes Payable—Real Estate Entities

        Dan Road Associates.    Dan Road Associates had a mortgage note payable to a bank in monthly installments of $41, including interest at 5.3%, with a payment of the unpaid balance plus accrued interest in June 2016. The monthly payments were based on an amortization period of 20 years. The note was secured by a mortgage on the real estate occupied by the Company and owned by Dan Road Associates and limited personal guarantees from certain affiliates. Interest expense on the mortgage note payable totaled $282 and $279 for the years ended December 31, 2015 and 2016, respectively. The bank also held an escrow account totaling $845 at December 31, 2015, for insurance, real estate taxes and replacement reserves that was included in prepaid expenses. In August 2016, Dan Road Associates entered into a mortgage notes payable in the aggregate amount of $8,255 with a certain lender. The mortgage note payable accrues interest at the LIBOR rate plus 220 basis points, (2.63% at December 31, 2016) and requires monthly payments of principal and interest beginning September 2016, with all outstanding principal and accrued interest due upon maturity in August 2021. The mortgage note payable was secured by a mortgage on the real estate occupied by the Company and, until June 1, 2017, limited personal guarantees from certain affiliates. Dan Road Associates entered into an interest rate swap agreement with a notional amount of $8,325 and a fixed rate of 3.4% in connection with this note. On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the note payable and related interest rate swap associated with the Dan Road Associates was derecognized from the Company's consolidated balance sheet (See Note 3). Accordingly, the carrying value of the notes payable as of December 31, 2016 and 2017 was $8,255 and $0, respectively.

        85 Dan Road Associates.    85 Dan Road Associates has a mortgage note payable to a bank in monthly installments of $25, including interest at the LIBOR rate plus 220 basis points (2.63% at December 31, 2016). The note matures in June 2018. The note was secured by a mortgage on the real

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

14. Line of Credit and Notes Payable (Continued)

estate occupied by the Company and owned by 85 Dan Road Associates and, until June 1, 2017, limited personal guarantees from certain affiliates. 85 Dan Road Associates entered into an interest rate swap agreement with a notional amount of $7,600 and a fixed interest rate of 3.8% in connection with this note. On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the notes payable and related interest rate swap associated with the 85 Dan Road Associates were derecognized from the Company's consolidated balance sheet (See Note 3). Accordingly, the carrying value of the note payable, as of December 31, 2016 and 2017, was $6,505 and $0, respectively.

        65 Dan Road Associates.    65 Dan Road Associates has a mortgage note payable to a bank in monthly installments of $21, plus interest at the LIBOR rate plus 220 basis points (2.63% at December 31, 2016). The note matures in June 2018. The note was secured by a mortgage on the real estate occupied by the Company and owned by 85 Dan Road Associates and, until June 1, 2017, limited personal guarantees from certain affiliates. 65 Dan Road Associates entered into an interest rate swap agreement with a notional amount of $6,088 and fixed interest rate of 3.8% in relation to this note. On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the notes payable and related interest rate swap associated with the 65 Dan Road Associates were derecognized from the Company's consolidated balance sheet (See Note 3). Accordingly, the carrying value of the note payable as of December 31, 2016 and 2017 was $5,280 and $0, respectively.

        The carrying value of the notes payable to Real Estate Entities includes debt issuance costs totaling $195 and $0 as of December 31, 2016 and 2017, respectively.

15. Capitalized Leases

        On January 1, 2013, the Company entered into a capital lease arrangement with 275 Dan Road SPE, LLC for the property located at 275 Dan Road in Canton, MA. 275 Dan Road SPE, LLC is a related party as the owners of the entity are also stockholders of the Company. The Company assessed the entity under the VIE rules in accordance with ASC 810 and concluded that it is not a variable interest entity since it has no debt and has sufficient equity. The lease has a ten-year term and escalating monthly rental payments ending in December 2022.

        On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the Company's financial statements no longer eliminated the impacts of the capital leases for Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates. Accordingly, as of June 1, 2017, the Company recognized the capital lease agreements that the Company entered into with Dan Road Equity, Dan Road Associates and Dan Road SPE for the properties located at 150 Dan Road, Canton, Massachusetts and the office buildings in immediate proximity of the Company's facility in Canton, Massachusetts. Dan Road Equity, Dan Road Associates and Dan Road SPE are related parties as the owners of the entities are also Stockholders' of the Company. The lease agreements with Dan Road Equity I, 85 Dan Road Associates and 65 Dan Road SPE contain escalating monthly rental payments and terminate on December 31, 2022 with yearly renewals for a five-year period.

        The Company records the capital lease asset within property and equipment and the liability is recorded within the capital lease obligations on the consolidated balance sheet.

        In January 2013, the Company entered into a new capital lease agreement with Dan Road Associates that requires escalating monthly rent payments of approximately $87 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

15. Capitalized Leases (Continued)

terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

        In January 2013, the Company entered into a new capital lease agreement with 85 Dan Road Associates that requires escalating monthly rent payments of approximately $70 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

        In January 2013, the Company entered into a new capital lease agreement with 65 Dan Road Associates that requires escalating monthly rent payments of approximately $57 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

        The future lease payments are as follows:

2018	$3,916
2019	4,308
2020	4,308
2021	4,308
2022	4,738
21,577
Less amount representing interest	(7,663)
Present value of minimum lease payments	13,915
Less current maturities	(1,525)
Long-term portion	$12,390

        The Company records the capital lease asset within property and equipment and the liability is recorded within the capital lease obligations on the consolidated balance sheet.

        Rent in arrears for the 275 Dan Road facility totaled $3,797 at December 31, 2016 and is included in accrued expenses. The aggregate rent in arrears for the Dan Road entities is $8,602 as of December 31, 2017 and is included in accrued expenses on the consolidated balance sheet. In addition to rent, the Company is responsible for payment of all operating costs and common area maintenance under the aforementioned leases.

16. Stockholders' Equity

        As of December 31, 2016 and 2017, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue 40,000,000 shares of $0.001 par value common stock.

        Each share of common stock entitles the holder to one vote on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the board of directors. Through December 31, 2017, no cash dividends have been declared or paid.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

16. Stockholders' Equity (Continued)

Redeemable Common Stock

        On March 24, 2017, the Company issued 358,891 shares of common stock in connection with the NuTech Medical acquisition which were recorded at their fair value of $17.66 per share (see Note 4). These shares include a put right allowing the holder to put the shares back to the Company at an agreed-upon exercise price of $18.84 per share on March 24, 2019. The Company also has the right to call the shares at an agreed-upon exercise price of $18.84 per share prior to the second anniversary of the acquisition. These shares have been classified as temporary equity and have been accreted to the full redemption amount of $18.84 per share as the holders have the right to exercise the put right on March 24, 2019. These shares have the same rights and preferences as common stock. During the year ended December 31, 2017, the Company recorded $423 related to the accretion of these shares to their redemption amount.

        As of December 31, 2016 and 2017, the Company had reserved 4,254,622 and 4,390,384 shares of common stock, respectively, for the exercise of outstanding stock options, shares remaining available for grant under the Company's 2003 Stock Incentive Plan (see Note 18) and the exercise of outstanding warrants to purchase shares of common stock (see Note 17).

17. Warrants

        As of each balance sheet date, outstanding warrants to purchase shares of common stock consisted of the following:

	December 31, 2016
Date Exercisable	Number of Shares Issuable	Exercise Price	Exercisable for	Classification	Expiration
November 3, 2010	54,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2013	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2015	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
April 12, 2016	446,194	$7.28	Common Stock	Liability	April 12, 2021
	536,194

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

17. Warrants (Continued)

	December 31, 2017
Date Exercisable	Number of Shares Issuable	Exercise Price	Exercisable for	Classification	Expiration
November 3, 2010	54,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2013	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2015	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
April 12, 2016	446,194	$7.28	Common Stock	Liability	April 12, 2021
April 27, 2017	233,010	$5.15	Common Stock	Equity	Earlier of 4/27/2027 or three years from the effective date of the Company's IPO
	769,204

        In connection with the notes payable issued in 2010, the Company issued warrants to two institutional lenders to purchase an aggregate 54,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $97 was recorded as additional paid-in-capital and a reduction in the carrying value of the related notes payable. Under the terms of the warrant agreement, the Company was required to issue additional warrants to the lenders if any portion of the notes were still outstanding on August 31, 2013 and August 31, 2015.

        In August 2013, the Company issued additional warrants to the same lenders to purchase 18,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $9 was recorded as additional paid-in capital and interest expense.

        In August 2015, the Company issued additional warrants to the same lenders to purchase 18,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $9 was recorded as additional paid-in capital and interest expense.

        The fair value of the warrants was calculated on the dates of grant using the Black-Scholes option pricing model. For the warrants issued in August 2015, the Company assumed a risk-free interest rate of 1.74%, a dividend yield of 0%, an expected volatility of 43.49%, which was calculated based on the historical volatility of comparable peer companies, and a two-year expected life of the warrants.

        In connection with the 2016 Loans, on April 12, 2016, the Company issued to the lenders warrants to purchase up to 446,194 shares of the Company's common stock at an exercise price of $7.28 per share. The warrants were immediately exercisable and have a five-year term, expiring on April 12, 2021. The warrants were classified as a liability and were recorded at fair value on the date of grant. The fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

17. Warrants (Continued)

value of the warrants of $464 was recorded as a warrant liability and a reduction in the carrying value of the related loan. The fair value of the warrants was calculated on the date of grant using the binomial option pricing model. The Company assumed a risk-free interest rate of 1.22%, a dividend yield of 0%, and an expected volatility of 41.36%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of five years. The warrant was revalued at December 31, 2016 using the binomial options pricing model. The Company used a common stock value of $7.01 and assumed a risk-free interest rate of 1.94%, a dividend yield of 0%, an expected volatility of 44.5%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of 4.28 years. The warrant was revalued at December 31, 2017 using the binomial options pricing model. The Company used a common stock value of $10.95 and assumed a risk-free interest rate of 1.98%, a dividend yield of 0%, an expected volatility of 39.0%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of 3.28 years and determined that the fair value of the warrant liability was $2,238. The Company recognized a loss of ($737) and ($1,038) in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2017, respectively, related to the change in fair value of the warrant.

        In connection with the ML Agreement, on April 28, 2017, the Company issued to the lenders warrants to purchase 233,010 shares of the Company's common stock at an exercise price of $5.15 per share as a pre-condition for the agreement. The warrants were immediately exercisable and expire on the earlier of April 27, 2027 or three years from the effective date of the Company's IPO. The warrants were classified as equity as it is exercisable into common stock only and, as such, would not require a transfer of assets and were recorded at fair value which was estimated to be $958 using a probability weighted Black Scholes option pricing model that was based on a 40% chance of an IPO occurring within the next 18 months. Additionally, the model incorporated the following assumptions: 44.81%-57.51% volatility, 1.73%-2.35% risk-free rate, 4.25-10 year expected term, and no dividend yield. The issuance date fair value was recorded as a debt discount and is being amortized as interest expense.

18. Stock Options

2003 Stock Incentive Plan

        The Company's 2003 Stock Incentive Plan, as amended (the "2003 Plan"), provides for the Company to issue restricted stock awards, or to grant incentive stock options or non-statutory stock options. Incentive stock options may be granted only to the Company's employees. Restricted stock awards and non-statutory stock options may be granted to employees, members of the board of directors, outside advisors and consultants of the Company.

        The total number of common shares that may be issued under the 2003 Plan was 4,844,968 shares as of December 31, 2017, of which 95,472 shares remained available for future grants.

        Shares in respect of stock options that are expired or terminated under the 2003 Plan without having been fully exercised will be available for future awards. Shares in respect of restricted stock that are forfeited to, or otherwise repurchased by us, will be available for future awards. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for the grant of awards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

18. Stock Options (Continued)

        The 2003 Plan is administered by the board of directors. The exercise prices, vesting periods and other restrictions are determined at the discretion of the board of directors. Stock options awarded under the 2003 Plan expire 10 years after the grant date. Stock options granted to employees, officers and members of the board of directors of the Company typically vest over four or five years.

        During the years ended December 31, 2016 and 2017, the Company granted options to purchase 0 shares and 895,194 shares, respectively, of common stock to employees. The Company recorded stock-based compensation expense for options granted to employees of $459, $473 and $919 within selling, general and administration expense in the consolidated statement of operations and comprehensive loss during the years ended December 31, 2015, 2016 and 2017, respectively.

        The Company has historically not granted stock options to non-employees.

Stock Option Valuation

        The assumptions that the Company used to determine the grant-date fair value of stock options granted to employees and directors were as follows, presented on a weighted average basis:

Year Ended December 31, 2017
Risk-free interest rate	2.05%
Expected term (in years)	6.25
Expected volatility	45.7%
Expected dividend yield	0.0%
Exercise price	$7.01
Fair value of common share	$7.01

        The Company did not issue any stock options during the year ended December 31, 2016.

Stock Options

        The following table summarizes the Company's stock option activity since December 31, 2016 (in thousands, except share and per share amounts):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)
Outstanding as of December 31, 2016	2,771,560	$2.48	6.50	$12,700
Granted	895,194	7.01
Cancelled / forfeited	(48,325)	3.86
Exercised	(96,981)	2.28
Outstanding as of December 31, 2017	3,521,448	$3.60	6.70	$25,882

Options exercisable as of December 31, 2017	2,256,166	$2.90	5.80	$18,165

Options vested or expected to vest as of December 31, 2017	3,303,646	$3.38	6.51	$25,008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

18. Stock Options (Continued)

        The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company's common stock for those stock options that had exercise prices lower than the fair value of the Company's common stock.

        The weighted average grant-date fair value per share of stock options granted during the year ended December 31, 2017 was $3.28. There were no options granted during the year ended December 31, 2016.

        The total fair value of options vested during the years ended December 31, 2016 and 2017 was $498 and $1,070, respectively.

        As of December 31, 2017, the total unrecognized stock compensation expense was $2,068 and is expected to be recognized over a weighted-average period of 3.37 years.

        During 2011, 2012 and 2013, three of the Company's executives exercised options to purchase 1,575,490 shares of common stock in exchange for partial recourse notes totaling $2,769 which were considered to be nonrecourse (see Note 9). During 2014, two of the Company's executives exchanged 1,242,490 shares of common stock, in return for the cancellation of the associated partial recourse notes totaling $2,134. There were no partial recourse notes issued during the years ended December 31, 2016 or 2017.

        At December 31, 2017, there was one partial recourse note outstanding totaling $635, which was secured with the 333,000 shares and options held by the executive (see Note 10). As a result of the loan still outstanding, the 333,000 options securing the loan are included within the options outstanding and recorded at par value with an offset to additional paid in capital.

19. Royalties

        The Company licenses the use of trademarks and domain names for one of its advanced wound care products from a major pharmaceutical company. Beginning January 2012, the Company was obligated to pay the licensor a royalty based on a percentage of net sales of the product, in perpetuity. Royalty expense was $326, $287 and $292 for each of the years ended December 31, 2015, 2016 and 2017, respectively.

        The Company entered into a license agreement with a university for certain patent rights related to the development, use and production of one of its advanced wound care products. Under this agreement, the Company incurred a royalty based on a percentage of net product sales, for the use of these patents until the patents expired, which was in November 2006. Accrued royalties totaled $1,187 as of December 31, 2016 and 2017, and are classified as part of accrued expenses on the Company's balance sheets. There was no royalty expense incurred during the years ended December 31, 2016 or 2017 related to this agreement.

        In October 2017, the Company entered into a license agreement to resolve a patent infringement claim by a third party. Under the license agreement, the Company is required to pay royalties based on a percentage of net sales of the licensed product that occur, after December 31, 2016, through the expiration date of the underlying patent, subject to minimum royalty payment provisions. The Company recorded royalty expense of $3,122 during the year ended December 31, 2017 within selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss. Also the Company was required to make a payment of $250 to settle any past claims which was accrued at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

19. Royalties (Continued)

December 31, 2016. In addition, the Company is required to make two payments of $200 and $150 in July 2018 and April 2019, respectively, related to maintenance of the underlying patent.

        As part of the NuTech Medical acquisition (see Note 4), the Company inherited certain product development and consulting agreements for ongoing consulting services and royalty payments based on a percentage of net sales on certain products over a period of 15 years from the execution of the agreements. During the year ended December 31, 2017 the Company recognized royalty expense of $25 within selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss.

20. Income Taxes

        On December 22, 2017, the United States enacted new tax reform ("Tax Act"). The Tax Act contains provisions with separate effective dates but is generally effective for taxable years beginning after December 31, 2017. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118) which allows the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, the Company considers the accounting of the transition tax and deferred tax re-measurements to be incomplete due to the forthcoming guidance and ongoing analysis of final year-end data and tax positions. The Company expects to complete its analysis within the measurement period in accordance with SAB 118.

        Included in the Tax Act are provisions which repatriate the aggregate of post-1986 earnings and profits of foreign corporations. The Company has calculated the impact of repatriation on a provisional basis under SAB 118. Repatriation will reduce Federal U.S. tax attributes by $13 for the year ended December 31, 2017. Beginning with the year ending December 31, 2018, the corporate statutory rates on U.S. earnings will be reduced from 35% to 21%. The impact of the future rate reduction resulted in a decrease to the deferred tax assets and an offset to the valuation allowance for the year ending December 31, 2017 by $19,500 relating to the revaluation of the net deferred tax asset.

        The Company is currently evaluating the impact of the Tax Act as it relates to its foreign subsidiary. The Company intends to record any impact currently when it occurs rather than deferring the impact. Other than the repatriation tax referenced above and reduction in statutory rate, the Company does not anticipate the Tax Act will have a material impact on income taxes in future years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

20. Income Taxes (Continued)

        The components of the income tax provision (benefit) consisted of the following for the years ended December 31, 2015, 2016 and 2017:

	Year Ended December 31,
	2015	2016	2017
(Benefit from) provision for income taxes:
Current tax expense (benefit):
State	$(177)	$65	$214
Foreign	—	—	62
Total current tax expense (benefit)	$(177)	$65	$276

Deferred tax expense (benefit)
Federal	$—	$—	$(6,401)
State	—	—	(900)
Total deferred tax expense (benefit)	—	—	(7,301)
Total income tax expense (benefit)	$(177)	$65	$(7,025)

        At December 31, 2017, the Company had available for the reduction of future years' federal taxable income, net operating loss carry-forwards of approximately $127,228 expiring from the year ended December 31, 2018 through 2037, and state net operating loss carry-forwards of approximately $24,011 expiring from the year ended December 31, 2019 through 2037. At December 31, 2017, the Company had available for the reduction of future years' federal taxable income, research and development credits of approximately $761 expiring between December 31, 2018 and December 31, 2037.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2016 and 2017 are as follows:

	December 31,
	2016	2017
Net operating loss carryforwards
Federal	$43,155	$26,725
State	869	1,327
Capitalized research and development	579	101
Other	9,124	8,706
Stock-based compensation	180	293
Fresh start and intangible assets acquired	(182)	(3,757)
Net deferred tax assets before valuation allowance	53,725	33,395
Valuation allowance	(53,725)	(32,971)
Net deferred tax assets	$—	$424

        At December 31, 2016 and 2017, the Company recorded a valuation allowance of $53,725 and $32,971, respectively, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. In 2017, the valuation allowance decreased by $20,754 primarily due

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

20. Income Taxes (Continued)

to the to the revaluation of the deferred tax assets at the revised 21% U.S. federal statutory rate. Current year activity impacting the change in valuation allowance relates primarily to the federal and state net operating losses generated in 2017, which require a valuation allowance. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

        At December 31, 2017, the Company recorded a net deferred tax asset of $424 relating to alternative minimum tax credits which will be refundable under the Tax Act beginning with the 2018 tax return. This deferred tax asset will be realized, regardless of future taxable income, and thus no valuation allowance has been provided against this asset.

        The Company has not recorded withholding taxes on the undistributed earnings of its Swiss subsidiary because it is the Company's intent to reinvest such earnings indefinitely.

        Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating losses and research and development tax credit carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

        The differences between income taxes expected at the U.S. federal statutory income tax rate of 35 percent and the reported consolidated income tax benefit (expense) are summarized as follows:

	December 31,
	2015	2016	2017
United States federal statutory income tax rate	35.0%	35.0%	35.0%
Tax reform act	—%	—%	(134.4)%
Federal valuation allowance	(32.6)%	(30.9)%	147.5%
State valuation allowance	(4.2)%	(3.6)%	3.0%
State income tax, net of federal benefit	3.9%	2.5%	2.3%
Nondeductible expenses	(2.2)%	(3.2)%	(6.8)%
Noncontrolling interest	—%	—%	2.2%
Uncertain tax position reserves	0.9%	(0.2)%	(0.5)%
Effective income tax rate	0.8%	(0.4)%	48.3%

        The Company recognizes the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The amount of unrecognized tax benefits is $3,807, $3,802 and $3,801 as of December 31, 2015, 2016 and 2017, respectively, which have been subject to a full valuation allowance. The net decrease primarily relates to the expiration of the statute of limitations for previously utilized Massachusetts R&D credits and accrued interest on uncertain state tax positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

20. Income Taxes (Continued)

        A tabular roll forward of the Company's uncertainties in its income tax provision liability is presented below:

	Year Ended December 31,
	2015	2016	2017
Gross balance at beginning of year	$3,692	$3,417	$3,663
Additions based on tax positions related to the current year	214	325	231
Reduction for tax positions of prior years	(489)	(79)	(408)
Gross balance at end of year	$3,417	$3,663	$3,486

        The Company files income tax returns in the U.S. federal and state jurisdictions and Switzerland. With limited exceptions, the Company is no longer subject to federal, state, local or foreign examinations for years prior to December 31, 2013. However, carryforward attributes that were generated prior to December 31, 2014 may still be adjusted upon examination by state or local tax authorities if they either have been or will be used in a future period.

        The Company recognizes interest and penalty related expense in tax expenses. There was $119 and $159 of interest recorded for uncertain tax positions for the years ended December 31, 2016 and 2017, respectively, which was classified in accrued expenses in the consolidated balance sheets. These amounts are not reflected in the reconciliation above.

21. Net Loss Per Share

        Basic and diluted net loss per share attributable to Organogenesis Inc. was calculated as follows:

	Year Ended December 31,
	2015	2016	2017
Numerator:
Net loss and comprehensive loss	$(22,425)	$(14,766)	$(7,525)
Less: Net income attributable to non-controlling interests	1,836	2,221	863
Less: Accretion of redeemable common shares	—	—	423
Net loss attributable to Organogenesis Inc.	$(24,261)	$(16,987)	$(8,811)
Denominator:
Weighted average common shares outstanding—basic and diluted	30,966,451	31,131,067	31,466,384
Net loss per share attributable to Organogenesis Inc.—basic and diluted	$(0.78)	$(0.55)	(0.28)

The Company's potentially dilutive securities, which include stock options and warrants to purchase shares of common stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

21. Net Loss Per Share (Continued)

attributable to Organogenesis Inc. for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2015	2016	2017
Options to purchase common stock	2,821,663	2,792,160	3,521,448
Redeemable common stock	—	—	358,891
Warrants to purchase common stock	90,000	536,194	769,204
	2,911,663	3,328,354	4,649,543

22. Product and Geographic Sales

        The following table sets forth revenue by product category:

	Year Ended December 31,
	2016	2017
Advanced Wound Care revenue	$138,732	$178,896
Surgical and Sports Medicine revenue	—	$19,612
Total revenue	$138,732	$198,508

        For the years ended December 31, 2015, 2016 and 2017 revenue generated outside the US represented 1% of total revenue.

23. Commitments and Contingencies

Operating Lease

        During March 2014, in conjunction with the acquisition of Dermagraft from Shire plc, the Company entered into a rental sublease agreement for certain operating and office space in California. The original sublease agreements called for escalating monthly rental payments and was set to expire on January 2017. These sublease agreements were renegotiated in 2016 and subsequently extended through 2021. Rent expense is being recorded on a straight-line basis over the term of the lease. Rent expense associated with this lease agreement for the years ended December 31, 2015, 2016 and 2017 was $3,344, $2,451 and $1,764, respectively.

        During November 2011, the Company entered into vehicle lease and fleet services agreements for the lease of vehicles and service on these vehicles for certain employees. The minimum lease term for each newly leased vehicle is one year with three consecutive one year renewal terms. Lease expense associated with the lease of the vehicles for the years ended December 31, 2015, 2016 and 2017 was $1,489, $1,735 and $2,276, respectively.

        During March 2014, in conjunction with the acquisition of NuTech Medical in March 2017, the Company assumed the lease of the headquarters of NuTech Medical in Birmingham, Alabama. Under the lease, the Company is required to make monthly rental payments of $20 through December 31, 2018. Rental expense associated with this lease for the year ended December 31, 2017 was $180.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

23. Commitments and Contingencies (Continued)

        Future minimum lease payments due under noncancelable operating lease agreements as of December 31, 2017 are as follows:

2018	$3,987
2019	3,486
2020	2,831
2021	1,973
$12,277

Legal Matters

        In conducting its activities, the Company, from time to time, is subject to various claims and also has claims against others. In management's opinion, the ultimate resolution of such claims would not have a material effect on the financial position of the Company. The Company accrues for these claims when amounts due are probable and estimable.

        In February 2011, the Company filed a lawsuit against a former employee of the Company, alleging the breach of an Invention, Non-Disclosure and Non-Competition Agreement with the Company. In February 2015, the case was settled and the Company recorded the settlement of $2,988 in conjunction with the case, which is reported as a gain in selling, general and administrative expenses in the statement of operations.

        The Company also accrued $1,000 as of December 2016 and 2017 in relation to certain pending lawsuits filed against the Company by former employees.

24. Related Parties

        The due to and due from affiliates balances represent unsecured advances to or from the related party investors but not required to be consolidated in these financial statements. The advances are due on demand and accrue interest at a rate of 3.25% (See Note 14).

        On March 24, 2017, the Company purchased NuTech Medical from its sole shareholder for approximately $12,000 in cash, $7,500 in deferred acquisition consideration and 1,794,455 shares of the Company's common stock issued to the sole shareholder, which represents more than 5% of the outstanding common stock as of December 31, 2017 (see Note 4). In connection with the acquisition of NuTech Medical, the Company entered into an operating lease with Oxmoor Holdings, LLC, an entity that is affiliated with the sole shareholder, related to the facility at NuTech Medical's headquarters in Birmingham, Alabama. Under the lease, the Company is required to make monthly rent payments of approximately $20 through December 31, 2018. The lease term expires on December 31, 2018.

25. Employee Benefit Plan

        The Company maintains a 401(k) Savings Plan (the "Plan") for all employees. Under the Plan, eligible employees may contribute, subject to statutory limitations, a percentage of their salary to the Plan. Contributions made by the Company are made at the discretion of the board of directors and vest immediately. During the years ended December 31, 2016 and 2017, the Company made employer contributions of $0 and $179, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

25. Employee Benefit Plan (Continued)

        As part of the NuTech Medical acquisition (see Note 4), the Company inherited the Savings Incentive Match Plan for Employees ("SIMPLE") IRA plan for all eligible former NuTech Medical employees. The plan, which operates as a tax deferred employer-provided retirement plan, allows eligible employees to contribute part of their pre-tax compensation to the plan. Employers are required to make either matching contributions, or non-elective contributions, which are paid to eligible employees regardless of whether the employee made salary-reducing contributions to the plan. Plan participants may elect to make pre-tax contributions up to the maximum amount allowed by the Internal Revenue Service. The Company is required to make matching contributions up to 3% for all qualifying employees. We terminated the SIMPLE IRA plan as of January 1, 2018.

26. Subsequent Events

        The Company has evaluated subsequent events through March 23, 2018, the date on which these consolidated financial statements were issued.

        In February 2018, the Company further amended its Credit Agreement to provide additional flexibility in the financial covenants and revised the borrowing base formula to increase availability. There were no other changes to the terms of the Credit Agreement as a result of the amendment.

        In March 2018, the Company received a guarantee to receive the lesser of $10,000 or 60 days of qualified compensation and related expenses for employees from three members of our board of directors who are also stockholders. Any amounts borrowed will bear an annualized 8% interest rate and any amounts received will be subordinated to the Credit Agreement and ML Agreement. The agreement will remain in effect until the earlier of May 15, 2018 or the closing of an IPO.

INDEPENDENT AUDITORS REPORT

To the Board of Directors
Nutech Medical, Inc.

Report on the Financial Statements

        We have audited the accompanying financial statements of Nutech Medical Target Business (the carve-out of certain operations of Nutech, Medical, Inc.), which comprise the balance sheet as of December 31, 2016, the related statements of operations, change in net owner investment and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutech Medical Target Business (the carve-out of certain operations of Nutech Medical, Inc.) as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Birmingham, Alabama
November 7, 2017

NUTECH MEDICAL TARGET BUSINESS

(Carve-Out of Certain Operations of Nutech Medical, Inc.)

BALANCE SHEET

(presented in thousands)

December 31, 2016
Assets
Current assets:
Accounts receivable, net	$4,045
Inventory, net	2,086
Prepaid expenses and other current assets	175
Total current assets	6,306
Property and equipment, net	315
Intangible assets, net	1,351
Total assets	$7,972

Liabilities and Net Owner investment
Current liabilities:
Accounts payable	$2,324
Accrued liabilities	916
Line of credit	1,959
Total current liabilities	5,199
Commitments and contingencies (Note 7)
Net Owner Investment:
Accumulated net contributions from owner	2,773
Total net owner investment	2,773
Total liabilities and net owner investment	$7,972

The accompanying notes are an integral part of these statements

NUTECH MEDICAL TARGET BUSINESS

(Carve-Out of Certain Operations of Nutech Medical, Inc.)

STATEMENT OF OPERATIONS

(presented in thousands)

Year Ended December 31, 2016
Revenue	$24,936
Cost of revenue	5,901
Gross profit	19,035
Operating expenses:
Research and development	4,217
Sales, general and administrative	19,861
Total operating expenses	24,078
Loss from operations	(5,043)
Interest expense	25
Other expense	10
Net Loss	$(5,078)

The accompanying notes are an integral part of these statements

NUTECH MEDICAL TARGET BUSINESS

(Carve-Out of Certain Operations of Nutech Medical, Inc.)

STATEMENT OF CHANGE IN NET OWNER INVESTMENT

(presented in thousands)

Total Net Owner Investment
Balance at December 31, 2015	$8,151
Distributions	(300)
Net loss	(5,078)
Balance at December 31, 2016	$2,773

The accompanying notes are an integral part of these statements

NUTECH MEDICAL TARGET BUSINESS

(Carve-Out of Certain Operations of Nutech Medical, Inc.)

STATEMENT OF CASH FLOWS

(presented in thousands)

Year Ended December 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	51
Loss on sale of assets	10
Amortization	450
Depreciation	148
Changes in operating assets and liabilities:
Accounts receivable	1,891
Inventory	270
Prepaid expenses and other current assets	614
Accounts payable	962
Accrued expenses and other current liabilities	(629)
Net cash used in operating activities	$(1,311)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(74)
Net cash used in investing activities	(74)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit, net	1,540
Increase in outstanding checks balance	145
Distributions	(300)
Net cash provided by financing activities	1,385
NET CHANGE IN CASH AND CASH EQUIVALENTS	—
CASH AND CASH EQUIVALENTS—Beginning of period	—
CASH AND CASH EQUIVALENTS—End of period	$—

The accompanying notes are an integral part of these statements

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

1. Organization and Description of Business

        The accompanying financial statements include the historical accounts of the Nutech Medical Target Business (the "Business"), which are part of the entity Nutech Medical, Inc. ("the Company"). The Company is a corporation organized under the laws of the State of Alabama. The Company was incorporated on November 28, 1994 and is headquartered in Birmingham, Alabama. The Business specializes in the surgical biologics arena, and offers a line of products that leverage the healing properties of amniotic tissues and fluids. The Business sells its products domestically throughout the United States via an established independent sales agency network and a direct sales force. The Business includes the NuCel, NuShield, Affinity, ReNu and Matrix product lines and excludes the Allograft and Machined product lines.

        On March 18, 2017, the Company entered into a merger agreement (the "Merger Agreement") by and among Organogenesis Inc. ("Organogenesis"), the Company's sole shareholder and certain other parties pursuant to which the Business became a wholly owned subsidiary of Organogenesis.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The financial statements of the Business have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") from the financial statements and accounting records of the Company using the results of operations and historical cost basis of the assets and liabilities of the Company that comprise the Business. The historical results of operations and the historical cost basis of the assets and liabilities of the Company that do not comprise the Business ("the Remaining Business") are not presented in the accompanying financial statements. These financial statements have been prepared solely to present the Business' historical results of operations, financial position, and cash flows for the indicated period.

        The accompanying financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the Business. Certain shared costs have been allocated between the Business and the Remaining Business based on the inclusion of products and acquired assets associated with those products acquired by Organogenesis. These allocated costs primarily represent shared expenses for administration services, rent, legal fees, general repairs and maintenance, supplies, and utilities. The costs associated with these services and fees have been allocated using the most meaningful respective allocation methodologies, which were primarily based on the proportionate revenue and proportionate assets of the Business and Remaining Business. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of the Company. Consequently, future results of operations will include costs and expenses that may be materially different than the Business' historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the Business' future results of operations, financial position, and cash flows.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

2. Summary of Significant Accounting Policies (Continued)

contingent assets and liabilities at the date of the financial statements and the reported statement of operations during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        As of December 31, 2016, the Business was in an overdraft position. As such, the Business' negative cash balance was re-classed to accounts payable, given the short-term nature of the liability it represented. The Business considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2016, the Business had no cash equivalents.

Accounts Receivable, net

        Credit evaluations of customers' financial condition are performed, and generally no collateral is required. Accounts receivable are carried at their original invoiced amounts, less estimates for returns, discounts, and uncollectible receivables. Uncollectible receivables are based on a review of all outstanding balances at period end. The Business reports accounts receivable net of allowance for doubtful accounts.

        Management determines the allowance for doubtful accounts by identifying troubled accounts and by leveraging historical experience applied to account aging. Management also analyzes delinquent receivables on an ongoing basis and, once these receivables are determined to be uncollectible, they are written-off through the allowance. The allowance for doubtful accounts totaled $88 at December 31, 2016.

        Accounts receivable consisted of the following at December 31, 2016 (in thousands):

2016
Trade accounts receivable	$4,133
Less—allowance for sales returns and doubtful accounts	(88)
$4,045

Inventory

        Inventory is stated at the lower of cost or market, and consists only of finished goods. The Business regularly reviews inventory on-hand and records a provision to write-down inventory to its net realizable value. An inventory reserve is established based on management's assumptions regarding market conditions, future material usage, material shelf-life, spoilage, and potential obsolescence. The allowance for obsolete inventory at December 31, 2016 totaled $147. Total inventory at December 31, 2016 was $2,233.

Property and Equipment, net

        Property and equipment are carried at cost and depreciated over the estimated useful lives of the related assets. Maintenance, repairs, and minor renovations are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

2. Summary of Significant Accounting Policies (Continued)

other income or expense. The Business provides for depreciation of property and equipment using the straight-line method designed to amortize costs over estimated useful lives as follows:

Furniture and fixtures	5 - 7 years
Machinery and equipment	3 - 5 years
Computer software	3 - 5 years
Computer equipment	3 - 5 years

Intangible Assets, net

        Intangible assets include intellectual property either owned or licensed by the Business. As of December 31, 2016, intangible assets consisted of proprietary trade secrets and non-compete agreements. The Business capitalizes all costs related to the acquisition of intangible assets, and amortizes these costs on a straight-line basis over the estimated useful lives of the assets. Management has assigned the following estimated useful lives to the intangible assets listed below:

Trade secrets	10 years
Non-compete agreements	10 years

Impairment of Long-Lived Assets

        The Business reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Factors that the Business considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group's carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. Due to the significant loss sustained during the period, the Business evaluated the respective subsequent cash flows and determined that no impairment of its trade secrets or non-compete agreements had occurred.

Concentrations

        The Business purchases materials from various suppliers throughout the United States of America. At December 31, 2016, approximately 66% of the Business' accounts payable balance was due to two suppliers. During the year ended December 31, 2016, approximately 47% of the Business' purchases were derived from two suppliers.

Revenue Recognition

        The Business sells products direct to end users, and purchases by independent sales agencies, as well as through consignment sales. Revenue from product sales is recognized upon delivery, after risk of ownership passes to the customer in accordance with a purchase order, which includes a fixed price, when collection is probable, and when no future performance obligations exist. Customers do not have

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

2. Summary of Significant Accounting Policies (Continued)

any contractual rights of return or exchange other than for defective product or shipping error; however, in limited situations and at its discretion, the Business does accept returns or exchanges. The independent sales agencies, who sell the products to their customers or sub-distributors, contractually take title to the products and assume all risks of ownership once the product is delivered to the independent sales agency's facility or the end user, as directed. The independent sales agencies are obligated to pay the Business the contractually agreed upon invoice price within specified terms regardless of when, if ever, the products are sold. The independent sales agencies do not have any contractual rights of return or exchange other than for defective product or shipping error.

Advertising Costs

        The Business expenses advertising costs as incurred, and consist primarily of print publications, promotional literature, and sponsorships. Advertising costs totaled $220 for the year ended December 31, 2016.

Shipping and Handling Costs

        The Business records all amounts billed to customers in a sales transaction related to shipping and handling as revenue. The Business records costs related to shipping and handling in cost of revenue in the statement of operations. Shipping and handling costs totaled $596, and shipping and handling revenues totaled $122 for the year ended December 31, 2016.

Research and Development Costs

        Research and development costs incurred related to fees paid to clinical research organizations and research sites for pre-clinical and clinical studies. The Business expenses research and development costs as they are incurred. Research and development costs totaled $4,217 during the year ended December 31, 2016, including $606 of product transferred from inventory.

Stock-based Compensation

        During the year ended December 31, 2016, the board of directors approved the issuance of stock appreciation rights (SARs) to two members of management with respect to a total of eight shares of the Company's stock. Upon the occurrence of a triggering event, as defined in the agreements as (i) a change in ownership of stock representing at least 50.1% of the voting power and fair market value of the Company or (ii) a change in ownership of at least 60% of the total gross fair market value of the Company's assets, the SARs would vest and be exercised automatically to require cash settlements be paid within 30 days in a lump sum to the grantees equal to the number of SARs held multiplied by the increase in the value of the Company's stock price per share compared to a base amount of $300 per share. The SARs expire upon termination of the grantee's employment or at the end of term of their employment agreement. The SARs have been classified as liability awards and the Business has elected to measure these awards at intrinsic value. The fair value of the SARs as of December 31, 2016, was $38 per share. However, as a triggering event was not probable, no value has been recorded to the SARs, no stock-based compensation expense or liabilities were recognized and there was no impact on cash flows during the year ended December 31, 2016.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

2. Summary of Significant Accounting Policies (Continued)

Income Taxes

        The Company is taxed as an S-Corporation. As such, it pays no federal or state income tax, but is subject to state and local taxes. The stockholder includes on his individual return the taxable income, deductions, and credits. Accordingly, no provision is made for income taxes in the Business' financial statements. Tax positions are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. The Business had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements as of December 31, 2016, based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter for all open tax years.

Medical Device Excise Tax

        In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law. The Affordable Care Act (ACA) levied a 2.3% excise tax on U.S. sales of medical devices. The medical device excise tax became effective January 1, 2013. The tax has subsequently been suspended for the period from January 1, 2016 to December 31, 2017.

Recent Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification ("ASC") 605, "Revenue Recognition." ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date; ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company must adopt ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 with ASU 2014-09 (collectively, the "new revenue standards"). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective). The new revenue standards are effective for nonpublic companies with annual reporting periods beginning after December 15, 2018, and for public companies with annual reporting periods beginning after December 15, 2017, including interim reporting periods within those fiscal years. Early adoption is permitted. The Business is evaluating the effect that these ASUs will have on its financial statements.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

2. Summary of Significant Accounting Policies (Continued)

        In August 2014, the FASB issued ASU 2014-15, Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern. This ASU provides guidance on how and when reporting entities must disclose going-concern uncertainties in their financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016.

        In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Update No. 2015-11 more closely aligns the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards by requiring companies using the first-in, first-out and average costs methods to measure inventory using the lower of cost and net realizable value, where net realizable value is the estimated distribution prices of the inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Update No. 2015-11 is effective for annual reporting periods beginning after December 15, 2016 and interim periods within those fiscal years. Update No. 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Business is evaluating the impact of this ASU on its financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The purpose of this amendment requires the recognition of lease assets and lease liabilities by lessees for those leases longer than twelve months. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 for public business entities, and for all other entities, for fiscal years beginning after December 15, 2019. Early adoption is permitted. As of December 31, 2016, the Business has not adopted ASU 2016-02, and the Business has not yet evaluated the impact of adopting this standard.

        In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the statement of operations when the awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also clarifies that all cash payments made on an employee's behalf for withheld shares should be presented as a financing activity on the statement of cash flows, and provides an accounting policy election to account for forfeitures as they occur. For public business entities, ASU 2016-09 are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. As of December 31, 2016, the Business is still evaluating what impact, if any, that the standard will have on its financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows to eliminate diversity in practice. Specifically relating to contingent consideration payments made after a business combination, an entity should classify cash payments that are not made within a relatively short period of time after a business combination to settle a contingent consideration liability as financing and operating activities. The portion of cash payment up to the acquisition date fair value of the contingent consideration liability (including measurement period adjustments) is classified as a financing activity and the portion paid in excess of the acquisition date fair value is classified as an operating activity. The new standard is effective for fiscal years beginning

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

2. Summary of Significant Accounting Policies (Continued)

after December 15, 2017 and interim periods therein. Early adoption is permitted however all of the amendments must be adopted in the same period and interim period adoption requires adjustments to be reflected as of the beginning of the fiscal year. The guidance is to be applied on a retrospective basis with relevant disclosures under ASC 250. As of December 31, 2016, the Business is still evaluating what impact, if any, that the standard will have on its financial statements.

        In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Business is currently evaluating the impact that the adoption of ASU 2017-09 will have on its financial statements.

3. Property and Equipment

        Property and equipment consisted of the following at December 31, 2016 (in thousands):

2016
Furniture and Fixtures	$82
Machinery and Equipment	739
Computer Software	19
Computer Equipment	99
939
Less Accumulated Depreciation	(624)
Total Net PP&E	$315

        Depreciation expense totaled $148 for the year ended December 31, 2016.

4. Intangible Assets, net

        Intangible assets subject to amortization consist of the following as of December 31, 2016 (in thousands):

	Cost	Accumulated Amortization	Net Book Value
Trade Secret—NuCel Product	$4,402	$3,081	$1,321
Non-Compete	100	70	30
	$4,502	$3,151	$1,351

        The Business recognized no impairment charges during the year ended December 31, 2016.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

4. Intangible Assets, net (Continued)

        Amortization of intangible assets, calculated on a straight-line basis, was $450 for the year ended December 31, 2016, and is estimated as follows over the remaining useful lives (in thousands):

2017	$450
2018	450
2019	451
Thereafter	—
Total	$1,351

        The Business noted a triggering event due to the underperformance of the business for the year ended December 31, 2016. The Business evaluated the respective subsequent cash flows and determined that no impairment of its trade secrets or non-compete agreements had occurred.

5. Accrued Liabilities

        Accrued liabilities consisted of the following at December 31, 2016:

2016
Commissions	$781
Payroll and Related Liabilities	85
Royalties	3
Other Accrued Liabilities	47
Total	$916

6. Line of Credit

        The Company entered into a credit agreement with a bank to provide a revolving line of credit. Amounts outstanding under the line of credit accrue interest at a rate per annum equal to the Wall Street Journal Prime Rate plus 1.00%, with a floor of 5.00%. The Wall Street Journal Prime Rate was 3.75% at December 31, 2016, resulting in a 5.00% per annum interest rate as of December 31, 2016.

        Advances under the line of credit can be requested through November, 2017. The line of credit allows for borrowings up to $4,000. The outstanding balance of the line of credit was $1,959 at December 31, 2016. The line of credit is secured by substantially all assets of the Business.

7. Commitments and Contingencies

Operating Leases

        The Company leases two office spaces and office equipment under various noncancelable operating lease agreements. Rent expense incurred under the lease agreements totaled $404 during the year ended December 31, 2016.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2016

(presented in thousands)

7. Commitments and Contingencies (Continued)

        At December 31, 2016, future minimum lease payments due under noncancelable lease agreements for the next two years are as follows (in thousands):

2016
2017	$376
2018	268
Totals	$644

Litigation

        The Company is a party to lawsuits related to its business. After consultation with outside legal counsel, management believes that the resolution of these lawsuits will not result in any additional material adverse effect on the Company's financial condition. However, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

8. Retirement Plan

        The Company maintains a Savings Incentive Match Plan for Employees ("SIMPLE") IRA plan for all eligible employees. The plan, which operates as a tax-deferred employer-provided retirement plan, allows eligible employees to contribute part of their pre-tax compensation to the plan. Employers are required to make either matching contributions, or non-elective contributions, which are paid to eligible employees regardless of whether the employee made salary-reducing contributions to the plan. Plan participants may elect to make pre-tax contributions up to the maximum amount allowed by the Internal Revenue Service.

        The Business makes matching contributions up to 3% for all qualifying employees. Matching contributions for the year ended December 31, 2016 totaled $91.

9. Related Party Transactions

        The Company has a lease agreement with a company under common ownership for rental of office space. The Business paid rent under the lease agreement totaling $142 during the year ended December 31, 2016.

10. Subsequent Events

        The Business has evaluated subsequent events through November 7, 2017, the date on which these financial statements were available to be issued.

        Pursuant to the Merger Agreement, the Business became a wholly owned subsidiary of Organogenesis on March 24, 2017. Results of operations for the Business will be included in Organogenesis' consolidated financial statements from the date of acquisition. Immediately following the execution of the merger, the Business paid $2,462 to settle all amounts due under the line of credit and terminated the agreement. Due to the change in control of the Business, $307 was also paid to two members of management in connection with the SARs. Pursuant to the Merger Agreement, the Business also entered into a transitional services agreement with NuTech Spine, Inc. For the three months immediately subsequent to the acquisition date, the Business will provide NuTech Spine, Inc. the joint use of office space for a monthly fee of $11. Pursuant to the Merger Agreement, the Business also terminated its SIMPLE IRA plan and adopted Organogenesis's employee benefit plan.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.,

AVISTA HEALTHCARE MERGER SUB, INC.,

and

ORGANOGENESIS INC.

DATED AS OF AUGUST 17, 2018

Strictly private and confidential draft for discussion purposes only. Circulation of this draft will not give rise to any duty to negotiate or create or imply any other legal obligation. No legal obligation of any kind will arise unless and until a definitive written agreement is executed and delivered by all parties.

A-i

A-ii

EXHIBITS
Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Parent Support Agreement
Exhibit C	Form of Surviving Corporation Charter
Exhibit D	Form of Surviving Corporation Bylaws
Exhibit E	Form of Post-Closing Parent Charter
Exhibit F	Form of Post-Closing Parent Bylaws
Exhibit G	Form of Trust Termination Letter
Exhibit H	Form of Registration Rights Agreement
SCHEDULES
Schedule A	Defined Terms

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 17, 2018, by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and Organogenesis Inc., a Delaware corporation (the "Company"). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a "Party" and, collectively, the "Parties". The term "Agreement" as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

        A.    Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. Immediately prior to the Closing (as defined below) or at any earlier time subject to the conditions of this Agreement, Parent shall transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation (the "Domestication") in accordance with Section 388 of the Delaware General Corporation Law, as amended (the "DGCL") and the Cayman Islands Companies Law (2018 Revision) ("Cayman Law").

        B.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Legal Requirements (the "Applicable Legal Requirements"), the Parties intend to enter into a Business Combination by which Merger Sub will merge with and into the Company (the "Merger") with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving corporation in the Merger, is sometimes referred to as the "Surviving Corporation").

        C.    As a result of the Merger, among other things, each existing share of common stock of the Company, par value $0.001 (the "Company Common Stock") will be canceled in exchange for the right to receive the Per Share Merger Consideration, as further provided by this Agreement.

        D.    For U.S. federal income tax (as defined below) purposes, each of the Parties intends that the Domestication will qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, that the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a "plan of reorganization" for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

        E.    The board of directors of the Company (the "Company Board") has unanimously (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (b) approved this Agreement and the transactions contemplated hereby including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company.

        F.     Stockholders of the Company holding at least a majority of the outstanding shares of Company Common Stock will (i) execute and deliver to Parent, Company Support Agreements (as hereinafter defined) substantially in the form attached hereto as Exhibit A within 24 hours of the date hereof, and (ii) approve and adopt this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL (the "Company Stockholder Approval"), acting by written consent in accordance with Section 228 of the DGCL, as promptly as practicable after the Registration Statement (as hereinafter defined) shall have become effective and in any event no later than the 5th Business Day following the effectiveness of the Registration Statement.

        G.    The board of directors of Parent (the "Parent Board") has unanimously (a) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to effect the Domestication, enter into this Agreement providing for the Merger in accordance with the DGCL and Cayman Law, as applicable, (b) approved this Agreement and the Transactions contemplated hereby including the Merger in accordance with the DGCL and Cayman Law, as applicable, on the terms and subject to the conditions of this Agreement and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the shareholders of Parent (the "Parent Recommendation").

        H.    Sponsor will execute and deliver to the Company a Parent Support Agreement (as hereinafter defined) substantially in the form attached hereto as Exhibit B concurrently with the execution and delivery of this Agreement by Parent.

        I.     Certain creditors of the Company are executing and delivering to Parent, concurrently with the execution and delivery of this Agreement, an Exchange Agreement (the "Exchange Agreement"), pursuant to which such creditors have agreed to the repayment and satisfaction in full of the outstanding debt obligations of the Company owed to them in exchange for: (i) 6,502,679 shares of AHPAC Common Stock equal to $45,746,347.00 of the outstanding principal amount of such debt obligations as of immediately prior to the Closing, divided by $7.035, (ii) a cash payment equal to $22,000,000.00 of the outstanding principal amount of such debt obligations and (iii) a cash payment in the amount of the accrued and unpaid interest and fees on such debt obligations as of and through the Closing Date.

        J.     Prior to the execution and delivery of this Agreement, the Company shall have received and shall have made available to Parent consents (the "Debt Consents") from the lenders in connection with the Existing Credit Agreements as are necessary or desirable in order to ensure that upon the consummation of the transactions contemplated by this Agreement, there shall be no Default or Event of Default (as each such term is defined in the Existing Credit Agreement) under the Existing Credit Agreements, which such consents shall (i) be in form and substance reasonably satisfactory to Parent and (ii) specifically approve the transactions contemplated by this Agreement.

        K.    Concurrently with the execution and delivery of this Agreement, the Company is consummating an equity financing in an aggregate amount of $46,000,000 (the "Initial Private Investment"). Immediately prior to the Closing, Parent will consummate an equity financing in an aggregate amount of $46,000,000 (the "Additional Private Investment" and, together with the Initial Private Investment, the "Private Investments") in accordance with the terms of the Subscription Agreements entered into as of the date hereof.

        L.    Concurrently with the execution and delivery of this Agreement, the Class B Holders shall enter into a letter agreement in the form mutually agreed upon by the Company and Parent (the "Parent Sponsor Letter Agreement") pursuant to which the Class B Holders shall agree to surrender to Parent (i) an aggregate of 16,400,000 Private Placement Warrants (as defined below) and (ii) 6,359,007 Class B Shares (as defined below), in each case upon the terms and subject to the conditions set forth therein.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

        1.1    Closing.    Unless this Agreement shall have been validly terminated pursuant to Section 8.1, the Parties shall cause the transactions contemplated by this Agreement to be consummated (the "Closing"), at the offices of Weil Gotshal & Manges LLP, counsel to Parent, 767 Fifth Avenue, New York NY 10153 at a time and date to be specified in writing by the Parties, which shall be no later than the second (2nd) Business Day after the satisfaction or (to the extent permitted by Applicable Legal Requirements) waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Legal Requirements) waiver of those conditions), or at such other time, date and location as the Parties hereto agree in writing (the date on which the Closing occurs, the "Closing Date"). The Parties agree that the Closing signatures may be transmitted by facsimile or by email pdf files.

        1.2    Closing Transactions.

          (a)   At the Closing, the Parties shall cause the consummation of the following transactions, upon the terms and subject to the conditions of this Agreement:

              (i)  The Class B Holders shall surrender to Parent an aggregate 16,400,000 Private Placement Warrants and 4,421,507 Class B Shares (which, when combined with the 1,937,500 Class B Shares surrendered on the date hereof, total 6,359,007 Class B Shares in the aggregate), in each case pursuant to the Parent Sponsor Letter Agreement.

             (ii)  The Domestication shall become effective unless the Domestication has previously become effective in accordance with Section 2.6(c). Upon the Domestication, each Class A Share shall be converted on a one-for-one basis into a share of Class A common stock, par value $0.0001 per share, of Avista Healthcare Public Acquisition Corp., a Delaware corporation (the "AHPAC Common Stock").

            (iii)  The Private Investments shall have been consummated.

            (iv)  Parent shall utilize cash available in the Trust Account to satisfy the Parent Shareholder Redemptions.

          (b)   Following the consummation of the transactions described in Section 1.2(a), the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

              (i)  Parent shall utilize a portion of the net cash proceeds from the Private Investments to make the payments required under the Exchange Agreement.

             (ii)  Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate Per Share Merger Consideration (such aggregate consideration, the "Exchange Fund").

            (iii)  The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") and filed with the Secretary of State of the State of Delaware.

ARTICLE II

THE MERGER

        2.1    Effect of the Merger.

          (a)   Subject to the terms and conditions of this Agreement, on the Closing Date the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the "Effective Time").

          (b)   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Parent.

          (c)   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and Applicable Legal Requirements. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.2    Governing Documents.    At the Effective Time, (i) the Certificate of Incorporation of Merger Sub in substantially the form attached hereto as Exhibit C shall become the Certificate of Incorporation of the Surviving Corporation (the "Surviving Corporation Charter"), and (ii) the Bylaws of Merger Sub in substantially the form attached hereto as Exhibit D shall become the Bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws"), except that, in each case, the name of the Surviving Corporation shall be "Organogenesis Inc.".

        2.3    Officers and Directors of the Surviving Corporation.    At the Effective Time, the board of directors and executive officers of the Company shall be the board of directors and executive officers of the Surviving Corporation, each to hold office in accordance with the Charter Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

        2.4    Effect of the Merger on Securities of the Constituent Corporations.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the securities of Parent or the Company Common Stock, the following shall occur:

          (a)    Treatment of Company Common Stock.

              (i)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent, and shares of Company Common Stock owned by the Company, and in each case not held on behalf of third parties (each such share of Company Common Stock, an "Excluded Share" and collectively, "Excluded Shares")) will be automatically cancelled and extinguished and be converted, into the right to receive a number of validly issued, fully paid in and nonassessable shares of AHPAC Common Stock equal to the Exchange Ratio (which consideration shall hereinafter be referred to as the "Per Share Merger Consideration").

             (ii)  At the Effective Time, all of the shares of Company Common Stock (other than Excluded Shares) shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each certificate (a "Certificate", it being understood that any reference herein to a "Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of Company Common Stock) formerly representing any shares of Company Common Stock (other than Excluded Shares), and each book-entry account statement relating to the ownership of shares of Company Common Stock (other than Excluded Shares), shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

            (iii)  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

          (b)    Treatment of Company Options.    Each outstanding Company Option (whether vested or unvested) shall be assumed by Parent and automatically converted into an option to purchase shares of Parent Common Stock (each, an "Assumed Option"). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company's 2003 Stock Incentive Plan and applicable award agreement (except any references therein to the Company or Company Common Stock will instead mean Parent and AHPAC Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of AHPAC Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Exchange Ratio; (iii) be subject to the same vesting schedule as the applicable Company Option; and (iv) be administered by Parent's Board of Directors or a committee thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.4(b) under the Company Equity Plan, the applicable award agreements and applicable Law, including delivering all required notices, obtaining any consents, making any amendments and passing resolutions of the Company Board or a committee thereof. Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of AHPAC Common Stock for delivery upon the exercise of such Assumed Option.

          (c)    Treatment of Company Warrants.    Each Company Warrant outstanding immediately prior to the Effective Time, other than the Company Warrants that expire or are deemed automatically net exercised immediately prior to the Effective Time according to their terms as of the date of this Agreement as a result of the transactions contemplated by this Agreement, shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Company Stock and each holder thereof shall instead have the right to receive from the Parent a new warrant for shares of AHPAC Common Stock (each, a "Replacement Parent Warrant"). Each Replacement Parent Warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Company Warrants, except that: (i) the number of shares of AHPAC Common Stock which can be purchased with each Replacement Parent Warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock (on an as-converted to Company Common Stock basis) which the Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; and (ii) the exercise price for each Replacement Parent Warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Exchange Ratio. Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Replacement Parent Warrants remain outstanding, a sufficient number of shares of AHPAC Common Stock for delivery upon the exercise of such Replacement Parent Warrants.

          (d)    No Fractional Shares.    No fraction of a share of AHPAC Common Stock will be issued by virtue of the Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of AHPAC Common Stock (after aggregating all fractional shares of AHPAC Common Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share, one (1) share of AHPAC Common Stock.

          (e)    Adjustments to Merger Consideration.    The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share or stock split, reverse stock split, share consolidation, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or AHPAC Common Stock), extraordinary cash dividend, share capitalization, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Shares or AHPAC Common Stock occurring on or after the date hereof until the Effective Time.

          (f)    Capital Stock of Merger Sub.    Each issued and fully outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

        2.5    Exchange of Certificates.

          (a)    Exchange Agent.    Prior to the Effective Time, Parent shall appoint a commercial bank or trust company with the Company's prior approval (such approval not to be unreasonably withheld, conditioned or delayed) to act as agent (the "Exchange Agent") for the purpose of exchanging Certificates for the Per Share Merger Consideration.

          (b)    Deposit.    On the Closing Date, Parent will deposit with the Exchange Agent, the number of shares of AHPAC Common Stock sufficient to pay any Per Share Merger Consideration that may be payable from time to time following the Effective Time. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.

          (c)    Exchange Procedures.    Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall mail, or shall cause the Exchange Agent to mail, to each holder of record of Company Common Stock (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.5(f)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.5(f)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.5(f)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor one or more shares of AHPAC Common Stock which shall represent, in the aggregate, the whole number of shares of AHPAC Common Stock that such holder has the right to receive pursuant to Section 2.4(a), less any required Tax withholdings as provided in Section 2.7; provided that, to the extent that, prior to the Effective Time, any Certificates are delivered to the Exchange Agent with completed letters of transmittal in accordance with this Section 2.5(c) at least five (5) Business Days prior to the Closing Date, then Parent shall cause the Exchange Agent to issue to the former holder of such Certificates, promptly after the Effective Time, the number of shares of AHPAC Common Stock that such holder has the right to receive pursuant to Section 2.4(a), less any required Tax withholdings as provided in Section 2.7. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the shares of AHPAC Common Stock to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer Taxes have been paid or are not applicable.

          (d)    No Further Transfers.    From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.7) that number of shares of AHPAC Common Stock equal to (x) the number of shares of Company Common Stock represented by the Certificate multiplied by (y) the Exchange Ratio.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Company Common Stock (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.7) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.5(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (f)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Parent, the provision by such Person of an indemnity (in form and substance mutually agreed by Parent and the Company) against any claim that may be made against it, the Company, or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the Per Share Merger Consideration such Person has a right to receive pursuant to Article I (after giving effect to any required Tax withholdings as provided in Section 2.7).

        2.6    Tax Treatment of the Merger.

          (a)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          (b)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.6 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or good-faith administrative settlement with (or final administrative decision by) the relevant Governmental Entity. The Parties hereby adopt this Agreement as a plan of reorganization for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

          (c)   The parties agree that Parent may cause the Domestication to be consummated at any time prior to the Closing.

        2.7    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation (including its payroll agent), the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so properly withheld and remitted to the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        2.8    Appraisal Rights.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration described in Section 2.4(a) attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.

          (b)   The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

        2.9    Taking of Necessary Action; Further Action.    If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

        Except as set forth in the corresponding numbered section of the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization and Qualification.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as "Charter Documents") of the Company, as amended and currently in effect, have been delivered or made available to Parent. The Company is not in violation of any of the provisions of the Company's Charter Documents.

          (b)   The Company is qualified or licensed to do business as a foreign corporation in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or license would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(b) of the Company Disclosure Letter sets forth each jurisdiction in which the Company is qualified or licensed to do business.

        3.2    Company Subsidiaries.

          (a)   The Company's direct and indirect Subsidiaries, together with their state of incorporation or formation, as applicable, are listed in Section 3.2(a) of the Company Disclosure Letter (the "Company Subsidiaries"). The Company owns all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other Person.

          (b)   Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent. No Company Subsidiary is in violation of any of the provisions of its Charter Documents.

          (c)   Each Company Subsidiary is qualified or licensed to do business as a foreign entity in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or license would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.2(a) of the Company Disclosure Letter sets forth each jurisdiction in which any Company Subsidiary is qualified or licensed to do business.

        3.3    Capitalization.

          (a)   As of the date of this Agreement, 45,000,000 shares of Company Common Stock are authorized and 33,383,822 are issued and outstanding (prior to the close of the Initial Private Investment). Other than the Company Common Stock, the Company has no class or series of securities or ownership interests authorized by its Charter Documents. Section 3.3(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company stockholder and all Company Common Stock owned by such Company stockholder.

          (b)   As of the date of this Agreement, 3,255,601 shares of Company Common Stock are reserved for issuance under the Company Equity Plan, of which (i) 3,216,386 shares are reserved for issuance upon the exercise of currently outstanding Company Options, and (ii) 39,215 shares remain available for future awards. Section 3.3(b) of the Company Disclosure Letter sets forth the beneficial and record owners of all outstanding Company Options and Company Warrants (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date, any vesting schedule and, with respect to the Company Options only, whether subject to Section 422 of the Code) as of the date of this Agreement. Each Company Option was granted with an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the grant date of such Company Option, as determined in accordance with Section 409A of the Code and is not otherwise subject to Section 409A of the Code. All Company Options have been granted and administered in accordance with the applicable Company Equity Plan, the applicable option agreement and Applicable Legal Requirements. The Company Warrants are not subject to Section 409A of the Code. Other than as set forth in Section 3.3(b) of the Company Disclosure Letter, no securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Common Stock. All outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. Each share of Company Common Stock has been issued in compliance in all material respects with (x) Applicable Legal Requirements, and (y) the Company's Charter Documents.

          (c)   Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Other than as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company.

          (d)   Except as set forth in the Company's Charter Documents or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

          (e)   Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

          (f)    Except as set forth in Section 3.3(f) of the Company Disclosure Letter, no outstanding shares of Company Common Stock are unvested or subjected to a repurchase option, risk of forfeiture or other similar condition under any applicable agreement with the Company.

        3.4    Authority Relative to this Agreement.    The Company has requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and perform its obligations hereunder and thereunder and to consummate the Transactions (including the Merger), subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by the Company, and, subject to receipt of the Company Stockholder Approval, no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties hereto and thereto, this Agreement constitutes, and the other Transaction Agreements to which it is a party shall constitute when delivered, the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies (the "Enforceability Exceptions").

        3.5    No Conflict; Required Filings and Consents.

          (a)   Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Company's Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements, (iii) require any consent, approval authorization or permit of, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any third party any rights of termination, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Contracts, except, with respect to clause (iii), as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Subject to receipt of the Company Stockholder Approval, the execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the filing of the Certificate of Merger in accordance with the DGCL, (ii) filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (iv) the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the required waiting period thereunder, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, after the Closing, a Parent Material Adverse Effect.

        3.6    Compliance.    The Company and each Company Subsidiary are, and since January 1, 2015 have been, in compliance with all Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which have not had and are not reasonably likely to have a Company Material Adverse Effect. The businesses and activities of the Company and each Company Subsidiary have not been and are not being conducted in violation of any Applicable Legal Requirements, except as would not, individually or in the aggregate, reasonably be expected to be have a Company Material Adverse Effect. Since January 1, 2015, no written notice of non-compliance with any Applicable Legal Requirements has been received by the Company or any of the Company Subsidiaries (and the Company has no Knowledge of any such notice delivered to any other Person).

        3.7    Financial Statements.

          (a)   The Company has made available to Parent true and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows (including any related notes thereto) of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2017, 2016 and 2015 (the "Financial Statements"). The Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved, except as indicated in Section 3.7(a) of the Company Disclosure Letter (except as otherwise indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the date thereof and the consolidated results of their operations and cash flows for the period indicated.

          (b)   The Company has made available to Parent true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at March 31, 2018 and the related consolidated statement of operations and comprehensive loss, changes in shareholders' equity and cash flows for the 3 months ended March 31, 2018 (collectively, the "Interim Financial Statements"). The Interim Financial Statements have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnotes and normal and recurring year-end adjustments, and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the date thereof and the consolidated results of their operations and cash flows for the period indicated.

          (c)   The Company has established and maintained a system of internal controls. To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with U.S. GAAP.

          (d)   There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

        3.8    No Undisclosed Liabilities.

          (a)   Section 3.8(a) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Indebtedness of the Company, including Indebtedness owed to the Company's Insiders as of the date of this Agreement. Following the consummation of the Exchange Agreement (including the payment of the amounts specified therein), at the Closing, the Company will have no outstanding Indebtedness other than the Existing Credit Agreements and the Indebtedness listed in Section 3.8(a) of the Company Disclosure Letter as remaining outstanding at the Closing.

          (b)   The Company and the Company Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise), except: (a) liabilities provided for in or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements, (b) liabilities arising in the ordinary course of the Company's business since December 31, 2017 and (c) liabilities that, individually or in the aggregate, have not had a Company Material Adverse Effect.

        3.9    Absence of Certain Changes or Events.    Except as contemplated by this Agreement, since December 31, 2017, there has not been: (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of the shares of Company Common Stock, or any purchase, redemption or other acquisition by the Company of any of the shares of Company Common Stock or any other securities of the Company (including any options, warrants, calls or rights to acquire any such Company Common Stock) other than in accordance with agreements evidencing Company Options or restricted stock awards granted under the Company Equity Plan, (c) any split, combination or reclassification of any of the shares of Company Common Stock, (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (e) any change in the auditors of the Company, (f) any issuance of shares of Company Common Stock other than in accordance with agreements evidencing Company Options granted under the Company Equity Plan, or (g) any revaluation by the Company of any of its assets, including, without limitation, any sale of assets of the Company other than in the ordinary course of business.

        3.10    Litigation.    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries before any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.11    Employee Benefit Plans.

          (a)   Section 3.11(a) sets forth a correct and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, severance, change in control, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which the Company or any of its subsidiaries sponsors or maintains for the benefit of its current or former employees, contractors or directors, or with respect to which the Company or any of its subsidiaries has any direct or indirect present or future liability (collectively, the "Employee Benefit Plans").

          (b)   With respect to each Employee Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all current plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the most recent plan years, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable, (iv) the most recent summary plan descriptions and other material communications to employees regarding the Employee Benefit Plans, (v) written summaries of all non-written Employee Benefit Plans, and (vi) any non-routine correspondence with any Governmental Authority regarding Employee Benefits Plans during the past three years.

          (c)   Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all Applicable Legal Requirements. No non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

          (d)   Each Employee Benefit Plan intended to qualify under Section 401 does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 401(a) of the Code are so exempt. Nothing has occurred with respect to the operation of the Employee Benefit Plans that could reasonably be expected to cause the denial or loss of such qualification or exemption.

          (e)   None of the Company, its subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any "multiemployer plan" within the meaning of Section (3)(37) of ERISA), (ii) a "multiple employer plan" as defined in Section 413(c) of the Code, or (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (f)    None of the Employee Benefit Plans provides for, and the Company and its subsidiaries have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such participant or the participant's beneficiary.

          (g)   With respect to any Employee Benefit Plan, (i) no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof, and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company's affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

          (h)   All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects. The Company does not have any plan or commitment to establish any new Employee

  Benefit Plan, or to modify any Employee Benefit Plan (except to the extent required by any Applicable Legal Requirement or to conform any such Employee Benefit Plan to the requirements of any Applicable Legal Requirement).

          (i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s), (i) result in payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan, or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

          (j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any "excess parachute payment" as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

          (k)   The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

          (l)    Each Employee Benefit Plan which is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

        3.12    Labor Matters.

          (a)   Neither the Company nor its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of the Company Subsidiaries. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or threatened within the last three years. There is no organizing activity involving the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees.

          (b)   There are no pending (i) strikes, work stoppages, slowdowns, lockouts or arbitrations (nor have there been any strikes, work stoppages, slowdowns, lockouts or arbitrations within the three (3) years prior to the Closing) or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries involving any employee of the Company or its Subsidiaries There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Company or any of the Company Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

          (c)   Each employee and consultant of the Company and its Subsidiaries is terminable "at will" subject to applicable notice periods as set forth by law or in any applicable employment agreement, and there are no agreements or understandings between the Company or its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. To the Knowledge of the Company, as of the date hereof, none of the Company's officers or key employees has given written notice of any intent to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are in compliance in all material respects, with the terms of any employment and consulting agreements between the Company or its Subsidiaries and such individuals. To the Knowledge of the Company, there are not any oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries.

          (d)   There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiaries, of any individual. Each of the Company and its Subsidiaries is in compliance with all Applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages hours the Worker Adjustment and Retraining Notification ("WARN") Act, and any similar state or local "mass layoff" or "plant closing" laws, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or its Subsidiaries within the six (6) months prior to the Closing. The Company and its Subsidiaries are not liable for any material arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has no Knowledge of any circumstance that is reasonably likely to give rise to any valid material claim by a current or former employee for compensation on termination of employment (beyond any severance pay to which such employee may be entitled under any applicable employment agreement). All amounts that the Company or its Subsidiaries are legally required to withhold from their employees' wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Company. There are no pending, or to the Knowledge of the Company, threatened in writing Legal Proceedings against the Company or any of its Subsidiaries by any employee in connection with such employee's employment or termination of employment by the Company or its Subsidiaries.

          (e)   Except as would not reasonably be expected to result in the Company's incurring a material liability, no employee or former employee of the Company or its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under Applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

        3.13    Restrictions on Business Activities.    There is no agreement, commitment, or Order binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

        3.14    Title to Property.

          (a)   The Company owns no real property. Section 3.14(a) of the Company Disclosure Letter contains a list of all options or other contracts under which the Company has a right to purchase or lease, or the obligation to sell, any real property.

          (b)   All material leases of real property held by the Company, if any, and all material personal and other property and assets of the Company and the Company Subsidiaries owned, used or held for use in connection with the business of the Company (the "Personal Property") are shown or reflected on the balance sheet included in the most recent Financial Statements, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Section 3.14(b) of the Company Disclosure Letter contains a list of all leases of real property held by the Company (the "Real Property Leases"). The Company has leasehold title to all of the Real Property Leases, free and clear of all Liens, except for Permitted Liens. Each of the Real Property Leases are in full force and effect and is a legal, valid and binding obligation of the Company, enforceable against them in accordance with its terms. There is not, under any of the Real Property Leases, any existing default or event of default of the Company or, to the Knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default could not reasonably be expected to be have a Company Material Adverse Effect.

          (c)   All leases pursuant to which the Company leases from others Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or, to the Knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default could not reasonably be expected to have a Company Material Adverse Effect.

        3.15    Taxes.

          (a)   All material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of the Company and each of its Subsidiaries have been fully and timely paid.

          (b)   The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding and collecting of Taxes and withheld, collected and paid all material amounts of Taxes required to have been withheld, collected and paid to the relevant Governmental Entity.

          (c)   No deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries which has not been paid or resolved.

          (d)   No material Tax audit or other examination of the Company or any of its Subsidiaries by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

          (e)   There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries.

          (f)    The Company and each of its Subsidiaries has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company's Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

          (g)   Neither the Company nor any of its Subsidiaries (i) has any liability for a material amount of Taxes of another Person (other than the Company or any of its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements the principal purpose of which is not related to Taxes) or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding customary provisions of commercial agreements the principal purpose of which is not related to Taxes).

          (h)   Neither the Company nor any of its Subsidiaries (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect, (ii) has entered into or been a party to any "listed transaction" within the meaning of Section 6707A of the Code, or (iii) has executed or entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law.

          (i)    Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

          (j)    There is no material amount of taxable income of the Company or any of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable Law to be reported in a taxable period beginning after the Closing Date that is attributable to (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date, (ii) any change in method of accounting on or prior to the Closing Date, (iii) a prepaid amount received on or prior to the Closing Date or (iv) an election under Section 108(i) of the Code.

          (k)   The Company has at all times been treated as a corporation for U.S. federal income (and applicable state and local) tax purposes.

          (l)    The Company is not, and has not been, at any time during the last five (5) years, a "United States real property holding corporation" within the meaning of Section 897 of the Code.

          (m)  Neither the Company nor any of its Subsidiaries has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

        3.16    Environmental Matters.

          (a)   Except as would, individually or in the aggregate, not be expected to have a Company Material Adverse Effect:

              (i)  The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Action/Filings required under applicable Environmental Laws ("Environmental Permits");

             (ii)  Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws;

            (iii)  No conditions currently exist with respect to any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or the

    Company Subsidiaries, or any property to which the Company or the Company Subsidiaries arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to result in the Company or the Company Subsidiaries incurring liabilities or obligations under Environmental Laws; and

            (iv)  Neither the Company nor its Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws.

          (b)   No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

          (c)   To the Knowledge of the Company, the Company and the Company Subsidiaries have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Company or its Subsidiaries.

        3.17    Brokers; Third Party Expenses.    The Company and the Company Subsidiaries have not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' fees, agent's commissions or any similar charges in connection with this Agreement or the Transactions.

        3.18    Intellectual Property.

          (a)   Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all of the following Intellectual Property that is owned or purported to be owned by the Company: (i) registered Patents and pending applications for Patents, (ii) registered Trademarks and pending applications for registration of Trademarks, (iii) Internet domain names, (iv) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iv), collectively, the "Company Registered Intellectual Property"), and (v) material unregistered Trademarks (for which there are no pending applications). Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all of the Company Registered Intellectual Property is subsisting and in full force and effect, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect.

          (b)   The Company is the sole and exclusive owner of, or has a license, sublicense or otherwise possesses legally enforceable rights to use all material Intellectual Property used in or necessary for the conduct of the business of the Company as presently conducted (the "Company Intellectual Property"), free and clear of all Liens other than Permitted Liens; provided, however, that this sentence shall not be construed as a representation and warranty of non-infringement. For the avoidance of doubt, to the extent the Company has been granted licenses to Patents owned by a third party other than pursuant to an Excluded Company Contract, such licenses are Material Company Contracts, and the Company has made available to Parent copies of all such licenses, including any amendments thereto. No third party has any joint ownership interest in any inventions claimed by any issued Patents or pending claims in any applications for Patents included in the Company Registered Intellectual Property.

          (c)   The Company has diligently prepared or is diligently preparing to file Patent applications for all potentially patentable inventions within the Company Intellectual Property owned or purportedly owned by the Company in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application, except, where in the exercise of reasonable business judgment, the Company has decided not to file a Patent application on a potentially patentable invention. Except for such non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has complied with all Legal Requirements regarding the duty of disclosure, candor and good faith in connection with each Patent and Patent application included in the Company Registered Intellectual Property for jurisdictions having such Legal Requirements. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no public disclosure bar has occurred or on-sale bar has arisen which has had or would reasonably be expected to render any Patent contained in the Company Registered Intellectual Property unenforceable or, in the case of any claims of pending Patent applications, rendering such claims unpatentable.

          (d)   To the Knowledge of the Company, (i) the conduct of the business of the Company as presently conducted has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) no third party has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any of the Company Registered Intellectual Property or other material Company Intellectual Property owned or purported to be owned by the Company, and no such claims have been made against any third party by the Company in writing.

          (e)   As of the date of this Agreement, there is no action pending or, to the Knowledge of the Company, threatened , against the Company (other than, for clarity, office actions from a governmental body with competent jurisdiction), and the Company has not received any notice from any Person since January 1, 2015, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property owned or purported to be owned by the Company, except, in the case of clauses (i) and (ii), as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the material Company Intellectual Property owned or purported to be owned by the Company is subject in any material respect to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other written disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Company Intellectual Property.

          (f)    No past or present director, officer or employee of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Company Intellectual Property. The Company has executed valid and enforceable written agreements with each of its past and present directors, officers, employees, consultants and independent contractors who are engaged in creating or developing for the Company any material Company Intellectual Property in the course of such Person's employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person's rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person's employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by either party under any such agreement.

          (g)   The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property owned or purported to be owned by the Company. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company's past or present employees or any third person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

          (h)   No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, (i) any material Company Intellectual Property owned or purported to be owned by the Company, and (ii) to the Knowledge of the Company, any other material Company Intellectual Property, in each case (i) and (ii), except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or educational institution obtaining ownership of, or use rights to, such Company Intellectual Property, or does not require or otherwise obligate the Company to grant or offer to any such Governmental Entity or educational institution any license or other right to such Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who contributed to the creation or development of the Company Intellectual Property has performed services for a Governmental Entity or any university, college, research institute or other educational institution related to the Company's business as presently conducted during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

          (i)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the "Company Systems") are sufficient for the conduct of its business as presently conducted, (ii) in the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or, to the Knowledge of the Company could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company, and (iii) to the Knowledge of the Company in the past twelve (12) months, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

          (j)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (i) result in the breach of, or create on behalf of any third party the right to terminate or modify (x) any agreement relating to any Company Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or (y) any agreement as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property of any third party that is material to the business of the Company as presently conducted, excluding in each case any Excluded Company Contract; (ii) result in or require the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any of the Company Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or any of the Intellectual Property of Parent, Merger Sub or any of their respective Affiliates; or (iii) cause a material loss or impairment of any Company Intellectual Property.

        3.19    Agreements, Contracts and Commitments.

          (a)   Section 3.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term "Company Contracts" shall mean all Contracts (except to the extent contemplated by Section 3.19(a)(xiv)) to which the Company or a Company Subsidiary is a party or by or to which any of the properties or assets of the Company or a Company Subsidiary is bound (including without limitation notes or other instruments payable to the Company or a Company Subsidiary) and (ii) the term "Material Company Contracts" shall mean (x) any Company Contract that would be considered a "material contract" pursuant to Item 601 of Regulation S-K under the Exchange Act immediately after the Closing and (y) to the extent not included in subclause (x), each of the following Company Contracts:

              (i)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer, director, Company Stockholder holding 5% or more of the Company Common Stock then issued and outstanding or holder of derivative securities (each, an "Insider") of the Company;

             (ii)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

            (iii)  any guaranty, direct or indirect, by the Company or a Company Subsidiary or any Insider of the Company of any obligation for borrowings of any other Person (other than the Company or a Company Subsidiary), excluding endorsements made for collection in the ordinary course of business;

            (iv)  any Company Contract (other than those made in the ordinary course of business) (x) providing for the grant of any right of first refusal (or similar right) to purchase or lease any material asset of the Company or (y) providing for any exclusive right to sell, market or distribute, any material product or service of the Company;

             (v)  any Company Contract of employment, consulting relationship or management providing for annual payments in excess of $250,000;

            (vi)  any Company Contract (other than those made in the ordinary course of business) (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any exclusive right to sell or distribute any material product or service of the Company;

           (vii)  any obligation to register any Company Common Stock or other securities of the Company with any Governmental Entity;

          (viii)  any unsatisfied obligation to make payments, contingent or otherwise, arising out any acquisition by the Company or any Company Subsidiary of any other Person or all or part of a business division (whether structured as an acquisition of stock or assets);

            (ix)  any collective bargaining agreement with any labor union;

             (x)  any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $1,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

            (xi)  any Company Contract under which the Company (A) licenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs available at a cost of not more than $50,000 in aggregate), or (B) develops any material Intellectual Property, itself or through a third party, except, in each case, for such license or development Contracts that are not material to the Company;

           (xii)  each Company Contract to which the Company is a party with any academic institution, research center or Governmental Entity to which the Company is a party that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any material Intellectual Property or other assets; and

          (xiii)  any Company Contract to which any Insider of the Company, or any entity owned or controlled by an Insider, is a party, excluding any Employee Benefit Plan or other plans, programs, policies, commitments or arrangements that would constitute an Employee Benefit Plan had the Company had any material liability with respect thereto.

          (xiv)  any written offer or proposal which, if accepted, would constitute any of the foregoing.

          (b)   Each Material Company Contract was entered into at arms' length, is in full force and effect and, to the Knowledge of the Company, is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforceability Exceptions. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent's counsel.

          (c)   (x) Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and (y) no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

        3.20    Insurance.    The Company and the Company Subsidiaries maintain appropriate insurance policies or fidelity or surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the "Insurance Policies"). The coverages provided by such Insurance Policies are adequate in amount and scope for the Company's business and operations as currently conducted, including any insurance required to be maintained by Material Company Contracts.

        3.21    Interested Party Transactions.    No employee, officer, director, or Company Stockholder or a member of his or her immediate family is indebted to the Company for borrowed money, nor is the Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary, bonuses and other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred in connection with the Company, and (iii) for other employee benefits made generally available to all employees. To the Knowledge of the Company, no Insider or any member of an Insider's immediate family is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person's ownership of Company Common Stock or other securities of the Company or such Person's employment or consulting arrangements with the Company).

        3.22    Governmental Actions/Filings.    The Company has made the Governmental Actions/Filings set forth in Section 3.22 of the Company Disclosure Letter, true, complete and correct copies of which have heretofore been made available to Parent. As of the date hereof, the Company has made all Governmental Actions/Filings that are required for the current development of its Products. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings, except such events which, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        3.23    Health Regulatory Matters.

          (a)   The Company and its Subsidiaries have obtained all required Company Regulatory Permits necessary to operate its current business, and have made all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports, except as would not have, and would not reasonably be expected to be material to the Company. All such filings, declarations, listings, registrations, reports or submissions required to obtain Company Regulatory Permits were in material compliance with Applicable Legal Requirements when filed, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Governmental Entity to the Company with respect to any such Company Regulatory Permits, filings, declarations, listing, registrations, reports or submissions, except as would not be, or reasonably be expected to be, material to the Company.

          (b)   All preclinical and clinical studies or tests sponsored by, or on behalf of, the Company and its Subsidiaries, or to the Knowledge of the Company, used, or intended to be used, to support any filing or application for a Company Regulatory Permit, have been conducted in material compliance with Applicable Legal Requirements and applicable, rules, and regulations, including "Good Laboratory Practices,", "Good Clinical Practices", and federal and state laws, rules, and regulations restricting the use and disclosure of individually identifiable health information. None of the Company or its Subsidiaries, has received any written notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination or suspension of such studies or tests, in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (c)   Neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other foreign, federal, state or local governmental or any regulatory authority performing functions similar to those performed by the FDA, or with respect to any Company Regulatory Permit, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, except, in each case, as would not have, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf, is the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the Knowledge of the Company, any officers, employees or agents (including any clinical investigator or distributor) of the Company or its Subsidiaries has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Applicable Legal Requirements or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Applicable Legal Requirements, except, in each case, as would not have, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (d)   Neither the Company nor any Company Subsidiary is party to or has any ongoing reporting obligations pursuant to or under any Order by any Governmental Entity (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decrees, settlement orders or other similar agreements) and, to the Knowledge of the Company, no such Order is currently contemplated, proposed or pending.

          (e)   Except as is not material to the Company and its Subsidiaries, taken as a whole, the Company is in compliance and, since December 31, 2015, the Company and each Company Subsidiary has been in compliance, in each case, in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes, (ii) the FDCA, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, and (iv) Applicable Legal Requirements which are cause for exclusion from any federal health care program. Neither the Company nor the Company Subsidiaries, nor their respective officers, employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company or the Company Subsidiaries), is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA, the Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), or similar Applicable Legal Requirements, and, to the Knowledge of the Company, as of the date of this Agreement, no such enforcement, regulatory or administrative proceeding has been threatened in writing, except, in each case, as would not have, and would not reasonably be expected to be material to the Company.

          (f)    Since December 31, 2015, none of the Company, any Company Subsidiary or any of their respective predecessors nor any Person acting on their behalf, has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any recall, removal, market withdrawal, replacement, field action or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients (collectively, a "Recall") relating to any Product. Since December 31, 2015 and, to the Knowledge of the Company as of the date hereof, none of the Company, any Company Subsidiary or any of their respective predecessors, nor, to the Knowledge of the Company, any third party manufacturer or key supplier of a Product identified in Section 3.23(f) of the Company Disclosure Letter, has received any written notice from the FDA or any other Governmental Entity (i) requesting or requiring (A) the Recall of any Product sold or intended to be sold by the Company or any Company Subsidiary, (B) a material adverse change in the labeling of any Product, or (C) a termination, enjoinment or suspension of the research, development, manufacturing, marketing, or distribution of any Product or (ii) otherwise asserting, alleging or threatening, seeking to investigate or inspect, or providing a warning with respect to any potential violations of or non-compliance with any Applicable Legal Requirements relating to the Products or the research, development, manufacturing, marketing, or distribution thereof, in each case of clauses (i) and (ii), that would be material to the Company.

          (g)   Set forth in Section 3.23(g) of the Company Disclosure Letter is a description of the following Company Regulatory Permits and correspondence with Governmental Entities, complete and correct copies of which the Company has made available to Parent: (i) each Investigational New Drug application (including submission files) for the product candidates as specifically listed in Section 3.23(g) of the Company Disclosure Letter, (ii) the most recently filed public safety update reports for each of the Company's Products and all final study results and/or reports relating to the Company's Products, (iii) all material correspondence to or from the FDA, the European Medicines Agency (the "EMA") or any comparable Governmental Entity, including any meeting minutes and briefing documents and records of material contacts, in each case relating to the Products and the Company's product candidates specifically listed in Section 3.23(g) of the Company Disclosure Letter, (iv) protocols for the clinical trials specifically listed in Section 3.23(g) of the Company Disclosure Letter, (v) the documents that, to the Knowledge of the Company, are in the Company's or any of the Company Subsidiaries' possession related to inspections by the FDA, the EMA or comparable Governmental Entity, in each case relating to (A) the Company's

  Products or (B) the establishment of third party manufacturers or key suppliers identified in Section 3.23(g) of the Company Disclosure Letter where such Products or key ingredients are manufactured or processed and (vi) all information in the Company's possession or control relating to adverse drug experiences obtained or otherwise received by the Company or any of the Company Subsidiaries from any source with respect to any Product; provided that any such copies not so provided do not contain information that would, in each case, be material to the Company.

        3.24    Privacy and Data Security.    The Company, the Company Subsidiaries, and to the Company's Knowledge, any Person acting for or on the Company's or any Company Subsidiary's behalf have since December 31, 2015 materially complied with (i) all applicable Privacy Laws, (ii) all of the Company's and any Company Subsidiary's policies and notices regarding Personal Information, and (iii) all of the Company's and any Company Subsidiary's contractual obligations with respect to Personal Information. None of the Company's or any Company Subsidiary's privacy policies or notices have contained any material omissions or been misleading or deceptive. The Company and the Company Subsidiaries have implemented and since December 31, 2015 have maintained reasonable safeguards, consistent with practices in the industry in which the Company and the Company Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and the Company and the Company Subsidiaries have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or the Company Subsidiaries has implemented and maintained the same. To the Company's Knowledge, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or the Company Subsidiaries or collected, used or processed by or on behalf of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information. The Company has not received any written notice of any claims (including written notice from third parties acting on their behalf), of or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information and to the Company's Knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

        3.25    Certain Provided Information.

          (a)   The information relating to the Company and the Company Subsidiaries supplied by the Company for inclusion in the Registration Statement will not, as of the date on which the Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Shares or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b)   All information provided pursuant to Section 6.3(a) shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        3.26    Board Approval.    The Company Board (including any required committee thereof, if applicable) has, as of the date of this Agreement, duly approved this Agreement and the Transactions.

        3.27    Disclaimer of Other Warranties.    THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY

OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF PARENT, MERGER SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN ARTICLE IV AND (B) NONE OF PARENT, MERGER SUB, NOR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE PARENT, MERGER SUB, OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, MERGER SUB, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), and except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in "Forward Looking Statements", "Risk Factors" and any other disclosures therein to the extent they are related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as follows:

        4.1    Organization and Qualification.

          (a)   Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and as of immediately prior to the Closing, will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

          (b)   Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and its Subsidiaries, taken as a whole.

          (c)   Parent and each of its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Parent Charter Documents and each of its Subsidiaries, as amended and currently in effect, have been delivered to the Company. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.

          (d)   Parent and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or any of its Subsidiaries is so qualified or licensed is listed in Section 4.1(d) of the Parent Disclosure Letter.

        4.2    Parent Subsidiaries.    Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have, at the Closing, no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

        4.3    Capitalization.

          (a)   As of the date of this Agreement: (i) 1,000,000 preference shares, par value $0.0001 per share, of Parent ("Parent Preferred Shares") are authorized and none are issued and outstanding; (ii) 200,000,000 Class A ordinary shares of Parent, par value $0.0001 per share ("Class A Shares"), are authorized and 31,000,000 are issued and outstanding; (iii) 20,000,000 Class B ordinary shares, par value $0.0001 per share ("Class B Shares", and together with the Class A Shares, the "Parent Common Shares" and, collectively with the Parent Preferred Shares, the "Parent Shares") are authorized and 7,750,000 are issued and outstanding; (iv) 16,400,000 warrants to purchase one-half of one Class A Share (the "Private Placement Warrants") are outstanding and (v) 31,000,000 warrants to purchase one-half of one Class A Share (the "Public Warrants", collectively with the Private Placement Warrants, the "Parent Warrants") are outstanding. All outstanding Class A Shares, Class B Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Except for the Parent Warrants, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any Parent Shares or other equity interests in the Parent or securities convertible into or exchangeable or exercisable for Parent Shares. Except as set forth in this Section 4.3(a), there are no: (A) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Parent Shares or other voting securities of Parent or any Subsidiary of Parent, or (B) options, warrants, calls, rights (including preemptive rights and registration rights), puts, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other equity securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Parent is a party or by which it is bound relating to the voting of any equity securities of Parent. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

          (b)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the "Merger Sub Common Stock"). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent. Parent is the sole stockholder of Merger Sub.

          (c)   Subject to approval of the Parent Shareholder Matters, the shares of AHPAC Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized and validly issued in compliance in all material respects with (A) Applicable Legal Requirements, and (B) all requirements set forth in the Parent Charter Documents, and (ii) will be fully paid and nonassessable, and will not be subject to preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

        4.4    Authority Relative to this Agreement.    Each of Parent and Merger Sub has the requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which each of them is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Shareholder Matters by the Requisite Parent Shareholder Majority. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, subject to the Enforceability Exceptions.

        4.5    No Conflict; Required Filings and Consents.

          (a)   Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Shareholder Matters is obtained by the Requisite Parent Shareholder Majority) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents, (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Contracts, except with respect to clauses (ii) or (iii), as would not individually or in the aggregate, have a Material Adverse Effect on Parent, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any "change of control" or similar provision.

          (b)   The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which either or both are a party, does not, and the performance of their obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificate of Merger in accordance with the DGCL, (ii) for filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (iii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iv) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (v) such filings with the Registrar of Companies of the Cayman Islands and the Secretary of State of the State of Delaware as may be required in respect of the Domestication, and (vi) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other Applicable Legal Requirements, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent consummation of the Merger.

        4.6    Compliance.    Since its incorporation or organization, as applicable, (i) Parent and each of its Subsidiaries has been in compliance with all Applicable Legal Requirements in all material respects and (ii) neither Parent nor any of its Subsidiaries has received written notice alleging any violation of Applicable Legal Requirements in any material respect by Parent or such Subsidiary. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely to be material, individually or in the aggregate, to Parent or such Subsidiary.

        4.7    Parent SEC Reports and Financial Statements.

          (a)   Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and/or the Exchange Act since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the "Parent SEC Reports"). Except to the extent such Parent SEC Reports are available on the SEC's web site through EDGAR, the Parent has delivered to the Company copies, in the form filed with the SEC, of all Parent SEC Reports. The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of the Parent SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Parent Shares and Public Warrants are listed on Nasdaq, (ii) Parent has not received any written deficiency notice from Nasdaq for non-compliance with any Nasdaq listing rule which is not subject to any compliance extension or ability to remedy, in each case, pursuant to Nasdaq continued listing rules, (iii) Parent is in compliance with the applicable corporate governance rules of Nasdaq and (iv) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. To the Knowledge of Parent, as of the date hereof, (A) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report.

          (b)   The audited financial statements of Parent ("Parent Audited Financial Statements") and unaudited interim financial statements of Parent ("Parent Unaudited Financial Statements" and, together with the Parent Audited Financial Statements, the "Parent Financial Statements") (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports (x) complied as to form in all material respects with, and in the case of Parent Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Parent Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

          (c)   Parent (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in Parent's annual report on Form 10-K for the fiscal year ended on December 31, 2017, and (b) liabilities arising in the ordinary course of Parent's business since December 31, 2017 in the ordinary course of business which are not material in amount or nature.

          (d)   Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

          (e)   Parent has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent's financial statements for external purposes in accordance with U.S. GAAP.

          (f)    There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

          (g)   The books of account, minute books and transfer ledgers and other similar books and records of Parent and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

        4.8    Absence of Certain Changes or Events.    Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2017, there has not been: (a) any Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent's capital stock, (d) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby,(e) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (f) any change in the auditors of Parent, (g) any issuance of capital stock of Parent, or (h) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business.

        4.9    Litigation.    There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity.

        4.10    Employee Benefit Plans.    Neither Parent nor any of its Subsidiaries maintains or has any liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with Parent or any of its Subsidiaries for purposes of Section 414 of the Code, with respect to which Parent or any of its Subsidiaries has material liability, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent or any of its Subsidiaries, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

        4.11    Labor Matters.    Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor union contract applicable to persons employed by Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any such employees.

        4.12    Business Activities.    Since their respective incorporation, Parent and Merger Sub have not conducted any business activities other than activities (a) in connection with its organization or (b) directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Charter Documents, there is no agreement, contract, commitment or Order binding upon Parent or its Subsidiaries or to which Parent or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Merger Sub does not have any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

        4.13    Title to Property.    Neither Parent nor any of its Subsidiaries owns or leases any real property or personal property. There are no options or other contracts under which Parent or any of its Subsidiaries has a right or obligation to acquire or lease any interest in real property or personal property.

        4.14    Taxes.

          (a)   All material Tax Returns required to be filed by or on behalf of Parent and each of its Subsidiaries have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of Parent and each of its Subsidiaries have been fully and timely paid.

          (b)   Parent and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding and collecting of Taxes and withheld, collected and paid all material amounts of Taxes required to have been withheld, collected and paid to the relevant Governmental Entity.

          (c)   No deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity against Parent or any of its Subsidiaries which has not been paid or resolved.

          (d)   No material Tax audit or other examination of Parent or any of its Subsidiaries by any Governmental Entity is presently in progress, nor has Parent been notified in writing of any request for such an audit or other examination.

          (e)   There are no liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or its Subsidiaries.

          (f)    Parent and each of its Subsidiaries has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on Parent's Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent and its Subsidiaries in the ordinary course of business.

          (g)   Neither Parent nor any of its Subsidiaries (i) has any liability for a material amount of Taxes of another Person (other than Parent or any of its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements the principal purpose of which is not related to Taxes) or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding customary provisions of commercial agreements the principal purpose of which is not related to Taxes).

          (h)   Neither Parent nor any of its Subsidiaries (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect, (ii) has entered into or been a party to any "listed transaction" within the meaning of Section 6707A of the Code (or any similar provision of state, local or foreign Law), or (iii) has executed or entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law.

          (i)    Neither Parent nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

          (j)    There is no material amount of taxable income of Parent or any of its Subsidiaries that was received or accrued prior to the Closing that will be required under applicable Law to be reported in a taxable period beginning after the Closing Date that is attributable to (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date, (ii) any change in method of accounting on or prior to the Closing Date, (iii) a prepaid amount received on or prior to the Closing Date or (iv) an election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

          (k)   Parent has at all times been treated as a corporation for U.S. federal income (and applicable state, local and foreign) tax purposes.

          (l)    Neither Parent nor any of its Subsidiaries has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

        4.15    Environmental Matters.

          (a)   Except as would, individually or in the aggregate, not be expected to have a Parent Material Adverse Effect:

              (i)  Parent and its Subsidiaries are, and have been for the past three (3) years, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Action/Filings required under applicable Environmental Laws ("Parent Environmental Permits");

             (ii)  Neither the Parent nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of Parent, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws;

            (iii)  No conditions currently exist with respect to any property currently or, to the Knowledge of Parent, formerly owned, leased or operated by Parent or its Subsidiaries, or any property to which Parent or its Subsidiaries arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to result in Parent or its Subsidiaries incurring liabilities or obligations under Environmental Laws; and

            (iv)  Neither Parent nor its Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws.

          (b)   No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Parent Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

          (c)   To the Knowledge of Parent, Parent and its Subsidiaries have made available to the Company or the Company's counsel copies of all material environmental assessments, studies, audits, analyses or reports relating to Real Property or any property currently or formerly owned, leased or operated by Parent or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of Parent or its Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of Parent or its Subsidiaries.

        4.16    Parent Contracts.

          (a)   Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no Contracts to which Parent or any of its Subsidiaries is a party or by or to which any of the properties or assets of Parent or any of its Subsidiaries may be bound, subject or affected ("Parent Contracts").

          (b)   Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforceability Exceptions. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore been made available to the Company or Company counsel other than those that are exhibits to the Parent SEC Reports filed prior to the date of this Agreement.

          (c)   Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, would reasonably likely be expected to have a Parent Material Adverse Effect. Each agreement, contract or commitment to which Parent or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect would not reasonably be expected to have a Parent Material Adverse Effect.

        4.17    Insurance.    Except for directors' and officers' liability insurance, neither Parent nor any of its Subsidiaries maintains any Insurance Policies.

        4.18    Interested Party Transactions.    Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to Parent nor is Parent indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent, and (b) to Parent's knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

        4.19    Parent Listing.    Parent's units, the Parent Common Shares and Parent Warrants are registered pursuant to the Exchange Act and are listed for trading on the Nasdaq Capital Market ("Nasdaq") under the symbols "AHPAU," "AHPA," and "AHPAW," respectively. Parent has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Shares or Parent Warrants on Nasdaq, other than actions or proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action to intentionally terminate the registration of Parent Common Shares or Parent Warrants under the Exchange Act.

        4.20    Board Approval.    The board of directors of Parent has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the Transactions, (ii) determined that the Merger is in the best interests of the shareholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account.

        4.21    Trust Account.

          (a)   As of August 14, 2018, Parent had $315,299,761.92 in a trust account (the "Trust Account"), maintained and invested pursuant to that certain Investment Management Trust

  Agreement (the "Trust Agreement") dated as of October 10, 2016, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation ("Continental") for the benefit of its public stockholders.

          (b)   The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect, or (ii) to the Knowledge of Parent, that would entitle any Person (other than shareholders of Parent holding Parent Common Shares sold in Parent's initial public offering who shall have elected to redeem their shares of Parent Common Shares pursuant to Parent's Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account will be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Parent Common Shares in accordance with the provisions of Parent's Charter Documents. There are no legal proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account.

          (c)   Parent has made available to the Company true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, no such amendment or modification is contemplated by Parent and, to the knowledge of Parent, the obligations and the commitments contained therein have not been withdrawn or rescinded in any respect. The Trust Agreement is in full force and effect as of the date hereof. The Trust Agreement constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of Parent or its Subsidiaries or, to the knowledge of Parent, any other parties thereto. There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the transactions contemplated by the Trust Agreement.

        4.22    Finders and Brokers.    Except as set forth in Section 4.22 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Parent, the Company or any of their respective Subsidiaries or Affiliates in connection with the transactions contemplated hereby, the IPO or any other Business Combination (whether or not consummated) based upon arrangements made by or on behalf of the Parent.

        4.23    Investment Company Act.    Parent is not and at and immediately following the Closing will not be, an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

        4.24    Information Supplied.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) in any report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement (b) the Registration Statement or (c) in the mailings or other distributions to the Company's stockholders with respect to the consummation of the transactions contemplated by this Agreement will, when filed, mailed, made available or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (other than with respect to information supplied by

Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        4.25    Emerging Growth Company.    Parent constitutes an "emerging growth company" within the meaning of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act").

        4.26    Disclaimer of Other Warranties.    PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN ARTICLE III AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT.

ARTICLE V
CONDUCT PRIOR TO THE CLOSING DATE

        5.1    Conduct of Business by the Company and the Company Subsidiaries.    During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause the Company Subsidiaries to, carry on its business in the ordinary course consistent with past practice of the Company, and in compliance with Applicable Legal Requirements, except to (i) the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) as expressly contemplated by this Agreement or the Company Disclosure Letter. In addition, except as required or expressly permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirement, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

          (a)    Compensation and Benefits.    Except as required by Applicable Legal Requirements or an existing Employee Benefit Plan or in the ordinary course of business consistent with past practice, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire any person to be employed by the Company or terminate the employment of any employee of the Company, other than the hiring or firing of employees with total annual compensation not in excess of $250,000 (exclusive of commission based payments);

          (b)    Intellectual Property.    (i) Transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property, (ii) extend, amend, waive, cancel or modify any rights in or to any Company Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property, (iii) fail to diligently prosecute the patent applications owned by the Company or (iv) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each case (i) through (iv), in the ordinary course of business consistent with past practices; provided that in no event shall the Company license on an exclusive basis or sell any Company Intellectual Property;

          (c)    Distributions; Changes in Stock.    Except for transactions solely among the Company and the Company Subsidiaries, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in the Company or the Company Subsidiaries, (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests or rights convertible into or exchangeable for equity interests (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement), as applicable, in the Company or any Company Subsidiary, (iv) declare, set aside of pay any dividend or make any other distribution, or (v) issue, deliver, sell authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests of any securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

          (d)    Governing Documents; Subsidiaries.    Amend its Charter Documents, or form or establish any Subsidiary;

          (e)    No Acquisitions.    (i) Merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the ordinary course of business consistent with past practice, (B) other assets in the ordinary course of business consistent with past practice, in an amount not to exceed $5,000,000 individually or $10,000,000 in the aggregate; or (C) intellectual property rights or other assets acquired by Company or any Company Subsidiary, or to which Company or any Company Subsidiary obtains rights, pursuant to an Excluded Company Contract;

          (f)    No Dispositions.    Sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of, any portion of its Company Regulatory Permits, material assets or material properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice;

          (g)    Indebtedness; Liens, Capital Expenditures.    (i) Issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) make, incur any loans, advances or capital contributions to, or investments in, or guarantee any indebtedness of, any Person other than the Company or any Company Subsidiary;

          (h)    Litigation.    (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material litigation, arbitration or other judicial or administrative dispute or proceeding (whether or not commenced prior to the date of this Agreement) other than (A) the payment, discharge, settlement or satisfaction in accordance with their terms, or liabilities recognized or disclosed in the Financial Statements and (B) settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event do not exceed, in any individual case, $2,000,000 and would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted, (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company

  Subsidiaries is a beneficiary, or (iii) settle any litigation, arbitration or other judicial or administrative dispute or proceeding (whether or not commenced prior to the date of this Agreement) to which an Insider is a party;

          (i)    No Modifications.    Except in the ordinary course of business consistent with past practices, (i) modify, amend or terminate any Material Company Contract, (ii) enter into any contract that would have been a Material Company Contract had it been entered into prior to the date of this Agreement or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Material Company Contract or (iv) incur or enter into any agreement, contract or commitment requiring the Company to pay in excess of $2,000,000 in any 12 month period;

          (j)    Accounting.    Except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, revalue any of its assets or make any change in accounting methods, principles or practices;

          (k)    Tax Matters.    Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, settle or compromise any material tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare, amend or file any material Tax Return in a manner inconsistent with past practice;

          (l)    No Dissolution.    Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

          (m)    Related Party Agreements.    Enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 5.1(m) of the Company Disclosure Letter as existing on the date of this Agreement; or

          (n)   Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a) through (m) above.

        5.2    Conduct of Business by Parent and its Subsidiaries.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements, except to the extent that the Company shall otherwise consent in writing or as contemplated by this Agreement. In addition, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirement, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

          (a)   Accelerate, amend or change the period of exercisability of options or restricted stock (or membership interest), or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b)   Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to Applicable Legal Requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the Company, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (c)   Declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant or unit) or split, combine or reclassify any capital stock (or warrant or unit) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, warrant or unit;

          (d)   Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of Parent or any of its Subsidiaries;

          (e)   Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, units, equity securities or other ownership interests or convertible or exchangeable securities;

          (f)    Amend its Charter Documents;

          (g)   Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements, or any agreement, contract, arrangement or understand that provides for exclusivity of territory or otherwise restricts Parent's, any of its Subsidiaries' or, following the Closing, the Surviving Corporation's ability to compete or to offer or sell any products or services. For purposes of this paragraph, "material" includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Registration Statement;

          (h)   Incur any Indebtedness or guarantee any Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in accordance with the terms of the Parent Promissory Note; provided, however, that the aggregate amount of Indebtedness incurred under the Parent Promissory Note shall not exceed $300,000 plus the amount of the fee payable to the SEC in connection with filing the Registration Statement;

          (i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets;

          (j)    Modify, amend or terminate any Parent Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (k)   Except pursuant to Applicable Legal Requirements or a written agreement entered into prior to the date hereof, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to Applicable Legal Requirements or a written agreement entered into prior to the date hereof;

          (l)    Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted contingent or otherwise) outside the ordinary course of business of Parent, or material litigation (whether or not commenced prior to the date of this Agreement), or waive the benefits of, agree to modify, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent or any of its Subsidiaries is a party or of which Parent or any of its Subsidiaries is a beneficiary, as applicable; in each case, as would be material to Parent;

          (m)  Except as required by U.S. GAAP (or any interpretation thereof) or any Applicable Legal Requirement, revalue any of its assets or make any change in accounting methods, principles or practices;

          (n)   Incur or enter into any agreement, contract or commitment requiring Parent to pay in excess of $50,000 in any 12-month period, except (x) as permitted by Section 5.2(h) of this Agreement and (y) in connection with the procurement of directors' and officers' liability insurance as set forth in Section 6.12(c);

          (o)   Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or any of its Subsidiaries, settle or compromise any material tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare, amend or file any material Tax Return in a manner inconsistent with past practice;

          (p)   Form or establish any Subsidiary other than Merger Sub;

          (q)   Make capital expenditures;

          (r)   Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or its Subsidiaries;

          (s)   Purchase any equity securities of any Person;

          (t)    Amend the Trust Agreement or any other agreement related to the Trust Account;

          (u)   Engage in a new line of business;

          (v)   Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

          (w)  Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.2(a) through 5.2(v) above.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Registration Statement; Special Meeting.

          (a)   As promptly as reasonably practicable following the receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, and subject to the Company complying with its obligations pursuant to Section 6.3(a), Parent and the Company shall, in accordance with this Section 6.1, use reasonable best efforts to jointly prepare and Parent shall cause to be filed with the SEC, in preliminary form, a registration statement on Form S-4 in connection with the transactions contemplated hereby (as amended or supplemented, the "Registration Statement"), in which Parent shall: (i) provide Parent's shareholders with the opportunity to redeem their Parent Common Shares pursuant to a Parent Shareholder Redemption; (ii) solicit proxies from holders of Parent Common Shares to vote at the Special Meeting (as defined below) in favor of (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger and the Domestication), (B) the issuance of shares of AHPAC Common Stock in connection with the Merger, (C) the change of the name of Parent to "Organogenesis Holdings Inc.", (D) an increase in the number of authorized Parent Common Shares, (E) amendments to the Parent Charter Documents to be effective from and after the Closing as set forth in the Form of Parent Certificate of Incorporation upon Domestication attached hereto as Exhibit E (the "Post-Closing Parent Charter") and Form of Parent Bylaws attached hereto as Exhibit F (the "Post-Closing Parent Bylaws"), (F) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (the "Incentive Plan"), and which Incentive Plan will provide for awards for a number of shares of AHPAC Common Stock equal to ten percent (10%) of the aggregate number of shares of AHPAC Common Stock issued and outstanding immediately after the Closing (giving effect to the Parent Shareholder Redemptions), and for purposes of clarification, such ten percent (10%) share reserve shall not include the number of shares of AHPAC Common Stock that are subject to the Assumed Options, (G) the election of the members of the board of directors of Parent in accordance with Section 6.1(g) hereof, and (H) such other matters as mutually agreed upon between the Company and Parent, at an extraordinary general meeting of holders of Parent Common Shares to be called and held for such purpose (the "Special Meeting") (the matters set forth in clauses (A) through (H) being referred to herein as the "Parent Shareholder Matters"); (iii) register under the Securities Act the shares of AHPAC Common Stock to be issued by Parent in connection with the Transactions; and (iv) file with the SEC financial and other information about the Transactions in accordance with and as required by the Parent Charter Documents, Applicable Legal Requirements and any applicable rules and regulations of the SEC and Nasdaq. The Registration Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Registration Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given). Parent, with the reasonable assistance and written approval of the Company, shall promptly respond to any written or oral SEC comments on the Registration Statement. Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Registration Statement has been filed, (ii) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) the issuance of any stop order by the SEC with respect to the Registration Statement, (v) any request by the SEC for amendment of the Registration Statement, (vi) any comments from the SEC relating to the Registration Statement and responses thereto, or (vii) requests by the SEC for additional information. Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after the filing thereof.

          (b)   As soon as is reasonably practicable after the receipt by Parent from the Company of all information contemplated under Section 6.1(a) (including, without limitation, the Audited Financial Statements), Parent shall prepare and file the Registration Statement in definitive form with the SEC under the Exchange Act, and with all other applicable regulatory bodies, all in accordance with and as required by the Parent Charter Documents, Applicable Legal Requirements and any applicable rules and regulations of the SEC and Nasdaq.

          (c)   As promptly as practicable after the Registration Statement shall have become effective:

              (i)  Parent shall distribute the Registration Statement to the holders of Parent Common Shares and, pursuant thereto, shall call the Special Meeting in accordance with the Parent Charter Documents and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Parent Shareholder Matters and the other matters presented for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 6.1(a); and

             (ii)  the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date on which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders entitled to provide such written consent. The prospectus included in the Registration Statement shall also constitute a consent solicitation statement for the foregoing written consent (the "Consent Solicitation Statement/Prospectus"). As promptly as practicable after the Registration Statement becomes effective, the Company shall cause the Consent Solicitation Statement/Prospectus to be mailed to its stockholders of record as of the record date, along with a letter of transmittal in connection therewith. The Company shall, through its board of directors, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Consent Solicitation Statement/Prospectus, subject to the board of directors' right to effect a change in recommendation if required pursuant to the board of directors' fiduciary duties under applicable Law. The Company will provide Parent with copies of all stockholder consents it receives. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare (subject to the reasonable approval of Parent) and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the Company's stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

          (d)   The Company agrees to reasonably promptly provide Parent with all information concerning the Company and its Subsidiaries, management, operations and financial condition, in each case reasonably requested or required by Parent for inclusion in the Registration Statement as filed in preliminary form and in definitive form, any amendment or supplement to the Registration Statement and any other filing required to be made by Parent in respect of the Transactions. The Company shall make senior management of the Company reasonably available to Parent during normal business hours upon reasonable notice in connection with the drafting of the preliminary Registration Statement and the definitive Registration Statement, and responding in a timely manner to any comments on the Registration Statement received from the SEC.

          (e)   Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL, Cayman Law and the Parent Charter Documents in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Registration Statement does not, as of the date on which it is first distributed to holders of Parent Common Shares, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Registration Statement).

          (f)    Parent, acting through the Parent Board, shall include in the Registration Statement the Parent Recommendation, and shall otherwise use commercially reasonable efforts to obtain the approval of the Parent Shareholder Matters. Neither the Parent Board nor any committee or agent or representative thereof shall withdraw, modify in a manner adverse to the Company or fail to include, or propose to withdraw, modify in a manner adverse to the Company or fail to include, the Parent Recommendation.

          (g)   The Parties shall take all necessary action so that the persons listed in Section 6.1(g) of the Company Disclosure Letter (and only such persons) are elected and appointed to the positions of officers and directors of Parent, and as members of the committees of the Parent Board, as set forth therein, to serve in such positions effective immediately following the Closing. In furtherance of the foregoing, the Parties shall take all necessary action to remove (or cause the resignation of) (i) the directors serving on the Parent Board as of immediately prior to the Closing who are not designated in Section 6.1(g) of the Company Disclosure Letter to serve as members of the Parent Board as of immediately following the Closing and (ii) the directors serving on the Company Board as of immediately prior to the Closing who are not designated in Section 6.1(g) of the Company Disclosure Letter to serve as members of the Company Board as of immediately following the Closing. If any Person listed in Section 6.1(g) of the Company Disclosure Letter is unable to serve, the Party appointing such Person, as indicated on such Section, shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Committee.

        6.2    HSR Act.    As promptly as practicable, and in any event within ten (10) Business Days, after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions, (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto, (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions and (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, (e) keep the other reasonably informed as to the status of any such Legal Proceeding and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Filing fees with respect to the notifications required under the HSR Act shall be borne one half by the Company and one half by Parent.

          (a)   As promptly as reasonably practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement ("Signing Form 8-K"), the form and substance of which shall be approved in advance in writing by the Company.

          (b)   Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the "Signing Press Release").

          (c)   At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC ("Closing Form 8-K"), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Merger hereunder ("Closing Press Release"). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

          (d)   At least three (3) Business Days and no more than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with written notice of the total number of shares of Company Common Stock outstanding on a fully diluted basis.

          (e)   At or prior to Closing, the Company will deliver to Parent: (i) copies of resolutions and actions taken by the Company Board and the Company Stockholders in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

          (f)    At or prior to Closing, Parent will deliver to the Company (i) copies of resolutions and actions taken by Parent's board of directors and stockholders in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

        6.3    Required Information.

          (a)   In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent or the Company to any Government Entity, or any other public statement or announcement, in connection with Merger and the other Transactions (each, a "Reviewable Document"), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 6.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

          (b)   At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or Merger Sub, on the one hand, or the Company, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

          (c)   Any language included in a Reviewable Document shall, following its filing, issuance or submission, thereafter may be used by such Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

          (d)   Prior to the Closing Date (i) the Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 6.3.

        6.4    Confidentiality; Access to Information.

          (a)    Confidentiality.    Any confidentiality agreement previously executed by and between the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof and ending on the third (3rd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions or in the case of Surviving Corporation, the conduct of the business of Surviving Corporation and/or its Subsidiaries following the Closing. Such confidentiality obligations will not apply to (i) information which was known to one Party or their respective agents or representatives prior to receipt from the Company, on the one hand, or Parent and Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by Applicable Legal Requirement or stock exchange rule; or (v) disclosure consented to in writing by Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub); provided that, (x) prior to any disclosure contemplated by clause (iv) above, the Party required to disclose such non-public information will provide prompt written notice of such requirement to the other Party so that the other Party may seek, at such other Party's cost, a protective order or other remedy and (y) in the event that such protective order or other remedy is not obtained the party required to disclose such non-public information will disclose or furnish only that portion of non-public information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such non-public information. In the event this Agreement is terminated as provided in ARTICLE VIII hereof, each Party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby; provided that neither Party shall be required to return or destroy any electronic copy of any non-public information that is created pursuant to such Party's standard electronic backup and archival procedures.

          (b)    Access to Information.

              (i)  The Company will afford Parent and its financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions.

             (ii)  Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions.

        6.5    Commercially Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Section 3.5(b) of the Company Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties), (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the form attached hereto as Exhibit G (the "Trust Termination Letter"). In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Transactions, use its commercially reasonable efforts to enable the Merger and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

        6.6    No Parent Securities Transactions.    Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall knowingly engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding the Transactions. The Company shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

        6.7    No Claim Against Trust Account.    The Company hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Account any monies that may be owed to it by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that (a) nothing in this Section 6.7 shall serve to limit or prohibit the Company's right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent or Merger Sub held outside of the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing in this Section 6.7 shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent's or Merger Sub's assets or funds that are not held in the Trust Account. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to any of Section 8.1(b) (but only if the Transactions have failed to close by the date specified therein because of Parent's or Merger Sub's breach of an obligation herein), Section 8.1(d) or Section 8.1(i), and Parent or any of its Subsidiaries completes a Business Combination with another company, the Company shall not be prohibited from filing and pursuing a claim for damages in connection with this Agreement or the Transactions following consummation by Parent or any of its Subsidiaries of an alternative Business Combination, in each case against Parent, any of its Subsidiaries or any other Person that is party to such alternative Business Combination or any Affiliate thereof Furthermore, Parent and Merger Sub shall not execute any definitive agreement related to such Business Combination that (x) attempts to prevent the Company from so filing or pursuing any such claim, or (y) permits the Person that survives such combination not to assume Parent and Merger Sub's obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent and the Company.

        6.8    Disclosure of Certain Matters.    Each of Parent, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that (a) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied, (b) would require any amendment or supplement to the Registration Statement or (c) constitutes, or is reasonably likely to result in, any Transaction Litigation. The Company and Parent shall have the obligation to supplement or amend the Company Disclosure Letter and the Parent Disclosure Letter, respectively, being delivered concurrently with the execution and delivery of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known prior to the execution and delivery of this Agreement, would have been required to be set forth on the Company Disclosure Letter, or the Parent Disclosure Letter, respectively. The obligation of the Company and Parent to amend or supplement the Company Disclosure Letter and the Parent Disclosure Letter, respectively, shall terminate on the Closing Date. Each of Parent and Merger Sub will promptly provide the Company with written notice of any event, development or condition of which they have Knowledge that is reasonably likely to cause any of the conditions set forth in Section 7.2 not to be satisfied. The Company will promptly provide Parent with written notice of any event, development or condition of which it has Knowledge that is reasonably likely to cause any of the conditions set forth in Section 7.3 not to be satisfied. No notice pursuant to this Section 6.8 shall be deemed to amend or waive the provisions of Sections 7.2(a), 7.3(a), and 8.1(e).

        6.9    Securities Listing.    Parent will use its reasonable best efforts to cause the shares of AHPAC Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Common Shares and Parent Warrants listed for trading on Nasdaq. After the

Closing, Parent and the Company shall use commercially reasonable efforts to continue the listing for trading of the AHPAC Common Stock and Parent Warrants on Nasdaq.

        6.10    No Solicitation.

          (a)   The Company will not, will cause the Company Subsidiaries and its Affiliates not to, and will direct its Representatives (collectively, "Company Representatives") not to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or provide any information regarding the Company or the Transactions to, any Person (other than Parent and its agents, representatives, advisors) in each case, concerning any Alternative Transaction, (b) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an Alternative Transaction, (c) commence, continue or renew any due diligence investigation regarding an Alternative Transaction, or (d) encourage or respond to any inquiries or proposals by any Person (other than Parent and its agents, representatives, advisors) concerning any Alternative Transaction, except, in the case of clause (d) (and clause (a) to the extent an action described in clause (d) would also constitute an action described in clause (a)), to the extent failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law. Parent and Merger Sub will not, will cause their respective Affiliates and Subsidiaries not to, and will direct their respective Representatives (collectively, "Parent Representatives") not to, directly or indirectly, (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar transaction (including a Business Combination) (each, a "Parent Business Combination"), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination, (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination or (iv) encourage or respond to any inquiries or proposals by any Person (other than the Company and its agents, representatives, advisors) concerning any Parent Business Combination. In addition, (x) the Company will, will cause the Company Subsidiaries to, and will direct the Company Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction (other than with Parent and its Representatives) and (y) Parent and Merger Sub will, will cause their respective Parent Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Business Combination (other than with the Company and its Representatives). Each Party will promptly (and in no event later than twenty four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties hereto if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to an Alternative Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its respective Representatives receives any written inquiry, proposal, offer or submission with respect to an Alternative Transaction, such Party will provide the other Parties with a copy of such inquiry, proposal, offer or submission.

          (b)   For purposes of this Agreement, (i) an "Acquisition Proposal" means any inquiry, proposal or offer, or any indication of interest in making an inquiry, offer or proposal, from any Person or group at any time, in each case, relating to an Alternative Transaction, and (ii) an "Alternative Transaction" means (A) with respect to the Company, a transaction (other than the Additional Private Investment and the other transactions contemplated by this Agreement) concerning the sale of twenty percent (20%) or more of the voting securities of the Company (other than in the ordinary course of business consistent with past practice) or twenty percent (20%) or more of any class of equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (B) with respect to Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Parent Business Combination.

        6.11    Trust Account.    Upon the satisfaction or waiver of the conditions set forth in Article VII and the provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (x) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter and (y) shall use its commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

        6.12    Directors' and Officers' Liability Insurance.

          (a)   From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Parent, the Company and its Subsidiaries, pursuant to (i) each indemnification agreement in effect between Parent, the Company or any of their respective Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a member of the board of directors or managers or officer or special advisor of Parent, the Company or any of their respective Subsidiaries (each, an "Indemnified Party"); and (ii) any indemnification provision and any exculpation provision set forth in the Charter Documents of Parent or the Company as in effect on the date of this Agreement, in each case, to the fullest extent permitted under Applicable Legal Requirements. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Parent Charter Documents shall contain, and Parent shall cause the Charter Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Charter Documents of the Company as in effect on the date of this Agreement.

          (b)   Prior to the Closing, the Company shall use its reasonable best efforts to purchase a "tail" or "runoff" officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement. If the Company or Parent obtains prepaid "tail" or "runoff" policies prior to the Effective Time in accordance with this Section 6.12(b), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such "tail" or "runoff" policy prior to Closing, then either (i) Parent may purchase such "tail" or "runoff" policy on behalf of the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided, further, that, in satisfying its obligation under this Section 6.12(b), neither Parent nor the Surviving

  Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement and if such premiums for such insurance would at any time exceed 300% of the of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation's good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement.

          (c)   Prior to the Closing, Parent may purchase an officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person that shall have served as an officer or director of Parent or its subsidiaries prior to the Effective Time.

          (d)   Except as otherwise required by any Applicable Legal Requirement, from and after the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a director or officer of the Company or its Subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by Applicable Legal Requirement or provided under the Charter Documents of the Surviving Corporation, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending litigation to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any litigation arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the Transactions), to the fullest extent permitted by Applicable Legal Requirements, the Company shall, and Parent shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney's fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such litigations, such fees, costs and expenses (including attorney's fees and disbursements) to be advanced within thirty (30) days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party provides a written affirmation of such Indemnified Party's good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 6.12(d) or otherwise.

          (e)   If Parent or, after the Closing, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 6.12(e).

          (f)    Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any litigation (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such litigation.

          (g)   The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the organizational documents of the Company, by contract, or otherwise.

        6.13    280G Approval.    To the extent necessary to avoid the application of Code Section 280G, the Company shall (i) no later than three (3) Business Days prior to the Closing use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute "parachute payments" (within the meaning of Code Section 280G) (such waived amounts, the "Waived 280G Benefits") so that all remaining payments and benefits applicable to such Person shall not be deemed to be "excess parachute payments" (within the meaning of Code Section 280G), and (ii) following the execution of the waivers described in clause (i), solicit approval by the stockholders of the Company of the Waived 280G Benefits by a vote that satisfies the requirements of Code Section 280G(b)(5)(B) and the regulations thereunder. Prior to, and in no event later than five (5) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and the Company shall reflect in such waivers and approval materials any changes reasonably requested by Parent. As soon as practicable following the date hereof, and no later than seven (7) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation required to determine whether and to what extent the vote described in this Section 6.13 is necessary in order to avoid the imposition of Taxes under Code Section 4999. At least one (1) Business Days prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

        6.14    Insider Loans; Equity Ownership in Company Subsidiaries.    The Company shall cause: (i) any loan by the Company to an Insider of the Company or its Company Subsidiaries and any other amount owed by such Person to the Company to be forgiven at or prior to the Closing, in each case as described on Section 6.14 of the Company Disclosure Letter; and (ii) any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

        6.15    Certain Financial Information.    Within twenty five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations and statement of cash flows.

        6.16    Access to Financial Information.    The Company will, and will direct its auditors to (a) continue to provide Parent and its advisors such reasonable access to the Company's financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 6.15 hereof and (b) cooperate with any reasonable reviews performed by Parent or its advisors of any such financial statements or information, in each case to the extent necessary to allow Parent to reasonably review such information being provided hereunder.

        6.17    Parent Borrowings.    Through the Closing, Parent shall be allowed to borrow from its Affiliates, directors, officers and stockholders, including under the Parent Promissory Note, to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm's length terms and conditions and repayable at Closing; provided, however, that the aggregate amount of such loans shall not exceed $850,000.

        6.18    Section 16 Matters.    Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Common Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

        6.19    Qualification as an Emerging Growth Company.    Each of the Company and Parent shall, at all times during the period from the date hereof until the Closing, (a) take all actions necessary to cause Parent to continue to qualify as an "emerging growth company" within the meaning of the JOBS Act and (b) not take any action that would cause Parent to not qualify as an "emerging growth company" within the meaning of the JOBS Act.

        6.20    Trust Account Disbursement.    Parent shall cause the Trust Account to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (a) to stockholders who elect to have their Parent Common Shares converted to cash in accordance with the provisions of Parent's Charter Documents, (b) for income tax or other tax obligations of Parent prior to Closing, and (c) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of Parent, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a Business Combination, including the Transactions; provided, however, that the aggregate amount of amounts payable to Credit Suisse Securities (USA) LLC ("Credit Suisse") shall be limited to the amounts set forth in that certain letter agreement dated as of August [    •    ], 2018, by and among Parent and Credit Suisse.

        6.21    Exchange of Certain Company Affiliate Debt.    Parent and the Company shall take all reasonable steps as may be required to cause the repayment and satisfaction in full of all outstanding obligations of the Company (and any guarantors) under the Insider Loans as set forth in the Exchange Agreement at the Closing.

        6.22    Support Agreements.    Within twenty four (24) hours of the date hereof: (i) Company Stockholders holding at least a majority of the shares of Company Common Stock issued and outstanding as of the date hereof shall execute and deliver to Parent a Support Agreement substantially in the form attached hereto as Exhibit A (each a "Company Support Agreement" and, collectively, the "Company Support Agreements") and (ii) Sponsor shall execute and deliver to the Company a Support Agreement substantially in the form attached hereto as Exhibit B (the "Parent Support Agreement".

        6.23    Private Investments.    Parent shall use its commercially reasonable efforts to obtain the Additional Private Investment prior to the Closing on terms reasonably acceptable to the Company, and the Company agrees to, and shall cause its Subsidiaries and Affiliates to, reasonably cooperate with Parent in connection therewith.

        6.24    Registration Rights Agreement.    At or prior to the Closing, Parent shall execute and deliver a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form attached hereto as Exhibit H pursuant to which, among other things, Parent will register for resale under the

Securities Act the shares of AHPAC Common Stock to be issued to certain of the Company Stockholders pursuant to this Agreement in the circumstances specified therein.

        6.25    Extension.    If either the Company or Parent reasonably believes that the Closing may not occur by October 14, 2018 (the "Business Combination Date"), but that the Parties are reasonably capable of causing the Closing to occur prior to February 15, 2019, then Parent may, and at the request of the Company, Parent shall, take all actions reasonably necessary to obtain the approval of Parent's shareholders to extend the deadline for Parent to consummate its initial Business Combination beyond October 14, 2018 (the "Extension") to a date no later than February 15, 2019 (or such earlier date as the Company and Parent may otherwise agree, and which may be structured as multiple monthly or other periodic extensions at the election of Parent without the requirement to seek additional Parent shareholder approval) (the "Extended Business Combination Date"), and shall use its commercially reasonable efforts to obtain such approval.

        6.26    SEC Compliance.    From the date hereof until the Closing, Parent shall timely comply with the reporting requirements under the Exchange Act applicable to Parent.

        6.27    Debt Consents.    From the date hereof until the Closing, the Company shall use its reasonable best efforts to cause the satisfaction of any outstanding conditions to the effectiveness of the Debt Consents.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

        7.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a)    Parent Shareholder Matters.    At the Special Meeting (including any adjournments thereof), the Parent Shareholder Matters shall have been duly approved and adopted by the shareholders of Parent by the Requisite Parent Shareholder Majority.

          (b)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (c)    Parent Net Tangible Assets.    Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of Parent Common Shares issued in Parent's initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Common Shares held by them into a pro rata share of the Trust Account in accordance with Parent's Charter Documents.

          (d)    HSR Act; No Order.    All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, Law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

          (e)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

          (f)    Listing.    (i) The shares of AHPAC Common Stock to be issued in connection with the Closing shall be listed on Nasdaq upon the Closing, subject to any compliance extension or ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules, and

  (ii) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of AHPAC Common Stock to be issued in the Domestication and the Merger shall have been obtained and shall be in effect.

          (g)   The Private Investments shall have been consummated.

        7.2    Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Parent and Merger Sub set forth in the first, fourth and fifth sentences of Section 4.3(a) and the first sentence of Section 4.3(b) shall be true and correct as of the date of this Agreement and on and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), subject only to de minimis inaccuracies and (ii) each other representation and warranty of Parent and Merger Sub contained in Article IV of this Agreement shall have been true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein) (i) as of the date of this Agreement and (ii) subject to the provisions of Section 6.8, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, in each case, except for such failure to be true and correct as would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

          (c)    Material Adverse Effect.    No Parent Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.

          (d)    Parent Support Agreements.    The Parent Support Agreement shall have been executed and delivered by Sponsor, and such Parent Support Agreement shall be in full force and effect.

          (e)    Resignations.    The persons listed in Section 7.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent and Merger Sub.

          (f)    Registration Rights Agreement.    The Registration Rights Agreement shall have been executed and delivered by Parent.

          (g)    Trust Account.    Parent shall have made all appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 6.20, disbursed to the Company upon the Closing.

          (h)    Parent Closing Certificate.    Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to (x) the matters set forth in Section 7.1(a), Section 7.2(a), Section 7.2(b), Section 7.2(c), and Section 7.2(f) (the "Parent Closing Certificate").

        7.3    Additional Conditions to the Obligations of Parent.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 3.3(a), the first two sentences of Section 3.3(b) and Section 3.3(c) shall be true and correct, as of the date of this Agreement and on and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), subject only to de minimum inaccuracies and (ii) each other representation and warranty of the Company contained in Article III of this Agreement shall have been true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein) (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.8, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date, in each case, except for such failure to be true and correct as has not had a Company Material Adverse Effect.

          (b)    Agreements and Covenants.    The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Company Material Adverse Effect on the Company.

          (c)    Material Adverse Effect.    No Company Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

          (d)    Company Support Agreements.    The Company Support Agreements shall have been executed and delivered by Stockholders of the Company holding at least a majority of the outstanding shares of Company Common Stock, and such Company Support Agreements shall be in full force and effect.

          (e)    Consents.    The Debt Consents shall have been delivered to Parent and shall remain in full force and effect.

          (f)    Exchange Agreement.    The Exchange Agreement shall have been consummated.

          (g)    FIRPTA Certificates.    Parent shall have been furnished at Closing with a certificate on behalf of the Company, reasonably acceptable to Parent and prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a "U.S. real property interest" within the meaning of Section 897(c) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

          (h)    Company Closing Certificate.    The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.1(c), Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(e) (the "Company Closing Certificate").

ARTICLE VIII

TERMINATION

        8.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)   by mutual written agreement of the Parties at any time;

          (b)   by either Parent or the Company if the Transactions shall not have been consummated by October 14, 2018 (the "Outside Date" (provided that if Parent seeks and receives approval by its shareholders of the Extension, the Outside Date shall be extended to the Extended Business Combination Date), provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c)   by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(d) until the earlier of (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach and (ii) the Outside Date, provided, further, that Parent and each of its Subsidiaries continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by Parent or Merger Sub is cured during such thirty (30)-day period);

          (e)   by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 8.1(e) until the earlier of (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach and (ii) the Outside Date, provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by the Company is cured during such thirty (30)-day period);

          (f)    by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Shareholder Matters are not duly approved and adopted by the Requisite Parent Shareholder Majority;

          (g)   by either Parent or the Company if Parent shall have less than $5,000,001 of net tangible assets following the exercise by the holders of Parent Common Shares issued in Parent's initial public offering of securities and outstanding immediately before the Closing of their rights to convert the Parent Common Shares held by them into a pro rata share of the Trust Account in accordance with Parent's Charter Documents; or

          (h)   by Parent, if (i) stockholders of the Company holding at least a majority of the outstanding Company Common Stock do not enter into Support Agreements substantially in the form attached as Exhibit A hereto within twenty four (24) hours following the date hereof, or (ii) the Company Stockholder Approval shall not have been obtained by the twenty fifth 25th Business Day following the effectiveness of the Registration Statement (provided that the Registration Statement continues to be effective throughout such twenty five 25-Business Day period).

        8.2    Notice of Termination; Effect of Termination.

          (a)   Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto.

          (b)   In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Section 6.4, Section 6.7, this Section 8.2, Section 8.3 and Article IX (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 8.1(b) caused by an action or failure to act of such Party which action or failure to act constituted the principal cause of, or resulting in the failure of, the Merger to occur on or before the Outside Date.

        8.3    Fees and Expenses.    Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid (i) by the Party incurring such expenses, if the Merger is not consummated, and (ii) by Parent, if the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email or telecopy to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a Party as shall be specified by like notice):

  if to Parent or Merger Sub, to:

Avista Healthcare Public Acquisition Corp. 65 East 55th Street, 18th Floor New York, NY 10022
Attn:	Ben Silbert, Esq.
Email:	Silbert@avistacap.com

  with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention:	Michael J. Aiello / Jaclyn L. Cohen
Telephone:	(212) 310-8552 / (212) 310-8891
Fax:	(212) 310-8007
Email:	michael.aiello@weil.com / jackie.cohen@weil.com

  if to the Company to:

Organogenesis Inc. 85 Dan Road Canton, MA 02021
Attention:	General Counsel
Telephone:	(781) 830-2338
Email:	LFreedman@organo.com

  with a copy to:

Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210
Attention:	William R. Kolb, Esq.
Telephone:	(617) 832-1209
Fax:	(617) 832-7000
Email:	wrk@foleyhoag.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by fax. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

        9.2    Interpretation.    The words "hereof," "herein," "hereinafter," "hereunder," and "hereto" and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word "or" shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

        9.3    Counterparts; Electronic Delivery.    This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other

Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

        9.4    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 2.4 and Section 6.12 (which shall be enforceable by the Persons specified therein) are not intended to confer upon any other Person other than the Parties any rights or remedies.

        9.5    Severability.    In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

        9.6    Other Remedies; Specific Performance.    Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

        9.7    Governing Law.    This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, and any action, suit, dispute, controversy or claim arising out of this Agreement and each other document executed in connection with the Transactions, and the consummation thereof, or the validity, interpretation, breach or termination of this Agreement and each other document executed in connection with the Transactions, and the consummation thereof, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

        9.8    Consent to Jurisdiction; Waiver of Jury Trial.    Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement and each other document executed in connection with the Transactions, and the consummation thereof, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) such Person's property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1. Notwithstanding the foregoing in this Section 9.8, a party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS, AND THE CONSUMMATION THEREOF, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS, AND THE CONSUMMATION THEREOF. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

        9.9    Rules of Construction.    Each of the Parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.10    Assignment.    No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 9.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        9.11    Amendment.    This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties.

        9.12    Extension; Waiver.    At any time prior to the Closing, any Party hereto may, to the extent not prohibited by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

        9.13    Currency.    All references to currency amounts in this Agreement shall mean United States dollars.

        9.14    No Recourse.    Other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 2.4 or 6.12, no Person who is not a Party, including any current, former or future director, officer, employee, consultant, incorporator, partner, manager, stockholder (including the Company Stockholders), member, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, partner, manager, stockholder, member, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the "Nonparty Affiliates"), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the Transactions, or based on, in respect of, or by reason of this Agreement and the Transactions or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Applicable Legal Requirements, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Legal Requirements, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

        9.15    Release.

          (a)    Company Release.    The Company, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Company Stockholders and their respective predecessors, successors, Subsidiaries and Affiliates, and any of the Company's and any of its Subsidiaries' respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the Company Stockholders, any Person's service as a director of the Company and any acts or omissions of any Person on behalf of the Company and any of its Subsidiaries.

          (b)    Parent Release.    Each of Parent and Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of AHPAC Common Stock and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Common Shares of such stock, any Person's service on the board of directors of Parent or Merger Sub and any acts or omissions of any Person on behalf of Parent or Merger Sub.

        9.16    Public Announcements.    From the date hereof until and including the Closing Date, none of the Parties hereto shall, and each Party hereto shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 9.15. Nothing in this Section 9.15 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by Applicable Legal Requirement or the requirements of any national securities exchange to make, issue or release; provided further that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

        9.17    Survival of Representations and Warranties.    The representations and warranties in Article III and Article IV of this Agreement and in any instrument delivered pursuant to this Agreement with respect to the accuracy of such representations and warranties, shall terminate and be of no further force and effect as of the Closing.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO
AVISTA HEALTHCARE MERGER SUB, INC.
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Director
ORGANOGENESIS INC.
By:	/s/ GARY S. GILLHEENY, SR.
	Name:	Gary S. Gillheeny, Sr.
	Title:	President and Chief Executive Officer

SCHEDULE A

DEFINED TERMS

        1.1.    Defined Terms.    Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

"2010 Loans"	Schedule A, Section 1.2(a)
"2015 Loans"	Schedule A, Section 1.2(b)
"2016 Loans"	Schedule A, Section 1.2(c)
"Acquisition Proposal"	Section 6.10(b)
"Additional Private Investment"	Recital K
"Affiliate"	Schedule A, Section 1.2(d)
"Agreement"	Preamble
"AHPAC Common Stock"	Section 1.2(a)(ii)
"Alternative Transaction"	Section 6.10(b)
"Applicable Legal Requirements"	Recital B
"Approvals"	Section 3.1(a)
"Assumed Option"	Section 2.4(b)
"Business Combination"	Schedule A, Section 1.2(e)
"Business Combination Date"	Section 6.26
"Business Day"	Schedule A, Section 1.2(f)
"Cayman Law"	Recital A
"Certificate"	Section 2.4(a)(ii)
"Certificate of Merger"	Section 1.2(b)(iii)
"Charter Documents"	Section 3.1(a)
"Class A Shares"	Section 4.3(a)
"Class B Shares"	Section 4.3(a)
"Closing"	Section 1.1
"Closing Date"	Section 1.1
"Closing Form 8-K"	Section 6.2(c)
"Closing Press Release"	Section 6.2(c)
"Code"	Section 3.11(a)
"Company"	Preamble
"Company Board"	Recital E
"Company Closing Certificate"	Section 7.3(h)
"Company Common Stock"	Recital C
"Company Contracts"	Section 3.19(a)
"Company Disclosure Letter"	Article III
"Company Equity Plan"	Schedule A, Section 1.2(h)
"Company Intellectual Property"	Section 3.18(b)
"Company Material Adverse Effect"	Schedule A, Section 1.2(i)
"Company Option"	Schedule A, Section 1.2(j)
"Company Registered Intellectual Property"	Section 3.18(a)
"Company Regulatory Permits"	Schedule A, Section 1.2(k)
"Company Representatives"	Section 6.10(a)
"Company Stockholder"	Schedule A, Section 1.2(m)
"Company Stockholder Approval"	Recital F
"Company Subsidiaries"	Section 3.2(a)
"Company Support Agreement(s)"	Section 6.23
"Company Systems"	Section 3.18(i)
"Company Warrant"	Schedule A, Section 1.2(n)
"Consent Solicitation Statement/Prospectus"	Section 6.1(c)(ii)

Sch. A-1

"Contamination"	Schedule A, Section 1.2(o)
"Continental"	Section 4.21(a)
"Contracts"	Schedule A, Section 1.2(p)
"Copyrights"	Schedule A, Section 1.2(cc)
"Debt Consents"	Recital J
"Dissenting Shares"	Section 2.8(a)
"DGCL"	Recital A
"Domestication"	Recital A
"Eastward Credit Agreement"	Schedule A, Section 1.2(p)
"Effective Time"	Section 2.1(a)
"EMA"	Section 3.23(g)
"Employee Benefit Plans"	Section 3.11(a)
"Enforceability Exceptions"	Section 3.4
"Environmental Law"	Schedule A, Section 1.2(r)
"Environmental Permits"	Section 3.16(a)(i)
"Exchange Act"	Schedule A, Section 1.2(s)
"Exchange Agent"	Section 2.5(a)
"Exchange Agreement"	Recital I
"Exchange Fund"	Section 1.2(b)(ii)
"Exchange Ratio"	Schedule A, Section 1.2(u)
"Excluded Company Contract"	Schedule A, Section 1.2(t)
"Excluded Share(s)"	Section 2.4(a)(i)
"Existing Credit Agreements"	Schedule A, Section 1.2(v)
"Extended Business Combination Date"	Section 6.26
"Extension"	Section 6.26
"FDA"	Schedule A, Section 1.2(w)
"FDCA"	Schedule A, Section 1.2(x)
"Financial Statements"	Section 3.7(a)
"Governmental Action/Filing"	Schedule A, Section 1.1(a)
"Governmental Entity"	Schedule A, Section 1.2(y)
"Hazardous Substance"	Schedule A, Section 1.2(z)
"HSR Act"	Section 3.5(b)
"Incentive Plan"	Section 6.1(a)
"Indebtedness"	Schedule A, Section 1.2(aa)
"Indemnified Party"	Section 6.12(a)
"Initial Private Investment"	Recital K
"Insider"	Section 3.19(a)(i)
"Insurance Policies"	Section 3.20
"Intellectual Property"	Schedule A, Section 1.2(cc)
"Interim Financial Statements"	Section 3.7(b)
"IPO"	Schedule A, Section 1.2(dd)
"IPO Prospectus"	Schedule A, Section 1.2(ee)
"JOBS Act"	Section 4.25
"Knowledge"	Schedule A, Section 1.2(ff)
"Law"	Schedule A, Section 1.2(gg)
"Legal Proceeding"	Schedule A, Section 1.2(hh)
"Legal Requirements"	Schedule A, Section 1.2(ii)
"Lien"	Schedule A, Section 1.2(jj)
"March 2018 Loans"	Schedule A, Section 1.2(kk)
"May 2018 Loans"	Schedule A, 1.2(ll)
"Material Company Contracts"	Section 3.19(a)
"Merger"	Recital B
"Merger Sub"	Preamble

Sch. A-2

"Merger Sub Common Stock"	Section 4.3(b)
"Nasdaq"	Section 4.19
"Nonparty Affiliates"	Section 9.14
"Order"	Schedule A, Section 1.2(kk)
"Outside Date"	Section 8.1(b)
"Parent"	Preamble
"Parent Audited Financial Statements"	Section 4.7(b)
"Parent Board"	Recital G
"Parent Business Combination"	Section 6.10(a)
"Parent Charter Documents"	Schedule A, Section 1.2(nn)
"Parent Closing Certificate"	Section 7.2(h)
"Parent Common Shares"	Section 4.3(a)
"Parent Disclosure Letter"	Article IV
"Parent Financial Statements"	Section 4.7(b)
"Parent Material Adverse Effect"	Schedule A, Section 1.2(oo)
"Parent Preferred Shares"	Section 4.3(a)
"Parent Promissory Note"	Schedule A, Section 1.2(pp)
"Parent Recommendation"	Recital G
"Parent Representatives"	Section 6.10(a)
"Parent SEC Reports"	Section 4.7(a)
"Parent Shareholder Matters"	Section 6.1(a)
"Parent Shareholder Redemption"	Schedule A, Section 1.2(qq)
"Parent Shareholder Redemptions"	Schedule A, Section 1.2(rr)
"Parent Shares"	Section 4.3(a)
"Parent Sponsor Letter Agreement"	Recital L
"Parent Support Agreement(s)"	Section 6.23
"Parent Unaudited Financial Statements"	Section 4.7(b)
"Parent Warrants"	Section 4.3(a)
"Parties"	Preamble
"Patents"	Schedule A, Section 1.2(cc)
"Permitted Lien"	Schedule A, Section 1.2(ss)
"Person"	Schedule A, Section 1.2(tt)
"Personal Information"	Schedule A, Section 1.2(uu)
"Personal Property"	Section 3.14(b)
"Per Share Merger Consideration"	Section 2.4(a)(i)
"Post-Closing Parent Charter"	Section 6.1(a)
"Post-Closing Parent Bylaws"	Section 6.1(a)
"Privacy Laws"	Schedule A, Section 1.2(vv)
"Private Investments"	Recital K
"Private Placement Warrants"	Section 4.3(a)
"Products"	Schedule A, Section 1.2(ww)
"Public Warrants"	Section 4.3(a)
"Registration Statement"	Section 6.1(a)
"Real Estate Loans"	Schedule A, Section 1.2(xx)
"Real Property Leases"	Section 3.14(b)
"Recall"	Section 3.23(f)
"Registration Rights Agreement"	Section 6.25
"Replacement Parent Warrant"	Section 2.4(c)
"Representatives"	Schedule A, Section 1.2(yy)
"Requisite Parent Shareholder Majority"	Schedule A, Section 1.2(zz)
"Reviewable Document"	Section 6.3(a)
"SEC"	Schedule A, Section 1.2(aaa)
"Securities Act"	Schedule A, Section 1.2(bbb)

Sch. A-3

"Signing Form 8-K"	Section 6.2(a)
"Signing Press Release"	Section 6.2(b)
"Special Meeting"	Section 6.1(a)
"Sponsor"	Schedule A, Section1.2(ccc)
"Subsidiary"	Schedule A, Section 1.2(ddd)
"Surviving Corporation"	Recital B
"Surviving Corporation Bylaws"	Section 2.2
"Surviving Corporation Charter"	Section 2.2
"SVB Credit Agreement	Schedule A, 1.2(eee)
"Tax Return"	Schedule A, Section 1.2(ggg)
"Tax(es)"	Schedule A, Section 1.2(fff)
"Trademarks"	Schedule A, Section 1.2(cc)
"Transaction Agreements"	Schedule A, Section 1.2(hhh)
"Transactions"	Schedule A, Section 1.2(iii)
"Treasury Regulations"	Schedule A, Section 1.2(jjj)
"Trust Account"	Section 4.21(a)
"Trust Agreement"	Section 4.21(a)
"Trust Termination Letter"	Section 6.5
"U.S. GAAP"	Section 3.7(a)
"Waived 280G Benefits"	Section 6.13

        1.2.    Additional Terms.    For purposes of this Agreement:

          (a)   the term "2010 Loans" shall mean the loans made pursuant to that certain: (i) Second Amended and Restated Term Loan Agreement dated as of October 15, 2010 by and among the Company, Alan Ades, Albert Erani and Glenn Nussdorf; (ii) Amended and Restated Working Capital Loan Agreement dated as of October 15, 2010 by and among the Company, Alan Ades, Albert Erani, Glenn Nussdorf, Dennis Erani, Organo PFG LLC and Organo Investors LLC; and (iii) Amended and Restated Subordinated Loan Agreement dated as of October 15, 2010 by and among the Company, Alan Ades, Albert Erani, Glenn Nussdorf, Dennis Erani, Organo PFG LLC and Organo Investors LLC;

          (b)   the term "2015 Loans" shall mean the loans made pursuant to that certain Loan and Security Agreement dated as of July 1, 2015 by and among the Company, Alan Ades, Albert Erani, Dennis Erani, Glenn Nussdorf and Organo PFG LLC, as amended by that certain Amendment to Loan and Security Agreement dated as of November 20, 2015;

          (c)   the term "2016 Loans" shall mean the loans made pursuant to that certain Securities Purchase Agreement dated as of April 12, 2016 among the Company and Alan Ades, Dennis Erani and Glenn Nussdorf;

          (d)   the term "Affiliate" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

          (e)   the term "Business Combination" shall have the meaning given to such term in Parent's Charter Documents;

          (f)    the term "Business Day" shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close;

Sch. A-4

          (g)   the term "Charter Documents" with respect to a Person shall mean the certificate of incorporation and by-laws (or other comparable governing instruments with different names) of such Person;

          (h)   the term "Company Equity Plan" shall mean the Company's 2003 Stock Incentive Plan;

          (i)    the term "Company Material Adverse Effect" shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (i) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) is reasonably likely to prevent or delay the ability of the Company to consummate the Transactions; provided, however, with respect to clause (i) only, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (1) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (2) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters, (3) changes attributable to the public announcement or pendency of the Transactions, (4) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Government Entity, (5) changes or proposed changes in U.S. GAAP (or any interpretation thereof), (6) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (7) events or conditions generally affecting the industries in which the Company operates, (8) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (8) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (9) any action taken at the express written request of Parent in accordance with such request; provided, however, that if a change or effect related to clauses (4) through (7) disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred;

          (j)    the term "Company Option" shall mean each option to acquire shares of Company Common Stock that is outstanding;

          (k)   the term "Company Regulatory Permits" shall mean Governmental Action/Filings required by the FDA under the FDCA and all Governmental Action/Filings of any other applicable Governmental Entity that has regulatory authority over the nonclinical and clinical testing, development, design, quality, identity, safety, efficacy, manufacturing, storing, packaging labeling, marketing, distribution, commercialization, sale, pricing, import or export of the Products, in each case as necessary for the lawful operation of the businesses of the Company or any Company Subsidiary as currently conducted in each jurisdiction in which such entity operates;

          (l)    the term "Company Stockholder Approval" shall mean the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Company Common Stock;

          (m)  the term "Company Stockholder" shall mean a holder of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time;

Sch. A-5

          (n)   the term "Company Warrant" shall mean each warrant to acquire shares of Company Common Stock that is outstanding;

          (o)   the term "Contamination" shall mean Hazardous Substances that are present in concentrations that exceed action levels which trigger a duty to investigate or respond as established under Environmental Law to protect human health and safety;

          (p)   the term "Contracts" shall mean all written contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, (including any amendments and other modifications thereto);

          (q)   the term "Eastward Credit Agreement" shall mean that certain Master Lease Agreement dated as of April 28, 2017 by and among the Company, Prime Merger Sub, LLC and Eastward Fund Management, LLC, as amended by that certain Consent Regarding Subordination Agreement dated as of December 15, 2017, by and between Silicon Valley Bank, Eastward Fund Management, LLC, the Company and Prime Merger Sub, LLC;

          (r)   the term "Environmental Law" shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to (i) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act;

          (s)   the term "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

          (t)    the term "Excluded Company Contract" shall mean any Company Contract: (i) concerning a license for computer software and/or other Intellectual Property that is generally available to the public on non-discriminatory terms at a cost of not more than $50,000 in the aggregate; (ii) that is a standard non-disclosure or confidentiality arrangement entered into in the ordinary course of business by companies and other business entities in the bio-pharmaceutical industry; or (iii) that has expired on its terms or been terminated, and with respect to which only customary confidentiality, indemnification and like obligations survive;

          (u)   the term "Exchange Ratio" shall mean 2.03;

          (v)   the term "Existing Credit Agreements" shall mean the SVB Credit Agreement and the Eastward Credit Agreement;

          (w)  the term "FDA" shall mean the United States Food and Drug Administration;

          (x)   the term "FDCA" shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) as amended, and the rules promulgated thereunder;

          (y)   the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

Sch. A-6

          (z)   the term "Governmental Entity" shall mean (i) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body, (ii) any self-regulatory organization or (iii) any political subdivision of any of the foregoing;

          (aa) the term "Hazardous Substance" shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law;

          (bb) the term "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iii) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (iv) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker's acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligation described in clauses (i) through (vii) above of any other Person that is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss;

          (cc) the term "Insider" shall mean any officer, director, stockholder or holder of derivative securities, of the Company or Parent, as applicable;

          (dd) the term "Intellectual Property" shall mean all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, pediatric data package exclusivity extensions, or the like) and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, "Patents"); (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works (collectively, "Copyrights"); (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, "Trademarks"); (iv) all Internet domain names; (v) trade secrets, technology, discoveries and improvements, know-how, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic information and data relating thereto and formulation, clinical, analytical and stability information and data, in each

Sch. A-7

  case, which have actual or potential commercial value and are not available in the public domain (collectively "Trade Secrets"); and (vi) all other intellectual property rights, proprietary rights, or confidential information and materials;

          (ee) the term "IPO" means the initial public offering of Parent Common Shares and Public Warrants pursuant to the IPO Prospectus;

          (ff)  The term "IPO Prospectus" shall mean means the final prospectus of the Parent dated October 10, 2016, filed with the SEC pursuant to Rule 424(b) under the Securities Act;

          (gg) the term "Knowledge" shall mean the actual knowledge as to a specified fact or event, following reasonably inquiry, of (i) with respect to the Company, the individuals listed in Section 1.2(ff) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the individuals listed in Section 1.2(ff) of the Parent Disclosure Letter;

          (hh) the term "Law" means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code, directive or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity;

          (ii)   the term "Legal Proceeding" shall mean any action, suit, hearing, claim, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity;

          (jj)   the term "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise having the force of Law;

          (kk) the term "Lien" shall mean any mortgage, pledge, security interest, encumbrance, license, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);

          (ll)   the term "March 2018 Loans" shall mean the loans made pursuant to that certain Loan Agreement dated as of March 1, 2018 among the Company and Alan Ades, Albert Erani and Glenn Nussdorf;

          (mm)  the term "May 2018 Loans" shall mean the loans made pursuant to that certain Loan Agreement dated as of May 23, 2018 among the Company and Alan Ades, Albert Erani and Glenn Nussdorf;

          (nn) the term "Order" shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction;

          (oo) the term "Parent Charter Documents" shall mean the Amended and Restated Memorandum and Articles of Association of Parent, dated as of October 10, 2016, and any other similar organization documents of Parent, as each may be amended, modified or supplemented;

          (pp) the term "Parent Material Adverse Effect" shall mean shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (i) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) is reasonably likely to prevent or delay the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to

Sch. A-8

  clause (i): (1) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Government Entity, (2) changes or proposed changes in U.S. GAAP (or any interpretation thereof), (3) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, however, that if a change or effect related to clauses (1) through (3) disproportionately adversely affects the Parent and its, taken as a whole, compared to other Persons operating in the same industry as Parent and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred;

          (qq) the term "Parent Promissory Note" shall mean the unsecured promissory note issued by Parent to the Sponsor on August 11, 2017, as amended and restated on May 3, 2018;

          (rr)  the term "Parent Shareholder Redemption" shall mean the election of an eligible (as determined in accordance with the Parent Charter Documents) holder of Parent Common Shares to redeem all or a portion of the Parent Common Shares held by such shareholder at a per-share price, payable in cash, equal such holder's pro rata share of the Trust Account (as determined in accordance with the Parent Charter Documents and the IPO Prospectus) in connection with the Extension or the approval of the Parent Shareholder Matters;

          (ss)  the term "Parent Shareholder Redemptions" shall mean the aggregate of each Parent Shareholder Redemption;

          (tt)  the term "Permitted Lien" shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) statutory Liens of landlords with respect to leased real property, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and not yet delinquent, (iv) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (v) Liens securing the Indebtedness of the Company or any of its Subsidiaries, (vi) in the case of Intellectual Property, non-exclusive licenses granted to service providers into in the ordinary course of business consistent with past practices, and (vii) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries;

          (uu) the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

          (vv) the term "Personal Information" shall mean" means, in addition to any definition for any similar term (e.g., "personally identifiable information" or "PII") provided by applicable Law or Legal Requirement, or by the Company in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise;

          (ww)  the term "Privacy Laws" shall mean any and all applicable Laws, Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of

Sch. A-9

  Personal Information, including the Federal Trade Commission Act, Health Insurance Portability and Accountability Act (HIPAA), Health Information Technology for Economic and Clinical Health Act (HITECH), Genetic Information Nondiscrimination Act (GINA), and General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information;

          (xx) the term "Products" shall mean each product (i) that is the subject of pre-clinical development activities by or on behalf of any of the Company or the Company Subsidiaries, (ii) with respect to which an Investigational New Drug application has been filed by or on behalf of any of the Company or the Company Subsidiaries, (iii) that is the subject of any clinical development activities by or on behalf of any of the Company or the Company Subsidiaries or (iv) with respect to which any of the Company or the Company Subsidiaries have obtained any Company Regulatory Permit or have marketed, distributed or sold such product. For the avoidance of doubt, the term "Products" specifically includes the products referred to by the Company as of the date of this Agreement by the trademark or other designation: Affinity, Apligraf, Dermagraft, Gintuit, Novachor, NuCel, NuShield, PuraForce, PuraPly, PuraPly AM, PuraPly XT, PuraPly MZ, ReNu and TransCyte;

          (yy) the term "Real Estate Loans" means the loans made pursuant to that certain Additional Financing Agreement dated as of June 19, 2013 by and between the Company, 65 Dan Road SPE, 85 Dan Road Associates, LLC and 275 Dan Road SPE, LLC;

          (zz) the term "Representatives" means, as to any Person, such Person's Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates;

          (aaa)  the term "Requisite Parent Shareholder Majority" means, in connection with (i) the adoption and approval of this Agreement and the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding Parent Common Shares entitled to vote and actually cast thereon in favor of such proposal, (ii) the approval of the Domestication, the affirmative vote (in person or by proxy) of the holders of two-thirds of the issued and outstanding Parent Common Shares entitled to vote in favor of such proposal, (iii) the issuance of shares of AHPAC Common Stock in connection with the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding Parent Common Shares entitled to vote and actually cast thereon in favor of such proposal, (iv) the change of the name of Parent to "Organogenesis Holdings Inc.," the affirmative vote (in person or by proxy) of the holders of two-thirds of the issued and outstanding Parent Common Shares entitled to vote in favor of such proposal, (v) an increase in the number of authorized shares of AHPAC Common Stock, the affirmative vote (in person or by proxy) of the holders of two-thirds of the issued and outstanding Parent Common Shares entitled to vote in favor of such proposal, (vi) amendments to the Parent Charter Documents to be effective from and after the Closing, the affirmative vote (in person or by proxy) of the holders of two-thirds of the issued and outstanding Parent Common Shares entitled to vote in favor of such proposal, (vii) the adoption and approval of the Incentive Plan, and (viii) the election of the members of the board of directors of Parent in accordance with Section 6.1(g) hereof, the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding Parent Common Shares entitled to vote and actually cast thereon in favor of such proposal.

          (bbb)  the term "SEC" shall mean the United States Securities and Exchange Commission;

          (ccc)  the term "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Sch. A-10

          (ddd)  term "Sponsor" shall mean Avista Acquisition Corp., a Cayman Islands exempted company;

          (eee)  the term "Subsidiary" shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) in any case, such Person controls the management thereof;

          (fff) the term "SVB Credit Agreement" shall mean that certain Credit Agreement dated as of March 21, 2017 by and among the Company, the Lenders party thereto and Silicon Valley Bank, as Administrative Agent, Issuing Lender and Swingline Lender, as amended by that certain Joinder, Assumption and First Amendment to Credit Agreement dated as of March 24, 2017, as amended by that certain Second Amendment to Credit Agreement and Amendment to Guarantee and Collateral Agreement dated as of August 10, 2017, as amended by that certain Third Amendment to Credit Agreement dated as of November 7, 2017, as amended by that certain Waiver and Fourth Amendment to Credit Agreement dated as of February 9, 2018, as amended by that certain Fifth Amendment to Credit Agreement dated as of April 5, 2018, as amended by that certain Forbearance and Sixth Amendment to Credit Agreement dated as of May 23, 2018;

          (ggg)  the term "Tax" or "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any similar provision of law), other than amounts payable with respect to customary provisions of commercial agreements the principal purpose of which is not related to Taxes;

          (hhh)  the term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof;

          (iii)  the term "Transaction Agreements" shall mean this Agreement, the Surviving Corporation Charter, the Company Support Agreements, the Parent Support Agreements, the Registration Rights Agreement, the Post-Closing Parent Charter, the Post-Closing Parent Bylaws, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto;

          (jjj)  the term "Transactions" shall mean the transactions contemplated pursuant to this Agreement, including the Domestication and the Merger; and

          (kkk)  the term "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

Sch. A-11

Annex A-1

AMENDMENT NO. 1 TO MERGER AGREEMENT

        This AMENDMENT NO. 1 TO MERGER AGREEMENT, dated as of October 5, 2018 (this "Amendment"), is made by and among Organogenesis Inc., a Delaware corporation (the "Company"), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent") and Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, the Company, Parent and Merger Sub are parties to the Agreement and Plan of Merger, dated as of August 17, 2018 (the "Merger Agreement");

        WHEREAS, pursuant to Section 9.11 of the Merger Agreement, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; and

        WHEREAS, each of the parties to the Merger Agreement agrees to amend the Merger Agreement as described below.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

          1.     Effective as of the date of this Amendment, the Merger Agreement is hereby amended as follows:

            (a)   Section 6.1(a) of the Merger Agreement is hereby amended to replace the words "amendments to the Parent Charter Documents to be effective from and after the Closing as set forth in the Form of Parent Certificate of Incorporation upon Domestication attached hereto as Exhibit E (the "Post-Closing Parent Charter") and Form of Parent Bylaws attached hereto as Exhibit F (the "Post-Closing Parent Bylaws")" in clause (E) with the words "amendments to the Parent Charter Documents to be effective from and after the Closing substantially as set forth in the form of Parent Certificate of Incorporation upon Domestication attached hereto as Exhibit E (the "Post-Closing Parent Charter") and substantially in the form of Parent Bylaws attached hereto as Exhibit F (the "Post-Closing Parent Bylaws")."

            (b)   Exhibit E of the Merger Agreement is hereby amended and restated in its entirety, and replaced by Exhibit A to this Amendment.

            (c)   Exhibit F of the Merger Agreement is hereby amended and restated in its entirety, and replaced by Exhibit B to this Amendment.

          2.     The parties hereto hereby agree that, except as specifically provided in this Amendment, the Merger Agreement shall remain in full force and effect without any other amendments or modifications.

          3.     The provisions of Sections 9.1 through 9.17 of the Merger Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

Annex A-1

        IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ORGANOGENESIS INC.
By:	/s/ TIMOTHY M. CUNNINGHAM
	Name:	Timothy M. Cunningham
	Title:	Chief Financial Officer
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO
AVISTA HEALTHCARE MERGER SUB, INC.
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Director

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A-2

 EXHIBIT A

Form of Post-Closing Parent Charter

(see Annex M)

Annex A-3

 EXHIBIT B

Form of Post-Closing Parent Bylaws

(see Annex N)

Annex A-4

Annex B

COMPANY SUPPORT AGREEMENT

        This Company Support Agreement (this "Agreement") is made and entered into as of August 17, 2018, by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempt company ("Parent"), and the other Persons whose names appear on the signature pages hereto (each such Person, a "Stockholder" and, collectively, the "Stockholders"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

        A.    On August 17, 2018, Organogenesis Inc., a Delaware corporation (the "Company"), Parent, Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") that, among other things, provides for the merger of Merger Sub with and into the Company (the "Merger"), with the Company being the surviving entity of the Merger.

        B.    The Stockholders agree to enter into this Agreement with respect to all common stock of the Company, par value $0.001 per share (the "Company Common Stock") that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record.

        C.    The Stockholders are the owners of, and have sole voting power over, such number of shares of Company Common Stock as are indicated opposite each of their names on Schedule A attached hereto.

        D.    Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

          "Beneficially Own", "Beneficial Owner" or "Beneficial Ownership" shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

          "Company Securities" means, collectively, any Company Common Stock, any securities convertible into or exchangeable for any Company Common Stock, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

          "Expiration Time" shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Transfer" shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding

  (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

        2.    Agreement to Retain the Company Common Stock.

          2.1    No Transfer of Company Securities.    Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Company Securities or (b) deposit any Company Securities into a voting trust or enter into a voting agreement with respect to Company Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that (i) any Stockholder may Transfer any such Company Securities to any other Stockholder or any affiliate of any such Stockholder or to any family member (including a trust for such family member's benefit) of such Stockholder if the transferee of such Company Securities evidences in a writing reasonably satisfactory to Parent such transferee's agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (ii) the Stockholders may enter into that certain Controlling Stockholders Agreement, as may be amended from time to time (the "Controlling Stockholders Agreement"), in connection with the transactions contemplated by the Merger Agreement.

          2.2    Additional Purchases.    Until the Expiration Time, each Stockholder agrees that any Company Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

          2.3    Unpermitted Transfers.    Any Transfer or attempted Transfer of any Company Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

        3.    Agreement to Consent and Approve.

          3.1   Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the "Form S-4"). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company's stockholders with respect to the Company Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the "Company Statement"), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Merger for purposes of Delaware Law, the certificate of incorporation of the Company or otherwise to achieve the Company Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Company Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Securities that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby, including the receipt of the Company Stockholder Approval and the consummation of the Merger.

          3.2   Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

          3.3   Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder's vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Company Securities (to the extent such Company Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

        4.    Additional Agreements.

          4.1    Agreement Not to Exercise Appraisal Rights; Litigation.    The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Company Securities that may arise in connection with the Merger or the Merger Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

        5.    Representations and Warranties of the Stockholders.    Each Stockholder hereby represents and warrants to Parent as follows:

          5.1    Due Authority.    Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors' rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          5.2    Ownership of the Company Common Stock.    As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock indicated on Schedule A hereto opposite such Stockholder's name, free and clear of any and all Liens, other than those (i) created by this Agreement, or (ii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Stockholder's name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A opposite such Stockholder's name.

          5.3    No Conflict; Consents.

          (a)   The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          (b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

          5.4    Absence of Litigation.    As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder's obligations hereunder or to consummate the transactions contemplated hereby.

          5.5    Absence of Other Voting Agreement.    Except for this Agreement, the Merger Agreement, the Controlling Stockholders Agreement and the Stockholders Agreement dated as of June 18, 2008 by and among the Company, Organo PFG LLC, a Delaware limited liability company, Organo Investors LLC, a Delaware limited liability company and Glen Nussdorf, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock or other equity securities of the Company owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock or other equity securities of the Company owned by such Stockholder (other than as contemplated by this Agreement).
        6.    Fiduciary Duties.    The covenants and agreements set forth herein shall not prevent any of the Stockholders' designees serving on the board of directors of the Company from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder's shares of Company Common Stock.

        7.    Termination.    Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 5 shall terminate and have no further force and effect immediately as of and following the Effective Time.

        8.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders' shares of Company Common Stock. All rights, ownership and economic benefits of and relating to the Stockholders' shares of Company Common Stock and shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock except as otherwise provided herein.

        9.    Exclusivity.    Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.10 of the Merger Agreement as if they were parties thereto.

        10.    Miscellaneous.

          10.1    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          10.2    Non-survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

          10.3    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.

          10.4    Amendments and Modifications.    Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

          10.5    Specific Performance; Injunctive Relief.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

          10.6    Notices.    All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

    (i)
    if to any Stockholder, to the address for notice set forth on Schedule A hereto.

      with a concurrent copy to (which shall not be considered notice):

Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210
Attention:	William R. Kolb
Telephone:	(617) 832-1209
Fax:	(617) 832-7000
Email:	wrk@foleyhoag.com
    (ii)
    if to Parent, to:

Avista Healthcare Public Acquisition Corp. 65 East 55th Street, 18th Floor New York, NY 10022
Attn:	Ben Silbert, Esq.
Email:	Silbert@avistacap.com

      with a concurrent copy to (which shall not be considered notice):

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention:	Michael J. Aiello / Jaclyn L. Cohen
Telephone:	(212) 310-8552 / (212) 310-8891
Fax:	(212) 310-8007
Email:	michael.aiello@weil.com / jackie.cohen@weil.com

  or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 10.6; provided that any notice received by email transmission or otherwise at the addressee's location on any Business Day after 5:00 P.M. (addressee's local time) shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.6. Nothing in this Section 10.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

          10.7    APPLICABLE LAW; JURISDICTION OF DISPUTES.    THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER

  OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

          10.8    WAIVER OF JURY TRIAL.    EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

          10.9    Entire Agreement; Third-Party Beneficiaries.    This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

          10.10    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          10.11    Effect of Headings.    Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

          10.12    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

          10.13    Legal Representation.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

          10.14    Expenses.    Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

          10.15    No Recourse.    Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a "Non-Recourse Party") shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

        In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO

[Signature page to Company Support Agreement]

        In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

STOCKHOLDERS:
ORGANO PFG LLC
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ ALBERT ERANI
	Name:	Albert Erani
	Title:	Member
ORGANO INVESTORS LLC
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ ALBERT ERANI
	Name:	Albert Erani
	Title:	Member
GN 2016 FAMILY TRUST U/A/D AUGUST 12, 2016
By:	/s/ MICHAEL KATZ
	Name:	Michael Katz
	Title:	Trustee
GN 2016 ORGANO 10-YEAR GRAT U/A/D SEPTEMBER 30, 2016
By:	/s/ GLENN NUSSDORF
	Name:	Glenn Nussdorf
	Title:	Trustee

[Signature page to Company Support Agreement]

STOCKHOLDERS (continued):
DENNIS ERANI 2012 ISSUE TRUST DATED 12/20/12
By:	/s/ SUSAN ERANI
	Name:	Susan Erani
	Title:	Trustee
DENNIS ERANI 2016 GRAT
By:	/s/ GLENN NUSSDORF
	Name:	Glenn Nussdorf
	Title:	Trustee
By:	/s/ DAVID PERETZ
	Name:	David Peretz
	Title:	Trustee
ALBERT ERANI FAMILY TRUST DATED 12/29/2012
By:	/s/ JOHN WISDOM
	Name:	John Wisdom
	Title:	Trustee
By:	/s/ STARR WISDOM
	Name:	Starr Wisdom
	Title:	Trustee
By:	/s/ JEFFREY BADDISH
	Name:	Jeffrey Baddish
	Title:	Trustee

[Signature page to Company Support Agreement]

STOCKHOLDERS (continued):
ALAN ADES 2014 GRAT
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Trustee
/s/ ALAN ADES Alan A. Ades
/s/ ALBERT ERANI Albert Erani
/s/ DENNIS ERANI Dennis Erani
/s/ GLENN NUSSDORF Glenn H. Nussdorf

[Signature page to Company Support Agreement]

 Schedule A

Stockholders Name	Addresses for Notice	Shares of Company Common Stock
Organo PFG LLC	c/o A&E Stores, Inc.	15,150,000
	1000 Huyler Street
	Teterboro, NJ 07608
Organo Investors LLC	c/o A&E Stores, Inc.	1,350,000
	1000 Huyler Street
	Teterboro, NJ 07608
Alan Ades 2014 GRAT	c/o A&E Stores, Inc.	733,881
	1000 Huyler Street
	Teterboro, NJ 07608
Albert Erani Family Trust dated 12/29/2012	c/o A&E Stores, Inc.	1,345,418
	1000 Huyler Street
	Teterboro, NJ 07608
Dennis Erani 2012 Issue Trust	c/o A&E Stores, Inc.	1,460,163
	1000 Huyler Street
	Teterboro, NJ 07608
GN 2016 Family Trust u/a/d August 12, 2016	35 Sawgrass Drive	575,000
	Bellport, New York 11713
GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016	35 Sawgrass Drive	5,425,000
	Bellport, New York 11713
Alan A. Ades	c/o A&E Stores, Inc.	3,016,119
	1000 Huyler Street
	Teterboro, NJ 07608
Albert Erani	c/o A&E Stores, Inc.	385,174
	1000 Huyler Street
	Teterboro, NJ 07608
Dennis Erani	c/o A&E Stores, Inc.	270,429
	1000 Huyler Street
	Teterboro, NJ 07608
Glenn H. Nussdorf	35 Sawgrass Drive	0
	Bellport, New York 11713

Total	N/A	29,711,184

Annex C

PARENT SUPPORT AGREEMENT

        This Parent Support Agreement (this "Agreement") is made and entered into as of August 17, 2018, by and between Avista Acquisition Corp., a Cayman Islands exempt company ("Sponsor") and Organogenesis Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A.
On August 17, 2018, the Company, Avista Healthcare Public Acquisition Corp. ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") that, among other things, provides for the merger of Merger Sub with and into the Company (the "Merger"), with the Company being the surviving entity of the Merger.

B.
Sponsor agrees to enter into this Agreement with respect to all Class A common stock of Parent, par value $0.0001 per share and Class B common stock of Parent, par value $0.0001 per share (the "Parent Common Stock") that Sponsor now or hereafter owns or acquires, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, subject to the terms of the Parent Sponsor Letter between Sponsor, Avista Healthcare Public Acquisition Corp. and certain of its directors, dated of even date herewith (the "Parent Sponsor Letter").

C.
Sponsor is the owner of, and has sole voting power over, such number of shares of Parent Common Stock as are indicated on Schedule A attached hereto.

D.
Each of the Company and Sponsor has determined that it is in its best interests to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

          "Beneficially Own", "Beneficial Owner" or "Beneficial Ownership" shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

          "Expiration Time" shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

          "Parent Securities" means, collectively, any Parent Common Stock, any securities convertible into or exchangeable for any Parent Common Stock, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Transfer" shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement, the Merger Agreement and the Parent Sponsor Letter and the consummation of the transactions contemplated hereby and thereby.

        2.    Agreement to Retain the Parent Common Stock.

          2.1    No Transfer of Parent Securities.    Until the Expiration Time, Sponsor agrees not to (a) Transfer any Parent Securities except as contemplated by the Parent Sponsor Letter or (b) deposit any Parent Securities into a voting trust or enter into a voting agreement with respect to Parent Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that Sponsor may Transfer any such Parent Securities to any affiliate of Sponsor if the transferee of such Parent Securities evidences in a writing reasonably satisfactory to the Company such transferee's agreement to be bound by and subject to the terms and provisions hereof to the same effect as Sponsor.

          2.2    Additional Purchases.    Until the Expiration Time, Sponsor agrees that any Parent Securities that Sponsor purchases or otherwise hereinafter acquires or with respect to which Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Sponsor as of the date hereof.

          2.3    Unpermitted Transfers.    Any Transfer or attempted Transfer of any Parent Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

        3.    Agreement to Support and Approve.

          3.1   Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the "Form S-4"). Hereafter until the Expiration Time, Sponsor agrees that at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Parent Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement (including the Parent Shareholder Matters) is sought, Sponsor shall vote (or cause to be voted) all shares of Parent Common Stock currently or hereinafter owned by Sponsor in favor of the foregoing.

          3.2   Hereafter until the Expiration Time, at any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which Sponsor's vote, consent or other approval (including by written consent) is sought, Sponsor shall vote (or cause to be voted) all Parent Securities (to the extent such Parent Securities are then entitled to vote thereon), currently or hereinafter owned by Sponsor against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving Parent or any of Parent Subsidiaries. Sponsor shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

        4.    Additional Agreements.

          4.1    Litigation.    Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

        5.    Representations and Warranties of Sponsor.    Sponsor hereby represents and warrants to the Company as follows:

          5.1    Due Authority.    Sponsor has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid and binding agreement of Sponsor enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors' rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          5.2    Ownership of Parent Common Stock.    As of the date hereof, Sponsor is the owner of the shares of Parent Common Stock indicated on Schedule A hereto opposite Sponsor's name, free and clear of any and all Liens, other than those (i) created by this Agreement, or (ii) as disclosed on Schedule A. Sponsor has and will have until the Expiration Time sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to Sponsor set forth in this Agreement, in each case, over all shares of Parent Common Stock currently or hereinafter owned by Sponsor, except as provided in the Parent Sponsor Letter. As of the date hereof, Sponsor does not own any capital stock or other voting securities of Parent other than the shares of Parent Common Stock set forth on Schedule A opposite Sponsor's name. As of the date hereof, Sponsor does not own any rights to purchase or acquire any shares of capital stock or other equity securities of Parent, except as set forth on Schedule A opposite Sponsor's name.

          5.3    No Conflict; Consents.

            (a)   The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Parent Common Stock owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

            (b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Sponsor in connection with the execution and delivery of this Agreement or the consummation by Sponsor of the transactions contemplated hereby.

          5.4    Absence of Litigation.    As of the date hereof, there is no Action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform Sponsor's obligations hereunder or to consummate the transactions contemplated hereby.

          5.5    Absence of Other Voting Agreement.    Except for this Agreement and the Letter Agreement, dated October 10, 2016, among Parent, its officers and directors and Sponsor, Sponsor has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Parent Common Stock or other equity securities of Parent owned by Sponsor, or (ii) granted any proxy, consent or power of attorney with respect to any Parent Common Stock or other equity securities of Parent owned by Sponsor (other than as contemplated by this Agreement).

        6.    Fiduciary Duties.    The covenants and agreements set forth herein shall not prevent any of Sponsor's designees serving on the board of directors of Parent from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee's capacity as a director of the Parent. Sponsor is entering into this Agreement solely in its capacity as the owner of Sponsor's shares of Parent Common Stock.

        7.    Termination.    Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 5 shall terminate and have no further force and effect immediately as of and following the Effective Time.

        8.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Sponsor's shares of Parent Common Stock. All rights, ownership and economic benefits of and relating to Sponsor's shares of Parent Common Stock shall remain vested in and belong to Sponsor, and the Company shall have no authority to direct Sponsor in the voting or disposition of any of the shares of Parent Common Stock except as otherwise provided herein.

        9.    No Solicitation.    Until the Expiration Time, Sponsor agrees to comply with the obligations applicable to Affiliates of Parent pursuant to Section 6.10 of the Merger Agreement.

        10.    Miscellaneous.

          10.1    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          10.2    Non-survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

          10.3    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.

          10.4    Amendments and Modifications.    Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

          10.5    Specific Performance; Injunctive Relief.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

          10.6    Notices.    All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to Sponsor, to:
Avista Acquisition Corp. 65 East 55th Street, 18th Floor New York, NY 10022
	Attention:	Benjamin Silbert, General Counsel
	E-mail:	silbert@avistacap.com
with a concurrent copy to (which shall not be considered notice):
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
	Attention:	Michael J. Aiello / Jaclyn L. Cohen
	Telephone:	(212) 310-8552 / (212) 310-8891
	Fax:	(212) 310-8007
	Email:	michael.aiello@weil.com / jackie.cohen@weil.com
(ii)	if to the Company, to:
Organogenesis Inc. 85 Dan Road Canton, MA 02021
	Attention:	Lori Freedman, General Counsel
	Email:	LFreedman@organo.com
with a concurrent copy to (which shall not be considered notice):
Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210
	Attention:	William R. Kolb, Esq. / Stacie S. Aarestad, Esq.
	Fax:	(617) 832-7000
	Email:	WRK@foleyhoag.com / saarestad@foleyhoag.com

  or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 10.6; provided that any notice received by email transmission or otherwise at the addressee's location on any Business Day after 5:00 P.M. (addressee's local time) shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.6. Nothing in this Section 10.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

          10.7    APPLICABLE LAW; JURISDICTION OF DISPUTES.    THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

          10.8    WAIVER OF JURY TRIAL.    EACH OF THE COMPANY AND SPONSOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

          10.9    Entire Agreement; Third-Party Beneficiaries.    This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

          10.10    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          10.11    Effect of Headings.    Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

          10.12    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

          10.13    Legal Representation.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

          10.14    Expenses.    Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

          10.15    No Recourse.    Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a "Non-Recourse Party") shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

        In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AVISTA ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO

[Signature page to Parent Support Agreement]

        In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

ORGANOGENESIS INC.
By:	/s/ GARY S. GILLHEENEY, SR.
	Name:	Gary S. Gillheeney, Sr.
	Title:	President and Chief Executive Officer

[Signature page to Parent Support Agreement]

Annex D

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Steven G. Nelson and Sharmin Carter

        Re: Trust Account No. D5 40218 Z1 Termination Letter

Gentlemen:

        Pursuant to Section 1(i) of the Investment Management Trust Agreement between Avista Healthcare Public Acquisition Corp. (the "Company") and Continental Stock Transfer & Trust Company (the "Trustee"), dated as of October 10, 2016 (the "Trust Agreement"), this is to advise you that the Company has entered into an agreement with (the "Target Business") to consummate a business combination with Target Business (the "Business Combination") on or about August 17, 2018. The Company shall notify you at least forty-eight (48) hours in advance of the actual date of the consummation of the Business Combination ("Consummation Date"). Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

        In accordance with the terms of the Trust Agreement, we hereby authorize you to commence to liquidate all of the assets of the Trust Account on [insert date], and to transfer the proceeds into the above-referenced trust checking account at J.P. Morgan Chase Bank, N.A. to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company and Credit Suisse Securities (USA) LLC ("Credit Suisse") (with respect to the Deferred Discount) shall direct on the Consummation Date. It is acknowledged and agreed that while the funds are on deposit in the trust checking account at J.P. Morgan Chase Bank, N.A. awaiting distribution, neither the Company nor Credit Suisse will earn any interest or dividends.

        On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated, or will be consummated substantially concurrently with your transfer of funds to the accounts as directed by the Company (the "Notification") and (ii) the Company shall deliver to you (a) [an affidavit] [a certificate] of the Chief Executive Officer, which verifies that the Business Combination has been approved by a vote of the Company's shareholders, if a vote is held and (b) joint written instruction signed by the Company and Credit Suisse with respect to the transfer of the funds held in the Trust Account, including payment of the Deferred Discount from the Trust Account (the "Instruction Letter"). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the Notification and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company in writing of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds, net of any payments necessary for reasonable unreimbursed expenses related to liquidating the Trust Account, your obligations under the Trust Agreement shall be terminated.

        In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then upon receipt by the Trustee of written instructions from the Company, the funds held in the Trust Account shall be reinvested as provided in Section 1(c) of the

D-1

Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice as soon thereafter as possible.

Very truly yours,
Avista Healthcare Public Acquisition Corp.
By:
Name:
Title:

cc: Credit Suisse Securities (USA) LLC

D-2

Annex E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [    •    ] is made and entered into by and among Avista Healthcare Public Acquisition Corp., a Delaware corporation ("AHPAC"), Avista Acquisition Corp., a Cayman Islands exempted company (the "Sponsor"), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an "Existing Holder" who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an "Existing Holder" and collectively the "Existing Holders"), the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed an "New Holder" who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a "New Holder" and collectively, the "New Holders"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, on October 10, 2016 (the "Original Execution Date"), AHPAC and the Existing Holders entered into that certain Registration Rights Agreement (the "Existing Registration Rights Agreement"), pursuant to which AHPAC granted the Existing Holders certain registration rights with respect to certain securities of AHPAC;

        WHEREAS, AHPAC has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of [    •    ], 2018, by and among AHPAC, Organogenesis Inc., a Delaware corporation, and Avista Healthcare Merger Sub, Inc., a Delaware corporation;

        WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, (a) the New Holders will hold shares of Class A common stock, par value $0.0001, of AHPAC ("Class A Common Stock") and (b) the Existing Holders will hold shares of Class B common stock, par value $0.0001, of AHPAC ("Class B Common Stock"), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

        WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of AHPAC and the Existing Holders of a majority-in-interest of the "Registrable Securities" (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

        WHEREAS, AHPAC and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of AHPAC, as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

          "Adverse Disclosure" shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of AHPAC, after consultation with counsel to AHPAC, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) AHPAC has a bona fide business purpose for not making such information public.

          "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

          "Agreement" shall have the meaning given in the Preamble.

          "AHPAC" shall have the meaning given in the Preamble.

          "Block Trade" means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

          "Blackout Period" shall have the meaning given in Section 3.4.

          "Board" shall mean the Board of Directors of AHPAC.

          "Class A Common Stock" shall have the meaning given in the Recitals hereto.

          "Class B Common Stock" shall have the meaning given in the Recitals hereto.

          "Commission" shall mean the Securities and Exchange Commission.

          "Demand Registration" shall have the meaning given in subsection 2.1.1.

          "Demanding Holder" means, as applicable, the Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.1.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

          "Existing Holders" shall have the meaning given in the Preamble.

          "Existing Registration Rights Agreement" shall have the meaning given in the Recitals hereto.

          "Family Group" shall mean, with respect to any Person, such Person, such Person's spouse, such Person's or his/her spouse's mother, father, descendants, sisters, brothers, aunts, uncles, first cousin, spouses of such Person's descendants, sisters, brothers, aunts, uncles, first cousin and any trust, foundation or other legal entity controlled by such Person or any of such Person's spouse or descendants, sisters, brothers, aunts, uncles, first cousin, and estate planning (or similar) vehicles for the benefit of any of the foregoing Persons. Family Group members include Persons who are such by birth or adoption.

          "Form S-1" shall mean any Form S-1 or any similar long-form registration statement that may be available at such time.

          "Form S-3" shall have the meaning given in Section 2.3.

          "Founder Lock-up Period" shall mean, with respect to the Founder Stock held by the Existing Holders or their Permitted Transferees, the period ending on the earlier of (a) one year after the date hereof, (b) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof and (c) the date on which AHPAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of AHPAC's stockholders having the right to exchange their Class A Common Stock for cash, securities or other property.

          "Founder Stock" shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

          "Holders" means the PIPE Holders, the Existing Holders, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

          "Lender Holders" shall mean the New Holders, solely in respect of the Registrable Securities received by them pursuant to that certain Exchange Agreement, dated on or around the date hereof, by and among AHPAC and the lenders listed in Schedule A thereof.

          "Maximum Number of Securities" shall have the meaning given in subsection 2.1.4.

          "Misstatement" shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus in the light of the circumstances under which they were made) not misleading.

          "New Holders" shall have the meaning given in the Preamble.

          "New Holder Lock-Up Period" shall mean, with respect to the Restricted Shares that are held by the New Holders or their Permitted Transferees, the period ending six (6) months after the date hereof.

          "Original Execution Date" shall have the meaning given in the Recitals hereto.

          "Permitted Transferees" shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period or New Holder Lock-Up Period, as applicable, in accordance with this Agreement and any other agreement between AHPAC and such Holder.

          "Piggyback Registration" shall have the meaning given in subsection 2.2.1.

          "PIPE Holders" shall mean Avista Capital Partners IV, L.P., a Delaware limited partnership and Avista Capital Partners IV (Offshore), L.P., a limited partnership formed under the laws of the Bermuda.

          "Prospectus" shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

          "Registrable Security" shall mean (a) the shares of Class A Common Stock issued upon the conversion of Class B Common Stock, (b) any outstanding shares of Class A Common Stock or any other equity security of AHPAC held by an Existing Holder as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security), (c) any equity securities of AHPAC issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to AHPAC by an Existing Holder (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security), (d) any outstanding shares of Class A Common Stock or any other equity security of AHPAC held by a New Holder or a PIPE Holder as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security), and (e) any other equity security of AHPAC issued or issuable with respect to any shares of Class A Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by AHPAC and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

          "Registration" shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

          "Registration Expenses" shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

            (A)  all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Class A Common Stock are then listed;

            (B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

            (C)  printing, messenger, telephone and delivery expenses (including the cost of distributing prospectuses in preliminary and final form as well as any supplements thereto);

            (D)  reasonable fees and disbursements of counsel for AHPAC;

            (E)  reasonable fees and disbursements of all independent registered public accountants of AHPAC (including any fees and expenses arising from any special audits or "comfort letters") and any other Persons retained by AHPAC in connection with or incident to any registration of Registrable Securities pursuant to this Agreement;

            (F)  reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) a of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

            (G)  all transfer agent's and registrar's fees;

            (H)  customary fees and expenses incurred in connection with any "road show" for underwritten offerings; and

            (I)   customary fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers of securities.

          "Registration Rights" shall have the meaning given in Section 5.6.

          "Registration Statement" shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

          "Restricted Shares" shall have the meaning given in Section 3.6.

          "Requesting Holder" shall have the meaning given in subsection 2.1.1.

          "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          "Sponsor" shall have the meaning given in the Recitals hereto.

          "Suspension Period" shall have the meaning given in Section 3.4.

          "Transfer" shall have the meaning given in Section 3.6.

          "Underwriter" shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer's market-making activities.

          "Underwritten Offering" shall mean a Registration in which securities of AHPAC are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

        2.1    Demand Registration.

          2.1.1    Request for Registration.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, (a) the Existing Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders or (c) the PIPE Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the PIPE Holders (the "Demanding Holders"), in each case, may make a written demand for Registration of all or a part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a "Demand Registration"). AHPAC shall, within ten (10) days of AHPAC's receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder's Registrable Securities in such Registration, a "Requesting Holder") shall so notify AHPAC, in writing, within five (5) days after the receipt by the Holder of the notice from AHPAC. Upon receipt by AHPAC of any such written notification from a Requesting Holder(s) to AHPAC, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and AHPAC shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after AHPAC's receipt of the Demand Registration, the Registration of all Registrable Securities

  requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall AHPAC be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such Existing Holders, (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the PIPE Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such PIPE Holders and (z) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such New Holders. Notwithstanding the foregoing, AHPAC shall not be required to give effect to a Demand Registration from a Demanding Holder if AHPAC has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one-hundred and fifty (150) days.

          2.1.2    Effective Registration.    Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) AHPAC has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify AHPAC in writing, but in no event later than five (5) days, of such election; provided, further, that AHPAC shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

          2.1.3    Underwritten Offering.    Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise AHPAC as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering (including a Block Trade), then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

          2.1.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises AHPAC, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that AHPAC desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the "Maximum Number of Securities"), then AHPAC shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the PIPE Holders and the Lender Holders that are Demanding Holders or Requesting Holders (in each case pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that such Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Existing Holders and the other New Holders that are Demanding Holders or Requesting Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of any other Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under clauses (i) to (iii), shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iv), the shares of Class A Common Stock or other equity securities of other persons or entities that AHPAC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

          2.1.5    Demand Registration Withdrawal.    Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration pursuant to subsection 2.1.1 for any or no reason whatsoever upon written notification to AHPAC and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving any Underwritten Offering, the effectiveness of the applicable Registration Statement or (y) in the case of any Demand Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, AHPAC shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, AHPAC shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

        2.2    Piggyback Registration.

          2.2.1    Piggyback Rights.    If AHPAC proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of AHPAC (or by AHPAC and by the stockholders of AHPAC including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to AHPAC's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of AHPAC or (iv) for a dividend reinvestment plan, then AHPAC shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such

  Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a "Piggyback Registration"). AHPAC shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of AHPAC included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by AHPAC.

          2.2.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises AHPAC and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Class A Common Stock that AHPAC desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of AHPAC, exceeds the Maximum Number of Securities, then:

            (a)   If the Registration is undertaken for AHPAC's account, AHPAC shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the PIPE Holders and the Lender Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each PIPE Holder or Lender Holder has requested to be included in such Piggyback Registration and the aggregate number of Registrable Securities that the PIPE Holders and Lender Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities, (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of the other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Piggyback Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iii), the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of AHPAC, which can be sold without exceeding the Maximum Number of Securities;

            (b)   If the Registration is pursuant to a request by Holders of Registrable Securities, then AHPAC shall include in any such Registration (i) first, the Registrable Securities of the PIPE Holders and the Lender Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Existing Holders and the other New Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of any other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under clauses (i) to (iii), shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iv), the shares of Class A Common Stock or other equity securities of other persons or entities that AHPAC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons exercising such rights and that can be sold without exceeding the Maximum Number of Securities.

            (c)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then AHPAC shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, the Registrable Securities of the PIPE Holders and the Lender Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) or (ii), the Registrable Securities of the Existing Holders and the other New Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iii), the Registrable Securities of any other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) without exceeding the Maximum Number of Securities; (v) fifth, to the extent that the Maximum Number of Securities has not been reached under clauses (i) to (iv), shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (vi) sixth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (v), the shares of Class A Common Stock or other equity securities of other persons or entities that AHPAC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons exercising such rights and that can be sold without exceeding the Maximum Number of Securities.

          2.2.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to AHPAC and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (x) in the case of a Piggyback Registration not involving an Underwritten Offering, prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or (y) in the case of any Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. AHPAC (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, AHPAC shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

          2.2.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under subsection 2.1.1 hereof.

        2.3    Registrations on Form S-3.    The Holders of Registrable Securities may at any time, and from time to time, request in writing that AHPAC, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time ("Form S-3"). Within five (5) days of AHPAC's receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, AHPAC shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in such Registration on Form S-3 shall so notify AHPAC, in writing, within ten (10) days after the receipt by the Holder of the notice from AHPAC. As soon as practicable thereafter, but not more than twelve (12) days after AHPAC's initial receipt of such written request for a Registration on Form S-3, AHPAC shall register all or such portion of such Holder's Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that AHPAC shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of AHPAC entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. The Holders agree that in any Underwritten Offering under such Form S-3 in which the number of Registrable Securities that the Holders have requested to sell exceeds the Maximum Number of Securities, then the Registrable Securities of such Holders to be included in such Underwritten Offering shall be determined in accordance with Section 2.1.4.

        2.4    Restrictions on Registration Rights.    If (A) during the period starting with the date sixty (60) days prior to AHPAC's good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, an AHPAC initiated Registration and provided that AHPAC has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Offering and AHPAC and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to AHPAC and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case AHPAC shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to AHPAC for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, AHPAC shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that AHPAC shall not defer its obligation in this manner more than once in any 12-month period; provided, further, however, that in such event, the Demanding Holders will be entitled to withdraw their request for a Demand Registration and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration, and AHPAC will pay all registration expenses in connection with such withdrawn Registration.

        2.5    Underwritten Shelf Offerings and Block Trades.    Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, a Holder has a right to elect to sell its Registrable Securities in an underwritten shelf offering or a Block Trade (a "Shelf Underwriting") at a time when, and pursuant to, a Form S-3 covering the applicable Registrable Securities is effective or AHPAC is eligible to file a Form S-3 with immediate effectiveness. Notwithstanding any other time periods in this Article II, a demanding Holder shall provide written notice (a "Shelf Underwriting Request") of its election to sell such Holder's Registrable Securities to AHPAC specifying (i) the proposed date of the commencement of the Shelf Underwriting, which date shall be at least ten (10) business days after the date of such Shelf Underwriting Notice, and (ii) the number of such Holder's Registrable Securities to be included in such Shelf Underwriting. AHPAC shall give written notice (a "Shelf Underwriting Notice") to the other Holders as promptly as practicable, but no later than two (2) business days after receipt of the Shelf Underwriting Request. The Company shall include in such Shelf Underwriting (i) the number of Registrable Securities requested to be included in such Shelf Underwriting by the demanding Holder and (ii) the number of shares of Registrable Securities of any other Holders who shall have made a written request to AHPAC within five (5) business days of receipt of the Shelf Underwriting Notice to include their Registrable Securities in such Shelf Underwriting (which request shall have specified the maximum number of Registrable Securities intended to be sold by such requesting Holder in such Shelf Underwriting); provided, however, that the Holders agree that in any Shelf Underwriting in which the number of Registrable Securities that the Holders have requested to sell exceeds the Maximum Number of Securities, then the Registrable Securities of such Holders to be included in such Shelf Underwriting shall be determined in accordance with the cut back provisions set forth in Section 2.1.4. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, as expeditiously as possible, AHPAC shall use its reasonable best efforts to facilitate such Shelf Underwriting on the requested date. The Holders shall use reasonable best efforts to work with AHPAC and the Underwriters in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Shelf Underwriting and any related due diligence and comfort procedures.

ARTICLE III

AHPAC PROCEDURES

        3.1    General Procedures.    If AHPAC is required to effect the Registration of Registrable Securities, AHPAC shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto AHPAC shall, as expeditiously as possible:

          3.1.1  prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

          3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by AHPAC or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

          3.1.3  prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable

  Securities included in such Registration, and to such Holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders (and in each case shall consider in good-faith any comments provided by such persons);

          3.1.4  prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of AHPAC and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that AHPAC shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

          3.1.5  cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by AHPAC are then listed;

          3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

          3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of comments by the Commission, any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          3.1.8  at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus;

          3.1.9  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

          3.1.10  permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person's own expense, in the preparation of the Registration Statement and each such Prospectus included therein or filed with the Commission, Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of AHPAC and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will and cause AHPAC's officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters if requested by AHPAC enter into a confidentiality agreement, in form and substance reasonably satisfactory to AHPAC, prior to the release or disclosure of any such information;

          3.1.11  obtain a "cold comfort" letter from AHPAC's independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

          3.1.12  if such offering is an Underwritten Offering of Registrable Securities, use its reasonable best efforts to provide to the Underwriters legal opinions and negative assurance letters of AHPAC's outside counsel, addressed to the underwriters in form, substance and scope reasonably satisfactory to such Underwriters covering such matters of the type customarily covered by legal opinions and negative assurance letters of such nature and other matters as may be reasonably requested by such Underwriters;

          3.1.13  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

          3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of AHPAC's first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated by the Commission);

          3.1.15  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of AHPAC to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

          3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

        3.2    Registration Expenses.    The Registration Expenses of all Registrations shall be borne by AHPAC. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters' commissions and discounts and brokerage fees, and, other than as set forth in the definition of "Registration Expenses," all reasonable fees and expenses of any legal counsel representing the Holders.

        3.3    Requirements for Participation in Underwritten Offerings.

          3.3.1  No person may participate in any Underwritten Offering for equity securities of AHPAC pursuant to a Registration initiated by AHPAC hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by AHPAC and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

          3.3.2  Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by AHPAC to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such

  Holders; provided, however, that AHPAC shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.

        3.4    Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from AHPAC that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that AHPAC hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by AHPAC that the use of the Prospectus may be resumed (any such period, a "Suspension Period"). If the filing, initial effectiveness or continued use of a (including in connection with any Underwritten Offering) Registration Statement in respect of any Registration at any time would require AHPAC to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to AHPAC for reasons beyond AHPAC's control, AHPAC may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by AHPAC to be necessary for such purpose (any such period, a "Blackout Period") and in no event shall (i) AHPAC deliver notice of a Blackout Period to the Holders more than two times in any calendar year (or more than once in a six month period) or (ii) Blackout Periods be in effect for an aggregate of forty-five (45) days or more in any calendar year. In the event AHPAC exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. AHPAC shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

        3.5    Reporting Obligations.    As long as any Holder shall own Registrable Securities, AHPAC, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by AHPAC after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by AHPAC's filing of such reports on the Commission's EDGAR system). AHPAC further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission), including providing customary legal opinions to AHPAC's transfer agent with respect thereto. Upon the request of any Holder, AHPAC shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

        3.6    Transfer Restrictions.

          3.6.1  During the New Holder Lock-Up Period, no New Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute ("Transfer") any shares of Class A Common Stock or any other options or warrants to purchase any shares of Class A Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock, whether now owned or hereinafter acquired, that is owned directly by such New Holder (including securities held as a custodian) or with respect to which such New Holder has beneficial ownership within the rules and regulations of the Commission other than Registrable Securities issued to the Lender Holders pursuant to that certain Exchange Agreement, dated on or about the date hereof, by and among AHPAC and the Lender Holders (collectively, the "Restricted Shares"). The foregoing restriction is expressly agreed to preclude each New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such New Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares.

          3.6.2  Each New Holder hereby represents and warrants that it now has, and, except as contemplated by this subsection 3.6.2, for the duration of the New Holder Lock-Up Period, will have, good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such New Holder to comply with the foregoing restrictions. Each New Holder agrees and consents to the entry of stop transfer instructions with AHPAC's transfer agent and registrar against the transfer of any Restricted Shares during the New Holder Lock-Up Period, except in compliance with the foregoing restrictions.

          3.6.3  Notwithstanding anything to the contrary set forth herein, a Holder may Transfer Restricted Shares or Founder Stock prior to the expiration of the applicable lock-up period to (a) an Affiliate of such Holder or, in the case of a Holder who is a natural person, such Holder's Family Group, (b) in the case of an entity, to its direct or indirect beneficial owners in accordance with their pro rata ownership share in such entity, (c) any other Holder or an Affiliate of any other Holder, or (d) such other Person upon the prior written consent of AHPAC; provided that, in each case, it shall be a condition to any such Transfer, that the transferee execute and deliver a joinder to this Agreement in a form reasonably satisfactory to AHPAC whereby such transferee shall agree to be bound by the terms of this Agreement and shall thereupon be deemed an Existing Holder or New Holder hereunder, as applicable.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

        4.1    Indemnification.

          4.1.1  AHPAC agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, their affiliates and their respective officers, directors, employees and partners and each person who is a "controlling person" such Holder (within the meaning of the Securities Act) against, and pay and reimburse such persons for all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to AHPAC by such Holder expressly for use therein and AHPAC will pay and reimburse any Holder and each such affiliate, director, officer, employee, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding. AHPAC shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder or as is reasonable and customary in an underwritten offering.

          4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to AHPAC in writing such information and affidavits as AHPAC reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify AHPAC, its directors and officers and agents and each person who controls AHPAC (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of AHPAC.

          4.1.3  Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless (i) such settlement is to be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) (ii) such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (iii) such settlement does not include an admission of fault by such indemnified party.

          4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. AHPAC and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event AHPAC's or such Holder's indemnification is unavailable for any reason.

          4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party's and indemnified party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

        5.1    Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to AHPAC to: 65 East 55th St., 18th Floor, New York, NY 10022 or by facsimile at (212) 593-6901, and, if to any Holder, at such Holder's address or facsimile number as set forth in AHPAC's books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

        5.2    Assignment; No Third Party Beneficiaries.

          5.2.1  This Agreement and the rights, duties and obligations of AHPAC hereunder may not be assigned or delegated by AHPAC in whole or in part.

          5.2.2  Prior to the expiration of the Founder Lock-up Period or the New Holder Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder's rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to another Holder or a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

          5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

          5.2.4  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

          5.2.5  No assignment by any party hereto of such party's rights, duties and obligations hereunder shall be binding upon or obligate AHPAC unless and until AHPAC shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to AHPAC, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

        5.3    Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

        5.4    Governing Law; Venue.    NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

        5.5    Amendments and Modifications.    Upon the written consent of (i) AHPAC and (ii) Holders of at least a majority-in-interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as group, respectively, in a manner that is materially adversely different from Existing Holders or New Holders, as applicable shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders, or a majority-in-interest of the Registerable Securities held by such New Holders, as applicable, at the time in question so affected, provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of AHPAC, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or AHPAC and any other party hereto or any failure or delay on the part of a Holder or AHPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or AHPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything to the contrary in this Agreement, the Board may grant, in its sole discretion, one or more waivers to any Holder from the restrictions on transfer during the Founder Lock-up Period or New Holder Lock-up Period, as applicable, in order to assist AHPAC in meeting NASDAQ listing requirements.

        5.6    Other Registration Rights.    AHPAC represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require AHPAC to register any securities of AHPAC for sale or to include such securities of AHPAC in any Registration filed by AHPAC for the sale of securities for its own account or for the account of any other person (collectively, "Registration Rights"). Further, AHPAC represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. AHPAC agrees that it will not enter into, any agreement with respect to its securities that includes Registration Rights that are more favorable than the rights granted under this Agreement or that violates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement without the written consent of a majority-in-interest of the Registrable Securities held by the Holders at the time in question. For the term of this Agreement, AHPAC shall not grant to any Person the right to require AHPAC to register any equity securities of AHPAC, or any securities convertible or exchangeable into or exercisable for such securities, without written consent of the majority-in-interest of the Holders, unless such rights are explicitly made subordinate to all rights granted hereunder.

        5.7    Term.    This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

        5.8    Interpretation.    The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless expressly indicated otherwise in this Agreement, all references in this Agreement to "the date hereof" or "the date of this Agreement" shall refer to [    •    ] and shall not be deemed to refer to the Original Execution Date.

        5.9    Listing.    AHPAC agrees to use commercially reasonable efforts to cause the Class A Common Stock to continue to be listed on the NASDAQ Stock Market or another national securities exchange

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

AHPAC:
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP
By:
Name:
Title:
EXISTING HOLDERS:
AVISTA ACQUISITION CORP
By:
Name:
Title:
HÅKAN BJÖRKLUND:
By:
	Name:	Håkan Björklund
CHARLES HARWOOD
By:
	Name:	Charles Harwood
BRIAN MARKISON
By:
	Name:	Brian Markison
ROBERT O'NEIL
By:
	Name:	Robert O'Neil

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:
[NEW HOLDER]
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex F

EXCHANGE AGREEMENT

        This Exchange Agreement (this "Agreement") is made as of August 17, 2018 by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (the "Company") and the lenders listed in Schedule A to this Agreement (each a "Lender" and, collectively, the "Lenders"). Capitalized terms used but otherwise undefined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WITNESSETH

        WHEREAS, concurrently herewith, the Company is entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among the Company, Organogenesis Inc., a Delaware corporation ("Organogenesis"), and Avista Healthcare Merger Sub, Inc., a Delaware corporation ("Merger Sub"), pursuant to which Organogenesis will merge with and into Merger Sub, with Organogenesis as the surviving corporation (the "Merger");

        WHEREAS, concurrently with the Company's entry into the Merger Agreement, Organogenesis is consummating an equity financing in an aggregate amount of $46,000,000 and immediately prior the Closing of the Merger, the Company will consummate an equity financing in an aggregate amount of $46,000,000 (the "PIPE") with certain investors (the "PIPE Investors") in accordance with the terms of a Subscription Agreement (the "Subscription Agreement");

        WHEREAS, pursuant to the terms of the Subscription Agreement, the PIPE Investors will be afforded registration rights with respect to the shares of the Company's capital stock purchased in the PIPE;

        WHEREAS, Organogenesis borrowed funds from the Lenders pursuant to one or more of the following: (i) that certain Second Amended and Restated Term Loan Agreement dated as of October 15, 2010 by and among Organogenesis, Alan Ades, Albert Erani and Glenn Nussdorf; (ii) that certain Amended and Restated Working Capital Loan Agreement dated as of October 15, 2010 by and among Organogenesis, Alan Ades, Albert Erani, Glenn Nussdorf, Dennis Erani, Organo PFG LLC and Organo Investors LLC; (iii) that certain Amended and Restated Subordinated Loan Agreement dated as of October 15, 2010 by and among Organogenesis, Alan Ades, Albert Erani, Glenn Nussdorf, Dennis Erani, Organo PFG LLC and Organo Investors LLC (collectively, (i), (ii) and (ii), the "2010 Loans"); (iv) that certain Additional Financing Agreement dated as of June 19, 2013 by and between Organogenesis, 65 Dan Road SPE, 85 Dan Road Associates, LLC and 275 Dan Road SPE, LLC (the "Real Estate Loans"); (v) that certain Loan and Security Agreement dated as of July 1, 2015 by and among Organogenesis, Alan Ades, Albert Erani, Dennis Erani, Glenn Nussdorf and Organo PFG LLC, as amended by that certain Amendment to Loan and Security Agreement dated as of November 20, 2015 (the "2015 Loans"); (vi) that certain Securities Purchase Agreement dated as of April 12, 2016 among the Company and Alan Ades, Dennis Erani and Glenn Nussdorf (the "2016 Loans"); (vii) that certain Loan Agreement dated as of March 1, 2018 among Organogenesis and Alan Ades, Albert Erani and Glenn Nussdorf; and (viii) that certain Loan Agreement dated as of May 23, 2018 among Organogenesis and Alan Ades, Albert Erani and Glenn Nussdorf (collectively, (vii) and (viii), the "2018 Loans" and together with the 2010 Loans, the Real Estate Loans, the 2015 Loans and the 2016 Loans, the "Insider Loans" and each, an "Insider Loan");

        WHEREAS, the aggregate principal amount loaned to Organogenesis by each Lender under the Insider Loans is set forth under the Column "Total Principal Amount" in Schedule A to this Agreement and the aggregate principal amount of all Insider Loans is $67,746,347.00 (the "Aggregate Total Debt"); and

F-1

        WHEREAS, the Company and the Lenders desire that, in connection with the Closing, (i) a portion of the Aggregate Total Debt shall convert into an aggregate of 6,502,679 shares of the Company's Class A Common Stock, par value $0.0001 per share (the "Common Stock"), based on a conversion price of $7.035 per share, as set forth in Schedule A (ii) a portion of the Aggregate Total Debt shall be paid in cash as set forth in Schedule A and (iii) the Company shall pay to the Lenders in cash the accrued but unpaid interest on the Insider Loans through and including the Closing and any fees on the Insider Loans (the "Accrued Interest and Fees").

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

  1.
  Each Lender confirms that Schedule A accurately reflects the Total Principal Amount for such Lender. Subject to and in accordance with the terms and conditions set forth in this Agreement, simultaneously with the Closing, (i) a portion of the Total Principal Amount for each Lender as set forth next to such Lender's name in Schedule A shall be converted into shares of Common Stock (the "Converted Shares"), based upon a conversion price per share of Common Stock equal to $7.035, and the Company shall issue such number of Converted Shares in the name of each Lender as set forth next to such Lender's name in Schedule A (the "Principal Conversion"), (ii) the Company shall pay in cash to each Lender the portion of the Total Principal Amount for each Lender set forth in Schedule A (the "Principal Payment") and (iii) the Company shall pay in cash to the Lenders the Accrued Interest and Fees (the "Interest and Fees Payment").

  2.
  The rights, privileges and preferences of the Converted Shares shall be those ascribed to the Common Stock in the Company's certificate of incorporation, bylaws or any other charter document of the Company, as shall be in effect from time to time.

  3.
  Each of the Lenders agrees and acknowledges that, upon the Principal Conversion, the Principal Payment and the Interest and Fees Payment pursuant to Section 1 of this Agreement, (i) all obligations of Organogenesis (and all other obligors and guarantors, if any, under the Insider Loans) under and in connection with the Insider Loans shall be deemed paid in full, satisfied and discharged, (ii) all of the guaranties by any and all guarantors under or in connection with the Insider Loans shall automatically terminate and have no further force or effect, (iii) the Insider Loans and all documents, instruments or other agreements entered into or delivered in connection therewith shall automatically terminate and have no further force or effect, except in each case with respect to those provisions that are specified in the Insider Loans or any such other document, instrument or agreement as surviving that respective agreement's termination or the repayment of the obligations under the Insider Loans and (iv) all security interests in connection with such Insider Loans are hereby automatically released. In furtherance of the foregoing, each Lender agrees and acknowledges that the Company or Organogenesis (or their respective designees) may complete any necessary filings in connection with the release of such liens or other security interests. Each Lender agrees to, from and after the time following the Principal Conversion, the Principal Payment and the Interest and Fees Payment pursuant to Section 1 of this Agreement, do all reasonable things, presently or in the future, which may be reasonably requested by Organogenesis and/or the guarantors of the obligations under the Insider Loans to effect and evidence of the release of the security interests and liens referred to in this Section 3, including, without limitation, the delivery and authorization of UCC-3 termination statements and any other release documents, subject in each case to reimbursement by Organogenesis and/or the applicable guarantors of all reasonable and documented out-of-pocket expenses incurred by each Lender in connection with the actions described in this Section 3.

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  4.
  Each Lender, for such Lender and on behalf of such Lender's members, managers, directors, officers, employees, successors, assigns, agents and representatives, and the affiliates, successors and assigns of each of the foregoing (collectively, "Releasors"), hereby releases and forever discharges the Company, Organogenesis and their respective members, managers, shareholders, directors, officers, employees, agents, and representatives, and the affiliates, successors and assigns of each of the foregoing (collectively, "Company's Releasees"), from any and all claims, demands, damages, debts, losses, actions, or causes of action of any kind whatsoever, known or unknown, accrued or to accrue, which any Releasor could assert against any Company's Releasee with respect to any matter, related to or arising from the Insider Loans, the conversion of such Lender's Total Principal Amount into Common Stock and the repayment in cash to the Lenders of the Accrued Interest, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations, legal or equitable or otherwise; provided, however, that such release shall not apply to the Company's Releasees' obligations under this Agreement.

  5.
  The Company is hereby deemed to make the same representations and warranties to each Lender as are set forth in Section 3 of the Subscription Agreement.

  6.
  Each Lender hereby represents and warrants severally and not jointly to the Company as follows:

  a.
  Requisite Power and Authority.    Lender has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Lender's part required for the lawful execution and delivery of this Agreement have been taken. Upon Lender's execution and delivery, this Agreement will be a valid and binding obligation of Lender, enforceable against such Lender in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights.

  b.
  Not Registered.    Lender understands that the Converted Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

      Lender also understands that the Converted Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Lender's representations contained in this Agreement.

    c.
    Lender Bears Economic Risk.    Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of Lender's investment in the Company and has the capacity to protect Lender's own interests. Lender must bear the economic risk of this investment indefinitely unless the Converted Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Lender understands that even if the Converted Shares are registered pursuant to the Securities Act, there may not be an active market for the Converted Shares. Lender also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Lender to transfer all or any portion of the Converted Shares under the circumstances, in the amounts or at the times Lender might propose.

    d.
    Acquisition for Own Account.    Lender is acquiring the Converted Shares for Lender's own account for investment only, and not with a view towards their distribution.

    e.
    Lender Can Protect Lender's Interest.    Lender represents that by reason of Lender's, or of Lender's management's, business or financial experience, Lender has the capacity to protect Lender's own interests in connection with the transactions contemplated in this

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      Agreement. Further, Lender is aware of no publication of any advertisement in connection with the transactions contemplated by this Agreement.

    f.
    Accredited Investor.    Lender represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

    g.
    Company Information.    Lender has received and read the applicable financial statements of the Company and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Lender has also had the opportunity to ask questions of and receive answers from, the Company and Lender's management regarding the terms and conditions of this investment.

    h.
    Rule 144.    Lender acknowledges and agrees that the Converted Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Lender has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and, in certain circumstances, the number of shares being sold during any three-month period not exceeding specified limitations.

    i.
    Residence.    If Lender is an individual, then Lender resides in the state or province identified in the address of Lender set forth on Schedule A; if Lender is a partnership, corporation, limited liability company or other entity, then the office or offices of Lender in which Lender's investment decision was made is located at the address or addresses of Lender set forth on Schedule A.

    j.
    Brokers and Finders.    No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Lender for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Lender.

    k.
    Independent Investment Decision.    Such Lender has independently evaluated the merits of Lender's decision to purchase Converted Shares pursuant to this Agreement. Such Lender understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Lender in connection with the purchase of the Converted Shares constitutes legal, tax or investment advice. Such Lender has consulted such legal, tax and investment advisors as it, in Lender's sole discretion, has deemed necessary or appropriate in connection with Lender's purchase of the Converted Shares. Neither such inquiries nor any other investigation conducted by or on behalf of such Lender or Lender's representatives or counsel shall modify, amend or affect such Lender's right to rely on the truth, accuracy and completeness of the Company's representations and warranties contained in this Agreement.

    l.
    Reliance on Exemptions.    Such Lender understands that the Converted Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Lender's compliance with, the representations, warranties, agreements, acknowledgements and understandings of such

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      Lender set forth herein in order to determine the availability of such exemptions and the eligibility of such Lender to acquire the Converted Shares.

    m.
    No Governmental Review.    Such Lender understands that no governmental authority has passed on or made any recommendation or endorsement of the Converted Shares or the fairness or suitability of the investment in the Converted Shares nor has any such authority passed upon or endorsed the merits of the offering of the Converted Shares.

  7.
  Registration Rights.    At or prior to the Closing, the Company and the Lenders shall execute and deliver a Registration Rights Agreement, substantially in the form annexed hereto as Exhibit A pursuant to which, among other things, the Company will register for resale under the Securities Act the shares of the Common Stock to be issued to the Lenders pursuant to this Agreement in the circumstances specified therein.

  8.
  The amounts set forth opposite each Lender's name on Schedule A in the columns entitled: "Total Principal Amount paid in cash," "Total Principal Amount converted into Converted Shares" and "Converted Shares issued upon conversion" may be modified at any time prior to the date that is 3 business days prior to the Closing of the Merger pursuant to a written instrument signed by Alan Ades, Albert Erani and Glenn Nussdorf; provided, however, that (i) such written instrument must be promptly delivered to the Company no later than 2 business days prior to the Closing of the Merger and (ii) the amounts listed in the "Total" row on Schedule A in the columns entitled: "Total Principal Amount paid in cash," "Total Principal Amount converted into Converted Shares" and "Converted Shares issued upon conversion" shall not be modified.

  9.
  This Agreement, together with the other agreements referenced herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Insider Loans, including the Principal Conversion, the Principal Payment and the Interest and Fees Payment; (b) is not intended to confer upon any other persons any rights or remedies hereunder, except as hereinafter provided; (c) shall be binding on the parties hereto and their respective heirs, executors, personal representatives, successors and assigns; (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to its conflict of laws rules; (e) may be executed in any number of counterparts, each of which shall constitute an original instrument, but all such separate counterparts shall constitute one and the same Agreement; and (f) may be executed electronically, and electronic transmissions of signed Agreements shall be regarded and accepted as if they bore original signatures.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO
LENDERS:
/s/ ALAN ADES Alan Ades
/s/ ALBERT ERANI Albert Erani
/s/ DENNIS ERANI Dennis Erani
/s/ GLENN NUSSDORF Glenn Nussdorf
ORGANO PFG LLC
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ ALBERT ERANI
	Name:	Albert Erani
	Title:	Member
ORGANO INVESTORS LLC
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ ALBERT ERANI
	Name:	Albert Erani
	Title:	Member

[Signature Page to Exchange Agreement]

LENDERS (continued):
65 DAN ROAD ASSOCIATES
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ ALBERT ERANI
	Name:	Albert Erani
	Title:	Member
65 DAN ROAD SPE, LLC
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ DENNIS ERANI
	Name:	Dennis Erani
	Title:	Member
85 DAN ROAD ASSOCIATES
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ DENNIS ERANI
	Name:	Dennis Erani
	Title:	Member
275 DAN ROAD SPE, LLC
By:	/s/ ALAN ADES
	Name:	Alan Ades
	Title:	Member
By:	/s/ DENNIS ERANI
	Name:	Dennis Erani
	Title:	Member

[Signature Page to Exchange Agreement]

Schedule A

Lender	Address	2010 Loans	Real Estate Loans	2015 Loans	2016 Loans	2018 Loans	Total Principal Amount	Total Principal Amount paid in cash	Total Principal Amount converted into Converted Shares	Converted Shares issued upon conversion
Alan Ades	c/o A&E Stores, Inc.	$3,110,070	—	$4,194,687	$6,000,000	$6,000,000	$19,304,757	$6,149,451.86	$13,155,305.14	1,869,979
	1000 Huyler Street
	Teterboro, NJ 07608
Albert Erani	c/o A&E Stores, Inc.	$990,353	—	$2,097,344	—	—	$3,087,697	$74,725.95	$3,012,971.05	428,283
	1000 Huyler Street
	Teterboro, NJ 07608
Dennis Erani	c/o A&E Stores, Inc.	$2,279,717	—	$2,000,000	$4,000,000	—	$8,279,717	$4,071,257.69	$4,208,459.31	598,217
	1000 Huyler Street
	Teterboro, NJ 07608
Glenn Nussdorf	35 Sawgrass Drive	$3,885,841	—	$2,097,344	$7,000,000	$9,000,000	$21,983,185	$7,074,725.95	$14,908,459.05	2,119,184
	Bellport, NY 11713
Organo PFG LLC	c/o A&E Stores, Inc.	$8,799,821	—	$909,447	—	—	$9,709,268	$32,402.55	$9,676,865.45	1,375,532
	1000 Huyler Street
	Teterboro, NJ 07608
Organo Investors LLC	c/o A&E Stores, Inc.	$784,287	—	—	—	—	$784,287	—	$784,287.00	111,484
	1000 Huyler Street
	Teterboro, NJ 07608
65 Dan Road Associates	1000 Huyler Street	—	—	$97,436	—	—	$97,436	$97,436	—	—
	Teterboro, NJ 07608
65 Dan Road SPE, LLC	1000 Huyler Street	—	$200,000	—	—	—	$200,000	$200,000	—	—
	Teterboro, NJ 07608
85 Dan Road Associates	1000 Huyler Street	—	$3,900,000	—	—	—	$3,900,000	$3,900,000	—	—
	Teterboro, NJ 07608
275 Dan Road SPE, LLC	1000 Huyler Street	—	$400,000	—	—	—	$400,000	$400,000	—	—
	Teterboro, NJ 07608
Total	N/A	$19,850,089	$4,500,000	$11,396,258	$17,000,000	$15,000,000	$67,746,347	$22,000,000	$45,746,347	6,502,679

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT

FORM OF AGREEMENT
EXHIBIT A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [    •    ] is made and entered into by and among Avista Healthcare Public Acquisition Corp., a Delaware corporation ("AHPAC"), Avista Acquisition Corp., a Cayman Islands exempted company (the "Sponsor"), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an "Existing Holder" who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an "Existing Holder" and collectively the "Existing Holders"), the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed an "New Holder" who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a "New Holder" and collectively, the "New Holders"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, on October 10, 2016 (the "Original Execution Date"), AHPAC and the Existing Holders entered into that certain Registration Rights Agreement (the "Existing Registration Rights Agreement"), pursuant to which AHPAC granted the Existing Holders certain registration rights with respect to certain securities of AHPAC;

        WHEREAS, AHPAC has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of [    •    ], 2018, by and among AHPAC, Organogenesis Inc., a Delaware corporation, and Avista Healthcare Merger Sub, Inc., a Delaware corporation;

        WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, (a) the New Holders will hold shares of Class A common stock, par value $0.0001, of AHPAC ("Class A Common Stock") and (b) the Existing Holders will hold shares of Class B common stock, par value $0.0001, of AHPAC ("Class B Common Stock"), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

        WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of AHPAC and the Existing Holders of a majority-in-interest of the "Registrable Securities" (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

        WHEREAS, AHPAC and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of AHPAC, as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

          "Adverse Disclosure" shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of AHPAC, after consultation with counsel to AHPAC, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) AHPAC has a bona fide business purpose for not making such information public.

          "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

          "Agreement" shall have the meaning given in the Preamble.

          "AHPAC" shall have the meaning given in the Preamble.

          "Block Trade" means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

          "Blackout Period" shall have the meaning given in Section 3.4.

          "Board" shall mean the Board of Directors of AHPAC.

          "Class A Common Stock" shall have the meaning given in the Recitals hereto.

          "Class B Common Stock" shall have the meaning given in the Recitals hereto.

          "Commission" shall mean the Securities and Exchange Commission.

          "Demand Registration" shall have the meaning given in subsection 2.1.1.

          "Demanding Holder" means, as applicable, the Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.1.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

          "Existing Holders" shall have the meaning given in the Preamble.

          "Existing Registration Rights Agreement" shall have the meaning given in the Recitals hereto.

          "Family Group" shall mean, with respect to any Person, such Person, such Person's spouse, such Person's or his/her spouse's mother, father, descendants, sisters, brothers, aunts, uncles, first cousin, spouses of such Person's descendants, sisters, brothers, aunts, uncles, first cousin and any trust, foundation or other legal entity controlled by such Person or any of such Person's spouse or descendants, sisters, brothers, aunts, uncles, first cousin, and estate planning (or similar) vehicles for the benefit of any of the foregoing Persons. Family Group members include Persons who are such by birth or adoption.

          "Form S-1" shall mean any Form S-1 or any similar long-form registration statement that may be available at such time.

          "Form S-3" shall have the meaning given in Section 2.3.

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          "Founder Lock-up Period" shall mean, with respect to the Founder Stock held by the Existing Holders or their Permitted Transferees, the period ending on the earlier of (a) one year after the date hereof, (b) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof and (c) the date on which AHPAC completes a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of AHPAC's stockholders having the right to exchange their Class A Common Stock for cash, securities or other property.

          "Founder Stock" shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

          "Holders" means the PIPE Holders, the Existing Holders, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

          "Lender Holders" shall mean the New Holders, solely in respect of the Registrable Securities received by them pursuant to that certain Exchange Agreement, dated on or around the date hereof, by and among AHPAC and the lenders listed in Schedule A thereof.

          "Maximum Number of Securities" shall have the meaning given in subsection 2.1.4.

          "Misstatement" shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus in the light of the circumstances under which they were made) not misleading.

          "New Holders" shall have the meaning given in the Preamble.

          "New Holder Lock-Up Period" shall mean, with respect to the Restricted Shares that are held by the New Holders or their Permitted Transferees, the period ending six (6) months after the date hereof.

          "Original Execution Date" shall have the meaning given in the Recitals hereto.

          "Permitted Transferees" shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period or New Holder Lock-Up Period, as applicable, in accordance with this Agreement and any other agreement between AHPAC and such Holder.

          "Piggyback Registration" shall have the meaning given in subsection 2.2.1.

          "PIPE Holders" shall mean Avista Capital Partners IV, L.P., a Delaware limited partnership and Avista Capital Partners IV (Offshore), L.P., a limited partnership formed under the laws of the Bermuda.

          "Prospectus" shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

          "Registrable Security" shall mean (a) the shares of Class A Common Stock issued upon the conversion of Class B Common Stock, (b) any outstanding shares of Class A Common Stock or any other equity security of AHPAC held by an Existing Holder as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security), (c) any equity securities of AHPAC issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to AHPAC by an Existing Holder (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security),

3

  (d) any outstanding shares of Class A Common Stock or any other equity security of AHPAC held by a New Holder or a PIPE Holder as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security), and (e) any other equity security of AHPAC issued or issuable with respect to any shares of Class A Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by AHPAC and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

          "Registration" shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

          "Registration Expenses" shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

            (A)  all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Class A Common Stock are then listed;

            (B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

            (C)  printing, messenger, telephone and delivery expenses (including the cost of distributing prospectuses in preliminary and final form as well as any supplements thereto);

            (D)  reasonable fees and disbursements of counsel for AHPAC;

            (E)  reasonable fees and disbursements of all independent registered public accountants of AHPAC (including any fees and expenses arising from any special audits or "comfort letters") and any other Persons retained by AHPAC in connection with or incident to any registration of Registrable Securities pursuant to this Agreement;

            (F)  reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) a of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

            (G)  all transfer agent's and registrar's fees;

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            (H)  customary fees and expenses incurred in connection with any "road show" for underwritten offerings; and

            (I)   customary fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers of securities.

          "Registration Rights" shall have the meaning given in Section 5.6.

          "Registration Statement" shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

          "Restricted Shares" shall have the meaning given in Section 3.6.

          "Requesting Holder" shall have the meaning given in subsection 2.1.1.

          "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          "Sponsor" shall have the meaning given in the Recitals hereto.

          "Suspension Period" shall have the meaning given in Section 3.4.

          "Transfer" shall have the meaning given in Section 3.6.

          "Underwriter" shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer's market-making activities.

          "Underwritten Offering" shall mean a Registration in which securities of AHPAC are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

        2.1    Demand Registration.

          2.1.1    Request for Registration.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, (a) the Existing Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders or (c) the PIPE Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the PIPE Holders (the "Demanding Holders"), in each case, may make a written demand for Registration of all or a part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a "Demand Registration"). AHPAC shall, within ten (10) days of AHPAC's receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder's Registrable Securities in such Registration, a "Requesting Holder") shall so notify AHPAC, in writing, within five (5) days after the receipt by the Holder of the notice from AHPAC. Upon receipt by AHPAC of any such written notification from a Requesting Holder(s) to AHPAC, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and AHPAC shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after AHPAC's receipt of the Demand Registration, the Registration of all Registrable Securities

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  requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall AHPAC be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such Existing Holders, (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the PIPE Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such PIPE Holders and (z) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such New Holders. Notwithstanding the foregoing, AHPAC shall not be required to give effect to a Demand Registration from a Demanding Holder if AHPAC has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one-hundred and fifty (150) days.

          2.1.2    Effective Registration.    Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) AHPAC has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify AHPAC in writing, but in no event later than five (5) days, of such election; provided, further, that AHPAC shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

          2.1.3    Underwritten Offering.    Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise AHPAC as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering (including a Block Trade), then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

          2.1.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises AHPAC, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that AHPAC desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without

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  adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the "Maximum Number of Securities"), then AHPAC shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the PIPE Holders and the Lender Holders that are Demanding Holders or Requesting Holders (in each case pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that such Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Existing Holders and the other New Holders that are Demanding Holders or Requesting Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of any other Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under clauses (i) to (iii), shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iv), the shares of Class A Common Stock or other equity securities of other persons or entities that AHPAC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

          2.1.5    Demand Registration Withdrawal.    Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration pursuant to subsection 2.1.1 for any or no reason whatsoever upon written notification to AHPAC and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving any Underwritten Offering, the effectiveness of the applicable Registration Statement or (y) in the case of any Demand Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, AHPAC shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, AHPAC shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

        2.2    Piggyback Registration.

          2.2.1    Piggyback Rights.    If AHPAC proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of AHPAC (or by AHPAC and by the stockholders of AHPAC including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to AHPAC's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of AHPAC or (iv) for a dividend reinvestment plan, then AHPAC shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such

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  Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a "Piggyback Registration"). AHPAC shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of AHPAC included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by AHPAC.

          2.2.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises AHPAC and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Class A Common Stock that AHPAC desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of AHPAC, exceeds the Maximum Number of Securities, then:

            (a)   If the Registration is undertaken for AHPAC's account, AHPAC shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the PIPE Holders and the Lender Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each PIPE Holder or Lender Holder has requested to be included in such Piggyback Registration and the aggregate number of Registrable Securities that the PIPE Holders and Lender Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities, (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of the other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Piggyback Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iii), the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of AHPAC, which can be sold without exceeding the Maximum Number of Securities;

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            (b)   If the Registration is pursuant to a request by Holders of Registrable Securities, then AHPAC shall include in any such Registration (i) first, the Registrable Securities of the PIPE Holders and the Lender Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Existing Holders and the other New Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of any other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under clauses (i) to (iii), shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (v) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iv), the shares of Class A Common Stock or other equity securities of other persons or entities that AHPAC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons exercising such rights and that can be sold without exceeding the Maximum Number of Securities.

            (c)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then AHPAC shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, the Registrable Securities of the PIPE Holders and the Lender Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) or (ii), the Registrable Securities of the Existing Holders and the other New Holders (Pro Rata) without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (iii), the Registrable Securities of any other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (Pro Rata) without exceeding the Maximum Number of Securities; (v) fifth, to the extent that the Maximum Number of Securities has not been reached under clauses (i) to (iv), shares of Class A Common Stock or other equity securities that AHPAC desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (vi) sixth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) to (v), the shares of Class A Common Stock or other equity securities of other persons or entities that AHPAC is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons exercising such rights and that can be sold without exceeding the Maximum Number of Securities.

          2.2.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to AHPAC and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (x) in the case of a Piggyback Registration not involving an Underwritten Offering, prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or (y) in the case of any Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. AHPAC (whether on its own good faith determination or as the result of a

9

  request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, AHPAC shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

          2.2.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under subsection 2.1.1 hereof.

        2.3    Registrations on Form S-3.    The Holders of Registrable Securities may at any time, and from time to time, request in writing that AHPAC, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time ("Form S-3"). Within five (5) days of AHPAC's receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, AHPAC shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in such Registration on Form S-3 shall so notify AHPAC, in writing, within ten (10) days after the receipt by the Holder of the notice from AHPAC. As soon as practicable thereafter, but not more than twelve (12) days after AHPAC's initial receipt of such written request for a Registration on Form S-3, AHPAC shall register all or such portion of such Holder's Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that AHPAC shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of AHPAC entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. The Holders agree that in any Underwritten Offering under such Form S-3 in which the number of Registrable Securities that the Holders have requested to sell exceeds the Maximum Number of Securities, then the Registrable Securities of such Holders to be included in such Underwritten Offering shall be determined in accordance with Section 2.1.4.

        2.4    Restrictions on Registration Rights.    If (A) during the period starting with the date sixty (60) days prior to AHPAC's good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, an AHPAC initiated Registration and provided that AHPAC has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Offering and AHPAC and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to AHPAC and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case AHPAC shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to AHPAC for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, AHPAC shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that AHPAC shall not defer its obligation in this manner more than once in any 12-month period; provided, further, however, that in such event, the Demanding Holders will be entitled to withdraw their request for a Demand Registration and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration, and AHPAC will pay all registration expenses in connection with such withdrawn Registration.

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        2.5    Underwritten Shelf Offerings and Block Trades.    Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, a Holder has a right to elect to sell its Registrable Securities in an underwritten shelf offering or a Block Trade (a "Shelf Underwriting") at a time when, and pursuant to, a Form S-3 covering the applicable Registrable Securities is effective or AHPAC is eligible to file a Form S-3 with immediate effectiveness. Notwithstanding any other time periods in this Article II, a demanding Holder shall provide written notice (a "Shelf Underwriting Request") of its election to sell such Holder's Registrable Securities to AHPAC specifying (i) the proposed date of the commencement of the Shelf Underwriting, which date shall be at least ten (10) business days after the date of such Shelf Underwriting Notice, and (ii) the number of such Holder's Registrable Securities to be included in such Shelf Underwriting. AHPAC shall give written notice (a "Shelf Underwriting Notice") to the other Holders as promptly as practicable, but no later than two (2) business days after receipt of the Shelf Underwriting Request. The Company shall include in such Shelf Underwriting (i) the number of Registrable Securities requested to be included in such Shelf Underwriting by the demanding Holder and (ii) the number of shares of Registrable Securities of any other Holders who shall have made a written request to AHPAC within five (5) business days of receipt of the Shelf Underwriting Notice to include their Registrable Securities in such Shelf Underwriting (which request shall have specified the maximum number of Registrable Securities intended to be sold by such requesting Holder in such Shelf Underwriting); provided, however, that the Holders agree that in any Shelf Underwriting in which the number of Registrable Securities that the Holders have requested to sell exceeds the Maximum Number of Securities, then the Registrable Securities of such Holders to be included in such Shelf Underwriting shall be determined in accordance with the cut back provisions set forth in Section 2.1.4. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, as expeditiously as possible, AHPAC shall use its reasonable best efforts to facilitate such Shelf Underwriting on the requested date. The Holders shall use reasonable best efforts to work with AHPAC and the Underwriters in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Shelf Underwriting and any related due diligence and comfort procedures.

ARTICLE III

AHPAC PROCEDURES

        3.1    General Procedures.    If AHPAC is required to effect the Registration of Registrable Securities, AHPAC shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto AHPAC shall, as expeditiously as possible:

          3.1.1  prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

          3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by AHPAC or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

          3.1.3  prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable

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  Securities included in such Registration, and to such Holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders (and in each case shall consider in good-faith any comments provided by such persons);

          3.1.4  prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of AHPAC and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that AHPAC shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

          3.1.5  cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by AHPAC are then listed;

          3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

          3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of comments by the Commission, any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          3.1.8  at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus;

          3.1.9  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

          3.1.10  permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person's own expense, in the preparation of the Registration Statement and each such Prospectus included therein or filed with the Commission, Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of AHPAC and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will and cause AHPAC's officers, directors and employees to supply all information reasonably requested by any such

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  representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters if requested by AHPAC enter into a confidentiality agreement, in form and substance reasonably satisfactory to AHPAC, prior to the release or disclosure of any such information;

          3.1.11  obtain a "cold comfort" letter from AHPAC's independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

          3.1.12  if such offering is an Underwritten Offering of Registrable Securities, use its reasonable best efforts to provide to the Underwriters legal opinions and negative assurance letters of AHPAC's outside counsel, addressed to the underwriters in form, substance and scope reasonably satisfactory to such Underwriters covering such matters of the type customarily covered by legal opinions and negative assurance letters of such nature and other matters as may be reasonably requested by such Underwriters;

          3.1.13  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

          3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of AHPAC's first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated by the Commission);

          3.1.15  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of AHPAC to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

          3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

        3.2    Registration Expenses.    The Registration Expenses of all Registrations shall be borne by AHPAC. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters' commissions and discounts and brokerage fees, and, other than as set forth in the definition of "Registration Expenses," all reasonable fees and expenses of any legal counsel representing the Holders.

        3.3    Requirements for Participation in Underwritten Offerings.

          3.3.1  No person may participate in any Underwritten Offering for equity securities of AHPAC pursuant to a Registration initiated by AHPAC hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by AHPAC and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

          3.3.2  Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by AHPAC to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such

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  Holders; provided, however, that AHPAC shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.

        3.4    Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from AHPAC that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that AHPAC hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by AHPAC that the use of the Prospectus may be resumed (any such period, a "Suspension Period"). If the filing, initial effectiveness or continued use of a (including in connection with any Underwritten Offering) Registration Statement in respect of any Registration at any time would require AHPAC to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to AHPAC for reasons beyond AHPAC's control, AHPAC may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by AHPAC to be necessary for such purpose (any such period, a "Blackout Period") and in no event shall (i) AHPAC deliver notice of a Blackout Period to the Holders more than two times in any calendar year (or more than once in a six month period) or (ii) Blackout Periods be in effect for an aggregate of forty-five (45) days or more in any calendar year. In the event AHPAC exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. AHPAC shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

        3.5    Reporting Obligations.    As long as any Holder shall own Registrable Securities, AHPAC, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by AHPAC after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by AHPAC's filing of such reports on the Commission's EDGAR system). AHPAC further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission), including providing customary legal opinions to AHPAC's transfer agent with respect thereto. Upon the request of any Holder, AHPAC shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

        3.6    Transfer Restrictions.

          3.6.1  During the New Holder Lock-Up Period, no New Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute ("Transfer") any shares of Class A Common Stock or any other options or warrants to purchase any shares of Class A Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock, whether now owned or hereinafter acquired, that is owned directly by such New Holder (including securities held as a custodian) or with respect to which such New Holder has beneficial ownership within the rules and regulations of the Commission other than Registrable Securities issued to the Lender Holders pursuant to that certain Exchange Agreement, dated on or about the date hereof,

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  by and among AHPAC and the Lender Holders (collectively, the "Restricted Shares"). The foregoing restriction is expressly agreed to preclude each New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such New Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares.

          3.6.2  Each New Holder hereby represents and warrants that it now has, and, except as contemplated by this subsection 3.6.2, for the duration of the New Holder Lock-Up Period, will have, good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such New Holder to comply with the foregoing restrictions. Each New Holder agrees and consents to the entry of stop transfer instructions with AHPAC's transfer agent and registrar against the transfer of any Restricted Shares during the New Holder Lock-Up Period, except in compliance with the foregoing restrictions.

          3.6.3  Notwithstanding anything to the contrary set forth herein, a Holder may Transfer Restricted Shares or Founder Stock prior to the expiration of the applicable lock-up period to (a) an Affiliate of such Holder or, in the case of a Holder who is a natural person, such Holder's Family Group, (b) in the case of an entity, to its direct or indirect beneficial owners in accordance with their pro rata ownership share in such entity, (c) any other Holder or an Affiliate of any other Holder, or (d) such other Person upon the prior written consent of AHPAC; provided that, in each case, it shall be a condition to any such Transfer, that the transferee execute and deliver a joinder to this Agreement in a form reasonably satisfactory to AHPAC whereby such transferee shall agree to be bound by the terms of this Agreement and shall thereupon be deemed an Existing Holder or New Holder hereunder, as applicable.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

        4.1    Indemnification.

          4.1.1  AHPAC agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, their affiliates and their respective officers, directors, employees and partners and each person who is a "controlling person" such Holder (within the meaning of the Securities Act) against, and pay and reimburse such persons for all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to AHPAC by such Holder expressly for use therein and AHPAC will pay and reimburse any Holder and each such affiliate, director, officer, employee, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding. AHPAC shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder or as is reasonable and customary in an underwritten offering.

          4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to AHPAC in writing such information and

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  affidavits as AHPAC reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify AHPAC, its directors and officers and agents and each person who controls AHPAC (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of AHPAC.

          4.1.3  Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless (i) such settlement is to be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) (ii) such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (iii) such settlement does not include an admission of fault by such indemnified party.

          4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. AHPAC and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event AHPAC's or such Holder's indemnification is unavailable for any reason.

          4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such

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  proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party's and indemnified party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

        5.1    Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to AHPAC to: 65 East 55th St., 18th Floor, New York, NY 10022 or by facsimile at (212) 593-6901, and, if to any Holder, at such Holder's address or facsimile number as set forth in AHPAC's books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

        5.2    Assignment; No Third Party Beneficiaries.

          5.2.1  This Agreement and the rights, duties and obligations of AHPAC hereunder may not be assigned or delegated by AHPAC in whole or in part.

          5.2.2  Prior to the expiration of the Founder Lock-up Period or the New Holder Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder's rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to another Holder or a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

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          5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

          5.2.4  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

          5.2.5  No assignment by any party hereto of such party's rights, duties and obligations hereunder shall be binding upon or obligate AHPAC unless and until AHPAC shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to AHPAC, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

        5.3    Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

        5.4    Governing Law; Venue.    NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

        5.5    Amendments and Modifications.    Upon the written consent of (i) AHPAC and (ii) Holders of at least a majority-in-interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as group, respectively, in a manner that is materially adversely different from Existing Holders or New Holders, as applicable shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders, or a majority-in-interest of the Registerable Securities held by such New Holders, as applicable, at the time in question so affected, provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of AHPAC, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or AHPAC and any other party hereto or any failure or delay on the part of a Holder or AHPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or AHPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything to the contrary in this Agreement, the Board may grant, in its sole discretion, one or more waivers to any Holder from the

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restrictions on transfer during the Founder Lock-up Period or New Holder Lock-up Period, as applicable, in order to assist AHPAC in meeting NASDAQ listing requirements.

        5.6    Other Registration Rights.    AHPAC represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require AHPAC to register any securities of AHPAC for sale or to include such securities of AHPAC in any Registration filed by AHPAC for the sale of securities for its own account or for the account of any other person (collectively, "Registration Rights"). Further, AHPAC represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. AHPAC agrees that it will not enter into, any agreement with respect to its securities that includes Registration Rights that are more favorable than the rights granted under this Agreement or that violates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement without the written consent of a majority-in-interest of the Registrable Securities held by the Holders at the time in question. For the term of this Agreement, AHPAC shall not grant to any Person the right to require AHPAC to register any equity securities of AHPAC, or any securities convertible or exchangeable into or exercisable for such securities, without written consent of the majority-in-interest of the Holders, unless such rights are explicitly made subordinate to all rights granted hereunder.

        5.7    Term.    This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

        5.8    Interpretation.    The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless expressly indicated otherwise in this Agreement, all references in this Agreement to "the date hereof" or "the date of this Agreement" shall refer to [    •    ] and shall not be deemed to refer to the Original Execution Date.

        5.9    Listing.    AHPAC agrees to use commercially reasonable efforts to cause the Class A Common Stock to continue to be listed on the NASDAQ Stock Market or another national securities exchange

[Signature Page Follows]

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

AHPAC:
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP
By:
Name:
Title:
EXISTING HOLDERS:
AVISTA ACQUISITION CORP
By:
Name:
Title:
HÅKAN BJÖRKLUND:
By:
	Name:	Håkan Björklund
CHARLES HARWOOD
By:
	Name:	Charles Harwood
BRIAN MARKISON
By:
	Name:	Brian Markison
ROBERT O'NEIL
By:
	Name:	Robert O'Neil

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:
[NEW HOLDER]
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex G

AHPAC SUBSCRIPTION AGREEMENT

        This SUBSCRIPTION AGREEMENT (the "Subscription Agreement") is entered into this 17th day of August, 2018, by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("AHPAC") which, as part of the Business Combination (as defined below) will deregister as a Cayman Islands exempted company and continue and domesticate as Organogenesis Holdings Inc., a corporation incorporated under the laws of Delaware ("ORGO"), in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Law (2018 Revision) (the "Domestication"), Avista Capital Partners IV, L.P. , a Delaware limited partnership ("Avista Onshore") and Avista Capital Partners IV (Offshore), L.P., a limited partnership formed under the laws of the Bermuda ("Avista Offshore" and, collectively with Avista Onshore, the "Subscriber"). In connection with the Domestication, Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of AHPAC will merge (the "Merger") with and into Organogenesis Inc., a Delaware corporation (the "Company"), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving corporation in the Merger, is sometimes referred to as the "Surviving Corporation").

        WHEREAS, AHPAC, the Company and the other parties named are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"). We refer to the Domestication together with the Merger as (the "Business Combination");

        WHEREAS, in connection with the Business Combination, Subscriber desires to subscribe for and purchase from ORGO an aggregate of 9,022,741 shares of ORGO's Class A common stock (the "Class A Common Stock"), par value $0.0001 per share (the "Shares") and an aggregate of 4,100,000 warrants to purchase one-half of one share of Class A Common Stock (the "Warrants") on substantially the terms set forth in the form of Warrant Agreement attached hereto as Exhibit C, for an aggregate purchase price of $46,000,000 (the "Purchase Price"), proportionately among Subscriber as set forth in Schedule A, and AHPAC desires to issue and sell to Subscriber the Shares and the Warrants in consideration of the payment of the Purchase Price by or on behalf of Subscriber to AHPAC on or prior to the Closing (as defined below); and

        WHEREAS, concurrently with the consummation of the Business Combination, ORGO and certain stockholders of the Company and the Subscriber will enter into the Stockholders Agreement substantially in the form attached hereto as Exhibit A (such agreement, the "Stockholders Agreement"), and ORGO, certain stockholders of the Company, the Subscriber and certain existing shareholders of AHPAC will enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit D (such agreement, the "Registration Rights Agreement");

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1.    Subscription.    Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, proportionately among Subscriber as set forth in Schedule A, and AHPAC hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares and the Warrants (such subscription and issuance, the "Subscription"); provided that the Subscriber may assign its right to all or a portion of the Subscription to a party or parties reasonably acceptable to the Company executing a New Subscription Agreement (as defined below) pursuant to the requirements set forth in Section 8(c) and thereafter such party shall be deemed a party hereto.

        2.    Closing.

          a.     The closing of the Subscription contemplated hereby (the "Closing") is contingent upon the substantially concurrent consummation of the Business Combination. Not less than five (5) business days prior to the scheduled date of the consummation of the Business Combination (the "Closing Date"), AHPAC shall provide written notice to Subscriber (the "Closing Notice") of such Closing Date. Subscriber shall deliver to AHPAC at least one (1) business day prior to the Closing Date, to be held in escrow until the Closing, the Purchase Price for the Shares and the Warrants by wire transfer of U.S. dollars in immediately available funds to the account specified by AHPAC in the Closing Notice. On the Closing Date, following the Domestication and immediately prior to the consummation of the Merger, AHPAC shall deliver to Subscriber the Shares and the Warrants in book entry form. In the event the Closing does not occur on the Closing Date, AHPAC shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber.

          b.     The Closing shall be subject to the conditions that, on the Closing Date:

              (i)  no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

             (ii)  all representations and warranties of AHPAC and the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of AHPAC and the Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

            (iii)  no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby;

            (iv)  all conditions precedent to the consummation of the Business Combination set forth in the Merger Agreement, including the approval of AHPAC's shareholders, shall have been satisfied or waived (other than those conditions that may only be satisfied at the consummation of the Business Combination, but subject to satisfaction of such conditions as of the consummation of the Business Combination);

             (v)  all specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired or been terminated and no federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body, self-regulatory organization or any political subdivision of any of the foregoing shall have enacted, issued, promulgated, enforced or entered any statute, Law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Business Combination illegal or otherwise restraining, enjoining or prohibiting consummation of the Business Combination on the terms and conditions contemplated by Merger Agreement; and

            (vi)  the Stockholders Agreement shall have been executed and delivered to the Subscriber by each of ORGO and the certain stockholders of the Company named as parties thereto.

          c.     At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

        3.    AHPAC Representations and Warranties.    AHPAC represents and warrants that:

          a.     AHPAC has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

          b.     ORGO will be, after the Domestication, duly incorporated and validly existing as a Delaware corporation, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

          c.     The Shares and Warrants will have been duly authorized and the Shares and the Warrants will not have been authorized in violation of or subject to any preemptive or similar rights created under ORGO's amended and restated Certificate of Incorporation, as amended, bylaws, as amended, or other organizational documents of ORGO then in effect or under the laws of Delaware.

          d.     This Subscription Agreement has been duly authorized, executed and delivered by AHPAC and is enforceable against it, and will be enforceable against ORGO after the Domestication, in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

          e.     Immediately after the Domestication: (i) 1,000,000 preference shares, par value $0.0001 per share, of ORGO ("Parent Preferred Stock") will be authorized and none will be issued and outstanding; (ii) 200,000,000 shares of Class A common stock of ORGO, par value $0.0001 per share ("Class A Common Stock"), will be authorized and 31,000,000 shares of Class A Common Stock will be issued and outstanding; (iii) 20,000,000 shares of Class B common stock, par value $0.0001 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Parent Common Stock" and, collectively with the Parent Preferred Stock , the "Parent Stock") will be authorized and 5,812,500 shares of Class B Common Stock will be issued and outstanding; (iv) 16,400,000 warrants to purchase one-half of one share of Class A Common Stock (the "Private Placement Warrants") will be outstanding and (v) 31,000,000 warrants to purchase one-half of one share of Class A Common Stock (the "Public Warrants," collectively with the Private Placement Warrants, the "Parent Warrants") will be outstanding. All outstanding Class A Common Stock, Class B Common Stock, Private Placement Warrants and Public Warrants at such time will have been duly authorized, validly issued, fully paid and will be non-assessable and not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries ("Subsidiary shall mean with respect to any Person (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")), any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) in any case, such Person controls the management thereof) of ORGO are owned by ORGO, or a direct or indirect wholly-owned Subsidiary of ORGO, free and clear of all Liens. Except for the Parent Warrants, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from ORGO or any of its Subsidiaries any Parent Stock or other equity interests in ORGO or securities convertible into or exchangeable or exercisable for Parent Stock. Except as set forth in this Section 4(e), after the Domestication of ORGO there will be no: (A) securities of ORGO or any Subsidiary of ORGO convertible into or exchangeable or exercisable for Parent Stock or other voting securities of ORGO or any Subsidiary of ORGO, or (B) options, warrants, calls, rights (including preemptive rights and registration rights), puts, commitments or agreements to which ORGO or any Subsidiary of ORGO will be a party or by which it will be bound in any case obligating ORGO or any Subsidiary of ORGO to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other equity securities of ORGO or of any Subsidiary of ORGO, or obligating ORGO or any Subsidiary of ORGO to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not now, with respect to AHPAC, and after the Domestication of ORGO, there will not be with respect to ORGO, any stockholder agreements, voting trusts, proxies or other agreements or understandings to which ORGO is a party or by which it is bound relating to the voting of any equity securities of ORGO, other than the Stockholders Agreement [and the Controlling Stockholders Agreement (as defined in Stockholders Agreement)]. Except as provided for herein and as a result of the consummation of the transactions contemplated by the Merger Agreement, no shares of capital stock, warrants, options or other securities of AHPAC or ORGO are issuable and no rights in connection with any shares, warrants, options or other securities of AHPAC or ORGO accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Subscription.

          f.      The execution, delivery and performance of this Subscription Agreement (including compliance by AHPAC (and after the Domestication of ORGO with all of the provisions hereof), issuance and sale of the Shares and the Warrants and the consummation of the certain other transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of AHPAC (and after the Domestication of ORGO) pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which AHPAC is a party or by which AHPAC is bound or to which any of the property or assets of AHPAC is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders' equity or results of operations of AHPAC (and after the Domestication of ORGO) (a "Material Adverse Effect") or materially affect the validity of the Shares or the Warrants or the legal authority of AHPAC (and after the Domestication of ORGO) to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of AHPAC (and after the Domestication of ORGO); or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over AHPAC (and after the Domestication of ORGO) or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the Warrants or the legal authority of AHPAC (and after the Domestication of ORGO) to comply in all material respects with this Subscription Agreement.

        4.    Subscriber Representations and Warranties.    Subscriber represents and warrants that:

          a.     Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

          b.     This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

          c.     The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders' equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a "Subscriber Material Adverse Effect") or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

          d.     Subscriber (i) is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) or an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule B, (ii) is acquiring the Shares and the Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares or the Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares or the Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule B following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares or the Warrants.

          e.     Subscriber understands that the Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares and the Warrants have not been registered under the Securities Act. Subscriber understands that the Shares and the Warrants may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to ORGO or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

          f.      Subscriber understands and agrees that Subscriber is purchasing the Shares and the Warrants directly from ORGO. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by AHPAC or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

          g.     Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

          h.     In making its decision to purchase the Shares and the Warrants, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares and the Warrants, including with respect to AHPAC and the Business Combination. Subscriber represents and agrees that Subscriber and Subscriber's professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber's professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and the Warrants.

          i.      Subscriber became aware of this offering of the Shares and the Warrants solely by means of direct contact between Subscriber and AHPAC or by means of contact from Credit Suisse Securities (USA) LLC ("Credit Suisse") acting as placement agent for AHPAC, and the Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and AHPAC or by contact between Subscriber and Credit Suisse. Subscriber did not become aware of this offering of the Shares and the Warrants, nor were the Shares or the Warrants offered to Subscriber, by any other means. Subscriber acknowledges that AHPAC represents and warrants that the Shares and the Warrants (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

          j.      Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares and the Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

          k.     Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and the Warrants and determined that the Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber's investment in ORGO. Subscriber acknowledges specifically that a possibility of total loss exists.

          l.      Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or the Warrants or made any findings or determination as to the fairness of this investment.

          m.    Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury

  Department's Office of Foreign Assets Control ("OFAC") or in any Executive Order issued by the President of the United States and administered by OFAC ("OFAC List"), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a "Prohibited Investor"). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the "BSA"), as amended by the USA PATRIOT Act of 2001 (the "PATRIOT Act"), and its implementing regulations (collectively, the "BSA/PATRIOT Act"), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares and the Warrants were legally derived.

          n.     Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

        5.    Registration Rights.    At or prior to the Closing, AHPAC (or ORGO, as its successor entity) and the Subscriber shall execute and deliver the Registration Rights Agreement pursuant to which, among other things, ORGO will register for resale under the Securities Act the shares of ORGO Common Stock to be issued to the Subscriber pursuant to this Agreement in the circumstances specified therein.

        6.    Termination.    This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement or (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. AHPAC shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.

        7.    Trust Account Waiver.    Subscriber acknowledges that AHPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving AHPAC and one or more businesses or assets. Subscriber further acknowledges that, as described in AHPAC's prospectus relating to its initial public offering dated October 10, 2016 (the "Prospectus") available at www.sec.gov, substantially all of AHPAC's assets consist of the cash proceeds of AHPAC's initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the "Trust Account") for the benefit of AHPAC, its public shareholders and the underwriters of AHPAC's initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to AHPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of AHPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its Representatives, hereby irrevocable waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

        8.    Miscellaneous.

          a.     Subscriber acknowledges that AHPAC and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify AHPAC (or if after the Domestication, ORGO) if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

          b.     AHPAC is (and after the Domestication, ORGO is) entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

          c.     This Subscription Agreement and all of Subscriber's rights and obligations hereunder may be transferred or assigned, at any time and from time to time, to one or more parties reasonably acceptable to the Company, in related or unrelated transactions (each such transferee, a "Transferee"). Upon any such assignment:

              (i)  the applicable Transferee shall enter into a subscription agreement (each such subscription agreement, a "New Subscription Agreement") with ORGO to purchase that number of Subscriber's Acquired Shares specified therein (the "Transferee Acquired Shares"), which New Subscription Agreement shall be in substantially the same form as this Subscription Agreement; and

             (ii)  upon a Transferee's execution and delivery of a New Subscription Agreement, the number of Acquired Shares to be purchased by Subscriber hereunder shall be reduced by the total number of Transferee Acquired Shares to be purchased by the applicable Transferee pursuant to the applicable New Subscription Agreement, which reduction shall be evidenced by Subscriber and AHPAC amending Exhibit B to this Subscription Agreement to reflect each transfer and to update the "Number of Acquired Shares subscribed for" and "Aggregate Purchase Price" on the signature page hereto to reflect such reduced number of Acquired Shares, and the Subscriber hereto shall be fully and unconditionally released from its obligation to purchase such Transferee Acquired Shares hereunder. For the avoidance of doubt, this Subscription Agreement need not be amended and restated in its entirety, but only Exhibit B and Subscriber's signature page hereto need be so amended and updated and executed by each of the Subscriber and AHPAC upon the occurrence of any such transfer of Transferee Acquired Shares.

          d.     All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

          e.     AHPAC may request from Subscriber such additional information as AHPAC may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

          f.      This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto and the Company.

          g.     This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that the Company is an express third party beneficiary of this Agreement and that it shall have the right to enforce the terms of this Agreement prior to the closing of the Merger.

          h.     Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

          i.      If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

          j.      This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          k.     Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein, except as provided in Section 5.

          l.    Notices.    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

              (i)  if to Subscriber, to such address or addresses set forth on the signature page hereto;

             (ii)  prior to the closing of the Merger, if to AHPAC, or following the Domestication, ORGO, to:

        Avista Healthcare Public Acquisition Corp.
        65 East 55th Street
        18th Floor
        New York, NY 10022
        Attn: Ben Silbert, Esq.
        Email: silbert@avistacap.com

      with a required copy to (which copy shall not constitute notice):

        Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, NY 10153
        Attention: Michael J. Aiello / Jaclyn L. Cohen
        Email: michael.aiello@weil.com / jackie.cohen@weil.com

            (iii)  after the closing of the Merger, if to ORGO, to:

        Organogenesis Holdings Inc.
        85 Dan Road
        Canton, MA 02021
        Attention: Lori Freedman, General Counsel
        Telephone: (781) 830-2338
        Email:         LFreedman@organo.com

      with a required copy (which shall not constitute notice) to:

        Foley Hoag LLP
        155 Seaport Boulevard
        Boston, MA 02210
        Attention: William R. Kolb, Esq.
        Telephone: (617) 832-1209
        Fax: (617) 832-7000
        Email:         wrk@foleyhoag.com

          m.    This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF DELAWARE, OR OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, AND THE APPELLATE COURTS TO WHICH ORDERS AND JUDGMENTS THEREOF MAY BE APPEALED SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8(M) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(M).

        IN WITNESS WHEREOF, each of AHPAC and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO

Date: August 17, 2018

SUBSCRIBER:
Signature of Avista Capital Partners IV, L.P.:			Signature of Avista Capital Partners IV (Offshore) L.P.:
By:	/s/ ROBERT GIRARDI		By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi		Name:	Robert Girardi
	Title:	Partner		Title:	Partner
Date: August 17, 2018
Name of Subscriber:			Name of Joint Subscriber, if applicable:
Avista Capital Partners IV, L.P. (Please print. Please indicate name and capacity of person signing above)			Avista Capital Partners IV (Offshore) L.P. (Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
Joint Tenants with Rights of Survivorship
Tenants-in-Common
Community Property
Subscriber's EIN:			Joint Subscriber's EIN:
Business Address-Street:			Mailing Address-Street (if different):

City, State, Zip:			City, State, Zip:
Attn:			Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by AHPAC in the Closing Notice.

[Signature Page to Subscription Agreement (PIPE)]

SCHEDULE A

TABLE OF PROPORTIONATE SUBSCRIPTION AMOUNTS

	Number of Shares Subscribed For	Number of Warrants Subscribed For	Purchase Price
Avista Onshore	4,523,497	2,055,510	$23,061,824.06
Avista Offshore	4,499,244	2,044,490	$22,938,175.94

Total	9,022,741	4,100,000	$46,000,000.00

[SUBSCRIPTION AGREEMENT (PIPE)]

Schedule A-1

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

          1.     We are a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") (a "QIB")).

          2.     We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

          1.     We are an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an "accredited investor."

          2.     We are not a natural person.

*** AND ***

C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:

    is:

    is not:

    an "affiliate" (as defined in Rule 144 under the Securities Act) of AHPAC or, after the Domestication, ORGO or acting on behalf of an affiliate of AHPAC or, after the Domestication, ORGO.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

[SUBSCRIPTION AGREEMENT (PIPE)]

Schedule B-1

Rule 501(a), in relevant part, states that an "accredited investor" shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an "accredited investor."

        Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

        Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

        Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

        Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

        Any natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000. For purposes of calculating a natural person's net worth: (a) the person's primary residence shall not be included as an asset; (b) indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

        Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

        Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person; or

        Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Schedule B-2

ANNEX H

EXECUTION VERSION

August 17, 2018

Avista Healthcare Public Acquisition Corp.
65 East 55th Street
18th Floor
New York, NY 10022

        RE: Surrender of Class B Shares and Private Placement Warrants

        Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), to be dated as of the date hereof, by and among Organogenesis Inc., a Delaware corporation (the "Company"), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent") and Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"). This letter agreement (this "Letter Agreement") is being entered into and delivered by Parent, Avista Acquisition Corp., a Cayman Islands exempt company ("Parent Sponsor"), and certain directors of Parent that are signatories hereto (collectively with the Parent Sponsor, the "Class B Holders") in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Class B Holders hereby (a) represents and warrants that the Class B Holders collectively hold all of the issued and outstanding Private Placement Warrants and Class B Shares, in each case, as of the date of this Letter Agreement, (b) agrees that, (i) immediately following the execution and delivery of the Merger Agreement, and in connection with the Initial Private Investment, the Class B Holders shall collectively (pro rata among the Class B Holders) surrender 1,937,500 Class B Shares which will be cancelled by Parent, and (ii) subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 7.1 and 7.3 of the Merger Agreement, immediately prior to the Closing and in connection with the PIPE Investment, the Class B Holders shall collectively (pro rata among the Class B Holders) surrender 4,421,507 Class B Shares and 16,400,000 Private Placement Warrants both of which will be cancelled by Parent; (c) agrees that, until the consummation of the transactions contemplated by the Merger Agreement, the Class B Holders shall not modify, amend or terminate that certain Letter Agreement, dated October 10, 2016, by and among the Company and the Class B Holders, waive or release any claims or rights thereunder or otherwise consent to any of the foregoing and (d) waives any and all rights such Class B Holder has or will have under the Parent Organizational Documents to receive, with respect to each share of Class B common stock of Parent, par value $0.0001, held by such Class B Holder immediately following the Domestication, more than one share of Parent Common Stock upon conversion thereof in accordance with the Parent Organizational Documents. Subject to the terms and conditions of this Letter Agreement, the Class B Holders agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

        This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time. This Letter Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Letter Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles of conflicts of law. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[The remainder of this page left intentionally blank.]

H-1

        Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,
Avista Acquisition Corp.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO
Solely in their capacity as a holder of Class B Shares and Private Placement Warrants:
/s/ HÅKAN BJÖRKLUND Håkan Björklund
/s/ CHARLES HARWOOD Charles Harwood
/s/ BRIAN MARKISON Brian Markison
/s/ ROBERT O'NEIL Robert O'Neil

Acknowledged and agreed as of the date of this Letter Agreement:
Avista Healthcare Public Acquisition Corp.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and CEO

H-2

Annex I

STOCKHOLDERS' AGREEMENT

AMONG

ORGANOGENESIS HOLDINGS INC.,

CERTAIN ORGANOGENESIS EXISTING STOCKHOLDERS,

AND

AVISTA CAPITAL PARTNERS IV, L.P.

[    •    ], 2018

Schedules and Exhibits
Schedule I	Existing Organogenesis Stockholders and Share Ownership
Schedule II	Initial Directors
Annex A	Form of Joinder Agreement

I-i

STOCKHOLDERS' AGREEMENT

        This Stockholders' Agreement (this "Agreement") is entered into as of [    •    ], 2018, by and among Organogenesis Holdings Inc., a Delaware corporation (the "Company"), the Organogenesis Existing Stockholders listed on Schedule I (the "Organogenesis Existing Stockholders"), and Avista Capital Partners IV, L.P. ("Avista" and, together with the Organogenesis Existing Stockholders and any other stockholders of the Company who become party to this Agreement from time to time pursuant to the terms hereof, the "Stockholders").

RECITALS

        WHEREAS, Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent", which company subsequently transferred by way of continuation and domesticated as a Delaware corporation, and is now known as the Company), Organogenesis Inc., a Delaware corporation, and Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub") entered into an Agreement and Plan of Merger, dated as of August [    •    ], 2018 (as amended, supplemented or otherwise modified, the "Merger Agreement"), pursuant to and subject to the terms and conditions of which, among other things, on the date hereof the Company will acquire, by a merger of Merger Sub with and into Organogenesis, all of the outstanding common stock of Organogenesis (the "Acquisition"); and

        WHEREAS, immediately following the closing of the Acquisition (the "Closing") and as of the date hereof, the Organogenesis Existing Stockholders and Avista Beneficially Own (as defined below) the respective amounts of the issued and outstanding Common Stock (as defined below) set forth in Schedule I to this Agreement;

        NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1.    Certain Defined Terms.    As used herein, the following terms shall have the following meanings:

          "Acquisition" has the meaning set forth in the recitals.

          "Affiliate" means, with respect to any Person, an "affiliate" as defined in Rule 405 of the regulations promulgated under the Securities Act.

          "Agreement" has the meaning set forth in the preamble.

          "Associated Person" has the meaning set forth in Section 3.12.

          "Avista" has the meaning set forth in the preamble.

          "Avista Designee" has the meaning set forth in Section 2.1(b)(i).

          "Avista Offshore" means Avista Capital Partners IV (Offshore), L.P., a limited partnership formed under the laws of Bermuda.

          "Avista Stockholder" means Avista and any of its Permitted Transferees that has become a Stockholder in accordance with this Agreement.

          "Beneficial Ownership" of any securities means ownership by a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security;

  and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms "Beneficially Own" and "Beneficial Owner" shall have a correlative meaning. For the avoidance of doubt, no Stockholder shall be deemed to Beneficially Own any securities of the Company or any of its Subsidiaries held by any other holder of such securities solely by virtue of the provisions of this Agreement (other than this definition).

          "Board" has the meaning set forth in Section 2.1(a).

          "Business Day" means any day other than a Saturday, a Sunday or other day on which national banking associations in the State of New York are authorized by Law to be closed.

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

          "Closing" has the meaning set forth in the recitals.

          "Closing Date" means [    •    ].

          "Common Stock" means the Class A common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Company" has the meaning set forth in the preamble.

          "control" (including the terms "controlling", "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          "Director" means any member of the Board.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

          "Governmental Authority" means: any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; the United States and other federal, state, local, municipal, foreign or other government or any governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

          "Joinder Agreement" has the meaning set forth in Section 3.4(a).

          "Law" means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority.

          "Merger Agreement" has the meaning set forth in the recitals.

          "Organogenesis Existing Stockholders" means the Organogenesis Existing Stockholders listed on Schedule I and any of their Permitted Transferees that has become a Stockholder in accordance with this Agreement.

          "Permitted Transferee" means with respect to any Person, any Affiliate of such Person, any successor entity of such Person and any investment fund or vehicle with respect to which such Person or an Affiliate thereof serves as the general partner or manager or advisor.

          "Person" means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

          "Stockholder" has the meaning set forth in the preamble.

          "Subsidiary" means with respect to any Person (i) any corporation or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such initial Person or (ii) a partnership in which such initial Person or any direct or indirect Subsidiary of such initial Person is a general partner.

          "Transfer" or "Transferred" means any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary or by operation of law) of any Shares (or any interest (pecuniary or otherwise) therein or rights thereto) Beneficially Owned by a Person. In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person or group of Persons controlling such Stockholder or any Permitted Transferee or Permitted Transferees of such Person or group of Persons, such event shall be deemed to constitute a "Transfer" subject to the restrictions on Transfer contained or referenced herein. For the avoidance of doubt, any direct or indirect transfer, sale, assignment, exchange or any other disposition by a partner, member or other equity holder of a Stockholder to another Person, of any partnership or membership interest or other equity security of such Stockholder that does not result in the Person or group of Persons controlling such Stockholder or a Permitted Transferee or Permitted Transferees of such Person or group of Persons to cease to control such Stockholder, shall not be deemed to constitute a "Transfer" subject to the restrictions on Transfer contained or referenced herein.

          "Voting Securities" means, at any time, shares of any class of Capital Stock or other securities of the Company or any of its Subsidiaries that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock or other securities.

        Section 1.2.    Construction.    Unless the context requires otherwise, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" (except to the extent the context otherwise provides). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

        Section 2.1.    Board Representation.

          (a)    Board Size.    At the Closing, the Company, the Organogenesis Existing Stockholders and the Avista Stockholder shall take such action, including any stockholder votes or written consents in lieu thereof, as may be necessary to cause the board of directors of the Company (the "Board") to consist, immediately following Closing, of eight (8) Directors as identified on Schedule II. Until such time as Avista and Avista Offshore collectively no longer hold at least 7.5% of the outstanding Voting Securities, each Stockholder and each of its Permitted Transferees that Beneficially Owns Voting Securities shall vote all of such Voting Securities in favor of maintaining the board size at such number, unless otherwise agreed between the parties hereto.

          (b)    Board Representation.    From the date hereof, unless the Organogenesis Existing Stockholders and the Avista Stockholder otherwise agree in writing:

              (i)  At any time that, and for so long as the Avista Stockholder and Avista Offshore collectively own shares of Common Stock that represent at least 7.5% of the then outstanding shares of Common Stock, the Avista Stockholder will have the right to designate one individual, who Avista and the Board shall have determined is independent under all applicable laws and rules, including the rules of the Nasdaq Stock Market LLC (or the listing rules of the applicable exchange at such time) and the Securities and Exchange Commission, for audit committee membership, for election to the Company Board (the "Avista Designee").

             (ii)  At any time that, and for so long as the Avista Stockholder has the right to designate the Avista Designee in connection with each election of Directors, the Company shall, and the Organogenesis Existing Stockholders, their Permitted Transferees and the Avista Stockholder shall take all actions necessary to cause the Board (or an authorized committee thereof) to, nominate the Avista Designee, as the case may be, for election as a Director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, and to provide the highest level of support for the election of each such Avista Designee, as the case may be, as it provides to any other individual standing for election as a Director as part of the Company's slate of Directors. For so long as the Avista Stockholder has the right to designate the Avista Designee, the Board (or an authorized committee thereof) shall not nominate, and the Organogenesis Existing Stockholders, their Permitted Transferees and the Avista Stockholder shall take all actions necessary to cause the Board (or an authorized committee thereof) to refrain from nominating, a number of nominees for any election of Directors that exceeds the number of Directors to be elected.

            (iii)  In the event that an Avista Designee shall cease to serve as a Director for any reason (including any removal thereof) the Avista Stockholder shall have the right to appoint another Avista Designee to fill any vacancy resulting therefrom. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any Avista Designee shall not affect the right of the Avista Stockholder to designate the Avista Designee as the case may be, for election pursuant to this Section 2.1(b) in connection with any future election of Directors.

            (iv)  Other than at any such time as the Avista Stockholder and Avista Offshore collectively own less than 7.5% of the then outstanding shares of Common Stock, each Stockholder or its Permitted Transferee that Beneficially Owns Voting Securities shall vote all of such Voting Securities in favor of the Avista Designee nominated in accordance with this

    Section 2.1(b). Each Stockholder agrees that if and for so long as the Avista Stockholder is permitted to designate the Avista Designee pursuant to this Section 2.1(b) and such Stockholder or its Permitted Transferee is then entitled to vote for the removal of any such Avista Designee, such Stockholder or its Permitted Transferee will not vote in favor of the removal of any such Avista Designee unless requested in writing by the Avista Stockholder.

          (c)    Other Board Matters.

              (i)  At any time that, and for so long as the Avista Stockholder and Avista Offshore collectively own shares of Common Stock that represent at least 7.5% of the then outstanding shares of Common Stock, each Stockholder or its Permitted Transferee that Beneficially Owns Voting Securities shall vote all of such Voting Securities in favor of any proposal that the Company shall reimburse each Director and Observer (or the Person that designated (or nominated) such Director or Observer) for all reasonable and documented out-of-pocket expenses incurred by such Director or Observer (or the Person that designated (or nominated) such Director or Observer, on his or her behalf) in connection with his or her attendance at meetings of the Board, and any committees thereof, including travel, lodging and meal expenses.

             (ii)  The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board.

        Section 2.2.    Board Observer Rights.    At any time that, and for so long as the Avista Stockholder and Avista Offshore collectively own shares of Common Stock that represent at least 7.5% of the then outstanding shares of Common Stock, the Company will permit the Avista Stockholder or a person designated by the Avista Stockholder (the "Observer"), to attend all meetings of the Board and any committees of the Board as an observer and the Board or the applicable committee, shall furnish to such Observer, at the same time and in the same manner as furnished to the directors of the Company or members of such committee, notice of each such meeting, including such meeting's time and place, and any other materials relevant to such meeting as provided to the directors of the Company or members of the applicable committee; provided, that, Observer shall keep all information received or observed in his or her capacity as the Observer confidential to the same extent as the Observer would be obligated to do as a director of the Company; provided, further, that the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege.

        Section 2.3.    Other Information.    The Company covenants and agrees to deliver to the Avista Stockholder with reasonable promptness, such other information and data, including, but not limited to any information necessary to assist the Avista Stockholder in preparing its tax filings and obtaining and/or preserving its qualification as a "venture capital operating company" as defined in the regulations promulgated under ERISA, with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by the Avista Stockholder or other Stockholder, as the case may be.

        Section 2.4.    Access.    The Company shall, and shall cause its and its Subsidiaries' officers, directors, employees, auditors and other agents to (a) afford the officers, employees, auditors and other agents of the Avista Stockholder, during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford the Avista Stockholder the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers from time to time as the Avista Stockholder may reasonably request.

        Section 2.5.    Outside Activities.    (a) Avista, any Avista Designee, Observer and Affiliate of Avista may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (b) the Company and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (c) the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Stockholders. None of Avista, any Avista Designee, Observer or any Affiliate of the foregoing, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and Avista, any Avista Designee, Observer and Affiliate of the foregoing, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.

ARTICLE III

VCOC

        Section 3.1.    VCOC Representative.    This Agreement will confirm the agreement of the Company and the Organogenesis Existing Stockholders that the Avista Stockholder, in connection with Avista's acquisition and ownership of an interest in the Company, will be entitled to the following contractual rights with respect to the Company immediately following execution of this Agreement and so long as the Avista Stockholder and Avista Offshore collectively own shares of Common Stock that represent at least 7.5% of the then outstanding shares of Common Stock:

          (b)   The Avista Stockholder shall be permitted to select one representative (the "Representative") to consult with and advise management of the Company and its direct and indirect Subsidiaries on significant business issues, including such management's proposed annual operating plans, and management of the Company and its direct and indirect Subsidiaries will make itself available to meet with the Representative regularly during each year by telephone or at the facilities of the Company and/or its direct and indirect Subsidiaries at mutually agreeable times, on reasonable prior written notice, for such consultation and advice and to review progress in achieving such plans.

          (c)   The Company will notify the Representative as soon as reasonably practicable of any material development affecting the Company's or any of its direct or indirect Subsidiaries' business and affairs, including significant changes in management personnel or employee compensation or benefits, introduction of new lines of business, important acquisitions and the proposed compromise of any significant litigation, and the Company shall provide the Representative with the opportunity, on reasonable prior written notice, to consult with and advise the Company's and/or its direct or indirect Subsidiaries' management, as applicable, of the Representative's views with respect thereto.

          (d)   The Representative may discuss the business operations, properties and financial and other condition of the Company and its direct and indirect Subsidiaries with the Company's independent certified accountants and investment bankers, on reasonable prior written notice to the Company.

          (e)   The Representative may examine the books and records of the Company and its direct and indirect Subsidiaries and visit and inspect their respective facilities, and may reasonably request information at reasonable times and intervals concerning the general status of the Company's and its direct and indirect Subsidiaries' financial conditions and operations.

          (f)    The Representative shall be entitled to request that the Company provide it, when available, with copies of (i) all financial statements, forecasts and projections provided to or approved by the board of directors of the Company or any of its direct or indirect Subsidiaries; (ii) all notices, minutes, proxy materials, consents and correspondence and other material that the Company or any of its direct or indirect Subsidiaries provides to its directors and stockholders; (iii) any letter issued to the Company or any of its direct or indirect Subsidiaries by its accountants with respect to the internal controls of the Company or any of its direct or indirect Subsidiaries; (iv) any documents filed by the Company or any of its direct or indirect Subsidiaries with any regulatory or similar authority; and/or (v) such other business and financial data as the Representative reasonably may request in writing from time to time.

          (g)   The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Avista Stockholder's investment in the Company as a "venture capital investment" for purposes of the Department of Labor "plan assets" regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for such purpose, Avista and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

          (h)   The rights described in this Article III with respect to the Avista Stockholder shall apply and continue for so long as the Avista Stockholder and Avista Offshore collectively own shares of Common Stock that represent at least 7.5% of the then outstanding shares of Common Stock, which securities shall be deemed to be owned and to remain outstanding notwithstanding any conversion, exercise or exchange of such securities for other securities.

ARTICLE IV

MISCELLANEOUS

        Section 4.1.    Termination.    This Agreement shall terminate only (i) by written consent of both (A) Organogenesis Existing Stockholders holding a majority of the then outstanding shares of Common Stock held by all Organogenesis Existing Stockholders and (b) the Avista Stockholder, or (ii) at such time as the Avista Stockholder no longer holds any shares of Common Stock of the Company. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement, Section 2.1(c)(i) and this Article III shall survive any termination of this Agreement.

        Section 4.2.    Amendments and Waivers.    Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by each of (i) the Company, (ii) Organogenesis Existing Stockholders holding a majority of the then outstanding shares of Common Stock held by all Organogenesis Existing Stockholders and (iii) the Avista Stockholder; provided that any party may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Prompt written notice of any amendment to this Agreement shall be given to all Stockholders. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly in writing and executed and delivered by the party against whom such waiver is claimed. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        Section 4.3.    Successors, Assigns and Transferees.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns (including Permitted Transferees, who shall be required as a condition to any transfer by an Organogenesis Existing Stockholder to a Permitted Transferee, to execute a joinder in the form attached hereto as Exhibit A) and; and by their signatures hereto, each party intends to and does hereby become bound. The rights and obligations of the parties shall not be assigned without the prior written consent of the Organogenesis Existing Stockholders and Avista. Any assignment of rights or obligations in violation of this Section 3.3 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained other than the parties hereto and their respective permitted successors and assigns.

        Section 4.4.    Notices.

          (a)   Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent via email or facsimile and confirmed, or mailed by certified mail, return receipt requested, or sent by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

          if to the Company, to:

Organogenesis Holdings Inc. 85 Dan Road Canton, MA 02021
Attention:	Lori Freedman, General Counsel
Email:	LFreedman@organo.com
Facsimile:	(781) 830-2338

          with a copy (which shall not constitute notice) to:

Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210
Attention:	William R. Kolb, Esq.
Email:	wrk@foleyhoag.com
Facsimile:	(617) 832-7000

          if to the Organogenesis Existing Stockholders (or any of them), to:

85 Dan Road Canton, MA 02021
Attention:	General Counsel
Telephone:	(781) 830-2338
Email:	LFreedman@organo.com

          with a copy (which shall not constitute notice) to:

Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210
Attention:	William R. Kolb, Esq.
Telephone:	(617) 832-1209
Fax:	(617) 832-7000
Email:	wrk@foleyhoag.com

    if to the Organogenesis Existing Stockholders, to the address set forth opposite their respective name on Schedule I;

    with a copy (which shall not constitute notice) to:

Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210
Attention:	William R. Kolb, Esq.
Telephone:	(617) 832-1209
Fax:	(617) 832-7000
Email:	wrk@foleyhoag.com

          if to the Avista Stockholder, to:

Avista Capital Partners IV, L.P. 65 East 55th Street 18th Floor New York, NY 10022
Attention:	Ben Silbert, Esq.
Email:	Silbert@avistacap.com

          with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 5th Avenue New York, New York 10153
Attn:	Michael J. Aiello / Jaclyn L. Cohen
Email:	michael.aiello.com / jackie.cohen@weil.com
Facsimile:	(212) 310-8007

  and, if to any Stockholder who becomes a party to this Agreement after the date hereof, to the address and facsimile number set forth below its name on the signature page hereto or on the applicable document (a "Joinder Agreement") substantially in the form attached hereto as Annex A or otherwise in form and substance reasonably satisfactory to the Company.

          (b)   Any such notice shall, if delivered personally, be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt; shall, if delivered by facsimile, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the mail.

          (c)   To the extent permitted by Law, whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        Section 4.5.    Entire Agreement.    Except as otherwise expressly set forth herein, this Agreement, together with the Transaction Agreements, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

        Section 4.6.    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

        Section 4.7.    Governing Law; Severability; Limitation of Liability; Judicial Proceedings.

          (a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state.

          (b)   In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the DGCL, such provision of the DGCL shall control. In the event of a direct conflict between the provisions of this Agreement and the Certificate of Incorporation or bylaws of the Company, this Agreement shall control as between the parties hereto and the parties hereto furthermore undertake to exercise their powers as Stockholders to amend the Certificate of Incorporation or bylaws, as applicable, so as to be consistent with and give effect to the terms of this Agreement. If any provision of the DGCL provides that it may be varied or superseded in the Certificate of Incorporation or bylaws of a corporation, such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

          (c)   If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (d)   To the fullest extent permitted by Law, none of the Company, any Stockholder or any other party to this Agreement shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and the Company, each Stockholder and each other party releases each of the other such Persons from liability for any such damages.

          (e)   In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 3.4. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (f)    To the fullest extent permitted by Law, the parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the parties agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by Law.

        Section 4.8.    Equitable Relief.    The parties hereby confirm that damages at Law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at Law or by statute or otherwise of a party aggrieved as against another party for a breach or threatened breach of any provision hereof, it being the intention by this Section 3.8 to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at Law or otherwise and that the mention herein of any particular remedy shall not preclude a party from any other remedy it or he might have, either in Law or in equity.

        Section 4.9.    Aggregation of Shares.    Notwithstanding anything to the contrary herein all Shares held or acquired by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Stockholder (other than the rights set forth in Sections 2.4 and 2.5 hereof which are for the benefit of Avista only), or application of any restrictions to a Stockholder, or reference to its shares of Common Stock under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. Within a group of investors that are Affiliates, the members of such group of investors may allocate the ability to exercise any rights of such group of investors under this Agreement in any manner that such group of investors (by approval of the holders of a majority of shares of Common Stock held by such group) sees fit, subject to the other terms of this Agreement.

        Section 4.10.    Subsequent Acquisition of Shares.    Any shares of Common Stock acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement and such securities shall be considered to be "shares of Common Stock" as such term is used herein for purposes of this Agreement.

        Section 4.11.    Table of Contents, Headings and Captions.    The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

        Section 4.12.    No Recourse.    Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any other party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Organogenesis Existing Stockholders or Avista (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the named parties hereto (each, but excluding for the avoidance of doubt, the named parties hereto, an "Associated Person"), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Associated Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Associated Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

        Section 4.13.    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Pages Follow]

        IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

AVISTA CAPITAL PARTNERS IV, L.P.
By:
Name:
Title:

ORGANOGENESIS EXISTING STOCKHOLDERS:
ORGANO PFG LLC
By:
Name:
Title:
By:
Name:
Title:
ORGANO INVESTORS LLC
By:
Name:
Title:
By:
Name:
Title:
GN 2016 FAMILY TRUST U/A/D AUGUST 12, 2016
By:
Name:
Title:
GN 2016 ORGANO 10-YEAR GRAT U/A/D SEPTEMBER 30, 2016
By:
Name:
Title:
DENNIS ERANI 2012 ISSUE TRUST
By:
Name:
Title:

ORGANOGENESIS EXISTING STOCKHOLDERS (continued):
ALBERT ERANI FAMILY TRUST DATED 12/29/2012
By:
Name:
Title:
ALAN ADES 2014 GRAT
By:
Name:
Title:
Alan A. Ades
Albert Erani
Dennis Erani
Glenn H. Nussdorf

SCHEDULE I

Stockholders Name	Addresses for Notice	Shares of Common Stock
Organo PFG LLC	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Organo Investors LLC	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Alan Ades 2014 GRAT	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Albert Erani Family Trust dated 12/29/2012	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Dennis Erani 2012 Issue Trust	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
GN 2016 Family Trust u/a/d August 12, 2016	35 Sawgrass Drive Bellport, New York 11713
GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016	35 Sawgrass Drive Bellport, New York 11713
Alan A. Ades	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Albert Erani	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Dennis Erani	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608
Glenn H. Nussdorf	35 Sawgrass Drive Bellport, New York 11713
Total	N/A

SCHEDULE II

INITIAL DIRECTORS

Alan Ades

Albert Erani

Glenn Nussdorf

Maurice Ades

Gary Gillheeney

Art Liebowitz

Wayne Mackie

Joshua Tamaroff (or such other alternate Avista Designee, who Avista and the Board shall have determined is independent under all applicable laws and rules, including the rules of the Nasdaq Stock Market LLC (or the listing rules of the applicable exchange at such time) and the Securities and Exchange Commission, for audit committee membership, as Avista may notify the Company and the Organogenesis Existing Stockholders in writing prior to the Closing)

ANNEX A

JOINDER AGREEMENT

        The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders' Agreement (the "Stockholders' Agreement"), dated as of [    •    ], 2018 and as it may be amended from time to time in accordance with its terms, by and among [    •    ], and any other Persons who become parties to the Stockholders Agreement' pursuant to a Joinder Agreement.

        Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders' Agreement.

        By executing and delivering this Joinder Agreement to the Stockholders' Agreement, the undersigned hereby adopts and approves the Stockholders' Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned's becoming the transferee of Shares, to be bound by and to comply with the provisions of the Stockholders' Agreement that were applicable to the transferor of such Shares, in the same manner as if the undersigned were an original signatory to the Stockholders' Agreement.

        Accordingly, the undersigned has executed and delivered this Joinder as of the            day of                        , 20    .

[NAME OF STOCKHOLDER]
By:
Name:
Title:
Address: [Address]
Attention: [Name]
Facsimile: [Facsimile Number]

 Exhibit B
Assignment Form

SCHEDULE OF TRANSFERS OF TRANSFEREE ACQUIRED SHARES

        Subscriber's original Subscription was in the amount [            ] shares of Class A Common Stock of Organogenesis Holdings Inc. The following transfers of a portion of the original number of Shares have been made:

Date of Transfer	Transferee	Number of Transferee Acquired Shares Transferred	Subscriber Revised Subscription Amount

TO BE EXECUTED UPON ANY ASSIGNMENT:

        Exhibit B as of                        , 2018, accepted and agreed to as of this      day of                        , 2018 by:

[AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.		[ORGANOGENESIS HOLDINGS, INC.
By:		By:
	Name:		Name:
	Title:]		Title:]
SUBSCRIBER		TRANSFEREE
By:		By:
	Name:		Name:
	Title:		Title:

Annex J

ORGANOGENESIS HOLDINGS INC.
2018 EQUITY INCENTIVE PLAN

Section 1.    Purposes of the Plan

        The purposes of the Organogenesis Holdings Inc. 2018 Equity Incentive Plan (the "Plan") are to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of Organogenesis Holdings Inc. (the "Company") and its Subsidiaries (as defined below) who are in a position to contribute to the long-term success and growth of the Company and its Subsidiaries, (ii) to assist the Company and its Subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company's stockholders.

Section 2.    Definitions

        The following terms shall be defined as set forth below:

        "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Administrator" is defined in Section 3(a).

        "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards, and Dividend Equivalent Rights.

        "Award Agreement" shall mean the agreement, whether in written or electronic form, specifying the terms and conditions of an Award granted under the Plan.

        "Board" means the Board of Directors of the Company.

        "Change in Control" and "Change in Control of the Company" are defined in Section 18.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

        "Disability" means a total and permanent disability as provided in the long-term disability plan or policy maintained, or most recently maintained, by the Company or a Subsidiary, as applicable, for the holder of the Award, whether or not such individual actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of the holder of the Award, or if the determination of disability relates to an Incentive Stock Option and the continued qualification of the Option is dependent upon such determination, Disability means permanent and total disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether an individual is disabled will be made by the Administrator and may be supported by the advice of a physician competent in the area to which such disability relates.

        "Dividend Equivalent Right" means Awards granted pursuant to Section 12.

        "Effective Date" means the date on which the Plan is approved by stockholders as set forth in Section 20.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Fair Market Value" means the closing price for the Stock on any given date during regular trading, or as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

        "Grant Date" means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the recipient within a reasonable time after the grant.

        "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

        "Independent Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

        "Nonstatutory Stock Option" means any Stock Option that is not an Incentive Stock Option.

        "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 6.

        "Performance Share Award" means Awards granted pursuant to Section 11.

        "Reporting Persons" means a person subject to Section 16 of the Exchange Act.

        "Restricted Stock Award" means Awards granted pursuant to Section 8.

        "Restricted Stock Units" means Awards granted pursuant to Section 9.

        "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

        "Stock" means the common stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 4.

        "Stock Appreciation Right" means an Award granted pursuant to Section 7.

        "Subsidiary" means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

        "Termination Date" means the date, as determined by the Administrator, that an individual's employment or service relationship, as applicable, with the Company or a Subsidiary terminates for any reason.

        "Unrestricted Stock Award" means any Award granted pursuant to Section 10.

Section 3.    Administration Of Plan

        (a)    Administrator.    The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the "Administrator"), as determined by the Board from time to time; provided that, for purposes of Awards to directors or Reporting Persons of the Company, the Administrator shall be deemed to include only directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award.

        (b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i)  to select the individuals to whom Awards may from time to time be granted;

           (ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards,

  Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

          (iii)  to determine the number of shares of Stock to be covered by any Award;

          (iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; except that repricing of Stock Options and Stock Appreciation Rights shall not be permitted without stockholder approval;

           (v)  to accelerate at any time the exercisability or vesting of all or any portion of any Award;

          (vi)  subject to the provisions of Section 6(a)(ii), to extend at any time the period in which Stock Options may be exercised;

         (vii)  to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

        (viii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

          (ix)  to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

        All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

        (c)    Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company, provided that he or she is a member of the Board of Directors, or to one or more members of the Board of Directors of the Company all or part of the Administrator's authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not Reporting Persons. Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

        (d)    Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors' and officers' liability insurance coverage which may be in effect from time to time.

Section 4.    Stock Issuable Under The Plan; Mergers; Substitution

        (a)    Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to ten percent (10%) of the issued and outstanding shares of Stock of the Company following the business combination pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 17, 2018, (as it may be amended from time to time, the "Merger Agreement"), by and among Avista Healthcare Public Acquisition Corp., Avista Healthcare Merger Sub, Inc. and Organogenesis Inc. (the "Pool"). For purposes of this limitation, in respect of any shares of Stock under any Award under the Plan which shares are forfeited, canceled, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee's purchase price (other than by exercise) ("Unissued Shares"), such Unissued Shares shall be added back to the Pool. Notwithstanding the foregoing, upon the exercise of any Award to the extent that the Award is exercised through tendering (or attesting to) previously owned shares or through withholding shares that would otherwise be awarded and to the extent shares are withheld for tax withholding purposes, the Pool shall be reduced by the gross number of shares of Stock being exercised without giving effect to the number of shares tendered or withheld. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award, including Incentive Stock Options. The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury, or shares purchased on the open market.

        (b)    Changes in Stock.    Subject to Section 18 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of shares subject to an Award that can be granted to a director in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

        The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

        (c)    Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a

Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation applicable to individuals set forth in the penultimate sentence of Section 4(a).

Section 5.    Eligibility

        Incentive Stock Options may only be granted to employees (including officers and directors who are also employees) of the Company or a Subsidiary. All other Awards may be granted to employees, officers, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries. The aggregate number of shares of Stock subject to Awards granted to a director in any calendar year shall not exceed 150,000 shares.

Section 6.    Stock Options

        Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

        Stock Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Nonstatutory Stock Option.

        (a)    Stock Options.    Stock Options granted pursuant to this Section 6 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee's election, subject to such terms and conditions as the Administrator may establish.

            (i)  Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Grant Date.

           (ii)  Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

          (iii)  Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Grant Date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

          (iv)  Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased.

  Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

            (A)  In cash, or by certified or bank check or other instrument acceptable to the Administrator;

            (B)  Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

            (C)  By a "cashless exercise" arrangement pursuant to which the optionee delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure;

            (D)  To the extent provided for in the applicable Option Award agreement or approved by the Administrator, in its sole discretion, by a "net exercise" arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or

            (E)  Any other method permitted by the Administrator.

        Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

           (v)  Annual Limit on Incentive Stock Options.    To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.

          (vi)  Exercise Period following Termination.    When an optionee's employment (or other service relationship) with the Company and its Subsidiaries terminates, the optionee's Stock Options may be exercised within the period of time specified in the Award Agreement evidencing the Option, to the extent that the Option is vested on the optionee's Termination Date. In the absence of a specific period of time set forth in the Award Agreement a Stock Option shall remain exercisable (to the extent vested on the optionee's Termination Date): (i) for three (3) months following the Termination Date upon any termination other than for Disability or death; or (ii) for twelve (12) months following the Termination Date upon termination for Disability or death, or if an optionee dies within three (3) months after his Termination Date; provided however that in no event shall any Option be exercisable after the expiration of the term of such Option.

        (b)    Non-transferability of Options.    No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee, or by the optionee's legal representative or guardian in the event of the optionee's incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award Agreement regarding a given Option, or may agree in writing with respect to an outstanding Option, that the optionee may transfer his Nonstatutory Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

        (c)    Form of Settlement.    Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Award Agreement.

Section 7.    Stock Appreciation Rights

        (a)    Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock, as determined by the Administrator, having a value on the date of exercise calculated as follows: (i) the Grant Date exercise price of a share of Stock is (ii) subtracted from the Fair Market Value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

        (b)    Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the Grant Date.

        (c)    Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 6 of the Plan.

        (d)    Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

        (e)    Exercise Period following Termination.    When a recipient's employment (or other service relationship) with the Company and its Subsidiaries terminates, the recipient's Stock Appreciation Rights may be exercised within the period of time specified in the Award Agreement evidencing the Stock Appreciation Right, to the extent that the Stock Appreciation Right is exercisable on the recipient's Termination Date. In the absence of a specific period of time set forth in the Award Agreement a Stock Appreciation Right shall remain exercisable (to the extent exercisable on the recipient's Termination Date): (i) for three (3) months following the Termination Date upon any termination other than for Disability or death; or (ii) for twelve (12) months following the Termination Date upon termination for Disability or death, or if a recipient dies within three (3) months after his Termination Date; provided however that in no event shall any Stock Appreciation Right be exercisable after the expiration of the term of such Stock Appreciation Right.

Section 8.    Restricted Stock Awards

        (a)    Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (if any) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

        (b)    Rights as a Stockholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to any exceptions or conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 8(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

        (c)    Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, if any, from the grantee or the grantee's legal representative. Unless otherwise stated in the written instrument evidencing the Restricted Stock Award, any Restricted Stock for which the grantee did not pay any purchase price and which is not vested at the time of the grantee's termination of employment (or other service relationship) shall automatically be forfeited immediately following such termination.

        (d)    Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to forfeiture or the Company's right of repurchase as provided in Section 8(c) above.

        (e)    Waiver, Deferral and Reinvestment of Dividends.    The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

Section 9.    Restricted Stock Units

        (a)    Nature of Restricted Stock Units.    A Restricted Stock Unit is a bookkeeping entry representing the right to receive, upon its vesting, one share of Stock (or a percentage or multiple of one share of Stock if so specified in the Award Agreement evidencing the Award) for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Notwithstanding the foregoing, the Administrator, in its discretion, may determine either at the time of grant or at the time of settlement, that a Restricted Stock Unit shall be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

        (b)    Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the unissued shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

        (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee's right in all Restricted Stock Units that have not vested shall automatically terminate immediately following the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 10.    Unrestricted Stock Awards

        (a)    Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at a purchase price (determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions ("Unrestricted Stock") under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

        (b)    Restrictions on Transfers.    The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

Section 11.    Performance Share Awards

        (a)    Nature of Performance Share Awards.    A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals; provided however that the Administrator, in its discretion, may provide either at the time of grant or at the time of settlement that a Performance Share Award will be settled in cash. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured, and all other limitations and conditions.

        (b)    Restrictions of Transfer.    Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

        (c)    Rights as a Stockholder.    A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate or book entry evidencing the acquisition of shares of Stock (unless the Administrator has provided for cash settlement) only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

        (d)    Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee's rights in all Performance Share Awards shall automatically terminate immediately following the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 12.    Dividend Equivalent Rights

        (a)    Dividend Equivalent Rights.    A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the

Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award (other than a Stock Option or a Stock Appreciation Right) or as a freestanding award. In no event shall Dividend Equivalent Rights be paid with respect to Stock Options or Stock Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

        (b)    Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may, but need not, provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

Section 13.    Tax Withholding

        (a)    Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

        (b)    Payment in Stock.    If provided in the instrument evidencing an Award, the Company may elect to have the statutory tax withholding obligation (up to the maximum individual statutory rate) satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due.

Section 14.    Section 409A Awards

        To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation from service" (within the meaning of Section 409A) to a grantee who is then considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A.

Section 15.    Transfer, Leave Of Absence, Etc.

        For purposes of the Plan, the following events shall not be deemed a termination of employment:

        (a)   a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

        (b)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

Section 16.    Amendments and Termination

        Subject to requirements of law or any stock exchange or similar rules which would require a vote of the Company's stockholders, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator's authority to take any action permitted pursuant to Section 4(c).

Section 17.    Status of Plan

        With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 18.    Change in Control Provisions

        (a)   Upon the occurrence of a Change in Control as defined in this Section 18, the Administrator in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award; (ii) provide for termination of any Awards not exercised prior to the occurrence of a Change in Control; (iii) provide for payment to the holder of the Award of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the Change in Control in exchange for cancellation of the Award; (iv) adjust the terms of the Award in a manner determined by the Administrator to reflect the Change in Control; (v) cause the Award to be assumed, or new rights substituted therefor, by another entity; or (vi) make such other provision as the Administrator may consider equitable to the holders of Awards and in the best interests of the Company.

        (b)   "Change in Control" or "Change in Control of the Company" shall mean the occurrence of any one of the following:

            (i)  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company or a Subsidiary, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act, directly or indirectly, in one or a series of transactions, of securities representing more than 50% of the combined voting power of the Company's then outstanding securities;

           (ii)  The consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

          (iii)  The closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company;

          (iv)  Individuals who constitute the Board on the date hereof ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

           (v)  A complete liquidation or dissolution of the Company;

provided, in each case, that such event also constitutes a "change in control event" within the meaning of the Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid the imposition of additional taxes under Section 409A.

Section 19.    General Provisions

        (a)    No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

        No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

        No Award under the Plan shall be a nonqualified deferred compensation plan, as defined in Code Section 409A, unless such Award meets in form and in operation the requirements of Code Section 409A(a)(2),(3), and (4).

        Notwithstanding anything to the contrary contained in this Plan, Awards may be made to an individual who is a foreign national or employed or performing services outside of the United States on such terms and conditions different from those specified in the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

        (b)    Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. In lieu of delivery of stock certificates, the Company may, to the extent permitted by law and the Certificate of Incorporation and bylaws of the Company, issue shares of Stock hereunder in book entry form.

        (c)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

        (d)    Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such company's insider trading policy, as in effect from time to time.

        (e)    Forfeiture of Awards under Sarbanes-Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

        (f)    Delivery and Execution of Electronic Documents.    To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan and any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit participants in the Plan to electronically execute applicable Plan documents (including but not limited to, Award Agreements) in a manner prescribed by the Administrator.

Section 20.    Effective Date Of Plan

        This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

Section 21.    Governing Law

        This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

Annex K

CERTIFICATE OF INCORPORATION

OF

ORGANOGENESIS, INC.

        THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that:

        FIRST: The name of the corporation is Organogenesis, Inc. (the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center, 1209 Orange Street — Corporation Trust Center, New Castle County, Wilmington, DE 19801. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as amended from time to time. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred (100), all of which shares shall be Common Stock each having a par value of one cent ($0.01) per share.

        FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors of the Corporation is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the by-laws of the Corporation.

        SIXTH: Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

        SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Seventh nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        EIGHTH: The name and mailing address of the incorporator of the Corporation are Vernell Moreland, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

        NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the by-laws of the Corporation.

        TENTH: The Board of Directors of the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[The remainder of this page is intentionally left blank]

K-1

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this [    •    ] day of [    •    ].

By:
Name:
Title:

[Signature Page to Certificate of Incorporation of Surviving Corporation]

K-2

Annex L

BY-LAWS
OF
ORGANOGENESIS, INC.
(a Delaware corporation)

ARTICLE I

Stockholders

        SECTION 1.    Annual Meetings.    The annual meeting of stockholders of Organogenesis, Inc., a Delaware corporation (the "Corporation"), for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or outside the State of Delaware, as the Board of Directors of the Corporation (the "Board of Directors" or "Board") shall determine.

        SECTION 2.    Special Meetings.    Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

        SECTION 3.    Notice of Meetings.    Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

        SECTION 4.    Stockholder Lists.    The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        SECTION 5.    Quorum.    Except as otherwise provided by law or the Corporation's Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

        SECTION 6.    Organization.    Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman's absence, the Vice-Chairman, if any, or if none or in the Vice-Chairman's absence the President, if any, or if none or in the President's absence, a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary's absence, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

        SECTION 7.    Voting; Proxies; Required Vote.

          (a)   At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder's duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these By-laws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

          (b)   Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          (c)   Where a separate vote by a class or classes, present in person or represented by proxy, shall constitute a quorum entitled to vote on that matter, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Corporation's Certificate of Incorporation.

        SECTION 8.    Inspectors.    The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

        SECTION 1.    General Powers.    The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

        SECTION 2.    Qualification; Number; Term; Remuneration.

          (a)   Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be two (2), or such greater or lesser number as may be fixed from time to time by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase "entire Board" herein refers to the total number of directors which the Corporation would have if there were no vacancies.

          (b)   Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

          (c)   Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        SECTION 3.    Quorum and Manner of Voting.    Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        SECTION 4.    Places of Meetings.    Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

        SECTION 5.    Annual Meeting.    Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders' meeting is held.

        SECTION 6.    Regular Meetings.    Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine from time to time. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

        SECTION 7.    Special Meetings.    Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.

        SECTION 8.    Notice of Meetings.    A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the meeting, or by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.

        SECTION 9.    Organization.    At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman's absence or inability to act the Vice Chairman, if any, or if none or in the Vice Chairman's absence or inability to act the President, or in the President's absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President's absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary's absence, the presiding officer may appoint any person to act as secretary.

        SECTION 10.    Resignation; Removal.    Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

        SECTION 11.    Vacancies.    Unless otherwise provided in these By-laws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

        SECTION 12.    Action by Written Consent.    Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

        SECTION 13.    Meetings by Means of Conference Telephone.    Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 13 of Article II shall constitute presence in person at such meeting.

ARTICLE III

Committees

        SECTION 1.    Appointment.    From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

        SECTION 2.    Procedures, Quorum and Manner of Acting.    Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

        SECTION 3.    Action by Written Consent.    Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

        SECTION 4.    Term; Termination.    In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

        SECTION 1.    Election and Qualifications.    The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer, and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors, the President or the Vice President and Treasurer. Any two or more offices may be held by the same person. The Chairman of the Board, if one is appointed, shall, if present, preside at all meetings of the stockholders and directors.

        SECTION 2.    Term of Office and Remuneration.    All officers shall hold office until their successors are elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

        SECTION 3.    Resignation; Removal.    Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

        SECTION 4.    President.    The President shall, subject to control of the Board of Directors, have direction and control of the business and officers of the Corporation, shall have the general powers and duties of management usually vested in the president of a corporation, and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

        SECTION 5.    Vice-President.    A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

        SECTION 6.    Treasurer.    The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

        SECTION 7.    Secretary.    The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

        SECTION 8.    Other Officers.    Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

Books and Records

        SECTION 1.    Location.    The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the By-laws and by such officer or agent as shall be designated by the Board of Directors.

        SECTION 2.    Addresses of Stockholders.    Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder's address as it appears on the records of the Corporation.

        SECTION 3.    Fixing Date for Determination of Stockholders of Record.

          (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

          (b)   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this article, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

          (c)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

        SECTION 1.    Certificates; Signatures.    Upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

        SECTION 2.    Transfers of Stock.    Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

        SECTION 3.    Fractional Shares.    The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

        The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

        SECTION 4.    Lost, Stolen or Destroyed Certificates.    The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

INDEMNIFICATION

        SECTION 1.    Scope.    The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as that Section may be amended and supplemented from time to time (the "DGCL"), indemnify any director, officer, employee or agent of the Corporation, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such Section, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        SECTION 2.    Exculpation.

          (a)   Subject to Section 145 of the DGCL, no Indemnified Party (as defined below) shall be liable, in damages or otherwise, to the Corporation, its stockholders, the directors or any of their affiliates for any act or omission performed or omitted by any of them in good faith (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to (i) any act taken by such Indemnified Party purporting to bind the Corporation that has not been authorized pursuant to these By-laws or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

          (b)   To the extent that, at law or in equity, any Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Corporation or to its stockholders, such Indemnified Party acting under these By-laws shall not be liable to the Corporation or to its stockholders for its good faith reliance on the provisions of these By-laws. The provisions of these By-laws, to the extent that they restrict, modify or eliminate the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, shall replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

        SECTION 3.    Indemnification.

          (a)   To the fullest extent permitted by applicable law, the Corporation shall indemnify and hold harmless and pay all judgments and claims against (i) the Board of Directors (ii) each officer of the Corporation, (iii) each director and (iv) each stockholder or their respective affiliates, officers, directors, employees, shareholders, partners, managers and members (each, an "Indemnified Party", each of which shall be a third party beneficiary of these By-laws solely for purposes of Sections 3 and 4 of this Article VII) from and against any loss or damage incurred by an Indemnified Party or by the Corporation for any act or omission taken or suffered by such Indemnified Party in good faith (including, without limitation, any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the purpose and business of the Corporation, including costs and reasonable attorneys' fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Corporation that has not been authorized pursuant to these By-laws or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

          (b)   The satisfaction of any indemnification obligation pursuant to Section 3(a) of this Article VII shall be from and limited to Corporation assets (including insurance and any agreements pursuant to which the Corporation, its officers or employees are entitled to indemnification) and the stockholder, in such capacity, shall not be subject to personal liability therefor.

          (c)   Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

          (d)   The Corporation may purchase and maintain insurance, on behalf of all Indemnified Parties and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with the Corporation's activities, whether or not the Corporation would have the power to indemnify such person against such liabilities under the provisions of these By-laws.

          (e)   Promptly after receipt by an Indemnified Party of notice of the commencement of any investigation, action, suit, arbitration or other proceeding, whether civil or criminal (collectively, "Proceeding"), such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Corporation, give written notice to the Corporation of the commencement of such Proceeding; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Corporation of its obligations under this Section 3 of this Article VII, except to the extent that the Corporation is actually prejudiced by such failure to give notice. In case any such Proceeding is brought against an Indemnified Party (other than a derivative suit in right of the Corporation), the Corporation will be entitled to participate in and to assume the defense thereof to the extent that the Corporation may wish, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Corporation to such Indemnified Party of the Corporation's election to assume the defense of such Proceeding, the Corporation will not be liable for expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. The Corporation will not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Proceeding and the related claim.

          (f)    The right to indemnification and the advancement of expenses conferred in this Section 3 of this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, agreement, bylaw, vote of the Board of Directors or otherwise. The rights conferred upon any Indemnified Party in Sections 2 and 3 of this Article VII shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any proceeding or threatened proceeding and such rights shall continue as to any Indemnified Party who has ceased to be a manager, director or officer and shall inure to the benefit of such Indemnified Party's heirs, executors and administrators. Any amendment, alteration or repeal of Sections 2 and 3 of this Article VII that adversely affects any right of any Indemnified Party or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

        SECTION 4.    Primary Obligation.    With respect to any Indemnified Party who is employed, retained or otherwise associated with, or appointed or nominated by a stockholder or any of its affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Corporation or any of its subsidiaries, the Corporation or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the "Indemnity Obligations") afforded to such Indemnified Party acting in such capacity or capacities on behalf or at the request of the Corporation or any of its subsidiaries, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including these By-laws) or otherwise. Notwithstanding the fact that such stockholder and/or any of its affiliates, other than the Corporation (such persons, together with its and their heirs, successors and assigns, the "Stockholder Parties") may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, in no event shall the Corporation or any of its subsidiaries have any right or claim against any of the Stockholder Parties for contribution or have rights of subrogation against any of the Stockholder Parties through an Indemnified Party for any payment made by the Corporation or any of its subsidiaries with respect to any Indemnity Obligation. In addition, in the event that any

Stockholder Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity Obligation, the Corporation shall, or shall cause its subsidiaries to, as applicable, promptly reimburse such Stockholder Party for such payment or advance upon request.

        SECTION 5.    Continuing Obligation.    The provisions of this Article VII shall be deemed to be a contract between the Corporation and each director of the Corporation who serves in such capacity at any time while these By-laws are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

        SECTION 6.    Nonexclusive.    The indemnification and advancement of expenses provided for under this Article VII shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue unto a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of such a person.

        SECTION 7.    Other Persons.    In addition to the indemnification rights of directors, officers, employees or agents of the Corporation, the Board of Directors in its discretion shall have the power, on behalf of the Corporation, to indemnify any other person made a party to any action, suit or proceeding who the Corporation may indemnify under Section 145 of the DGCL.

        SECTION 8.    Definitions.    The phrases and terms set forth in this Article VII shall be given the same meaning as the identical terms and phrases are given in Section 145 of the DGCL, as that Section may be amended and supplemented from time to time.

ARTICLE VIII

Dividends

        Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE IX

Ratification

        Any transaction, questioned in any law suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

 ARTICLE X

Corporate Seal

        The corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE XI

Fiscal Year

        The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XII

Waiver of Notice

        Whenever notice is required to be given by these By-laws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XIII

Bank Accounts, Drafts, Contracts, Etc.

        SECTION 1.    Bank Accounts and Drafts.    In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, such other person so designated by said primarily financial officer or by a Treasurer.

        SECTION 2.    Contracts.    The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

        SECTION 3.    Proxies; Powers of Attorney; Other Instruments.    The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

        SECTION 4.    Financial Reports.    The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIV

Amendments

        The Board of Directors shall have the power to adopt, amend or repeal these By-laws. By-laws adopted by the Board of Directors may be repealed or changed, and new By-laws made, by the stockholders, and the stockholders may prescribe that any By-law made by them shall not be altered, amended or repealed by the Board of Directors.

Annex M

CERTIFICATE OF INCORPORATION
OF
ORGANOGENESIS HOLDINGS INC.

        I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the "DGCL"), do execute this certificate of incorporation and do hereby certify as follows:

ARTICLE I

        1.1    Name.    The name of the Corporation is:

Organogenesis Holdings Inc.

ARTICLE II

        2.1    Address.    The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

        3.1    Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law. The Corporation is being incorporated in connection with the domestication of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Avista Healthcare Cayman"), as a Delaware corporation (the "Domestication"), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Avista Healthcare Cayman.

ARTICLE IV

        4.1    Authorized Shares.    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 421,000,000 shares, consisting of (a) 420,000,000 shares of common stock ("Common Stock"), including (i) 400,000,000 shares of Class A Common Stock ("Class A Common Stock") and (ii) 20,000,000 shares of Class B Common Stock ("Class B Common Stock"); and (b) 1,000,000 shares of preferred stock ("Preferred Stock"). Upon the effectiveness of the Domestication (the "Effective Time"), any stock certificate that, immediately prior to the Effective Time, represented Original Class A Shares or Original Class B Shares will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represented an identical number of shares of Class A Common Stock or Class B Common Stock (respectively) of the Corporation. Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

        4.2    Common Stock.    The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

          (a)   Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Certificate (including any certificate of designations relating to any series or class of Preferred Stock); and provided further that the Board of Directors may issue or grant shares of Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse.

          (b)   Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

          (c)   Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

          (d)   No holder of shares of Common Stock shall have cumulative voting rights.

          (e)   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

        4.3    Class B Common Stock

          (a)   Effective upon the consummation of the Business Combination, the issued and outstanding shares of Class B Common Stock shall automatically be converted into shares of Class A Common Stock on a one-for-one basis; provided, however, in the case that additional shares of Class A Common Stock or any other equity-linked securities are issued or deemed issued in excess of the amount sold in the IPO and related to or in connection with the consummation of the Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at a ratio for which:

              (i)  the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the consummation of the Business Combination; and

             (ii)  the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

          (b)   The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the issued and outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after October 12, 2016 without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

          (c)   Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3. The pro rata share for each holder of shares of Class B Common Stock will be determined as follows: each Share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Certificate and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

          (d)   At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate automatically shall be deemed amended to delete this Section 4.3 in its entirety.

          (e)   Notwithstanding anything to the contrary in this Section 4.3, in no event may any Share of Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

        4.4    Preferred Stock.    The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

          (a)   the number of shares constituting any series or class, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series or class;

          (b)   the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

          (c)   whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

          (d)   whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

          (e)   whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f)    whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

          (g)   the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

          (h)   any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

        The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

        4.5    Power to Sell and Purchase Shares.    Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

        5.1    Powers of the Board.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation (the "Bylaws"), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock).

        5.2    Number of Directors.    Upon the Effective Time, the total number of directors constituting the entire Board of Directors shall be eight (8). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the directors then in office.

        5.3    Removal of Directors.    Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class. For purposes of this Section 5.3, "cause" shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

        5.4    Term.    Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the term of office of each director shall expire at the first annual meeting of the stockholders following the Effective Time and thereafter at the first annual meeting of the stockholders following the annual meeting of the stockholders at which such director was elected. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon written notice to the Corporation.

        5.5    Vacancies.    Subject to the terms of any one or more series or classes of Preferred Stock or the designation rights of certain stockholders pursuant to the terms of any stockholders' agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

        5.6    Director Elections by Holders of Preferred Stock.    Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

        5.7    Officers.    Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

        5.8    Amendments to Article V.    Notwithstanding any other provisions of law, this Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

        6.1    Elections of Directors.    Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

        6.2    Advance Notice.    Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of

Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

        6.3    No Stockholder Action by Consent.    Subject to the terms of any one or more series or classes of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Notwithstanding any other provisions of law, this Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 6.3.

        6.4    Postponement, Conduct and Adjournment of Meetings.    Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

        6.5    Special Meetings of Stockholders.    Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation's Bylaws. Notwithstanding any other provisions of law, this Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 6.5.

ARTICLE VII

        7.1    Limited Liability of Directors.    To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 7.1, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

        7.2    Indemnification and Advancement.    The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (Indemnitee) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the

Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 7.2. "Enterprise" means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

        7.3    Nonexclusivity of Rights; Sponsors Directors.

          (a)   The rights conferred on any Indemnitee by this Article VII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

          (b)   The Corporation hereby acknowledges that the directors that are partners or employees of the Sponsors ("Sponsors Directors") have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsors and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, the Sponsors (collectively, the "Fund Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Sponsors Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Sponsors Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Sponsors Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Sponsors Directors), without regard to any rights the Sponsors Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Sponsors Directors with respect to any claim for which the Sponsors Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Sponsors Directors against the Corporation. The Corporation and the Sponsors Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.

        7.4    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

        7.5    Other Indemnification and Prepayment of Expenses.    This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

        7.6    Change in Rights.    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

        8.1    Delaware.    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

        9.1    Amendments to Bylaws.    In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate, by the affirmative vote of the holders of at least a majority of the votes that all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class. Notwithstanding any other provisions of law, this Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

        10.1    Corporate Opportunities.    To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any of the Sponsors, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to the Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

        10.2    Amendments to Article X.    Notwithstanding anything to the contrary in this Certificate or the Bylaws of the Corporation, for as long as the Sponsors and their affiliates collectively beneficially own shares of stock of the Corporation representing at least 5% of the Corporation's then outstanding shares entitled to vote generally in the election of directors, this Article X shall not be amended, altered or revised, including by merger or otherwise, without the Sponsors' prior written consent.

ARTICLE XI

        11.1    Forum.    Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation's stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, (1) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (2) any action asserted under the Securities Exchange Act of 1934, as amended, or rules and regulations promulgated thereunder, for which federal courts have exclusive jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

        12.1    Amendment.    The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIII

        13.1    Severability.    If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

 ARTICLE XIV

        Certain Definitions.    Except as otherwise provided in this Certificate, the following definitions shall apply to the following terms as used in this Certificate:

        "affiliate" shall mean in respect of each of the Sponsors, any Person that, directly or indirectly, is controlled by the Sponsors, controls the Sponsors or is under common control with the Sponsors (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

        "Business Combination" shall mean the transaction contemplated by that certain Agreement and Plan of Merger, dated as of August 17, 2018, by and among the Corporation, Avista Healthcare Merger Sub, Inc., a Delaware corporation and Organogenesis Inc., a Delaware corporation.

        "Domestication" shall mean the domestication of the Corporation from a Cayman Islands exempted company to a corporation incorporated in the State of Delaware pursuant to Section 388 of the DGCL.

        "IPO" shall mean the Corporation's initial public offering of securities pursuant to the Corporation's registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on September 2, 2016.

        "Original Class A Shares" shall mean the Class A ordinary shares, par value $0.0001 per share, of the Corporation prior to the Domestication.

        "Original Class B Shares" shall mean the Class B ordinary shares, par value $0.0001 per share, of the Corporation prior to the Domestication.

        "Person" shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

        "Sponsors" shall mean [    •    ].

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Annex N

BYLAWS

ORGANOGENESIS HOLDINGS INC.
(a Delaware corporation)

Effective [    •    ], 2018

ARTICLE I

STOCKHOLDERS

        Section 1.01.    Annual Meetings.    The annual meeting of the stockholders of Organogenesis Holdings Inc. (the "Corporation") for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors of the Corporation (the "Board of Directors" or "Board"), and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication as authorized by the General Corporation Law of the State of Delaware (the "DGCL"), and at such date and at such time as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

        Section 1.02.    Special Meetings.    Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson or co-Chairpersons of the Board of Directors or the Chief Executive Officer of the Corporation. The ability of stockholders to call a special meeting of stockholders is specifically denied. Any such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication as authorized by the DGCL, as shall be specified in the respective notices or waivers of notice thereof.

        Section 1.03.    No Stockholder Action by Consent.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

        Section 1.04.    Notice of Meetings; Waiver.

          (a)   Unless otherwise prescribed by statute or the Certificate of Incorporation of the Corporation (as it may be amended from time to time, the "Certificate of Incorporation"), the Secretary of the Corporation or any Assistant Secretary shall cause written notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally by mail or by electronic transmission, or as otherwise provided in these Bylaws, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, or in the case of a meeting called for the purpose of acting upon a merger or consolidation not fewer than twenty (20) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. If such notice is delivered (rather than mailed) to the stockholder's address, the notice shall be deemed to be given when delivered. Such further notice shall be given as may be required by law.

          (b)   A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

          (c)   For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation's giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder's consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary of the Corporation, any Assistant Secretary, the transfer agent or other person responsible for giving notice.

          (d)   Notices are deemed given (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (iii) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (iv) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

          (e)   If a stockholder meeting is to be held by means of remote communication and stockholders will take action at such meeting, the notice of such meeting must: (i) specify the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting; and (ii) provide the information required to access the stockholder list. A waiver of notice may be given by electronic transmission.

        Section 1.05.    Quorum.    Except as otherwise required by law or by the Certificate of Incorporation, at each meeting of stockholders the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting; it being understood that to the extent the Board of Directors issues or grants any shares that are subject to vesting or forfeiture and restrict or eliminate voting rights with respect to such shares until such vesting criteria is satisfied or such forfeiture provisions lapse, any such unvested shares shall not be considered to have the power to vote at a meeting of stockholders. Where a separate vote by one or more classes or series is required, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

        Section 1.06.    Voting.

          (a)   If, pursuant to Section 5.05 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

          (b)   Except as otherwise required by law, the Certificate of Incorporation or these Bylaws (including Sections 2.13), (i) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors and (ii) all other matters shall be decided by the affirmative vote of a majority of the votes properly cast for or against such matter, and, for the avoidance of doubt, neither abstentions nor broker non-votes shall be counted as votes cast for or against such matter.

        Section 1.07.    Voting by Ballot.    No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise provided in the Certificate of Incorporation or required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors prior to the meeting at which such vote is taken.

        Section 1.08.    Postponement and Adjournment.    Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. If a quorum is not present at any meeting of the stockholders, the Chairperson or co-Chairpersons of such meeting shall have the power to adjourn the meeting without a vote of the stockholders. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of Section 1.04 of these Bylaws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

        Section 1.09.    Proxies.    Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such vote on behalf of him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. Such proxy must be filed with the Secretary of the Corporation before or at the time of the meeting at which such proxy will be voted. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram, facsimile or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        Section 1.10.    Organization; Procedure.    At every meeting of stockholders, the Chairperson or co-Chairpersons of the Board shall be the Chairperson(s) of the meeting or, if the Chairperson or co-Chairpersons of the Board have not been elected or in the event of their absence or disability, the Chairperson or co-Chairpersons chosen by the Board of Directors shall be the Chairperson(s) of the meeting. The Secretary of the Corporation, or in the event of his or her absence or disability, an Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary of the Corporation, an appointee of the Chairperson(s) of the meeting, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by the Chairperson(s) of such meeting.

        Section 1.11.    Business at Annual and Special Meetings.    No business may be transacted at an annual or special meeting of stockholders other than business that is:

          (a)   specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or a duly authorized committee thereof,

          (b)   otherwise brought before the meeting by or at the direction of the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, or

          (c)   otherwise brought before the meeting by a "Noticing Stockholder" who complies with the notice procedures set forth in Section 1.12 of these Bylaws.

        A "Noticing Stockholder" must be either a "Record Holder" or a "Nominee Holder." A "Record Holder" is a stockholder that holds of record stock of the Corporation entitled to vote at the meeting on the business (including any election of a director) to be appropriately conducted at the meeting. A "Nominee Holder" is a stockholder that holds such stock through a nominee or "street name" holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder's entitlement to vote such stock on such business. Clause (c) of this Section 1.11 shall be the exclusive means for a Noticing Stockholder to make director nominations or submit other business before a meeting of stockholders (other than proposals brought under Rule 14a-8 under the Exchange Act and included in the Corporation's notice of meeting, which proposals are not governed by these Bylaws). Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a stockholders' meeting except in accordance with the procedures set forth in Section 1.11 and Section 1.12 of these Bylaws.

        Section 1.12.    Notice of Stockholder Business and Nominations.    In order for a Noticing Stockholder to properly bring any item of business before a meeting of stockholders, the Noticing Stockholder must give timely notice thereof in writing to the Secretary of the Corporation in compliance with the requirements of this Section 1.12. This Section 1.12 shall constitute an "advance notice provision" for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

          (a)   To be timely, a Noticing Stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation:

              (i)  in the case of an annual meeting of stockholders, not earlier than the close of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation;

             (ii)  in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs;

            (iii)  in no event shall any adjournment or postponement of an annual or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder's notice as described above; and

            (iv)  notwithstanding anything in Sections 1.12(a)(i) and (ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day a Noticing Stockholder may deliver a notice of nomination in accordance with Sections 1.12(a)(i) and (ii), a Noticing Stockholder's notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

          (b)   To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Stockholder's notice to the Secretary must:

              (i)  set forth, as to the Noticing Stockholder and, if the Noticing Stockholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

              (A)  the name and address of the Noticing Stockholder as they appear on the Corporation's books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner (collectively "Holder");

              (B)  the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Holder or any Stockholder Associated Person of the Noticing Stockholder (except that such Holder or Stockholder Associated Person of the Noticing Stockholder shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Holder or Stockholder Associated Person of the Noticing Stockholder has a right to acquire beneficial ownership at any time in the future) and the date such ownership was acquired;

              (C)  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the price, value or volatility of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price, value or volatility of shares of the Corporation;

              (D)  any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder or Stockholder Associated Person of the Noticing Stockholder has a right to vote or has granted a right to vote any shares of any security of the Corporation;

              (E)  any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

              (F)  any rights to dividends on the shares of any security of the Corporation owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder that are separated or separable from the underlying shares of the Corporation;

              (G)  any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

              (H)  any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments or short interests, if any;

              (I)   any arrangements, rights, or other interests described in Sections 1.12(b)(i)(C)-(H) held by members of such Holder's immediate family sharing the same household;

              (J)   a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed;

              (K)  a certification regarding whether or not such Holder and any Stockholder Associated Person of the Noticing Stockholder have complied with all applicable federal, state and other legal requirements in connection with such Holder's and/or Stockholder Associated Persons' acquisition of shares or other securities of the Corporation and/or such Holder's and/or Stockholder Associated Persons' acts or omissions as a stockholder of the Corporation;

              (L)  any other information relating to the Holder and/or Stockholder Associated Person of the Noticing Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and

              (M) any other information as reasonably requested by the Corporation.

    Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

             (ii)  If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth:

              (A)  a reasonably detailed description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder or any Stockholder Associated Persons in such business; and

              (B)  a reasonably detailed description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

            (iii)  set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

              (A)  all information with respect to such proposed nominee that would be required to be set forth in a Noticing Stockholder's notice pursuant to this Section 1.12 if such proposed nominee were a Noticing Stockholder;

              (B)  all information relating to the nominee (including, without limitation, the nominee's name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

              (C)  a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and

              (D)  a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

            (iv)  with respect to each nominee for election or reelection to the Board of Directors, the Noticing Stockholder shall include a completed and signed questionnaire, representation, and agreement required by Section 1.13 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of the nominee.

          (c)   For purposes of these Bylaws:

              (i)  "public announcement" shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder;

             (ii)  "Stockholder Associated Person" means, with respect to any stockholder, (A) any person acting in concert with such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) any person controlling, controlled by or under common control with any stockholder, or any Stockholder Associated Person identified in clauses (A) or (B) above; and

            (iii)  "Affiliate" and "Associate" are defined by reference to Rule 12b-2 under the Exchange Act. An "affiliate" is any "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified." "Control" is defined as the "possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise." The term "associate" of a person means: (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

          (d)   Except for (1) any directors entitled to be elected by the holders of preferred stock, (2) any directors elected in accordance with Section 2.13 hereof by the Board of Directors to fill a vacancy or newly-created directorship or, (3) any directors designated by certain stockholders pursuant to the terms of any stockholders' agreements or (4) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws, provided, however, that, once business has been properly brought before the meeting in accordance with

  Section 1.12, nothing in this Section 1.12(d) shall be deemed to preclude discussion by any stockholder of such business. If any information submitted pursuant to this Section 1.12 by any stockholder proposing a nominee(s) for election as a director at a meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with Section 1.12. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Chairperson or co-Chairpersons of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if he or she should determine that any proposed nomination or business is not in compliance with these Bylaws, he or she shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall be disregarded or not be transacted.

          (e)   Notwithstanding the foregoing provisions of these Bylaws, a Noticing Stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.11 or Section 1.12 of these Bylaws.

          (f)    Nothing in these Bylaws shall be deemed to (i) affect any rights of (A) stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series or class of Preferred Stock, if any, if so provided under any applicable certificate of designation for such Preferred Stock or in the Certificate or Incorporation, or (ii) affect any rights of any holders of common stock pursuant to a stockholders' agreement or impose any requirements, restrictions or limitations under Sections 1.11, 1.12 or 1.13 of these Bylaws unless expressly imposed by any such stockholders' agreement.

        Section 1.13.    Submission of Questionnaire, Representation and Agreement.    To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

          (a)   is not and will not become a party to:

              (i)  any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation, or

             (ii)  any Voting Commitment that could limit or interfere with the person's ability to comply, if elected as a director of the Corporation, with the person's fiduciary duties under applicable law,

          (b)   is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and

          (c)   in the person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

        Section 1.14.    Inspectors of Elections.    Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as "inspectors" of elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the Chairperson or co-Chairpersons of such meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

          (a)   ascertain the number of shares outstanding and the voting power of each;

          (b)   determine the shares represented at a meeting, the authenticity, validity, and effect of proxies and ballots, and the existence of a quorum;

          (c)   specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.09 of these Bylaws;

          (d)   count all votes and ballots;

          (e)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

          (f)    certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

          (g)   appoint or retain other persons or entities to assist in the performance of the duties of inspector;

          (h)   when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.09 of these Bylaws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector's belief that such information is accurate and reliable; and

          (i)    do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

        Section 1.15.    Opening and Closing of Polls.    The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be fixed by the Chairperson(s) of the meeting and announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

        Section 1.16.    List of Stockholders Entitled to Vote.    The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation's principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        Section 1.17.    Stock Ledger.    The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.16 of this Article I or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

        Section 2.01.    General Powers.    Except as may otherwise be provided by law, the Certificate of Incorporation or these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon it by applicable law, the Certificate of Incorporation or these Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in the Certificate of Incorporation.

        Section 2.02.    Number, Election and Qualification.    Subject to the terms of any one or more series or classes of Preferred Stock and the Certificate of Incorporation, the total number of directors constituting the Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the directors then in office. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires. At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. To the extent set forth in the Certificate of Incorporation, the directors of the Corporation may be divided into classes with terms set forth therein.

        Section 2.03.    Chairperson(s) of the Board.    The Board of Directors may elect a Chairperson or co-Chairpersons of the Board from among the members of the Board. If elected, the Board of Directors shall designate a Chairperson or co-Chairpersons of the Board as either non-executive Chairperson(s) of the Board or executive Chairperson(s) of the Board. The Chairperson or co-Chairpersons of the Board shall not be deemed officers of the Corporation, unless the Board of Directors shall determine otherwise. Subject to the control vested in the Board of Directors by statute, by the Certificate of Incorporation, or by these Bylaws, the Chairperson or co-Chairpersons of the Board shall, if present, preside over all meetings of the stockholders and of the Board of Directors and shall have such other duties and powers as from time to time may be assigned to such Chairperson or co-Chairpersons by the Board of Directors, the Certificate of Incorporation or these Bylaws. References in these Bylaws to a "Chairperson of the Board" or "co-Chairpersons of the Board" shall mean non-executive Chairperson(s) of the Board or executive Chairperson(s) of the Board, as designated by the Board of Directors.

        Section 2.04.    Annual and Regular Meetings.    The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held after the annual meeting of the stockholders and may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting.

        Section 2.05.    Special Meetings; Notice.    Special meetings of the Board of Directors for any purpose or purposes shall be held whenever called by the Chairperson or co-Chairpersons of the Board, Chief Executive Officer, President or by the Board of Directors pursuant to the following sentence, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by a majority of the Board of Directors then in office. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director's last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director's last known business or to such other address as any director may request by notice to the Secretary at least seventy-two (72) hours in advance of the meeting. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

        Section 2.06.    Quorum; Voting.    At all meetings of the Board of Directors, the presence of at least a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

        Section 2.07.    Adjournment.    A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director.

        Section 2.08.    Action Without a Meeting.    Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 2.09.    Regulations; Manner of Acting.    To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board of Directors and the individual directors shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

        Section 2.10.    Action by Telephonic Communications.    Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

        Section 2.11.    Resignations.    Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairperson or co-Chairpersons of the Board or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

        Section 2.12.    Removal of Directors.    The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL.

        Section 2.13.    Vacancies and Newly Created Directorships.    Subject to the terms of any one or more series or classes of Preferred Stock or the designation rights of certain stockholders pursuant to any stockholders' agreements, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of directors and until their successors are duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

        Section 2.14.    Compensation.    The amount, if any, which each director shall be entitled to receive as compensation for such director's services, shall be fixed from time to time by resolution of the Board of Directors or any committee thereof or as an agreement between the Corporation and any Director. The directors may be reimbursed their out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors in accordance with the Corporation's policies in effect from time to time and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement for service as committee members.

        Section 2.15.    Reliance on Accounts and Reports, Etc.    A director, or a member of any committee designated by the Board of Directors, shall, in the performance of such director's or member's duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the director or the member reasonably believes are within such other person's professional or expert competence and who the director or member reasonably believes or determines has been selected with reasonable care by or on behalf of the Corporation.

        Section 2.16.    Director Elections by Holders of Preferred Stock.    Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

ARTICLE III

COMMITTEES

        Section 3.01.    Committees.    The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, may designate from among its members one (1) or more committees of the Board of Directors, each committee to consist of such number of directors as from time to time may be fixed by the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in applicable Delaware law. The Board of Directors may appoint the Chairperson of any committee, who shall preside at meetings of any such committee. The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request of the Chairperson or co-Chairpersons of the Board or a Chairperson of such committee.

        Section 3.02.    Powers.    Each committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors or provided in charters or other organization documents of such committee approved by the Board of Directors. No committee shall have the power or authority: to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted by the Board of Directors to the stockholders for approval; or to adopt, amend or repeal the Bylaws of the Corporation.

        Section 3.03.    Proceedings.    Except as otherwise provided herein or required by law, each committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board next following any such proceedings.

        Section 3.04.    Quorum and Manner of Acting.    Except as may be otherwise provided in the resolution creating such committee or in the rules of such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business, except that, in the case of one-member committees, the presence of one member shall constitute a quorum and in the case of two-member committees, the presence of two members shall constitute a quorum. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

        Section 3.05.    Action by Telephonic Communications.    Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

        Section 3.06.    Absent or Disqualified Members.    In the absence or disqualification of a member of any committee, if no alternate member is present to act in his or her stead, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        Section 3.07.    Resignations.    Any member (and any alternate member) of any committee may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such member, to the Board of Directors or the Chairperson or co-Chairpersons of the Board. Unless otherwise specified therein, such resignation shall take effect upon delivery.

        Section 3.08.    Removal.    Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the total authorized number of directors.

        Section 3.09.    Vacancies.    If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

        Section 4.01.    Chief Executive Officer.    The Board of Directors shall select a Chief Executive Officer to serve at the pleasure of the Board of Directors. The Chief Executive Officer shall (a) supervise the implementation of policies adopted or approved by the Board of Directors, (b) exercise a general supervision and superintendence over all the business and affairs of the Corporation, (c) appoint and remove subordinate officers, agents and employees, except those appointed by the Board of Directors, and (d) possess such other powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned by the Board of Directors and as may be incident to the office of Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal thereto, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer.

        Section 4.02.    Chief Financial Officer of the Corporation.    The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors. The Chief Financial Officer of the Corporation shall (a) have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, (d) disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and (e) render to the Chief Executive Officer and the Board of Directors, whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

        Section 4.03.    Treasurer and Assistant Treasurers.    The Chief Executive Officer shall appoint a Treasurer of the Corporation and any number of Assistant Treasurers to serve at the pleasure of the Board of Directors. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer or the Chief Financial Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

        The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

        Section 4.04.    Secretary of the Corporation.    The Board of Directors shall appoint a Secretary of the Corporation to serve at the pleasure of the Board of Directors. The Secretary of the Corporation shall (a) keep minutes of all meetings of the stockholders and of the Board of Directors, (b) authenticate records of the Corporation, (c) give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and (d) in general, have such powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of Secretary of the Corporation. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

        Section 4.05.    Other Officers Elected by Board of Directors.    At any meeting of the Board of Directors, the Board of Directors may elect a President (who may or may not be the Chief Executive Officer), Vice Presidents, Assistant Secretaries or such other officers of the Corporation as the Board of Directors may deem necessary, to serve at the pleasure of the Board of Directors. Other officers elected by the Board of Directors shall have such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the Chief Executive Officer. Any number of offices may be held by the same person.

        Section 4.06.    Term of Office.    Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign, but, subject to the requirements of the Certificate of Incorporation, any officer may be removed pursuant to the provisions set forth in Section 4.07.

        Section 4.07.    Removal and Resignation; Vacancies.    Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

        Section 4.08.    Authority and Duties of Officers.    The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or pursuant to authorization of the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

        Section 4.09.    Salaries of Officers.    The salaries of all officers of the Corporation shall be fixed by the Board of Directors or any duly authorized committee thereof.

ARTICLE V

CAPITAL STOCK

        Section 5.01.    Certificates of Stock.    The Board of Directors may authorize that some or all of the shares of any or all of the Corporation's classes or series of stock be evidenced by a certificate or certificates of stock. The Board of Directors may also authorize the issue of some or all of the shares of any or all of the Corporation's classes or series of stock without certificates. The rights and obligations of stockholders with the same class and/or series of stock shall be identical whether or not their shares are represented by certificates.

          (a)    Shares with Certificates.    If the Board of Directors chooses to issue shares of stock evidenced by a certificate or certificates, each individual certificate shall include the following on its face: (i) the Corporation's name, (ii) the fact that the Corporation is organized under the laws of Delaware, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as applicable law may require or as may be lawful. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate shall state on its front or back that the Corporation will furnish the stockholder this information in writing, without charge, upon request. Each certificate of stock issued by the Corporation shall be signed (either manually or in facsimile) by any two officers of the Corporation. If the person who signed a certificate no longer holds office when the certificate is issued, the certificate is nonetheless valid.

          (b)    Shares without Certificates.    If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the Exchange Act, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

        Section 5.02.    Signatures; Facsimile.    All signatures on the certificate referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

        Section 5.03.    Lost, Stolen or Destroyed Certificates.    Except as provided in this Section 5.03, no new share certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

        Section 5.04.    Transfer of Stock.    Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the DGCL. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation. No transfer of stock shall be valid against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

        Section 5.05.    Record Date.    In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting (or less than twenty (20) days if a merger or consolidation is to be acted upon at such a meeting). If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 5.06.    Registered Stockholders.    Prior to due surrender of a certificate for registration of transfer of any certificated shares, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

        Section 5.07.    Transfer Agent and Registrar.    The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

        Section 6.01.    Mandatory Indemnification and Advancement of Expenses.    The Corporation shall indemnify and provide advancement to any Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. The rights to indemnification and advancement conferred in this Section shall be contract rights. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

          (a)    Proceedings Other Than Proceedings by or in the Right of the Corporation.    Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(a) if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Corporation. Pursuant to this Section 6.01(a), any Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful.

          (b)    Proceedings by or in the Right of the Corporation.    Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(b) if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 6.01(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee's behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

          (c)   The Corporation hereby acknowledges that Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by sources other than the Corporation ("Third Party Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by the Indemnitees and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the Bylaws of the

  Corporation from time to time (or any other agreement between the Corporation and the Indemnitees), without regard to any rights the Indemnitees may have against the Third Party Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the Indemnitees with respect to any claim for which the Indemnitees have sought indemnification from the Corporation shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Corporation. The Corporation and the Indemnitees agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this paragraph.

        Section 6.02.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful.    Notwithstanding any other provision of this Article VI, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.02 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

        Section 6.03.    Employees and Agents.    This Section VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action. Without limiting the generality of the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

        Section 6.04.    Advancement of Expenses.    Notwithstanding any other provision of this Article VI, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee's Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee's ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 6.04 shall be unsecured and interest free.

        Section 6.05.    Non-Exclusivity.    The rights to indemnification and to the payment of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding conferred in this Article VI shall not be exclusive of any other rights which any person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders, resolution of directors or otherwise. The assertion or employment of any right or remedy in this Article VI, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

        Section 6.06.    Insurance.    The Corporation shall have the power to purchase and maintain insurance, at its expense, to the fullest extent permitted by law, as such may be amended from time to time. Without limiting the generality of the foregoing, the Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

        Section 6.07.    Exception to Rights of Indemnification and Advancement.    Notwithstanding any provision in this Article VI, the Corporation shall not be obligated by this Article VI to make any indemnity or advancement in connection with any claim made against an Indemnitee:

          (a)   subject to Section 6.01(c), for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

          (b)   for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

          (c)   for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

          (d)   in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees, unless (i) the Corporation has joined in or, prior to such Proceeding's initiation, the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee's rights under this Article VI, Article VII of the Certificate of Incorporation or any other indemnification, advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

        Section 6.08.    Definitions.    For purposes of this Article VI:

          (a)   "Corporate Status" describes the status of an individual who is or was or has agreed to become a director or officer of the Corporation or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise.

          (b)   "Enterprise" shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

          (c)   "Expenses" shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys' fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VI, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

          (d)   "Indemnitee" means any current or former director or officer of the Corporation; and

          (e)   "Proceeding" shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VI.

        Section 6.09.    Right of Indemnitee to Bring Suit.    If a claim under this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, Indemnitee may at any time thereafter bring suit against the Corporation in the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. In any such action, the Corporation shall have the burden of proving that Indemnitee was not entitled to the requested indemnification, advancement or payment of Expenses. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that Indemnitee has not met the standards of conduct which make it permissible under these Bylaws, the Certificate of Incorporation or the DGCL for the Corporation to indemnify Indemnitee for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or advancement is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in these Bylaws, the Certificate of Incorporation or the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met any applicable standard of conduct. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such action.

        Section 6.10.    Survival of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 6.11.    Change in Rights.    Neither any amendment nor repeal of this Article VI, nor the adoption of any provision in these Bylaws inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VII

GENERAL PROVISIONS

        Section 7.01.    Dividends.    Subject to any applicable provisions of law or the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation's capital stock. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

        Section 7.02.    Execution of Instruments.    The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

        Section 7.03.    Voting as Stockholder.    Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President, if any, the Chief Financial Officer, any Executive Vice President or any other person authorized by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

        Section 7.04.    Corporate Seal.    The corporate seal shall be in such form as the Board of Directors shall prescribe. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        Section 7.05.    Fiscal Year.    The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

        Section 7.06.    Notices.    If mailed, notice to a stockholder shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        Section 7.07.    Form of Records.    Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

        Section 7.08.    Time Periods.    In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

        Section 7.09.    Severability.    If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

        Section 7.10.    Forum.    Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation's stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation (including as it may be amended from time to time), or these Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, (1) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (2) any action asserted under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, for which federal courts have exclusive jurisdiction.

ARTICLE VIII

AMENDMENT OF BYLAWS

        Section 8.01.    By the Board / Stockholders.    These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

 ARTICLE IX

CONSTRUCTION

        In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes corporations, other business entities, and natural persons.

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Annex O

CONTROLLING STOCKHOLDERS' AGREEMENT

        THIS CONTROLLING STOCKHOLDERS' AGREEMENT (the "Agreement"), dated as of [    •    ], 2018, by and among Organogenesis Holdings Inc., a Delaware corporation (the "Company"), and the holders of common stock, par value $0.001 per share ("Common Stock"), of the Company listed on the signature page hereof and on Schedule A, annexed hereto (each a "Stockholder" and, collectively, the "Stockholders").

RECITALS

        WHEREAS, Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent", which company subsequently transferred by way of continuation and domesticated as a Delaware corporation, and is now known as the Company), Organogenesis Inc., a Delaware corporation ("Organogenesis"), and Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub") entered into an Agreement and Plan of Merger, dated as of August [    •    ], 2018, pursuant to and subject to the terms and conditions of which, among other things, on the date hereof the Company will acquire, by a merger of Merger Sub with and into Organogenesis, all of the outstanding common stock of Organogenesis (the "Acquisition"); and

        WHEREAS, immediately following the closing of the Acquisition (the "Closing") and as of the date hereof, the Stockholders own the respective amounts of the issued and outstanding shares of Class A common stock, par value $0.001 per share (the "Common Stock"), set forth in Schedule A to this Agreement;

        WHEREAS, the shares of Common Stock owned or controlled by the Stockholders collectively represent a significant majority of the voting power of all of the outstanding Common Stock; and

        WHEREAS, each of the Stockholders believes that it is in their respective best interests to qualify the Company as a "controlled company" under the listing standards of the Nasdaq Stock Market.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties mutually agree as follows:

        1.    DESIGNATION AND VOTING ARRANGEMENTS

        1.1    Definition of Key Stockholder.    For purposes of this Agreement, the term "Key Stockholder" shall mean each of Alan A. Ades, Albert Erani and Glenn H. Nussdorf, provided, however, that a person shall cease to be a Key Stockholder for all purposes hereunder if he no longer beneficially owns at least [7.5]% of the outstanding shares of Common Stock except with respect to Albert Erani, who shall cease to be a Key Stockholder for all purposes hereunder if he and Dennis Erani (or, in the event of Dennis Erani's death, his estate) collectively no longer beneficially own at least [7.5]% of the outstanding shares of Common Stock. In the event of the death of a Key Stockholder, such Key Stockholder's estate shall succeed to such Key Stockholder's rights and obligations hereunder for so long as the estate (and with respect to Albert Erani, his estate and Dennis Erani (or, in the event of Dennis Erani's death, his estate) collectively) beneficially owns at least [7.5]% of the outstanding shares of Common Stock. Beneficial ownership hereunder shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

        1.2    Designation Right.    The Company hereby acknowledges and agrees that the Company's Board of Directors (the "Board") or a committee thereof shall nominate four individuals designated by the Stockholders (the "Designees") for election at each annual or special meeting of the Company's stockholders at which an election of directors is held (the "Designation Right"). The Designation Right of the Stockholders shall be exercised by each Key Stockholder as follows: (i) two Designees shall be designated by Alan A. Ades (or his estate), which Designees shall initially be Alan A. Ades and Maurice Ades; (ii) one Designee shall be designated by Albert Erani (or his estate), which Designee shall initially be Albert Erani; and (iii) one Designee shall be designated by Glenn H. Nussdorf (or his estate), which Designee shall initially be Glenn H. Nussdorf. The Designation Right shall be subject to applicable rules of the Nasdaq Stock Market and shall be reduced or eliminated if required thereby. In the absence of any designation from a Key Stockholder who is then entitled to make a designation (on behalf of the Stockholders) as specified above, the Designee or Designees previously designated by such Key Stockholder and then serving shall be re-nominated by the Board or a committee thereof for re-election as a member of the Board. The Company further acknowledges and agrees that, in the event any Designee or Designees designated by a Key Stockholder (on behalf of the Stockholders) for any reason ceases to serve as a member of the Board during his or her term of office, the Board or a committee thereof shall nominate a new Designee designated by such Key Stockholder (on behalf of the Stockholders) for election to fill the vacant directorship by the Stockholders. Notwithstanding anything contained herein to the contrary, (a) in the event that a person or his estate ceases to be a Key Stockholder, such person's Designation Right on behalf of the Stockholders shall automatically terminate upon such event and (b) in the event that either Albert Erani (or his estate) or Glenn H. Nussdorf (or his estate) ceases to have a Designation Right, then Alan A. Ades (or his estate) shall thereafter be entitled to designate one Designee and not two.

        1.3    Voting.    Each Stockholder shall vote all of the respective shares of Common Stock over which such Stockholder has voting control (including, without limitation, any shares of Common Stock acquired after the date hereof) and shall take all other necessary or desirable actions within such respective Stockholder's control (including in his or her capacity as a stockholder, trustee or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and/or execution of written consents in lieu of meetings) to vote all such shares of Common Stock so that any persons nominated for election to the Board by the Board (or a committee thereof) and listed in the proxy statement for the annual or special meeting scheduled to elect members of the Board shall be elected to the Board, and, in the event that any such director elected by the Stockholders for any reason ceases to serve as a member of the Board during his or her term of office, another nominee of the Board (or a committee thereof) shall be nominated and elected to fill the vacant directorship by the Stockholders.

        1.4    Proxy.    In order to secure each Stockholder's obligation to vote his, her or its shares of Common Stock in accordance with the provisions of Section 1.3, each Stockholder hereby appoints each of Alan A. Ades, Albert Erani and Glenn H. Nussdorf (each such person, an "Applicable Proxy"), as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Stockholder's shares of Common Stock for the election of directors in the manner expressly provided for in Section 1.3. Each Applicable Proxy may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with the provisions of Section 1.3. The proxies and powers granted by each Stockholder pursuant to this Section 1.4 are coupled with an interest and are given to secure the performance of the obligations under this Agreement. Such proxies and powers will be irrevocable until the termination of this Agreement and will survive the death, incompetency and disability of each Stockholder. It is understood and agreed that each Applicable Proxy will not use such irrevocable proxy unless a Stockholder fails to comply with Section 1.3 and that, to the extent an Applicable Proxy uses such irrevocable proxy, it will only vote such shares of Common Stock with respect to the matters specified in, and in accordance with the provisions of, Section 1.3.

        2.    POWER OF SALE.

        Subject to the provisions of any applicable federal or state securities laws and Section 5.5(d) of this Agreement, each of the Stockholders shall have the power, with respect to all or a portion of the shares of Common Stock owned or controlled by such Stockholder, either individually or grouped with other Stockholders, (i) to sell, transfer, assign, pledge, encumber or otherwise dispose of any such shares of Common Stock, and (ii) to exercise or refrain from exercising, or to sell any conversion privilege, warrant, option or subscription right, with respect to such shares of Common Stock.

        3.    COMPENSATION; EXPENSES.

        No Stockholder shall be entitled to compensation for acting hereunder. Each Stockholder will pay his, her or its own individual expenses in complying with this Agreement.

        4.    TERM; TERMINATION.

        This Agreement shall have a term beginning on the date hereof and continuing until such time as none of the Key Stockholders beneficially own at least [7.5]% of the outstanding shares of Common Stock as provided in Section 1.1 of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time pursuant to a written instrument signed by: (i) the Stockholders who then have voting control over two-thirds of the total outstanding shares of Common Stock held by the Stockholders and (ii) all of the Key Stockholders.

        5.    MISCELLANEOUS.

        5.1    Amendment.    The provisions of this Agreement may be amended by a written instrument signed by the Stockholders who then have voting control over two-thirds of the total outstanding shares of Common Stock covered by this Agreement and each of the Key Stockholders.

        5.2    Enforceability; Remedies.    The parties hereto and the beneficiaries of the respective Stockholders will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise as to any vote of any Common Stock or any other action under this Agreement, an injunction may be issued restraining any such vote or other action pending the determination of such controversy, and in the event a Stockholder fails to follow directions as provided for herein, such Stockholder's obligation to follow such direction shall be enforceable in a court of equity by a decree of specific performance. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedy any of the parties hereto may have.

        5.3    Jurisdiction and Venue.    Each party to this Agreement hereby agrees that any action, suit or proceeding arising out of or relating to this Agreement (an "Action") will be commenced in the Court of Chancery of the State of Delaware. Each party to this Agreement hereby irrevocably consents to the jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Action.

        5.4    Notices.    Any notice required or desired to be delivered hereunder shall be (a) in writing; (b) delivered personally, by courier service, by certified or registered mail, return receipt requested, by facsimile or by electronic mail; (c) effective on the date of personal delivery or delivery by courier service, three business days after being placed in the mail, or the next business day after being sent by facsimile or electronic mail (receipt acknowledged electronically); and (d) addressed as designated on Schedule A hereto (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof), with a copy to:

    Foley Hoag LLP
    155 Seaport Boulevard
    Boston, Massachusetts
    Attention: William R. Kolb, Esq.
    Facsimile: 617-832-1209
    E-mail: wkolb@foleyhoag.com

        5.5    Construction.    Except as otherwise provided herein, the provisions of this Agreement shall apply to any successor Stockholder who becomes a party to this Agreement in accordance with Section 5.5(d) of this Agreement, as if such successor were the original Stockholder named herein. All of the provisions of this Agreement shall apply to all shares of Common Stock now owned or hereinafter acquired by the Stockholders. Except as may be provided herein, nothing hereunder shall be deemed to constitute any person a third party beneficiary of this Agreement.

          (a)   Whenever necessary or appropriate, the use herein of any gender shall be deemed to include the other gender and the use herein of either the singular or the plural shall be deemed to include the other.

          (b)   The headings and titles herein are for convenience of reference only and are to be ignored in any construction of the provisions hereof.

          (c)   This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to its rules for conflicts of laws.

          (d)   This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns. Without limiting the generality of the preceding sentence, this Agreement shall be binding on any person who hereinafter acquires any shares of Common Stock from a Stockholder or successor Stockholder, including any person who acquires such shares of Common Stock for no consideration, whether by gift, distribution or other transfer, and shall be deemed a Stockholder hereunder; provided that, as a condition to such transfer, any such person shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company. Notwithstanding the foregoing, any person who acquires shares of Common Stock from a Stockholder in an arm's-length transaction for consideration, including any transfer by a Stockholder of shares of Common Stock via a sale on NASDAQ or another stock exchange, shall not take such shares subject to this Agreement and shall not be deemed a Stockholder hereunder.

          (e)   This Agreement was prepared by counsel to the Company. Each of the Stockholders has had an opportunity to have the Agreement reviewed by his, her or its own counsel.

          (f)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together can constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date first above written.

COMPANY:
ORGANOGENESIS HOLDINGS INC.
By:
Name:
Title:
STOCKHOLDERS:
ORGANO PFG LLC
By:
Name:
Title:
By:
Name:
Title:
ORGANO INVESTORS LLC
By:
Name:
Title:
By:
Name:
Title:
GN 2016 FAMILY TRUST U/A/D AUGUST 12, 2016
By:
Name:
Title:

[Signature Page to Controlling Stockholders' Agreement]

GN 2016 ORGANO 10-YEAR GRAT U/A/D SEPTEMBER 30, 2016
By:
Name:
Title:
DENNIS ERANI 2012 ISSUE TRUST
By:
Name:
Title:
ALBERT ERANI FAMILY TRUST DATED 12/29/2012
By:
Name:
Title:
ALAN ADES 2014 GRAT
By:
Name:
Title:
Alan A. Ades
Albert Erani
Dennis Erani
Glenn H. Nussdorf
Starr Wisdom

[Signature Page to Controlling Stockholders' Agreement]

SCHEDULE A

Company Notice Information:

Organogenesis Holdings Inc.
85 Dan Road
Canton, MA 02021
Attention: President and CEO

Stockholders Name	Addresses for Notice	Shares of Common Stock
Organo PFG LLC	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Organo Investors LLC	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Alan Ades 2014 GRAT	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Albert Erani Family Trust dated 12/29/2012	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Dennis Erani 2012 Issue Trust	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
GN 2016 Family Trust u/a/d August 12, 2016	35 Sawgrass Drive Bellport, New York 11713	[•]
GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016	35 Sawgrass Drive Bellport, New York 11713	[•]
Alan A. Ades	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Albert Erani	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Dennis Erani	c/o A&E Stores, Inc. 1000 Huyler Street Teterboro, NJ 07608	[•]
Glenn H. Nussdorf	35 Sawgrass Drive Bellport, New York 11713	[•]
Starr Wisdom		[•]
Total	N/A	[•]

Annex P

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF APPRAISAL

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by §

   363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX Q

AVISTA HEALTHCARE PUBLIC ACQUISITIONS CORP.

(the "Company")

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY

Cayman Charter Amendment Proposal

        It was resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

          (a)   amending the definition of 'Business Combination' in Article 1.1 by deleting the following words from such article:

        "which Business Combination: (i) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations"

          (b)   amending Article 49.1 by deleting the following words from such article:

        "the first to occur of" and

        "and the distribution of the Trust Fund pursuant to Article 49.4"; and

          (c)   amending Article 49.4(a) by deleting the following words from such article:

        "(i) cease all operations except for the purpose of winding up; (ii)",

        "but not more than ten business days thereafter" and

        "; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and its board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law".